Form 10-K, Exhibit 13
period 1993-12-31
UJB FINANCIAL CORP /NJ/
filed 1994-03-30
CIK 101320

                                                                      EXHIBIT 13


                                                           1993 ANNUAL REPORT
                                                           ------------------
                                                           [LOGO]   UJB
                                                                    FINANCIAL

[PHOTO -- SEE EDGAR APPENDIX]

ABOUT THE COVER     Changes in the galaxies generate positive
                    energy. At UJB Financial, we envision our restructuring and consolidation as a positive force which will enhance our ability to generate revenues, reduce costs, and provide consistent, quality customer service.




CONTENTS      Financial Highlights                                                     1
              Summary of Selected Financial Data                                       2
              UJB Financial At A Glance                                                3
              Chairman's Message                                                       4
              Restructuring and Consolidating UJB Financial                            9
              Wholesale Lending                                                       10
              Retail Banking                                                          14
              Mortgage Banking                                                        18
              Investment Management                                                   20
              Community Reinvestment                                                  22
              Board of Directors                                                      23
              1993 Financial Review                                                   24
              Financial Statements and Notes                                          36
              Management's and Independent Auditors' Reports                          52
              Unaudited Quarterly Financial Data                                      53
              Corporate Directory                                                     54
              Corporate Information                                                   57

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
FINANCIAL HIGHLIGHTS

                                                                                                     Increase
Dollars in thousands, except per share data                             1993              1992      (Decrease)
==============================================================================================================
- --------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
Net income  . . . . . . . . . . . . . . . . . . . . . . . .      $    78,055       $    53,824            45.0 %
Per common share:
  Net income  . . . . . . . . . . . . . . . . . . . . . . .             1.49              1.09            36.7
  Cash dividends declared . . . . . . . . . . . . . . . . .              .69               .60            15.0
  Book value at year end  . . . . . . . . . . . . . . . . .            18.32             17.50             4.7
==============================================================================================================
BALANCE SHEET DATA AT DECEMBER 31
Total assets  . . . . . . . . . . . . . . . . . . . . . . .      $13,410,549       $13,770,871            (2.6)%
Total deposits  . . . . . . . . . . . . . . . . . . . . . .       11,456,354        11,786,661            (2.8)
  Demand deposits . . . . . . . . . . . . . . . . . . . . .        2,802,496         2,586,997             8.3
  Savings and time deposits . . . . . . . . . . . . . . . .        8,427,272         8,954,921            (5.9)
Total loans . . . . . . . . . . . . . . . . . . . . . . . .        8,607,094         8,782,409            (2.0)
  Commercial loans  . . . . . . . . . . . . . . . . . . . .        4,235,631         4,412,678            (4.0)
  Mortgage loans  . . . . . . . . . . . . . . . . . . . . .        2,377,440         2,327,363             2.2
  Instalment loans  . . . . . . . . . . . . . . . . . . . .        1,994,023         2,042,368            (2.4)
Shareholders' equity  . . . . . . . . . . . . . . . . . . .          976,074           920,270             6.1
Allowance for loan losses . . . . . . . . . . . . . . . . .          242,104           275,296           (12.1)
==============================================================================================================
CONSOLIDATED RATIOS
Return on average assets  . . . . . . . . . . . . . . . . .              .57%              .40%
Return on average common equity . . . . . . . . . . . . . .             8.22              6.31
Total equity to total assets  . . . . . . . . . . . . . . .             7.28              6.68
Tier I capital to average assets (leverage) . . . . . . . .             7.07              6.67
Tier I capital to risk-adjusted assets  . . . . . . . . . .             9.37              8.94
Total capital to risk-adjusted assets . . . . . . . . . . .            12.43             12.05
Non-performing loans to total assets  . . . . . . . . . . .             1.88              2.63
Non-performing loans to period-end loans  . . . . . . . . .             2.92              4.12
==============================================================================================================

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
SUMMARY OF SELECTED FINANCIAL DATA




Not covered by independent auditors' report                           1993         1992          1991
=================================================================================================================
- -----------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income . . . . . . . . . . . . . . . . . . . . . . .    $   884,175  $   953,331    $ 1,105,668
Interest expense  . . . . . . . . . . . . . . . . . . . . . .        321,040      415,106        614,337
- -----------------------------------------------------------------------------------------------------------------
  Net interest income . . . . . . . . . . . . . . . . . . . .        563,135      538,225        491,331
Provision for loan losses . . . . . . . . . . . . . . . . . .         95,500      139,000        167,350
- -----------------------------------------------------------------------------------------------------------------
  Income from earning assets  . . . . . . . . . . . . . . . .        467,635      399,225        323,981
Non-interest income . . . . . . . . . . . . . . . . . . . . .        178,275      176,219        149,551
Non-interest expenses . . . . . . . . . . . . . . . . . . . .        546,864      503,564        448,356
- -----------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes . . . . . . . . . . . . .         99,046       71,880         25,176
Federal and state income taxes (benefit)  . . . . . . . . . .         20,991       18,056          2,741
- -----------------------------------------------------------------------------------------------------------------
   Net Income (loss)                                             $    78,055  $    53,824    $    22,435
=================================================================================================================


COMMON SHARE DATA
Net income (loss) . . . . . . . . . . . . . . . . . . . . . .    $      1.49  $      1.09    $       .45
Cash dividends declared . . . . . . . . . . . . . . . . . . .            .69          .60            .60
Book value  . . . . . . . . . . . . . . . . . . . . . . . . .          18.32        17.50          17.04
Market value  . . . . . . . . . . . . . . . . . . . . . . . .          24.00        24.25          14.63
Number of registered common shareholders  . . . . . . . . . .         20,652       21,595         22,090
Average shares outstanding (in thousands) . . . . . . . . . .         51,288       47,769         45,650
Common shares outstanding (in thousands)  . . . . . . . . . .         51,632       50,864         45,886
Common stock dividend payout  . . . . . . . . . . . . . . . .          46.31%       55.05%        133.33%
=================================================================================================================
BALANCE SHEET DATA (AT YEAR END, IN THOUSANDS)
Total assets  . . . . . . . . . . . . . . . . . . . . . . . .    $13,410,549  $13,770,871    $13,377,719
Total deposits  . . . . . . . . . . . . . . . . . . . . . . .     11,456,354   11,786,661     11,313,547
Total loans . . . . . . . . . . . . . . . . . . . . . . . . .      8,607,094    8,782,409      8,768,973
Shareholders' equity  . . . . . . . . . . . . . . . . . . . .        976,074      920,270        811,799
Allowance for loan losses . . . . . . . . . . . . . . . . . .        242,104      275,296        288,770
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . .        208,459      216,570         64,597
=================================================================================================================
OPERATING RATIOS
Return on average assets  . . . . . . . . . . . . . . . . . .            .57%         .40%           .17%
Return on average common equity . . . . . . . . . . . . . . .           8.22         6.31           2.60
Return on average total equity  . . . . . . . . . . . . . . .           8.15         6.30           2.76
=================================================================================================================
LOAN QUALITY RATIOS
Allowance for loan losses to year-end loans . . . . . . . . .           2.81%        3.13%          3.29%
Net charge offs to average loans  . . . . . . . . . . . . . .           1.48         1.73           1.58
Non-performing loans to year-end loans  . . . . . . . . . . .           2.92         4.12           5.07
=================================================================================================================
CAPITAL RATIOS
Average total equity to average total assets  . . . . . . . .           7.00%        6.36%          6.16%
Tier I capital to average assets (leverage) . . . . . . . . .           7.07         6.67           5.96
Tier I capital to risk-adjusted assets  . . . . . . . . . . .           9.37         8.94           8.03
Total capital to risk-adjusted assets . . . . . . . . . . . .          12.43        12.05           9.53
=================================================================================================================
OTHER DATA (AT YEAR END)
Number of banking offices . . . . . . . . . . . . . . . . . .            258          259            261
Number of employees (full-time equivalent)  . . . . . . . . .          6,219        6,326          6,504
Number of employees (full-time) . . . . . . . . . . . . . . .          5,488        5,686          5,841
Number of employees (part-time) . . . . . . . . . . . . . . .            916          801            859
=================================================================================================================

 NA - Not applicable    NM - Not meaningful
 See accompanying consolidated financial statements and notes.

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
SUMMARY OF SELECTED FINANCIAL DATA


Not covered by independent auditors' report           1990               1989                 1988          [GRAPH]
==================================================================================================         NET INCOME
- --------------------------------------------------------------------------------------------------       ($ in millions)
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income . . . . . . . . . . . . . . .  $ 1,186,446        $ 1,102,747          $   917,875
Interest expense  . . . . . . . . . . . . . .      701,306            632,568              486,834
- --------------------------------------------------------------------------------------------------
  Net interest income . . . . . . . . . . . .      485,140            470,179              431,041
Provision for loan losses . . . . . . . . . .      246,000             52,500               40,000
- --------------------------------------------------------------------------------------------------
  Income from earning assets  . . . . . . . .      239,140            417,679              391,041
Non-interest income . . . . . . . . . . . . .      168,895            121,677              114,156
Non-interest expenses . . . . . . . . . . . .      429,618            379,470              350,981
- --------------------------------------------------------------------------------------------------
  Income (loss) before income taxes . . . . .      (21,583)           159,886              154,216
Federal and state income taxes (benefit)  . .      (16,007)            41,346               38,141
- --------------------------------------------------------------------------------------------------
   Net Income (loss)                           $    (5,576)       $   118,540          $   116,075
==================================================================================================
                                                                                                     ANNUAL INDICATED DIVIDEND
                                                                                                     (dollars)
COMMON SHARE DATA                                                                                    [GRAPH]
Net income (loss) . . . . . . . . . . . . . .  $      (.17)       $      2.62          $      2.58
Cash dividends declared . . . . . . . . . . .         1.02               1.11                 1.01
Book value  . . . . . . . . . . . . . . . . .        17.24              18.67                17.02
Market value  . . . . . . . . . . . . . . . .         7.13              18.88                20.75
Number of registered common shareholders  . .       22,554             21,766               22,042
Average shares outstanding (in thousands) . .       44,601             43,785               43,113
Common shares outstanding (in thousands)  . .       45,097             44,077               43,474
Common stock dividend payout  . . . . . . . .           NM              42.37%               39.15%
==================================================================================================
BALANCE SHEET DATA (AT YEAR END, IN THOUSANDS)
Total assets  . . . . . . . . . . . . . . . .  $12,817,877        $12,172,290          $10,887,871
Total deposits  . . . . . . . . . . . . . . .   10,628,244          9,336,000            8,893,771
Total loans . . . . . . . . . . . . . . . . .    8,665,064          8,334,646            7,317,219
Shareholders' equity  . . . . . . . . . . . .      807,303            852,757              800,017
Allowance for loan losses . . . . . . . . . .      258,691            121,909              107,795
Long-term debt  . . . . . . . . . . . . . . .       72,225             81,125               87,937
==================================================================================================
OPERATING RATIOS
Return on average assets  . . . . . . . . . .         (.04)%             1.05%                1.13%
Return on average common equity . . . . . . .         (.91)             14.52                15.80
Return on average total equity  . . . . . . .         (.64)             14.04                15.01
==================================================================================================
LOAN QUALITY RATIOS
Allowance for loan losses to year-end loans .         2.99 %             1.46%                1.47%
Net charge offs to average loans  . . . . . .         1.28                .49                  .40
Non-performing loans to year-end loans  . . .         4.99               2.23                 1.44
==================================================================================================
CAPITAL RATIOS
Average total equity to average total assets          6.79 %             7.49%                7.50%
Tier I capital to average assets (leverage) .         5.93               7.17                 7.40   CAPITAL RATIOS
Tier I capital to risk-adjusted assets  . . .         7.99                 NA                   NA   [GRAPH]
Total capital to risk-adjusted assets . . . .         9.60                 NA                   NA   Leverage Ratio   Total Capital
==================================================================================================   Tier I Ratio
OTHER DATA (AT YEAR END)
Number of banking offices . . . . . . . . . .          266                251                  243
Number of employees (full-time equivalent)  .        6,484              6,364                6,446
Number of employees (full-time) . . . . . . .        5,790              5,689                5,712
Number of employees (part-time) . . . . . . .          869                827                  826
==================================================================================================



NA - Not applicable     NM - Not meaningful
See accompanying consolidated financial statements and notes.

ABOUT THE COMPANY

UJB Financial Corp. (NYSE: UJB) is among the nation's largest bank holding companies with $13.4 billion in assets and 258 banking offices in New Jersey and eastern Pennsylvania. Headquartered in Princeton, New Jersey, UJB Financial offers a wide range of financial services to individuals, businesses, not-for-profit organizations, government entities and other financial institutions.

  UJB FINANCIAL CORP. AND SUBSIDIARIES
  ------------------------------------

  UJB FINANCIAL AT A GLANCE


  FINANCIAL GOALS
  ------------------------------------
o Maximize long-term shareholder value
o Achieve by 4th quarter 1995 -
      o Return on assets - 1.20%
      o Return on equity - over 15%
      o Efficiency ratio - 59%


  STRATEGY
  ------------------------------------
o Improve efficiency and profitability
o Increase market share
o Provide outstanding customer service
o Build relationships
o Achieve strategic acquisitions

  MARKET
  ------------------------------------
o New Jersey - 186 branch offices
      o 2nd highest per capita income in nation
      o 9th largest banking market
      o More than half of Fortune 500 companies have headquarters or operations here
      o 9,000 middle market companies and 1,100 foreign firms
      o Diverse economy


o Pennsylvania - 72 branch offices
      o 4th largest banking market
      o 6,000 middle market companies in eastern Pennsylvania
      o Our market of 12 counties in eastern Pennsylvania extends from Philadelphia north to Wilkes-Barre and west to Lancaster


  MARKET SHARE
  ------------------------------------
o Second in New Jersey for commercial and industrial loans
o Second in New Jersey for consumer loans
o Second in New Jersey for deposits
o Number one in market share of deposits in Bergen County - 13th highest county nationally for per capita income

  PERFORMANCE
  ------------------------------------
o Upward earnings trends for 3 years
o 2 1/2 years of successive reductions in non-performing loans
o Earnings for 1993 were $1.49 per common share, up 45%, compared to $1.09 for 1992
o Dividend increases in 1993 of 40%
o Demand deposits grew 8.3% during 1993
o Total equity to total assets ratio of 7.28%
o Shareholders' equity of $976 million

CHAIRMAN'S MESSAGE

Continued improvement of our earnings performance is essential. UJB Financial bankers realize that like scaling mountains this is a challenge, and they are dedicated to the task.

[PHOTO]
T. JOSEPH SEMROD
Chairman and Chief Executive Officer

UJB Financial Corp. is preparing itself for a future characterized by increased operating efficiencies, devotion to customer service and continued expansion in our regional marketplace. In 1993, we continued to build our earnings and credit quality momentum, and began a major initiative to ensure our future profitability and growth.
       The company launched a major organizational restructuring program centering on our core lines of business, and announced the consolidation of our member banks into one bank in New Jersey and one in Pennsylvania. We believe that these actions will enable us to better serve our customers and make us a more competitive organization.
       The common stock dividend was increased twice during 1993, for a total of 40 percent, after three years of sustained earnings growth. UJB Financial's quarterly common stock dividend is now $.21 per share, with an annual dividend rate of $.84 per share. This action is a reflection of the Board's confidence in our earnings momentum.

FINANCIAL PERFORMANCE
Net income for 1993 was $78.1 million, or $1.49 per share, a 45.0 percent increase over 1992 despite the one-time restructuring charge taken in the third quarter of 1993 of $12.7 million after tax, or $.25 per common share. This charge represents costs recorded in connection with restructuring the company along core business lines and the consolidation of our member banks - actions that are expected to produce annualized savings and incremental revenues of $40 million when the program is completed.
       Encouraging signs during 1993 included growth in net interest income and an expanded net interest margin. The lower rate environment together with the increase in demand deposits and declining non-performing loans contributed to the margin improvement.

LOAN QUALITY   The earnings performance was favorably impacted by a  $110.1 million, or 30.4 percent, reduction in non-performing loans from year-end 1992. UJB Financial has now experienced ten consecutive quarters of declining non-performing loans. In addition, other real estate owned declined $49.5 million at year end to $72.3 million. As a result, the company should continue to benefit from reduced credit related costs.

                          [PHOTO OF MOUNTAIN RANGE]

Under the new structure, our core business lines will form a synergy to produce additional business opportunities for the company.

LOANS AND DEPOSITS   During 1993, we continued to have a strong overall market
share in commercial and industrial loans and consumer lending. However, total loan growth continued to be elusive due to a generally static economy within our New Jersey and Pennsylvania markets.
       Residential mortgage activity continued extremely strong, especially in refinancings which were very active throughout the year. We continue to sell the bulk of our fixed rate residential mortgages into the secondary market.
       Savings and time deposits, primarily retail certificates of deposit, declined in 1993 because of the lower interest rate environment. In contrast, demand deposits exhibited strong growth in 1993, increasing $215.5 million from a year ago, primarily commercial and municipal accounts. We attribute this increase to our expanding number of commercial relationships, and when businesses are again willing to borrow and activate their credit lines, these relationships should prove beneficial.

CAPITAL RATIOS   UJB Financial's capital ratios were strengthened in 1993 by improved earnings and ongoing balance sheet management. At December 31, 1993, Tier I capital was 9.37 percent, more than double the 4.0 percent minimum regulatory guideline. Total risk-based capital was 12.43 percent, also significantly above the 8.0 percent minimum guideline.

GROWTH INITIATIVES   The restructuring program is the most comprehensive
organizational change in our history, and is the final phase of a two year initiative which included branch automation and back office consolidations. This restructuring will enhance our ability to maximize revenues generated by our core businesses, reduce our costs of delivering products, and allow us to provide a more consistent level of quality service to our customers.
       Our overall strategy is to build on our strengths, and our new structure concentrates on our most profitable core businesses: wholesale lending, retail banking, mortgage banking and investment management. You will find a detailed explanation of how we will position each business line in order to better serve our customers starting on page 9 of this annual report.

We believe that the restructuring and consolidations will increase our future profitability and make us more competitive.

NEW GOALS   Our improved earnings performance combined with the efficiencies and revenue growth provided by the restructuring program have allowed new financial goals to be set for the company. Our goal is to achieve a return on assets of
1.20 percent, a return on equity of over 15 percent, and a 59 percent efficiency ratio by the fourth quarter of 1995.
       As part of the restructuring and line of business focus, we have also made a commitment to our customers to provide the best quality service of any financial institution in our trade area.
       Serving customers takes many forms. For example, the consolidation of our banks in New Jersey and Pennsylvania will enable us to create one bank in each state. This action will be both cost effective for the company and beneficial to our customers. The consolidations will take place in stages and be completed by the third quarter of 1994. Under the new structure, United Jersey Bank will be an $11 billion entity with 186 branches to serve customers throughout New Jersey. First Valley Bank in Pennsylvania will have nearly $3 billion in assets and 72 offices.

VSB BANCORP   As part of UJB Financial's ongoing program to maximize the value of our franchise, we entered into a definitive agreement in December 1993 to acquire VSB Bancorp, Inc. VSB, a holding company with $379 million in assets, operates the Valley Savings Bank with six retail offices in Bergen County, all in towns where we do not presently have branches. UJB Financial has long been the leading commercial bank in Bergen County. With the completion of this acquisition in the second or third quarter of 1994, we will have 45 branches in this very prosperous county.

REVENUE ENHANCEMENT    Our revenue enhancement program continues to be popular
with employees, as they are rewarded for suggesting ideas which contribute to the company's bottom line. During the past year, employee submitted ideas have added another $6 million in annualized savings. Since the program's inception in 1989, over $26 million in employee suggestions have been implemented. When combined with other revenue enhancement activity the total earnings improvement increased to over $55 million during this five year period.

After three successive years of sustained earnings growth, in 1993 the common stock dividend was increased twice for a total of 40 percent.

BOARD CHANGES   James A. Skidmore, Jr., who served our member banks since
1977 and was a director of UJB Financial since 1986, retired from the Board of Directors during 1993. Mr. Skidmore's leadership as chairman of the Capital and Dividend Committee was especially valuable in helping this corporation through both prosperous and difficult times, and we are grateful for the guidance he provided.
       We welcome to the Board of Directors George L. Miles, Jr., a certified public accountant and executive vice president and chief operating officer of WNET-TV in New York, public television's flagship station. Mr. Miles was elected to the Board last month, and we look forward to his fresh insight and perspective.
       The restructuring and consolidation of our banks, combined with our focus on efficiency and profitability, have set us on the right course. We face the future with enthusiasm and confidence. We are becoming a stronger, better focused company with the strategies and team in place to deliver on our pledge to enhance shareholder value. In all our efforts, the ongoing support of our shareholders is recognized and appreciated.


/s/ T. Joseph Semrod

T. Joseph Semrod
Chairman and
Chief Executive Officer
March 11, 1994

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------

RESTRUCTURING AND CONSOLIDATING UJB FINANCIAL
=============================================

INCREASING PROFITABILITY
- ------------------------
To streamline the company for increased profitability, we have announced a comprehensive restructuring along four major lines of business: wholesale lending, retail banking, mortgage banking and investment management. We are taking a focused approach, with even stronger concentration on maximizing solid customer relationships.
       This is the final phase of a strategic initiative to create greater efficiency and improve profitability. By concentrating on core business lines where we have proven expertise and state-of-the-art systems either in place or coming on line, we have positioned ourselves for carefully orchestrated growth.


IMPROVING EFFICIENCY
- --------------------
More efficient operations will enable us to provide higher levels of service to customers. A tighter organization means that fewer resources will be required to develop new financial products, and that we can offer even more competitive pricing.
       By consolidating our six member banks into one in New Jersey and one in Pennsylvania, we will maximize efficiency. In New Jersey, United Jersey Bank will have nearly $11 billion in assets and 186 branches to serve customers. First Valley Bank in Pennsylvania will have almost $3 billion in assets and 72 offices. Customers will reap the benefits of greater convenience and expanded services.
       The consolidations will take place in stages during 1994 in order to avoid disruptions in service, and will be completed by the third quarter.


AGGRESSIVE MARKETING
- --------------------
To give new emphasis to the small business segment of our customer base, companies with annual sales under $2 million, we have assigned this sector to retail banking. Our extensive retail branch network provides an ideal framework for delivering quality banking services to this attractive market.
       UJB Financial will also be expanding our mortgage business by increasing both mortgage servicing and originations. We will be placing our investment management group, private banking and discount brokerages under one umbrella to better position us to cross-sell investment, fiduciary and credit services to customers.
       The pages in this section of the annual report focus on the specific actions we are undertaking in each of the four core business lines to increase profitability.

WHOLESALE LENDING


[PICTURE]

RATHER THAN FOCUSING ON A SINGLE TRANSACTION, UJB FINANCIAL REMAINS A RELATIONSHIP DRIVEN ORGANIZATION.


COMMERCIAL & INDUSTRIAL LOANS
AND NEW JERSEY MARKET SHARE

[GRAPH]

C & I loans at NJ commercial banks ($ in billions)

UJB Financial market share (%)

The impact of UJB Financial's restructuring may be most evident in the wholesale lending side of the company. Until now, we have served our commercial customers through our six member banks in New Jersey and eastern Pennsylvania. Following the restructuring and consolidations, our lending units will be aligned by business specialty and market segmentation.
       The wholesale banking lines of business will be divided into traditional commercial and industrial lending, specialized lending and real estate lending.
       Market share has always been key to a bank's success, and UJB Financial holds the number two market share position in New Jersey for both commercial and industrial loans and for demand deposits. We achieved this position by maintaining a consistent commitment to our customers through the ups and downs of the economic cycles. Unlike many of our competitors, we've never been out of the market. This has led to a 2 percent increase in commercial and industrial loan market share over the past 24 months.

MIDDLE MARKET    Middle market lending continues to be an integral component of our total lending focus. Our products and lending officers are recognized as among the finest in the marketplace.
       In the new structure, added emphasis will be placed on specialty niches. Servicing these markets requires recognized industry expertise, time proven processes and dedicated relationship managers. The rewards for this commitment are increased market share and a greater contribution to the bottom line.
       Among New Jersey banks, our organization is the largest asset-based lender. We are expanding our geographic penetration in the eastern Pennsylvania market, including Philadelphia, with an equal focus on customer retention and new business development.


GROWTH OPPORTUNITIES
Gibraltar, our commercial finance company headquartered in New York City, will continue to offer its specialized financial services in our tri-state market. Another area where we see good growth potential is our leasing division, which provides equipment financing and allows customers to take advantage of improved cash flows and flexible financing.
       Our company continues to be very active in working with government guaranteed programs for small businesses and minorities. In 1993, we introduced a program targeted at lending to minority-owned businesses. We expect to expand this program in 1994.

                               [PHOTO OF LIONS]

Continued

WHOLESALE LENDING


[PICTURE]

DOLPHINS ARE SKILLED COMMUNICATORS. OUR LENDERS ROUTINELY STAY IN TOUCH WITH CUSTOMERS TO PROVIDE TECHNICAL EXPERTISE AND ASSISTANCE.


AVERAGE COMMERCIAL LOANS
($ in billions)

[GRAPH]


       Today's corporate customers demand ever greater control over their cash flow. To attack this opportunity, our new remote computer banking products allow business owners to move money, reconcile accounts, and receive bank information without ever leaving their offices. In addition, we're refining our corporate cash management products so that they continue to provide the highest standards of quality and value.

TRADE SERVICES    We have increased our capabilities in the international
sector including foreign exchange, import/export financing and our overseas correspondent banking network. Our volume of transactions in trade services has more than doubled in the last three years, and is targeted for further expansion.
       The international sector continues to offer growing opportunities for new business. Some of the leading importers and exporters in the country are located within our geographic area.
       One example of our services is the automated letter of credit, whereby companies can initiate letters of credit from their own offices. We have invested in advanced technology in order to serve the needs of our customers and are recognized as an industry leader in this product.
       In the new structure, UJB Financial's policies and practices throughout the entire organization will be standardized to reflect our common business culture. In real estate lending, for example, we have sharpened our marketing focus to better serve the professional real estate investor and developer.
       We have put more of our senior officers into the marketplace. Our goal is to have our relationship managers spend the majority of their time with customers.

INCREASED EFFICIENCY
Advanced technology continues to contribute to our success. Work stations at our lending officers' desks now provide immediate online access to customer information including commercial loan and deposit information, relationship management and tracking, loan documents, the bank's credit policy and procedures manual and the latest funding rates.
       Above all, UJB Financial remains a relationship driven organization. This is evident in our delivery of a full array of products, the caliber of our lending officers, and the reputation and presence that we enjoy in the marketplace. While many banks are focused on the single transaction at hand, we seek a full, mutually beneficial relationship.

                              [PHOTO OF DOLPHIN]

RETAIL BANKING


[PICTURE]

JUST AS A GAZELLE REACTS QUICKLY TO CHANGES IN THE ENVIRONMENT, OUR RETAIL BANKERS MOVE SWIFTLY TO SEIZE OPPORTUNITIES IN THE CHANGING CONSUMER MARKETPLACE.

CUSTOMER CALL CENTER
(number of calls, in millions)

[GRAPH]

       In the new structure, retail banking will place an added emphasis on consumer loans, small business banking, the Merchant BankCard operation and relationship banking. There will be a portfolio manager for each key line of consumer lending -- home equity, auto finance and personal loans -- with each manager fully responsible for products, loan approvals and profitability.
       Again in 1993, UJB Financial ranked second in market share of total consumer loans among New Jersey banks. To further strengthen our competitive edge, we are now reengineering and streamlining the loan approval process. These steps, plus improved automation, should significantly reduce the time it takes to approve a loan.
       Savings in 1994 in the consumer loan area will come from consolidating and fully automating originations and also from adopting the latest state-of-the-art technology to rate loan risk.

CALL CENTER   A high percentage of New Jersey consumer loans originate at our
Customer Call Center where operators processed 3.2 million calls last year, a 29 percent increase over 1992. When customer questions are handled at the Center, branch personnel can concentrate on selling bank services in the branches.
       The Center now also services our telephone home banking customers. To accomplish this, we've introduced the latest automated voice response technology so that customers can call one 800 number to pay bills, transfer funds between accounts, receive account and product information or handle other banking activities.

SMALL BUSINESS    One important change in the restructuring is the creation of a separate unit in the retail banking division to serve small businesses with sales of $2 million and under. This way, small business customers will receive closer attention with specialized service and products tailored for their unique needs. Our goal is to significantly increase our small business customer base in the next three years.
       Our existing network of 258 branches is a magnet for small businesses and affords us the opportunity to establish personal relationships between business owners and our branch managers. To serve this niche, we will be simplifying credit products, streamlining the credit approval process and creating packages of compatible products.

                              [PHOTO OF GAZELLE]

Continued


RETAIL BANKING

[PICTURE]

OUR ROOTS RUN DEEP IN OUR LOCAL COMMUNITIES, AND WE HAVE AN EXTENSIVE BRANCH NETWORK TO SERVE CUSTOMERS.

[GRAPH]
MERCHANT BANKCARD SALES VOLUME
($ in billions)

TAILORED PRODUCTS    Over the past year, we have introduced two important
products specifically for this market. The first is the small business line of credit which features a three year revolving line of credit that doesn't have to be renewed yearly.
      UJB Financial was the first major bank in both New Jersey and Pennsylvania to offer the second product, Business Express/PC. An electronic banking service, Business Express/PC links our bank to small businesses and allows the owners to better manage their funds from the convenience of their own offices. Using personal computers, small business owners can review daily account balances, transfer funds between internal accounts, initiate stop payments and automate account reconcilement. This product has been very well received by customers.

MERCHANT BANKCARD    Many small businesses in our market area are long-term
customers of our Merchant BankCard operation. We have the largest merchant services operation in New Jersey, and are the 39th largest processor in the United States with over $1 billion in annual merchant sales. In 1993, we substantially improved profits in this area using a new pricing matrix and by expense reductions.
      UJB Financial continues to excel at generating products for consumers in the '90s. The United Jersey Global Access card is one example of a highly successful offering which is contributing substantial fee income after only one year of operation. Customers can use the card at an automated teller machine
(ATM), and also have the convenience of accessing their checking accounts for purchases at any VISA merchant worldwide.

ATM NETWORK   Serving customers also means ongoing improvement of our ATM network. With our machines accessible 98 percent of the time, we continue to rank among the top service providers in the country. In 1993, we replaced 30 percent of our existing ATMs with technologically advanced machines which will carry us into the next decade. This replacement program will continue throughout 1994.
      Branch automation has produced significant cost savings for the company. During the fourth quarter of 1993, we completed the conversion of all New Jersey branches, and by second quarter 1994 we expect all Pennsylvania branches to be automated. The new system is improving our sales force's performance and producing meaningful expense reductions.

                              [PHOTO OF FOREST]

MORTGAGE BANKING

[PICTURE]

CUSTOMERS' MORTGAGE NEEDS VARY, AND WE ARE FOCUSED ON PROVIDING QUALITY PRODUCTS THAT ARE INNOVATIVE AND AFFORDABLE.

[GRAPH]
RESIDENTIAL MORTGAGE SERVICING PORTFOLIO
($ in billions)

UJB Financial is a major force in the origination of home mortgages and in mortgage loan servicing. Origination activity continues to be very brisk, and should remain so as long as interest rates are favorable. The number of loans serviced is also expected to grow through increased origination activity and the purchase of servicing rights.
      In 1993, we combined our origination and servicing units under one umbrella. This allows us to operate as a full service mortgage banker and better serve customers from the mortgage application process through final payoff.
      Under this new line of business structure, our focus in New Jersey and Pennsylvania will be unified. In Pennsylvania, we have substantially increased our sales force, opened a new regional mortgage office, and reorganized the existing offices to aggressively tap into the eastern Pennsylvania market with our expanded product lines.
      With the new structure, our ability to cross-sell products with other business units has also been intensified.

PRODUCTION STREAMLINED
Going forward, we will increase the use of automation to streamline mortgage production which will allow us to provide faster customer service as well as increased productivity in both states.
      We continue to explore opportunities to acquire residential mortgage servicing portfolios, as they provide sources of additional service fee income. Likewise, we remain competitive in our pricing of mortgage products which stimulates the flow of new originations and also feeds the servicing income stream. We have an ongoing program to assess the needs of our customers, so that we can deliver products that are both innovative and affordable.

CRA LENDING    UJB Financial has always been aggressive in originating
mortgages in accordance with the Community Reinvestment Act (CRA). In 1993, we provided approximately $30 million in CRA-related residential first mortgage loans, more than double four years ago. We have further stepped up activity to bring an increased awareness of our products to the low-and-moderate-income segment of our region's population.
      In the mortgage area, as in our other core business lines, a senior management team will be working to capitalize on every possible relationship stemming from contact with the customer. We see the profitability of each line of business as everyone's responsibility. This strategy is in line with our commitment to sell more products, to better serve our customers and to be more profitable.

                           [PHOTO OF BIRD IN NEST]

INVESTMENT MANAGEMENT

[PICTURE]

OUR INDIVIDUAL CLIENT RELATIONSHIPS ARE HIGHLY DIVERSIFIED, AS OUR SUCCESSFUL INVESTMENT MANAGEMENT PROGRAM SERVES ALL INCOME LEVELS.

[GRAPH]
TOTAL TRUST ASSETS UNDER MANAGEMENT
($ in billions)

Changing market conditions and UJB Financial's determination to secure its competitive place in the banking arena have led to the formation of a consolidated private banking/investment management group.
      That group will be positioned to meet any client's investment or fiduciary needs, as well as provide traditional deposit and credit services. This new integrated approach will be built around a sales team and headed by a relationship manager. Relationship is the key word, and the relationship manager will be the primary contact for the client.
      These managers will make all our banking services accessible to clients including trust and investment services, deposit and other branch banking activities, credit facilities including personal credit, jumbo mortgages, estate planning, financial and retirement planning, tax preparation and brokerage services.

TRUST ASSETS   At the client's request, the relationship manager will bring in specialists, and they will work as a team to provide whatever services the customer needs. This one-stop shopping approach is ideally suited for today's busy customers.
      Trust assets under administration by our Investment Management Division grew to $17.5 billion at year-end 1993, a 16 percent increase over a year ago. As we continue to aggressively penetrate the market, our new business line structure should provide opportunities for accelerated growth.
      One reason for the success of our investment management program is that we serve all levels of wealth. Individual client relationships range from totally managing a portfolio of equities and bonds, to providing tax-exempt opportunities, to offering investor services to fee-conscious clients. We are similarly positioned to meet the needs of the corporate marketplace with complete employee benefit services.


PILLAR FUNDS   During  1993, our Pillar Mutual Funds surpassed $1 billion in assets, and these funds continue to generate significant fee income for the company. The Pillar Funds are popular because they provide alternative investment products and offer other options for retail consumers as well as institutions.
      UJB Investor Services, formerly Richard Blackman & Co., Inc., is the largest discount brokerage in New Jersey. During 1994, we anticipate that this entity will be able to offer full brokerage services including the ability to recommend mutual funds. The existing discount operation would continue to offer its traditional low fees.

                            [PHOTO OF SEA SHELLS]

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------

COMMUNITY REINVESTMENT--AN INTEGRAL PART OF OUR BUSINESS STRATEGY
=================================================================


OUTREACH PROGRAMS
- -----------------

UJB Financial views community reinvestment as an integral part of its overall business strategy and has designed a program of community outreach and response that touches all corners of the organization.
  In 1993, in keeping with the goals of the Community Reinvestment Act (CRA), the company committed nearly $350 million to New Jersey and Pennsylvania communities through construction and mortgage loans for low-and-moderate-income housing, loans to community-based and minority-owned businesses, home improvement loans, grants and contributions.



BUILDING PARTNERSHIPS
- ---------------------

Programs that stress cooperative endeavors make community reinvestment work for both the company and our communities. At United Jersey Bank, the Community Commercial Lending Group pledged $10 million in loans to minority-owned businesses to help fulfill economic development goals in urban areas. At the same time, the bank's association with JP Affordable Housing, Inc. has resulted in $16.5 million in construction financing for low-and-moderate-income housing in Newark and Jersey City.
  It was the ongoing relationship between United Jersey Bank/South's vice president for community affairs and the Latin American Economic Development Association that contributed to the creation of the Camden Community Credit Union, which serves the financial needs of that city's low-income population. Technical assistance from a bilingual commercial loan officer has been instrumental in the credit union's successful operation, and UJB Financial's Investment Management Division is providing advice on how to maximize return on working capital free of charge.



HELPING COMMUNITIES
- -------------------

In both New Jersey and Pennsylvania, the member banks' small business and economic development programs complement their significant affordable housing efforts. In 1993, First Valley Bank extended approximately $30 million in construction loans for low-and-moderate-income housing, and provided another $47.5 million in non-construction commercial loans for business growth and development in low-and-moderate-income areas.
  UJB Financial views the integration of affordable housing with job growth as essential to financial health and economic stability in our communities. The company participates in the New Jersey Community Home Buyer's Counseling Coalition, the New Jersey Mortgage Finance Agency Community Home Buyer's Program and Welcome Home, all of which provide special mortgage assistance to low-and-moderate-income buyers. In 1993, our member banks received certified lender status from the United States Small Business Administration, traditionally a source of funds for minority-owned businesses.



SHARING GOALS
- -------------

Restructuring will help us to more closely align CRA resources with the company's key business objectives. We anticipate that consolidation of the member banks will enable us to deliver community-focused products and services even more effectively than before.

                    UJB FINANCIAL CORP. AND SUBISIDIARIES
                    -------------------------------------
                    BOARD OF DIRECTORS

                        [PHOTO OF BOARD OF DIRECTORS]

             1993 FINANCIAL REVIEW/FINANCIAL STATEMENTS AND NOTES

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
1993 FINANCIAL REVIEW
=====================



INTRODUCTION
Continued earnings growth, improved asset quality and strengthened capital ratios highlighted the performance of UJB Financial during 1993. UJB Financial recorded its third year of improved earnings. As a result of these improvements, the common stock dividend was increased twice during the year.
     Earnings amounted to $1.49 per share, a 36.7% increase over the $1.09 earned in 1992 and a 231.1% increase over the $.45 earned in 1991. Earnings in 1993 included a third quarter restructuring charge of $21.5 million, which reduced after tax earnings by $12.7 million, or $.25 per share. In addition, a benefit of $3.8 million, or $.07 per share, was recorded from the cumulative effect of a change in accounting principle recorded on January 1, 1993 with the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109).

[GRAPH]
EARNINGS PER SHARE
(dollars)

     Asset quality improved significantly as a result of concentrated efforts towards reducing problem assets. During 1993, non-performing loans and other real estate owned (OREO) declined 33.0%, or $159.6 million. Non-performing loans have now decreased for ten consecutive quarters since peaking in the second quarter of 1991.
     Capital ratios continued to improve during 1993 due to increased earnings. At December 31, 1993, Tier I capital was 9.37% and total capital was 12.43%, compared to 8.94% and 12.05%, respectively, at December 31, 1992. The leverage ratio at year end was 7.07%, compared to 6.67% the prior year.
     The increase in earnings and improved asset quality enabled the quarterly common stock dividend to be increased twice during 1993 to an annual dividend rate of $.84 per share, a 40% increase over the $.60 dividend rate at year-end 1992.

RESULTS OF OPERATIONS
Net income for the year ended December 31, 1993 was $78.1 million compared to $53.8 million the prior year, an increase of $24.2 million, or 45.0%. On a per share basis, earnings were $1.49, compared with $1.09 reported in 1992. Excluding the effect of the 1993 third quarter restructuring charge, quarterly earnings have shown continued improvement.
     Improved earnings in 1993 were primarily the result of growth in net interest income and a reduction in the provision for loan losses. Net interest income rose 4.6% over the prior year as a result of an increase in non-interest bearing demand deposits, the lower interest rate environment, and the favorable impact of lower non-performing loans on earning assets. The loan loss provision decreased $43.5 million as a result of the declining levels of non-performing loans. These factors were partially offset by a $43.3 million increase in non-interest expenses, including the restructuring charge of $21.5 million.

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES
Average interest earning assets totaled $12.5 billion in 1993, an increase of $154.1 million, or 1.2%, compared to 1992. Most of this increase was in the investment portfolio, including investment securities available for sale, and was partially offset by decreases in the loan portfolio and Federal funds sold and securities purchased under agreements to resell. The investment portfolio, including securities available for sale, increased $288.6 million, or 8.5%, during 1993. The loan portfolio declined $74.6 million, or.8%, to $8.7 billion during 1993. In addition, Federal funds sold and securities purchased under agreements to resell declined $72.1 million, or 71.1%, to average $29.3 million in 1993.
     Average interest bearing liabilities totaled $10.0 billion in 1993, a decrease of $289.2 million, or 2.8%, compared to 1992. This decrease was primarily due to declines in interest bearing deposits and other borrowed funds of $277.3 million and $117.3 million, respectively. These decreases were partially offset by a $140.8 million increase in long-term debt resulting from the $175.0 million subordinated note offering in December 1992.
     The tax-equivalent yield on total interest earning assets amounted to 7.21%, a decline of 67 basis points from 7.88% in 1992. The cost of interest bearing liabilities decreased 82 basis points to 3.22% from 4.04% for 1992. Net interest spread increased by 15 basis points during 1993 to 3.99% from 3.84% in 1992.

- ---------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE
Investment securities available for sale are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions as part of the asset/liability management strategy. These securities averaged $754.2 million during 1993, compared with an average balance of $126.8 million in 1992, an increase of $627.4 million. The average balance for 1993 differs significantly from the year-end balance of $1.2 billion as a result of $666.7 million of transfers from the investment securities portfolio in anticipation of the January 1, 1994 adoption of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." These transfers consisted primarily of collateralized mortgage obligations (CMOs) which have the potential to extend beyond the interest rate risk limits established by regulatory guidelines. As a result, these securities are required to be classified as investment securities available for sale. This portfolio is currently carried at the lower of aggregate cost or market. However, upon the adoption of SFAS 115 on January 1, 1994, the available-for-sale portfolio will be carried at market value. Adjustments to the carrying value of the portfolio will be recorded as an adjustment, net of tax, to retained earnings. Gains or losses will be recorded on the securities as the investments are sold or when a loss is considered other than temporary.
     During the year there were $509.6 million of investments sold for a net gain of $8.3 million. These sales were primarily taken to reduce the prepayment risk associated with higher coupon CMOs in a declining rate environment and to take advantage of current market conditions.
     The year-end available-for-sale portfolio of $1.2 billion was primarily comprised of $474.6 million of CMOs and $669.8 million of U.S. Government and Federal agency securities. The market value of the available-for-sale portfolio was greater than the carrying value by $15.5 million at December 31, 1993.

INVESTMENT SECURITIES
The investment portfolio averaged $2.9 billion during 1993, a decrease of $338.8 million, or 10.4%, from 1992. This decrease was primarily attributed to the high amount of prepayments on corporate and agency CMOs and the transfer of securities to the available-for-sale category. Investment securities are carried at historical cost and are held until maturity. Upon adoption of SFAS 115 on January 1, 1994, investment securities will continue to be valued at historical cost. The average estimated life of investment securities, adjusted for prepayments, at December 31, 1993 was 4 years, 9 months.
     U. S. Government and Federal agency securities averaged $2.0 billion during 1993, a decrease of $594.5 million, or 22.5%. During the year, cash flows and maturities were reinvested in corporate CMOs. Transfers to investment securities available for sale, principally agency CMOs, amounted to $486.4 million at December 31, 1993. The yield on this portfolio declined 58 basis points to 6.65% in 1993, compared to 7.23% in 1992.
     State and municipal securities declined $66.7 million, or 16.4%, to average $340.1 million during the year. The tax-equivalent yield on this portfolio was 11.12% in 1993 compared to 10.97% in 1992, an increase of 15 basis points.
     Other securities averaged $550.5 million during 1993, an increase of $322.4 million, or 141.4%, compared to 1992. Transfers to investment securities available for sale, principally corporate CMOs, amounted to $180.3 million at December 31, 1993. The yield on this portfolio declined 94 basis points to 5.46% in 1993 compared to 6.40% in 1992.

OTHER INVESTMENTS
Trading account securities are purchased primarily with the intent of selling them in the near future. These securities are reported at market value with unrealized gains and losses included in earnings. Trading account securities averaged $31.4 million for the year, an increase of $8.7 million, or 38.3%, from the prior year average of $22.7 million. Trading account sales resulted in net gains of $1.9 million for the year, relatively unchanged from the prior year.
     Federal funds sold and securities purchased under agreements to resell averaged $29.3 million during 1993 compared to $101.4 million in 1992, a decrease of $72.1 million, or 71.1%. The yield on Federal funds sold and securities purchased under agreements to resell declined 114 basis points to 3.18% during 1993, reflecting the lower interest rate environment.

LOANS
Total loans averaged $8.7 billion during 1993, a decrease of $74.6 million, or .8%, compared to 1992. The slight decline in total loans was principally the result of a 4.3% decline in commercial loans, partially offset by 6.0% growth in mortgage loans. The yield on the total portfolio declined 41 basis points to 7.61% in 1993 from 8.02% in 1992. This decline resulted primarily from the lower interest rate environment in 1993 and its impact on new business and loan repricings.
     The following chart shows the composition and trends in each of the loan categories for the past six years.

[GRAPH]
AVERAGE LOANS
($ in billions)
Commercial Loans
Mortgage Loans
Instalment Loans

     During 1993, the commercial loan portfolio declined 4.3%, or $195.7 million, to average $4.4 billion. Weak commercial loan demand, commercial loan charge offs of $115.6 million, and transfers to OREO accounted for the decline. At December 31, 1993, the commercial loan portfolio totaled $4.2 billion and represented 49.9% of the total loan portfolio, relatively unchanged from the prior year. The yield on the commercial loan portfolio declined 21 basis points to 7.00% in 1993 from 7.21% the prior year. The commercial loan portfolio consists primarily of commercial and industrial loans, construction and development loans, and commercial loans secured by real estate.
     The commercial and industrial portfolio (C&I) was $3.4 billion at year-end 1993, relatively unchanged from the prior year. This portfolio continued to mirror the business diversification in the region with no concentrations greater than 5% of total C&I loans made to any one industry. At December 31, 1993, there were no significant exposures in such industries as airlines, casinos, agriculture, highly leveraged or oil and gas-related companies.
     Construction and development loans amounted to $867.1 million at December 31, 1993, a decline of $135.8 million, or 13.5%, compared to 1992. The decline in the portfolio was the result of completed projects going to permanent financing. Also contributing to the decline were loans charged off and transfers to other real estate owned.
     The accompanying table illustrates the composition of the construction portfolio.

                                                                   December 31
                                                             --------------------
In thousands                                                    1993         1992
=================================================================================
Commercial:
  Office  . . . . . . . . . . . . . . . . . . . . . . .     $186,294   $  245,403
  Warehouse   . . . . . . . . . . . . . . . . . . . . .       96,729       81,337
  Shopping center   . . . . . . . . . . . . . . . . . .       89,033      121,495
  Other   . . . . . . . . . . . . . . . . . . . . . . .       46,049       53,645
- ---------------------------------------------------------------------------------
                                                             418,105      501,880
Residential:
  Single family   . . . . . . . . . . . . . . . . . . .      109,625      139,737
  Condominium   . . . . . . . . . . . . . . . . . . . .       68,225       59,012
  Apartment   . . . . . . . . . . . . . . . . . . . . .       27,030       14,128
- ---------------------------------------------------------------------------------
                                                             204,880      212,877
Land:
  Residential   . . . . . . . . . . . . . . . . . . . .       76,974      102,259
  Commercial  . . . . . . . . . . . . . . . . . . . . .       62,381       76,260
- ---------------------------------------------------------------------------------
                                                             139,355      178,519
Lines of credit:
  Secured   . . . . . . . . . . . . . . . . . . . . . .       93,201       93,969
  Unsecured   . . . . . . . . . . . . . . . . . . . . .       11,522       15,614
- ---------------------------------------------------------------------------------
                                                             104,723      109,583
- ---------------------------------------------------------------------------------
                                                            $867,063   $1,002,859
=================================================================================

     Total mortgage loans averaged $2.3 billion in 1993, an increase of $132.0 million, or 6.0%, from 1992. Total year-end mortgage loans were $2.4 billion, an increase of 2.2% over the prior year. The yield on the portfolio decreased 72 basis points to 8.18%, primarily from new business and the repricing of adjustable rate loans in the lower rate environment.
     At December 31, 1993, residential mortgage loans were $832.5 million, down $7.4 million, or .9%, from 1992. This decrease was the result of a $40.8 million sale of long-term, fixed-rate loans that were held for investment.
     During the year $462.0 million of residential mortgage loans were closed, of which $274.8 million have been or will be sold in the secondary market. Adjustable rate loans are generally retained for long-term investment, while fixed-rate loans are sold in the secondary market. The majority of the loans are sold with servicing retained to provide an ongoing source of fee income.
At December 31, 1993, $33.8 million of mortgage loans were held for sale in the secondary market and were carried at the lower of aggregate cost or market value. Also included in mortgage loans were $1.5 billion of commercial mortgages, which increased $57.5 million over 1992. These loans are generally for owner occupied properties and complement a broader commercial lending relationship.
     Total instalment loans averaged $2.0 billion for the year, a decrease of $10.9 million, or .5%, from 1992. Although new volume for the year remained relatively strong, a significant portion of the home equity portfolio was prepaid as customers refinanced instalment loans with lower rate first mortgage loans.
     During the year, UJB Financial featured an automobile loan promotion, "Refi Your Auto Loan," which increased the automobile loan portfolio by 25.9% to $422.7 million at year-end 1993. The home equity portfolio declined $113.0 million, or 7.6%, to $1.4 billion at December 31, 1993. The yield on the instalment loan portfolio was 8.24%, a decline of 62 basis points from 8.86% earned in 1992.

DEPOSITS
During 1993 investors continued to search for higher yielding investment alternatives, such as the stock market or mutual funds. As a result, the banking industry experienced an outflow of core deposits. Nonetheless, UJB Financial sustained only a modest 2.8% decline in total deposits at year-end 1993. Total year-end deposits for 1993 and 1992 were $11.5 and $11.8 billion, respectively. Total savings, retail time and demand deposits averaged $11.2 billion during 1993, an increase of $287.5 million, or 2.6%, compared to the prior year. Growth occurred in both savings and demand deposits. This growth was partially offset by a decline in retail time deposits. In this current lower interest rate environment, customers have shifted their funds into more liquid, interest-sensitive deposit accounts rather than longer term time deposits.
     The following chart shows average demand deposits for the past six years.

[GRAPH]
AVERAGE DEMAND DEPOSITS
($ in billions)

- ---------------------------------

Demand deposits continued to experience strong growth in both business and municipal accounts. Demand deposits increased 18.5%, or $403.4 million, over 1992 to average $2.6 billion for the year. At December 31, 1993, these deposits totaled $2.8 billion, an increase of 8.3%, or $215.5 million, over 1992. The increase in demand deposits was a contributing factor in the growth of net interest margin.
     Total savings deposits, including preferred money market and savings accounts, increased $386.1 million, or 7.8%, to average $5.3 billion during 1993. These deposits amounted to $5.4 billion at year end, up $143.4 million, or 2.7%, compared to the prior year. During 1993, the preferred money market account, a tiered-rate product, increased $185.6 million, or 26.9%, to average $875.6 million. The increase in savings was $189.3 million for 1993. The cost of total savings deposits declined 83 basis points to 2.27% in 1993 compared to 3.10% in 1992.
     Other time deposits, which consists primarily of retail certificates of deposit, declined $502.0 million, or 13.1%, during 1993 to average $3.3 billion. The cost of other time deposits declined to 4.20% in 1993 from 5.17% in 1992, or 97 basis points.
     Commercial certificates of deposit $100,000 and over averaged $256.0 million during 1993, a decrease of $161.4 million, or 38.7%, compared to 1992. At December 31, 1993, these funds totaled $226.6 million, a decrease of $18.2 million, or 7.4%, compared to the prior year. These funds are primarily used as an additional funding source. Due to excess liquidity and modest earning asset growth, the level of commercial certificates of deposit was reduced during the year. The cost of commercial certificates of deposit declined 105 basis points to 2.86% during the year compared with 3.91% in 1992. The cost of all interest bearing liabilities declined 82 basis points during the year to 3.22%, compared with 4.04% in 1992, reflecting the lower interest rate environment.

BORROWED FUNDS
Borrowed funds consist of Federal funds purchased, repurchase agreements, treasury tax and loan deposits and other forms of short-term borrowings. Borrowed funds are normally used as an additional source of funding for the loan and investment portfolios. With a modest increase in earning assets, excess average deposit growth was used to reduce the level of borrowed funds. During 1993, these funds declined $117.3 million, or 12.9%, to average $789.8 million.
     Commercial paper averaged $58.9 million during the year, a decrease of $35.4 million, or 37.5%, from 1992, and amounted to $33.4 million at year end. Commercial paper is used as a primary funding source for the non-bank subsidiaries. The decrease was directly attributable to the decline in the funding needs of the second mortgage subsidiary. The cost of commercial paper decreased 66 basis points to 2.95% in 1993 from 3.61% in 1992.

LONG-TERM DEBT
Long-term debt averaged $216.8 million for 1993, an increase of 185.3%, or $140.8 million, over 1992. The increase in average long-term debt was primarily due to a December 1992 public offering of $175.0 million of 8.625% capital-qualifying subordinated debt. During 1993, the 12.95% mortgage note of $18.3 million was prepaid, and a $20.0 million private placement note was issued at 7.95%. As of December 31, 1993, total long-term debt declined $8.1 million, or 3.7%, to $208.5 million compared to December 31, 1992. Of the $208.5 million, $184.3 million qualified as risk-based Tier II capital. For additional information, see Note 12 of the Notes to Consolidated Financial Statements.

NET INTEREST INCOME
Interest income on a tax-equivalent basis was $900.8 million, a decrease of $71.6 million, or 7.4%, compared to 1992. The decline in interest income was primarily due to the reinvestment of cash flows and the repricing of variable rate loans in a lower rate environment, which accounted for a decrease of $83.7 million. This decline was offset by a $12.1 million benefit resulting from higher levels of interest earning assets. The yield on interest earning assets declined 67 basis points to 7.21% in 1993 from 7.88% in 1992.
     Interest expense was $321.0 million for 1993, a decrease of $94.1 million, or 22.7%, from $415.1 million a year ago. The lower rates incurred on deposits and other funding sources accounted for $82.4 million of the decrease, while $11.7 million of the decrease was attributable to a decline in average interest bearing liabilities. The cost of all interest bearing deposits declined 99 basis points to 3.01% in 1993 from 4.00% in 1992.
     The following chart illustrates interest spread and interest margin for the past six years.

[GRAPH]
INTEREST SPREAD & INTEREST MARGIN
SPREAD  MARGIN

     Net interest income on a tax-equivalent basis amounted to $579.8 million, an increase of $22.5 million, or 4.0%, from $557.3 million earned in 1992. The net interest spread percentage on a tax-equivalent basis, the difference between the rate earned on interest earning assets and the rate paid on interest bearing liabilities, increased to 3.99% for the year ended December 31, 1993, compared to 3.84% earned in 1992. Net interest margin (tax-equivalent net interest income as a percentage of average interest earning assets) increased to 4.64% during 1993 compared to 4.52% in 1992. The increase in the net interest spread percentage and net interest margin reflected wider interest spreads resulting from the growth in demand deposits, repricing of interest bearing liabilities in a declining rate environment, and the benefit of reduced levels of non-performing loans.

NON-INTEREST INCOME
Total non-interest income, including securities gains, amounted to $178.3 million in 1993 compared to $176.2 million in 1992, an increase of $2.1 million, or 1.2%. Excluding investment securities gains, non-interest income was up 7.2% over 1992.
     Non-interest income categories compared to the same period in 1992 are shown in the accompanying table.

                                                                    Increase (Decrease)
                                                                  ---------------------
In thousands                              1993           1992        Amount     Percent
=======================================================================================
Service charges on deposit
  accounts  . . . . . . . . . . .     $ 60,126       $ 54,031       $ 6,095        11.3%
Service and loan fee income . . .       34,437         32,711         1,726         5.3
Trust income  . . . . . . . . . .       21,852         19,837         2,015        10.2
Trading account gains . . . . . .        1,884          1,804            80         4.4
Other . . . . . . . . . . . . . .       51,099         49,641         1,458         2.9
- ---------------------------------------------------------------------------------------
                                       169,398        158,024        11,374         7.2
Investment securities gains . . .        8,877         18,195        (9,318)      (51.2)
- ---------------------------------------------------------------------------------------
                                      $178,275       $176,219       $ 2,056         1.2%
=======================================================================================

     Service charges on deposit accounts increased $6.1 million, or 11.3%, to $60.1 million in 1993. Service charges on business demand deposit accounts increased 14.1%, or $3.3 million, while service charges on personal accounts increased 8.1%, or $1.9 million, due to higher fee schedules.
     Service and loan fee income increased $1.7 million, or 5.3%, to $34.4 million in 1993. Merchant card fees increased 2.7% to $19.5 million while loan fees increased 8.8% to $14.9 million.
     Trust income rose $2.0 million, or 10.2%, to $21.9 million in 1993. Assets under trust administration, including corporate trust debt issue trusteeships, grew from $15.1 billion at December 31, 1992 to $17.5 billion as of December 31, 1993. Included in these figures are assets under discretionary management, which have grown from $3.3 billion to $3.9 billion during the same period. Additionally, in April 1992 UJB Financial established a family of mutual funds, The Pillar Funds, to give investors a broad range of investment options. These funds grew to $1.1 billion by year-end 1993. Total fee income generated from the Pillar Funds for 1993 and 1992 amounted to $4.8 million and $2.0 million, respectively.
     Other income amounted to $51.1 million, an increase of $1.5 million, or 2.9%, compared to the prior year. This increase was primarily due to the following: $2.8 million increase in discount brokerage fees; $1.7 million increase in international fees; and $1.1 million increase in insurance service fees. Additionally, a $1.8 million gain on sale of loans was recorded on the sale of $40.8 million of long-term, fixed-rate residential mortgage loans held in portfolio. These increases were offset by a gain in 1992 of $4.7 million from the sale of the former headquarters of a bank subsidiary in Jersey City, New Jersey.
     For the year ended December 31, 1993, securities gains were $8.9 million compared to $18.2 million in 1992. These gains were realized as securities available for sale were sold to reduce prepayment risk in the CMO portfolio resulting from the declining interest rate environment.


NON-INTEREST EXPENSES
Non-interest expenses totaled $546.9 million in 1993, an increase of $43.3 million, or 8.6%, compared to 1992. Excluding the restructuring charges of $21.5 million, non-interest expenses would have been $525.4 million, an increase of $21.8 million, or 4.3%, over 1992.
     Non-interest expense categories compared to the prior year are shown in the accompanying table.



                                                                    Increase (Decrease)
                                                                  ---------------------
In thousands                              1993           1992        Amount     Percent
=======================================================================================
Salaries  . . . . . . . . . . . .     $182,892       $176,576      $  6,316         3.6%
Pension and other employee
  benefits  . . . . . . . . . . .       57,940         50,733         7,207        14.2
Occupancy, net  . . . . . . . . .       47,775         47,122           653         1.4
Furniture and equipment . . . . .       45,570         42,373         3,197         7.5
Other real estate owned . . . . .       40,154         37,640         2,514         6.7
FDIC insurance assessment . . . .       28,617         25,262         3,355        13.3
Advertising and public
  relations   . . . . . . . . . .       10,241         10,282           (41)        (.4)
Other . . . . . . . . . . . . . .      112,175        113,576        (1,401)       (1.2)
- ---------------------------------------------------------------------------------------
                                       525,364        503,564        21,800         4.3
Restructuring charges . . . . . .       21,500             --        21,500          --
- ---------------------------------------------------------------------------------------
                                      $546,864       $503,564      $ 43,300         8.6%
=======================================================================================

     Salaries expense totaled $182.9 million in 1993, an increase of $6.3 million, or 3.6%, compared to 1992. Approximately $3.7 million of the increase was due to annual merit increases. The balance was due to commissions and awards for the sale of various products, and temporary help related to consolidation projects.
     Pension and other employee benefits of $57.9 million for the year ended December 31, 1993 were $7.2 million, or 14.2%, above 1992. The incremental expenses related to the adoption of SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," amounted to $2.9 million in 1993. Medical insurance and dental costs rose $2.1 million for the year. The remaining increase was attributable to higher pension costs, unemployment taxes and other employee benefits.
     Furniture and equipment expense amounted to $45.6 million, an increase of $3.2 million, or 7.5%, over the $42.4 million in 1992. This increase was attributable to lease costs associated with new equipment and computers to support the branch automation project.
     Other real estate owned expenses totaled $40.2 million for 1993 and were up $2.5 million, or 6.7%, over 1992. Included in this total was a provision of $31.6 million for valuation adjustments to maintain the carrying value of the OREO portfolio at the lower of cost or fair value less costs to sell on an individual property by property basis. Also included in this total were expenses related to holding and operating foreclosed properties. These costs declined by 13.3%, or $1.3 million, in 1993 to $8.6 million for the year.
     The FDIC insurance assessment of $28.6 million reflected an increase of $3.4 million, or 13.3%, above 1992. The amount paid is based upon assessed rates charged on the level of outstanding deposits. The FDIC changed their assessment methodology effective January 1, 1993. Banks are no longer charged a flat rate but are now assessed based on the bank's regulatory rating.

- ---------------------------------

     Other expenses were $112.2 million in 1993, a decrease of $1.4 million, or 1.2%, from 1992. Increases were as follows: $1.9 million in merchant interchange charges, $1.1 million in communications costs to support expansion of on-line systems, $1.0 million in messenger services, and $.9 million in legal fees related to continuing litigation. These increases were offset by lower expenses on non-performing loans and charge offs on check losses.
     In the third quarter of 1993, a charge of $21.5 million was recorded to reflect the costs associated with consolidation of the bank subsidiaries and reorganizing the company along business lines. The three New Jersey banks and three Pennsylvania banks will be consolidated into one New Jersey bank and one Pennsylvania bank. In addition, the company will be aligned along lines of business, and will concentrate on core businesses: wholesale lending, retail banking, mortgage banking, and investment management. The restructuring will result in a more efficient company that encompasses automated and standardized processes and a streamlined management structure. In addition, back office and data processing department consolidations will continue throughout 1994. It is anticipated that as a result of these actions there will be a net 7% reduction in the work force.
     The $21.5 million charge generally represented those incremental costs incurred as a result of the restructuring plan. Included in the restructuring charge was a $12.3 million accrual for outplacement fees, relocation costs, and severance pay. The remaining charge provides for costs associated with closing operational facilities, including the writeoff of leasehold improvements, affected by the reorganization and consolidation of the banks. The restructuring is expected to provide annualized savings and incremental revenues of approximately $40.0 million by the end of 1995.

INCOME TAXES
In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). This Statement changed the method of accounting for income taxes from the deferred method, required under Accounting Principles Board No. 11, to the asset and liability method. This Statement was adopted with a cumulative catch-up adjustment on January 1, 1993, and resulted in additional earnings of $3.8 million, or $.07 per share. As permitted by generally accepted accounting principles, prior financial statements have not been restated to apply the provisions of this Statement.
     Exclusive of the effect of the SFAS 109 adjustment, Federal and state income tax expense for 1993 was $24.8 million, compared to $18.1 million in 1992. The combined effective Federal and state tax rate for both 1993 and 1992 was 25%. The increase in the statutory Federal tax rate from 34% to 35% effective January 1, 1993 provided approximately $2.0 million of net deferred tax benefit to UJB Financial under SFAS 109 by revaluing the temporary differences. The difference between the statutory and effective tax rates was primarily due to permanent differences resulting from tax-free income on state and municipal investments and tax-exempt loans.
     UJB Financial had a net deferred tax asset of $117.8 million as of year-end 1993. Temporary differences between the amounts recorded in the financial statements and the tax bases of liabilities and assets result in deferred taxes. For additional information, see Note 18 of the Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS
In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This Statement establishes the required accounting for benefits provided to former and inactive employees, as well as their beneficiaries and any covered dependents, after employment but before retirement. Upon the adoption of SFAS 112, UJB Financial will be required to record the cost of postemployment benefits that are probable and estimable either over the periods in which benefits accumulate or vest or when the event occurs.
     SFAS 112 is effective for fiscal years starting after December 15, 1993 and will be adopted in 1994. The expected liability and expense to be recorded upon adoption is not estimated to be material.
     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement addresses the accounting by creditors for impairment of certain loans. It is applicable to all loans, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value, or lease loans. It applies to all loans that are restructured in a troubled-debt restructuring involving a modification of terms. The Statement requires that impaired loans be measured by the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.
     This Statement applies to financial statements for fiscal years beginning after December 15, 1994 and is expected to be adopted in 1995. Management is currently unable to quantify the impact of the newly issued SFAS 114 on the consolidated financial position and results of operations of UJB Financial.
     In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement addresses the accounting and reporting for investments in debt and equity securities that have a readily determinable fair value. Those investments are to be classified into three categories: held to maturity securities, trading securities, and available-for-sale securities. Upon purchase, debt and equity securities should be classified into one of the three categories and at each reporting period, the appropriateness of the classification is to be reassessed.
     SFAS 115 is effective for fiscal years beginning after December 15, 1993. The provisions of this Statement will be adopted as of January 1, 1994 and will not be retroactively applied to prior years. The adoption of SFAS 115 is not expected to have a material impact on the consolidated financial operations of UJB Financial.

NON-PERFORMING LOANS
Significant progress was made again in 1993 in reducing the level of non-performing loans as they declined 30.4%, or $110.1 million. At December 31, 1993, non-performing loans totaled

$251.7 million, and represented 2.9% of total loans, compared to $361.8 million, or 4.1%, the prior year. These loans reached their highest level of $483.0 million, or 5.6% of loans, at June 30, 1991 and have declined in each subsequent quarter through year-end 1993.

[GRAPH]
NON-PERFORMING LOANS
($ in millions)

     Non-performing loans include non-accrual loans and renegotiated loans. Non-accrual loans include all commercial and commercial mortgage loans that are more than 90 days past due as well as loans that are less than 90 days past due and the collectibility of principal or interest is in doubt. Total non-accrual loans amounted to $248.1 million, a decline of $91.9 million, or 27.0%, compared to $340.0 million at December 31, 1992. Renegotiated loans are those whose contractual interest rates have been reduced to below market rates or other concessions made due to the borrowers' financial difficulties. These loans declined to $3.6 million at year-end 1993 from $21.8 million the prior year end.
     During the year, lost interest on non-accrual loans amounted to $24.8 million, compared with $33.6 million in 1992. Cash payments received on non-accrual loans were $7.9 million for 1993 and $7.7 million in 1992. Total lost interest on non-accrual loans after deducting interest payments received amounted to $21.2 million.
     The accompanying table depicts the composition of non-performing loans by type.


                                                                        Decrease
                                                                 ---------------------
In thousands                          1993          1992          Amount      Percent
======================================================================================
Commercial and industrial .       $ 57,325      $ 82,072       $ (24,747)       (30.2)%
Construction and
  development   . . . . . .         87,402       130,651         (43,249)       (33.1)
Real estate related . . . .        106,999       149,093         (42,094)       (28.2)
- --------------------------------------------------------------------------------------
                                  $251,726      $361,816       $(110,090)       (30.4)%
======================================================================================

     There has been a significant decrease in the amount of non-performing loans. Commercial and construction and development loans have declined as the economy has stabilized and the residential real estate market has improved. As a result, loans moving into non-performing have declined from prior years. The reduction in real estate related non-performing loans reflects the 1993 bulk loan sale, which was part of the wind-down of Trico Mortgage Company's operations.
     The accompanying table illustrates the activity in non-performing loans for the past two years.

In thousands                                                  1993        1992
==============================================================================
Balance, beginning of year  . . . . . . . . . . . . . .   $361,816    $444,728
  Additions:
    From loan portfolio   . . . . . . . . . . . . . . .    199,159     339,698
  Deductions:
    To full performing  . . . . . . . . . . . . . . . .     49,036      83,276
    Payments received   . . . . . . . . . . . . . . . .    108,489     102,702
    Loans charged off   . . . . . . . . . . . . . . . .    115,324     123,322
    To other real estate owned  . . . . . . . . . . . .     36,400     113,310
- ------------------------------------------------------------------------------
      Total deductions                                     309,249     422,610
- ------------------------------------------------------------------------------
Balance, end of year                                      $251,726    $361,816
==============================================================================

     As the above table illustrates, there has been a significant decline in loans moving into non-performing and other real estate owned due to a stable economic environment and an improved real estate market. New non-accrual loans of $199.2 million represented a 41.4% drop in 1993 compared to 1992. Non-accrual loans transferred to other real estate owned during 1993 declined 67.9% compared with 1992.

OTHER REAL ESTATE OWNED
Other real estate owned, net of an allowance, amounted to $72.3 million at year end compared to $121.8 million the prior year, a decline of $49.5 million, or 40.6%. Other real estate owned, which includes foreclosed assets and in-substance foreclosures, is carried net of a valuation allowance to maintain the portfolio at the lower of cost or fair value less costs to sell. At December 31, 1993 the allowance totaled $30.9 million compared with $13.1 million the prior year end. As of December 31, 1993, other real estate owned had been written down by approximately 63.2% of its original value. At December 31, 1993, there were $69.1 million of foreclosed properties and $34.1 million of in-substance foreclosures included in other real estate owned.
     The accompanying table illustrates the activity in other real estate owned for the past two years.

In thousands                                                  1993        1992
==============================================================================
Balance, beginning of year  . . . . . . . . . . . . . .   $134,901    $134,903
  Additions:
    From non-performing loans   . . . . . . . . . . . .     36,400     113,310
    From loan portfolio   . . . . . . . . . . . . . . .     14,692      21,752
- ------------------------------------------------------------------------------
      Total additions                                       51,092     135,062
- ------------------------------------------------------------------------------
  Deductions:
    Sales and other reductions  . . . . . . . . . . . .     63,988      89,401
    Losses realized upon sale   . . . . . . . . . . . .     18,837      45,663
- ------------------------------------------------------------------------------
      Total deductions                                      82,825     135,064
- ------------------------------------------------------------------------------
                                                           103,168     134,901
  Less allowance for other real estate owned  . . . . .     30,893      13,127
- ------------------------------------------------------------------------------
Balance, end of year                                      $ 72,275    $121,774
==============================================================================

     As shown in the table, total additions to other real estate owned declined 62.2% in 1993 from 1992. As a result of fewer properties held in the portfolio during 1993, sales were down from the prior year.

ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION
The allowance for loan losses at December 31, 1993 was $242.1 million compared to $275.3 million at the prior year end, a decrease of $33.2 million, or 12.1%. The allowance for loan losses as a percent of the non-performing loans was 96.2% at year-end 1993 compared to 76.1% at the end of 1992. The ratio of the allowance for loan losses to total loans was 2.81% at year-end 1993 and 3.13% at year-end 1992.
     Implicit in the lending function is the fact that loan losses will be experienced and that the risk of loss will vary with the type of loan being made, the creditworthiness of the borrower and prevailing economic conditions. A standardized process has been established throughout UJB Financial to assess the adequacy of the allowance for loan losses. This process includes a review to assess the risks inherent in the loan portfolio. It incorporates a credit review and gives consideration to areas of exposure such as concentration of credit, economic and industry conditions, and negative trends in delinquencies and collections. Consideration is also given to collateral coverage and the composition of the loan portfolio. Specific allocations are identified by loan while general reserve percentages are identified by loan category or grade and allocated accordingly. The allowance is maintained at a level determined to be adequate to provide for potential losses on loans. As of year end, of the total $242.1 million loan loss allowance, approximately $32.4 million was specifically identified for problem credits; $115.9 million was allocated to specific categories or grades of loans as deemed necessary under the assessment process; and $93.8 million was considered a general unallocated reserve for the remaining inherent risk in the portfolio.
     Loans classified by regulators, which are not included in the non-performing loan totals, are graded and incorporated in the standardized process of assessing the adequacy of the allowance for loan losses. Therefore, such loans, if any, would not have a material impact on future operating results beyond what was allocated in the allowance for loan losses.
     The provision for loan losses was $95.5 million for the year ended December 31, 1993, down $43.5 million, or 31.3%, from $139.0 million recorded in 1992. This reduction was due principally to the decline in non-performing loans. Net charge offs declined $23.8 million to $128.7 million, or 1.48% of average loans in 1993, compared to $152.5 million, or 1.73%, in 1992. The 1993 charge offs included a one time charge of $16.5 million taken on the bulk sale of performing and non-performing loans at the second mortgage subsidiary.

SHAREHOLDERS' EQUITY AND DIVIDENDS
Shareholders' equity averaged $958.1 million during 1993, an increase of $103.8 million, or 12.2%, compared to 1992. The average balance was affected by the full year impact of the August 1992 common stock offering of four million shares which increased capital by $68.3 million. At December 31, 1993, shareholders' equity totaled $976.1 million, up $55.8 million, or 6.1%, over the prior year.

[GRAPH]
AVERAGE TOTAL EQUITY
($ in millions)

     The equity to assets ratio rose to 7.28% at year-end 1993 from 6.68% in 1992. UJB Financial strives to maintain a balance of capital that will give protection to depositors, support planned business growth and provide the highest level of return to the shareholders.
     UJB Financial's capital was strengthened by internal capital generation provided by core earnings and the dividend reinvestment and stock purchase plans. The dividend reinvestment and other stock purchase plans provided $14.8 million of additional capital during 1993. Book value per common share rose to $18.32 at year-end 1993 from $17.50 the prior year.
     Risk-based capital ratios are expressed as a percentage of risk-adjusted assets whereby various percentages are applied to assets on the balance sheet as well as off-balance sheet financial instruments. Tier I and total risk-based capital ratios amounted to 9.37% and 12.43%, respectively, at December 31, 1993, compared to 8.94% and 12.05%, respectively, at December 31, 1992. At December 31, 1993, total Tier I and Tier II capital amounted to $962.3 million and $314.1 million, respectively, compared to $905.5 million and $315.2 million in 1992. Total risk-adjusted assets for purposes of calculating regulatory ratios amounted to $10.3 billion and $10.1 billion at year-end 1993 and 1992, respectively. The current minimum regulatory guidelines for Tier I and total risk-based capital ratios are 4.0% and 8.0%, respectively. The leverage ratio, a measure of Tier I capital to adjusted average assets, was 7.07% at year-end 1993 compared to 6.67% the prior year. UJB Financial and its six subsidiary banks all exceed the well capitalized ratios.
     The common stock dividend was raised twice in 1993. The first quarter dividend was increased to $.16 per common share from the $.15 declared in the last quarter of 1992. The dividend continued at the $.16 per share rate until the fourth quarter when it was increased 31.3% to $.21 per share. The common stock dividend payout rate for the year was 46.3% compared with 55.1% the prior year. The dividends declared on the Series B $50 stated value, adjustable-rate cumulative preferred stock are determined based on prevailing interest rates, subject to a 6.0% floor and a 11.0% ceiling. During 1993 the dividend was declared based upon the 6.0% floor and amounted to $3.00 per share.

     The market price of the common stock was $24.00 at December 31, 1993 compared with $24.25 the prior year end. The common stock of UJB Financial is traded on the New York Stock Exchange under the symbol UJB. The quarterly market price ranges per common share for each of the last two years are shown in the accompanying chart.

[GRAPH]
UJB FINANCIAL COMMON STOCK PRICE RANGE
(dollars)

LIQUIDITY
UJB Financial has an Asset/Liability Committee (ALCO) whose function is to monitor and coordinate all activities relating to the maintenance of liquidity and protection of net interest income from fluctuations in market interest rates.
     Bank liquidity is the ability to meet the borrowing needs and deposit withdrawal requirements of customers and to support asset growth. Principal sources of liquidity are deposit generation, access to purchased funds, maturities and repayments of loans and investment securities, net interest income, and fee income. In addition, UJB Financial's banking subsidiaries have established lines of credit with the Federal Reserve Bank, correspondent banks and other funding sources which further support and enhance liquidity.
     Throughout 1993, careful balance sheet management was maintained by ALCO. With the decline in the loan portfolio, savings and time deposit rates were aggressively priced and excess deposit growth was used to reduce reliance on borrowed funds. As a result, average earning assets for the year increased by only 1.2%.
     The consolidated statements of cash flows present the change in cash and cash equivalents from operating, investing and financing activities. During 1993, net cash provided by operating activities totaled $736.0 million, and was primarily attributable to results of operations adjusted for the provisions for loan losses and other real estate owned, and proceeds from the sales of securities available for sale. Net cash used in investing activities totaled $553.7 million and was the result of investment and loan activity. Net cash used in financing activities totaled $482.0 million in 1993.
     Through an extensive branch network, UJB Financial has been able to attract and retain low-cost demand and retail deposits. This deposit base has enabled UJB Financial to reduce its reliance on short-term money market borrowings and maintain a strong net interest margin. Total demand and retail time deposits averaged $11.2 billion during 1993, an increase of $287.5 million, or 2.6%, compared to 1992.
     The total investment portfolio including investment securities available for sale, is also a source of liquidity as portfolio assets provide cash flows through maturities and periodic repayments of principal. During the year ended December 31, 1993, proceeds from maturities were $1.4 billion, and proceeds from the sales of investment securities available for sale were $517.9 million. Investment portfolio cash flows were reinvested in the investment portfolio, principally in agency and corporate CMOs. As a result of these investment strategies, total scheduled maturities of interest bearing deposits with banks and maturities and anticipated principal repayments of the investment portfolio will be approximately $1.3 billion during 1994. In addition, all or part of the investment securities available for sale of $1.2 billion could be sold to provide liquidity. The average maturity of these investment portfolios, adjusted for historical prepayment patterns on mortgage-backed securities, was estimated to be approximately 4 years, 3 months, at December 31, 1993.
     Liquidity is also available through lines of credit and the ability to incur additional debt. There were $48.0 million of short-term lines of credit available for general corporate purposes, with no outstandings, at year-end 1993.
     At December 31, 1993, long-term debt outstanding was $208.5 million, compared to long-term debt of $216.6 million at December 31, 1992. At year end, under the most restrictive limitations on various debt agreements, the unrestricted consolidated retained earnings available for dividends amounted to $208.5 million. The amount of additional funded debt that could have been created as of year-end 1993 was $249.8 million. For additional information on limitations on retained earnings available for the payment of dividends and the creation of additional funded debt, see Notes 12 and 14 of the Notes to Consolidated Financial Statements.
     During 1993, commercial paper issued by the parent company of UJB Financial was primarily a funding source for the second mortgage subsidiary and asset-based lending subsidiary. These funds averaged $58.9 million during the year, a decrease of $35.4 million, or 37.5%, from 1992, and amounted to $33.4 million at year end. The primary factor for the decrease in commercial paper was the sale of $44.8 million of loans from the second mortgage subsidiary.

- ---------------------------------
OFF-BALANCE-SHEET
UJB Financial's activities involving derivatives are primarily attributable to its asset and liability management efforts. These instruments have proven to be effective tools that enable our institution to control our exposure to interest rate risk.
     The accompanying table illustrates the aggregate notional amount of off-balance-sheet financial instruments at December 31.

In millions                                                    1993       1992
==============================================================================
Interest rate swaps . . . . . . . . . . . . . . . . . .    $1,019.0     $161.3
Caps/floors . . . . . . . . . . . . . . . . . . . . . .          --      200.0
- ------------------------------------------------------------------------------
                                                           $1,019.0     $361.3
==============================================================================

     All derivatives entered into as part of asset and liability management activities are accounted for as hedges. Income is accrued monthly and recognized as an adjustment to interest income or interest expense, depending on the hedged product. The net impact of hedge transactions is viewed as an offset to the spread changes occurring on those balance sheet instruments being hedged.
     The notional amount of derivatives represents the volume of outstanding transactions and does not represent the potential for gain or loss associated with the market risk or credit risk of such transactions. The market risk of derivative transactions arises principally from the potential for changes in value due to fluctuations in interest rates. In order to manage market risk, exposure limits have been established, monitored and reviewed periodically as part of the ALCO function.
     The credit risk of derivatives arises from contractual obligations. UJB Financial attempts to limit credit risk by dealing only with counterparties that have been previously approved through the credit process. At year-end 1993, counterparties to derivative transactions were all well established securities firms.
     Credit exposure exists at a particular point in time when a derivative has a positive market value. Derivatives may be in an unrealized gain or loss position depending on market rates and the terms of the contract.
     At year-end 1993, the portfolio of swap agreements had an average remaining maturity ranging from a minimum of 24 months to a maximum of 41 months. This range incorporated potential amortization speeds specified in Indexed Amortizing Swaps (IAS) transactions which are structured to contain an initial principal lockout period followed by scheduled principal amortization. The amortization speed is determined by a sliding percentage scale which uses different amortization percentages for varying levels of the reference index (libor). As a result, the actual lives of these agreements move with the level of rates, but cannot exceed the predetermined "maximum" life also contained in each agreement.

INTEREST SENSITIVITY
UJB Financial manages the interest rate sensitivity or repricing characteristics of its assets and liabilities through the ALCO. Net interest income, the primary source of earnings, fluctuates with interest rate movements. To mitigate the impact of changes in rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest-sensitivity gaps, which represent the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.




INTEREST RATE SENSITIVITY ANALYSIS



                                                  Interest  Sensitivity   Period
                                                  ------------------------------

In thousands                               30 Day      90 Day    180 Day    365 Day
===================================================================================
Earning Assets
  Total investments   . . . . . . .    $  907,140   $ 537,473   $617,921   $577,406
  Loans, net  . . . . . . . . . . .     4,618,687     356,870    269,553    370,416
  Money market investments  . . . .        99,500          --         --         --
- -----------------------------------------------------------------------------------
    Total                               5,625,327     894,343    887,474    947,822
- -----------------------------------------------------------------------------------
Sources of Funds
  Savings and time deposits   . . .     4,673,492     455,820    529,114    401,533
  Commercial CDs  . . . . . . . . .       145,826      64,373      8,872      7,515
  Borrowed funds  . . . . . . . . .       567,446       8,811      1,298      2,581
  Non-interest bearing sources  . .            --          --         --         --
- -----------------------------------------------------------------------------------
    Total                               5,386,764     529,004    539,284    411,629
- -----------------------------------------------------------------------------------
Asset/Liability Interval Gap  . . .       238,563     365,339    348,190    536,193
Net effect of off-balance-sheet
  instruments   . . . . . . . . . .        88,035    (855,000)        --         --
- -----------------------------------------------------------------------------------
Asset/Liability Sensitivity Gap
  Period gap  . . . . . . . . . . .       326,598    (489,661)   348,190    536,193
  Cumulative gap  . . . . . . . . .    $  326,598   $(163,063)  $185,127   $721,320
===================================================================================

                                            Total     One Year     Non-interest
                                           Within           to      Sensitive &
In thousands                             One Year   Five Years  Over Five Years        Total
============================================================================================
Earning Assets
  Total investments   . . . . . . .    $2,639,940   $  878,716       $  149,842  $ 3,668,498
  Loans, net  . . . . . . . . . . .     5,615,526    1,851,438          898,026    8,364,990
  Money market investments  . . . .        99,500           --               --       99,500
- --------------------------------------------------------------------------------------------
    Total                               8,354,966    2,730,154        1,047,868   12,132,988
- --------------------------------------------------------------------------------------------
Sources of Funds
  Savings and time deposits   . . .     6,059,959    1,439,099          928,214    8,427,272
  Commercial CDs  . . . . . . . . .       226,586           --               --      226,586
  Borrowed funds  . . . . . . . . .       580,136       15,337          195,794      791,267
  Non-interest bearing sources  . .            --           --        2,687,863    2,687,863
- --------------------------------------------------------------------------------------------
    Total                               6,866,681    1,454,436        3,811,871   12,132,988
- --------------------------------------------------------------------------------------------
Asset/Liability Interval Gap  . . .     1,488,285    1,275,718
Net effect of off-balance-sheet
  instruments   . . . . . . . . . .      (766,965)          --
- --------------------------------------------------------------------------------------------
Asset/Liability Sensitivity Gap
  Period gap  . . . . . . . . . . .       721,320    1,275,718
  Cumulative gap  . . . . . . . . .      $721,320   $1,997,038
============================================================================================

     As depicted in the preceding table, sensitivity to interest rate fluctuations is measured in a number of time frames. ALCO monitors the gap position on an adjusted basis allowing for the impact of off-balance-sheet transactions. As a result of these repricing adjustments, the adjusted position at December 31, 1993 showed a positive 30-day gap of $326.6 million. The cumulative one-year gap was a positive $721.3 million. Management has identified numerous strategies, including the use of off-balance-sheet transactions, administration of liability costs, and a redeployment of asset maturities and cash flows to insulate net interest income from the effects of changes in interest rates. The use of interest rate swaps increased 1993 net interest income by $6.8 million. The additional earnings from the swaps effectively offset changes in on-balance sheet yields and costs and should be viewed in the context of the total interest rate risk management.
     These gap positions are monitored as part of the ALCO process. This activity includes periodic forecasts of future business activity which are applied to various interest rate environments in a simulation process. The use of these financial modeling techniques assists management in its continuing efforts to achieve stable earnings growth in an everchanging interest rate environment.

RESULTS OF OPERATIONS - 1992 COMPARED WITH 1991
Total earnings in 1992 amounted to $53.8 million, or $1.09 per share, compared to $22.4 million for 1991, or $.45 per share. Improved earnings each successive quarter during 1991 and 1992 were enhanced by increases in net interest income and non-interest income, and declining levels of non-performing loans.
     Net interest income on a tax-equivalent basis amounted to $557.3 million, an increase of $42.9 million, or 8.3%, compared to 1991. Interest income on a tax-equivalent basis was $972.4 million, a decrease of $156.3 million, or 13.8%, compared to 1991. The decline in interest income was primarily due to the lower interest rate environment. Partially offsetting this decline were volume increases in investments and loans, and the benefit of reduced levels of nonperforming loans. Interest expense decreased $199.2 million, or 32.4%, and amounted to $415.1 million during 1992. The lower interest rate environment was the primary cause of the decline in addition to aggressive pricing on deposit products. The benefit of the decline in interest rates was partially offset by the growth experienced in savings deposits.
     The provision for loan losses was $139.0 million for the year ended December 31, 1992, down from $167.4 million recorded in 1991, principally as a result of the decline in non-performing loans.
     Non-interest income amounted to $176.2 million in 1992, an increase of $26.7 million, or 17.8%, compared to the prior year. Service charges on deposit accounts increased $12.1 million, or 28.7%, to $54.0 million in 1992. Specifically, service charges on business demand deposit accounts increased
$7.2 million, with an additional $4.4 million attributable to increased fees associated with personal demand deposit accounts. Service fee income on loans increased $2.8 million, or 9.5%, to $32.7 million in 1992. The increase was related to increased fee income on merchant credit cards and commercial loans.
     Trust income rose $3.0 million, or 17.6%, to $19.8 million in 1992. A significant portion of the increase was due to fee-based activity from mutual funds UJB Financial established in 1992. The remaining increase was generated from corporate and investment advisory trust fees. Other income rose $9.9 million, or 24.9%, from 1991 to $49.6 million in 1992. The increase was principally due to the $4.7 million gain on the sale of the former headquarters of a bank subsidiary in Jersey City, New Jersey. Additionally, brokerage fees rose $1.5 million and international fee income was up $1.0 million for 1992.
     Securities gains were $18.2 million in 1992 compared to $13.9 million in 1991. These gains were realized as securities were sold to reduce prepayment risk in the CMO portfolio, resulting from the declining interest rate environment, and to take advantage of current market conditions. Also included in securities transactions were net gains on the sale of equity securities of $.4 million compared to write downs of $1.8 million in 1991.
     Non-interest expenses totaled $503.6 million, an increase of $55.2 million, or 12.3%, compared to 1991. Approximately $23.1 million of the increase was attributable to higher costs associated with holding and operating other real estate owned and legal and professional fees related to non-performing loans. Salaries expense in 1992 amounted to $176.6 million, an increase of $6.7 million, or 3.9% over 1991. Salary expense was up in 1992 primarily due to annual merit increases. Pension and other employee benefits expense of $50.7 million were $6.6 million, or 15.1 %, above the prior year. The increase occurred principally in the area of medical insurance expense, which was up
$3.9 million, or 21.3%, to $22.4 million. The remaining increase was attributable to higher unemployment taxes and pension costs. Occupancy expenses of $47.1 million rose $3.8 million, or 8.7%, over 1991, primarily reflecting the new operations facility occupied in April 1991.
     Furniture and equipment expense increased $3.5 million, or 8.9%, compared to 1991, principally in the areas of computer and equipment rentals and maintenance. The FDIC insurance assessment in 1992 was $25.3 million, an increase of $3.1 million, or 14.2%, compared to 1991. This assessment is based upon the level of outstanding deposits and increased from 19.5 cents per $100 of deposits at January 1, 1991 to 23 cents as of July 31, 1991, and remained at that rate throughout 1992. Other real estate owned expenses of $37.6 million included a provision for other real estate owned and expenses related to holding and operating foreclosed properties. Provisions of $27.7 million in 1992 and $10.4 million in 1991 were added to the allowance for other real estate owned. Operating expenses for other real estate owned amounted to $9.9 million in 1992, compared with $7.2 million in 1991, an increase of $2.7 million, or 37.9%. These expenses include costs to maintain other real estate owned, real estate taxes, insurance and legal fees. Other expenses totaled $113.6 million in 1992, an increase of $10.8 million, or 10.6%, compared to 1991. The costs related to the proxy contest, an increased provision for check losses and fraudulent activities, and higher legal and professional fees on non-performing loans accounted for the majority of the increase.

UJB FINANCIAL CORP. AND SUBSIDIARIES

COMPARATIVE AVERAGE BALANCE SHEETS WITH RESULTANT INTEREST AND RATES

                                                                               1993                                  1992
                                                            --------------------------------         -----------------------------
Tax-equivalent basis, in thousands                             Average               Average            Average            Average
Not covered by independent auditors' report                    Balance    Interest      Rate            Balance   Interest    Rate
==================================================================================================================================
- ----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased under
     agreements to resell   . . . . . . . . . . . . . . .   $    29,337    $    932      3.18%      $   101,431   $  4,379    4.32%
   Interest bearing deposits with banks   . . . . . . . .        21,933         651      2.97            18,441        668    3.62
   Trading account securities   . . . . . . . . . . . . .        31,447       1,385      4.40            22,741      1,429    6.28
   Investment securities available for sale   . . . . . .       754,213      31,023      4.11           126,820     10,782    8.50
   Investment securities:
     U.S. Government and Federal agencies   . . . . . . .     2,043,656     135,860      6.65         2,638,144    190,795    7.23
     States and political subdivisions  . . . . . . . . .       340,141      37,827     11.12           406,889     44,625   10.97
     Other securities   . . . . . . . . . . . . . . . . .       550,508      30,054      5.46           228,090     14,598    6.40
- ----------------------------------------------------------------------------------------------------------------------------------
       Total investment securities                            2,934,305     203,741      6.94         3,273,123    250,018    7.64
- ----------------------------------------------------------------------------------------------------------------------------------
   Loans:
     Commercial   . . . . . . . . . . . . . . . . . . . .     4,353,817     304,869      7.00         4,549,514    328,121    7.21
     Mortgage   . . . . . . . . . . . . . . . . . . . . .     2,340,135     191,480      8.18         2,208,104    196,584    8.90
     Instalment   . . . . . . . . . . . . . . . . . . . .     2,024,424     166,751      8.24         2,035,346    180,413    8.86
- ----------------------------------------------------------------------------------------------------------------------------------
       Total loans                                            8,718,376     663,100      7.61         8,792,964    705,118    8.02
- ----------------------------------------------------------------------------------------------------------------------------------
       Total interest earning assets                         12,489,611     900,832      7.21        12,335,520    972,394    7.88
- ----------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets:
   Cash and due from banks  . . . . . . . . . . . . . . .       849,212                                 761,189
   Allowance for loan losses  . . . . . . . . . . . . . .      (260,568)                               (298,926)
   Other assets   . . . . . . . . . . . . . . . . . . . .       600,427                                 628,723
- ----------------------------------------------------------------------------------------------------------------------------------
       Total non-interest earning assets                      1,189,071                               1,090,986
- ----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                $13,678,682                             $13,426,506
==================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits   . . . . . . . . . . . . . . . . . .   $ 5,320,750     120,872      2.27       $ 4,934,670    152,980    3.10
   Other time deposits  . . . . . . . . . . . . . . . . .     3,340,419     140,273      4.20         3,842,398    198,470    5.17
   Commercial certificates of deposits
     $100,000 and over  . . . . . . . . . . . . . . . . .       256,018       7,319      2.86           417,458     16,320    3.91
- ----------------------------------------------------------------------------------------------------------------------------------
       Total interest bearing deposits                        8,917,187     268,464      3.01         9,194,526    367,770    4.00
- ----------------------------------------------------------------------------------------------------------------------------------
   Commercial paper   . . . . . . . . . . . . . . . . . .        58,920       1,737      2.95            94,297      3,408    3.61
   Other borrowed funds   . . . . . . . . . . . . . . . .       789,830      31,565      4.00           907,100     35,939    3.96
   Long-term debt   . . . . . . . . . . . . . . . . . . .       216,757      19,274      8.89            75,973      7,989   10.52
- ----------------------------------------------------------------------------------------------------------------------------------
       Total interest bearing liabilities                     9,982,694     321,040      3.22        10,271,896    415,106    4.04
- ----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
   Demand deposits  . . . . . . . . . . . . . . . . . . .     2,579,134                               2,175,752
   Other liabilities  . . . . . . . . . . . . . . . . . .       158,716                                 124,563
- ----------------------------------------------------------------------------------------------------------------------------------
       Total non-interest bearing liabilities                 2,737,850                               2,300,315
- ----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                            958,138                                 854,295
- ----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                  $13,678,682                             $13,426,506
==================================================================================================================================
Net Interest Income (tax-equivalent basis)  . . . . . . .                   579,792      3.99%                     557,288    3.84%
Tax-equivalent basis adjustment . . . . . . . . . . . . .                   (16,657)                               (19,063)
- ----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                        $563,135                               $538,225
==================================================================================================================================
Net Interest Income as a Percent of Interest
   Earning Assets (tax-equivalent basis)                                                 4.64%                                4.52%
==================================================================================================================================

Notes:  -  Average balances and rates include non-accruing and renegotiated loans.
        - The tax-equivalent adjustment was computed based on a Federal income tax rate of 35% for 1993 and 34% for 1992 through 1988.

                                                                             1991                               1990
                                                            --------------------------------    --------------------------------
Tax-equivalent basis, in thousands                              Average              Average       Average               Average
Not covered by independent auditors' report                     Balance     Interest    Rate       Balance      Interest    Rate
================================================================================================================================
- --------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased under
     agreements to resell   . . . . . . . . . . . . . . .   $   345,615   $   21,277    6.16%  $   338,084   $    27,365   8.09%
   Interest bearing deposits with banks   . . . . . . . .        34,099        2,237    6.56        65,521         5,726    8.74
   Trading account securities   . . . . . . . . . . . . .        13,524        1,266    9.36         5,511           405    7.35
   Investment securities available for sale   . . . . . .        35,199        3,509    9.97            --            --      --
   Investment securities:
     U.S. Government and Federal agencies   . . . . . . .     2,193,202      191,476    8.73     1,592,331       145,102    9.11
     States and political subdivisions  . . . . . . . . .       489,731       53,302   10.88       588,545        63,919   10.86
     Other securities   . . . . . . . . . . . . . . . . .       402,933       33,515    8.32       691,909        59,145    8.55
- --------------------------------------------------------------------------------------------------------------------------------
       Total investment securities                            3,085,866      278,293    9.02     2,872,785       268,166    9.33
- --------------------------------------------------------------------------------------------------------------------------------
   Loans:
     Commercial   . . . . . . . . . . . . . . . . . . . .     4,681,642      416,240    8.89     4,863,223       504,349   10.37
     Mortgage   . . . . . . . . . . . . . . . . . . . . .     1,999,858      198,426    9.92     1,819,138       187,762   10.32
     Instalment   . . . . . . . . . . . . . . . . . . . .     1,988,364      207,436   10.43     1,865,928       220,139   11.80
- --------------------------------------------------------------------------------------------------------------------------------
       Total loans                                            8,669,864      822,102    9.48     8,548,289       912,250   10.67
- --------------------------------------------------------------------------------------------------------------------------------
       Total interest earning assets                         12,184,167    1,128,684    9.26    11,830,190     1,213,912   10.26
- --------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets:
   Cash and due from banks  . . . . . . . . . . . . . . .       677,766                            638,931
   Allowance for loan losses  . . . . . . . . . . . . . .      (293,935)                          (161,411)
   Other assets   . . . . . . . . . . . . . . . . . . . .       610,475                            463,763
- --------------------------------------------------------------------------------------------------------------------------------
       Total non-interest earning assets                        994,306                            941,283
- --------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                $13,178,473                        $12,771,473
================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits   . . . . . . . . . . . . . . . . . .   $ 4,119,753      203,158    4.93   $ 3,643,786       198,727    5.45
   Other time deposits  . . . . . . . . . . . . . . . . .     4,031,717      275,788    6.84     3,531,611       279,150    7.90
   Commercial certificates of deposits
     $100,000 and over  . . . . . . . . . . . . . . . . .       760,264       46,526    6.12       880,857        70,404    7.99
- --------------------------------------------------------------------------------------------------------------------------------
       Total interest bearing deposits                        8,911,734      525,472    5.90     8,056,254       548,281    6.81
- --------------------------------------------------------------------------------------------------------------------------------
   Commercial paper   . . . . . . . . . . . . . . . . . .       167,396       10,216    6.10       234,069        18,975    8.11
   Other borrowed funds   . . . . . . . . . . . . . . . .     1,211,176       69,815    5.76     1,553,594       124,626    8.02
   Long-term debt   . . . . . . . . . . . . . . . . . . .        80,441        8,834   10.98        85,780         9,424   10.99
- --------------------------------------------------------------------------------------------------------------------------------
       Total interest bearing liabilities                    10,370,747      614,337    5.92     9,929,697       701,306    7.06
- --------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
   Demand deposits  . . . . . . . . . . . . . . . . . . .     1,853,442                          1,834,137
   Other liabilities  . . . . . . . . . . . . . . . . . .       141,903                            140,474
- --------------------------------------------------------------------------------------------------------------------------------
       Total non-interest bearing liabilities                 1,995,345                          1,974,611
- --------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                            812,381                            867,165
- --------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                  $13,178,473                        $12,771,473
================================================================================================================================
Net Interest Income (tax-equivalent basis)  . . . . . . .                    514,347    3.34%                    512,606    3.20%
Tax-equivalent basis adjustment . . . . . . . . . . . . .                    (23,016)                            (27,466)
- --------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                       $  491,331                          $  485,140
================================================================================================================================
Net Interest Income as a Percent of Interest
   Earning Assets (tax-equivalent basis)                                                4.22%                               4.33%
================================================================================================================================


                                                                            1989                                1988
                                                            --------------------------------     -------------------------------
Tax-equivalent basis, in thousands                            Average                Average        Average              Average
Not covered by independent auditors' report                   Balance      Interest     Rate        Balance    Interest     Rate
================================================================================================================================
- --------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased under
     agreements to resell   . . . . . . . . . . . . . . .   $    28,080   $    2,684    9.56%    $   68,207    $  5,479     8.03%
   Interest bearing deposits with banks   . . . . . . . .       131,445       12,285    9.35        140,165      11,908     8.50
   Trading account securities   . . . . . . . . . . . . .        54,206        5,012    9.25         75,815       5,686     7.50
   Investment securities available for sale   . . . . . .            --           --      --             --          --       --
   Investment securities:
     U.S. Government and Federal agencies   . . . . . . .       858,696       76,277    8.88        605,752      47,988     7.92
     States and political subdivisions  . . . . . . . . .       622,435       67,862   10.90        612,370      67,105    10.96
     Other securities   . . . . . . . . . . . . . . . . .       875,811       75,554    8.63        996,177      80,938     8.12
- --------------------------------------------------------------------------------------------------------------------------------
       Total investment securities                            2,356,942      219,693    9.32      2,214,299     196,031     8.85
- --------------------------------------------------------------------------------------------------------------------------------
   Loans:
     Commercial   . . . . . . . . . . . . . . . . . . . .     4,452,224      515,633   11.58      3,869,111     405,252    10.47
     Mortgage   . . . . . . . . . . . . . . . . . . . . .     1,705,938      178,719   10.48      1,519,097     150,683     9.92
     Instalment   . . . . . . . . . . . . . . . . . . . .     1,633,022      199,858   12.24      1,517,210     175,006    11.53
- --------------------------------------------------------------------------------------------------------------------------------
       Total loans                                            7,791,184      894,210   11.48      6,905,418     730,941    10.59
- --------------------------------------------------------------------------------------------------------------------------------
       Total interest earning assets                         10,361,857    1,133,884   10.94      9,403,904     950,045    10.10
- --------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets:
   Cash and due from banks  . . . . . . . . . . . . . . .       647,685                             663,347
   Allowance for loan losses  . . . . . . . . . . . . . .      (117,275)                           (107,305)
   Other assets   . . . . . . . . . . . . . . . . . . . .       378,731                             350,854
- --------------------------------------------------------------------------------------------------------------------------------
       Total non-interest earning assets                        909,141                             906,896
- --------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                $11,270,998                         $10,310,800
================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits   . . . . . . . . . . . . . . . . . .   $ 3,277,789      185,314    5.65    $ 3,437,675     184,329     5.36
   Other time deposits  . . . . . . . . . . . . . . . . .     2,992,186      251,898    8.42      2,217,149     163,030     7.35
   Commercial certificates of deposits
     $100,000 and over  . . . . . . . . . . . . . . . . .       791,441       69,586    8.79        784,718      57,467     7.32
- --------------------------------------------------------------------------------------------------------------------------------
       Total interest bearing deposits                        7,061,416      506,798    7.18      6,439,542     404,826     6.29
- --------------------------------------------------------------------------------------------------------------------------------
   Commercial paper   . . . . . . . . . . . . . . . . . .       194,175       17,482    9.00        173,624      12,962     7.47
   Other borrowed funds   . . . . . . . . . . . . . . . .     1,109,902       98,525    8.88        828,976      59,372     7.16
   Long-term debt   . . . . . . . . . . . . . . . . . . .        87,652        9,763   11.14         88,935       9,674    10.88
- --------------------------------------------------------------------------------------------------------------------------------
       Total interest bearing liabilities                     8,453,145      632,568    7.48      7,531,077     486,834     6.46
- --------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
   Demand deposits  . . . . . . . . . . . . . . . . . . .     1,840,309                           1,900,362
   Other liabilities  . . . . . . . . . . . . . . . . . .       133,540                             105,910
- --------------------------------------------------------------------------------------------------------------------------------
       Total non-interest bearing liabilities                 1,973,849                           2,006,272
- --------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                            844,004                             773,451
- --------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                  $11,270,998                         $10,310,800
================================================================================================================================
Net Interest Income (tax-equivalent basis)  . . . . . . .                    501,316    3.46%                   463,211     3.64%
Tax-equivalent basis adjustment . . . . . . . . . . . . .                    (31,137)                           (32,170)
- --------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                         $470,179                           $431,041
================================================================================================================================
Net Interest Income as a Percent of Interest
   Earning Assets (tax-equivalent basis)                                                4.84%                               4.93%
================================================================================================================================

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                                                                   December 31
                                                                                                     -----------------------------
Dollars in thousands                                                                                            1993          1992
==================================================================================================================================
- ----------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents:
  Cash and due from banks (Note 3)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   720,404   $   885,047
  Federal funds sold and securities purchased under agreements to resell  . . . . . . . . . . . . .         99,500       234,500
- --------------------------------------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                                                      819,904     1,119,547
- --------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits with banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19,962        13,819
Trading account securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29,735        21,961
Investment securities available for sale (Note 4) (Market value of $1,177,585 in 1993 and
  $886,577 in 1992) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,162,088       881,278
Investment securities (Note 5) (Market value of $2,495,849 in 1993 and $2,677,274 in 1992)  . . . .      2,456,713     2,633,543
Loans (Notes 6 and 7) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8,607,094     8,782,409
  Less: Allowance for loan losses (Note 8)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        242,104       275,296
- --------------------------------------------------------------------------------------------------------------------------------
      Net loans                                                                                          8,364,990     8,507,113
- --------------------------------------------------------------------------------------------------------------------------------
Premises and equipment (Note 9) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        167,477       173,160
Other real estate owned, net (Note 10)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         72,275       121,774
Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         71,728        79,496
Due from customers on acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20,126        21,378
Other assets (Notes 1 and 18) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        225,551       197,802
- --------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                           $13,410,549   $13,770,871
================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing demand deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 2,802,496   $ 2,586,997
  Interest bearing deposits:
    Savings and time deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8,427,272     8,954,921
    Commercial certificates of deposit $100,000 and over  . . . . . . . . . . . . . . . . . . . . .        226,586       244,743
- --------------------------------------------------------------------------------------------------------------------------------
      Total deposits                                                                                    11,456,354    11,786,661
- --------------------------------------------------------------------------------------------------------------------------------
Commercial paper  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33,359        62,861
Other borrowed funds (Notes 5 and 11) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        549,449       641,004
Long-term debt (Note 12)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        208,459       216,570
Accrued interest payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22,786        36,704
Bank acceptances outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20,126        21,378
Accrued expenses and other liabilities (Note 15)  . . . . . . . . . . . . . . . . . . . . . . . . .        143,942        85,423
- --------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                                 12,434,475    12,850,601
- --------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 19, 20 and 21)
Shareholders' equity (Notes 12, 13, 15 and 16):
  Preferred stock: Authorized 4,000,000 shares without par value:
    Series B: Authorized 1,200,000 shares; issued and outstanding 600,166 in 1993 and 1992,
      adjustable-rate cumulative, $50 stated value  . . . . . . . . . . . . . . . . . . . . . . . .         30,008        30,008
  Common stock par value $1.20:
    Authorized 65,000,000 shares; issued and outstanding 51,631,856 in 1993 and
      50,864,031 in 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         61,958        61,037
  Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        384,229       370,345
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        499,879       458,880
- --------------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                                           976,074       920,270
- --------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                             $13,410,549   $13,770,871
================================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
CONSOLIDATED STATEMENTS OF INCOME


                                                                                                     Year Ended December 31
                                                                                               -----------------------------------
Dollars in thousands, except per share data                                                       1993         1992           1991
==================================================================================================================================
- ----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (Note 7) . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $659,433     $700,478     $  816,420
Interest on investment securities (Note 5):
   Taxable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    165,391      205,451        223,999
   Tax-exempt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25,448       30,206         37,272
Interest on investment securities available for sale (Note 4) . . . . . . . . . . . . . . .     31,023       10,782          3,244
Interest on Federal funds sold and securities purchased under agreements to resell  . . . .        932        4,379         21,277
Trading account interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,297        1,367          1,219
Interest on bank balances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        651          668          2,237
- ----------------------------------------------------------------------------------------------------------------------------------
       Total interest income                                                                   884,175      953,331      1,105,668
- ----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on savings and time deposits . . . . . . . . . . . . . . . . . . . . . . . . . . .    261,145      351,450        478,946
Interest on commercial certificates of deposit $100,000 and over  . . . . . . . . . . . . .      7,319       16,320         46,526
Interest on borrowed funds (Notes 11 and 12)  . . . . . . . . . . . . . . . . . . . . . . .     52,576       47,336         88,865
- ----------------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                                                  321,040      415,106        614,337
- ----------------------------------------------------------------------------------------------------------------------------------
       Net interest income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    563,135      538,225        491,331
Provision for loan losses (Note 8)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     95,500      139,000        167,350
- ----------------------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses                                     467,635      399,225        323,981
- ----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Service charges on deposit accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . .     60,126       54,031         41,972
Service and loan fee income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34,437       32,711         29,873
Trust income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21,852       19,837         16,875
Investment securities gains (Notes 4 and 5) . . . . . . . . . . . . . . . . . . . . . . . .      8,877       18,195         13,874
Trading account gains . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,884        1,804          1,620
Gain on securitized loan sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --           --          5,601
Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51,099       49,641         39,736
- ----------------------------------------------------------------------------------------------------------------------------------
       Total non-interest income                                                               178,275      176,219        149,551
- ----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Salaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    182,892      176,576        169,881
Pension and other employee benefits (Note 15) . . . . . . . . . . . . . . . . . . . . . . .     57,940       50,733         44,087
Occupancy, net (Notes 9 and 19) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47,775       47,122         43,339
Furniture and equipment (Notes 9 and 19)  . . . . . . . . . . . . . . . . . . . . . . . . .     45,570       42,373         38,895
Other real estate owned expenses (Note 10)  . . . . . . . . . . . . . . . . . . . . . . . .     40,154       37,640         17,588
FDIC insurance assessment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28,617       25,262         22,119
Restructuring charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21,500           --             --
Advertising and public relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10,241       10,282          9,712
Other (Note 17) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    112,175      113,576        102,735
- ----------------------------------------------------------------------------------------------------------------------------------
       Total non-interest expenses                                                             546,864      503,564        448,356
- ----------------------------------------------------------------------------------------------------------------------------------
       Income before income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     99,046       71,880         25,176
Federal and state income taxes (Note 18)  . . . . . . . . . . . . . . . . . . . . . . . . .     24,807       18,056          2,741
- ----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change in accounting principle . . . . . . . . . . . .     74,239       53,824         22,435
   Cumulative effect of a change in accounting principle  . . . . . . . . . . . . . . . . .      3,816           --             --
==================================================================================================================================
Net Income                                                                                    $ 78,055     $ 53,824     $   22,435
==================================================================================================================================
Net Income Per Common Share:
Income before cumulative effect of a change in accounting principle . . . . . . . . . . . .   $   1.42     $   1.09     $      .45
   Cumulative effect of a change in accounting principle  . . . . . . . . . . . . . . . . .        .07           --             --
==================================================================================================================================
Net Income Per Common Share                                                                   $   1.49     $   1.09     $      .45
==================================================================================================================================
Average Common Shares Outstanding (in thousands)                                                51,288       47,769         45,650
==================================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES
- -----------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                                             Total
                                                                    Preferred     Common                  Retained    Shareholders'
Dollars in thousands                                                    Stock      Stock      Surplus     Earnings          Equity
==================================================================================================================================
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990                                            $30,008     $54,117     $284,904    $438,274        $807,303
   Net income, 1991   . . . . . . . . . . . . . . . . . . . . . .          --          --           --      22,435          22,435
   Cash dividends declared:
     Preferred stock--Series B  . . . . . . . . . . . . . . . . .          --          --           --      (2,055)         (2,055)
     Common stock . . . . . . . . . . . . . . . . . . . . . . . .          --          --           --     (27,448)        (27,448)
   Common stock issued:
     Dividend reinvestment and other stock plans (782,568 shares)          --         940        7,262          --           8,202
     Exercise of stock options, net (6,480 shares)  . . . . . . .          --           7           79          --              86
   Change in valuation allowance for marketable equity securities          --          --           --       3,276           3,276
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                                             30,008      55,064      292,245     434,482         811,799
- ----------------------------------------------------------------------------------------------------------------------------------
   Net income, 1992   . . . . . . . . . . . . . . . . . . . . . .          --          --           --      53,824          53,824
   Proceeds from issuance of common stock, net of related expense
     (4,000,000 shares) . . . . . . . . . . . . . . . . . . . . .          --       4,800       63,545          --          68,345
   Cash dividends declared:
     Preferred stock--Series B  . . . . . . . . . . . . . . . . .          --          --           --      (1,847)         (1,847)
     Common stock . . . . . . . . . . . . . . . . . . . . . . . .          --          --           --     (29,091)        (29,091)
   Common stock issued:
     Dividend reinvestment and other stock plans (779,140 shares)          --         935       12,984          --          13,919
     Exercise of stock options, net (198,396 shares)  . . . . . .          --         238        1,571          --           1,809
   Change in valuation allowance for marketable equity securities          --          --           --       1,512           1,512
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                                             30,008      61,037      370,345     458,880         920,270
- ----------------------------------------------------------------------------------------------------------------------------------
   Net income, 1993   . . . . . . . . . . . . . . . . . . . . . .          --          --           --      78,055          78,055
   Cash dividends declared:
     Preferred stock--Series B  . . . . . . . . . . . . . . . . .          --          --           --      (1,801)         (1,801)
     Common stock . . . . . . . . . . . . . . . . . . . . . . . .          --          --           --     (35,515)        (35,515)
   Common stock issued:
     Dividend reinvestment and other stock plans (459,430 shares)          --         551        9,537          --          10,088
     Exercise of stock options, net (308,395 shares)  . . . . . .          --         370        4,347          --           4,717
   Change in valuation allowance for marketable equity securities          --          --           --         260             260
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                            $30,008     $61,958     $384,229    $499,879        $976,074
==================================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                                                  Year Ended December 31
                                                                                           -----------------------------------
Dollars in thousands                                                                              1993         1992        1991
===============================================================================================================================
- -------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   78,055   $   53,824  $   22,435
Adjustments to reconcile net income to net cash provided by operating activities:
   Provisions for loan losses and other real estate owned . . . . . . . . . . . . . . . .     127,063      166,728     177,750
   Depreciation, amortization and accretion, net  . . . . . . . . . . . . . . . . . . . .      27,008       22,181      18,555
   Restructuring charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21,500           --          --
   Deferred income tax benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (5,782)      (4,929)    (14,027)
   Gains on sales of investment and trading account securities  . . . . . . . . . . . . .     (10,761)     (19,999)    (15,494)
   Gain on sale of securitized loans  . . . . . . . . . . . . . . . . . . . . . . . . . .          --           --      (5,601)
   Gains on sales of mortgages held for sale  . . . . . . . . . . . . . . . . . . . . . .      (2,922)      (3,340)     (1,294)
   Proceeds from sales of other real estate owned   . . . . . . . . . . . . . . . . . . .      56,791       77,939      45,767
   Proceeds from sales of mortgages held for sale   . . . . . . . . . . . . . . . . . . .     276,659      296,124     143,925
   Originations of mortgages held for sale  . . . . . . . . . . . . . . . . . . . . . . .    (224,065)    (309,317)   (155,159)
   Purchases of investment securities available for sale  . . . . . . . . . . . . . . . .    (316,303)          --          --
   Proceeds from maturities of investment securities available for sale . . . . . . . . .     192,605      178,961          --
   Proceeds from sales of investment securities available for sale  . . . . . . . . . . .     517,906    1,051,453     219,587
   Net (increase) decrease in trading account securities  . . . . . . . . . . . . . . . .      (5,890)     (16,902)      5,465
   (Increase) decrease in accrued interest receivable and other assets  . . . . . . . . .     (26,505)      16,850      13,958
   Increase (decrease) in accrued interest payable, accrued expenses and
     other liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30,684       (6,090)      8,301
- ------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                                736,043    1,503,483     464,168
- ------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of investment securities  . . . . . . . . . . . . . . . . . . . . . .          --      183,819     638,224
Proceeds from maturities of investment securities . . . . . . . . . . . . . . . . . . . .   1,215,293      895,861     773,488
Purchases of investment securities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  (1,712,194)  (2,428,917) (2,045,036)
Net (increase) decrease in interest bearing deposits with banks . . . . . . . . . . . . .      (6,143)      12,087      23,024
Proceeds from sale of loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      84,836           --      50,061
Net increase in loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (120,992)    (213,687)   (373,939)
Purchases of loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --      (26,905)         --
Sale of building and sale-leaseback of equipment  . . . . . . . . . . . . . . . . . . . .          --       17,732          --
Purchases of premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .     (14,500)     (25,764)    (27,495)
- ------------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                                                   (553,700)  (1,585,774)   (961,673)
- ------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in demand and savings deposits . . . . . . . . . . . . . . . . . . . . . . .     358,886    1,181,149     693,166
Demand and savings deposits acquired  . . . . . . . . . . . . . . . . . . . . . . . . . .          --           --      91,437
Net decrease in time deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (689,193)    (708,035)   (270,107)
Time deposits acquired  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --           --     170,807
Net decrease in short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . .    (121,273)    (330,574)   (131,361)
Principal payments on long-term debt, net . . . . . . . . . . . . . . . . . . . . . . . .     (27,895)     (26,769)     (6,897)
Proceeds from issuance of debt, net of related expenses . . . . . . . . . . . . . . . . .      20,000      172,489          --
Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (34,059)     (30,223)    (29,438)
Proceeds from issuance of common stock, net of related expense  . . . . . . . . . . . . .          --       68,345          --
Proceeds from issuance of common stock under dividend reinvestment and
   other stock plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14,805       15,728       8,288
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (3,257)        (715)        (65)
- ------------------------------------------------------------------------------------------------------------------------------
     Net cash (used) provided by financing activities                                        (481,986)     341,395     525,830
- -------------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents  . . . . . . . . . . . . . . . . . . . .    (299,643)     259,104      28,325
Cash and cash equivalents at beginning of year  . . . . . . . . . . . . . . . . . . . . .   1,119,547      860,443     832,118
- -------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                   $  819,904   $1,119,547  $  860,443
===============================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
   Interest payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  334,958   $  436,715  $  625,536
   Income tax payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27,094       21,669      19,619
Noncash investing activities:
   Transfer of investments to investment securities available for sale  . . . . . . . . .     666,687    1,737,999     573,601
   Transfer of loans to other real estate owned   . . . . . . . . . . . . . . . . . . . .      51,092      135,062     124,360
==============================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

BUSINESS:
UJB Financial Corp. (UJB Financial) commenced operations on October 1, 1970 as a New Jersey Corporation and as a bank holding company registered under the Bank Holding Company Act of 1956. Through its subsidiaries UJB Financial provides a full range of banking services and certain non-bank services in a competitive environment to individual and corporate customers. UJB Financial is regulated by various state and Federal agencies and is subject to periodic examinations by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION:
The accompanying consolidated financial statements include the accounts of UJB Financial and all of its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the financial statement presentation for 1993. The reclassifications have no effect on shareholders' equity or net income or loss as previously reported.
     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could significantly differ from these estimates.

CASH AND CASH EQUIVALENTS:
For the purposes of cash flow, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold, and securities purchased under agreements to resell. Generally, Federal funds are sold for one day periods and securities purchased under agreements to resell are short-term, highly liquid assets.

SECURITIES:
Securities are classified into one of three investment categories: trading account securities, investment securities available for sale and investment securities. Securities that are purchased and held principally with the intent of selling in the near future are classified as trading account securities. Securities which are intended to be held to maturity are classified as investment securities. All other securities, including equity securities, are classified as investment securities available for sale.
     Trading account securities are reported at market value on a specific identification basis, with gains and losses included in non-interest income. This category includes securities purchased specifically for short-term appreciation.
     Investment securities available for sale are reported at the lower of the aggregate cost or market.
     Investments classified as available for sale may be sold in response to changing market and interest rate conditions or as part of an overall asset/liability management strategy. Included in investment securities available for sale are marketable equity securities.
     Investment securities are held for long-term investment and are recorded at amortized cost. UJB Financial has both the intent and ability to hold all securities in this category until maturity.

LOANS:
Loans are stated at principal amounts outstanding, net of unearned discount and net deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income as earned. Loan origination fees and certain direct loan origination costs are deferred and recognized over the estimated life of the loan as an adjustment to the loan's yield. Other loan fees are recorded as earned and included in non-interest income.

NON-PERFORMING LOANS:
Non-performing loans consist of commercial non-accrual and renegotiated loans. Non-accrual loans include loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest collections on non-accrual loans are generally credited to interest income when received. However, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions. After principal and interest payments are brought current and future collectibility is reasonably assured, loans are returned to accrual status.
     Renegotiated loans are loans whose contractual interest rates have been reduced to below market rates or other significant concessions made due to a borrower's financial difficulties. Interest income on renegotiated loans is generally credited to interest income as received.
     Consumer loans are charged off when they are 120 days past due. For home equity loans, accruals cease at 180 days and uncollected interest is reversed against interest income. Past due residential mortgage loans and home equity loans are monitored and charged off when deemed uncollectible.

ALLOWANCE FOR LOAN LOSSES:
The loan portfolio and other extensions of credit are regularly reviewed to determine the adequacy of the allowance for loan losses. The impact of economic conditions on the credit worthiness of the borrowers is given consideration, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risk inherent in the loan portfolio. These and other factors are used in assessing the overall adequacy of the allowance for loan losses and the resulting provision for loan losses.
     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Losses on loans and loans which are determined to be uncollectible are deducted from the allowance and subsequent recoveries, if any, are added back to the allowance.

PREMISES AND EQUIPMENT:
Premises, furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method. Premises, furniture and equipment are depreciated over the estimated useful life of the assets, except for leasehold improvements, which are amortized over the term of the lease or the estimated useful life of the asset, if shorter. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment.
     Expenditures for maintenance and repairs are expensed as incurred. The costs of major renewals and improvements are capitalized. Premises and major items of furniture and equipment are removed from the property accounts upon disposition at their carrying amount, and gains or losses on such transactions are included in other non-interest income or expense.

OTHER REAL ESTATE OWNED:
Other real estate owned includes both formally foreclosed and in-substance foreclosed property. In-substance foreclosed property includes properties for which borrowers have little or no equity or prospects for building equity in the collateral and for which the loan repayment can only be expected from the operation or sale of the collateral. In-substance foreclosed properties are generally in the process of formal foreclosure. When a property is acquired through foreclosure or in-substance foreclosure, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses.
     An allowance for other real estate owned has been established to maintain these properties at the lower of cost or fair value less estimated cost to sell. Other real estate owned is shown net of the allowance.
     The allowance is established through charges to other real estate owned expenses. Operating results of other real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of properties owned, are recorded in other real estate owned expense.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
Interest rate swap and cap agreements are periodically used to manage interest rate risk. The income or expense associated with these transactions is recognized over the lives of the agreements as an adjustment to interest income or interest expense.

INCOME TAXES:
The amount provided for income taxes is based on income reported for consolidated financial statement purposes after elimination of income which is exempt for Federal tax purposes. Such tax-exempt income is derived primarily from investment securities of states and political subdivisions and certain commercial and mortgage loans.
     Prior to January 1, 1993, deferred income taxes were provided for timing differences in the recognition of revenues and expenses for tax reporting and financial statement purposes, pursuant to Accounting Principles Board Opinion No. 11. Effective January 1, 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), was adopted. SFAS 109 requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date, whereas under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates. The cumulative effect at January 1, 1993 of this change in the method of accounting for income taxes has been included in the Consolidated Statement of Income, for the year ended December 31, 1993.
     UJB Financial and its subsidiaries file a consolidated Federal income tax return and the amount of income tax expense or benefit is computed and allocated to its subsidiaries within the consolidated group on a separate return basis.

INTANGIBLE ASSETS:
Excess of cost over fair value of net assets acquired (goodwill) relating to subsidiaries purchased is included in other assets and is amortized on a straight-line basis over periods ranging from ten to forty years. Goodwill amounted to $13,561,000 and $14,775,000 at December 31, 1993 and 1992,
respectively.
     Other intangible assets are amortized on an accelerated basis over periods ranging from five to ten years. Other intangibles amounted to $15,003,000 and $16,781,000 at December 31, 1993 and 1992, respectively.

RETIREMENT PLANS:
UJB Financial and its subsidiaries have several formal non-contributory retirement plans which cover substantially all employees. Annual contributions are made to the plans in amounts not less than the minimum regulatory requirements. In 1993 UJB Financial adopted, on a prospective basis, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). The costs associated with these benefits are accrued based on actuarial assumptions and included in non-interest expenses.

- -------------------------------------------------------
INCOME PER SHARE:
Income per common share is calculated by dividing net income, less the dividend requirement on the adjustable-rate cumulative preferred stock, by the average daily number of common shares outstanding during the period. Common stock equivalents are not included in the calculation as they are not material.

NOTE 2 ACQUISITIONS
On December 16, 1993, UJB Financial announced a definitive agreement to acquire VSB Bancorp, Inc., headquartered in Closter, N.J. with total assets of approximately $379,000,000. The merger is expected to occur in the second or third quarter of 1994.

NOTE 3 RESTRICTIONS ON CASH AND DUE FROM BANKS
The subsidiary banks are required to maintain reserve balances with a Federal Reserve Bank based principally upon deposits. These reserve balances averaged $332,881,000 in 1993 and $262,577,000 in 1992.

NOTE 4 INVESTMENT SECURITIES AVAILABLE FOR SALE
The following is a comparative summary of investment securities available for sale at December 31:

                                                    Gross         Gross
                                 Amortized     Unrealized    Unrealized         Market
In thousands                          Cost          Gains        Losses          Value
======================================================================================
1993
U.S. Government and
  Federal agencies  . . . . .   $  669,841        $ 8,051        $  174     $  677,718
Other securities:
  Mortgage-backed . . . . . .      474,554          3,914           816        477,652
  Other debt  . . . . . . . .        3,500             --            30          3,470
  Equities, net . . . . . . .       14,193          4,552            --         18,745
- --------------------------------------------------------------------------------------
  Total other   . . . . . . .      492,247          8,466           846        499,867
- --------------------------------------------------------------------------------------
                                $1,162,088        $16,517        $1,020     $1,177,585
======================================================================================
1992
U.S. Government and
  Federal agencies. . . . . .     $741,428         $5,567        $  854       $746,141
Other securities:
  Mortgage-backed . . . . . .      125,982             44             1        126,025
  Other debt  . . . . . . . .        3,985             --            17          3,968
  Equities, net . . . . . . .        9,883          1,256           696         10,443
- --------------------------------------------------------------------------------------
    Total other   . . . . . .      139,850          1,300           714        140,436
- --------------------------------------------------------------------------------------
                                  $881,278         $6,867        $1,568       $886,577
======================================================================================

     The amortized cost and market value of investment securities available for sale at December 31, 1993 are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have prepayment provisions are distributed to a maturity category based on the estimated average life. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution. The distribution follows:

                                                              Amortized         Market
In thousands                                                       Cost          Value
======================================================================================
Due in one  year or less  . . . . . . . . . . . . . . . .    $      563     $      566
Due after one year through five years . . . . . . . . . .       542,237        548,560
Due after five years through ten years  . . . . . . . . .       294,487        297,081
Due  after  ten  years  . . . . . . . . . . . . . . . . .       310,608        312,633
- --------------------------------------------------------------------------------------
Marketable equity securities, net . . . . . . . . . . . .        14,193         18,745
- --------------------------------------------------------------------------------------
                                                             $1,162,088     $1,177,585
======================================================================================

     Gains and losses were realized on sales of investment securities available for sale as follows:

In thousands                                                    1993     1992     1991
======================================================================================
Investments in debt securities:
  Gross gains   . . . . . . . . . . . . . . . . . . . . .    $11,147  $14,783   $4,965
  Gross losses  . . . . . . . . . . . . . . . . . . . . .     (2,816)     (63)      (6)
- --------------------------------------------------------------------------------------
Net gains                                                    $ 8,331  $14,720   $4,959
======================================================================================

     Interest income on investment securities available for sale was as follows:

In thousands                                                    1993     1992     1991
======================================================================================
U.S. Government and Federal agencies  . . . . . . . . . .    $17,082  $10,290   $2,085
States and political subdivisions . . . . . . . . . . . .         --       --      515
Other securities  . . . . . . . . . . . . . . . . . . . .     13,941      492      644
- --------------------------------------------------------------------------------------
                                                             $31,023  $10,782   $3,244
======================================================================================

NOTE 5 INVESTMENT SECURITIES
The following is a comparative summary of investment securities at December 31:

                                                    Gross         Gross
                                 Amortized     Unrealized    Unrealized         Market
In thousands                          Cost          Gains        Losses          Value
======================================================================================
1993
U.S. Government and
  Federal agencies  . . . . .   $1,267,613        $18,930        $7,390     $1,279,153
States and political
  subdivisions  . . . . . . .      308,004         28,274           520        335,758
Other securities:
  Mortgage-backed   . . . . .      852,133          1,751         1,866        852,018
  Other debt  . . . . . . . .       28,963              2            45         28,920
- --------------------------------------------------------------------------------------
    Total other   . . . . . .      881,096          1,753         1,911        880,938
- --------------------------------------------------------------------------------------
                                $2,456,713        $48,957        $9,821     $2,495,849
======================================================================================

1992
U.S. Government and
  Federal agencies  . . . . .   $2,199,506        $32,864       $15,867     $2,216,503
States and political
  subdivisions  . . . . . . .      378,198         26,836           754        404,280
Other securities:
  Mortgage-backed   . . . . .       25,664            661            17         26,308
  Other debt  . . . . . . . .       30,175            172           164         30,183
- --------------------------------------------------------------------------------------
    Total other   . . . . . .       55,839            833           181         56,491
- --------------------------------------------------------------------------------------
                                $2,633,543        $60,533       $16,802     $2,677,274
======================================================================================

       The amortized cost and the market value of investment securities at December 31, 1993 are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have prepayment provisions are distributed to a maturity category based on the estimated average life. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution. The distribution follows:


                                                         Amortized              Market
In thousands                                                  Cost               Value
======================================================================================
Due in one year or less . . . . . . . . . . . . . .     $  111,434          $  114,237
Due after one year through five years . . . . . . .        893,476             909,911
Due after five years through ten years  . . . . . .        968,320             982,999
Due after ten years . . . . . . . . . . . . . . . .        483,483             488,702
- --------------------------------------------------------------------------------------
                                                        $2,456,713          $2,495,849
======================================================================================

       Gains and losses were realized on sales and early redemptions of investment securities as follows:

In thousands                                                     1993         1992           1991
=================================================================================================
Investments in debt securities:
  Gross gains . . . . . . . . . . . . . . . . . . . . . .      $  732       $3,899       $ 11,542
  Gross losses  . . . . . . . . . . . . . . . . . . . . .        (186)        (850)           (94)
- -------------------------------------------------------------------------------------------------
    Net gains . . . . . . . . . . . . . . . . . . . . . .         546        3,049         11,448
Net gains (losses) on marketable equity
    securities  . . . . . . . . . . . . . . . . . . . . .          --          426         (2,533)
- -------------------------------------------------------------------------------------------------
Net securities gains                                           $  546       $3,475       $  8,915
=================================================================================================

       Interest income on investment securities was as follows:

In thousands                                                     1993         1992           1991
=================================================================================================
U.S. Government and Federal agencies  . . . . . . . . . .    $135,860     $190,795       $191,476
States and political subdivisions . . . . . . . . . . . .      25,204       30,514         36,635
Other securities  . . . . . . . . . . . . . . . . . . . .      29,775       14,348         33,160
- -------------------------------------------------------------------------------------------------
                                                             $190,839     $235,657       $261,271
=================================================================================================

       The carrying value of securities pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes required by law was $1,091,951,000 at December 31, 1993.

NOTE 6 LOANS
The composition of the loan portfolio, net of unearned discount and net deferred loan origination fees and costs, at December 31, was as follows:

In thousands                                                     1993         1992
==================================================================================
Commercial and industrial . . . . . . . . . . . . . . . .  $3,368,568   $3,409,819
Construction and development  . . . . . . . . . . . . . .     867,063    1,002,859
- ----------------------------------------------------------------------------------
  Total commercial loans  . . . . . . . . . . . . . . . .   4,235,631    4,412,678

Commercial mortgages  . . . . . . . . . . . . . . . . . .   1,544,921    1,487,420
Residential mortgages . . . . . . . . . . . . . . . . . .     832,519      839,943
- ----------------------------------------------------------------------------------
  Total mortgage loans  . . . . . . . . . . . . . . . . .   2,377,440    2,327,363

Home equity . . . . . . . . . . . . . . . . . . . . . . .   1,373,672    1,486,681
Auto loans  . . . . . . . . . . . . . . . . . . . . . . .     422,747      335,911
Other instalment  . . . . . . . . . . . . . . . . . . . .     197,604      219,776
- ----------------------------------------------------------------------------------
  Total instalment  . . . . . . . . . . . . . . . . . . .   1,994,023    2,042,368
- ----------------------------------------------------------------------------------
                                                           $8,607,094   $8,782,409
==================================================================================

       Most of UJB Financial's business is with customers located within New Jersey and eastern Pennsylvania. A portion of the total loan portfolio is secured by real estate. The principal areas of exposure are construction and development, which are primarily commercial and residential projects and commercial mortgage loans. Commercial mortgage loans are completed projects and are generally owner-occupied, creating cash flow.
       The ultimate collectibility of the loan portfolio and realization of the carrying value of real estate are subject to changes in the region's real estate market and future economic conditions.
       Residential mortgage loans held for sale amounted to $33,788,000 at December 31, 1993 and $44,731,000 at December 31, 1992. These loans are accounted for at the lower of aggregate cost or market.
       Subsidiaries of UJB Financial have granted loans to officers and directors of the company and its significant subsidiaries and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $80,046,000 and $98,043,000 at December 31, 1993 and 1992, respectively.
During 1993, there were $64,801,000 of new loans made and repayments totaled $82,798,000.

NOTE 7 NON-PERFORMING LOANS
Non-performing loans consist of commercial non-accrual and renegotiated loans. Non-accrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received, or if ultimate collectibility of principal is in doubt, applied as principal reductions. Renegotiated loans are loans whose contractual interest rates have been reduced to below market rates, or other significant concessions made, due to a borrower's financial difficulties. Interest on these loans is either accrued or credited directly to interest income as received.
       At December 31, non-performing loans were as follows:

In thousands                                                     1993         1992
==================================================================================
Non-accrual loans . . . . . . . . . . . . . . . . . . . .    $248,144     $339,980
Renegotiated loans  . . . . . . . . . . . . . . . . . . .       3,582       21,836
- ----------------------------------------------------------------------------------
                                                             $251,726     $361,816
==================================================================================

       The following information is presented for those loans classified as non-performing at December 31:

In thousands                                                     1993         1992           1991
=================================================================================================
Income that would have been recorded
  under original contract terms . . . . . . . . . . . . .     $21,382      $27,538        $43,405
Interest income received and recorded . . . . . . . . . .       3,787        3,843          8,463
- -------------------------------------------------------------------------------------------------
Lost income on non-performing loans
  at year end                                                 $17,595      $23,695        $34,942
=================================================================================================

- -------------------------------------------------------
NOTE 8 ALLOWANCE FOR LOAN LOSSES
Transactions in the allowance for loan losses were as follows:

In thousands                                                     1993         1992           1991
=================================================================================================
Balance, January 1  . . . . . . . . . . . . . . . . . . .    $275,296     $288,770       $258,691
  Add provision charged to expense  . . . . . . . . . . .      95,500      139,000        167,350
- -------------------------------------------------------------------------------------------------
                                                              370,796      427,770        426,041
- -------------------------------------------------------------------------------------------------
  Less net charge offs:
    Loans charged off . . . . . . . . . . . . . . . . . .     142,987      165,208        149,325
    Less recoveries . . . . . . . . . . . . . . . . . . .      14,295       12,734         12,054
- -------------------------------------------------------------------------------------------------
  Net loans charged off . . . . . . . . . . . . . . . . .     128,692      152,474        137,271
- -------------------------------------------------------------------------------------------------
Balance, December 31                                         $242,104     $275,296       $288,770
=================================================================================================

NOTE 9 PREMISES AND EQUIPMENT
The major components of premises, furniture and equipment at December 31, were as follows:

In thousands                                                     1993         1992
==================================================================================
Land  . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 17,005     $ 17,828
Premises and leasehold improvements . . . . . . . . . . .     185,546      179,921
Furniture and equipment . . . . . . . . . . . . . . . . .     127,636      121,408
- ----------------------------------------------------------------------------------
                                                              330,187      319,157
Less accumulated depreciation and amortization  . . . . .     162,710      145,997
- ----------------------------------------------------------------------------------
                                                             $167,477     $173,160
==================================================================================

       Amounts charged to non-interest expenses for depreciation and amortization amounted to $20,183,000 in 1993, $20,311,000 in 1992 and
$18,380,000 in 1991.

NOTE 10 OTHER REAL ESTATE OWNED
At December 31, other real estate owned consisted of the following:

In thousands                                                     1993         1992
==================================================================================
Other real estate owned . . . . . . . . . . . . . . . . .    $ 69,075     $ 86,643
In-substance foreclosures . . . . . . . . . . . . . . . .      34,093       48,258
- ----------------------------------------------------------------------------------
                                                              103,168      134,901
Less allowance for other real estate owned  . . . . . . .      30,893       13,127
- ----------------------------------------------------------------------------------
                                                             $ 72,275     $121,774
==================================================================================

       Transactions in the allowance for other real estate owned were as follows:

In thousands                                                     1993         1992
==================================================================================
Balance, January 1  . . . . . . . . . . . . . . . . . . .     $13,127      $ 2,388
  Add provision charged to expense  . . . . . . . . . . .      31,563       27,728
- ----------------------------------------------------------------------------------
                                                               44,690       30,116
  Less losses on sales  . . . . . . . . . . . . . . . . .      13,797       16,989
- ----------------------------------------------------------------------------------
Balance, December 31                                          $30,893      $13,127
==================================================================================

NOTE 11 OTHER BORROWED FUNDS
Other borrowed funds at December 31, consisted of the following:

In thousands                                                     1993         1992
==================================================================================
Securities sold under agreements to repurchase  . . . . .    $274,255     $357,734
Federal funds purchased . . . . . . . . . . . . . . . . .     160,554      198,275
Treasury tax and loan deposits  . . . . . . . . . . . . .      85,322       55,095
Bank borrowings . . . . . . . . . . . . . . . . . . . . .          --        5,250
Other . . . . . . . . . . . . . . . . . . . . . . . . . .      29,318       24,650
- ----------------------------------------------------------------------------------
                                                             $549,449     $641,004
==================================================================================

       Lines of credit are available to support commercial paper borrowings and for general corporate purposes, on which interest approximates the prime lending rate at the time of borrowing. Unused lines amounted to $48,000,000 at December 31, 1993.
       Commitment fees on the credit facilities and the lines of credit amounted to $161,000 in 1993, $236,000 in 1992 and $782,000 in 1991.

NOTE 12 LONG-TERM DEBT

Long-term debt at December 31, consisted of the following:

In thousands                                                     1993         1992
==================================================================================
8.625% Subordinated notes due December 10, 2002 . . . . .    $175,000     $175,000
7.95% Senior notes due August 25, 2003  . . . . . . . . .      20,000           --
7.75% Sinking fund debentures . . . . . . . . . . . . . .      10,715       11,600
12.95% Mortgage note  . . . . . . . . . . . . . . . . . .          --       18,270
11.50% Senior notes . . . . . . . . . . . . . . . . . . .          --        3,000
13% Subordinated debentures . . . . . . . . . . . . . . .          --        2,387
Private placement notes . . . . . . . . . . . . . . . . .          --        2,080
Other . . . . . . . . . . . . . . . . . . . . . . . . . .       2,744        4,233
- ----------------------------------------------------------------------------------
                                                             $208,459     $216,570
==================================================================================

       The 8.625% subordinated notes were issued in 1992 and are unsecured. Interest is payable semi-annually on June 10 and December 10 of each year. The notes are not subject to redemption prior to maturity. No sinking fund is provided for the notes.
       On August 19,1993 the Company issued $20,000,000 of 7.95% ten year maturity, private placement notes with interest payable quarterly on the twenty-fifth day of each February, May, August and November. The notes are to mature on August 25, 2003. The Company shall have the option, on any interest payment date, to prepay the notes in whole or in part, but in no event shall the prepayment be less than $1,000,000 subject to certain contractual prepayment options.
       The 7.75% sinking fund debentures are currently redeemable at the option of UJB Financial at 100% of the principal amount, plus accrued interest. An annual sinking fund of $700,000 is calculated to retire 52.5% of this issue prior to maturity on November 1, 1997. UJB Financial may, at its option, increase its sinking fund payment in any year by making an additional payment not in excess of the mandatory sinking fund payment. The debentures are redeemable, through the sinking fund, at the principal amount thereof plus accrued interest.
       The 12.95% mortgage note was prepaid in whole on June 28, 1993, as permitted by the original agreement, at a premium of $913,500. The private placement notes were paid in full in 1993.

       The 11.50% senior notes and the 13% subordinated debentures are included in other borrowed funds as they are expected to be paid in full in 1994.
       Certain of the above long-term debt agreements include restrictions upon the creation of liens by UJB Financial, the disposition of stock of subsidiaries, the payment of cash dividends and the creation of funded debt, as defined. At December 31, 1993, under the most restrictive limitations, consolidated retained earnings of $208,483,000 were unrestricted and available for dividends and the amount of additional funded debt, as defined, that could be created was $249,808,000.
       The principal amount of long-term debt due in the following year is included in other borrowed funds. Principal amounts due, including sinking fund payments, for the years 1994 through 1998 are $6,867,000, $1,225,000, $831,000,
$832,000 and $833,000, respectively.

NOTE 13 COMMON AND PREFERRED STOCK
At December 31, 1993, approximately 8,241,000 common shares were reserved for issuance under the Dividend Reinvestment Plan, Incentive Stock and Option Plan, Stock Option Plans, Savings Incentive Plan, Long-Term Performance Stock Plan and the 1983 Equity Contracts.
       At December 31, 1993, UJB Financial had 4,000,000 shares of preferred stock authorized of which 600,166 shares of Series B Preferred Stock were outstanding. Each outstanding share of Series B $50 stated value preferred stock is non-convertible and has no voting rights. Dividends are cumulative and are payable quarterly on February 1, May 1, August 1, and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and the dividend rate will be 1.5% less than the highest of the Three Month Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate. The dividend rate for any dividend period will not be less than 6% per annum or greater than 11% per annum.
       The preferred stock is redeemable at the option of UJB Financial, in whole or in part, plus accrued and unpaid dividends. The preferred stock may be redeemed prior to May 1, 1995 at a redemption price of $51.50 per share and, thereafter, at $50 per share. Dividends in the amounts of $3.00 per share were declared on the Series B Preferred Stock during 1993.
       A Shareholder Rights Plan exists which is designed to ensure fair and equal treatment for all UJB Financial shareholders in the event of any proposal to acquire UJB Financial. The terms of the plan provide that, effective August 28, 1989, each share of common stock also represents one "right." Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock upon the occurrence of certain events. In addition, upon the occurrence of certain other events, holders of the rights will be entitled to purchase either shares of this new preferred stock or shares in an "acquiring person" at half their fair market value, as determined under the plan.

NOTE 14 RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS
Certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to UJB Financial Parent Corporation without the prior approval of the bank regulatory authorities.
       The National Bank Act which affects the three nationally-chartered banks and the Federal Reserve Act which affects one state-member bank, restrict the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. Each of the three state-chartered banks may declare a dividend only if, after payment thereof, its capital would be unimpaired and its remaining surplus would equal 50 percent of its capital (New Jersey) or 100 percent of its capital (Pennsylvania). At December 31, 1993, the total undistributed net assets of the subsidiary banks were $858,299,000 of which $96,920,000 was available under the most restrictive limitations for the payment of dividends to UJB Financial Parent Corporation.

NOTE 15 BENEFIT PLANS
UJB Financial has several trusteed non-contributory defined benefit retirement plans covering substantially all of its employees. The benefits are based on years of service and the employees' final average compensation. The funding policy of UJB Financial is to contribute annually an amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
       The following table sets forth the plans' funding status and amounts recognized in the consolidated financial statements of UJB Financial at December 31:

In thousands                                                     1993         1992           1991
=================================================================================================
Accumulated benefit obligation,
  including vested benefits of
  $107,481 in 1993, $90,202 in 1992
  and $75,301 in 1991 . . . . . . . . . . . . . . . . . .   $(114,972)  $  (97,108)    $  (80,535)
=================================================================================================
Projected benefit obligation for
  service rendered to date  . . . . . . . . . . . . . . .   $(145,285)  $ (125,198)    $ (107,336)
Plan assets at fair value . . . . . . . . . . . . . . . .     142,903      132,918        124,405
- -------------------------------------------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation  . . . . . . . . . . . . . . . . . .      (2,382)       7,720         17,069
Unrecognized net asset at January 1 . . . . . . . . . . .     (10,931)     (13,297)       (15,663)
Unrecognized net (gain) loss from
  past experience which is different
  from that assumed, and effect of
  changes in assumptions  . . . . . . . . . . . . . . . .       6,043        2,310         (2,728)
- --------------------------------------------------------------------------------------------------
Accrued pension cost                                        $  (7,270)  $   (3,267)    $   (1,322)
=================================================================================================
Net pension expense consisted
  of the following components:
  Service cost  . . . . . . . . . . . . . . . . . . . . .   $   6,716   $    5,965     $    5,428
  Interest cost . . . . . . . . . . . . . . . . . . . . .      10,424        9,534          8,554
  Actual return on plan assets  . . . . . . . . . . . . .     (14,879)     (11,599)       (27,979)
  Net amortization and deferral . . . . . . . . . . . . .       2,057         (376)        16,723
- -------------------------------------------------------------------------------------------------
Net pension expense                                         $   4,318   $    3,524     $    2,726
=================================================================================================

       The plans' assets were principally invested in units of mutual funds. The weighted average discount rate was 7.5% in 1993, 8.0% in 1992, and 8.5% in 1991. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.5% in 1993, 6.0% in 1992, and 6.5% in 1991. The expected long-term rate of return on plan assets was 9.0% in 1993, 1992 and 1991.

- -------------------------------------------------------
       Management incentive plans have been established with the intention of providing added incentive to key executives to increase the profits of the company. The executives and the amount of the awards are subject to limits as set forth in the plans. Accruals for the plans amounted to $1,640,000, $1,420,000 and $958,000 in 1993, 1992 and 1991, respectively.
     There is a Savings Incentive Plan which covers substantially all employees with one or more years of service. The Plan permits eligible employees to make basic contributions to the Plan up to 3% of base compensation in 1993, 1992 and 1991, and additional contributions up to 12% of base compensation. Under the Plan, the employer provides a matching contribution equal to 65% in 1993 and 1992 and 55% in 1991 of the basic contributions. Matching contributions to the Plan amounted to $2,084,000, $1,863,000, and $1,651,000, in 1993, 1992 and
1991, respectively.
     Certain subsidiaries have other incentive plans and profit sharing agreements. Accruals under these plans amounted to $1,622,000, $1,402,000, and $949,000, in 1993, 1992 and 1991, respectively.
     The Incentive Stock and Option Plan and previous Long-Term Performance Stock Plans provide for the grant of shares of common stock in the form of Restricted Stock Awards. Shares issued as stock awards were 68,702 in 1993, 83,210 in 1992 and 134,160 in 1991. The shares awarded are subject to certain forfeiture restrictions as set forth in the Plan.
     In addition to pension benefits, certain health care and life insurance benefits are made available to retired employees. In 1993 UJB Financial adopted, on a prospective basis, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). Under SFAS 106 the costs of such benefits are accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive the benefits. Prior to the adoption of SFAS 106, the costs of these benefits were expensed as paid and amounted to $1,039,000 in 1992 and $847,000 in 1991.
     The following table sets forth the net periodic postretirement benefit cost and accumulated postretirement benefit obligation (APBO) at December 31, 1993:

In thousands
====================================================================
Accumulated postretiremcnt benefit obligation (APBO)  . . . $(35,009)
  Fair value of assets  . . . . . . . . . . . . . . . . . .       --
- --------------------------------------------------------------------
Projected benefit obligation funded status  . . . . . . . .  (35,009)
  Unrecognized transition obligation  . . . . . . . . . . .   26,414
  Unrecognized loss . . . . . . . . . . . . . . . . . . . .    5,731
- --------------------------------------------------------------------
Accrued APBO                                                $ (2,864)
====================================================================
Net postretirement benefit cost consisted of the
  following components:
  Service cost  . . . . . . . . . . . . . . . . . . . . . . $    305
  Interest cost . . . . . . . . . . . . . . . . . . . . . .    2,303
  Amortization of transition obligation . . . . . . . . . .    1,390
- --------------------------------------------------------------------
    Net postretirement benefit cost                         $  3,998
====================================================================

     For measurement purposes, the cost of medical benefits was projected to increase at a rate of 15.0% in 1993, thereafter decreasing linearly to 6.0% over 9 years. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of January 1, 1993 by $1,464,000 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1993 by $100,000. The present value of the accumulated benefit obligation assumed a 7.5% discount rate. The rate of increase used in future compensation levels was 5.5% in 1993.

NOTE 16 STOCK OPTION PLANS
The Stock Option Plans permit UJB Financial common stock to be issued to key employees of the company and its subsidiaries. The options granted under the Plans are intended to be either Incentive Stock Options or Non-Qualified Options.
     Options have been granted to purchase common stock principally at the fair market value of the stock at the date of grant. Options are exercisable starting one year after the date of grant and generally expire ten years from the date of grant. Upon the exercise of options, proceeds received in excess of par value of the shares are credited to surplus.
     Changes in options outstanding during the past three years were as follows:

                                                            Price Range
                                          Shares             Per Share
==========================================================================
Outstanding, December 31, 1990
  (1,114,369 shares exercisable)  . . .  1,706,527      $11.027 to $29.438
  Granted during 1991 . . . . . . . . .    956,300        7.875 to  14.688
  Exercised during 1991 . . . . . . . .      6,480        8.807 to  14.313
  Expired or cancelled during 1991  . .     64,070        7.875 to  29.438
- --------------------------------------------------------------------------
Outstanding, December 31, 1991
  (1,635,977 shares exercisable)  . . .  2,592,277        7.875 to  29.438
  Granted during 1992 . . . . . . . . .    539,560       16.500 to  17.000
  Exercised during 1992 . . . . . . . .    242,975        7.875 to  20.375
  Expired or cancelled during 1992  . .     30,997        7.875 to  29.438
- --------------------------------------------------------------------------
Outstanding, December 31, 1992
  (2,318,305 shares exercisable)  . . .  2,857,865        7.875 to  29.438
  Granted during 1993 . . . . . . . . .    474,500       24.000 to  25.063
  Exercised during 1993 . . . . . . . .    348,164        7.875 to  29.438
  Expired or cancelled during 1993  . .     24,957        7.875 to  29.438
- --------------------------------------------------------------------------
Outstanding, December 31, 1993
  (2,484,744 shares exercisable)  . . .  2,959,244      $ 7.875 to $29.438
==========================================================================

NOTE 17 OTHER EXPENSES
Other expenses consisted of the following:

In thousands                                 1993       1992       1991
=======================================================================
Professional and other fees . . . . . .  $ 39,799   $ 44,399   $ 32,089
Communications (postage and
  telephone)  . . . . . . . . . . . . .    18,389     17,222     16,639
Merchant card processing fees . . . . .    14,464     12,534     11,247
Other . . . . . . . . . . . . . . . . .    39,523     39,421     42,760
- -----------------------------------------------------------------------
                                         $112,175   $113,576   $102,735
=======================================================================

NOTE 18 INCOME TAXES
In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). This Statement
changes the method of accounting for income taxes from the deferred method, required under Accounting Principles Board Opinion No. 11, to the asset and liability method. The Statement addresses temporary differences and the basis of certain assets and liabilities for tax and financial statement reporting purposes. A deferred tax liability is recognized for all taxable temporary differences and a deferred tax asset is recognized for all deductible temporary differences.
     Effective January 1, 1993, SFAS 109 was adopted on a prospective basis. The cumulative effect of the adoption resulted in a positive effect to earnings of $3.8 million or $.07 per share.
     The provision (benefit) for income taxes in the consolidated statement of income consists of the following:


In thousands                                 1993       1992       1991
=======================================================================
Current
  Federal . . . . . . . . . . . . . . .   $21,293    $19,156   $  6,070
  State . . . . . . . . . . . . . . . .     9,296      3,829     10,698
- -----------------------------------------------------------------------
                                           30,589     22,985     16,768
Deferred
  Federal . . . . . . . . . . . . . . .      (739)    (4,929)   (14,027)
  State . . . . . . . . . . . . . . . .    (5,043)        --         --
- -----------------------------------------------------------------------
                                           (5,782)    (4,929)   (14,027)
- -----------------------------------------------------------------------
    Total income tax provision            $24,807    $18,056   $  2,741
=======================================================================

     A summary of the differences between the actual income tax provision (benefit) and the amounts computed by applying the statutory Federal income tax rate to income is as follows:

                                                   1993       1992        1991
==============================================================================
Federal tax at statutory rate . . . . . . . . . $ 34,666  $ 24,439    $  8,560
Increase (decrease) in taxes resulting from:
  Tax-exempt interest income  . . . . . . . . .  (10,492)  (12,373)    (14,773)
  State taxes, net of Federal tax effect  . . .    2,764     2,527       7,061
  Other, net  . . . . . . . . . . . . . . . . .   (2,131)    3,463       1,893
- ------------------------------------------------------------------------------
    Total income tax provision                  $ 24,807  $ 18,056    $  2,741
==============================================================================

     The significant temporary differences of the income tax provision which affected the net deferred tax asset were as follows:

In thousands                                             1993     1992        1991
==================================================================================
Provision for loan losses and other real
  estate on tax return in excess of (less than)
  provision charged to operating expense  . . . . .   $ 2,875  $   383    $(13,647)
Loan interest income recognized on tax
  return less than (in excess of) amount
  included in operating income  . . . . . . . . . .     1,829       33      (2,726)
Depreciation expense on tax return less than
  amount charged to operating expense . . . . . . .    (1,625)    (584)     (1,684)
Income from loan securitization included in
  operating income, but not reflected on
  tax return  . . . . . . . . . . . . . . . . . . .        --   (2,532)      2,532
Adjustment of securities to market value not
  reflected on tax return . . . . . . . . . . . . .      (261)     134       1,113
Restructuring charges . . . . . . . . . . . . . . .    (8,773)      --          --
Utilization of the alternative minimum tax
  credit carryforward . . . . . . . . . . . . . . .     5,090       --          --
Other, net  . . . . . . . . . . . . . . . . . . . .    (4,917)  (2,363)        385
- ----------------------------------------------------------------------------------
                                                      $(5,782) $(4,929)   $(14,027)
==================================================================================

     The significant Federal and state temporary differences which comprise UJB Financial's deferred tax assets and liabilities are presented at December 31, 1993 as follows:

In thousands
=============================================================
Deferred tax assets:
  Provision for loan losses . . . . . . . . . . . .  $ 98,295
  Provision for other real estate owned   . . . . .    12,662
  Restructuring charges . . . . . . . . . . . . . .     8,773
  Alternative minimum tax credit carryforwards  . .     3,055
  Other . . . . . . . . . . . . . . . . . . . . . .    12,049
- -------------------------------------------------------------
                                                      134,834
Deferred tax liabilities:
  Leasing operations  . . . . . . . . . . . . . . .   (10,601)
  Other . . . . . . . . . . . . . . . . . . . . . .    (6,458)
- -------------------------------------------------------------
                                                      (17,059)
- -------------------------------------------------------------
     Net deferred tax asset                          $117,775
=============================================================

     Included in deferred tax assets "Other" is a valuation allowance which has been established against certain Federal and state temporary differences. The valuation allowance was $7,346,000 at December 31, 1993 compared with $7,150,000 at January 1, 1993. At December 31, 1993, there was a deferred state tax asset of $3,975,000 resulting from operating loss carryforwards. This asset was reserved by the valuation allowance.
     UJB Financial is not aware of any factors which would generate significant differences between taxable income and pretax book income in future years except for the effects of the reversal of current or future net deductible temporary differences. However, there can be no assurances that there will not be any significant differences in the future, if circumstances change.
     Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the net deferred tax asset. However, there can be no assurance about the level of future earnings.

NOTE 19 LEASE COMMITMENTS
Non-interest expenses include rentals for premises and equipment of $34,435,000 in 1993, $31,969,000 in 1992 and $28,955,000 in 1991, after reduction for sublease rentals of $2,894,000, $3,164,000, and $2,873,000 in each of the respective years. At December 31, 1993, UJB Financial and its subsidiaries were obligated under a number of non-cancellable leases for premises and equipment, many of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for years 1994 through 1998 are $33,014,000, $28,382,000, $23,287,000, $16,167,000, and $10,275,000, respectively. Minimum rentals due after 1998 are $26,143,000.

NOTE 20 CONTINGENT LIABILITIES
UJB Financial and its subsidiaries may, from time to time, be defendants in legal proceedings relating to the conduct of their business. UJB Financial is a defendant in a purported class action lawsuit brought by plaintiffs alleged to have owned or purchased securities of UJB Financial. Violations of Federal securities laws and New Jersey common law are alleged. Discovery by both parties is in process.

- -------------------------------------------------------
       The Board and management of UJB Financial believe the allegations contained in the lawsuit to be lacking in merit and intend to defend this lawsuit vigorously. Management believes the consolidated financial position of UJB Financial and subsidiaries will not be affected materially by the final outcome of any pending legal proceedings.

NOTE 21 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
UJB Financial and its subsidiaries enter into a variety of financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include interest rate swaps, commitments to extend credit and standby letters of credit, each of which involve, to varying degrees, elements of risk in excess of the amounts recognized in the financial statements.
     Included in financial instruments with off-balance-sheet risk are derivatives which are primarily attributable to asset and liability management efforts. The notional amount of interest rate swaps at December 31, 1993 and 1992 was $1,019,000,000 and $161,300,000 respectively.
     Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of commitments to extend credit and standby letters of credit. The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral may be obtained based on management's credit assessment of the customer.
     The contract amounts of off-balance-sheet financial instruments at December 31, 1993 and 1992 for commitments to extend credit were $3,656,141,000 and $3,431,459,000, respectively, and for standby letters of credit were $224,291,000 and $258,302,000, respectively.
     Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the total commitment amounts do not necessarily represent future cash flow requirements.

NOTE 22 FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     Fair value estimates are determined for on and off-balance-sheet financial instruments, without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.
     The following methods and assumptions were used to estimate the fair value of significant financial instruments.

FINANCIAL ASSETS:
The carrying amounts of cash, short-term investments, due from customers on acceptances, and bank acceptances outstanding are considered to approximate fair value. Short-term investments include Federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks. The fair values of investment securities, including available for sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments, where available.

FINANCIAL LIABILITIES:
The carrying amounts of deposit liabilities payable on demand, commercial paper and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long-term debt is based on rates currently available to UJB Financial for debt with similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of interest rate swaps and caps, entered into in order to manage interest rate risk, are based on dealer quotes. At December 31, 1993 the fair value of these instruments was ($1,233,000).
     The estimated fair value of financial instruments at December 31, is summarized as follows:

In thousands                                                1993         1992
=============================================================================
Financial Assets:
  Cash and short-term investments . . . . . . . . .  $   839,866  $ 1,133,366
  Trading account securities  . . . . . . . . . . .       29,735       21,961
  Investment securities available for sale  . . . .    1,177,585      886,577
  Investment securities . . . . . . . . . . . . . .    2,495,849    2,677,274
  Loans . . . . . . . . . . . . . . . . . . . . . .    8,898,788    8,870,187
  Due from customers on acceptances . . . . . . . .       20,126       21,378

Financial Liabilities:
  Deposits  . . . . . . . . . . . . . . . . . . . .  $11,480,996  $11,819,544
  Other borrowed funds and commercial
    paper . . . . . . . . . . . . . . . . . . . . .      582,808      703,842
  Bank acceptances outstanding  . . . . . . . . . .       20,126       21,378
  Long-term debt  . . . . . . . . . . . . . . . . .      225,513      224,975
=============================================================================

NOTE 23 PARENT CORPORATION INFORMATION

UJB Financial Parent Corporation formed UJB Financial Service Corporation, a bank service corporation, and transferred $28,300,000 of assets to the new company as of December 31, 1991. This company is wholly owned by the subsidiary banks. UJB Financial Service Corporation provides data processing and other back office services to these subsidiaries. Beginning in 1992, the Condensed Statements of Income include UJB Financial Parent Corporation only, and not the operating results of UJB Financial Service Corporation.
     UJB Financial Parent Corporation information is as follows:

CONDENSED BALANCE SHEETS

                                                                December 31
                                                      -----------------------
In thousands                                                1993         1992
=============================================================================
ASSETS
Cash and cash equivalents . . . . . . . . . . . . .   $  152,024   $  216,674
Interest bearing deposits with banks  . . . . . . .        5,000           --
Investment securities . . . . . . . . . . . . . . .        3,738        3,380
Investment in subsidiaries  . . . . . . . . . . . .      920,228      812,501
Due from subsidiaries . . . . . . . . . . . . . . .      149,410      173,171
Premises and equipment  . . . . . . . . . . . . . .       20,665       23,110
Other assets  . . . . . . . . . . . . . . . . . . .       24,467       13,777
- -----------------------------------------------------------------------------
Total Assets                                          $1,275,532   $1,242,613
=============================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper  . . . . . . . . . . . . . . . . .   $   33,359   $   62,861
Borrowed funds  . . . . . . . . . . . . . . . . . .           --        5,250
Accrued expenses and other liabilities  . . . . . .       57,927       44,230
Long-term debt  . . . . . . . . . . . . . . . . . .      208,172      210,002
- -----------------------------------------------------------------------------
  Total liabilities . . . . . . . . . . . . . . . .      299,458      322,343
Total shareholders' equity  . . . . . . . . . . . .      976,074      920,270
- -----------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity            $1,275,532   $1,242,613
=============================================================================

CONDENSED STATEMENTS OF INCOME

                                                          Year Ended December 31
                                                  -------------------------------
In thousands                                            1993      1992       1991
=================================================================================
OPERATING INCOME
Management and service charges to
   subsidiaries . . . . . . . . . . . . . . . . .    $38,994   $40,177    $96,562
Dividends from subsidiaries . . . . . . . . . . .     40,311    33,266     33,310
Interest from subsidiaries  . . . . . . . . . . .     16,356    10,763     23,696
Investment securities gains (losses)  . . . . . .         --       422     (2,419)
Other interest  . . . . . . . . . . . . . . . . .        120       390        896
Other . . . . . . . . . . . . . . . . . . . . . .         12      (204)        54
- ---------------------------------------------------------------------------------
   Total operating income                             95,793    84,814    152,099
- ---------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries and employee benefits  . . . . . . . . .     32,887    28,924     55,022
Interest  . . . . . . . . . . . . . . . . . . . .     20,044    11,247     23,402
Occupancy and equipment . . . . . . . . . . . . .      5,768     5,776     29,681
Other . . . . . . . . . . . . . . . . . . . . . .     11,797    14,098     22,278
- ---------------------------------------------------------------------------------
   Total operating expenses                           70,496    60,045    130,383
- ---------------------------------------------------------------------------------
Income before income taxes and equity
   in undistributed net income of
   subsidiaries . . . . . . . . . . . . . . . . .     25,297    24,769     21,716
Federal and state income taxes
   (benefit)  . . . . . . . . . . . . . . . . . .       (701)      450     (2,079)
- ---------------------------------------------------------------------------------
                                                      25,998    24,319     23,795
Equity in undistributed net income (loss)
   of subsidiaries  . . . . . . . . . . . . . . .     52,057    29,505     (1,360)
- ---------------------------------------------------------------------------------
Net Income                                           $78,055   $53,824    $22,435
=================================================================================


CONDENSED STATEMENTS OF CASH FLOWS

                                                          Year Ended December 31
                                                   ------------------------------
In thousands                                            1993      1992       1991
=================================================================================
OPERATING ACTIVITIES
Net income  . . . . . . . . . . . . . . . . . . .  $  78,055  $ 53,824   $ 22,435
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization . . . . . . . . .      2,481     3,070      5,447
  (Gains) losses on sales of investment
    securities  . . . . . . . . . . . . . . . . .         --      (422)     2,419
  Loss on sale of assets  . . . . . . . . . . . .         --       209         --
  (Increase) decrease in other assets . . . . . .    (10,677)     (478)     3,892
  Increase (decrease) in accrued
    expenses and other liabilities  . . . . . . .     13,697     7,759       (982)
  Equity in undistributed net (income)
    loss of subsidiaries  . . . . . . . . . . . .    (52,057)  (29,505)     1,360
- ---------------------------------------------------------------------------------
      Net cash provided by operating
        activities                                    31,499    34,457     34,571
- ---------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of investment
  securities  . . . . . . . . . . . . . . . . . .         --     9,354      7,261
Net (increase) decrease in short-term
  investments . . . . . . . . . . . . . . . . . .     (5,000)       10         --
Payments received on advances to
  subsidiaries  . . . . . . . . . . . . . . . . .    191,761   128,300    210,265
Advances to subsidiaries  . . . . . . . . . . . .   (168,000) (216,709)  (119,950)
Proceeds from sale of assets  . . . . . . . . . .         --    17,732         --
Purchases of premises and equipment,
  net . . . . . . . . . . . . . . . . . . . . . .       (817)   (1,242)   (17,148)
Capital contributions to subsidiaries . . . . . .    (55,000)  (35,000)        --
- ---------------------------------------------------------------------------------
      Net cash (used in) provided by
        investing activities                         (37,056)  (97,555)    80,428
- ---------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net decrease in commercial paper  . . . . . . . .    (29,502)  (17,950)  (124,420)
Net decrease in borrowed funds  . . . . . . . . .     (5,250)  (74,750)   (30,000)
Proceeds from issuance of long-term
  debt, net of related expenses . . . . . . . . .     20,000   172,489         --
Principal payments on long-term debt  . . . . . .    (21,830)  (18,047)    (4,431)
Dividends paid  . . . . . . . . . . . . . . . . .    (34,059)  (30,223)   (29,438)
Proceeds from issuance of common
  stock, net  . . . . . . . . . . . . . . . . . .         --    68,345         --
Proceeds from issuance of common
  stock under dividend reinvestment
  and other stock plans . . . . . . . . . . . . .     14,805    15,728      8,288
Other, net  . . . . . . . . . . . . . . . . . . .     (3,257)     (715)       (65)
- ----------------------------------------------------------------------------------
      Net cash provided by (used in)
        financing activities                         (59,093)  114,877   (180,066)
- ----------------------------------------------------------------------------------
(Decrease) increase in cash and cash
  equivalents . . . . . . . . . . . . . . . . . .    (64,650)   51,779    (65,067)
Cash and cash equivalents at beginning
  of year . . . . . . . . . . . . . . . . . . . .    216,674   164,895    229,962
- ---------------------------------------------------------------------------------
Cash and cash equivalents at end
  of year                                          $152,024   $216,674   $164,895
=================================================================================

MANAGEMENT'S REPORT

The management of UJB Financial Corp. and its subsidiaries has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's best estimates and judgments. Other financial information presented throughout this annual report is prepared on a basis consistent with these financial statements.
     The financial statements of UJB Financial Corp. have been audited by KPMG Peat Marwick, independent auditors, whose selection has been ratified by the shareholders. Their audit was made in accordance with generally accepted auditing standards and considered the internal control structure to the extent deemed necessary to support their independent auditors' report appearing herein.
     Management has the responsibility for establishing and maintaining an internal control structure designed to provide reasonable assurance that assets are safeguarded and protected and financial reporting is reliable. Judgments are required to assess and balance the relative cost and the expected benefits of these controls. To monitor compliance, UJB Financial Corp. maintains an internal auditing program. This program includes a review for compliance with written policies and procedures and a review of the adequacy and effectiveness of internal controls.
     The Audit Committee of the Board of Directors of UJB Financial Corp., composed exclusively of outside directors, meets periodically with the independent auditors, management, and internal auditors to review the work of each and ensure that each is properly discharging its responsibilities. The internal auditors and independent auditors have full and free access to the Committee to discuss the results of their audit work and their evaluation of internal controls and the quality of financial reporting.

INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
UJB Financial Corp,:

We have audited the accompanying consolidated balance sheets of UJB Financial Corp. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UJB Financial Corp. and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.
     As discussed in Note 18 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993.


/s/ KPMG Peat Marwick

Short Hills, New Jersey
January 17, 1994

UNAUDITED QUARTERLY FINANCIAL DATA


                                                              1993
                                          ----------------------------------------------
                                          Dec. 31     Sept. 30      June 30      Mar. 31
========================================================================================
- ----------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income . . . . . . . . . .   $   213,905  $   221,307  $   225,455  $   223,508
Interest expense  . . . . . . . . .        72,296       78,722       83,138       86,884
- ----------------------------------------------------------------------------------------
  Net interest income . . . . . . .       141,609      142,585      142,317      136,624
Provision for loan losses . . . . .        21,500       24,000       25,000       25,000
- ----------------------------------------------------------------------------------------
  Income from earning assets  . . .       120,109      118,585      117,317      111,624
Non-interest income . . . . . . . .        45,651       44,294       41,168       47,162
Non-interest expense  . . . . . . .       131,765      150,451      127,892      136,756
- ----------------------------------------------------------------------------------------
  Income before income taxes  . . .        33,995       12,428       30,593       22,030
Federal and state income taxes  . .        10,551          585        8,168        5,503
- ----------------------------------------------------------------------------------------
  Income before cumulative effect
    of a change in accounting
    principle . . . . . . . . . . .        23,444       11,843       22,425       16,527
Cumulative effect of a change in
  accounting principle  . . . . . .            --           --           --        3,816
- ----------------------------------------------------------------------------------------
  Net income  . . . . . . . . . . .   $    23,444  $    11,843  $    22,425  $    20,343
========================================================================================
COMMON SHARE DATA
Net income  . . . . . . . . . . . .   $       .45  $       .22  $       .43  $       .39
Cash dividends declared . . . . . .           .21          .16          .16          .16
Book value  . . . . . . . . . . . .         18.32        18.07        18.02        17.75
Market value  . . . . . . . . . . .         24.00        30.00        24.50        27.13
Common stock dividend payout  . . .         46.31%       46.15%       39.02%       41.03%
Number of registered common
  shareholders  . . . . . . . . . .        20,652       20,813       21,040       21,302
Average shares outstanding
  (in thousands)  . . . . . . . . .        51,579       51,361       51,186       51,019
Common shares outstanding
  (in thousands)  . . . . . . . . .        51,632       51,517       51,231       51,115
========================================================================================
BALANCE SHEET DATA (AT QUARTER END,
  IN THOUSANDS)
Total assets  . . . . . . . . . . .   $13,410,549  $13,597,403  $13,537,672  $13,755,398
Total deposits  . . . . . . . . . .    11,456,354   11,400,504   11,465,417   11,375,376
Total loans . . . . . . . . . . . .     8,607,094    8,705,889    8,700,460    8,748,892
Shareholders' equity  . . . . . . .       976,074      960,686      953,019      937,383
Allowance for loan losses . . . . .       242,104      246,836      248,727      253,086
Long-term debt  . . . . . . . . . .       208,459      212,696      195,151      216,121
========================================================================================
OPERATING RATIOS
Return on average assets  . . . . .           .68%         .34%         .65%         .61%
Return on average common equity . .          9.65         4.81         9.58         8.90
Return on average total equity  . .          9.54         4.84         9.47         8.81
========================================================================================
LOAN QUALITY RATIOS
Allowance for loan losses to quarter-
  end loans . . . . . . . . . . . .          2.81%        2.84%        2.86%        2.89%
Net charge offs to quarterly average
  loans . . . . . . . . . . . . . .          1.20         1.18         1.35         2.19
Non-performing loans to quarter-
  end loans . . . . . . . . . . . .          2.92         3.14         3.40         3.65
========================================================================================
CAPITAL RATIOS
Tier I capital to average assets
  (leverage)  . . . . . . . . . . .          7.07%        6.90%        6.80%        6.82%
Tier I capital to risk-adjusted
  assets  . . . . . . . . . . . . .          9.37         9.14         9.07         8.88
Total capital to risk-adjusted assets       12.43        12.20        12.14        11.94
========================================================================================

                                                               1992
                                          ----------------------------------------------
                                          Dec. 31     Sept. 30      June 30     Mar.  31
========================================================================================
- ----------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income . . . . . . . . . .   $   229,584  $   238,475  $   242,439  $   242,833
Interest expense  . . . . . . . . .        91,332       99,670      107,666      116,438
- ----------------------------------------------------------------------------------------
  Net interest income . . . . . . .       138,252      138,805      134,773      126,395
Provision for loan losses . . . . .        26,000       32,000       41,000       40,000
- ----------------------------------------------------------------------------------------
  Income from earning assets  . . .       112,252      106,805       93,773       86,395
Non-interest income . . . . . . . .        47,887       39,448       43,842       45,042
Non-interest expense  . . . . . . .       134,852      123,349      125,062      120,301
- ----------------------------------------------------------------------------------------
  Income before income taxes  . . .        25,287       22,904       12,553       11,136
Federal and state income taxes  . .         7,569        6,589        2,309        1,589
- ----------------------------------------------------------------------------------------
  Income before cumulative effect
    of a change in accounting
    principle . . . . . . . . . . .        17,718       16,315       10,244        9,547
Cumulative effect of a change in
  accounting principle  . . . . . .            --           --           --           --
- ----------------------------------------------------------------------------------------
  Net income  . . . . . . . . . . .   $    17,718  $    16,315  $    10,244  $     9,547
========================================================================================
COMMON SHARE DATA
Net income  . . . . . . . . . . . .   $       .35  $       .33  $       .21  $       .20
Cash dividends declared . . . . . .           .15          .15          .15          .15
Book value  . . . . . . . . . . . .         17.50        17.31        17.15        17.09
Market value  . . . . . . . . . . .         24.25        17.50        19.63        18.38
Common stock dividend payout  . . .         55.05%       60.81%       73.17%       75.00%
Number of registered common
  shareholders  . . . . . . . . . .        21,595       21,677       21,704       21,836
Average shares outstanding
  (in thousands)  . . . . . . . . .        50,717       48,017       46,246       46,060
Common shares outstanding
  (in thousands)  . . . . . . . . .        50,864       50,503       46,292       46,164
========================================================================================
BALANCE SHEET DATA (AT QUARTER END,
  IN THOUSANDS)
Total assets  . . . . . . . . . . .   $13,770,871  $13,516,194  $13,643,040  $13,302,473
Total deposits  . . . . . . . . . .    11,786,661   11,412,934   11,534,688   11,253,391
Total loans . . . . . . . . . . . .     8,782,409    8,890,120    8,882,298    8,710,586
Shareholders' equity. . . . . . . .       920,270      903,974      823,699      818,763
Allowance for loan losses . . . . .       275,296      291,458      294,300      289,755
Long-term debt  . . . . . . . . . .       216,570       61,240       61,805       62,461
========================================================================================
OPERATING RATIOS
Return on average assets  . . . . .           .52%         .48%         .31%         .29%
Return on average common equity . .          7.76         7.61         4.94         4.64
Return on average total equity  . .          7.71         7.56         4.99         4.70
========================================================================================
LOAN QUALITY RATIOS
Allowance for loan losses to quarter-
  end loans . . . . . . . . . . . .          3.13%        3.28%        3.31%        3.33%
Net charge offs to quarterly average
  loans . . . . . . . . . . . . . .          1.90         1.56         1.67         1.80
Non-performing loans to quarter-
  end loans . . . . . . . . . . . .          4.12         4.34         4.55         4.83
========================================================================================
CAPITAL RATIOS
Tier I capital to average assets
  (leverage)  . . . . . . . . . . .          6.67%        6.58%        6.05%        6.07%
Tier I capital to risk-adjusted
  assets  . . . . . . . . . . . . .          8.94         8.72         7.93         8.12
Total capital to risk-adjusted assets       12.05        10.19         9.41         9.62
========================================================================================

UJB FINANCIAL CORP AND SUBSIDIARIES

CORPORATE DIRECTORY
- -------------------


UJB FINANCIAL CORP.                  John R. Wichelman, Jr.
301 Carnegie Center                  Dennis A. Williams
P.O. Box 2066
Princeton, New Jersey                BOARD OF DIRECTORS
08543-2066
609-987-3200                         Robert L. Boyle
                                     Representative
CORPORATE MANAGEMENT                 William H. Hintelmann Firm

Chairman, President and              John G. Collins
Chief Executive Officer              Vice Chairman
T. Joseph Semrod                     UJB Financial Corp.

Vice Chairmen                        T.J. Dermot Dunphy
John G. Collins                      President and
John R. Howell                       Chief Executive Officer
                                     Sealed Air Corporation
Senior Executive Vice Presidents
John R. Haggerty                     Elinor J. Ferdon
Sabry J. Mackoul                     Volunteer Professional
Stephen H. Paneyko                   First Vice President
                                     Girl Scouts of U.S.A.
Executive Vice Presidents
Larry L. Betsinger                   Fred G. Harvey
Alfred M. D'Augusta                  Vice President
William F. Flyge                     E&E Corporation
William J. Healy
James J. Holzinger                   John R. Howell
Richard F. Ober, Jr.                 Vice Chairman
Dennis Porterfield                   UJB Financial Corp.
Alan N. Posencheg
Edmund C. Weiss, Jr.                 Francis J. Mertz
                                     President
Senior Vice Presidents               Fairleigh Dickinson University
John D. Battaglia
Susan U. Bredehoft                   George L. Miles, Jr., CPA
Paul J. Cavaliere                    Executive Vice President
James N. Ferrier                     and Chief Operating Officer
Dennis J. Flanagan                   Thirteen/WNET
Peter J. Gindin
Robert A. Gunther                    Henry S. Patterson II
Michael J. Maiorino, Jr.             President
Charles A. Maraziti                  E'town Corporation
Ronald Phillips
Lenore Smith                         T. Joseph Semrod
George J. Soltys, Jr.                Chairman, President and
Paul V. Stahlin                      Chief Executive Officer
William J. Wolverton                 UJB Financial Corp.

Vice Presidents                      Raymond Silverstein, CPA
Richard H. Ayres                     Consultant
Bruce O. Baker                       Alloy, Silverstein, Shapiro,
Robert M. Barilla                    Adams, Mulford & Co., P.C.
Guy M. Bolter
Michael C. Brennan                   Joseph M. Tabak
Arthur J. Brown                      President and
Robert E. Brownlee                   Chief Executive Officer
Kerry K. Calaiaro                    JPC Enterprises, Inc.
David C. Chandler
Frank A. Cocco                       UNITED JERSEY BANK
John F. Conners, Sr.                 210 Main Street
R. John Custodio                     Hackensack, New Jersey 07602
Eugene J. Domowicz                   201-646-5000
Gregory G. Driscoll
Joan E. Ferrante-Rich                SENIOR MANAGEMENT COMMITTEE
Kyle S. Furtis
Paul J. Galizio                      Chairman of the Board
Faith P. Goldstein                   T. Joseph Semrod
Barry E. Griffin
R. Scott Haeckler                    President and
Robert S. Hanna                      Chief Executive Officer
Angela J. Harrison                   Sabry J. Mackoul
Sheryl M. Hempel
James A. Hughes                      Senior Executive Vice Presidents
Virginia A. Ibarra                   James J. Holzinger
Carl E. Johnson                      Robert J. Peters
F. Richard Kennedy
Robert A. Klahre                     Executive Vice Presidents
Anna R. Kolesnik                     Joseph L. Branciforte
James J. Kreig                       William F. Flyge
Joseph A. La Duca                    Stephen H. Paneyko
Christopher Lahoda                   Dennis Porterfield
Barbara J. Laird                     William J. Wolverton
Bruce D. Linger
Catherine A. Mallard                 Senior Vice President and
Francis J. McGarry                   Chief Financial Officer
Laura Metules                        Stephen J. Mauger
Richard S. Nichols
Joseph Ortu                          Senior Vice Presidents
Carl R. Osterlof                     Anthony J. Allora
William C. Pasko                     William R. Frasca
Joseph J. Patrick
Richard E. Pryor II                  Vice President
Sucre B. Ramirez                     Edward J. O'Connell
Michael D. Richey
C. Scott Rombach                     BOARD OF DIRECTORS
Brigitta E. Schmudde
Stephen R. Schragger                 Bjorn Ahlstrom
Carl B. Short                        Gene A. Burns
Joseph N. Somma                      Murray L. Cole, Esq.
Joseph A. Spatola                    Robert A.M. Coppenrath
Leonard J. Speakman                  T.J. Dermot Dunphy
Dennis M. Spinelli                   Elinor J. Ferdon
Frank J. Stanziola                   Arthur B. Fowler
Robert R. Steinberg                  Robert S. Gates
Ronald F. Suppin                     Daniel A. Gillings
Riki Swede-Floyd                     Robert S. Hekemian
H. Robert Tillman                    Vincent P. Langone
James R. White                       Sabry J. Mackoul

Francis J. Mertz                     Senior Vice President
Henry S. Patterson II                and Comptroller
T. Joseph Semrod                     Michael J. Foster
Alexander Summer, Jr.
Peter H. Zecher                      BOARD OF DIRECTORS

UNITED JERSEY BANK/                  Charles J. Bufalino, Esq.
CENTRAL, N.A.                        Walter J. Dealtrey
4365 Route 1 South                   Ronald D. Ertley
Princeton, New Jersey 08543          Alfred M. Giannangeli
609-243-4000                         Robert K. Gicking
                                     Henry A. Giuliani, Esq.
SENIOR MANAGEMENT                    Allan L. Goodman
                                     John R. Haggerty
Chairman, President                  Fred G. Harvey
and Chief Executive Officer          John R. Howell
John J. O'Gorman                     Gary F. Lamont
                                     Robert J. Miorelli
Senior Executive Vice President      William L. Morse, Jr.
Peter D. Halstead                    Michael J. Naples, Jr.
                                     Donald M. Pachence
Executive Vice Presidents            Richard H. Penske
H. Richard Minette                   John W. Pharo
Timothy S. Tracey                    Robert J. Tunnessen
                                     Robert E. Wilkes
Senior Vice Presidents               John W. Woltjen
J. Michael Cunnane
Harry H. Edel, Jr.                   FIRST VALLEY BANK
Dorinda Jenkins-Glover               One Bethlehem Plaza
Michael T. Jordan                    Bethlehem,
Eric J. Lange                        Pennsylvania 18018
Ray W. Mead                          610-865-8411
Peter G. Mitchell
Richard J. Morbee                    SENIOR MANAGEMENT
Howard A. Rice
Robert Shaffery                      Chairman of the Board
                                     John R. Howell
BOARD OF DIRECTORS
                                     President and
Robert L. Boyle                      Chief Executive Officer
Angelo H. Dalto, Esq.                Robert E. Wilkes
Kenneth H. Fisher
Richard H. Goldberger                Executive Vice Presidents
Daniel R. Goldenson                  Tomas J. Bamberger
Thomas C. Jamieson, Jr., Esq.        Frederick P. Banyard
Alvin P. Levine, CPA                 Fredric B. Cort
Bertram B. Miller
John J. O'Gorman                     Senior Vice Presidents
Henry S. Patterson II                John M. Adams, Jr.
Anthony D. Schoberl                  Philip D. Beck
Sylvester L. Sullivan                James F. Deutsch
Joseph M. Tabak                      Michael J. Foster
                                     I. Gail Howard
UNITED JERSEY BANK/                  Jack E. Taylor
SOUTH, N.A.                          Christophe-Pierre Terlizzi
1800 Chapel Avenue West              C. Palmer Zigmund
Cherry Hill, New Jersey 08002        Brian C. Zwaan

609-665-4800                         BOARD OF DIRECTORS
(Camden County)
609-451-3400                         Walter J. Dealtrey
(Cumberland County)                  Ronald D. Ertley
609-848-5100                         Alfred M. Giannangeli
(Gloucester County)                  Allan L. Goodman
                                     Fred G. Harvey
SENIOR MANAGEMENT                    John R. Howell
                                     Robert J. Miorelli
Chairman of the Board                Michael J. Naples, Jr.
Raymond Silverstein, CPA             Richard H. Penske
                                     John W. Pharo
President and                        Robert E. Wilkes
Chief Executive Officer              John W. Woltjen
Gary F. Simmerman
                                     THE HAZLETON
Executive Vice Presidents            NATIONAL BANK
Garrett W. Roberts                   101 West Broad Street
William F. Sharp                     Hazleton, Pennsylvania 18201
                                     717-459-4211
Senior Vice President
and Comptroller                      SENIOR MANAGEMENT
John Kartanowicz
                                     President and
Senior Vice Presidents               Chief Executive Officer
David L. Fithian                     Gary F. Lamont
Alan C. King
Francis P. Testa                     Senior Vice President
George S. Waddington                 Thomas L. Burns
Arty C. Zulawski
                                     Vice Presidents
BOARD OF DIRECTORS                   Norman A. Bachart, Jr.
                                     Joseph M. Baran
Barry D. Brown                       John P. Frable
Anthony S. Chigounis                 Jeffrey S. Gicking
William C. Englehart                 Diana L. James
Nathan A. Friedman, Esq.             William C. Kringe
Samuel Gerstein, Esq.                Lionel L. Lawson III
Alvin E. Granite, Esq.               Clyde L. Rhodes
Harold R. Isdaner                    Thomas W. Sheppard
P. Marvin Padgett                    Gail D. Snyder
Raymond Silverstein, CPA             William H. Troll, Jr.
Gary F. Simmerman
Robert A. Woodruff, Sr.

FIRST VALLEY CORPORATION
One Bethlehem Plaza
Bethlehem,
Pennsylvania 18018
610-865-8411

SENIOR MANAGEMENT

Chairman and
Chief Executive Officer
John R. Howell

Executive Vice Presidents
Frederick P. Banyard
Robert E. Wilkes

BOARD OF DIRECTORS                   BOARD OF DIRECTORS

Gerald L. Cohn                       William F. Flyge
Eugene S. Durigan                    Joseph J. McCaffrey
Alfred M. Giannangeli                John J. O'Gorman
Robert K. Gicking                    Henry S. Patterson II
Henry A. Giuliani, Esq.              Dennis A. Williams
John R. Howell
Gary F. Lamont                       UNITED JERSEY VENTURE
Robert J. Miorelli                   CAPITAL, INC.
William L. Morse, Jr.                301 Carnegie Center
Donald M. Pachence                   P.O. Box 2066
William R. Shull                     Princeton, New Jersey 08543-2066
William J. Smith                     609-987-3200
Sally A. Thomas
Robert J. Tunnessen                  President and
                                     Chief Executive Officer
HANOVER BANK                         Stephen H. Paneyko
639 South Main Street
Wilkes-Barre,                        UNITED JERSEY CREDIT LIFE
Pennsylvania 18703                   INSURANCE COMPANY
717-825-1300                         301 Carnegie Center
                                     P.O. Box 2066
SENIOR MANAGEMENT                    Princeton, New Jersey 08543-2066
                                     609-987-3200
President and
Chief Executive Officer              President and
Fredric B. Cort                      Chief Executive Officer
                                     Charles A. Maraziti
Senior Vice President
Stephen D. Gilligan                  UNITED JERSEY
                                     LEASING COMPANY
Vice Presidents                      301 Carnegie Center
Ernest Ashbridge                     P.O. Box 2066
Gloria Pomicter                      Princeton, New Jersey 08543-2066
                                     609-987-3200
BOARD OF DIRECTORS
                                     President and
Norma Agati                          Chief Executive Officer
Charles J. Bufalino, Esq.            Stephen H. Paneyko
M. Keen Cornell
Fredric B. Cort                      GIBRALTAR CORPORATION
William L. Davis                     OF AMERICA
Ronald D. Ertley                     350 Fifth Avenue
Allan J. Gerstein                    New York, New York 10118
John R. Howell                       212-868-4400
Msgr. Andrew J. McGowan              201-869-2444
Michael J. Naples, Jr.
Edward J. Sekol                      SENIOR MANAGEMENT
H. Melvin Vivian, Jr.
William C. Williams                  Chairman of the Board
                                     Stephen H. Paneyko
UJB FINANCIAL SERVICE
CORPORATION                          President and
55 Challenger Road                   Chief Executive Officer
Ridgefield Park,                     Irwin Schwartz
New Jersey 07660
201-296-3000                         Executive Vice President
                                     and Chief Operating Officer
SENIOR MANAGEMENT                    Harvey A. Mackler

Chairman of the Board                Executive Vice President
John G. Collins                      Leonard Stowe

President and                        Senior Vice President
Chief Executive Officer              Harvey Friedman
Alan N. Posencheg
                                     BOARD OF DIRECTORS
Executive Vice Presidents
Larry L. Betsinger                   John D. Battaglia
Joseph L. Branciforte                Murray L. Cole, Esq.
                                     Harvey A. Mackler
Senior Vice Presidents               Michael J. Maiorino, Jr.
Hubert P. Clarke                     Francis J. Mertz
Louis Greenspan                      Stephen H. Paneyko
Theodore M. Kest                     Edward E. Poor IV
Ray W. Mead                          Irwin Schwartz
Robert J. Motherwell
Santiago Patino                      FIRST VALLEY LEASING, INC.
John J. Smith                        One Bethlehem Plaza
                                     Bethlehem,
BOARD OF DIRECTORS                   Pennsylvania 18018
                                     610-865-8713
John G. Collins
John R. Howell                       President
Sabry J. Mackoul                     Patrick A. McGee
John J. O'Gorman
Alan N. Posencheg                    LEHIGH SECURITIES
Gary F. Simmerman                    CORPORATION
                                     1457 MacArthur Road
UJB INVESTOR                         Whitehall, Pennsylvania 18052
SERVICES COMPANY                     1-800-245-4487
295 Route 17 South
P.O. Box 929                         President
Paramus, New Jersey 07652            Lawrence J. Dottor
201-368-0800
1-800-631-1635                       FIRST VALLEY LIFE
                                     INSURANCE COMPANY
Regional Offices:                    One Bethlehem Plaza
201-224-0700 (Fort Lee)              Bethlehem,
908-290-3050 (Matawan)               Pennsylvania 18018
201-984-1151 (Morristown)            610-865-8411
609-683-5470 (Princeton)
201-575-6035 (West Caldwell)         President
                                     Philip D. Beck
SENIOR MANAGEMENT

President and
Chief Executive Officer
Joseph J. McCaffrey

Executive Vice President
Jack R. Ader

CORPORATE INFORMATION


HEADQUARTERS
UJB Financial Corp.
301 Carnegie Center
P.O. Box 2066
Princeton,
New Jersey 08543-2066

ANNUAL SHAREHOLDERS MEETING
UJB Financial Corp.'s annual shareholders meeting will be held on Monday, April 25, 1994 at 2:30 p.m. at the Hyatt Regency Princeton, Route One and Alexander Road, Princeton, New Jersey.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
UJB Financial Corp. offers its shareholders a convenient plan to increase their investment in the company. Through the Dividend Reinvestment and Stock Purchase Plan, holders of stock may have their quarterly dividends automatically reinvested in additional common shares without brokerage fees, commissions or service charges. In addition, optional cash payments toward the purchase of additional shares are permitted at any time, up to $10,000 per quarter. Shareholders not enrolled in this plan, as well as brokers and custodians who hold stock for clients, may receive a plan prospectus and enrollment card by contacting First Chicago Trust Company of New York at 201-324-0498.

CONTACTS
Analysts, portfolio managers, and others seeking financial information about UJB Financial Corp. should contact Kerry K. Calaiaro, vice president, investor relations, at 609-987-3226.
         News media representatives and others seeking general information should contact C. Scott Rombach, vice president, director of corporate communications/investor relations, at 609-987-3350.
         Shareholders seeking assistance should write to Lori A. Wierzbinsky, assistant corporate secretary. For assistance with stock records, please contact First Chicago Trust Company of New York at 201-324-0498, Monday through Friday 8:00 a.m. to 10:00 p.m., and Saturday 8:00 a.m. to 3:00 p.m. (Eastern
Time).

OTHER REPORTS
Copies of UJB Financial Corp.'s Form 10-K and Regulatory Reports required under
Section 112 of the Federal Deposit Insurance Corporation Improvement Act are available without charge by writing UJB Financial Corp., Corporate Comptroller, P.O. Box 2066, Princeton, New Jersey 08543-2066.

NYSE SYMBOL
UJB Financial Corp.'s common stock is traded on the New York Stock Exchange under the symbol UJB.

TRANSFER AND DIVIDEND PAYING AGENT/REGISTRAR (COMMON AND PREFERRED) First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey  07303-2500

CO-TRANSFER AGENT (COMMON)
United Jersey Bank

UJB FINANCIAL CORP.
301 Carnegie Center
P.O. Box 2066
Princeton,
New Jersey  08543-2066

UJB Financial Corp.
Appendix to Exhibit 13
1993 Annual Report

Graphic and image material

   Page        Title of Graphic Material
   -----       -------------------------
   Cover       Photo of the Galaxy

     2         Net Income (graph) (for the years 1988 to 1993)
               The information conveyed by this graph is presented in the Summary of Selected Financial Data table on this page.

     2         Annual Indicated Dividend (graph)
               The following table presents the Annual Indicated
               Dividend for the years 1988 to 1993.

               Year      Dividend
               ----      --------
               1988      $1.06
               1989       1.16
               1990       0.60
               1991       0.60
               1992       0.60
               1993       0.84

     2 Capital Ratios (graph) (for the years 1990 to 1993) The information conveyed by this graph is presented in the Summary of Selected Financial Data table on this page.

     4         Chairman's Photo
               Photo of T. Joseph Semrod, Chairman and Chief Executive
               Officer.

     5         Photo of Mountains

     10        Drawing of Lion

     10        Commercial & Industrial Loans and New Jersey Market Share
               (graph)

                         C&I Loans      UJB Financial
                        at NJ Banks      Market Share
               Year   ($ in billions)       Percent
               ----    --------------    ------------
               1988           $16.276           13.51%
               1989            17.515           13.69
               1990            17.550           14.48
               1991            14.910           16.01
               1992            13.072           17.48
               1993            12.569           17.98

     11        Photo of Lions

     12        Drawing of a Dolphin

     12        Average Commercial Loans (graph) ($ in billions)

               Year      Amount
               ----      ------
               1988      $3.869
               1989       4.452
               1990       4.863
               1991       4.682
               1992       4.550
               1993       4.354

     13        Photo of a Dolphin

     14        Drawing of a gazelle

     14        Customer Call Center (graph) (number of calls, in millions)

               Year      Calls
               ----      -----
               1990       .900
               1991      1.986
               1992      2.458
               1993      3.169

     15        Photo of a Gazelle

     16        Drawing of a tree

     16        Merchant BankCard Sales Volume (graph) ($ in billions)

               Year      Volume
               ----      ------
               1988       $6.40
               1989        7.00
               1990        7.90
               1991        8.90
               1992       10.00
               1993       12.00

     17        Photo of a Grove of Trees

     18        Drawing of birds in a nest

     18        Residential Mortgage Servicing Portfolio (graph) ($ in billions)

               Year      Amount
               ----      ------
               1988      $1.080
               1989       1.187
               1990       1.178
               1991       1.321
               1992       1.675
               1993       1.780

     19        Photo of a Bird

     20        Drawing of sea shells

     20        Total Trust Assets Under Management (graph) ($ in billions)

               Year      Amount
               ----      ------
               1988     $ 6.223
               1989       7.026
               1990       7.808
               1991      12.021
               1992      15.100
               1993      17.502

     21        Photo of a collection of Sea Shells

     23        Photo of the UJB Board of Directors

               Photo includes UJB Board of Directors:

                    1.)  Elinor J. Ferdon
                    2.)  T. Joseph Semrod
                    3.)  Henry S. Patterson II
                    4.)  John R. Howell
                    5.)  Fred G. Harvey
                    6.)  Joseph M. Tabak
                    7.)  Raymond Silverstein
                    8.)  George L. Miles, Jr.
                    9.)  T.J. Dermot Dunphy
                   10.)  Francis J. Mertz
                   11.)  John G. Collins
                   12.)  Robert L. Boyle

     25        Earnings per Share (graph)
               The following table presents Earnings per Share for the years 1988 to 1993.

                         Earnings
               Year      Per Share
               ----      ---------
               1988     $ 2.58
               1989       2.62
               1990      (0.17)
               1991       0.45
               1992       1.09
               1993       1.49

     26        Average Loans (graph) ($ in billions)

               Year    Commercial    Mortgage   Instalment     Total
               ----    ----------    --------   ----------     -----
               1988        $3.869      $1.519       $1.517    $6.905
               1989         4.452       1.706        1.633     7.791
               1990         4.863       1.819        1.866     8.548
               1991         4.682       2.000        1.988     8.670
               1992         4.550       2.208        2.035     8.793
               1993         4.354       2.340        2.024     8.718

     27        Average Demand Deposits (graph) ($ in billions)

               Year        Amount
               ----     ---------
               1988        $1.900
               1989         1.840
               1990         1.834
               1991         1.853
               1992         2.176
               1993         2.579

     28        Interest Spread & Interest Margin (graph)

                         Interest       Interest
               Year       Spread         Margin
               ----       ------         ------
               1988        3.64%          4.93%
               1989        3.46           4.84
               1990        3.20           4.33
               1991        3.34           4.22
               1992        3.84           4.52
               1993        3.99           4.64

     31        Non-Performing Loans (graph) ($ in millions)

               Year      Amount
               ----      ------
               1988      $115.6
               1989       185.9
               1990       432.0
               1991       444.7
               1992       361.8
               1993       251.7

     32        Average Total Equity (graph) ($ in millions)

               Year      Amount
               ----      ------
               1988      $773.5
               1989       844.0
               1990       867.2
               1991       812.4
               1992       854.3
               1993       958.1

     33        UJB Financial Common Stock Price Range (graph)

                              High         Low     Close
                              ----         ---     -----
          1992
          First Quarter      $18.75     $14.00    $18.38
          Second Quarter      20.38      14.63     19.63
          Third Quarter       20.75      16.50     17.50
          Fourth Quarter      24.50      16.13     24.25

          1993
          First Quarter      $29.38     $22.50    $27.13
          Second Quarter      29.25      21.63     24.50
          Third Quarter       33.25      24.25     30.00
          Fourth Quarter      30.25      23.38     24.00