Form 10-K, Exhibit 13
UJB FINANCIAL CORP /NJ/
filed 1995-03-30
CIK 101320

                                                            [UJB FINANCIAL LOGO]

                                                                            1994

                                                                   Annual Report







                                                                 PROGRESS REPORT

[CHART]
Animated people working together conveyed on inside cover.

                                                                    Exhibit 13

-----------
    UJB
 Financial
  Mission
-----------     UJB Financial will be the most consistent regional
                provider of highly profitable, quality financial services.
                We seek preeminent position in the marketplace.

                UJB will lead by delivering:

                - Superior products and excellent customer service.

                - An environment in which employees share mutual
                  respect and operate as a team. Employees will be trained, empowered and rewarded for excellence.

                - The commitment and support to enhance the quality
                  of life in our communities.

                - Long-term shareholder value.


                1
       Financial Highlights

                2
        Lines of Business

                4
        Chairman's Message

                7
 Introduction to Progress Report

                8
         Progress Report

                21
      Community Reinvestment
                                  ABOUT THE COVER: Strengthened by the
                22                restructuring, our core business lines
        Board of Directors        have a united focus to enhance customer
                                  service, increase market share and
                24                position the company for progress and
      1994 Financial Review       growth.

UJB Financial Corp. and Subsidiaries


FINANCIAL HIGHLIGHTS

                                                                                                          Increase
(Dollars in thousands, except per share data)                               1994               1993      (Decrease)
------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
Net income.........................................................  $   130,150        $    82,418           57.9%
Per common share:
   Net income......................................................         2.35               1.50           56.7
   Cash dividends declared.........................................          .94                .69           36.2
   Book value at year end..........................................        19.53              18.23            7.1
------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA AT DECEMBER 31
Total assets.......................................................  $15,429,472        $13,789,641           11.9%
Total deposits.....................................................   12,567,791         11,751,499            6.9
   Demand deposits.................................................    3,260,641          2,805,819           16.2
   Savings and time deposits.......................................    8,936,009          8,719,094            2.5
Total loans........................................................    9,656,574          8,743,708           10.4
   Commercial loans................................................    4,627,349          4,235,845            9.2
   Mortgage loans..................................................    2,790,988          2,493,661           11.9
   Instalment loans................................................    2,238,237          2,014,202           11.1
Shareholders' equity...............................................    1,104,260          1,019,252            8.3
Allowance for loan losses..........................................      214,161            244,154          (12.3)
------------------------------------------------------------------------------------------------------------------
CONSOLIDATED RATIOS
Return on average assets...........................................          .88%               .59%
Return on average common equity....................................        12.36               8.32
Efficiency ratio...................................................         60.4               64.4
Tier I capital to average assets (leverage)........................         7.02               7.20
Tier I capital to risk-adjusted assets.............................         9.27               9.64
Total capital to risk-adjusted assets..............................        12.04              12.67
Allowance for loan losses to year-end loans........................         2.22               2.79
Non-performing loans to year-end loans.............................         1.74               2.91
------------------------------------------------------------------------------------------------------------------

See accompanying consolidated financial statements and notes.


EARNINGS PER SHARE
The following table presents the earnings per share (EPS) for the years 1989 to 1994 in dollars.


Year              EPS
----            ------
1989            $ 2.62
1990             (0.29)
1991              0.46
1992              1.09
1993              1.50
1994              2.35


ANNUAL INDICATED DIVIDEND
The following table presents the annual indicated dividend for the years 1989 to 1994 in dollars.


Year            Dividend
----            --------
1989             $1.16
1990              0.60
1991              0.60
1992              0.60
1993              0.84
1994              1.04


NON-PERFORMING LOANS TO YEAR-END LOANS
The information conveyed by this chart is presented for the years 1989 to 1994 in the Summary of Selected Financial Data table on pages 38 and 39 of this report.

[CHART]

LINES OF
BUSINESS


COMMERCIAL
BANKING

Provides commercial, specialized and real estate lending, leasing, corporate banking services, investment, administrative and financial advice to businesses and government entities.

STRENGHTS
- Sustains banking relationships with 25% of all middle market companies within the region.
-  Largest asset based lender in New Jersey.
- Secured lending comprises 86% of the portfolio compared to regional average of 72%.
- Consistent presence in the marketplace confirms strong relationship orientation.

1994 SUCCESSES
-  Increased commercial and industrial lending 16.5%.
- Maintained No. 2 market share position in New Jersey for commercial and industrial loans.
- Initiated new fee based products - secondary commercial mortgage market conduit program, overseas letter of credit issuance facility, and StatLink, a package of automated claims and payment processing services for the medical community.


KEY DATA
COMMERCIAL LOANS
The following table represents commercial loans in billions for 1994.


Description                Amount
-----------                ------
Middle market               1.5
Construction                0.7
Asset based                 0.6
Other                       0.5
Large corporate             0.4
Small business/retail       0.3
Leasing                     0.3
International               0.2
Health/medical              0.1
                           ------
Total Commercial loans      4.6


CURRENT STRATEGIES
-  Enhance strong competitive position in middle market.
- Install relationship profitability system; centralize customer service center, loan documentation and closing units.
- Expand asset based lending, health and medical lending, treasury services, international trade services, and letters of credit.
-  Employ risk-based relationship pricing.


RETAIL BANKING

Delivers retail banking services to consumers and small businesses through 270 community banking offices in New Jersey and eastern Pennsylvania.

STRENGTHS
- Serves more than 900,000 households and 60,000 small businesses across the UJB Financial region.
- Operates 256 automated teller machines which average 6,400 transactions per month, compared to a national peer average of 5,300.
-  Customer Call Center processed nearly five million calls in 1994.
-  Largest merchant bankcard processor in New Jersey.

1994 SUCCESSES
- Acquisition of VSB Bancorp, Inc. strengthened No. 1 deposit market share in Bergen County.
- Palisade Savings Bank acquisition strengthened position in Bergen and Hudson counties.
-  More than 600,000 debit card holders.
- Centralized small business lending in retail with streamlined credit approval, specialized products and services, and minority lending group.

KEY DATA
CUSTOMER CALL CENTER (calls in millions)
The following table represents calls received by the Customer Call Center in millions for the years 1989 to 1994.


Year         Calls
----         -----
1990           0.9
1991         1.986
1992         2.458
1993         3.169
1994           4.9


CURRENT STRATEGIES
-  Expand market share by acquisition and continue to prune branch network.
-  Increase customer retention through relationship packages.
-  Centralize Customer Call Center functions and increase volume.
-  Automate consumer loan originations.
-  Reduce loan approval time.
-  Build small business emphasis.
-  Further strengthen sales and customer service orientation.

LINES OF
BUSINESS (continued)



MORTGAGE BANKING

Offers full-service mortgage banking that serves customers from the mortgage application through final payoff.

STRENGTHS
-  Major force in home mortgage originations and mortgage loan servicing.
-  Residential servicing portfolio of $2.1 billion.
- Residential mortgage outstandings of more than $1.3 billion representing about 15,000 accounts.

1994 SUCCESSES
-  Unified mortgage operations in New Jersey and Pennsylvania.
-  Residential mortgages rose 43% including acquisitions.
-  Originated $552 million in mortgage loans.


KEY DATA
RESIDENTIAL MORTGAGE SERVICING ($ in billions)
The following table represents residential mortgage servicing in billions for the years 1989 to 1994.


Year          Services
----          --------
1989           1.185
1990           1.178
1991           1.321
1992           1.675
1993            1.78
1994           2.133



CURRENT STRATEGIES
- Streamline mortgage production; re-engineer and automate for low cost structure and fast service.
-  Expand penetration of retail branch customer base.
-  Purchase servicing portfolios on a selective basis.
-  Expand servicing fee income stream.


INVESTMENT
MANAGEMENT

Provides private banking, a full range of investment products, and administrative and custodial services to individuals and institutions, as well as full-service discount brokerage.

STRENGHTS
- One of the region's largest proprietary mutual fund providers with $1.1 billion in assets.
- Through UJB Investor Services and Lehigh Securities, provide full-service and discount brokerage services in selected offices across the retail banking network.
- Trust department with assets of $18.0 billion and discretionary assets of $3.9 billion.

1994 SUCCESSES
- Developed team approach built around a sales unit and headed by a relationship manager.
-  Created new cross-selling opportunities.
-  Integrated the Private Bank into the line of business.

KEY DATA
TRUST ASSETS UNDER MANAGEMENT ($ in billions)
The following table presents trust assets under management for the years 1989 to 1994 in billions.

              Trust
Years         Assets
-----         ------
1989           7.026
1990           7.808
1991          12.021
1992          15.501
1993          17.502
1994          18.031



CURRENT STRATEGIES
- Cross-sell investment products to expanding wholesale and retail customer base.
-  Enhance customer service through redesign of the referral program.
-  Expand market share in corporate trust and employee benefit products.
-  Position Private Bank as bank of choice in region.
-  Increase sales penetration within institutional market.

                WORKING THROUGH OUR FOUR CORE BUSINESS LINES --
                      COMMERCIAL BANKING, RETAIL BANKING,
                 MORTGAGE BANKING AND INVESTMENT MANAGEMENT --
                      WE HAVE STREAMLINED THE COMPANY FOR
               COMPETITIVE ADVANTAGE AND INCREASED PROFITABILITY.
                   ... OUR ENTIRE ORGANIZATION IS FOCUSED ON
                               CUSTOMER SERVICE.



CHAIRMAN'S MESSAGE

This past year was one of progress and one of challenge. Our earnings increased for the fourth consecutive year. A strengthened regional economy helped us achieve significant loan growth. Non-performing loans declined to their lowest level in six years. The restructuring of the company along core lines of business was completed, as well as the consolidation of our member banks into United Jersey Bank in New Jersey and First Valley Bank in eastern Pennsylvania.

Working through our four core business lines - commercial banking, retail banking, mortgage banking and investment management - we have streamlined the company for competitive advantage and increased profitability. Simultaneously, our entire organization is focused on customer service, and each business unit has developed specific service quality goals. A new partnership has been created between our operations center and the business lines which is certain to increase productivity.

With the new structure comes a redefined mission: our objectives are to reinforce our position as a market leader in financial services and deliver long-term shareholder value.

Along with setting new financial goals, we have also set a goal to achieve total customer satisfaction. We want to make customer service our ultimate focus - to make our customers the reason for everything that we do. We believe that every decision we make and every technological investment should be to benefit or serve customers. You will be reading more of our thoughts on this subject in the UJB Financial: Progress Report section.

DIVIDEND RAISED As a result of UJB Financial's continued earnings improvement, the common stock dividend was increased 11.5 percent in February 1995 to $.29 per share, with an annual dividend rate of $1.16 per share. Since March 1993, the dividend has been raised a total of 81.3 percent. This reflects the Board of Directors' continued confidence in our progress.

THREE ACQUISITIONS As part of our strategy to expand market share and maximize the value of our franchise, during 1994 we acquired VSB Bancorp, Inc., parent of Valley Savings Bank, and Palisade Savings Bank, FSB which had combined assets of over $700 million. The VSB Bancorp merger was completed in July 1994. Their branches have

[PHOTO]
Photo of T. Joseph Semrod

T. JOSEPH SEMROD
Chairman and Chief Executive Officer

further enhanced our strong presence in affluent Bergen County. Palisade Savings Bank with branches in both Bergen and Hudson counties was acquired in September 1994.

Our acquisition activity continued into 1995 when in January we entered into a definitive merger agreement with Bancorp New Jersey, Inc., parent of New Jersey Savings Bank, with $480 million in assets. Their retail offices are in Somerset, Hunterdon and Mercer counties. The addition of Bancorp will move us into second place for market share in Somerset County, which ranked fifth in the nation in the latest per capita income rankings by county. We will also gain access to Hunterdon County.

IMPROVED PERFORMANCE Net income for 1994 was $130.2 million, or $2.35 per common share, a 57.9 percent increase over 1993. Increased net interest income, lower non-interest expenses, and a reduction in non-performing loans contributed to our improved performance.

To further accelerate the resolution of non-performing loans and other real estate owned (OREO), we identified certain assets with a net realizable value of $90.9 million at December 31, 1994 for potential sale in bulk transactions. An additional provision for loan losses of $10 million was recorded in the fourth quarter of 1994 in connection with this transaction. At December 31, 1994, non-performing loans declined 34.1 percent from a year ago, and OREO 57.9 percent.

The execution of our new line of business strategies will keep us competitive and allow our organization to achieve a solid financial performance while further improving customer service. We are making progress, however, there is still much to be done.

FINANCIAL GOALS When we announced the restructuring in September 1993, we set new financial goals for the company: a return on assets (ROA) of 1.20 percent, a return on common equity (ROE) of over 15 percent, and a 59 percent efficiency ratio, all by the fourth quarter of 1995.

                       UJB FINANCIAL HAS EMERGED FROM THE
                   RESTRUCTURING AND CONSOLIDATION AS A MUCH
                     STRONGER COMPANY AND A MAJOR REGIONAL
                   FORCE IN THE FINANCIAL SERVICES INDUSTRY.
                      OUR BUSINESS LINES ARE POSITIONED TO
                      BENEFIT FROM THE IMPROVING REGIONAL
                    ECONOMY. WE HAVE SHARPENED OUR FOCUS ON
                         EFFICIENCY AND PROFITABILITY.


For the fourth quarter of 1994, our ROA was .89 percent, and ROE was 12.57 percent. If you exclude the additional provision for loan losses recorded for the bulk sale, ROA would have been 1.04 percent, and ROE 14.77 percent. This core performance shows that we are on the way to our stated goals.

The efficiency ratio for 1994 improved to 60.4 percent, excluding OREO and restructuring expenses. The efficiency ratio is a measure of productivity. We compare very favorably against our bank peer group average of 62.4 percent.

LOAN GROWTH Substantial loan growth in 1994 played an important part in our improved performance. Total loans at December 31, 1994 were $9.7 billion, a 10.4 percent increase from the prior year. With help from strong growth in commercial and municipal accounts, demand deposits climbed 16.2 percent to $3.3 billion at year end. Total deposits reached $12.6 billion, a 6.9 percent increase over the prior year.

In April 1994, it was my pleasure to welcome Anne Evans Estabrook to the Board of Directors. Mrs. Estabrook is the owner of Elberon Development Co., a real estate company. She is also president of David O. Evans, Inc., a real estate management and construction firm. Her expertise in property management and previous experience as a bank director should prove invaluable to our company.

UJB Financial has emerged from the restructuring and consolidation as a much stronger company and a major regional force in the financial services industry. Our business lines are positioned to benefit from the improving regional economy. We have sharpened our focus on efficiency and profitability.

At UJB Financial, we remain committed to maximizing shareholder value and maintaining long-term earnings growth. Your support of our ongoing endeavors is appreciated.

                                       /s/ T. Joseph Semrod

                                       T. Joseph Semrod
                                       Chairman and Chief Executive Officer
                                       March 9, 1995

                         UJB FINANCIAL: PROGRESS REPORT

                            ON THE FOLLOWING PAGES,
                             UJB FINANCIAL CHAIRMAN
                              T. JOSEPH SEMROD AND
                          SEVEN MEMBERS OF THE SENIOR
                                MANAGEMENT TEAM
                    DISCUSS THE COMPANY'S PROGRESS SINCE THE
                             RESTRUCTURING AND THE
                          IMPLICATIONS FOR THE FUTURE.


[PHOTO]

Photo of senior management team having a round table discussion.

(left to right)
John R. Haggerty, Alan N. Posencheg,
John J. O'Gorman, T. Joseph Semrod,
Stephen H. Paneyko, John R. Howell (standing),
Sabry J. Mackoul and John G. Collins.

                        UJB FINANCIAL: PROGRESS REPORT

                                  [PHOTO]
                           Photo of John G. Collins

                           OUR STRONG LOAN GROWTH IN
                         1994 -- THE FIRST SIGNIFICANT
                            INCREASE IN LOAN VOLUME
                           SINCE 1990 -- CHANGED THE
                               WAY WE MANAGED THE
                            INVESTMENT PORTFOLIO. WE
                             REDIRECTED INVESTMENT
                           MATURITIES AND OTHER CASH
                               FLOWS TO FUND THIS
                                  LOAN GROWTH.

                                JOHN G. COLLINS
                                 Vice Chairman


Q. HAS THE RESTRUCTURING MET MANAGEMENT'S EXPECTATIONS?

     SEMROD Yes, all in all, we're quite pleased. We established visible financial goals for the company, and at the same time we set some ambitious customer service expectations. We are also putting together some very, very aggressive business development goals for our business lines. We fully expect to meet these goals -- financial and otherwise. I think that we are starting to show some real positive results.

     COLLINS There were some areas of real challenge when we began the restructuring. We wanted to get closer to the customer, stay current on technology, and be sure that we had appropriate levels of customer service. Of course, we also wanted to keep our financial house in order. When you consider all those challenges, we are proud of the progress that we have made.

Q. WHEN WE ANNOUNCED THE RESTRUCTURING IN 1993, WE ESTABLISHED NEW FINANCIAL GOALS FOR THE COMPANY. THEY ARE A RETURN ON ASSETS OF 1.2 PERCENT, A RETURN ON COMMON EQUITY OF OVER 15 PERCENT, AND AN EFFICIENCY RATIO OF 59 PERCENT ALL BY THE FOURTH QUARTER OF 1995. HOW ARE WE DOING?

     HAGGERTY We continue to make steady progress in reaching these goals. For example, in 1993 our efficiency ratio was 64.4 percent. In 1994, it improved to 60.4 percent.

     Return on average assets rose to .88 percent during 1994, compared to .59 percent for 1993. Finally, return on common equity moved up to 12.36 percent in 1994, from 8.32 percent in 1993.

Q. AN IMPORTANT COMPONENT OF OUR RESTRUCTURING WAS THE CREATION OF A CENTRALIZED CREDIT RISK MANAGEMENT GROUP. WHAT BENEFITS HAS THIS PROVIDED?

     HOWELL The creation of a centralized credit risk management group has provided uniformity and consistency throughout our company in credit administration and loan approvals. This group is dedicated to ensuring our commitment to a balanced and disciplined approach to the credit process. Our credit culture promotes a consistent methodology for generating quality assets within realistic growth and profitability objectives. This strategy fosters an enhanced and proactive response to customers and prospects.

     We have redesigned our monitoring tools to sustain quality within the portfolio. These tools help us to better assess situations that we should improve or exit.

     The consolidation has created a uniformity in the language throughout the company. It has enhanced training and created a total awareness of important issues such as credit concentration. All of these efforts strengthen our ability to achieve our business objectives while assuring the risk quotient is appropriate.

Q. OUR NET INCOME FOR 1994 WAS $130.2 MILLION, A 58 PERCENT INCREASE OVER 1993. TO WHAT DO YOU ATTRIBUTE THIS GROWTH?

EXPORTING / INTERNATIONAL
TRADE HAS A TREMENDOUS IMPACT ON NEW JERSEY'S ECONOMY.

[PHOTO]

Photo of a cargo ship unloading at a dock and a First Valley Bank and United Jersey Bank Global Access card.

GLOBAL ACCESS VISA CHECK CARD ALLOWS CUSTOMERS
TO MAKE WITHDRAWALS AND PURCHASES WORLDWIDE.

PRIVATELY HELD SMALL BUSINESSES
ARE MAKING AN IMPORTANT CONTRIBUTION
TO OUR REGION'S GROWING ECONOMY.

[PHOTO]

Photo of two men working together and a personal computer monitor with the words "Business Express/PC" on the screen.

BUSINESS EXPRESS/PC LINKS SMALL BUSINESSES
TO OUR BANKS VIA THEIR PERSONAL COMPUTERS.

                                    [PHOTO]
                           Photo of John R. Howell

                               THE CREATION OF A
                               CENTRALIZED CREDIT
                           RISK MANAGEMENT GROUP HAS
                            PROVIDED UNIFORMITY AND
                             CONSISTENCY THROUGHOUT
                             OUR COMPANY IN CREDIT
                            ADMINISTRATION AND LOAN
                             APPROVALS.  THIS GROUP
                          IS DEDICATED TO ENSURING OUR
                            COMMITMENT TO A BALANCED
                            AND DISCIPLINED APPROACH
                             TO THE CREDIT PROCESS.

                                 JOHN R. HOWELL
                                 Vice Chairman


     HAGGERTY Many areas of the company contributed to our 1994 earnings performance, in addition to the improvement in our region's economy. The economy helped us in two ways. First, we experienced significant loan growth, which from year-end 1993 to year-end 1994 rose over $900 million, or 10.4 percent.

     Second, real estate values stabilized which enabled us to resolve problem loans and reduce non-performing loans and other real estate owned (OREO). Our credit quality costs, including the provision for loan losses and OREO expenses, declined $34 million from a year ago.

     To further accelerate the resolution of non-performing loans and OREO, certain assets were identified for potential sale in bulk transactions. These assets had a net realizable value of $90.9 million at December 31, 1994. They were construction and commercial real estate loans, both non-accruing and accruing, and OREO properties. An additional provision for loan losses of $10 million was recorded in the fourth quarter of 1994 in conjunction with this transaction. The sale will enable us to take non-productive dollars and reinvest them into assets that will have a positive effect on earnings.

Q. WE HAVE ALL READ ABOUT LARGE BANKS THROUGHOUT THE COUNTRY THAT ARE CLOSING BRANCHES TO REDUCE EXPENSES. WHAT HAS UJB FINANCIAL ALREADY DONE IN THIS REGARD AND WHAT ARE THE FUTURE PLANS FOR OUR BRANCH NETWORK?

     MACKOUL Over the last six years, we have closed or consolidated 39 branches. During 1995, we plan to consolidate an additional seven offices, which include four of the Palisade Savings branches. So, in six years we've pruned about 18 percent of our facilities.

Q. IN THE RESTRUCTURING, WE COMBINED PRIVATE BANKING AND INVESTMENT MANAGEMENT. BOTH OF THESE PLUS RESIDENTIAL MORTGAGES REPORT TO THE SAME LINE OF BUSINESS HEAD. WHAT HAS BEEN THE RESULT?

     O'GORMAN I think that our greatest accomplishment here is that we've substantially improved the referral process. For example, in the mortgage area prior to the consolidation, applications were not referred elsewhere in the bank for cross-selling opportunities. Now, all mortgages over $250,000 are automatically sent to the private banking department to see if this individual qualifies as a private banking or investment management client. Cross-selling is our philosophy and that has substantially accelerated the interaction between our divisions.

Q. WE HAVE HAD GREAT SUCCESS WITH OUR GLOBAL ACCESS CHECK CARD. ARE THERE ANY NEW FEATURES OR BENEFITS IN STORE FOR THIS DEBIT CARD?

     MACKOUL Our Global Access VISA check card can now be used at the teller line the same way it is used at an automated teller machine (ATM). That is, customers can withdraw money without writing a check, simply by giving

                                   [PHOTO]
                          Photo of John R. Haggerty

                            OVER THE LAST SIX YEARS,
                           REVENUE ENHANCEMENT IDEAS
                                SUBMITTED BY OUR
                            EMPLOYEES HAVE ENHANCED
                           THE COMPANY'S EARNINGS BY
                             $33 MILLION. MANY ARE
                           DIRECTED TOWARDS IMPROVING
                                 PROCESSES AND
                            ENHANCING PRODUCTIVITY.

                                JOHN R. HAGGERTY
                        Senior Executive Vice President
                                    Finance


the card to the teller and entering their personal identification number (PIN) into a PIN pad at the teller counter. Customers can also transfer funds between accounts and make deposits without a deposit ticket. The customers are reducing the number of checks they have to write each month, and reducing the expense of reordering checks.

      During the first quarter of 1995, we were the first bank in the country to introduce the United Jersey/First Valley Bank Global Access Business check card to small businesses. This VISA check card can be used by small business owners to make purchases anywhere that VISA, MAC and NYCE are accepted. They can also withdraw cash from any participating ATM, and can even use it to pay for travel and entertainment.

Q. OUR INTERNAL CONSOLIDATIONS HAVE FURTHER STRENGTHENED THE TIES BETWEEN OUR NEW JERSEY AND EASTERN PENNSYLVANIA OPERATIONS. HAS THE CONSOLIDATION ALSO ENHANCED OUR ABILITY TO GARNER MORE BUSINESS FROM THE EASTERN PENNSYLVANIA MARKET?

     HOWELL Definitely. From the commercial side of our business, reorganization and structural changes have allowed us to have one management team focus across both New Jersey and eastern Pennsylvania. This has permitted an increased and consistent calling presence in the Philadelphia marketplace. With higher lending limits, we now have the opportunity to work with customers on the upper end of the middle market. Also, by coordinating our advertising and marketing efforts, our business development program is more efficient and effective. This is particularly evident in the small business and retail areas where our community branches are enjoying record levels of growth.

Q. DURING 1994, UJB FINANCIAL SHOWED AN INCREASE IN COMMERCIAL LOAN GROWTH. WHAT AREAS HAD THE MOST SIGNIFICANT GROWTH AND WHAT WILL BE THE KEY EMERGING GROWTH MARKETS GOING FORWARD?

     PANEYKO During 1994, we saw significant growth in middle market lending, national accounts and asset based lending. We continue to be the largest asset based lending institution in New Jersey, and going forward will capitalize on our expertise.

     In the Northeast, we are continually in contact with institutions who have credit strategies and capabilities similar to ours to do loan participations. As 1995 unfolds, you'll see us developing a common marketing name for our asset based lending related activities. In 1994, this was a profitable way to increase assets, and we expect it to continue into the future.

     In addition, import/export trade finance credit related business continues to have a lot of potential for UJB Financial. Our investments in technology such as our automated letters of credit, as well as our highly trained staff, position us to take advantage of two of the more significant ports in the United States -- Port Elizabeth and Philadelphia.

THE TRANSPORTATION INDUSTRY
PROVIDES A POWERFUL
STIMULUS FOR ECONOMIC GROWTH.

[PHOTO]

Photo of a freight truck crossing an elevated bridge over a city at sunset and a ledger book inscribed with "Asset Based Lending."

WE HAVE GROWN TO BE ONE OF
THE LARGEST ASSET BASED LENDERS
IN THE NORTHEAST.

HEALTH CARE SERVICES OFFER RESIDENTS OF OUR
REGION AN ULTRA MODERN NETWORK OF FACILITIES.

[PHOTO]

Photo of a doctor listening to a child's lungs with a stethoscope and an advertising circular for Statlink.

STATLINK IS A LEADING EDGE ELECTRONIC DATA
PRODUCT FOR THE REGION'S HEALTH CARE INDUSTRY.

                                    [PHOTO]

                           Photo of Sabry J. MacKoul

                            CONSUMERS WANT A BANK TO
                             CONCENTRATE ON TIMELY
                             SERVICE, DEMONSTRATE A
                         SINCERE INTEREST IN RESOLVING
                           PROBLEMS, BE AS HELPFUL AS
                            POSSIBLE WHEN PROVIDING
                         SERVICE AND BE COURTEOUS.....
                            WE ARE NOW EXPANDING OUR
                           TRAINING PROGRAMS TO FOCUS
                            ON THESE QUALITY ISSUES.

                                SABRY J. MACKOUL
                        Senior Executive Vice President
                                 Retail Banking


     United Jersey Bank is also the recognized leader in serving the premier hospitals in New Jersey, and we work with numerous doctor partnerships. We have the capability to meet the needs of the rapidly changing medical industry.

Q. THE INVESTMENT MANAGEMENT DIVISION IS USING THE RELATIONSHIP MANAGER/TEAM APPROACH. WHAT SPECIFICALLY DOES THIS MEAN?

     O'GORMAN In the private bank area, each of our clients is assigned a relationship manager who acts as the single point of contact with that customer. As no one individual can possess all skills, we've created a relationship team centered around that manager. The entire team will work on the client's behalf. The customer talks to one individual for service of all financial needs such as insurance, brokerage, investment advice and mortgage.

Q. HOW HAS THE CONSOLIDATION CHANGED THE ORGANIZATION OF UJB FINANCIAL SERVICE CORPORATION?

     POSENCHEG The Service Corporation has restructured itself to be more responsive to the lines of business. Our system development efforts, as well as our operational support areas, are aligned with wholesale, retail, mortgage and investment management/private banking. In reality, the lines of business are our customers. In fact, we try to deal with them as if they have an alternative and can go elsewhere for service if we don't perform up to their expectations. As a result, the company is assured a far greater return on its investment in technology.


     COLLINS The organizational change has made the Service Corporation sharpen its customer focus. Now everything is measured and analyzed to be sure that the business lines are being served. A partnership has been created between the Service Corporation and the business lines. This can't help but produce positive results.

Q. WHAT SPECIFICALLY WILL THE SERVICE CORPORATION BE DOING DURING 1995 TO HELP THE BUSINESS LINES REACH THEIR FINANCIAL GOALS?

     POSENCHEG Supporting consolidations has been a high priority for the Service Corporation for the last four years. These activities have increased our ability to serve the entire organization and have driven down the company's overall operation and technology costs. In 1995, we will use our technology initiatives to further lower line of business expenses. For example, working closely with the business lines, we are addressing the origination function for various lending areas including instalment, small business, mortgage and commercial to reduce operating costs. Simultaneously, we will be increasing revenues and improving service to our customers.

Q. HAS THE RESTRUCTURING ACTUALLY CHANGED THE OPERATIONS OF THE FINANCE DEPARTMENT?

     HAGGERTY Very much so. The restructuring has caused us to consolidate the reporting units and focus on supporting the lines of business. Accordingly, we are designing and building a line of business accounting system. This is a major

                                   [PHOTO]

                           Photo of John J. O'Gorman

                               THERE ARE MANY NEW
                               OPPORTUNITIES FOR
                          CROSS-SELLING OUR FINANCIAL
                            SERVICES. UNDER OUR NEW
                          LINE OF BUSINESS STRUCTURE,
                            OUR CHALLENGE WILL BE TO
                           RECOGNIZE THEM AND EXPAND
                          OUR CUSTOMER RELATIONSHIPS.
                             OUR GOAL IS TO BETTER
                           SERVE OUR CUSTOMERS, SELL
                            MORE PRODUCTS PER CLIENT
                            AND BE MORE PROFITABLE.

                                JOHN J. O'GORMAN
                        Senior Executive Vice President
                           Private Banking/Investment
                              Management/Mortgage


undertaking and requires tremendous dedication and commitment on the part of our staff. There is excitement for this project, and it is progressing very well. Once completed, we will be able to report by business segment and provide product profitability.

Q. WHAT IS THE COMPANY'S STRATEGY FOR THE CORE BUSINESSES?

      SEMROD We must continue to strive for superior customer service. Every strategy of the lines of business must start by embodying that important principle. The restructuring has allowed us to give one senior executive singular responsibility for everything that affects the customer in that line of business. For example, all of our senior executives are making more customer calls whether in retail, wholesale, investment management or private banking.

      Right now, all of our business lines are doing a great job of cross-selling within their own areas. But, I want to see us do a better job in cross-selling across lines of business. There are tremendous opportunities here.

Q. HOW HAVE OUR CUSTOMERS BENEFITED FROM THE CONSOLIDATION OF THE MEMBER BANKS?

     HOWELL The most obvious benefit is that our customers now have access to the entire branch network in their state. United Jersey Bank clients can do business with any one of the 197 community offices throughout New Jersey. Pennsylvanians have available the entire 73 branch system stretching from Wilkes-Barre to the Philadelphia suburbs and to Lancaster.

     The consolidation has resulted in each of the two banks having higher lending limits and has provided the opportunity to standardize and expand product lines. We have taken advantage of new technology by installing a state-of-the-art branch automation system throughout the entire network. This translates to better service at less cost to the customer.

     The unified approach to product and marketing, combined with our new technology, has provided benefits which we have just begun to tap.

Q. WHAT IS UJB FINANCIAL DOING IN RETAIL BANKING TO FURTHER IMPROVE SERVICE TO OUR CUSTOMERS?

     MACKOUL To achieve excellence, we first had to know the consumer's definition of superior customer service. We had a customer satisfaction survey done which showed that consumers want a bank to concentrate on timely service, demonstrate a sincere interest in resolving problems, be as helpful as possible when providing service and be courteous. As a result of the survey, we are now expanding our training programs to focus on these quality issues.

     But, that's not all. We will be automating our instalment loan origination department in the second quarter of 1995 which will result in faster loan approvals. We'll continue to enhance our branch automation system at both the teller window and the platform areas. We will be expanding our Customer Call Center which experienced a fifty percent

TELECOMMUNICATIONS REPRESENTS ONE OF THE REGION'S FASTEST GROWING TECHNOLOGIES.

[PHOTO]

Photo of an industrial satellite dish with a portable personal computer displaying a welcome to UJB Financial's Mortgage Origination System.

TECHNOLOGY ALSO EXPEDITES OUR MORTGAGE LOAN APPROVAL PROCESS WHILE REDUCING
COSTS.

FINANCIAL SERVICES COMPANIES ARE EXPANDING THEIR CUSTOMER BASE BY FOCUSING ON INDIVIDUAL NEEDS.

[PHOTO]

Photo of two people reviewing documents at a table and a briefcase with an advertisement for Private Banking on top of it.

THE PRIVATE BANK OFFERS HIGH NET WORTH INDIVIDUALS A UNIQUE, PERSONALIZED RELATIONSHIP.

                                    [PHOTO]

                          Photo of Stephen H. Paneyko

                         WE'LL DIFFERENTIATE OURSELVES
                            FROM THE COMPETITION BY
                             UNDERSTANDING CUSTOMER
                             NEEDS, RAPID RESPONSE,
                              QUICK RESOLUTION OF
                          PROBLEMS, PROVIDING INDUSTRY
                              EXPERTISE AND BEING
                            PERCEIVED AS A STRATEGIC
                            BUSINESS PARTNER. THESE
                           CONCEPTS ARE PART OF EVERY
                           UJB FINANCIAL RELATIONSHIP
                                MANAGER'S CREDO.

                               STEPHEN H. PANEYKO
                        Senior Executive Vice President
                               Commercial Banking


growth in call volume in 1994. In fact, in 1995 we expect six million calls to go to the Center. That's very significant because it frees up branch staff to cross-sell products and services.

Q. IN OUR MARKETPLACE, AS COMPETITION FROM BANKS AND NON-BANKS BECOMES MORE INTENSE IN PROVIDING CREDIT AND NON-CREDIT PRODUCTS, HOW WILL WE DIFFERENTIATE OURSELVES FROM THE COMPETITION?

     PANEYKO On the commercial side as well as the retail, we'll differentiate ourselves from the competition by understanding customer needs, rapid response, quick resolution of problems, providing industry expertise, and being perceived as a strategic business partner. These concepts are part of every relationship manager's credo.

Q. WHAT ARE THE STRATEGIES EMPLOYED IN MANAGING THE COMPANY'S INVESTMENT SECURITIES PORTFOLIO, AND ARE DERIVATIVES USED IN ANY WAY?

     COLLINS During 1994, we experienced the first significant increase in loan volume since 1990. From 1990 until early 1994, excess funds generated from deposits were placed in the investment portfolio, which grew on average from $3.0 billion in 1990 to $3.9 billion in 1993. We concentrated on using the investment portfolio as a primary source of interest income and maintaining net interest margin. Our strong loan growth in 1994 changed the way we managed the investment portfolio, as we redirected investment maturities and other cash flows to fund this loan growth.

     The stronger economic conditions during 1994 also produced a rising interest rate environment, as the Federal Reserve moved interest rates upward to restrain perceived inflationary pressures. The shift in the asset mix to the higher yielding loan portfolio, combined with this interest rate scenario, resulted in increased net interest income in 1994.

     At year end, we had derivatives in the form of interest rate swaps with a notional value of $923.5 million, or 6 percent of assets, which were accounted for as hedges. These instruments are used primarily as part of our asset/liability management process. In 1994, hedged transactions reduced net interest income by $1.2 million, or less than one percent.

Q. SINCE THE INCEPTION OF OUR REVENUE ENHANCEMENT PROGRAM IN 1989, OVER $33 MILLION IN EMPLOYEE SUGGESTIONS HAVE BEEN IMPLEMENTED. AFTER FIVE YEARS, HAS THIS PROGRAM LOST ITS MOMENTUM?

     HAGGERTY Not at all. In 1994, we received 600 ideas from our employees. We were able to implement 180 of them, which contributed $7.2 million annually to our bottom line. Others will be implemented in 1995. We continue to receive about 50 suggestions a month, and experience a 40 percent acceptance rate. Many are directed towards improving processes and enhancing productivity. For example, one of the best 1994 ideas was to create a more efficient process in the asset based lending audit function using lap top computers. That one idea generated

                                   [PHOTO]

                           Photo of Alan N. Posencheg

                            CONSOLIDATION ACTIVITIES
                           HAVE INCREASED OUR ABILITY
                              TO SERVE THE ENTIRE
                             ORGANIZATION AND HAVE
                           DRIVEN DOWN THE COMPANY'S
                             OVERALL OPERATION AND
                               TECHNOLOGY COSTS.

                               ALAN N. POSENCHEG
                            Executive Vice President
                              Corporate Operations
                            and Information Services


$300,000 in annual savings. As you can see, there is still potential left in this program, and we'll continue to realize the benefits.

Q. NON-CREDIT FEE INCOME IS AN INCREASINGLY IMPORTANT ASPECT OF A BANK'S EARNINGS. HOW WILL COMMERCIAL BANKING CONTRIBUTE TO THIS INCOME CATEGORY?

     PANEYKO For the last five years, non-credit fee income for commercial banking has shown a compounded growth rate of 13 percent a year. By continually introducing new products, we have supplemented our fee income base. One example is StatLink, an electronic medical claims processing system that is used by doctors and hospitals. We have the exclusive right as a financial organization to offer this product in New Jersey and Pennsylvania.

     We are also the only commercial bank in the country that has been selected by Merrill Lynch to go into a joint venture whereby UJB Financial originates commercial mortgages for sale and retains the servicing for a fee. This will also introduce opportunities to expand our fee based business.

Q. UJB FINANCIAL IS ALREADY A MAJOR FORCE IN THE ORIGINATION OF HOME MORTGAGES AND IN MORTGAGE LOAN SERVICING. WITH RISING INTEREST RATES, WAS THERE A DECLINE IN THE MORTGAGE AREA IN 1994?

      O'GORMAN No, due to our early reaction in anticipation of changing rates, we proactively and aggressively sold our adjustable rate mortgage products as opposed to traditional 30-year fixed rate loans. As a result, we actually experienced an increase in 1994.

      When you look at the current market, there is now much less difference in rates between the two products, so you might actually see fixed rate mortgages becoming popular again in 1995.

Q. WHAT IS OUR ACQUISITION STRATEGY FOR 1995? WHERE WOULD WE CONSIDER EXPANDING?

     Collins Our acquisition strategy has not changed. We remain interested in expanding our existing markets in New Jersey and Pennsylvania. For example, the Bancorp New Jersey acquisition will greatly enhance our presence in Somerset County and gain us entry into Hunterdon County. There are additional opportunities that might be available in New York State in markets that are close to our strong Bergen County branch network. We are also looking at Connecticut and Delaware. In addition, we're exploring smaller non-bank financial organizations that would aid our business lines and increase fee income.

     We are looking for ways to expand our franchise that do not create dilution or significantly impact our return on equity and return on assets.

Q. WHAT IS YOUR VIEW OF THE COMPANY'S FUTURE?

     SEMROD First of all, we aren't just a bank anymore. We are truly a financial services company. A lot of our income comes from areas other than what used to be known as traditional banking. I really believe that in the region we serve, we have an opportunity with our lines of business to become the premier financial services provider. In many areas, we are already the best.

----------------------
COMMUNITY REINVESTMENT
----------------------

AN INTEGRAL PART OF OUR BUSINESS STRATEGY

Community outreach has taken on new and exciting dimensions at UJB Financial. Partnerships with community groups, state and local government agencies and community leaders have always been an important element in accomplishing community development goals. Today, internal partnerships among divisions and business lines are also enriching community development efforts.

     The Community Development group's new structure, with distinct community outreach and data analysis functions, allows it to interface more effectively throughout the company. It has also led to strong ties with small business banking and the minority lending group. In addition, all branch managers have been charged with furthering the banks' community reinvestment commitments.

     The reshaping of the community development effort has already had a positive impact on the banks' ability to assist low and moderate income communities. Community reinvestment lending commitments reached $394 million in 1994, a 14 percent increase over 1993. The 1994 figure was boosted by a $53 million rise in residential mortgage loans, partly due to unusually low interest rates early in the year, but sustained by enthusiastic support from our mortgage division and branch personnel.

     Community reinvestment has become an integral part of this organization, and UJB Financial has provided leadership in helping breathe new life into its communities. Here are a few examples:

     In March of 1994, United Jersey Bank organized New Jersey's first Affordable Housing Forum, gathering lenders from more than 30 institutions and representatives from 15 affordable housing programs to discuss opportunities for financing redevelopment of declining neighborhoods. The bank also financed a New Jersey Citizen Action Mortgage Loan Counseling Office in Trenton. We also closed a $100,000 loan to the New Jersey Community Loan Fund, making United Jersey one of the fund's largest investors.

     United Jersey also instituted the Mercer Partners Breakfasts, a series of working sessions with members of the Mercer County Black Business Association. A similar series of meetings was held to encourage and support black entrepreneurship with members of the Monmouth/Ocean Investment Corp. and the Central and Southern New Jersey Chapters of the National Business League.

     In Pennsylvania during the fourth quarter, First Valley Bank issued a $100,000 investment challenge to small investors of the Delaware Valley Community Reinvestment Fund (DVCRF). By December 31, DVCRF, which has been nationally acclaimed for its work in low and moderate income communities, had attracted 73 new investments totaling $338,000.

     First Valley was also an active participant in the Lehigh Valley Mortgage Plan (LVMP), which offers its members the opportunity to consider mortgage applications from low and moderate income borrowers that are slated for rejection by another lender. Thanks to LVMP intervention, ten percent of the reconsidered loans were closed.

     Early in 1994, UJB Financial began using the name "Partners in PRIDE"* to describe the community reinvestment and related activities of its member banks. UJB Financial is indeed proud of the many individuals from all corners of the organization who have contributed to the success and continued growth of its community development programs.

*PRograms to Initiate DEvelopment

BOARD OF DIRECTORS
UJB FINANCIAL

Key

(1)  Executive and Compensation Committees
(2)  Audit Committee
(3)  Acquisition Committee
(4)  Capital and Dividend Committee
(5)  Nominating Committee
 *   Chair

[PHOTO]

Photo of Board of Directors members
Elinor J. Ferdon
Raymond Silverstein, CPA
T. Joseph Semrod
Robert L. Boyle

Top row (left to right):
ELINOR J. FERDON
Volunteer Professional
First Vice President
Girl Scouts of U.S.A.
1, 2*, 5

RAYMOND SILVERSTEIN, CPA
Consultant
Alloy, Silverstein, Shapiro
Adams, Mulford & Co., P.C.
1, 3, 5

Bottom row (left to right):
T. JOSEPH SEMROD
Chairman, President and
Chief Executive Officer
UJB Financial Corp.

ROBERT L. BOYLE
Representative
William H. Hintelmann Firm
2, 4, 5

[PHOTO]

Photo of Board of Directors members
Fred G. Harvey
Anne Evans Estabrook
Francis J. Mertz
John G. Collins
Henry S. Paterson II

Top row (left to right):
FRED G. HARVEY
Vice President
E&E Corporation
1, 4, 5

ANNE EVANS ESTABROOK
Owner
Elberon Development Co.
2, 3, 4

FRANCIS J. MERTZ
President
Fairleigh Dickinson University
2, 3, 5*

Bottom row (left to right):
JOHN G. COLLINS
Vice Chairman
UJB Financial Corp.
4

HENRY S. PATTERSON II
President
E'town Corporation
1*, 2, 3, 4


[PHOTO]

Photo of Board of Directors members
Joseph M. Tabak
T.J. Dermot Dunphy
John R. Howell
George L. Miles, Jr., CPA

Top row (left to right):
JOSEPH M. TABAK
President and
Chief Executive Officer
JPC Enterprises, Inc.
2, 3, 4*

T.J. DERMOT DUNPHY
President and
Chief Executive Officer
Sealed Air Corporation
1, 3*

Bottom row (left to right):
JOHN R. HOWELL
Vice Chairman
UJB Financial Corp.
3

GEORGE L. MILES, JR., CPA
President and
Chief Executive Officer
QED Communications, Inc.
1, 3, 4

                                    [PHOTO]

                                      1994
                                   Financial
                                     Review




                                       38
                      Summary of Selected Financial Data

                                       40
                        Financial Statement and Notes

                                       55
             Management's Report and Independent Auditors' Report

                                       56
                       Unaudited Quarterly Financial Data

                                       57
                              Corporate Directory

                                       59
                             Corporate Information

1994 FINANCIAL REVIEW

BASIS OF PRESENTATION

The Financial Review has been restated to include VSB Bancorp, Inc., which was acquired on July 1, 1994.


INTRODUCTION

UJB Financial's performance for 1994 was highlighted by continued progress in earnings growth, improved asset quality and the completion of the restructuring program. This was the fourth consecutive year of improved earnings since the loss in 1990 and net income exceeded the previous high achieved in 1989. The common stock dividend was increased for the third time in two years. Additionally, with the acquisitions of VSB Bancorp, Inc. and Palisade Savings Bank, we were able to further increase our market share in Bergen and Hudson counties.

NET INCOME

[CHART]

(for the years 1989 to 1994) The information conveyed by this chart is presented in the Summary of Selected Financial Data table on pages 38 and 39 of this report.

     Net income amounted to $130.2 million, a 57.9% increase compared to the $82.4 million reported in 1993. Earnings per common share increased 56.7% to $2.35, from $1.50 earned in 1993. Earnings were enhanced by the significant loan growth experienced during the year. The loan portfolio increased $912.9 million, or 10.4%, from a year ago.

     Continued progress in asset quality was reflected in declines in non-performing loans and other real estate owned (OREO). During 1994, non-performing loans were reduced by $86.6 million, or 34.1%, to $167.6 million. Non-performing loans as a percentage of total loans declined to 1.74% from 2.91% in 1993. OREO declined $43.3 million, or 57.9%, to $31.4 million. At year-end 1994, $132.7 million of accruing loans, non-accruing loans and OREO were identified for bulk sale in an accelerated disposition program. These assets were written down to a net realizable value of $90.9 million.

     During the third quarter, the three New Jersey banks were consolidated into United Jersey Bank, resulting in the largest state-chartered New Jersey bank. In addition, the consolidation of the three Pennsylvania banks into First Valley Bank occurred during the first quarter. These consolidations enabled us to reduce non-interest expenses and further improve our operating efficiency.

     Finally, the quarterly common stock dividend was increased to an annual dividend rate of $1.04 per share, a 23.8% increase over the $.84 dividend rate at year-end 1993.


RESULTS OF OPERATIONS

Net income for the year ended December 31, 1994 was $130.2 million compared to $82.4 million the prior year, an increase of $47.8 million, or 57.9%. On a per share basis, earnings were $2.35 compared to $1.50 reported in 1993. Return on average assets improved to .88% compared to .59% the previous year, while return on common equity reached 12.36% compared to 8.32% for 1993. In addition, the efficiency ratio, the relationship of non-interest expenses (excluding OREO and non-recurring expenses) to net operating income, improved to 60.4% for 1994 compared to 64.4% in 1993.

     Improved earnings in 1994 were primarily the result of growth in net interest income, a lower provision for loan losses and reduced non-interest expenses. Net interest income rose $40.2 million, or 7.0%, over the prior year as a result of growth in earning assets, particularly loans, as well as increased non-interest bearing demand deposits. The loan loss provision decreased $11.7 million as a result of the declining level of non-performing loans. Excluding the $21.5 million 1993 third quarter restructuring charge, non-interest expenses declined $27.4 million and reflected a significant decrease in the provision for OREO as well as reduced salaries and employee benefits.


INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

Average interest earning assets totaled $13.6 billion in 1994, an increase of $791.6 million, or 6.2%, compared to 1993. Most of the increase occurred in the investment and loan portfolios. During 1994, total investment securities increased $525.0 million, or 13.5%, to average $4.4 billion, while the loan portfolios increased $296.1 million, or 3.3%, to average $9.2 billion.

     Average interest bearing liabilities totaled $10.7 billion in 1994, an increase of $393.0 million, or 3.8%, compared to 1993. This increase was primarily attributable to an increase in other borrowed funds of $614.1 million and was partially offset by a $204.0 million decrease in interest bearing deposits.

     The tax-equivalent yield on total interest earning assets amounted to 7.17%, a decline of 3 basis points from 7.20% earned in 1993. The cost of interest bearing liabilities remained relatively unchanged at 3.23% for 1994 compared to 3.22% in 1993. Net interest spread, the difference between the yield on interest earning assets and the cost of interest bearing liabilities, was 3.94% for 1994, compared to 3.98% in 1993.

COMPARATIVE AVERAGE BALANCE SHEETS

 Not covered by independent auditors' report
 (Dollars in thousands)                                  1994          1993          1992          1991          1990          1989
===================================================================================================================================
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased
      under agreements to resell................  $     9,591   $    30,118   $   107,550   $   356,864   $   340,276   $    35,051
   Interest bearing deposits with banks.........       16,910        21,934        18,441        34,099        65,521       131,445
   Trading account securities...................       27,495        31,447        22,741        13,524         5,511        54,206
   Investment securities available for sale.....      613,915       754,213       126,820        35,199            --            --
   Investment securities:
      U.S. Government and Federal agencies......    1,871,038     2,227,309     2,773,209     2,293,572     1,688,613       982,470
      States and political subdivisions.........      323,133       340,141       406,889       489,731       588,545       622,435
      Other securities..........................    1,603,764       565,208       253,748       431,292       726,392       882,696
-----------------------------------------------------------------------------------------------------------------------------------
         Total investment securities                3,797,935     3,132,658     3,433,846     3,214,595     3,003,550     2,487,601
-----------------------------------------------------------------------------------------------------------------------------------
   Loans:
      Commercial................................    4,458,589     4,354,160     4,554,227     4,692,901     4,875,019     4,454,860
      Mortgage..................................    2,574,625     2,459,970     2,335,920     2,144,361     1,969,757     1,845,754
      Instalment................................    2,123,460     2,046,451     2,062,032     2,016,774     1,891,631     1,659,540
-----------------------------------------------------------------------------------------------------------------------------------
         Total loans                                9,156,674     8,860,581     8,952,179     8,854,036     8,736,407     7,960,154
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest earning assets             13,622,520    12,830,951    12,661,577    12,508,317    12,151,265    10,668,457
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets:
   Cash and due from banks......................      894,054       854,408       766,900       684,345       641,985       651,205
   Allowance for loan losses....................     (247,587)     (262,658)     (302,141)     (299,995)     (164,471)     (118,025)
   Other assets.................................      593,534       612,440       644,234       625,407       484,041       398,094
-----------------------------------------------------------------------------------------------------------------------------------
         Total non-interest earning assets          1,240,001     1,204,190     1,108,993     1,009,757       961,555       931,274
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                      $14,862,521   $14,035,141   $13,770,570   $13,518,074   $13,112,820   $11,599,731
===================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits.............................  $ 5,563,805   $ 5,461,273   $ 5,063,121   $ 4,224,428   $ 3,741,612   $ 3,380,529
   Other time deposits..........................    3,106,316     3,495,293     4,012,866     4,217,849     3,718,861     3,166,641
   Commercial certificates of deposit
      $100,000 and over.........................      338,427       256,018       417,458       760,264       880,857       791,441
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing deposits            9,008,548     9,212,584     9,493,445     9,202,541     8,341,330     7,338,611
-----------------------------------------------------------------------------------------------------------------------------------
   Commercial paper.............................       46,545        58,920        94,297       167,396       234,069       194,175
   Other borrowed funds.........................    1,417,304       803,187       907,750     1,214,448     1,560,795     1,112,304
   Long-term debt...............................      212,084       216,757        75,973        80,441        85,780        87,652
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing liabilities        10,684,481    10,291,448    10,571,465    10,664,826    10,221,974     8,732,742
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
   Demand deposits..............................    2,897,980     2,582,206     2,177,219     1,854,847     1,835,274     1,841,209
   Other liabilities............................      211,497       162,497       129,352       146,736       143,703       140,174
-----------------------------------------------------------------------------------------------------------------------------------
         Total non-interest bearing liabilities     3,109,477     2,744,703     2,306,571     2,001,583     1,978,977     1,981,383
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                1,068,563       998,990       892,534       851,665       911,869       885,606
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity        $14,862,521   $14,035,141   $13,770,570   $13,518,074   $13,112,820   $11,599,731
===================================================================================================================================

INVESTMENT SECURITIES AVAILABLE FOR SALE

On January 1, 1994, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No.
115) was adopted. This statement required the classification of securities into one of three categories: trading, available for sale or held to maturity. Investment securities available for sale are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions as part of the asset/liability management strategy. Effective January 1, 1994, these securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of shareholders' equity.

     Available-for-sale securities averaged $613.9 million during 1994, compared with an average balance of $754.2 million in 1993, a decrease of $140.3 million, or 18.6%. At December 31, 1994, these securities totaled $201.2 million, compared to $1.2 billion at the prior year end, a reduction of $960.9 million, or 82.7%. A major factor in the decline was a $707.8 million second quarter transfer of collateralized mortgage obligations (CMOs) to held-to-maturity securities.

     In anticipation of the January 1, 1994 adoption of SFAS No. 115, UJB Financial transferred $666.7 million of CMOs from the held-to-maturity portfolio to the available-for-sale portfolio as of December 31, 1993. Although management had the intent and ability to hold these securities until maturity, the transferred securities had the potential to not meet certain regulatory suitability tests (FFIEC tests) in the future. The Financial Accounting Standards Board reasoned that securities which may fail the FFIEC tests could not be categorized as held to maturity because bank regulators could force the sale of such securities. On April 15, 1994, the FFIEC amended their policy to state that the mere existence of regulatory divestiture authority should not preclude an institution from classifying as held to maturity those securities which may subsequently fail the FFIEC tests.

     As a result of these policy statements and additional suitability testing, $707.8 million of CMOs were transferred back to the held-to-maturity portfolio. These securities were transferred at fair value. The related unrealized loss of $4.8 million was deferred and is being amortized, net of tax, through shareholders' equity over the life of the related securities.

     At December 31, 1994, the average estimated life of the portfolio, adjusted for prepayments, was 6 years, 7 months. The yield on this portfolio increased 148 basis points to 5.59% in 1994, compared to 4.11% in 1993. After the second quarter transfer to held-to-maturity securities, the portfolio consisted of primarily higher yielding, fixed-rate CMOs.

     During the year, $3.5 million of available-for-sale investments were sold for a net gain of $1.6 million and maturities for the period amounted to $261.1 million. At December 31, 1994, the available-for-sale portfolio had pre-tax net unrealized losses of $12.5 million.


INVESTMENT SECURITIES

The investment securities portfolio is carried at amortized historical cost and consists of those securities for which there is a positive intent and ability to hold to maturity. Investment securities held to maturity averaged $3.8 billion during 1994, an increase of $665.3 million, or 21.2%, from 1993. This increase was primarily the result of the aforementioned $707.8 million transfer of securities from the available-for-sale category as well as purchases of agency and corporate CMOs early in the year. At December 31, 1994, the average estimated life of investment securities adjusted for prepayments was 5 years. The yield on this portfolio declined 83 basis points to 6.06% in 1994, compared to 6.89% in 1993, as higher yielding investments prepaid or matured. At
December 31, 1994, all CMOs in the held-to-maturity portfolio met the FFIEC tests.

     U.S. Government and Federal agency securities averaged $1.9 billion during 1994, a decrease of $356.3 million, or 16.0%, as maturities were primarily reinvested in corporate CMOs. The yield on this portfolio declined 84 basis points to 5.76% in 1994, compared to 6.60% in 1993. A majority of the purchase activity in this portfolio occurred during the lower rate environment of late 1993 and early 1994. In addition, the securities in this category are primarily adjustable-rate instruments which repriced at these lower interest rates.

     State and municipal securities declined $17.0 million, or 5.0%, to average $323.1 million during the year. The tax-equivalent yield on this portfolio was 10.54% in 1994 compared to 11.12% in 1993, a decrease of 58 basis points.

     Other securities, primarily corporate CMOs, averaged $1.6 billion during 1994, an increase of $1.0 billion, or 183.7%, compared to 1993. This increase reflected the reinvestment of prepayments and cash flows received in early 1994, as well as the securities transferred from the available-for-sale portfolio. The yield on this portfolio was at 5.52% in 1994 compared to 5.51% in 1993.


LOANS

The improvement in the regional economy during 1994 contributed to the growth in loans, most of which occurred in the second half of the year. Total loans averaged $9.2 billion during 1994, an increase of $296.1 million, or 3.3%, compared to 1993. At December 31, 1994, loans totaled $9.7 billion, an increase of $912.9 million, or 10.4%, compared to the prior year. Commercial loans grew $391.5 million, mortgage loans increased $297.4 million and instalment loans rose $224.0 million. The yield on the total portfolio was 7.75% in 1994 compared to 7.61% in 1993.

     The commercial loan portfolio, which consists primarily of commercial and industrial (C & I) and construction and development loans, grew $104.4 million, or 2.4%, to average $4.5 billion. This portfolio totaled $4.6 billion at December 31, 1994, up $391.5 million, or 9.2%, from the prior year. The yield on the portfolio increased 57 basis points to 7.57% in 1994 from 7.00% the prior year, reflecting the steady rise in the prime rate throughout the year.

     The following chart illustrates the level of year-end commercial loans for the past six years.

COMMERCIAL LOANS ($ in billions)

     The following table presents the commercial loans for the years 1989 to 1994 in billions.


     Years          Commercial Loans
     -----          ----------------
     1989                 $4.8
     1990                  4.8
     1991                  4.6
     1992                  4.4
     1993                  4.2
     1994                  4.6

     The 1994 commercial loan growth was concentrated in the C & I portfolio. These loans totaled $3.9 billion at year-end 1994, an increase of $555.7 million, or 16.5%, over 1993. The major areas contributing to this growth included: middle market lending, up $183.1 million; national accounts, up $106.0 million; asset-based lending, up $90.9 million; and leasing, up $58.9 million. This portfolio continued to mirror the business diversification in the region with no concentration greater than 5% of total C & I loans to any one industry.

     Construction and development loans amounted to $705.6 million at December 31, 1994, a decline of $164.2 million, or 18.9%, compared to 1993. Contributing to this decline were paydowns and transfers to permanent financing, as well as a managed reduction in construction loan activity. In addition, $80.8 million of the decline was the result of the year-end transfer to assets held for accelerated disposition.

     The accompanying table illustrates the composition of the construction portfolio.

                                                      December 31
                                               --------------------
In thousands                                       1994        1993
===================================================================
Commercial:
  Office                                       $121,817    $186,294
  Warehouse/industrial                           77,245      96,729
  Retail                                         61,150      89,033
  Other                                          99,343      46,049
-------------------------------------------------------------------
                                                359,555     418,105
Residential:
  Single family                                  65,008     112,409
  Multi-family                                   51,952      68,225
  Apartment/rental                               21,386      27,030
-------------------------------------------------------------------
                                                138,346     207,664
Land:
  Residential                                    44,246      76,974
  Commercial                                     40,039      62,381
-------------------------------------------------------------------
                                                 84,285     139,355
Lines of credit:
  Secured                                        99,994      93,201
  Unsecured                                      23,422      11,522
-------------------------------------------------------------------
                                                123,416     104,723
-------------------------------------------------------------------
                                               $705,602    $869,847
===================================================================

     Total mortgage loans, which include residential and commercial mortgage loans, averaged $2.6 billion in 1994, an increase of $114.7 million, or 4.7%, from 1993. Total year-end mortgage loans were $2.8 billion, an increase of $297.4 million, or 11.9%, over the prior year, with the Palisade acquisition accounting for $157.0 million of this increase. The yield on the mortgage portfolio decreased 35 basis points to 7.82%, reflecting the full year impact of the lower rate environment and refinancing activity in 1993 and early 1994.

     At December 31, 1994, residential mortgage loans were $1.3 billion, up $401.2 million, or 43.2%, from 1993. Although interest rates rose steadily during 1994, mortgage origination volume remained favorable, rising 5.1% in 1994 to $552.1 million. This rate environment resulted in a shift in originations from refinancings to new loans and from fixed-rate to adjustable-rate loans. Refinance activity accounted for 19.9% of new loans in 1994 compared with 56.5% of 1993 originations. Adjustable-rate loans, which are generally retained for long-term investment, represented 55.1% of loan originations in 1994, compared to 21.3% in 1993. Fixed-rate loans are generally sold in the secondary market with servicing retained to provide an ongoing source of fee income. With fewer fixed-rate loans originated during 1994, mortgage loans sold in the secondary market totaled $145.9 million, compared to $317.7 million in 1993.

     Also included in mortgage loans at December 31, 1994 were $1.5 billion of commercial mortgages, a decrease of $103.8 million, or 6.6%, from 1993. Generally, these loans represent owner-occupied or investment properties and complement a broader commercial lending relationship. The decrease reflected both accelerated prepayment activity and continued adherence to underwriting policies.

     Total instalment loans averaged $2.1 billion for the year, an increase of $77.0 million, or 3.8%, from 1993. At December 31, 1994, instalment loans amounted to $2.2 billion, an increase of $224.0 million, or 11.1%, over the prior year.

     The following chart represents the year-end balance of instalment loans for the past six years.

INSTALMENT LOANS ($ in billions)

     The following table presents instalment loans for the years 1989 to 1994 in billions.


     Years          Instalment Loans
     -----          ----------------
     1989                 $1.8
     1990                  2.0
     1991                  2.0
     1992                  2.1
     1993                  2.0
     1994                  2.2


     The growth was concentrated in home equity and automobile lease loans. The home equity portfolio increased $136.5 million, or 9.8%, to $1.5 billion at year end and represented 68.3% of total instalment loans. Automobile lease loans totaled $199.3 million at December 31, 1994, an increase of $114.8 million, or 135.8%. The yield on the instalment loan portfolio was 8.05%, a decline of 19 basis points from the 8.24% earned in 1993 primarily due to the lower rate environment and the impact of promotional rates offered on home equity loans during 1994.

DEPOSITS

Average total deposits remained relatively unchanged at $11.9 billion for 1994, compared to $11.8 billion for 1993. However, total deposits were $12.6 billion at December 31, 1994, an increase of $816.3 million, or 6.9% over the prior year end. The acquisition of Palisade accounted for $254.3 million of this increase.

     With the lower rate environment in 1993 and early 1994, investors searched for higher yielding investment alternatives, such as the stock market or mutual funds. This resulted in an outflow of retail time deposits and a shift of deposit funds into more liquid transaction and savings accounts, primarily money market accounts. With rising rates during most of 1994, this trend began to reverse. The higher interest rates offered on intermediate term certificates of deposit (CDs) caused retail time deposits to show significant growth during the last five months of 1994.

     The following chart illustrates the level of year-end demand deposits for the past six years.

DEMAND DEPOSITS ($ in billions)

     The following table presents demand deposits for the years 1989 to 1994 in billions.


                     Demand
Years               Deposits
-----               --------
1989                 $2.0
1990                  2.0
1991                  2.1
1992                  2.6
1993                  2.8
1994                  3.3


     Demand deposits continued to show strong growth in business, municipal and correspondent accounts. Average demand deposits increased $315.8 million, or 12.2%, to $2.9 billion for the year. At December 31, 1994, these deposits totaled $3.3 billion, an increase of 16.2%, or $454.8 million, over 1993. The percentage of demand deposits to total deposits grew to 25.9% at December 31, 1994 compared to 23.9% at year-end 1993. The increase in demand deposits, an interest-free source of funds, was a contributing factor in the growth of net interest income and net interest margin.

     Total savings deposits, which include interest-bearing checking, money market and savings accounts, increased $102.5 million, or 1.9%, to average $5.6 billion during 1994. The preferred money market account, a tiered-rate product, increased $228.7 million, or 26.1%, to average $1.1 billion in 1994. This increase was partially offset by a decline of $76.0 million in average interest bearing checking accounts and a decline of $72.5 million in average money market accounts. The cost of total savings deposits declined 20 basis points to 2.08% in 1994 compared to 2.28% in 1993.

     Other time deposits, which consist primarily of retail CDs, declined $389.0 million, or 11.1%, during 1994 to average $3.1 billion. However, these deposits totaled $3.6 billion at December 31, 1994, an increase of $413.4 million, or 13.1% over the prior year end. This increase reflected the shift in deposit activity during the second half of 1994 from transaction and savings accounts to higher yielding CDs. The "SureWin CD," a variable-rate instrument which is indexed to the prime rate, was reintroduced in August 1994. This product accounted for approximately $213.2 million of the $487.7 million growth in retail CDs experienced during the last five months of the year. In addition, $150.0 million of brokered CDs were issued in the fourth quarter. The cost of other time deposits declined to 3.98% in 1994 from 4.20% in 1993. Due to the average maturity for these funds, the 1994 cost reflects the impact of lower rates during 1993.

     Commercial certificates of deposit $100,000 and over are primarily used as an additional funding source to support growth in the loan and investment portfolios. These deposits averaged $338.4 million during 1994, an increase of $82.4 million, or 32.2%, compared to 1993. At December 31, 1994, commercial CDs totaled $371.1 million, an increase of $144.6 million, or 63.8%, compared to the prior year. The cost of commercial CDs increased by 117 basis points during the year to 4.03%, compared with 2.86% in 1993, and reflected the impact of rising interest rates.

OTHER BORROWED FUNDS

Other borrowed funds include Federal funds purchased, repurchase agreements, treasury tax and loan deposits and other short-term borrowings. These borrowings are generally used to support growth in the loan and investment portfolios. During 1994, other borrowed funds increased $614.1 million, or 76.5%, to average $1.4 billion. The cost of borrowed funds increased 105 basis points during the year to 5.04%, compared with 3.99% in 1993.

     Commercial paper, which amounted to $42.2 million at year end, is a funding source for the non-bank subsidiaries. These funds averaged $46.5 million during the year, a decrease of $12.4 million, or 21.0%, from 1993. The cost of commercial paper increased 111 basis points to 4.06% in 1994, from 2.95% in 1993, reflecting the impact of rising interest rates.

COMPARATIVE INTEREST RATES


Tax-equivalent basis*
Not covered by independent auditors' report                       1994       1993        1992        1991       1990        1989
================================================================================================================================
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased
      under agreements to resell .............................    6.26%      3.17%       4.29%       6.18%      8.09%       9.28%
   Interest bearing deposits with banks ......................    3.72       2.97        3.62        6.56       8.74        9.35
   Trading account securities ................................    2.81       4.40        6.28        9.36       7.35        9.25
   Investment securities available for sale ..................    5.59       4.11        8.50        9.97         --          --
   Investment securities:
      U.S. Government and Federal agencies ...................    5.76       6.60        7.23        8.72       9.11        8.92
      States and political subdivisions ......................   10.54      11.12       10.97       10.88      10.86       10.90
      Other securities .......................................    5.52       5.51        6.63        8.34       8.54        8.60
--------------------------------------------------------------------------------------------------------------------------------
         Total investment securities                              6.06       6.89        7.63        9.00       9.31        9.30
--------------------------------------------------------------------------------------------------------------------------------
   Loans:
      Commercial .............................................    7.57       7.00        7.21        8.89      10.37       11.58
      Mortgage ...............................................    7.82       8.17        8.89        9.88      10.28       10.46
      Instalment .............................................    8.05       8.24        8.86       10.44      11.79       12.24
--------------------------------------------------------------------------------------------------------------------------------
         Total loans                                              7.75       7.61        8.03        9.48      10.66       11.46
--------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                                     7.17       7.20        7.88        9.25      10.24       10.91
================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits ..........................................    2.08       2.28        3.12        4.95       5.46        5.66
   Other time deposits .......................................    3.98       4.20        5.18        6.87       7.92        8.42
   Commercial certificates of deposit $100,000 and over ......    4.03       2.86        3.91        6.12       7.99        8.79
--------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing deposits                          2.81       3.02        4.03        5.93       6.83        7.19
--------------------------------------------------------------------------------------------------------------------------------
   Commercial paper ..........................................    4.06       2.95        3.61        6.10       8.11        9.00
   Other borrowed funds ......................................    5.04       3.99        3.96        5.77       8.02        8.88
   Long-term debt ............................................    8.58       8.89       10.52       10.98      10.99       11.14
--------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                                3.23       3.22        4.06        5.95       7.07        7.48
================================================================================================================================
Net Interest Spread (tax-equivalent basis)                        3.94%      3.98%       3.82%       3.30%      3.17%       3.43%
================================================================================================================================
Net Interest Income as a Percent of Interest
   Earning Assets (tax-equivalent basis)                          4.63%      4.62%       4.49%       4.18%      4.29%       4.79%
================================================================================================================================
Net Interest Income (tax-equivalent basis, in millions)         $631.4     $592.6      $568.3      $523.2     $521.5      $510.5
================================================================================================================================

* The tax-equivalent adjustment was computed based on a Federal income tax rate of 35% for 1994 and 1993 and 34% for 1992 through 1989.

NET INTEREST INCOME

Interest income on a tax-equivalent basis was $976.2 million, an increase of $51.9 million, or 5.6%, compared to 1993. This increase was primarily due to volume increases in the loan and investment portfolios. The yield on interest earning assets was 7.17% for 1994, compared to 7.20% for 1993.

     Interest expense was $344.9 million for 1994, an increase of $13.1 million, or 4.0%, from $331.7 million a year ago. The increase was principally a result of volume increases in borrowed funds and commercial CDs. These increases were partially offset by the decline in retail time deposits. The cost of all interest bearing liabilities was 3.23% in 1994, relatively unchanged from 3.22% in 1993.

     The following chart illustrates the growth in tax-equivalent net interest income for the past six years.

NET INTEREST INCOME (tax-equivalent basis, $ in millions)


[CHART]

The information conveyed by this chart is presented for the years 1989 to 1994 in the Comparative Interest Rates table found on page 30 of this report.


     Net interest income on a tax-equivalent basis amounted to $631.4 million, an increase of $38.8 million, or 6.5%, from the $592.6 million earned in 1993. The net interest spread on a tax-equivalent basis, the difference between the rate earned on interest earning assets and the rate paid on interest bearing liabilities, remained relatively unchanged at 3.94% for the year, compared to 3.98% earned in 1993. Net interest margin, tax-equivalent net interest income as a percentage of average interest earning assets, also remained relatively unchanged at 4.63% for 1994, compared to 4.62% in 1993.

NON-INTEREST INCOME

Non-interest income, including investment securities gains, amounted to $177.3 million in 1994, compared to $179.5 million the prior year, a decrease of $2.2 million, or 1.2%. Excluding investment securities gains, non-interest income rose $4.8 million, or 2.8%, from 1993.

     Non-interest income categories compared to the prior year are shown in the accompanying table.

                                                            Increase (Decrease)
                                                            ------------------
In thousands                               1994      1993    Amount    Percent
------------------------------------------------------------------------------
Service charges on deposit accounts   $  64,474   $ 60,474   $ 4,000       6.6%
Service and loan fee income              42,008     34,626     7,382      21.3
Trust income                             21,792     21,852       (60)     (0.3)
Trading account gains                       670      1,884    (1,214)    (64.4)
Other                                    46,503     51,809    (5,306)    (10.2)
------------------------------------------------------------------------------
                                        175,447    170,645     4,802       2.8
Investment securities gains               1,888      8,877    (6,989)    (78.7)
------------------------------------------------------------------------------
                                      $ 177,335   $179,522   $(2,187)     (1.2)%
==============================================================================

     Service charges on deposit accounts increased $4.0 million, or 6.6%, to $64.5 million in 1994. This growth was primarily attributed to service charges on personal demand deposit accounts.

     Service and loan fee income increased $7.4 million, or 21.3%, to $42.0 million in 1994. Merchant card fees totaled $22.5 million, an increase of $3.0 million, or 15.8%. Commercial loan fees increased $2.4 million, or 26.4%, to $11.5 million, as a result of increased loan activity.

     Trust income of $21.8 million was relatively unchanged from the prior year. Assets under trust administration, including corporate debt issue trusteeships, grew $530.0 million during the year to total $18.0 billion as of December 31, 1994. Trust assets under discretionary management were $3.9 billion for both 1994 and 1993. These assets included the Pillar Funds, a family of mutual funds established by UJB Financial in 1992, which totaled $1.1 billion at year-end 1994 and 1993.

     Other income amounted to $46.5 million, a decline of $5.3 million, or 10.2%, compared to the prior year. This decrease was primarily due to a $1.4 million decline in brokerage fees and a $2.7 million decrease in secondary market mortgage income as a result of lower fixed-rate mortgage loan originations.

     For the year ended December 31, 1994, securities gains were $1.9 million, compared to $8.9 million in 1993, a decline of $7.0 million, or 78.7%. The 1993 gains were realized as securities available for sale were sold to reduce prepayment risk in the CMO portfolio.

NON-INTEREST EXPENSES

Non-interest expenses totaled $505.2 million in 1994, a decrease of $48.9 million, or 8.8%, compared to 1993. Excluding the 1993 restructuring charge of $21.5 million, non-interest expenses decreased $27.4 million, or 5.2%, from 1993. The efficiency ratio improved to 60.4% for 1994 compared to 64.4% in 1993. This improvement in the efficiency ratio was attributable to the savings realized from the restructuring program as well as increased net interest income.

     Non-interest expense categories compared to the prior year are shown in the accompanying table.

                                                             Increase   (Decrease)
                                                             --------------------
In thousands                              1994        1993   Amount       Percent
=================================================================================
Salaries                             $ 183,339    $185,570   $ (2,231)       (1.2)%
Pension and other employee benefits     53,386      58,601     (5,215)       (8.9)
Occupancy, net                          50,749      48,487      2,262         4.7
Furniture and equipment                 49,065      45,592      3,473         7.6
FDIC assessment                         27,933      29,244     (1,311)       (4.5)
Other real estate owned expenses        18,287      40,925    (22,638)      (55.3)
Advertising and public relations        10,843      10,517        326         3.1
Other                                  111,644     113,754     (2,110)       (1.9)
---------------------------------------------------------------------------------
                                       505,246     532,690    (27,444)       (5.2)
Restructuring charge                         -      21,500    (21,500)     (100.0)
---------------------------------------------------------------------------------
                                     $ 505,246    $554,190   $(48,944)       (8.8)%
=================================================================================

     Salaries totaled $183.3 million in 1994, a decrease of $2.2 million, or 1.2%, compared to 1993. Total full-time equivalent employees at December 31, 1994 were 6,143 compared to 6,300 at December 31, 1993, a decline of 2.5%. Pension and other employee benefits totaled $53.4 million for the year ended December 31, 1994, and were $5.2 million, or 8.9%, below 1993. The decreases in salaries and benefits reflected the impact of the restructuring and consolidation activities in 1994.

     Occupancy expenses were $50.7 million for 1994, an increase of $2.3 million, or 4.7%. This increase was attributed to additional maintenance costs, primarily snow removal in the first quarter of 1994, as well as increased rental expense and real estate taxes.

     Furniture and equipment expenses amounted to $49.1 million, an increase of $3.5 million, or 7.6%, from $45.6 million in 1993. The increase was principally due to additional lease and maintenance costs associated with new equipment required to support the branch automation project completed in 1994.

     The FDIC assessment of $27.9 million decreased $1.3 million, or 4.5%, from 1993. The amount of the assessment is calculated by applying an assessed rate to the level of outstanding deposits. Beginning in January 1993, the FDIC changed their assessment methodology so that banks are assessed a rate based on their respective regulatory rating.

     OREO expenses totaled $18.3 million for 1994, down $22.6 million, or 55.3%, from 1993 due to a reduction in the number of OREO properties. A provision of $10.6 million was recorded in 1994, compared to $32.1 million in 1993. OREO expenses also include expenses related to holding and operating foreclosed properties. These costs declined $1.1 million, or 13.0%, in 1994 and amounted to $7.7 million for the year.

     Other expenses, which include professional fees, communication expenses, and merchant bankcard processing fees, were $111.6 million in 1994, a decrease of $2.1 million, or 1.9%, from 1993. This decline is primarily the result of a $3.2 million reduction in professional fees which totaled $37.1 million for 1994.

     A restructuring charge of $21.5 million was recorded in the third quarter of 1993 for incremental costs incurred as a result of the restructuring and consolidation program announced in September 1993. To date, approximately $18.5 million of these costs have been recognized. Included in the 1994 results were approximately $20.0 million of reduced expenses and increased revenues related to the restructuring program.

INCOME TAXES

Federal and state income tax expense for 1994 was $72.3 million compared to $27.0 million in 1993. The increase was primarily the result of higher pre-tax income. The effective income tax rate, total income taxes as a percentage of pre-tax income, was 35.4% for 1994, compared to 25.5% for 1993. The increase in the effective tax rate for 1994 was the result of increased pre-tax earnings with a relatively constant level of tax-free income.

     Differences between the book basis and tax basis of assets and liabilities recorded in the financial statements result in deferred taxes. As of December 31, 1994 and 1993, net deferred tax assets were $105.5 million and $118.9 million, respectively. For additional information on income taxes, see Note 18 of the Notes to Consolidated Financial Statements.

NON-PERFORMING LOANS

UJB Financial continued to make progress in reducing the level of non-performing loans in 1994. These loans declined $86.6 million, or 34.1%, in 1994, following a decline of $110.7 million, or 30.3% in 1993. Continued reductions and the transfer of $46.8 million of non-performing loans to assets held for accelerated disposition contributed to the 1994 decline. At December 31, 1994, non-performing loans totaled $167.6 million, and represented 1.74% of total loans, compared to $254.3 million, or 2.91%, the prior year.

     Non-performing loans, which consist primarily of commercial non-accrual and renegotiated loans, declined to their lowest level in six years as illustrated in the following chart.

NON-PERFORMING LOANS ($ in millions)

     The following table presents non-performing loans for the years 1989 to 1994 in millions.

                                          Non-Performing
                           Years               Loans
                           ------         --------------
                            1989              $188.4
                            1990               437.7
                            1991               453.5
                            1992               365.0
                            1993               254.3
                            1994               167.6



     During the year, lost interest on non-accrual loans amounted to $16.2 million, compared with $18.7 million in 1993. Interest payments received on non-accrual loans were $2.7 million for 1994 and $4.2 million in 1993. Total lost interest on non-accrual loans, after deducting interest payments received, amounted to $13.5 million and $14.5 million for 1994 and 1993, respectively.

     The accompanying table represents the composition of non-performing loans by type.

                                                              Decrease
                                                        --------------------
In thousands                       1994        1993       Amount     Percent
============================================================================
Commercial and industrial      $ 37,362    $ 57,433     $(20,071)      (34.9)%
Construction and development     45,075      88,748      (43,673)      (49.2)
Real estate related              85,210     108,092      (22,882)      (21.2)
----------------------------------------------------------------------------
                               $167,647    $254,273     $(86,626)      (34.1)%
============================================================================

     Loans 90 days or more past due and not included in the non-performing loan category, because they are both well-secured and in the process of collection, totaled $23.6 million at year-end 1994, compared to $30.1 million at the prior year end.

     The accompanying table illustrates the activity in non-performing loans over the past two years.

In thousands                                                 1994        1993
=============================================================================
Balance, beginning of year                               $254,273    $364,974
  Additions:
   From loan portfolio                                    193,633     199,980
   From purchase acquisition                                1,579           -
-----------------------------------------------------------------------------
     Total additions                                      195,212     199,980
-----------------------------------------------------------------------------
  Deductions:
   To full performing                                      45,770      49,511
   Payments received                                       84,543     108,932
   Loan charge offs                                        77,107     115,457
   To other real estate owned                              27,641      36,781
   Transfer to assets held for accelerated disposition     46,777           -
-----------------------------------------------------------------------------
     Total deductions                                     281,838     310,681
-----------------------------------------------------------------------------
Balance, end of year                                     $167,647    $254,273
=============================================================================

OTHER REAL ESTATE OWNED

Other real estate owned amounted to $31.4 million at year end compared to $74.8 million the prior year, a decline of $43.3 million, or 57.9%. This decline was primarily the result of the transfer of $33.9 million to assets held for accelerated disposition in the fourth quarter of 1994.

     OREO includes foreclosed assets as well as in-substance foreclosures (ISFs) and is carried at the lower of cost or fair value less estimated costs to sell. If the fair value less estimated costs to sell is less than the cost of the asset, the deficiency is recognized as a valuation allowance. At year-end 1994, the allowance totaled $15.0 million, compared to $31.1 million the prior year end. As of December 31, 1994, OREO had been written down by approximately 63.5% of its original value and consisted of $25.0 million of foreclosed properties for which title was held and $6.4 million of ISFs.


     The accompanying table illustrates the activity in OREO for the past two years.

In thousands                                                  1994        1993
==============================================================================
Balance, beginning of year                                $105,897    $142,264
  Additions:
   From non-performing loans                                27,641      36,781
   From loan portfolio                                      13,376      15,003
------------------------------------------------------------------------------
     Total additions                                        41,017      51,784
------------------------------------------------------------------------------
  Deductions:
   Sales and other reductions                               46,955      68,750
   Write downs on sales                                     19,663      19,401
   Transfer to assets held for accelerated disposition      33,870           -
------------------------------------------------------------------------------
     Total deductions                                      100,488      88,151
------------------------------------------------------------------------------
Balance, end of year                                        46,426     105,897
  Less allowance for other real estate owned                14,977      31,117
------------------------------------------------------------------------------
Balance, end of year, net                                 $ 31,449    $ 74,780
==============================================================================

        As shown in the table, OREO, excluding the allowance, declined $59.5 million, or 56.2%, from the prior year. Total additions to OREO declined $10.8 million, or 20.8%, from 1993. Write downs on sales generally do not represent a reduction in income as the majority of these write downs have already been reserved in the allowance for OREO.

     The distribution by property type of OREO at December 31, 1994 is detailed in the following table.

                                                                         Percent
In thousands                                   Amount          Total    of Total
================================================================================
Residential property:
  Condo/apartment                             $11,797
  Single family                                 5,848
  Multi-family                                  2,850
  Other                                         1,899        $22,394        48.2%
--------------------------------------------------------------------------------
Commercial property:
  Retail                                        4,424
  Office                                        3,142
  Warehouse/industrial                          2,818
  Other                                           943         11,327        24.4
--------------------------------------------------------------------------------
Land:
  Residential                                   8,373
  Commercial                                    2,622
  Other                                         1,710         12,705        27.4
--------------------------------------------------------------------------------
Balance, gross                                                46,426       100.0%
--------------------------------------------------------------------------------
  Less allowance for other real estate owned                  14,977
--------------------------------------------------------------------------------
Balance, net                                                 $31,449
================================================================================

ASSETS HELD FOR ACCELERATED DISPOSITION

In the fourth quarter of 1994, certain assets were identified for potential sale in bulk transactions in order to accelerate the resolution of non-performing loans and OREO. The assets selected had an aggregate book value of $132.7 million at December 31, 1994, and consisted of accruing and non-accruing construction and commercial real estate loans and OREO properties. In anticipation of the bulk sale transactions, these assets were transferred to a category on the balance sheet entitled "Assets held for accelerated disposition" at their net realizable value of $90.9 million. This transaction resulted in a charge of $37.0 million to the allowance for loan losses and a charge of $4.8 million to the allowance for OREO. An additional fourth quarter provision for loan losses of $10.0 million was also recorded as a result of the aforementioned transaction.

     The following table shows the assests identified for accelerated disposition as of December 31, 1994.

                                                             Percent
In thousands                       Amount          Total    of Total
--------------------------------------------------------------------
Residential property:
  Condo/apartment                 $29,262
  Single family                     3,100        $32,362        35.6%
--------------------------------------------------------------------
Commercial property:
  Office                           17,200
  Warehouse/industrial              8,586
  Retail                            5,980         31,766        35.0
--------------------------------------------------------------------
Land:
  Commercial                       16,460
  Residential                      10,300         26,760        29.4
--------------------------------------------------------------------
                                                 $90,888       100.0%
====================================================================

     It is expected that the majority of this portfolio will be liquidated during the first half of 1995, with the entire portfolio sold by year-end 1995. The sales of these assets are subject to successful negotiation of terms, completion of definitive agreements and satisfaction of closing conditions. No assurance can be given that the bulk sale of these assets will be consummated or that, if consummated, they will be sold for their current carrying value.

ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION

The allowance for loan losses at December 31, 1994 was $214.2 million, compared to $244.2 million at the prior year end, a decrease of $30.0 million, or 12.3%. The ratio of the allowance for loan losses to total loans was 2.22% at year-end 1994 and 2.79% at year-end 1993. The allowance for loan losses as a percentage of non-performing loans was 127.7% at year-end 1994 compared to 96.0% at the end of 1993.

     A standardized process has been established to assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. This process incorporates credit reviews and gives consideration to areas of exposure such as concentrations of credit, economic and industry conditions, trends in delinquencies and collections, collateral coverage and the composition of the loan portfolio. Specific allocations are identified by individual loan while general reserve percentages are identified by loan category or grade and allocated accordingly. Certain loans classified by regulators, which may not be included in the non-performing loan totals, are graded and incorporated in the process of assessing the adequacy of the allowance for loan losses. Therefore, such loans, if any, would not have a material impact on future operating results beyond what was provided in the allowance for loan losses. The allowance is maintained at a level considered sufficient to absorb estimated losses in the loan portfolio.

     As of year end, of the total $214.2 million loan loss allowance, approximately $23.2 million was specifically identified for problem credits, $108.9 million was allocated to specific categories or grades of loans as deemed necessary under the assessment process, and $82.1 million was considered a general unallocated reserve for the remaining inherent risk in the portfolio.

        The provision for loan losses was $84.0 million for the year ended December 31, 1994, down $11.7 million, or 12.2%, from the $95.7 million recorded in 1993. This decrease resulted primarily from improvement in asset quality during 1994 as non-performing loans declined 34.1% and net charge offs declined 38.8%. Net charge offs in 1994, which do not include the write down of $37.0 million on the transfer of assets held for accelerated disposition, totaled $78.9 million, a decline of $50.1 million from $129.0 million in 1993. These net charge offs represented .86% of average loans in 1994, compared to 1.46% of average loans in 1993.

STOCKHOLDER'S EQUITIES AND DIVIDENDS

A strong capital position is fundamental to support continued growth and profitability, to serve the needs of depositors and creditors, and to yield an attractive return for shareholders. Shareholders' equity averaged $1.1 billion during 1994, an increase of $69.6 million, or 7.0%, compared to 1993. The ratio of average total equity to average total assets improved slightly to 7.19% for 1994, compared to 7.12% for 1993. Book value per common share rose to $19.53 at year-end 1994 from $18.23 the prior year.

     As a result of continued earnings progress, the quarterly dividend was increased by 23.8% to $.26 per share, from $.21 per share, beginning in the third quarter. Common stock dividends declared totaled $.94 per share for 1994, compared to $.69 for 1993, an increase of 36.2%.

     The market price of the common stock was $24.13 at December 31, 1994, compared with $24.00 the prior year end. The common stock of UJB Financial is traded on the New York Stock Exchange under the symbol UJB. The quarterly market price ranges per common share for the last two years are shown in the accompanying chart.

UJB FINANCIAL COMMON STOCK PRICE RANGE

The following table presents the common stock high, low and close price per quarter for 1993 and 1994 in dollars.


   1993            High Price      Low Price       Close
   ----            ----------      ---------       -----
First Quarter       $29.375         $22.500       $27.125
Second Quarter       29.250          21.625        24.500
Third Quarter        33.250          24.250        30.000
Fourth Quarter       30.250          23.375        24.000

   1994
   ----
First Quarter        28.625          23.500        26.875
Second Quarter       29.250          25.500        27.625
Third Quarter        29.125          26.125        26.375
Fourth Quarter       27.125          22.500        24.125


     The dividends declared on the Series B $50 stated value, adjustable-rate cumulative preferred stock are determined based on prevailing interest rates, subject to a 6.0% floor and an 11.0% ceiling. Preferred dividends declared during 1994 amounted to $3.07 per share, compared to $3.00 per share declared during 1993.

     UJB Financial and its bank subsidiaries are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. Regulatory capital is defined in terms of Tier I capital (shareholders' equity excluding unrealized gains or losses on available-for-sale securities and certain intangibles), Tier II capital (certain debt instruments and a portion of the allowance for loan losses) and total capital (Tier I plus Tier II). The Federal Reserve Board has established the Tier I leverage ratio, which measures the ratio of Tier I capital to quarterly average assets less certain intangibles. Risk-based capital ratios are expressed as a percentage of risk-adjusted assets, where balance sheet assets and off-balance-sheet exposures are assigned a predetermined weight to measure their level of risk.

     The current minimum regulatory guideline for the Tier I leverage ratio is 4.0% for institutions that have a regulatory rating of two or more. For Tier I and total risk-based capital ratios, the minimum regulatory guidelines are 4.0% and 8.0%, respectively. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the operations and financial statements.

     The following table illustrates the leverage and risk-based capital ratios at December 31, which were well above the required minimums.


Dollars in millions                                1994            1993
=======================================================================
Ratios:
  Tier I leverage                                  7.02%           7.20%
  Tier I capital                                   9.27            9.64
  Total capital                                   12.04           12.67

Capital:
  Tier I capital                             $  1,077.1      $  1,005.5
  Tier II capital                                 321.5           316.1
  Total regulatory capital                      1,398.6         1,321.6

Assets:
  Risk-adjusted assets                         11,617.1        10,429.3
  Average assets (leverage capital basis)      15,337.4        13,966.9
=======================================================================

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established five capital level designations ranging from "well capitalized" to "critically undercapitalized." At December 31, 1994, each of the subsidiary banks met the "well capitalized" criteria, which requires a minimum Tier I leverage ratio of 5.0% and minimum Tier I and total risk-based capital ratios of 6.0% and 10.0%, respectively.

LIQUIDITY

Bank liquidity is the ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. Traditional sources of liquidity include asset maturities, asset repayments and deposit growth. Purchased liabilities such as Federal funds purchased, securities sold under agreements to repurchase and commercial paper represent other major sources of funding. In addition, the banking subsidiaries have established lines of credit with the Federal Reserve Bank, the Federal Home Loan Bank of New York and other correspondent banks which further support and enhance liquidity.

     Liquidity management is a function of the Asset/Liability Management Committee (ALCO) and includes monitoring current and projected cash flows, as well as economic forecasts for the industry. UJB Financial also maintains a liquidity contingency plan designed to effectively manage potential liquidity concerns due to changes in interest rates, credit markets or other external risks.

     The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents increased by $145.6 million during 1994. Net cash provided by operating activities totaled $202.9 million. This amount was primarily attributable to results of operations adjusted for the provisions for loan losses and OREO, and proceeds from the sales of mortgages held for sale. Net cash used in investing activities totaled $1.5 billion and was the result of investment and loan activity. Net cash provided by financing activities totaled $1.5 billion in 1994 reflecting the increases in short-term borrowings and deposits.

     The total investment portfolio, including investment securities available for sale, is also a source of liquidity as portfolio assets provide cash flows through maturities and periodic repayments of principal. During the year ended December 31, 1994, proceeds from maturities in the combined portfolios were $1.2 billion, while proceeds from the sales of investment securities available for sale were $5.1 million. Investment portfolio cash flows were primarily used to fund loan growth and manage the borrowed funds position. As a result of this reinvestment of cash flow, total scheduled maturities of interest bearing deposits with banks plus maturities and anticipated principal repayments of the combined investment portfolio will be approximately $391.3 million during 1995. In addition, all or part of the investment securities available-for-sale portfolio could be sold to provide additional liquidity. At December 31, 1994, the average maturity of the available-for-sale and held-to-maturity investment portfolios, adjusted for historical prepayment patterns on mortgage-backed securities, was estimated to be approximately 6 years, 7 months and 5 years, respectively.

     A strong base of low-cost demand and retail deposits, which are a cornerstone of liquidity, is managed through an extensive branch network. Total demand and retail time deposits amounted to $12.2 billion at December 31, 1994, compared to $11.5 billion at year-end 1993.

     Liquidity is also available through lines of credit and the ability to incur additional debt. During 1994, average short-term borrowings increased $614.1 million and were used to fund the growth in the loan and investment portfolios.

     Liquidity is also important at the Parent Corporation to provide funds for operations and to pay dividends to shareholders. Parent Corporation cash requirements are met primarily through dividends from its subsidiaries and the issuance of short and long-term debt. The amount of dividends from bank subsidiaries is subject to certain regulatory restrictions as detailed in Note 14 of the Notes to Consolidated Financial Statements. In addition, at December 31, 1994, there were $40.0 million of short-term lines of credit available for general corporate purposes.

     Commercial paper issued by the Parent Corporation of UJB Financial is primarily a funding source for the second mortgage and asset-based lending subsidiaries. These funds averaged $46.5 million during the year, a decrease of $12.4 million, or 21.0%, from 1993, and amounted to $42.2 million at year end.

     At December 31, 1994, long-term debt outstanding was $204.8 million, compared to $208.7 million at December 31, 1993. Under the most restrictive limitations on various debt agreements, the unrestricted consolidated retained earnings available for dividends amounted to $249.4 million at December 31, 1994. The amount of additional funded debt that could have been created as of year-end 1994 was $298.8 million. For additional information about the creation of additional funded debt and the limitations on retained earnings available for the payment of dividends, see Notes 12 and 14 of the Notes to Consolidated Financial Statements.

INTEREST SENSITIVITY

Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by ALCO. The principal objective of ALCO is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is managed using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates.

     Net interest income, the primary source of earnings is affected by interest rate movements. To mitigate the impact of changes in interest rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest-sensitivity gaps, the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

     As illustrated by the interest rate sensitivity analysis in the accompanying table, sensitivity to interest rate fluctuations is measured in a number of time frames. ALCO monitors the gap position on an adjusted basis allowing for the impact of off-balance-sheet transactions.

     At December 31, 1994, UJB Financial had a negative 30-day gap position of $829.8 million and a negative one-year gap of $912.8 million. A negative gap means an excess of interest-sensitive liabilities over interest-sensitive assets. In a rising rate environment, a negative gap position indicates that increases in the cost of interest bearing liabilities will outpace increases in income from interest earning assets. This risk is mitigated by ALCO's numerous strategies, including the administration of liability costs and a re-deployment of asset maturities and cash flows to insulate net interest income from the effects of changes in interest rates.

     These gap positions are monitored as part of the ALCO process, which includes periodic forecasts of future business activity applied to various interest rate environments in a simulation process. The use of these financial modeling techniques assists management in its continuing efforts to achieve earnings growth in ever-changing interest rate environments.

     Asset and liability management efforts also involved the use of derivatives, which was primarily limited to interest rate swaps. These swaps were accounted for as hedges and were not recorded on the balance sheet. Income or expense related to these instruments was accrued monthly and recognized as an adjustment to interest income or interest expense for those balance sheet instruments being hedged. Hedged transactions resulted in a net interest income reduction of $1.2 million in 1994, compared to a $6.8 million contribution in 1993.

     The accompanying table illustrates the aggregate notional amounts and expected maturities of the interest rate swaps at December 31, 1994.

                                                           Weighted
                                       Notional      Avg. Estimated
In millions                              Amount            Maturity
===================================================================
Receive fixed/pay floating               $855.0                7/97
Receive floating/pay fixed                 68.5                1/96
-------------------------------------------------------------------
                                         $923.5                   -
===================================================================


INTEREST RATE SENSITIVITY TABLE
AS OF DECEMBER 31, 1994                        Interest Sensitivity Period                   Total    One Year    Non-Interest
                                 ----------------------------------------------------       Within          to   Sensitive and
In thousands                          30 Day        90 Day       180 Day      365 Day     One Year   Two Years  Over Two Years
==============================================================================================================================
Earning Assets
  Total investments              $   716,658   $   325,646     $ 404,711    $ 358,882   $1,805,897  $  238,414      $2,302,214
  Loans, net                       4,418,951       625,272       410,033      575,925    6,030,181     670,251       2,741,981
  Money market investments            44,875             -             -            -       44,875           -               -
------------------------------------------------------------------------------------------------------------------------------
   Total                           5,180,484       950,918       814,744      934,807    7,880,953     908,665       5,044,195
------------------------------------------------------------------------------------------------------------------------------
Sources of Funds
  Savings and time deposits        4,880,637       381,067       467,788      568,258    6,297,750     478,120       2,160,139
  Commercial CDs                     239,398       118,223         9,910        3,610      371,141           -               -
  Borrowed funds                     928,767        19,775        51,085      338,772    1,338,399         700         199,085
  Non-interest bearing sources             -             -             -            -            -           -       2,988,479
------------------------------------------------------------------------------------------------------------------------------
   Total                           6,048,802       519,065       528,783      910,640    8,007,290     478,820       5,347,703
------------------------------------------------------------------------------------------------------------------------------
Asset/Liability Interval Gap        (868,318)      431,853       285,961       24,167     (126,337)    429,845
Net effect of off-balance-sheet
  instruments                         38,541      (855,000)            -       30,000     (786,459)          -
------------------------------------------------------------------------------------------------------------------------------
Asset/Liability Sensitivity Gap
  Period gap                        (829,777)     (423,147)      285,961       54,167     (912,796)    429,845
  Cumulative gap                 $  (829,777)  $(1,252,924)    $(966,963)   $(912,796)  $ (912,796)  $(482,951)
==============================================================================================================================


Interest Rate Sensitivity Table
as of December 31, 1994
In thousands                            Total
=============================================
Earning Assets
  Total investments               $ 4,346,525
  Loans, net                        9,442,413
  Money market investments             44,875
---------------------------------------------
   Total                           13,833,813
---------------------------------------------
Sources of Funds
  Savings and time deposits         8,936,009
  Commercial CDs                      371,141
  Borrowed funds                    1,538,184
  Non-interest bearing sources      2,988,479
---------------------------------------------
   Total                           13,833,813
---------------------------------------------
Asset/Liability Interval Gap
Net effect of off-balance-sheet
  instruments
---------------------------------------------
Asset/Liability Sensitivity Gap
  Period gap
  Cumulative gap
=============================================

     At year-end 1994, the swap agreements had an average maximum remaining maturity of 30 months. Most of the swaps were Indexed Amortizing Swaps (IAS) that were structured to contain an initial principal lockout period followed by scheduled principal amortization. The amortization speed was determined by a sliding percentage scale which used different amortization percentages for varying levels of LIBOR. As a result, the actual lives of these agreements will move with the level of rates, but cannot exceed the maximum life contained in each agreement.

     The following table illustrates the interest rate swap activity for the past two years.

In millions                                        1994          1993
=====================================================================
Balance, beginning of year                    $1,019.0      $  161.3
  Additions                                       30.0         890.0
  Maturities                                     (47.5)        (32.3)
  Terminations                                   (78.0)            -
---------------------------------------------------------------------
Balance, end of year                          $   923.5     $1,019.0
=====================================================================

     For additional information on the use of derivative financial instruments, see Notes 21 and 22 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS - 1993 COMPARED WITH 1992

Total earnings in 1993 amounted to $82.4 million, or $1.50 per share, compared to $56.8 million for 1992, or $1.09 per share. As a result of improved earnings for the third year, the quarterly common stock dividend was increased twice during 1993 to an annual dividend rate of $.84 per share, a 40.0% increase over the $.60 dividend rate at year-end 1992. Improved earnings were primarily the result of growth in net interest income and a reduction in the provision for loan losses.

     Net interest income on a tax-equivalent basis amounted to $592.6 million, an increase of $24.3 million, or 4.3%, from $568.3 million earned in 1992. The net interest spread on a tax-equivalent basis increased to 3.98%, compared to 3.82% earned in 1992. Net interest margin increased to 4.62% during 1993 compared to 4.49% in 1992. The increase in the net interest spread and margin reflected the growth in demand deposits, the repricing of interest bearing liabilities in a declining rate environment and the benefit of reduced levels of non-performing loans.

     Interest income on a tax-equivalent basis was $924.3 million, a decrease of $73.8. million, or 7.4%, compared to 1992. This decline was primarily due to the reinvestment of cash flows and the repricing of variable rate loans in a lower rate environment. Interest expense was $331.7 million, a decrease of $98.0 million, or 22.8%, from $429.7 million in 1992. The decline was the result of lower rates paid on deposits and other funding sources, in addition to the decline in average interest bearing liabilities.

     The provision for loan losses was $95.7 million for the year ended December 31, 1993, down $43.9 million, or 31.4%, from $139.6 million recorded in 1992. This reduction was due principally to the decline in non-performing loans. Net charge offs declined $25.6 million to $129.0 million, or 1.46% of average loans, compared to $154.6 million, or 1.73%, in 1992.

     Non-interest income, including investment securities gains, amounted to $179.5 million in 1993 compared to $177.5 million in 1992, an increase of $2.0 million, or 1.1%. Excluding investment securities gains, non-interest income rose 7.3% over 1992. Service charges on deposit accounts increased $6.1 million, or 11.3%, to $60.5 million in 1993. Service and loan fee income increased $1.7 million, or 5.2%, to $34.6 million in 1993. Trust income rose $2.0 million, or 10.2%, to $21.9 million in 1993. The Pillar Funds grew to $1.1 billion by year-end 1993 and accounted for $4.8 million and $2.0 million in fee income for 1993 and 1992, respectively. Other income amounted to $51.8 million, an increase of $1.7 million, or 3.4%, compared to the prior year.

     For the year ended December 31, 1993, securities gains were $8.9 million compared to $18.5 million in 1992. These gains were realized as securities available for sale were sold to reduce prepayment risk in the CMO portfolio resulting from the declining interest rate environment.

     Non-interest expenses totaled $554.2 million, an increase of $43.2 million, or 8.4%, compared to 1992. Excluding the 1993 restructuring charge of $21.5 million, non-interest expenses would have been $532.7 million, an increase of $21.7 million, or 4.2%, over 1992. Salaries totaled $185.6 million in 1993, an increase of $6.1 million, or 3.4%, compared to 1992. Pension and other employee benefits of $58.6 million for the year ended December 31, 1993 were $7.4 million, or 14.4%, above 1992. The incremental expenses related to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," amounted to $2.9 million in 1993.

     Furniture and equipment expenses amounted to $45.6 million, an increase of $3.2 million, or 7.5%, over the $42.4 million in 1992. OREO expenses totaled $40.9 million for 1993 and were up $2.8 million, or 7.4%, over 1992. Included in this total was a provision of $32.1 million for valuation adjustments to maintain the carrying value of the OREO portfolio at the lower of cost or fair value less costs to sell on an individual property-by-property basis. Also included in this total were expenses related to holding and operating foreclosed properties. These costs declined by 12.4%, or $1.3 million, in 1993 to $8.9 million for the year.

     The FDIC assessment of $29.2 million reflected an increase of $3.2 million, or 12.3%, above 1992. Other expenses were $113.8 million in 1993, a decrease of $1.6 million, or 1.4%, from 1992. This decrease was primarily the result of reduced expenses on non-performing loans and lower charge offs on check losses.

     In the third quarter of 1993, a charge of $21.5 million was recorded to reflect the costs associated with consolidation of the bank subsidiaries and reorganizing the company along business lines. The charge generally represented those incremental costs incurred as a result of the restructuring plan.

UJB FINANCIAL CORP. AND SUBSIDIARIES

SUMMARY OF SELECTED FINANCIAL DATA

Not covered by independent auditors' report                                                  1994           1993           1992
-------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income.................................................................      $   960,973    $   907,628    $   979,008
Interest expense................................................................          344,869        331,720        429,725
-------------------------------------------------------------------------------------------------------------------------------
   Net interest income..........................................................          616,104        575,908        549,283
Provision for loan losses.......................................................           84,000         95,685        139,555
-------------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses..........................          532,104        480,223        409,728
Non-interest income.............................................................          177,335        179,522        177,503
Non-interest expenses...........................................................          505,246        554,190        511,013
-------------------------------------------------------------------------------------------------------------------------------
   Income (loss) before income taxes............................................          204,193        105,555         76,218
Federal and state income taxes (benefit)........................................           72,312         26,953         19,430
-------------------------------------------------------------------------------------------------------------------------------
   Income (loss) before cumulative effect of a change in accounting principle...          131,881         78,602         56,788
Cumulative effect of a change in accounting principle...........................           (1,731)         3,816             --
-------------------------------------------------------------------------------------------------------------------------------
   Net income (loss)                                                                  $   130,150    $    82,418    $    56,788
===============================================================================================================================
COMMON SHARE DATA
Net income (loss)...............................................................      $      2.35    $      1.50    $      1.09
Cash dividends declared.........................................................              .94            .69            .60
Book value at year end..........................................................            19.53          18.23          17.38
Market value at year end........................................................            24.13          24.00          24.25
Number of registered common shareholders at year end............................           20,323         21,173         22,139
Average common shares outstanding (in thousands)................................           54,697         53,917         50,398
Common shares outstanding at year end (in thousands)............................           55,005         54,261         53,493
Common stock dividend payout....................................................            40.00%         46.00%         55.05%
===============================================================================================================================
BALANCE SHEET DATA (AT YEAR END, IN THOUSANDS)
Total assets....................................................................      $15,429,472    $13,789,641    $14,114,550
Total deposits..................................................................       12,567,791     11,751,499     12,087,328
Total loans.....................................................................        9,656,574      8,743,708      8,928,580
Shareholders' equity............................................................        1,104,260      1,019,252        959,492
Allowance for loan losses.......................................................          214,161        244,154        277,449
Long-term debt..................................................................          204,754        208,654        216,945
===============================================================================================================================
OPERATING RATIOS
Return on average assets........................................................              .88%           .59%           .41%
Return on average common equity.................................................            12.36           8.32           6.37
Net interest margin.............................................................             4.63           4.62           4.49
Efficiency ratio................................................................             60.4           64.4           65.4
===============================================================================================================================
LOAN QUALITY RATIOS
Allowance for loan losses to year-end loans.....................................             2.22%          2.79%          3.11%
Net charge offs to average loans................................................              .86           1.46           1.73
Non-performing loans to year-end loans..........................................             1.74           2.91           4.09
===============================================================================================================================
CAPITAL RATIOS
Average total equity to average total assets....................................             7.19%          7.12%          6.48%
Tier I capital to average assets (leverage).....................................             7.02           7.20           6.79
Tier I capital to risk-adjusted assets..........................................             9.27           9.64           9.18
Total capital to risk-adjusted assets...........................................            12.04          12.67          12.26
===============================================================================================================================
OTHER DATA (AT YEAR END)
Number of banking offices.......................................................              270            264            265
Number of employees (full-time equivalent)......................................            6,143          6,300          6,405
Number of employees (full-time).................................................            5,361          5,557          5,750
Number of employees (part-time).................................................              987            931            820
===============================================================================================================================

Selected Financial Data has been restated to reflect the merger of VSB Bancorp. Per share data from the year 1989 and prior was not restated as VSB Bancorp was a mutual association.
See accompanying consolidated financial statements and notes.
NA - Not applicable.

           1991              1990               1989              1988                1987               1986                1985
---------------------------------------------------------------------------------------------------------------------------------
    $ 1,134,624       $ 1,217,082        $ 1,132,793       $   943,985       $     813,357        $   747,027         $   729,390
        634,432           723,064            653,402           505,487             415,464            404,955             427,086
---------------------------------------------------------------------------------------------------------------------------------
        500,192           494,018            479,391           438,498             397,893            342,072             302,304
        167,650           251,888             51,955            40,090              33,315             38,194              24,492
---------------------------------------------------------------------------------------------------------------------------------
        332,542           242,130            427,436           398,408             364,578            303,878             277,812
        150,125           170,509            123,690           114,998             107,103            105,341              74,050
        454,731           441,221            386,614           356,250             327,153            302,627             268,912
---------------------------------------------------------------------------------------------------------------------------------
         27,936           (28,582)           164,512           157,156             144,528            106,592              82,950
          3,684           (17,166)            42,973            39,127              38,095             19,277              11,076
---------------------------------------------------------------------------------------------------------------------------------
         24,252           (11,416)           121,539           118,029             106,433             87,315              71,874
             --                --                 --                --                  --                 --                  --
---------------------------------------------------------------------------------------------------------------------------------
    $    24,252       $   (11,416)       $   121,539       $   118,029       $     106,433        $    87,315         $    71,874
=================================================================================================================================
    $       .46       $      (.29)       $      2.62       $      2.58       $        2.31        $      2.02         $      1.79
            .60              1.02               1.11              1.01                 .91                .82                 .73
          16.92             17.09              18.67             17.02               15.47              13.97               12.02
          14.63              7.13              18.88             20.75               22.25              23.75               23.75
         22,653            23,159             22,407            22,042              18,819             19,211              19,109
         48,279            47,230             43,785            43,113              42,166             40,655              37,204
         48,515            47,726             44,077            43,474              42,753             41,428              38,120
         130.43%               NA              42.37%            39.15%              39.39%             40.59%              40.78%
=================================================================================================================================

    $13,727,539       $13,156,273        $12,511,455       $11,198,616        $ 10,430,982        $ 9,584,132         $ 8,307,047
     11,620,247        10,912,739          9,623,498         9,176,608           8,143,268          7,986,219           6,912,046
      8,937,873         8,860,622          8,509,331         7,476,451           6,719,347          5,909,764           4,788,088
        850,873           845,551            898,222           823,082             772,566            626,255             503,105
        292,490           265,148            122,719           108,485              96,292             84,602              69,624
         65,152            72,960             82,055            87,937              89,196            108,670             118,262
=================================================================================================================================

            .18%             (.09)%             1.05%             1.11%               1.10%              1.01%                .93%
           2.70             (1.53)             14.15             15.61               15.68              15.16               15.15
           4.18              4.29               4.79              4.86                4.99               5.11                5.06
           66.8              66.1               61.7              61.4                59.9               60.9                62.5
=================================================================================================================================

           3.27%             2.99%              1.44%             1.45%               1.43%              1.43%               1.45%
           1.58              1.25                .47               .40                 .35                .44                 .32
           5.07              4.94               2.21              1.41                 .75               1.02                1.07
=================================================================================================================================

           6.30%             6.95%              7.63%             7.49%               7.32%              6.80%               6.26%
           6.10              6.07               7.35              7.40                7.44                 NA                  NA
           8.27              8.23                 NA                NA                  NA                 NA                  NA
           9.77              9.83                 NA                NA                  NA                 NA                  NA
=================================================================================================================================

            267               272                257               249                 247                245                 246
          6,584             6,565              6,443             6,524               6,332              6,247               6,086
          5,904             5,855              5,756             5,827               5,704              5,624               5,479
            880               889                842             1,061               1,012              1,001                 975
=================================================================================================================================

 UJB FINANCIAL CORP. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS



                                                                                                               December 31
                                                                                                     ------------------------------
 (Dollars in thousands)                                                                                     1994               1993
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents:
   Cash and due from banks (Note 3) ..............................................................   $   925,421        $   725,174
   Federal funds sold and securities purchased under agreements to resell ........................        44,875             99,500
-----------------------------------------------------------------------------------------------------------------------------------
         Total cash and cash equivalents                                                                 970,296            824,674
-----------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits with banks .............................................................        18,809             19,962
Trading account securities .......................................................................        33,513             29,735
Investment securities available for sale (Note 4) (Market value of $201,215 in 1994
   and $1,177,585 in 1993) .......................................................................       201,215          1,162,088
Investment securities (Note 5) (Market value of $3,902,439 in 1994
   and $2,728,994 in 1993) .......................................................................     4,092,988          2,685,650
Loans (Notes 6, 7 and 23) ........................................................................     9,656,574          8,743,708
   Less: Allowance for loan losses (Note 8) ......................................................       214,161            244,154
-----------------------------------------------------------------------------------------------------------------------------------
         Net loans                                                                                     9,442,413          8,499,554
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment (Note 9) ..................................................................       167,905            171,439
Assets held for accelerated disposition ..........................................................        90,888                 --
Accrued interest receivable ......................................................................        89,926             74,487
Other real estate owned, net (Note 10) ...........................................................        31,449             74,780
Due from customers on acceptances ................................................................        21,159             20,126
Other assets (Notes 1 and 18) ....................................................................       268,911            227,146
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                         $15,429,472        $13,789,641
===================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Non-interest bearing demand deposits ..........................................................   $ 3,260,641        $ 2,805,819
   Interest bearing deposits:
      Savings and time deposits ..................................................................     8,936,009          8,719,094
      Commercial certificates of deposit $100,000 and over .......................................       371,141            226,586
-----------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                               12,567,791         11,751,499
-----------------------------------------------------------------------------------------------------------------------------------
Other borrowed funds (Note 11) ...................................................................     1,333,430            619,687
Long-term debt (Note 12) .........................................................................       204,754            208,654
Accrued interest payable .........................................................................        30,234             23,340
Bank acceptances outstanding .....................................................................        21,159             20,126
Accrued expenses and other liabilities (Notes 15 and 18) .........................................       167,844            147,083
-----------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                            14,325,212         12,770,389
-----------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 19, 20 and 21)
Shareholders' equity (Notes 12, 13, 15 and 16):
   Preferred stock: Authorized 4,000,000 shares without par value:
      Series B:Authorized 1,200,000 shares; issued and outstanding 600,166
         in 1994 and 1993, adjustable-rate cumulative, $50 stated value ..........................        30,008             30,008
   Common stock par value $1.20:
      Authorized 130,000,000 shares; issued and outstanding 55,005,306
         in 1994 and 54,260,768 in 1993 ..........................................................        66,006             65,113
   Surplus .......................................................................................       413,429            398,723
   Retained earnings .............................................................................       604,066            525,408
   Net unrealized gain (loss) on investment securities, net of tax ...............................        (9,249)                --
-----------------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                                    1,104,260          1,019,252
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                           $15,429,472        $13,789,641
===================================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME


                                                                                                    Year Ended December 31
                                                                                         -------------------------------------------
 (Dollars in thousands, except per share data)                                                1994             1993             1992
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (Note 7) ..................................................   $ 706,049        $ 670,705        $ 713,987
Interest on investment securities (Note 5):
   Taxable ...........................................................................     195,904          177,549          217,383
   Tax-exempt ........................................................................      22,823           25,448           30,206
Interest on investment securities available for sale (Note 4) ........................      34,300           31,023           10,782
Interest on Federal funds sold and securities purchased under agreements to resell ...         600              955            4,615
Interest on trading account securities ...............................................         668            1,297            1,367
Interest on deposits with banks ......................................................         629              651              668
------------------------------------------------------------------------------------------------------------------------------------
      Total interest income                                                                960,973          907,628          979,008
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on savings and time deposits ................................................     239,714          271,345          366,023
Interest on commercial certificates of deposit $100,000 and over .....................      13,639            7,319           16,320
Interest on borrowed funds (Notes 11 and 12) .........................................      91,516           53,056           47,382
------------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                               344,869          331,720          429,725
------------------------------------------------------------------------------------------------------------------------------------
      Net interest income ............................................................     616,104          575,908          549,283
Provision for loan losses (Note 8 ) ..................................................      84,000           95,685          139,555
------------------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                                  532,104          480,223          409,728
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Service charges on deposit accounts ..................................................      64,474           60,474           54,356
Service and loan fee income ..........................................................      42,008           34,626           32,900
Trust income .........................................................................      21,792           21,852           19,837
Investment securities gains (Notes 4 and 5) ..........................................       1,888            8,877           18,485
Trading account gains ................................................................         670            1,884            1,804
Other ................................................................................      46,503           51,809           50,121
------------------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                            177,335          179,522          177,503
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Salaries .............................................................................     183,339          185,570          179,457
Pension and other employee benefits (Note 15) ........................................      53,386           58,601           51,209
Occupancy, net (Notes 9 and 19) ......................................................      50,749           48,487           47,872
Furniture and equipment (Notes 9 and 19) .............................................      49,065           45,592           42,404
FDIC assessment ......................................................................      27,933           29,244           26,047
Other real estate owned expenses (Note 10) ...........................................      18,287           40,925           38,092
Advertising and public relations .....................................................      10,843           10,517           10,578
Restructuring charge .................................................................          --           21,500               --
Other (Note 17) ......................................................................     111,644          113,754          115,354
------------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expenses                                                          505,246          554,190          511,013
------------------------------------------------------------------------------------------------------------------------------------
      Income before income taxes .....................................................     204,193          105,555           76,218
Federal and state income taxes (Note 18) .............................................      72,312           26,953           19,430
------------------------------------------------------------------------------------------------------------------------------------
      Income before cumulative effect of a change in accounting principle ............     131,881           78,602           56,788
Cumulative effect of a change in accounting principle (Notes 15 and 18) ..............      (1,731)           3,816               --
====================================================================================================================================
      Net Income                                                                         $ 130,150        $  82,418        $  56,788
====================================================================================================================================
Net Income Per Common Share:
      Income before cumulative effect of a change in accounting principle ............   $    2.38        $    1.43        $    1.09
Cumulative effect of a change in accounting principle (Notes 15 and 18) ..............        (.03)             .07               --
====================================================================================================================================
      Net Income Per Common Share                                                        $    2.35        $    1.50        $    1.09
====================================================================================================================================
Average Common Shares Outstanding (in thousands)                                            54,697           53,917           50,398
====================================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                               Year Ended December 31
                                                                                      -----------------------------------------
(Dollars in thousands)                                                                       1994           1993           1992
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income ....................................................................       $   130,150    $    82,418    $    56,788
Adjustments to reconcile net income to net cash provided by operating activities:
  Provisions for loan losses and other real estate owned ......................            94,573        127,747        167,524
  Depreciation, amortization and accretion, net ...............................            33,352         27,876         22,776
  Restructuring charge ........................................................                --         21,500             --
  Deferred income tax (benefit) ...............................................            19,030         (5,725)        (4,811)
  Gains on sales of investment and trading account securities .................            (2,558)       (10,761)       (20,289)
  Gains on sales of mortgages held for sale ...................................              (500)        (3,492)        (3,511)
  Gains on sales of other real estate owned ...................................            (1,457)        (1,716)        (1,484)
  Proceeds from sales of other real estate owned ..............................            44,927         62,012         79,464
  Proceeds from sales of mortgages held for sale ..............................           146,435        321,226        314,379
  Originations of mortgages held for sale .....................................          (118,627)      (269,655)      (329,436)
  Net increase in trading account securities ..................................            (3,108)        (5,890)       (16,902)
  (Increase) decrease in accrued interest receivable and other assets .........          (167,957)       (26,381)        19,834
  Increase (decrease) in accrued interest payable, accrued expenses and
    other liabilities .........................................................            28,688         31,145         (6,166)
-------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                             202,948        350,304        278,166
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of investment securities ..................................                --             --        193,976
Proceeds from maturities of investment securities .............................           975,071      1,283,651        938,997
Purchases of investment securities ............................................        (1,700,063)    (1,833,506)    (2,500,286)
Purchases of investment securities available for sale .........................           (11,471)      (316,303)            --
Proceeds from maturities of investment securities available for sale ..........           261,098        192,605        178,961
Proceeds from sales of investment securities available for sale ...............             5,109        517,906      1,051,453
Net decrease (increase) in interest bearing deposits with banks ...............             1,153         (6,143)        12,087
Proceeds from sales of loans ..................................................                --         84,836             --
Net increase in loans .........................................................        (1,061,876)      (109,388)      (220,687)
Purchases of premises and equipment, net ......................................           (16,589)       (14,592)        (8,389)
-------------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                              (1,547,568)      (200,934)      (353,888)
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in demand and savings deposits ...................................           258,291        362,450      1,197,745
Net increase (decrease) in time deposits ......................................           558,001       (698,279)      (730,664)
Net increase (decrease) in short-term borrowings ..............................           719,371        (84,574)      (330,574)
Principal payments on long-term debt, net .....................................           (10,568)       (28,075)       (26,949)
Proceeds from issuance of debt, net of related expenses .......................             1,040         20,000        172,489
Dividends paid ................................................................           (49,817)       (34,806)       (30,888)
Proceeds from issuance of common stock, net of related expense ................                --             --         68,345
Proceeds from issuance of common stock under dividend reinvestment and
  other stock plans ...........................................................            15,256         15,186         13,577
Other, net ....................................................................            (1,332)        (3,301)           954
-------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                                 1,490,242       (451,399)       334,035
-------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents ..............................           145,622       (302,029)       258,313
Cash and cash equivalents at beginning of year ................................           824,674      1,126,703        868,390
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                              $   970,296    $   824,674    $ 1,126,703
===============================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
  Interest payments ...........................................................       $   337,975    $   345,805    $   451,858
  Income tax payments .........................................................            60,063         28,913         22,059
Noncash investing activities:
  Loans made in conjunction with the sale of other real estate owned ..........             9,891         17,112            510
  Transfer of investments (from) to investment securities available for sale ..          (707,808)       666,687      1,737,999
  Transfer of loans to other real estate owned ................................            41,017         51,784        139,489
  Transfer of assets to assets held for accelerated disposition, net ..........            90,888             --             --
===============================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                    Net           Total
                                               Preferred     Common               Retained   Unrealized   Shareholders'
(Dollars in thousands)                             Stock      Stock     Surplus   Earnings   Gain (Loss)         Equity
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991....................   $30,008    $58,219    $308,509   $455,909     $ (1,772)     $  850,873
   Net income, 1992...........................        --         --          --     56,788           --          56,788
   Proceeds from issuance of common stock
      (4,000,000 shares)......................        --      4,800      63,545         --           --          68,345
   Cash dividends declared:
      Preferred stock.........................        --         --          --     (1,847)          --          (1,847)
      Common stock............................        --         --          --    (29,756)          --         (29,756)
   Common stock issued:
      Dividend reinvestment and other stock
         plans (779,140 shares)...............        --        935      10,833         --           --          11,768
      Exercise of stock options, net (198,396
         shares)..............................        --        238       1,571         --           --           1,809
   Change in valuation allowance for
      marketable equity securities............        --         --          --         --        1,512           1,512
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                        30,008     64,192     384,458    481,094         (260)        959,492
-----------------------------------------------------------------------------------------------------------------------
   Net income, 1993...........................        --         --          --     82,418           --          82,418
   Cash dividends declared:
      Preferred stock.........................        --         --          --     (1,801)          --          (1,801)
      Common stock............................        --         --          --    (36,303)          --         (36,303)
   Common stock issued:
      Dividend reinvestment and other stock
         plans (459,430 shares)...............        --        551       9,918         --           --          10,469
      Exercise of stock options, net (308,395
         shares)..............................        --        370       4,347         --           --           4,717
   Change in valuation allowance for
      marketable equity securities............        --         --          --         --          260             260
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                        30,008     65,113     398,723    525,408           --       1,019,252
-----------------------------------------------------------------------------------------------------------------------
   Net unrealized gain (loss) on investment
      securities upon adoption of a change in
      accounting principle, net of tax........        --         --          --         --        9,355           9,355
   Adjustment for the pooling of a company
      with a different fiscal year end........        --         --         343      1,769           --           2,112
   Net income, 1994...........................        --         --          --    130,150           --         130,150
   Cash dividends declared:
      Preferred stock.........................        --         --          --     (1,835)          --          (1,835)
      Common stock............................        --         --          --    (51,426)          --         (51,426)
   Common stock issued:
      Dividend reinvestment and other stock
         plans (353,345 shares)...............        --        424       8,635         --           --           9,059
      Exercise of stock options, net (391,193
         shares)..............................        --        469       5,728         --           --           6,197
   Change in unrealized gain (loss) on
      investment securities, net of tax.......        --         --          --         --      (18,604)        (18,604)
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                       $30,008    $66,006    $413,429   $604,066     $ (9,249)     $1,104,260
=======================================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS UJB Financial Corp. (UJB Financial) commenced operations on October 1, 1970, as a New Jersey corporation and as a bank holding company registered under the Bank Holding Company Act of 1956. Through its bank and active non-bank subsidiaries, UJB Financial provides a full range of banking services and certain non-bank services to individual and corporate customers in a competitive environment. UJB Financial is regulated by various Federal and state agencies and is subject to periodic examination by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of UJB Financial and all of its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. Prior period consolidated financial statements and related footnote disclosures have been restated to include the acquisition of VSB Bancorp, Inc. This acquisition occurred on July 1, 1994 and was accounted for on the pooling-of-interests method. Palisade Savings Bank, FSB acquired on September 16, 1994, was recorded under the purchase method of accounting, with the operating results included from the date of acquisition.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from these estimates.

CASH FLOW REPORTING The Consolidated Statements of Cash Flows are presented using the indirect method. Cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold, and securities purchased under agreements to resell. Generally, Federal funds are sold for one day periods and securities purchased under agreements to resell are short-term, highly liquid assets.

SECURITIES Effective January 1, 1994, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115) was adopted. As required by SFAS No. 115, securities are classified into one of three investment categories: trading account securities, investment securities available for sale and investment securities. Securities that are purchased specifically for short-term appreciation and held with the intent of selling in the near future are classified as trading account securities. Securities purchased with the intent and ability to hold until maturity are classified as investment securities. All other securities, including equity securities, are classified as investment securities available for sale.

     Trading account securities are reported at market value on a specific identification basis. Realized and unrealized gains and losses are reported in non-interest income as trading account gains.

     Securities are classified as available for sale where there is intent to hold the securities for an indefinite period of time, but not necessarily to maturity. Investments classified as available for sale may be sold in response to changing market and interest rate conditions, or as part of an overall asset/liability management strategy. These securities are reported at fair value with unrealized gains and losses reported, net of tax, in shareholders' equity. Realized gains and losses are reported in non-interest income as investment securities gains.

     Investment securities are held for long-term investment upon evaluation of intent and the ability to hold these securities until maturity. The investment securities are recorded at amortized cost.

     Transfers of securities between categories are at fair value as of the transfer date, with the accounting treatment of unrealized gains or losses determined by the category into which the security is transferred.

LOANS Loans are stated at principal amounts outstanding, net of unearned discounts and net deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest and fees on loans as earned. Loan origination fees and certain direct loan origination costs are deferred and recognized over the estimated life of the loan as an adjustment to the loan's yield. Other loan fees are recorded as earned and included in non-interest income.

NON-PERFORMING LOANS Non-performing loans generally consist of commercial non-accrual and renegotiated loans. These loans are classified as non-accrual loans when they are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest collections on non-accrual loans are generally credited to interest income when received. However, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions. After principal and interest payments are brought current and future collectibility is reasonably assured, loans are returned to accrual status.

     Renegotiated loans are loans whose contractual interest rates have been reduced to below market rates or other significant concessions made due to a borrower's financial difficulties. Interest on renegotiated loans is generally credited to interest income when received.

     Consumer loans are charged off when they are 120 days past due. Accruals cease at 180 days on home equity loans, and uncollected interest is reversed against interest income. Past due residential mortgage loans and home equity loans are monitored and charged off when deemed uncollectible.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is a valuation reserve available for losses incurred or expected on extensions of credit. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources including commitments to extend credit, guarantees, standby letters of credit, and derivatives. Additions are made to the allowance through periodic provisions which are charged to earnings. All losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable. Subsequent recoveries, if any, are added back to the allowance.

     The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding extensions of credit. The impact of economic conditions on the creditworthiness of the borrowers is given consideration, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risk inherent in the loan portfolio. These and other factors are used in assessing the overall adequacy of the allowance for loan losses and the resulting provision for loan losses.

PREMISES AND EQUIPMENT Premises, furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method. Premises, furniture and equipment are depreciated over the estimated useful life of the assets, except for leasehold improvements, which are amortized over the term of the lease or the estimated useful life of the asset, if shorter. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment. The cost of major renewals and improvements are capitalized. Expenditures for maintenance and repairs are expensed as incurred.

     Premises and major items of furniture and equipment are removed from property accounts upon disposition at their carrying amount, and gains or losses on such transactions are included in other non-interest income or expense.

ASSETS HELD FOR ACCELERATED DISPOSITION In December 1994, certain commercial accruing and non-accruing loans and other real estate owned properties were identified for sale under an accelerated disposition program. These assets were transferred into an accelerated disposition classification and were written down to their estimated net realizable value. The valuation of the assets in this classification will be determined quarterly and will be carried at the lower of the initially established carrying value or a new net realizable value. Additional write downs, if any, will be charged against earnings.

OTHER REAL ESTATE OWNED Other real estate owned includes both foreclosed and in-substance foreclosed property. In-substance foreclosed property includes properties for which borrowers have little or no equity or prospects for building equity in the collateral and for which the loan repayment can only be expected from the operation or sale of the collateral. When a property is acquired through foreclosure or in-substance foreclosure, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses.

     An allowance for other real estate owned has been established to maintain these properties at the lower of cost or fair value less estimated cost to sell. Other real estate owned is shown net of the allowance. The allowance is established through charges to other real estate owned expense. Operating results of other real estate owned, including rental income, operating expenses, and gains and losses realized from the sale of properties owned, are recorded in other real estate owned expense.

DERIVATIVES Derivative financial instruments are primarily used in the management of interest rate risk and are accounted for on an accrual basis. Interest income or expense arising from these instruments is recorded as a yield adjustment to the related hedged assets or liabilities. Gains or losses on the termination of interest rate swaps are deferred and amortized as an adjustment to the yield of the hedged asset or liability over its remaining life.

INCOME TAXES The amount provided for income taxes is based on income reported for consolidated financial statement purposes after elimination of income which is exempt from Federal income tax. Such tax-exempt income is derived primarily from investment securities of states and political subdivisions and certain commercial and mortgage loans.

     On January 1, 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) was adopted. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities. The effect of a change in tax rate on deferred taxes is recognized in the period of the enactment date. The cumulative effect at January 1, 1993, of this change in the method of accounting for income taxes has been included in the Consolidated Statements of Income for the year ended December 31, 1993.

     UJB Financial and its subsidiaries file a consolidated Federal income tax return, and the amount of income tax expense or benefit is computed and allocated on a separate return basis.

INTANGIBLE ASSETS Other assets include goodwill which represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. Goodwill is being amortized on a straight-line method over the future periods estimated to be benefited, ranging from ten to forty years. Goodwill amounted to $31,998,000 and $13,561,000 at December 31, 1994 and 1993, respectively.

     Core deposit intangibles and other identifiable intangibles amounted to $16,004,000 and $15,003,000 at December 31, 1994 and 1993, respectively, and are being amortized over their estimated future periods of benefit ranging from five to ten years.

RETIREMENT PLANS UJB Financial and its subsidiaries have several formal non-contributory retirement plans which cover substantially all employees. Annual contributions are made to the plans in amounts not less than the minimum regulatory requirements. The costs associated with these benefits are accrued based on actuarial assumptions and included in non-interest expenses.

INCOME PER SHARE Income per common share is calculated by dividing net income, less the dividend on the adjustable-rate cumulative preferred stock, by the average daily number of common shares outstanding during the period. Common stock equivalents are not included in the calculation as they are not material.

NOTE 2 ACQUISITIONS

In December 1993, UJB Financial entered into an agreement to acquire VSB Bancorp, Inc. (VSB) and its wholly owned subsidiary Valley Savings Bank. The transaction, accounted for as a pooling of interests, was consummated on July 1, 1994. UJB Financial common stock was exchanged at the rate of .7727 for each share of VSB common stock. There were 2,628,912 shares of UJB Financial common stock issued for 3,402,619 shares of VSB common stock.

    Separate results of operations of the entities for the two years prior to acquisition were as follows:

In thousands                                         1993        1992
---------------------------------------------------------------------
Net interest income:
  UJB Financial                                  $563,135    $538,225
  VSB Bancorp, Inc.                                12,773      11,058
---------------------------------------------------------------------
                                                 $575,908    $549,283
=====================================================================
Net income:
  UJB Financial                                   $78,055    $ 53,824
  VSB Bancorp, Inc.                                 4,363       2,964
---------------------------------------------------------------------
                                                  $82,418    $ 56,788
=====================================================================

     Prior to the combination, VSB's fiscal year ended September 30. In recording the pooling of interests, an adjustment has been made to stockholders' equity as of January 1, 1994 to reflect the effect of including VSB's results of operations for the three months ended December 31, 1993.

     In May 1994, UJB Financial entered into an agreement to purchase Palisade Savings Bank, FSB (Palisade). On September 16, 1994, the acquisition of Palisade was completed at a cost of $42,156,000 and the transaction was recorded under the purchase method. Palisade had total assets of $324,237,000, loans of $164,843,000 and deposits of $266,678,000. Results of operations are included from the acquisition date. The acquisition of Palisade resulted in goodwill of $19,942,000 which is being amortized over fifteen years.

     The proforma results of operations for the period January 1, 1994 to September 16, 1994 and for the year ended December 31, 1993, assuming Palisade had been acquired as of January 1, 1993, would not have been significantly different from those presented in the Consolidated Statements of Income.

     On January 19, 1995, UJB Financial announced a definitive agreement to acquire Bancorp New Jersey, Inc. (Bancorp) for a combination of cash and stock with an approximate value of $88,900,000. Bancorp is a bank holding company with assets of $480,371,000, loans of $293,363,000 and deposits of $421,993,000. It operates New Jersey Savings Bank with 12 banking offices - nine in Somerset County, two in Hunterdon County and one in Mercer County.


NOTE 3 RESTRICTIONS ON CASH AND DUE FROM BANKS

Certain subsidiary banks are required to maintain reserve balances with a Federal Reserve Bank based principally upon deposits. These reserve balances averaged $359,124,000 in 1994 and $332,881,000 in 1993.


NOTE 4 INVESTMENT SECURITIES AVAILABLE FOR SALE

The following is a comparative summary of investment securities available for sale at December 31:

                                             Gross       Gross
                           Amortized    Unrealized  Unrealized        Market
In thousands                    Cost         Gains      Losses         Value
----------------------------------------------------------------------------
1994
U.S. Government and
  Federal agencies        $  122,974       $     2    $ 13,251    $  109,725
Other securities:
  Mortgage-backed             55,090             -       2,885        52,205
  Equities, net               35,605         4,810       1,130        39,285
----------------------------------------------------------------------------
   Total, other               90,695         4,810       4,015        91,490
----------------------------------------------------------------------------
                          $  213,669       $ 4,812    $ 17,266    $  201,215
============================================================================
1993
U.S. Government and
  Federal agencies        $  669,841       $ 8,051    $    174    $  677,718
Other securities:
  Mortgage-backed            474,554         3,914         816       477,652
  Other debt                   3,500             -          30         3,470
  Equities, net               14,193         4,552           -        18,745
----------------------------------------------------------------------------
   Total, other              492,247         8,466         846       499,867
----------------------------------------------------------------------------
                          $1,162,088       $16,517    $  1,020    $1,177,585
============================================================================

     The amortized cost and market value of investment securities available for sale at December 31, 1994 are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have principal prepayment provisions are distributed to a maturity category based on the estimated average life. These prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.

     The following is a summary of the expected maturity distribution at December 31, 1994:

                                              Amortized           Market
In thousands                                       Cost            Value
------------------------------------------------------------------------
Due in one year or less                      $        -        $       -
Due after one year through five years            60,316           57,961
Due after five years through ten years           90,900           81,117
Due after ten years                              26,848           22,852
Marketable equity securities, net                35,605           39,285
------------------------------------------------------------------------
                                             $  213,669        $ 201,215
========================================================================

     Gains and losses were realized on sales of investment securities available for sale as follows:

In thousands                                1994      1993       1992
---------------------------------------------------------------------
Gains                                     $1,591   $11,147    $14,783
Losses                                         -    (2,816)       (63)
---------------------------------------------------------------------
  Net gains                               $1,591   $ 8,331    $14,720
=====================================================================

     Interest and dividend income on investment securities available for sale was as follows:

In thousands                                1994      1993      1992
--------------------------------------------------------------------
U.S. Government and Federal agencies    $ 20,504   $17,082   $10,290
Other securities                          13,796    13,941       492
--------------------------------------------------------------------
                                        $ 34,300   $31,023   $10,782
====================================================================

     The carrying value of securities pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes required by law was $62,485,000 at December 31, 1994.

NOTE 5 INVESTMENT SECURITIES

The following is a comparative summary of investment securities at December 31:

                                                         Gross           Gross
                                     Amortized      Unrealized      Unrealized          Market
In thousands                              Cost           Gains          Losses           Value
----------------------------------------------------------------------------------------------
1994
U.S. Government and
  Federal agencies                  $2,016,615      $      517      $  100,643      $1,916,489
States and political
  subdivisions                         331,000          11,749           3,319         339,430
Other securities:
  Mortgage-backed                    1,725,367             275          99,128       1,626,514
  Other debt                            20,006            --              --            20,006
----------------------------------------------------------------------------------------------
   Total, other                      1,745,373             275          99,128       1,646,520
----------------------------------------------------------------------------------------------
                                    $4,092,988      $   12,541      $  203,090      $3,902,439
==============================================================================================
1993
U. S. Government and
  Federal agencies                  $1,485,425      $   23,169      $    7,494      $1,501,100
States and political
  subdivisions                         308,004          28,274             520         335,758
Other securities:
  Mortgage-backed                      860,642           1,827           1,869         860,600
  Other debt                            31,579               2              45          31,536
----------------------------------------------------------------------------------------------
   Total, other                        892,221           1,829           1,914         892,136
----------------------------------------------------------------------------------------------
                                    $2,685,650      $   53,272      $    9,928      $2,728,994
==============================================================================================

     The amortized cost and the market value of investment securities at December 31, 1994 are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have principal prepayment provisions are distributed to a maturity category based on the estimated average life. These prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.

     The following is a summary of the expected maturity distribution at December 31, 1994:

                                                           Amortized      Market
In thousands                                                    Cost       Value
--------------------------------------------------------------------------------
Due in one year or less                                   $  205,032  $  202,936
Due after one year through five years                      1,611,676   1,532,341
Due after five years through ten years                     1,559,869   1,466,963
Due after ten years                                          716,411     700,199
--------------------------------------------------------------------------------
                                                          $4,092,988  $3,902,439
================================================================================

    Gains and losses were realized on early redemptions and sales of investment securities as follows:


In thousands                                      1994     1993      1992
-------------------------------------------------------------------------
Investments in debt securities:
  Gains on early redemptions                      $303    $ 732    $   --
  Gains on sales                                    --       --     4,189
  Losses on early redemptions and sales             (6)    (186)     (850)
-------------------------------------------------------------------------
                                                   297      546     3,339
Net gains on marketable equity securities           --       --       426
-------------------------------------------------------------------------
Net securities gains                              $297    $ 546    $3,765
=========================================================================

     Interest and dividend income on investment securities was as follows:

In thousands                                        1994        1993        1992
--------------------------------------------------------------------------------
U.S. Government and Federal agencies            $107,700    $146,926    $200,497
States and political subdivisions                 22,816      25,204      30,514
Other securities                                  88,211      30,867      16,578
--------------------------------------------------------------------------------
                                                $218,727    $202,997    $247,589
================================================================================

     The carrying value of securities pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes required by law was $2,395,564,000 at December 31, 1994.


NOTE 6 LOANS

The composition of the loan portfolio, net of unearned discount and net deferred loan origination fees and costs, at December 31, was as follows:

In thousands                                              1994              1993
--------------------------------------------------------------------------------
Commercial and industrial                           $3,921,747        $3,365,998
Construction and development                           705,602           869,847
--------------------------------------------------------------------------------
  Total commercial loans                             4,627,349         4,235,845

Commercial mortgages                                 1,461,571         1,565,413
Residential mortgages                                1,329,417           928,248
--------------------------------------------------------------------------------
  Total mortgage loans                               2,790,988         2,493,661

Home equity                                          1,529,468         1,393,007
Auto loans                                             504,574           422,846
Other instalment                                       204,195           198,349
--------------------------------------------------------------------------------
  Total instalment loans                             2,238,237         2,014,202
--------------------------------------------------------------------------------
                                                    $9,656,574        $8,743,708
================================================================================

     Residential mortgage loans held for sale amounted to $3,536,000 at December 31, 1994 and $30,844,000 at December 31, 1993. These loans are accounted for at the lower of aggregate cost or market value.

    Subsidiaries of UJB Financial have granted loans to officers and directors of the company and its significant subsidiaries and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $86,016,000 and $67,818,000 at December 31, 1994 and 1993, respectively. During 1994, there were $37,792,000 of new loans made and repayments totaled $19,594,000.


NOTE 7 NON-PERFORMING LOANS

At December 31, non-performing loans were as follows:

In thousands                                             1994               1993
--------------------------------------------------------------------------------
Non-accrual loans                                    $164,909           $250,691
Renegotiated loans                                      2,738              3,582
--------------------------------------------------------------------------------
                                                     $167,647           $254,273
================================================================================

    The following information is presented for those loans classified as non-performing at December 31:

In thousands                                  1994     1993     1992
--------------------------------------------------------------------
Income that would have been recorded
  under original contract terms            $16,074  $21,573  $27,831
Less interest income received                1,693    3,787    3,843
--------------------------------------------------------------------
Lost income on non-performing loans
  at year end                              $14,381  $17,786  $23,988
====================================================================

NOTE 8 ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses were as follows:

In thousands                                        1994        1993        1992
--------------------------------------------------------------------------------
Balance, January 1                              $244,154    $277,449    $292,490
  Allowance of purchased entity                    1,833          --          --
  Add provision charged to expense                84,000      95,685     139,555
--------------------------------------------------------------------------------
                                                 329,987     373,134     432,045
--------------------------------------------------------------------------------
  Less charge offs:
   Commercial                                     72,586     105,677     142,381
   Mortgage                                       14,974      12,000       9,322
   Instalment                                      8,684      25,598      15,627
--------------------------------------------------------------------------------
     Total charge offs                            96,244     143,275     167,330
--------------------------------------------------------------------------------
  Add recoveries:
   Commercial                                     11,788      10,513       7,652
   Mortgage                                        2,617         287         492
   Instalment                                      2,965       3,495       4,590
--------------------------------------------------------------------------------
     Total recoveries                             17,370      14,295      12,734
--------------------------------------------------------------------------------
  Net charge offs                                 78,874     128,980     154,596
--------------------------------------------------------------------------------
   Write downs on transfer to assets
     held for accelerated disposition             36,952          --          --
--------------------------------------------------------------------------------
Balance, December 31                            $214,161    $244,154    $277,449
================================================================================

     On January 1, 1995, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114) and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" will be adopted. These Statements address the accounting for impaired loans and specify how allowances for credit losses related to these impaired loans should be determined. The adoption of these Statements is not expected to have a material effect on the allowance for loan losses or to the existing income recognition and charge off policies for non-performing loans. Upon adoption of SFAS No. 114, in-substance foreclosures will be classified as non-performing loans.


NOTE 9 PREMISES AND EQUIPMENT

The major components of premises and equipment at December 31, were as follows:

In thousands                                                    1994        1993
--------------------------------------------------------------------------------
Land                                                        $ 18,476    $ 17,897
Premises and leasehold improvements                          194,014     189,427
Furniture and equipment                                      137,214     129,445
--------------------------------------------------------------------------------
                                                             349,704     336,769
Less accumulated depreciation and amortization               181,799     165,330
--------------------------------------------------------------------------------
                                                            $167,905    $171,439
================================================================================

     Amounts charged to non-interest expenses for depreciation and amortization amounted to $20,124,000 in 1994, $20,489,000 in 1993 and $20,644,000 in 1992.


NOTE 10 OTHER REAL ESTATE OWNED

At December 31, other real estate owned consisted of the following:

In thousands                                                  1994          1993
--------------------------------------------------------------------------------
Other real estate owned                                   $ 35,967      $ 71,120
In-substance foreclosures                                   10,459        34,777
--------------------------------------------------------------------------------
                                                            46,426       105,897
Less allowance for other real estate owned                  14,977        31,117
--------------------------------------------------------------------------------
                                                          $ 31,449      $ 74,780
================================================================================

     Transactions in the allowance for other real estate owned were as follows:

In thousands                                          1994       1993       1992
--------------------------------------------------------------------------------
Balance, January 1                                 $31,117    $13,416    $ 2,612
  Add provision charged to expense                  10,573     32,062     27,969
--------------------------------------------------------------------------------
                                                    41,690     45,478     30,581
  Less: Write downs on sales                        16,818     14,361     17,165
        Write downs on transfer to assets
          held for accelerated disposition           9,895         --         --
--------------------------------------------------------------------------------
Balance, December 31                               $14,977    $31,117    $13,416
================================================================================


NOTE 11 OTHER BORROWED FUNDS

Other borrowed funds at December 31, consisted of the following:

In thousands                                                  1994          1993
--------------------------------------------------------------------------------
Securities sold under agreements to repurchase          $  948,697    $  274,255
Federal funds purchased                                    172,255       160,554
Treasury tax and loan deposits                             135,746        85,322
Commercial paper                                            42,211        33,359
Federal Home Loan Bank advances                              4,620        36,699
Other                                                       29,901        29,498
--------------------------------------------------------------------------------
                                                        $1,333,430    $  619,687
================================================================================

     Lines of credit are available to support commercial paper borrowings and for general corporate purposes on which interest approximates the prime lending rate at the time of borrowing. Unused lines amounted to $40,000,000 at December 31, 1994.

    Commitment fees on the credit facilities and the lines of credit amounted to $86,000 in 1994, $161,000 in 1993 and $236,000 in 1992.


NOTE 12 LONG-TERM DEBT

Long-term debt at December 31, consisted of the following:

In thousands                                                1994       1993
---------------------------------------------------------------------------
8.625% Subordinated notes due December 10, 2002         $175,000   $175,000
7.95% Senior notes due August 25, 2003                    20,000     20,000
7.75% Sinking fund debentures due November 1, 1997         9,338     10,715
Other                                                        416      2,939
---------------------------------------------------------------------------
                                                        $204,754   $208,654
===========================================================================

     The 8.625% subordinated notes were issued in 1992 and are unsecured. Interest is payable semi-annually on June 10 and December 10 of each year. The notes are not subject to redemption prior to maturity. No sinking fund is provided for the notes.

     The 7.95% ten year maturity private placement senior notes were issued in 1993 with interest payable quarterly on the twenty-fifth day of each February, May, August and November. UJB Financial shall have the option, on any interest payment date, to prepay the notes in whole or in part, but in no event shall the prepayment be less than $1,000,000, subject to certain contractual prepayment provisions.

    The 7.75% sinking fund debentures are currently redeemable at the option of UJB Financial at 100% of the principal amount, plus accrued interest. An annual sinking fund of $700,000 is calculated to retire 52.5% of this issue prior to maturity. UJB Financial may, at its option, increase its sinking fund payment in any year by making an additional payment not in excess of the mandatory sinking fund payment. The debentures are redeemable, through the sinking fund, at the principal amount thereof plus accrued interest. At December 31, 1994, $162,000 was being held to satisfy future sinking fund requirements.

    Certain of the above long-term debt agreements include restrictions upon the creation of liens by UJB Financial, the disposition of stock of subsidiaries, the payment of cash dividends and the creation of funded debt, as defined. At December 31, 1994, under the most restrictive limitations, consolidated retained earnings of $249,399,000 were unrestricted and available for dividends, and the amount of additional funded debt, as defined, that could be created was $298,799,000.

    The principal amount of long-term debt due in the following year is included in other borrowed funds. Principal amounts due, including sinking fund payments, for the years 1995 through 1997 are $1,419,000, $1,116,000 and $8,638,000. No principal amounts are due for 1998 and 1999.


NOTE 13 COMMON AND PREFERRED STOCK

At December 31, 1994, approximately 7,582,000 common shares were reserved for issuance under the Dividend Reinvestment Plan, Incentive Stock and Option Plan, Stock Option Plans, Savings Incentive Plan and Long-Term Performance Stock Plan.

     At December 31, 1994, UJB Financial had 4,000,000 shares of preferred stock authorized of which 600,166 shares of Series B Preferred Stock were outstanding. Each outstanding share of Series B Preferred Stock has a $50 stated value, is non-convertible and has no voting rights. Dividends are cumulative and are payable quarterly on February 1, May 1, August 1, and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and the dividend rate will be 1.5% less than the highest of the Three Month Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate. The dividend rate for any dividend period will not be less than 6% per annum or greater than 11% per annum.

    The preferred stock is redeemable at the option of UJB Financial, in whole or in part, plus accrued and unpaid dividends. The preferred stock may be redeemed prior to May 1, 1995 at a redemption price of $51.50 per share and, thereafter, at $50 per share. Dividends in the amounts of $3.07, $3.00 and $3.06 per share were declared on the Series B Preferred Stock for 1994, 1993 and 1992, respectively.

    A Shareholder Rights Plan exists which is designed to ensure fair and equal treatment for all UJB Financial shareholders in the event of any proposal to acquire UJB Financial. The terms of the plan provide that effective August 28, 1989, each share of common stock also represents one "right." Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock upon the occurrence of certain events. In addition, upon the occurrence of certain other events, holders of the rights will be entitled to purchase either shares of this new preferred stock or shares in an "acquiring person" at half their fair market value as determined under the plan.


NOTE 14 RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS

Certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to UJB Financial Parent Corporation without the prior approval of the bank regulatory authorities.

    The Federal Reserve Act, which affects the New Jersey state member bank, restricts the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. The Pennsylvania state-chartered bank may declare a dividend up to the amount of accumulated net profit. In addition to these statutory restrictions, the subsidiary banks are required to maintain adequate levels of capital under FDICIA. At December 31, 1994, the total undistributed net assets of the subsidiary banks were $1,079,115,000 of which $199,405,000 was available under the most restrictive limitations for the payment of dividends to UJB Financial Parent Corporation.


NOTE 15 BENEFIT PLANS

UJB Financial has several trusteed non-contributory defined benefit retirement plans covering substantially all of its employees. The benefits are based on years of service and the employees' final average compensation. The funding policy is to contribute annually an amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed for service to date, but also for those expected to be earned in the future.

    The following table sets forth the plans' funding status and amounts recognized in the consolidated financial statements at December 31:

In thousands                                     1994         1993         1992
-------------------------------------------------------------------------------
Accumulated benefit obligation,
 including vested benefits of
 $118,784 in 1994, $108,491 in
 1993 and $91,037 in 1992                   $(128,070)   $(116,035)   $ (97,968)
===============================================================================
Projected benefit obligation for
 service rendered to date                   $(157,157)   $(146,772)   $(126,318)
Plan assets at fair value                     135,567      144,497      134,498
-------------------------------------------------------------------------------
Plan assets (under) over projected
 benefit obligation                           (21,590)      (2,275)       8,180
Unrecognized transition asset                  (8,727)     (11,101)     (13,476)
Unrecognized prior service cost                   753           (7)          (7)
Unrecognized net loss from
 past experience which is different
 from that assumed, and effect of
 changes in assumptions                        23,560        6,020        2,014
-------------------------------------------------------------------------------
Accrued pension cost                        $  (6,004)   $  (7,363)   $  (3,289)
===============================================================================
Net pension expense components:
   Service cost                             $   6,736    $   6,833    $   6,030
   Interest cost                               11,210       10,510        9,620
   Actual return on plan assets                 7,879      (14,987)     (11,719)
   Net deferral and amortization              (22,074)       2,049         (390)
-------------------------------------------------------------------------------
Net pension expense                         $   3,751    $   4,405    $   3,541
===============================================================================

    The plans' assets were principally invested in units of mutual funds. The weighted average discount rates for the plans were 8.0% in 1994, 7.5% in 1993 and 8.0% in 1992. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.5% in 1994 and 1993 and 6.0% in 1992. The expected long-term rate of return on plan assets was 9.0% in 1994, 1993 and 1992.

     In addition to pension benefits, certain health care and life insurance benefits are made available to retired employees. In 1993 UJB Financial adopted, on a prospective basis, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). Under SFAS No. 106 the costs of such benefits are accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive the benefits. Prior to the adoption of SFAS No. 106, the costs of these benefits were expensed as paid and amounted to $1,039,000 in 1992.

     The following table sets forth the net periodic postretirement benefit cost and accumulated postretirement benefit obligation (APBO) at December 31:

In thousands                                                 1994          1993
-------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation (APBO)                                      $(33,055)     $(35,009)
  Fair value of assets                                       --            --
-------------------------------------------------------------------------------
Projected benefit obligation funded status                (33,055)      (35,009)
  Unrecognized transition obligation                       24,514        26,414
  Unrecognized prior service cost                             141          --
  Unrecognized loss                                         3,156         5,731
-------------------------------------------------------------------------------
Accrued APBO                                             $ (5,244)     $ (2,864)
===============================================================================
Net postretirement benefit cost components:
   Service cost                                          $    322      $    305
   Interest cost                                            2,248         2,303
   Amortization of transition obligation                    1,355         1,390
-------------------------------------------------------------------------------
   Net postretirement benefit cost                       $  3,925      $  3,998
===============================================================================

     For measurement purposes, the cost of medical benefits was projected to increase at a rate of 14.0% in 1994, 15.0% in 1993 and thereafter decreasing linearly to 6.0% over eight years. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of January 1, 1994 by $1,504,000 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1994 by $127,000. The present value of the accumulated benefit obligation assumed an 8.0% and a 7.5% discount rate in 1994 and 1993, respectively. The rate of increase used in future compensation levels was 5.5% in 1994 and 1993.

     Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits"(SFAS No. 112) was issued in November 1992 to establish accounting for benefits provided to former or inactive employees after employment but before retirement. SFAS No. 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. Effective January 1, 1994, UJB Financial adopted SFAS No. 112. UJB Financial recognized the January 1, 1994 SFAS No. 112 transitional liability of $2,663,000. During 1994, net costs of $2,945,000 were recognized, of which $2,174,000 were paid. At December 31, 1994, the resultant SFAS No. 112 liability was $3,434,000.

     Management incentive plans have been established with the intention of providing added incentive to key executives to increase the profits of the company. The executives and the amount of the awards are subject to limits as set forth in the plans. Accruals for the plans amounted to $3,258,000, $1,640,000 and $1,420,000 in 1994, 1993 and 1992, respectively.

     There is a Savings Incentive Plan which covers substantially all employees with one or more years of service. The Plan permits eligible employees to make basic contributions to the Plan up to 3% of base compensation in 1994, 1993 and 1992, and additional contributions up to 12% of base compensation. Under the Plan, the employer provides a matching contribution equal to 65% in 1992, 1993 and through October 31, 1994 of the basic contributions. Effective November 1, 1994, the employer matching contribution was increased to 100%. Matching contributions to the Plan amounted to $2,446,000, $2,084,000 and $1,863,000 in 1994, 1993 and 1992, respectively.

     Certain subsidiaries have other incentive plans and profit sharing agreements. Accruals under these plans amounted to $1,959,000, $1,826,000 and $1,525,000 in 1994, 1993 and 1992, respectively.

     The Incentive Stock and Option Plan and previous Long-Term Performance Stock Plans of UJB Financial and the VSB Management Recognition and Retention Plan and Trust provide for the grant of shares of common stock in the form of restricted stock awards. Shares issued as stock awards were 60,250 in 1994, 73,431 in 1993 and 83,766 in 1992. The shares awarded are subject to certain forfeiture restrictions as set forth in the Plans.


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

     Changes in options outstanding during the past three years were as follows:

                                                               Price Range
                                                  Shares        Per Share
-------------------------------------------------------------------------------
Outstanding, December 31, 1991
  (1,794,044 shares exercisable)               2,857,830   $ 3.745  to  $29.438
  Granted during 1992                            562,593     7.864  to   17.000
  Exercised during 1992                          242,975     7.875  to   20.375
  Expired or cancelled during 1992                55,353     7.864  to   29.438
-------------------------------------------------------------------------------
Outstanding, December 31, 1992
  (2,559,502 shares exercisable)               3,122,095     3.745  to   29.438
  Granted during 1993                            489,382    12.133  to   25.063
  Exercised during 1993                          390,554     3.745  to   29.438
  Expired or cancelled during 1993                31,127     7.875  to   29.438
-------------------------------------------------------------------------------
Outstanding, December 31, 1993
  (2,700,414 shares exercisable)               3,189,796     3.745  to   29.438
  Granted during 1994                            449,500                 24.688
  Exercised during 1994                          486,573     7.864  to   28.333
  Expired or cancelled during 1994                65,329     7.875  to   29.438
-------------------------------------------------------------------------------
Outstanding, December 31, 1994
  (2,637,894 shares exercisable)               3,087,394   $ 7.864  to  $29.438
===============================================================================

NOTE 17 OTHER EXPENSES

Other expenses consisted of the following:

In thousands                                         1994      1993      1992
-----------------------------------------------------------------------------
Professional and other fees                      $ 37,113  $ 40,263  $ 44,742
Communications (postage and telephone)             18,905    18,535    17,350
Merchant card processing fees                      15,156    14,464    12,534
Other                                              40,470    40,492    40,728
-----------------------------------------------------------------------------
                                                 $111,644  $113,754  $115,354
=============================================================================


NOTE 18 INCOME TAXES

Effective January 1, 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) was adopted on a prospective basis. The cumulative effect of the adoption resulted in a positive effect to earnings of $3.8 million, or $.07 per share.

     The provision for income taxes in the Consolidated Statements of Income consists of the following:

In thousands                                         1994     1993      1992
----------------------------------------------------------------------------
Current provision
  Federal                                         $45,077  $23,223   $20,234
  State                                             8,205    9,455     4,007
----------------------------------------------------------------------------
                                                   53,282   32,678    24,241
Deferred provision (benefit)
  Federal                                          13,681     (682)   (4,811)
  State                                             5,349   (5,043)       --
----------------------------------------------------------------------------
                                                   19,030   (5,725)   (4,811)
----------------------------------------------------------------------------
     Total income tax provision                   $72,312  $26,953   $19,430
============================================================================

     A summary of the differences between the actual income tax provision and the amounts computed by applying the statutory Federal income tax rate to income is as follows:

In thousands                                         1994      1993      1992
-----------------------------------------------------------------------------
Federal tax at statutory rate                     $71,468  $ 36,944  $ 25,914
Increase (decrease) in taxes resulting from:
  Tax-exempt interest income                       (9,491)  (10,523)  (12,407)
  State taxes, net of Federal tax effect            8,810     2,868     2,645
  Other, net                                        1,525    (2,336)    3,278
-----------------------------------------------------------------------------
     Total income tax provision                   $72,312  $ 26,953  $ 19,430
=============================================================================

     The significant Federal and state temporary differences which comprise the deferred tax assets and liabilities presented at December 31, are as follows:

In thousands                                                   1994        1993
-------------------------------------------------------------------------------
Deferred tax assets:
  Provision for loan losses                                $ 84,379    $ 99,033
  Provision for other real estate owned                      10,098      12,744
  Restructuring charge                                        2,479       8,773
  Alternative minimum tax credit carry forwards                  --       3,055
  Net unrealized loss on securities available for sale        5,695          --
  Other                                                      19,919      12,421
-------------------------------------------------------------------------------
                                                            122,570     136,026
Deferred tax liabilities:
  Leasing operations                                        (12,601)    (10,601)
  Other                                                      (4,432)     (6,553)
-------------------------------------------------------------------------------
                                                            (17,033)    (17,154)
-------------------------------------------------------------------------------
   Net deferred tax asset                                  $105,537    $118,872
===============================================================================

     Included in deferred tax assets "Other" is a valuation allowance which has been established against certain Federal and state temporary differences. The valuation allowance was $7,756,000 at December 31, 1994 compared with $7,346,000 at December 31, 1993 and $7,150,000 at January 1, 1993. At December 31, 1994, there was a deferred state tax asset of $5,077,000 resulting from operating loss carry forwards. This asset was reserved by the valuation allowance.

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

     The significant components which affected the net deferred tax asset were as follows:

In thousands                                                1994              1993              1992
----------------------------------------------------------------------------------------------------
Provision for loan losses and other real estate
  owned on tax return in excess of provision
  charged to operating expense                          $ 15,859           $ 2,875           $   383
Loan interest income recognized on tax return
  less than amount included in operating income              293             1,867               297
Depreciation expense on tax return less than
  amount charged to operating expense                     (1,613)           (1,625)             (584)
Income from loan securitization included
  in operating income, but not reflected
  on tax return                                               --                --            (2,532)
Adjustment of securities to market value
  not reflected on tax return                                 --              (261)              134
Restructuring charge                                       6,294            (8,773)               --
Utilization of the alternative minimum
  tax credit carry forward                                 3,055             5,090                --
Other, net                                                (4,858)           (4,898)           (2,509)
----------------------------------------------------------------------------------------------------
  Income (loss) from operations                           19,030            (5,725)           (4,811)
Net unrealized loss on securities available for sale      (5,695)               --                --
----------------------------------------------------------------------------------------------------
  Total                                                 $ 13,335           $(5,725)          $(4,811)
====================================================================================================

     Included in shareholders' equity are income tax benefits attributable to restricted stock awards and the exercise of non-qualified stock options of $1,957,000, $1,207,000 and $403,000 for the years ended December 31, 1994, 1993 and 1992, respectively.


NOTE 19 LEASE COMMITMENTS

Non-interest expenses include rentals for premises and equipment of $38,403,000 in 1994, $34,435,000 in 1993 and $31,969,000 in 1992, after reduction for sublease rentals of $2,684,000, $2,894,000, and $3,164,000 in each of the respective years. At December 31, 1994, UJB Financial and its subsidiaries were obligated under a number of non-cancellable leases for premises and equipment, many of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for years 1995 through 1999 are $36,412,000, $29,754,000, $26,837,000, $20,704,000, and $12,853,000, respectively. Minimum rentals due after 1999 are $67,974,000.

NOTE 20 CONTINGENT LIABILITIES

UJB Financial and its subsidiaries may, from time to time, be defendants in legal proceedings relating to the conduct of their business.

     UJB Financial was a defendant in a class action lawsuit brought by plaintiffs alleged to have owned or purchased securities of UJB Financial. Following pre-trial discovery, the parties agreed in principle to settle the action. A portion of this settlement is expected to be recovered through insurance carried by UJB Financial and the remaining balance has been fully reserved.

     In the best judgment of management, the consolidated financial position of UJB Financial and subsidiaries will not be affected materially by the final outcome of any pending legal proceedings or other contingent liabilities and commitments.


NOTE 21 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, UJB Financial and its subsidiaries enter into a variety of financial instruments that are recorded off the balance sheet. This reporting is considered appropriate where either the exchange of the underlying asset or liability has not yet occurred or the notional amounts are used solely as a means to determine the cash flows to be exchanged. These off-balance-sheet financial instruments are primarily divided into two categories; credit-related financial instruments and derivative financial instruments.

     Credit-related financial instruments are principally customer related, while derivative financial instruments are acquired primarily for asset/liability management purposes. Credit-related financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. UJB Financial's derivative financial instruments are limited to interest rate swaps, interest rate caps, and foreign exchange contracts.

     The following table summarizes the notional amount of significant off-balance-sheet financial instruments at December 31:

In thousands                                               1994             1993
--------------------------------------------------------------------------------
Credit-related instruments:
  Commitments to extend credit                       $3,642,423       $3,525,521
  Standby letters of credit                             291,612          266,631
  Commercial letters of credit                           93,229          136,239
Derivative instruments:
  Interest rate swaps                                   923,541        1,019,042
  Interest rate caps                                     47,895           23,386
  Foreign exchange contracts                             45,496           21,683
================================================================================

CREDIT-RELATED FINANCIAL INSTRUMENTS Commitments to extend credit are legally binding agreements to lend to a customer provided all established contractual conditions are met. These commitments generally have fixed expiration dates and usually require the payment of a fee. UJB Financial did not issue fixed-rate loan commitments that could be locked in during the commitment period.

     Standby letters of credit are conditional guarantees issued to ensure the performance of a customer to a third party and are generally terminated through the fulfillment of a specific condition or through the lapse of time.

     Commercial letters of credit are conditional commitments, generally less than 180 days, issued to guarantee payment by a customer to a third party upon proof of an international trade shipment. The short-term nature of these instruments limit their credit risk.

     Fees received from credit-related financial instruments are recognized over the terms of the contracts and are generally included in non-interest income in service and loan fee income.

     The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies. Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the amounts do not necessarily represent future cash flow requirements.

DERIVATIVE FINANCIAL INSTRUMENTS At December 31, 1994, the notional value of the derivative financial instruments portfolio consisted of $923,541,000 of interest rate swaps, $47,895,000 of interest rate caps and $45,496,000 of foreign exchange contracts.

     Activities involving interest rate swaps are primarily attributed to asset/liability risk management efforts. Asset/liability risk management objectives are aimed at stabilizing net interest income through periods of changing interest rates. The interest rate swaps were acquired to hedge interest rate risk on certain interest earning assets and interest bearing liabilities.

     Interest rate swaps are contractual agreements between two parties to exchange interest payments at particular intervals, computed on different terms, on a specified notional amount. The notional amounts represent the base on which interest due each counterparty is calculated and do not represent the potential for gains or losses associated with the market risk or credit risk of such transactions.

     Under the terms of the interest rate swaps at December 31, 1994, there were $855,000,000 of contracts to receive fixed payments of 5.90% with an expected maturity of July 1997, and an average payout based on LIBOR plus .74%. Additionally, there were $68,541,000 of interest rate swaps to receive payments at LIBOR and make fixed payments of 5.55% with an expected maturity of January 1996. These swaps have resulted in a decrease of $1,176,000 in net interest income during 1994 and an increase of $6,775,000 in 1993.

     Credit-related losses can occur in the event of non-performance by the counterparties to the derivative financial instruments. The credit risk that results from interest rate swaps is represented by the fair value of contracts that have a positive value at the reporting date. At December 31, 1994, the total amount of credit risk was $1,121,000; however, this amount can increase or decrease if interest rates change. To minimize the risk of credit losses, UJB Financial monitors the credit standing of the counterparties and only transacts with those that have AA credit ratings or better.

     Interest rate caps are purchased from brokers to accommodate those customers who desire interest rate protection on variable rate loans. There is nominal risk associated with these products as the credit rating of the counterparty is closely monitored.

     UJB Financial enters into contracts to purchase or sell foreign currency to be delivered at a future date to facilitate customer transactions. The notional amount represents the outstanding contracts at year end.

NOTE 22 FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.

     Because no quoted market price exists for a significant portion of UJB Financial's financial instruments, the fair values of such financial instruments are derived based on the amount and timing of future cash flows, estimated discount rates, as well as management's best judgment with respect to current economic conditions. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision.

     The fair value information provided is indicative of the estimated fair values of those financial instruments and should not be interpreted as an estimate of the value of UJB Financial taken as a whole. The disclosures do not address the value of recognized and unrecognized non-financial assets and liabilities or the value of future anticipated business.

     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1994 and 1993.

CASH, SHORT-TERM INVESTMENTS AND CUSTOMER ACCEPTANCES These financial instruments have relatively short maturities or no defined maturities but are payable on demand, with little or no credit risk. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value.

INVESTMENTS AND TRADING ACCOUNT SECURITIES Trading account securities and investment securities available for sale are reported at their respective fair values in the Consolidated Balance Sheets. These values were based on quoted market prices. The fair values of investment securities held to maturity were also based upon quoted market prices.

LOANS The fair value of loans is estimated using a combination of techniques including discounted estimated future cash flows and, where available, quoted market prices of similar instruments. The loan portfolios are segmented based upon loan type, credit quality and repricing characteristics. The fair values of most fixed-rate loans are estimated using discounted cash flow models taking into consideration current rates that would be offered to borrowers with similar credit risk for loans with similar remaining terms. The fair values of variable rate loans are estimated by reducing their carrying values by their corresponding general and specific credit reserves. Non-performing loans are primarily valued based upon the net realizable value of the loan's underlying collateral.

DEPOSITS The estimated fair values of demand and savings deposits are equal to the amounts recognized in the Consolidated Balance Sheets. These amounts do not recognize the fair value of core deposit intangibles, which represent the value of a core deposit base with an expected duration.

     The fair values for medium to long-term deposit liabilities are calculated by discounting estimated future cash flows using current rates offered for deposits of similar remaining maturities.

BORROWED FUNDS AND BANK ACCEPTANCES The fair values for borrowed funds are calculated by discounting estimated future cash flows using current rates offered for borrowings of similar remaining maturities. Due to the short maturities of bank acceptances, their carrying value approximates fair value.

LONG-TERM DEBT The fair value of long-term debt is based upon quoted market prices. For long-term debt issuances where quoted market prices are not available, the fair values are determined using discounted cash flow analyses.

OTHER The estimated fair values of accrued interest receivable, accrued interest payable and assets held for accelerated disposition are deemed to be equal to the amounts recognized in the Consolidated Balance Sheets.

OFF-BALANCE-SHEET INSTRUMENTS The estimated fair values of derivative financial instruments are based upon quoted market prices, without consideration of the market values related to the hedged on-balance-sheet financial instruments. For commitments to extend credit and letters of credit, the fair values would approximate fees currently charged to enter into similar agreements.

     The following table presents the carrying amounts and fair values of financial instruments at December 31:

                                                 1994                                    1993
                                       -----------------------------------------------------------------
                                        Carrying              Fair           Carrying               Fair
In millions                                Value             Value              Value              Value
--------------------------------------------------------------------------------------------------------
Financial Assets:
  Cash and short-term
   investments                         $   989.1         $   989.1          $   844.6          $   844.6
  Trading account securities                33.5              33.5               29.7               29.7
  Investment securities
   available for sale                      201.2             201.2            1,162.1            1,177.6
  Investment securities                  4,093.0           3,902.4            2,685.7            2,729.0
  Loans, net                             9,442.4           9,474.5            8,499.6            8,929.8
  Assets held for
   accelerated disposition                  90.9              90.9                 --                 --
  Accrued interest receivable               89.9              89.9               74.5               74.5
  Due from customers
   on acceptances                           21.2              21.2               20.1               20.1
Financial Liabilities:
  Deposits                             $12,567.8         $12,560.0          $11,751.5          $11,777.6
  Other borrowed funds                   1,333.4           1,331.0              619.7              619.7
  Long-term debt                           204.8             203.4              208.7              218.8
  Accrued interest payable                  30.2              30.2               23.3               23.3
  Bank acceptances outstanding              21.2              21.2               20.1               20.1
Off-balance-sheet instruments:
  Interest rate swaps                         NA         $   (52.0)                NA          $    (1.2)
  Loan commitments                            NA             (20.3)                NA              (19.7)
  Standby letters of credit                   NA              (2.9)                NA               (2.7)
  Commercial letters of credit                NA               (.1)                NA                (.2)
--------------------------------------------------------------------------------------------------------

NA - Not applicable, off-balance-sheet financial instruments

NOTE 23 CONCENTRATIONS OF CREDIT RISK

UJB Financial's credit policy emphasizes diversification of risk among industries and borrowers. Concentrations of credit risk, whether on or off the balance sheet, exist in relation to certain groups of customers or counterparties. A group concentration arises when a number of customers or counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. UJB Financial does not have a significant exposure to any individual customer or counterparty. At December 31, 1994, the ten largest credit relationships have outstanding loan balances of $345,858,000 and have unexercised commitments of $288,357,000.

     UJB Financial's business is concentrated in New Jersey and eastern Pennsylvania. A significant portion of the total loan portfolio is secured by real estate or other collateral located in these states. This concentration is mitigated by the diversification of the loan portfolio among instalment, residential mortgage, commercial mortgage, construction and commercial loans. The commercial loan portfolio, excluding construction and development loans, represents approximately 41% of the entire loan portfolio and has no concentration greater than 5% to any specific industry.

NOTE 24 PARENT CORPORATION INFORMATION

As part of the comprehensive restructuring program, on August 31, 1994 UJB Financial Parent Corporation transferred a significant portion of its operations to United Jersey Bank. This included the transfer of 649 employees and $26,269,000 of assets, primarily premises and equipment. Beginning September 1, 1994, the operating results of these functions were recorded in the operating results and financial condition of United Jersey Bank. UJB Financial Parent Corporation information is as follows:

CONDENSED BALANCE SHEETS

                                                                           December 31
                                                                ---------------------------------
In thousands                                                          1994                   1993
-------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                       $  118,252             $  152,024
Interest bearing deposits with banks                                 5,000                  5,000
Investment securities                                                4,994                  3,738
Investment in subsidiaries                                       1,098,670                963,406
Due from subsidiaries                                              156,832                149,410
Premises and equipment                                                 503                 20,665
Other assets                                                        18,063                 24,467
-------------------------------------------------------------------------------------------------
Total Assets                                                    $1,402,314             $1,318,710
=================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                $   42,211             $   33,359
Accrued expenses and other liabilities                              51,505                 60,384
Long-term debt                                                     204,338                205,715
-------------------------------------------------------------------------------------------------
  Total liabilities                                                298,054                299,458
Total shareholders' equity                                       1,104,260              1,019,252
-------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                      $1,402,314             $1,318,710
=================================================================================================


CONDENSED STATEMENTS OF INCOME

                                                                  Year Ended December 31
                                                        ------------------------------------------
In thousands                                                1994             1993             1992
--------------------------------------------------------------------------------------------------
OPERATING INCOME
Management and service charges to subsidiaries          $ 29,322          $38,994          $40,177
Dividends from subsidiaries                               56,441           40,311           33,266
Interest from subsidiaries                                17,026           16,356           10,763
Investment securities gains                                   --               --              422
Other interest                                               300              120              390
Other                                                        202               12             (204)
--------------------------------------------------------------------------------------------------
  Total operating income                                 103,291           95,793           84,814
--------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries and employee benefits                            26,491           32,887           28,924
Interest                                                  19,586           20,044           11,247
Occupancy and equipment                                    3,983            5,768            5,776
Other                                                      9,298           11,797           14,098
--------------------------------------------------------------------------------------------------
  Total operating expenses                                59,358           70,496           60,045
--------------------------------------------------------------------------------------------------
  Income before income taxes and equity in
   undistributed net income of subsidiaries               43,933           25,297           24,769
Federal and state income taxes (benefit)                  (4,114)            (701)             450
--------------------------------------------------------------------------------------------------
                                                          48,047           25,998           24,319
Equity in undistributed net income of subsidiaries        82,103           56,420           32,469
--------------------------------------------------------------------------------------------------
  Net Income                                            $130,150          $82,418          $56,788
==================================================================================================


CONDENSED STATEMENTS OF CASH FLOWS

                                                                 Year Ended December 31
                                                        ------------------------------------------
In thousands                                                1994             1993             1992
--------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                             $ 130,150        $  82,418        $  56,788
Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation and amortization                            1,794            2,481            3,070
  Decrease (increase) in other assets                      6,404          (10,677)            (478)
  (Decrease) increase in accrued
   expenses and other liabilities                         (7,122)          13,697            7,759
  Equity in undistributed net
   income of subsidiaries                                (82,103)         (56,420)         (32,469)
  Other, net                                                  --               --             (213)
--------------------------------------------------------------------------------------------------
     Net cash provided by operating activities            49,123           31,499           34,457
--------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of investment securities                  --               --            9,354
Net (increase) decrease in
  short-term investments                                      --           (5,000)              10
Payments received on advances to subsidiaries            205,611          191,761          128,300
Advances to subsidiaries                                (198,189)        (168,000)        (216,709)
Proceeds from sale of assets                                  --               --           17,732
Purchases of premises and equipment, net                  (2,069)            (817)          (1,242)
Capital contributions to subsidiaries                    (56,476)         (55,000)         (35,000)
--------------------------------------------------------------------------------------------------
     Net cash used in investing activities               (51,123)         (37,056)         (97,555)
--------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase (decrease) in commercial paper                8,852          (29,502)         (17,950)
Net decrease in borrowed funds                                --           (5,250)         (74,750)
Proceeds from issuance of long-term
  debt, net of related expenses                               --           20,000          172,489
Principal payments on long-term debt                      (3,134)         (21,830)         (18,047)
Dividends paid                                           (49,817)         (34,806)         (30,888)
Proceeds from issuance of common stock, net               15,256           15,186           81,922
Other, net                                                (2,929)          (2,891)           2,101
--------------------------------------------------------------------------------------------------
     Net cash (used in) provided by
      financing activities                               (31,772)         (59,093)         114,877
--------------------------------------------------------------------------------------------------
(Decrease) increase in cash equivalents                  (33,772)         (64,650)          51,779
Cash equivalents at beginning of year                    152,024          216,674          164,895
--------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year               $ 118,252         $152,024         $216,674
==================================================================================================

MANAGEMENT'S REPORT


UJB Financial Corp. and its subsidiaries are responsible for the preparation, integrity and fair presentation of the audited financial statements contained on pages 40 through 54 in this report. The statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's estimates and judgments. Other financial information presented throughout the annual report is prepared on a basis consistent with these financial statements.

     The financial statements of UJB Financial Corp. have been audited by KPMG Peat Marwick LLP, independent auditors, whose selection has been ratified by the shareholders. Their audit was made in accordance with generally accepted auditing standards and considered the internal control structure to the extent deemed necessary to support their independent auditors' report appearing herein.

     UJB Financial Corp. is responsible for establishing and maintaining an internal control structure to provide reasonable assurance that financial statements are presented in conformity with generally accepted accounting principles. There are inherent limitations in the effectiveness of any internal control structure, no matter how well designed, including the possibility of human error, the circumvention or overriding of controls and the consideration of cost in relation to the benefit of the control. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Furthermore, because of changes in conditions, the effectiveness of an internal control structure may vary over time. To monitor compliance, UJB Financial Corp. maintains an internal auditing program. This program includes a review for compliance with written policies and procedures and a review of the adequacy and effectiveness of internal controls.

     The Audit Committee of the Board of Directors of UJB Financial Corp., composed entirely of outside directors, meets periodically with the independent auditors, management, and internal auditors to review the work of each and ensure that each is properly discharging its responsibilities. The independent auditors and internal auditors have full and free access to the Committee to discuss the results of their audit work and their evaluation of internal controls and the quality of financial reporting.



INDEPENDENT AUDITORS' REPORT


The Shareholders and Board of Directors
UJB Financial Corp.:

We have audited the accompanying consolidated balance sheets of UJB Financial Corp. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UJB Financial Corp. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Notes 1, 15 and 18 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and Statement No. 112, "Employers' Accounting for Postemployment Benefits" in 1994 and Statement No. 109 "Accounting for Income Taxes" in 1993.



/s/ KPMG PEAT MARWICK LLP

Short Hills, New Jersey
January 18, 1995

UJB FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED QUARTERLY FINANCIAL DATA

                                                                          1994
                                             --------------------------------------------------------------
                                                 Dec. 31         Sept. 30          June 30          Mar. 31
-----------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
   (IN THOUSANDS)
Interest income..........................    $   260,771      $   248,285      $   232,623    $     219,294
Interest expense.........................         99,971           89,302           81,605           73,991
-----------------------------------------------------------------------------------------------------------
   Net interest income...................        160,800          158,983          151,018          145,303
Provision for loan losses................         28,500           18,500           18,500           18,500
-----------------------------------------------------------------------------------------------------------
   Net interest income after
      provision for loan losses..........        132,300          140,483          132,518          126,803
Non-interest income......................         44,555           45,053           43,649           44,078
Non-interest expenses....................        126,759          125,926          128,578          123,983
-----------------------------------------------------------------------------------------------------------
   Income before income taxes............         50,096           59,610           47,589           46,898
Federal and state income taxes...........         15,773           21,039           18,893           16,607
-----------------------------------------------------------------------------------------------------------
   Income before cumulative effect of
      a change in accounting principle...         34,323           38,571           28,696           30,291
Cumulative effect of a change in
   accounting principle..................             --               --               --           (1,731)
-----------------------------------------------------------------------------------------------------------
   Net income                                $    34,323      $    38,571      $    28,696    $      28,560
===========================================================================================================
COMMON SHARE DATA
Net income...............................    $       .62      $       .70      $       .52    $         .51
Cash dividends declared..................            .26              .26              .21              .21
Book value...............................          19.53            19.21            18.79            18.65
Market value.............................          24.13            26.38            27.63            26.88
Common stock dividend payout.............          41.94%           37.14%           40.38%           41.18%
Number of registered common
   shareholders..........................         20,323           20,457           20,682           21,138
Average common shares outstanding
   (in thousands)........................         54,973           54,797           54,610           54,401
Common shares outstanding
   (in thousands)........................         55,005           54,921           54,684           54,503
===========================================================================================================
BALANCE SHEET DATA
   (AT QUARTER END, IN THOUSANDS)
Total assets.............................    $15,429,472      $15,517,860      $14,820,208    $  14,518,409
Total deposits...........................     12,567,791       12,167,335       11,850,467       11,717,325
Total loans..............................      9,656,574        9,599,558        9,091,122        8,862,837
Shareholders' equity.....................      1,104,260        1,084,991        1,057,383        1,046,262
Allowance for loan losses................        214,161          237,745          238,636          241,469
Long-term debt...........................        204,754          206,252          206,402          208,846
===========================================================================================================
OPERATING RATIOS
Return on average assets.................            .89%            1.02%             .78%             .81%
Return on average common equity..........          12.57            14.51            10.98            11.27
Net interest margin......................           4.63             4.70             4.59             4.61
Efficiency ratio.........................           58.8             58.2             62.2             62.5
===========================================================================================================
LOAN QUALITY RATIOS
Allowance for loan losses to
   quarter-end loans.....................           2.22%            2.48%            2.62%            2.72%
Net charge offs to average loans.........            .62              .91              .96              .98
Non-performing loans to
   quarter-end loans.....................           1.74             2.23             2.50             2.73
===========================================================================================================
CAPITAL RATIOS
Tier I capital to average assets
   (leverage)............................           7.02%            7.04%            7.11%            7.20%
Tier I capital to risk-adjusted assets...           9.27             9.05             9.48             9.44
Total capital to risk-adjusted assets....          12.04            11.87            12.37            12.39
===========================================================================================================

                                                                          1993
                                             --------------------------------------------------------------
                                                 Dec. 31         Sept. 30          June 30          Mar. 31
-----------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
   (IN THOUSANDS)
Interest income..........................    $   219,572      $   227,353      $   231,371      $   229,332
Interest expense.........................         74,872           81,358           85,836           89,654
-----------------------------------------------------------------------------------------------------------
   Net interest income...................        144,700          145,995          145,535          139,678
Provision for loan losses................         21,500           24,000           25,110           25,075
-----------------------------------------------------------------------------------------------------------
   Net interest income after
      provision for loan losses..........        123,200          121,995          120,425          114,603
Non-interest income......................         45,969           44,717           41,376           47,460
Non-interest expenses....................        133,477          152,449          129,624          138,640
-----------------------------------------------------------------------------------------------------------
   Income before income taxes............         35,692           14,263           32,177           23,423
Federal and state income taxes...........         11,032            1,253            8,733            5,935
-----------------------------------------------------------------------------------------------------------
   Income before cumulative effect of
      a change in accounting principle...         24,660           13,010           23,444           17,488
Cumulative effect of a change in
   accounting principle..................             --               --               --            3,816
-----------------------------------------------------------------------------------------------------------
   Net income                                $    24,660      $    13,010      $    23,444      $    21,304
===========================================================================================================
COMMON SHARE DATA
Net income...............................    $       .45      $       .23      $       .43      $       .39
Cash dividends declared..................            .21              .16              .16              .16
Book value...............................          18.23            17.96            17.90            17.63
Market value.............................          24.00            30.00            24.50            27.13
Common stock dividend payout.............          46.67%           69.57%           37.21%           41.03%
Number of registered common
   shareholders..........................         21,173           21,341           21,573           21,835
Average common shares outstanding
   (in thousands)........................         54,208           53,990           53,815           53,648
Common shares outstanding
   (in thousands)........................         54,261           54,146           53,860           53,743
===========================================================================================================
BALANCE SHEET DATA
   (AT QUARTER END, IN THOUSANDS)
Total assets.............................    $13,789,641      $13,963,191      $13,903,418      $14,099,394
Total deposits...........................     11,751,499       11,699,599       11,766,321       11,676,034
Total loans..............................      8,743,708        8,845,895        8,844,628        8,892,072
Shareholders' equity.....................      1,019,252        1,002,677          993,992          977,448
Allowance for loan losses................        244,154          248,886          250,839          255,185
Long-term debt...........................        208,654          212,936          195,436          216,451
===========================================================================================================
OPERATING RATIOS
Return on average assets.................            .70%             .37%             .66%             .62%
Return on average common equity..........           9.73             5.08             9.61             8.93
Net interest margin......................           4.63             4.64             4.62             4.58
Efficiency ratio.........................           64.7             62.7             63.7             66.8
===========================================================================================================
LOAN QUALITY RATIOS
Allowance for loan losses to
   quarter-end loans.....................           2.79%            2.81%            2.84%            2.87%
Net charge offs to average loans.........           1.18             1.16             1.33             2.16
Non-performing loans to
   quarter-end loans.....................           2.91             3.12             3.37             3.63
===========================================================================================================
CAPITAL RATIOS
Tier I capital to average assets
   (leverage)............................           7.20%            7.02%            6.92%            6.94%
Tier I capital to risk-adjusted assets...           9.64             9.41             9.32             9.12
Total capital to risk-adjusted assets....          12.67            12.44            12.35            12.15
===========================================================================================================

Unaudited Quarterly Financial Data has been restated to reflect the merger of VSB Bancorp.

CORPORATE DIRECTORY

UJB FINANCIAL CORP.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey
08543-2066
609-987-3200

CORPORATE MANAGEMENT

Chairman, President
and Chief Executive Officer
T. Joseph Semrod

Vice Chairmen
John G. Collins
John R. Howell

Senior Executive Vice Presidents
John R. Haggerty
Sabry J. Mackoul
John J. O'Gorman
Stephen H. Paneyko

Executive Vice Presidents
Larry L. Betsinger
Alfred M. D'Augusta
William F. Flyge
William J. Healy
James J. Holzinger
Richard F. Ober, Jr.
Dennis Porterfield
Alan N. Posencheg
Gary F. Simmerman
Edmund C. Weiss, Jr.

Senior Vice Presidents
Susan U. Bredehoft
Dennis J. Flanagan
Peter J. Gindin
Robert A. Gunther
George J. Soltys, Jr.
Paul V. Stahlin
Timothy S. Tracey

BOARD OF DIRECTORS
Robert L. Boyle
Representative
William H. Hintelmann Firm

John G. Collins
Vice Chairman
UJB Financial Corp.

T.J. Dermot Dunphy
President and
Chief Executive Officer
Sealed Air Corporation

Anne Evans Estabrook
Owner
Elberon Development Co.

Elinor J. Ferdon
Volunteer Professional
First Vice President
Girl Scouts of U.S.A.

Fred G. Harvey
Vice President
E&E Corporation

John R. Howell
Vice Chairman
UJB Financial Corp.

Francis J. Mertz
President
Fairleigh Dickinson University

George L. Miles, Jr., CPA
President and
Chief Executive Officer
QED Communications, Inc.

Henry S. Patterson II
President
E'town Corporation

T. Joseph Semrod
Chairman, President
and Chief Executive Officer
UJB Financial Corp.

Raymond Silverstein, CPA
Consultant
Alloy, Silverstein, Shapiro,
Adams, Mulford & Co., P.C.

Joseph M. Tabak
President and
Chief Executive Officer
JPC Enterprises, Inc.

UNITED JERSEY BANK
210 Main Street
Hackensack, New Jersey
07602
201-646-5000

SENIOR MANAGEMENT

Chairman, President
and Chief Executive Officer
T. Joseph Semrod

Vice Chairman
John G. Collins

Senior Executive Vice Presidents
John R. Haggerty
Sabry J. Mackoul
John J. O'Gorman
Stephen H. Paneyko

Executive Vice Presidents
Anthony J. Allora
Alfred M. D'Augusta
Robert Eberhardt, Jr.
William F. Flyge
Peter D. Halstead
William J. Healy
James J. Holzinger
H. Richard Minette
Richard F. Ober, Jr.
Robert J. Peters
Dennis Porterfield
Gary F. Simmerman
Lenore Smith
Christophe-Pierre Terlizzi
Timothy S. Tracey
William J. Wolverton

Senior Vice Presidents
John D. Battaglia
Donald W. Blum
Susan U. Bredehoft
Thomas B. Butler
Richard O. Carmichael
Paul J. Cavaliere
Stephen Chaberski
J. Michael Cunnane
Gaetana P. Cunsolo
Thomas J. D'Angelo
Louis M. Daniels
James F. Deutsch
James N. Ferrier
Thomas M. Finn
Dennis J. Flanagan
William R. Frasca
Peter J. Fusco
Kevin T. Gillen
John W. Gustafson
Ferdinand R. Horn IV
Dorinda Jenkins-Glover
Virginia A. Ibarra
Michael T. Jordan
John J. Kartanowicz
L. David Lyons
Michael J. Maiorino, Jr.
Charles A. Maraziti
Simone Marino
Stephen J. Mauger
James T. Melone
Richard J. Morbee
Robert J. Motherwell
George L. Nichols
Ronald Phillips
Peter C. Platt
Edward E. Poor IV
Richard D. Rein
Garrett W. Roberts
Jorge Rojas
Maurice J. Spagnoletti
Paul V. Stahlin
Marc P. Sullivan
Francis P. Testa
Paul A. Towers
Roger M. Tully
Harold W. Ullmann
Joseph Verbaro, Jr.
Arty C. Zulawski

BOARD OF DIRECTORS
Bjorn Ahlstrom
Robert L. Boyle
Barry D. Brown
John G. Collins
T.J. Dermot Dunphy
Anne Evans Estabrook
Elinor J. Ferdon
Samuel Gerstein, Esq.
Richard H. Goldberger
Robert S. Hekemian
Thomas C. Jamieson, Jr., Esq.
Vincent P. Langone
Francis J. Mertz
George L. Miles, Jr., CPA
Bertram B. Miller
Henry S. Patterson II
T. Joseph Semrod
Raymond Silverstein, CPA
Sylvester L. Sullivan
Alexander Summer, Jr.
Joseph M. Tabak
Robert A. Woodruff, Sr.

FIRST VALLEY CORPORATION
One Bethlehem Plaza
Bethlehem, Pennsylvania
18018
610-865-8411

SENIOR MANAGEMENT

Chairman and
Chief Executive Officer
John R. Howell

President
Robert E. Wilkes

Executive Vice Presidents
Tomas J. Bamberger
Fredric B. Cort
William J. Healy

FIRST VALLEY BANK
One Bethlehem Plaza
Bethlehem, Pennsylvania
18018
610-865-8411

SENIOR MANAGEMENT

Chairman of the Board
and Chief Executive Officer
John R. Howell

President and
Chief Operating Officer
Robert E. Wilkes

Regional President
Gary F. Lamont

Executive Vice Presidents
Tomas J. Bamberger
Fredric B. Cort

Senior Vice Presidents
John M. Adams, Jr.
Philip D. Beck
Thomas L. Burns
Stephen D. Gilligan
I. Gail Howard
C. Palmer Zigmund
Brian C. Zwann

BOARD OF DIRECTORS
Charles J. Bufalino, Esq.
Walter J. Dealtrey
Ronald D. Ertley
Alfred M. Giannangeli
Henry A. Giuliani, Esq.
Allan L. Goodman
John R. Haggerty
Fred G. Harvey
John R. Howell
Msgr. Andrew J. McGowan
Robert J. Miorelli
William L. Morse, Jr.
Michael J. Naples, Jr.
Donald M. Pachence
Richard H. Penske
John W. Pharo
Robert J. Tunnessen
Robert E. Wilkes
John W. Woltjen

UJB FINANCIAL SERVICE
CORPORATION
55 Challenger Road
Ridgefield Park, New Jersey
07660
201-296-3000

SENIOR MANAGEMENT

Chairman of the Board
John G. Collins

President and
Chief Executive Officer
Alan N. Posencheg

Executive Vice Presidents
Larry L. Betsinger
Joseph L. Branciforte

Senior Vice Presidents
Hubert P. Clarke
Theodore M. Kest
Ray W. Mead
Santiago Patino
John J. Smith

UJB INVESTOR
SERVICES COMPANY
305 Route 17 South
P.O. Box 929
Paramus, New Jersey
07652
201-262-8400
1-800-631-1635

Regional Offices:
201-224-0700 (Fort Lee)
908-290-3050 (Matawan)
201-984-1151 (Morristown)
609-683-5470 (Princeton)
201-575-6035 (West Caldwell)

SENIOR MANAGEMENT

President and
Chief Executive Officer
Joseph J. McCaffrey

Executive Vice President
Jack R. Ader

Senior Vice President
John T. Henry

UNITED JERSEY VENTURE
CAPITAL, INC.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey
08543-2066
609-987-3200

President and
Chief Executive Officer
Stephen H. Paneyko

UNITED JERSEY CREDIT LIFE
INSURANCE COMPANY
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey
08543-2066
609-987-3200

President and
Chief Executive Officer
Charles A. Maraziti

UNITED JERSEY
LEASING COMPANY
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey
08543-2066
609-987-3200

President and
Chief Executive Officer
Stephen H. Paneyko

GIBRALTAR CORPORATION
OF AMERICA
350 Fifth Avenue
New York, New York
10118
212-868-4400

SENIOR MANAGEMENT

Chairman of the Board
Robert J. Peters

President and
Chief Executive Officer
Irwin Schwartz

Executive Vice President and
Chief Operating Officer
Harvey A. Mackler

Executive Vice President
Leonard Stowe

Senior Vice President
Harvey Friedman

FIRST VALLEY LEASING, INC.
One Bethlehem Plaza
Bethlehem, Pennsylvania
18018
610-865-8713

President
Patrick A. McGee

LEHIGH SECURITIES
CORPORATION
1457 MacArthur Road
Whitehall, Pennsylvania
18052
1-800-245-4487

President
Lawrence J. Dottor

FIRST VALLEY LIFE
INSURANCE COMPANY
One Bethlehem Plaza
Bethlehem, Pennsylvania
18018
610-865-8411

President
Philip D. Beck

CORPORATE INFORMATION

HEADQUARTERS

UJB Financial Corp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543-2066

ANNUAL SHAREHOLDERS MEETING

     UJB Financial Corp.'s annual shareholders meeting will be held on Monday, April 24, 1995 at 2:30 p.m. at the Hyatt Regency Princeton, Route One and Alexander Road, Princeton, New Jersey.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     UJB Financial Corp. offers its shareholders a convenient plan to increase their investment in the company. Through the Dividend Reinvestment and Stock Purchase Plan, holders of stock may have their quarterly dividends automatically reinvested in additional common shares without service charges. In addition, optional cash payments toward the purchase of additional shares are permitted at any time, up to $10,000 per quarter. Shareholders not enrolled in this plan, as well as brokers and custodians who hold stock for clients, may receive a plan prospectus and enrollment card by contacting First Chicago Trust Company of New York at 201-324-0498.

CONTACTS

     Security analysts, portfolio managers, and others seeking financial information about UJB Financial Corp. should contact Kerry K. Calaiaro, vice president investor relations, at 609-987-3226.

     News media representatives and other seeking general information should contact C. Scott Rombach, vice president, director, of corporate communications/ investor relations, at 609-987-3350.

     Shareholders seeking assistance should write to Lori A. Wierzbinsky, assistant corporate secretary, at the Princeton Headquarters address to the left.

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

NYSE SYMBOL

     UJB Financial Corp.'s common and preferred stock are traded on the New York Stock Exchange under the symbols UJB and UJBB, respectively.

TRANSFER AND DIVIDEND PAYING AGENT/REGISTRAR (COMMON AND PREFERRED)

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey 07303-2500

CO-TRANSFER AGENT (COMMON)

United Jersey Bank

STAYING
POWER.

PUT THEM
BOTH TO WORK
FOR YOU.

        Our member banks have been serving businesses, through good times and bad, for over a hundred years. Even when other banks pulled back, we never stopped lending. Nobody knows this market better. Or has a greater commitment to helping business grow. Now we're poised for the future. Our member banks have a network of 270 branches. With international specialists who are second to none. With sophisticated cash management services. An Investment Management Division offering a full range of employee benefit programs. A complete lineup of business and retail banking services. All backed by over $15 billion in assets. It's everything you need to make your business -- and your employees -- thrive. Put all this power to work for you.

FINANCIAL
POWER.  [UJB FINANCIAL LOGO]