Form 10-K, Exhibit 13
period 1995-12-31
SUMMIT BANCORP     /NJ/
filed 1996-04-01
CIK 101320

                                 SUMMIT BANCORP

                                  ANNUAL REPORT

                                      1995


                               REACHING THE SUMMIT


[PHOTO]

Two mountain climbers reaching the summit of a mountain.

SUMMIT BANCORP MISSION STATEMENT

Summit Bancorp will be the most consistent regional provider of profitable, quality financial services. We seek preeminent position in the marketplace.

Summit will lead by delivering:

- - Superior products and excellent customer service.

- - An environment in which employees share mutual respect and operate as a team. Employees will be trained, empowered and rewarded for excellence.

- - The commitment and support to enhance the quality of life in our communities.

- - Long-term shareholder value.


CONTENTS

==================================================================
Financial Highlights........................................     1
Summit Bancorp Market Penetration...........................     2
Chairman's Message..........................................     4
Strategic Direction.........................................     8
Board of Directors..........................................    16
1995 Financial Review.......................................    19
==================================================================


ABOUT THE COVER:

Employees of the former UJB Financial Corp. and The Summit Bancorporation have worked as a team to create Summit Bancorp. We believe that this strategic partnership brings us to the summit in customer service.

                         Summit Bancorp and Subsidiaries
                              FINANCIAL HIGHLIGHTS

                                                                                   Increase
(Dollars in thousands, except per share data)        1995               1994      (Decrease)
============================================================================================
FOR THE YEAR ENDED DECEMBER 31
Net income ..................................     $   242,870      $   154,550       57.1%
Per common share:
   Net income ...............................            2.77             1.80       53.9
   Cash dividends declared ..................            1.19              .94       26.6
   Book value at year end ...................           19.89            17.45       14.0
=========================================================================================
BALANCE SHEET DATA AT DECEMBER 31
Total assets ................................     $21,536,935      $20,894,815        3.1%
Total deposits ..............................      17,955,103       16,977,109        5.8
   Demand deposits ..........................       3,873,801        3,728,313        3.9
   Savings and time deposits ................      13,373,864       12,734,662        5.0
Total loans .................................      14,019,574       13,105,179        7.0
   Commercial loans .........................       5,321,047        5,354,358       (0.6)
   Residential mortgage loans ...............       3,296,818        2,803,286       17.6
   Commercial mortgage loans ................       2,315,384        2,201,698        5.2
   Consumer loans ...........................       3,086,325        2,745,837       12.4
Shareholders' equity ........................       1,802,316        1,533,717       17.5
Allowance for loan losses ...................         279,034          305,330       (8.6)
=========================================================================================
CONSOLIDATED RATIOS
Return on average assets ....................            1.16%             .76%
Return on average common equity .............           14.82            10.37
Efficiency ratio ............................           57.55            59.71
Tier I capital to average assets (leverage) .            7.97             7.27
Tier I capital to risk-adjusted assets ......           10.75             9.95
Total capital to risk-adjusted assets .......           13.46            12.69
Allowance for loan losses to year-end loans .            1.99             2.33
Non-performing loans to year-end loans ......            1.34             1.53
=========================================================================================

The combined consolidated financial information includes the results of Summit Bancorp which gives retroactive effect to the merger of UJB Financial Corp. and The Summit Bancorporation. The management of Summit Bancorp believes that such a presentation is important for shareholders and potential investors. The acquisition, which was consummated on March 1, 1996, has been accounted for on a pooling-of-interests basis and all 1995 and prior period data has been restated as if both companies were always combined.

         [BAR GRAPH]

Earnings Per Share (in dollars)

1991                       $ .60
1992                        1.13
1993                        1.57
1994                        1.80
1995                        2.77


          [BAR GRAPH]

Annual Indicated Dividend (in dollars)

1991                       $ .60
1992                         .60
1993                         .84
1994                        1.04
1995                        1.28


          [BAR GRAPH]

Return on Average Assets (in percent)

1991                       0.25%
1992                       0.48
1993                       0.70
1994                       0.76
1995                       1.16

STRATEGIC
PARTNERSHIPS

- - The merger has created New Jersey's largest independent bank.

- - We see our new organization as large enough to leverage costs, but small enough to manage local markets.

- - Summit Bancorp has signed an agreement with Pathmark Stores, Inc. to install in-store branches in most of their locations in New Jersey and eastern Pennsyl-vania. This partnership will establish us as a major player in the in-store banking arena.


                               CHAIRMAN'S MESSAGE

Strategic partnerships we formed during the past two years have brought us significant market strength and economies of scale. In March, we changed our name from UJB Financial Corp. to Summit Bancorp -- a name which is more universal and better reflects the full geographic scope of our financial services organization. We have an extensive banking network in New Jersey and eastern Pennsylvania, as well as lending offices in New York and Connecticut. By merging with The Summit Bancorporation, we have created New Jersey's largest independent bank. We are now a $22 billion organization, and this begins a new era for our company.

   Summit Bancorp is an industry leader with a premier retail and middle market franchise. Our competitive position is strong, and we have earned an excellent reputation in the marketplace. The entire organization is committed to achieving and maintaining total customer satisfaction through superior customer service -- a strategy that we believe will enhance shareholder value.

   Our three acquisitions in the past year brought us $6.4 billion in assets and even further enhanced our market position. Bancorp New Jersey added $505 million in assets and banking offices in Somerset, Hunterdon and Mercer counties. The Flemington National Bank and Trust Company contributed $286 million in assets to our January 1996 numbers. The Summit Bancorporation provided $5.65 billion in assets, and a strong banking network in northern and central New Jersey.

   When we joined with The Summit Bancorporation, we merged the third and sixth largest banking institutions in New Jersey. This combination created a very strong organization in an affluent, urbanized state with tremendous banking opportunities. We expect to merge the New Jersey banks' operations early in the third quarter of 1996. Once that is completed, all New Jersey branches will have the same name -- Summit Bank. Our Pennsylvania offices will also operate as Summit Bank.

   In the first quarter of 1996, we formed another strategic partnership. We have signed an agreement with Pathmark Stores, Inc. to install in-store branches in most of their locations in New Jersey and eastern Pennsylvania. Approximately 70 Summit branches will be opened in Pathmark stores by year-end 1998. This partnership establishes us as a regional market leader in the in-store banking arena.

   The financial pages of this report include combined operating results, as the Summit merger was accounted for as a pooling of interests. Net income for 1995 for Summit Bancorp rose 57 percent over 1994 to $242.9 million, or $2.77 per common share.

   Our improved levels of loan growth were in large part attributable to New Jersey's economy exhibiting solid income and employment growth in 1995, and eastern Pennsylvania also showing moderate growth. We remain optimistic for 1996 as economic growth is expected to continue, although at a somewhat slower rate.

   Our sustained earnings and capital strength combined with our expectations for future growth resulted in the common stock dividend being raised 23 percent during 1995. The first increase in February raised the quarterly dividend from $.26 to $.29, followed by a second increase to $.32 in late December. The new annualized dividend is $1.28 per common share. It is the highest dividend in this company's 25 year history.

   The restructuring program we began in the fall of 1993 is now complete and forms a sound organizational structure to further expand our market penetration. Furthermore, the results of the restructuring were in line with our financial expectations.

   As part of that initiative, UJB Financial established three performance goals to be achieved by the last quarter of 1995. Excluding the effects of the purchase acquisition of Bancorp New Jersey, we met the performance goals for return on assets of 1.20 percent and return on common equity of 15 percent. We are especially pleased that we surpassed the third goal of reducing our efficiency ratio to 59 percent. This ratio declined to 57.1 percent in the fourth quarter of 1995.

   New performance goals have been established for Summit Bancorp. By 1997, we plan to produce a return on assets of 1.40 percent, a return on common equity of 17 percent, and an efficiency ratio of 52 percent.

Strategic
Partnerships

- - We have earned an excellent reputation in the marketplace and offer superior customer service.

- - Our sustained earnings and capital strength combined with our expectations for future growth resulted in the common stock dividend being raised 23 percent during 1995.

- - Long a leader in home mortgage financing, with the Summit merger we have become the single largest bank mortgage originator in New Jersey.

STRATEGIC
PARTNERSHIPS

- - Our merger created a very strong organization in an affluent, urbanized state with tremendous banking opportunities.

- - Summit Bancorp recognizes the value of diversity and has made it an integral part of our business strategy.

- - Moody's Investors Service significantly upgraded our long-term debt ratings for senior debt, preferred stock and subordinated debt.

PHOTO OPPOSITE PAGE:
Summit Bancorp will be led by Chairman and Chief Executive Officer T. Joseph Semrod (left) and President Robert G. Cox.

   In February 1996, Moody's Investors Service significantly upgraded our long-term debt ratings for senior debt, preferred stock and subordinated debt. This action will permit Summit Bancorp to borrow money at more advantageous rates. Moody's reported that the upgrades reflect the enhancement of the value of our franchise in New Jersey.

   The New Jersey/eastern Pennsylvania region in which we operate has a highly diverse population. For us to be a strong competitor going forward, we must continue to understand and relate to many different cultures and ethnic groups. We have found that the more closely our workforce mirrors the marketplace, the more successful we are in meeting the needs of our customers. That is why community outreach has always been an integral part of our business strategy. To further strengthen our commitment to our customers and employees, we have formed a Diversity Advisory Group to guide our efforts.

   In February 1996, United Jersey Bank announced a new Community Development Agreement that will provide $275 million over a three year period in targeted loans and grants to low and moderate income individuals, businesses and community organizations.

   As part of The Summit Bancorporation merger, six former Summit directors were elected to our Board. Robert G. Cox joins us as president of the combined organization and as a new director. Thomas D. Sayles, Jr., the former chairman of The Summit Bancorporation, has also agreed to serve on the Board. I am very pleased to have the business experience and vision of S. Rodgers Benjamin, James
C. Brady, Jr., Orin R. Smith and Douglas G. Watson as new directors.

   Our strategic partnerships have allowed us to realign the organization for maximum efficiency and profitability. This is a very exciting time for our company. The banking environment is highly competitive, but offers many opportunities. We are confident that Summit Bancorp's premier franchise is positioned for success.

/s/ T. Joseph Semrod
- -----------------------------
T. Joseph Semrod
Chairman and Chief Executive Officer
April 12, 1996

                              [FULL PAGE PHOTO]



                      Chairman and Chief Executive Officer
              T. Joseph Semrod (left) and President Robert G. Cox.

                              [FULL PAGE PHOTO]


              UJB FINANCIAL

                    +              = SUPERIOR MARKET POWER

                 SUMMIT



            Senior Executive Vice President Sabry J. Mackoul (right)
               and Elwood L. Bowman II, director of Branch Banking
      for New Jersey and Pennsylvania, discuss our strong branch network.

                              SUPERIOR MARKET POWER

Summit Bancorp's four core business lines -- commercial banking, retail banking, mortgage banking and investment management - offer customers proven expertise and innovative solutions. For example, marketplace segmentation is an important banking concept. Summit's program for Managing Local Markets employs a street corner strategy. This means anticipating the needs of each individual market area and effectively serving that need. The bank's focus is on gaining and retaining the most profitable customer relationships.

   With the addition of Summit Bank, we have very significantly enhanced our strength in the private banking and trust arenas. Our new private banking division is a recognized leader in providing financial services to professionals. We are focusing on building comprehensive relationships with individual accountants, lawyers and doctors and with their firms.

   In addition to facilities in New Jersey and Pennsylvania, we will be expanding our private banking presence into New York City. This will accommodate New Jersey residents who work in the city, and will also serve individuals from Connecticut and New York.

   Our New Jersey discount brokerage operation has been an industry leader for over 18 years. To achieve economies of scale, in the second quarter we will combine our New Jersey and Pennsylvania discount brokerages. The combined entity will be a self-clearing operation. This will substantially reduce our trade execution and clearance costs, and give us flexibility in an increasingly competitive marketplace.

   Within commercial banking, our corporate finance group has formed a strategic alliance with SPP Hambro & Co. to provide private placement and investment banking expertise to middle market and large corporate clients. This new area has significant growth opportunities.

Strategic
Partnerships

- - Summit Bancorp commands one of the top three market share positions in 13 of New Jersey's 21 counties.


- - We rank number 2 statewide in New Jersey market share with over 12 percent of all deposits.


- - Summit Bancorp is the largest issuer in New Jersey of the Global Access Visa Check Card for both consumers and small businesses.


PHOTO OPPOSITE PAGE:
Senior Executive Vice President Sabry J. Mackoul (right) and Elwood L. Bowman II, director of Branch Banking for New Jersey and Pennsylvania, discuss our strong branch network.

STRATEGIC
PARTNERSHIPS

- - Gains will be achieved from expanded product offerings and cross selling opportunities including private banking, asset based lending, leasing and discount brokerage.

- - In commercial banking, Summit brings us new selling opportunities in Union, Middlesex and Ocean counties.

- - Our over 450 ATMs provide excellent convenience for customers.

                                 CUSTOMER FOCUS

Customer focus is not just about basic financial services. It means anticipating needs and offering your customers the convenience of electronic banking such as automated teller machines (ATMs) and telephone banking. As competition grows, ease of access becomes a critical issue. In the fall of 1995, we acquired 118 ATMs located in Wal-Marts, Sam's Clubs and Pathmark stores as well as other retail sites and colleges in the tri-state area. Now with the Summit acquisition, we have over 450 ATMs. These offer excellent convenience to customers and are also an important source of fee income for the bank.

   The company's profitability is increased when alternate delivery systems reduce the cost per transaction. Our goal is to substantially lower the net cost per self-service transaction.

   Commercial customers will soon benefit from an innovative approach to servicing. The Commercial Banking Customer Service Center is specifically designed to promptly meet customer needs and enhance relationships. Commercial customers will call a toll free number for information and to receive assistance from experienced professionals. Utilizing advanced technology, our commercial customers will be able to receive answers to even the most complex questions by the end of the day.

   In an effort to even better serve customers, commercial lenders are now using automated work stations. These allow information to be consistently available across the system. The new work stations also maximize efficiency and heighten the lenders' effectiveness by giving them quicker access to information and reducing administrative duties.

   Our commercial relationship managers often work with unique and specialized industries, such as media and health services, where we can offer our in-depth knowledge to companies that meet our credit criteria. This is one way that we can extend special services to customers and differentiate ourselves from both non-banks and other banks.

PHOTO OPPOSITE PAGE:
Commercial lender Dante J. Bucci (right) welcomes Trotter Inc. From left: Peter Haines, president and chief executive officer; Joan Carter, vice chairman; and John J. Aglialoro, chairman.

                              [FULL PAGE PHOTO]

                    [PHOTO BOX]

                           +   = Maximizing Share-
                                 holder Value

                    [PHOTO BOX]


             Portrait of shareholder reading financial publication.

                          MAXIMIZING SHAREHOLDER VALUE

Maximizing shareholder value means looking at every decision in terms of how it will benefit customers and increase profitability. Rationalizing the branch network is a perfect example. Before the merger, UJB Financial and The Summit Bancorporation combined with other pending acquisitions had a total of 384 branches. When all aspects of the integration are completed, Summit Bancorp will have less than 330 full-service banking offices. We will continue to prune our retail branches as required.

   We are also carefully examining the changing mix of our distribution channels. That is why we have recently established ourselves as a major player in the in-store banking arena by signing an agreement with Pathmark Stores, Inc. to install in-store branches in most of their locations in New Jersey and eastern Pennsylvania. Approximately 70 branches will be opened by year-end 1998. In addition, we have in-store branches in certain A&P and ShopRite stores, and continue to explore additional in-store branch opportunities. These in-store branches are very economical to open, and allow us to provide banking services at our customers' convenience.

   Maximizing shareholder value also means aligning technology resources. We recognize that we simply cannot spend as much as our largest competitors. Instead, we must allocate technology dollars where they will best meet the needs of our lines of business. This takes a great amount of coordination and planning, and we believe that we do this better than most other banks. The objective is not only to make us more efficient, but also more effective.

   Our goals continue to be enhanced profitability and top customer service. To increase the number of products that we sell per customer, relevant database information has been consolidated. Soon representatives at the retail Customer Call Center will know what products a customer would most likely buy next. Also, an application processing system called COIN has improved our consumer loan approval and processing times. We are now modifying this system to handle higher volumes of loans with the same number of employees.

STRATEGIC
PARTNERSHIPS

- - Summit Bancorp has relationships with 26 percent of New Jersey's 2.9 million households.

- - We have created a premier retail and middle market franchise.

- - This alliance will be ready to meet the competition head on.

- - We have long enjoyed a competitive advantage over other banks because of our early dedication to consolidation, standardization of operations and use of common systems.


PHOTO OPPOSITE PAGE:
We remain committed to maximizing shareholder value and maintaining long-term earnings growth.

STRATEGIC
PARTNERSHIPS

- - We are the number one merchant bankcard processor in New Jersey and among the top 50 in the country.

- - Small business banking can handle a multitude of customer needs and provide loans up to $1 million.

- - Our ATM network is functioning 99 percent of the time, while the industry average is substantially less.

- - Summit is ahead of most banks by offering a wide array of insurance products for both the personal and corporate marketplace.

PHOTO OPPOSITE PAGE:
When the Customer Call Center handles questions, branch personnel can concentrate on selling bank services in the branches.

                               SERVICE EXCELLENCE

To excel against the competition, our service to customers must be exemplary. In the merged organization, we have intensified our efforts to meet and exceed customer expectations.

   The challenge is to be extremely cost effective while offering the finest service. We have selected the best operations and services from both organizations, but we have also added new procedures and benchmarks for speed and efficiency to serve more customers in less time.

   For example, our retail Customer Call Center processed seven million calls in 1995. Normally, 18 percent of consumer loan applications are handled by the Center, but during sales promotions this rises to 45 percent. This year with the addition of First Valley Bank and Summit Bank customers, the Center expects to process nearly ten million calls. To even further enhance service, we will be introducing a Customer Look Ahead process which during peak periods lets customers know how quickly a representative will be able to handle their call.

   Service means having our automated teller machines (ATMs) available a maximum amount of time. Our ATM network is functioning at a 99 percent rate, while the industry average is substantially lower. When one of our ATMs stops functioning, a sophisticated communications network instantly recognizes the problem. Then, without human intervention, it recommends the necessary remedial action to the service center.

   Mortgage loan processing has already been automated. In the near future, we will go a step further. Calling officers with portable personal computers will be able to go to the customer's home or office, enter the essential information, dial into a network and receive an immediate preliminary approval.

                               BOARD OF DIRECTORS
                                 SUMMIT BANCORP


                        [PHOTO OF BOARD OF DIRECTORS]


Pictured above from left


T.J. DERMOT DUNPHY
President and Chief Executive Officer
Sealed Air Corporation
Director since 1984

ROBERT L. BOYLE
Representative
William H. Hintelmann Firm
Director since 1986

ELINOR J. FERDON
Volunteer Professional
First Vice President
Girl Scouts of U.S.A.
Director since 1984

JOHN R. HOWELL
Vice Chairman
Summit Bancorp
Director since 1988

HENRY S. PATTERSON II
President
E'town Corporation
Director since 1971

ANNE EVANS ESTABROOK
Owner
Elberon Development Co.
Director since 1994

FRED G. HARVEY
Vice President
E&E Corporation
Director since 1988

JOSEPH M. TABAK
President and Chief Executive Officer
JPC Enterprises, Inc.
Director since 1987

FRANCIS J.MERTZ
President
Fairleigh Dickinson University
Director since 1986

                        [PHOTO OF BOARD OF DIRECTORS]


Pictured above from left


ROBERT G. COX
President
Summit Bancorp
Director The Summit Bancorporation
since 1981

DOUGLAS G. WATSON
President
CIBA-GEIGY Corporation
Pharmaceuticals Division
Director The Summit Bancorporation
since 1988

S. RODGERS BENJAMIN
Chairman and Chief Executive Officer
Flemington Fur Company
Director The Summit Bancorporation
since 1982

JOHN G. COLLINS
Vice Chairman
Summit Bancorp
Director since 1986

GEORGE L. MILES, JR., CPA
President and Chief Executive Officer
WQED Pittsburgh
Director since 1994

RAYMOND SILVERSTEIN, CPA
Consultant
Alloy, Silverstein, Shapiro, Adams,
Mulford & Co., P.C.
Director since 1991

T. JOSEPH SEMROD
Chairman and Chief Executive Officer
Summit Bancorp
Director since 1981

THOMAS D. SAYLES, JR.
Former Chairman
The Summit Bancorporation
Director The Summit Bancorporation
since 1974

ORIN R. SMITH
Chairman and Chief Executive Officer
Engelhard Corporation
Director The Summit Bancorporation
since 1984

JAMES C. BRADY, JR.
Partner
Mill House Associates, L.P.
Director The Summit Bancorporation
since 1989

                        SUMMIT BANCORP MARKET PENETRATION

                              PRODUCTS AND SERVICES

Individuals and families purchased from us in 1995:

- - More than 13,000 personal trust accounts

- - More than 1,038,000 checking accounts

- - More than 798,000 savings accounts

- - More than 400,000 certificates of deposit or individual retirement accounts

- - More than 250,000 consumer loans

- - Over 475,000 ATM or debit cards

- - Over 441,000 package accounts

- - Over 63,000 discount brokerage and investment services


                           TOP 25 U.S. COUNTIES RANKED
                              BY PER CAPITA INCOME

                                                          # of Counties
Institution                               with #1 Market Share Position
=======================================================================
SUMMIT BANCORP..........................                              4
Chase Manhattan Corporation.............                              3
First Union Corporation.................                              2
First Chicago NBD Corporation...........                              2
=======================================================================

                        NEW JERSEY MARKET SHARE ANALYSIS

                                        Deposits     Market
Institution                           (billions)      Share
===========================================================
1. First Union Corporation.........        $16.1       12.9%
2. SUMMIT BANCORP..................         15.5       12.4
3. PNC Bank Corp...................         11.1        8.9
4. National Westminster Bancorp....          9.2        7.3
5. CoreStates Financial Corp.......          5.7        4.5
===========================================================


                                  TOP 100 U.S.
                               COUNTIES RANKED BY
                                PER CAPITA INCOME

                                                                   # of Counties
Institution                                  with Market Share Position in Top 3
================================================================================
First Union Corporation.................                                      25
NationsBank Corporation.................                                      18
BankAmerica Corporation.................                                      14
SUMMIT BANCORP..........................                                       8
Chase Manhattan Corporation.............                                       8
================================================================================

[GRAPHIC OF NEW JERSEY AND PENNSYLVANIA COUNTIES, AND A BLOWN UP GRAPHIC OF NEW JERSEY WITH ALL OF ITS COUNTIES. WITH THE LEGEND DEPICTING SUMMIT BANCORP IN NEW JERSEY COUNTIES, SUMMIT BANCORP NEW JERSEY AND PENNSYLVANIA COUNTIES, PERCENTAGE OF DEPOSITS, RANK AMONG ALL BANKS AND THRIFT INSTITUTIONS. NOTE: 6/94 DEPOSITS, ADJUSTED TO REFLECT ALL COMPLETED AND PENDING ACQUISITIONS AS OF 9/95]

                                 MARKET PROFILES

Summit's retail sites can be divided into 95 markets. Each market has its own demographic and commercial profile. The markets served range from urban, high density areas in the northern part of New Jersey and in the Philadelphia area of Pennsylvania, to rural, low density parts of southern New Jersey and the northern and central parts of Pennsylvania. A range of economic classes are covered from low to moderate income areas in some of New Jersey's largest cities to some of the most affluent areas of the country in Somerset, Bergen and Morris counties.

                          COMMERCIAL BANKING STRENGTHS

- - New Jersey and eastern Pennsylvania represent 9,500 middle market companies - 2nd largest middle market segment in U.S.

- - Largest middle market commercial and industrial lender based in New Jersey

- - 245 commercial banking relationship managers devoted to 31 county marketplace

- - 89 percent of Summit's commercial loans are to companies with sales of less than $125,000,000


                             STRATEGIC PARTNERSHIPS

- - Summit Bancorp has relationships with 26% of New Jersey's 2.9 million households

- - Summit Bancorp is the recognized New Jersey based premier provider of financial services to middle market companies

- - Summit Bancorp is number one in deposit market share in Bergen, Hunterdon, Morris, Somserset and Union counties in New Jersey. In Pennsylvania, we rank number one in Carbon and Northampton counties

Our merger with The Summit Bancorporation was completed on March 1, 1996, and the financial pages of this annual report include the combined operating results of the new organization, Summit Bancorp, as if both companies had always been together. Financial statements for UJB Financial Corp. prior to the merger are also included.

CONTENTS
==================================================================
1995 Financial Review........................................   19
Combined Consolidated Comparative Average
  Balance Sheets with Resultant Interest and Rates...........   30
Combined Consolidated Financial Statements and Notes.........   32
Management's Report and Independent Auditors' Report.........   49
Combined Consolidated Summary of Selected
  Financial Data.............................................   50
Summit Bancorp Unaudited Quarterly Financial Data............   52
UJB Financial Corp. Consolidated Financial Statements
  and Notes..................................................   54
Independent Auditors' Report.................................   70
Corporate Directory..........................................   71
Corporate Information........................................   73
==================================================================

                         Summit Bancorp and Subsidiaries
                              1995 FINANCIAL REVIEW

BASIS OF PRESENTATION

Summit Bancorp is the new name of the company that emerged from UJB Financial's acquisition of The Summit Bancorporation on March 1, 1996. The acquisition was accounted for on a pooling-of-interests basis, therefore, the Financial Review is presented as if UJB Financial and The Summit Bancorporation were always one company, and all prior period financial information has been restated. The Financial Review should be read in conjunction with the Combined Consolidated Comparative Average Balance Sheets on pages 30 and 31, and the Combined Consolidated Financial Statements and Notes beginning on page 32, and the Combined Consolidated Summary of Selected Financial Data on pages 50 and 51.

SUMMARY OF PERFORMANCE

Summit Bancorp's performance for 1995 was highlighted by loan growth, principally in the residential mortgage and consumer loan portfolios, and improved asset quality which resulted in a lower provision for loan losses and reduced other real estate owned (OREO) expenses. This was the fifth consecutive year of improved earnings. As a result of sustained earnings and capital growth, the quarterly dividend paid on common stock was increased twice during the year to an annualized dividend rate of $1.28 per share, a 23.1% increase over the $1.04 dividend rate at year-end 1994.

NET INCOME
(In millions)


                 [BAR GRAPH]

                1991     46.50
                1992     90.28
                1993    133.14
                1994    154.55
                1995    242.87


Net income for the year ended December 31, 1995 was $242.9 million, a 57.1% increase compared to $154.6 million earned in 1994. Earnings per common share increased 53.9% to $2.77 from $1.80 earned in 1994. As a result of this growth, key performance ratios showed significant improvement. Return on average assets improved to 1.16% compared to .76% the previous year, while return on common equity rose to 14.82% versus 10.37% for 1994. In addition, the efficiency ratio, which is the relationship of non-interest expenses (excluding OREO and non-recurring expenses) to tax-equivalent net interest income plus non-interest income (excluding securities gains), improved to 57.55% for 1995 from 59.71% in 1994.

Earnings were enhanced by significant loan growth experienced during the year. Average total loans increased $1.0 billion, or 8.3%, with the residential mortgage loan and consumer loan portfolios contributing $958.0 million of the increase. Net interest income rose $42.4 million, or 5.1%, over the prior year and benefited from loan growth as well as an increased level of non-interest bearing demand deposits.

Continued improvement in asset quality was evidenced by declines in non-performing loans and OREO. During 1995 non-performing loans were reduced by $11.7 million, or 5.9%, to $188.5 million. Non-performing loans as a percentage of total loans declined to 1.34% at year-end 1995 from 1.53% at the prior year end. As a result of this improvement, the provision for loan losses was reduced to $71.9 million, a decline of $20.1 million, or 21.9%. OREO declined $23.0 million, or 48.6%, to $24.3 million.

FINANCIAL CONDITION

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES: Average interest earning assets totaled $19.3 billion in 1995, an increase of $608.6 million, or 3.3%, compared to 1994, reflecting strong loan growth partially offset by a decline in securities as maturities and other cash flows were used to reduce other borrowed funds. Total loans increased $1.0 billion, or 8.3%, to average $13.4 billion, while securities available for sale and securities held to maturity declined $430.2 million, or 7.0%, to average $5.7 billion.

Average interest bearing liabilities totaled $15.5 billion in 1995, an increase of $339.4 million, or 2.2%, compared to 1994. This increase was primarily attributable to an increase in interest bearing deposits of $710.7 million, partially offset by a $392.5 million decrease in other borrowed funds.

The average tax-equivalent yield on total interest earning assets amounted to 7.85%, an increase of 76 basis points from 7.09% earned in 1994. The average cost of interest bearing liabilities was 4.05% for 1995, a 91 basis point increase over the 3.14% paid in 1994. These increases were due to the rising interest rate environment during the second half of 1994 and early 1995. The average prime rate was 8.83% in 1995 compared to 7.14% in 1994. Net interest spread, which is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities, was 3.80% for 1995 compared to 3.95% in 1994, a decline of 15 basis points. This decline reflected a more expensive retail deposit mix and narrower spreads on interest earning assets.

SECURITIES AVAILABLE FOR SALE:

Securities available for sale are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions. These securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of shareholders' equity.

Securities available for sale averaged $1.0 billion during 1995 compared to an average of $1.5 billion in 1994, a decrease of $499.2 million, or 33.4%. The decline resulted primarily from the full-year impact of a transfer of $707.8 million of collateralized mortgage obligations (CMOs) to securities held to maturity in the second quarter of 1994 and the use of maturities and other cash flows to reduce other borrowed funds. The portfolio consists primarily of U.S. Government and Federal agency securities which averaged $738.0 million and other securities, primarily corporate CMOs, which averaged $247.0 million.

In November 1995 the Financial Accounting Standards Board (FASB) issued a special report on the implementation of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and permitted a one-time reclassification of securities as of a single measurement date between November 15, 1995, and December 31, 1995. As a result, on December 31, 1995, $1.7 billion of securities held to maturity with net unrealized gains of $7.6 million were transferred to securities available for sale. This will increase the overall level of liquidity and provide flexibility in managing interest rate risk. At December 31, 1995, securities available for sale totaled $2.4 billion, an increase of $1.3 billion, or 114.6%, over the prior year, primarily as a result of the transfer.

During the year $393.2 million of securities available for sale were sold for a net gain of $7.9 million and maturities for the period amounted to $203.6 million. At December 31, 1995, there were pre-tax net unrealized gains of $11.3 million on securities available for sale compared to pre-tax net unrealized losses of $39.2 million at December 31, 1994.

At December 31, 1995, the average estimated life of securities available for sale, adjusted for historical prepayment patterns on mortgage-backed securities, was 3 years, 11 months. The average yield on this portfolio increased 109 basis points to 6.59% in 1995 compared to 5.50% in 1994.

SECURITIES HELD TO MATURITY:

Securities held to maturity are carried at amortized historical cost and consist of those securities for which there is a positive intent and ability to hold to maturity. Securities held to maturity averaged $4.7 billion during 1995, relatively unchanged from the 1994 average of $4.6 billion. At December 31, 1995, securities held to maturity totaled $3.0 billion, a decline of $1.8 billion, or 36.5%, from the $4.8 billion at year-end 1994. This decline is primarily due to the aforementioned transfer of $1.7 billion to securities available for sale and the use of maturities and other cash flows from the portfolio during the year to reduce other borrowed funds.

The portfolio consists primarily of U.S. Government and Federal agency securities which averaged $2.4 billion, and other securities, primarily corporate CMOs, which averaged $1.9 billion. The average estimated life of securities held to maturity, adjusted for historical prepayment patterns on mortgage-backed securities, was 5 years at December 31, 1995. The average yield on this portfolio increased 37 basis points during 1995 to 6.38% compared to 6.01% in 1994.

LOANS:

Loan growth during 1995 occurred primarily in the residential mortgage and consumer loan portfolios. This growth resulted from successful promotions concurrent with declining interest rates during the second half of 1995 and from purchase acquisitions. Total loans averaged $13.4 billion during 1995, an increase of $1.0 billion, or 8.3%, compared to an average of $12.4 billion in 1994. On average, commercial loans increased $138.0 million, residential mortgage loans grew $648.9 million, and consumer loans rose $309.1 million. These increases were partially offset by a $67.0 million decline in commercial mortgage loans. The average yield on the total loan portfolio was 8.48% in 1995 compared to 7.72% in 1994, an increase of 76 basis points, reflecting the impact of higher average interest rates in 1995.

The following chart shows the growth in average total loans for the past five years.

AVERAGE TOTAL LOANS
(In billions)


            [BAR GRAPH]


1991                        $12,174.1
1992                        $12,043.8
1993                        $11,889.5
1994                        $12,387.6
1995                        $13,416.5


The commercial loan portfolio, which consists primarily of commercial and industrial (C & I) and construction and development loans, grew $138.0 million, or 2.7%, to average $5.3 billion for 1995. The increase in average commercial loans during 1995 was a result of growth in the C & I portfolio, partially offset by a managed decline in construction loans. The commercial portfolio totaled $5.3 billion at December 31, 1995, a decline of $33.3 million, or .6%, from the prior year end. The average yield on the portfolio increased 113 basis points to 8.75% in 1995 from 7.62% the prior year.

C & I loans totaled $4.8 billion at December 31, 1995, an increase of $182.5 million, or 4.0%, over 1994. Asset based and middle market lending were the major contributors to C & I growth during the year. This portfolio continued to mirror the business diversification of the region with no industry concentrations greater than 10% of total C & I loans.

Construction and development loans amounted to $569.8 million at December 31, 1995, a decline of $215.8 million, or 27.5%, compared to 1994. Contributing to this decline were pay downs and transfers to permanent financing, as well as a managed reduction in construction loan activity.

Commercial mortgage loans averaged $2.2 billion for 1995, a decrease of $67.0 million, or 2.9%, from 1994. Generally, these loans represent owner-occupied or investment properties and complement a broader commercial lending relationship. At December 31, 1995, commercial mortgage loans amounted to $2.3 billion, an increase of $113.7 million, or 5.2%, over the prior year. The average yield on commercial mortgage loans was 8.97% for 1995 compared to 8.25% for 1994, an increase of 72 basis points.

Residential mortgage loans averaged $3.0 billion, up $648.9 million, or 27.3%, from 1994. Most of the growth occurred in adjustable-rate loans which are generally retained for long-term investment. With rising rates in 1994 and continuing into early 1995, there was a shift in borrower preference from fixed-rate to adjustable-rate loans. In addition, approximately $174 million of residential mortgage loans were added to the portfolio on July 11, 1995, with the acquisition of Bancorp New Jersey, Inc.

Mortgage loan originations totaled $912.7 million in 1995, a decline of $414.4 million, or 31.2%, compared to $1.3 billion in 1994, primarily due to the interest rate environment. Sales of loans in the secondary market, generally fixed-rate loans, declined $323.0 million, or 72.1%, to $124.8 million compared to $447.8 million in 1994. The decline was primarily the result of fewer fixed-rate originations. Residential mortgage loans held for sale totaled $68.8 million at December 31, 1995, versus $33.4 million at year-end 1994. The average yield on residential mortgage loans was 7.40% for 1995 compared to 6.95% for 1994, an increase of 45 basis points.

Consumer loans averaged $2.9 billion for the year, an increase of $309.1 million, or 12.0%, from 1994. The growth in this portfolio occurred primarily in automobile, home equity, and personal line of credit loans and was the result of successful promotions supported by a strong advertising campaign. Automobile loans totaled $826.3 million as of December 31, 1995, an increase of $170.0 million, or 25.9%, over year-end 1994 and represented growth in both direct lending and leasing activity. Home equity loans grew $91.3 million, or 5.0%, to total $1.9 billion at year-end 1995, while personal line of credit loans increased $23.6 million, or 88.7%, and reached $50.2 million at December 31, 1995. The average yield on the consumer loan portfolio was 8.73%, an increase of 59 basis points from the 8.14% earned in 1994.

DEPOSITS:

Average total deposits were $17.1 billion for 1995 compared to $16.3 billion for 1994, an increase of $790.6 million, or 4.8%. The most significant growth occurred in time deposits, while demand deposits experienced modest growth, and savings deposits declined.

The following chart illustrates the growth in average total deposits for the past five years.

AVERAGE TOTAL DEPOSITS
(In billions)

         [BAR GRAPH]


1991                    $15,166.8
1992                    $15,861.0
1993                    $16,105.6
1994                    $16,306.7
1995                    $17,097.4

Deposit growth continued to be impacted by the investors' desire for higher-yielding investment alternatives such as mutual funds, annuities, and the stock market. As interest rates began to rise in 1994, depositors started to shift funds from lower-yielding savings accounts into higher-yielding retail certificates of deposit. This shift continued into 1995.

Average demand deposits were $3.4 billion for 1995, an increase of $79.9 million, or 2.4%, from the prior year. Demand deposit growth occurred primarily in correspondent bank and business accounts. The increase in this interest-free source of funds in the higher interest rate environment of 1995 compared to 1994 was a contributing factor to the growth of net interest income.

Savings deposits, which include interest bearing checking, money market and savings accounts, declined $553.8 million, or 6.7%, to average $7.8 billion during 1995. Savings accounts decreased $362.9 million, money market accounts went down $108.5 million, and interest bearing checking accounts declined $82.4 million. The average cost of savings deposits increased 45 basis points to 2.64% in 1995 compared to 2.19% in 1994.

Time deposits, which consist primarily of retail certificates of deposit, increased $1.1 billion, or 26.0%, during 1995 to average $5.3 billion. The majority of the increase was in certificates of deposit with a term of one year or more. The average cost of other time deposits increased 118 basis points to 5.16% in 1995 from 3.98% in 1994.

Commercial certificates of deposit $100,000 and over are primarily used as an additional funding source to support growth in the loan portfolio and as an alternative to other sources of borrowed funds. These deposits averaged $631.6 million during 1995, an increase of $171.5 million, or 37.3%, compared to 1994. The cost of these deposits increased by 161 basis points during the year to 5.71% compared with 4.10% in 1994, and reflected the impact of competitive pricing in a higher rate environment.

OTHER BORROWED FUNDS:

Other borrowed funds include Federal funds purchased, repurchase agreements, treasury tax and loan deposits, and other short-term borrowings. These borrowings provide an additional source of funds to support loan or securities growth. During 1995 other borrowed funds decreased $392.5 million, or 24.2%, to average $1.2 billion, as maturities and other cash flows in the securities portfolios were used to reduce these borrowings. The average cost of other borrowed funds increased 146 basis points during the year to 5.79% compared with 4.33% in 1994, due to higher interest rates in 1995.

Commercial paper, a funding source for certain non-bank subsidiaries, averaged $47.7 million during 1995, an increase of $1.2 million, or 2.5%, from 1994. The average cost of commercial paper increased 164 basis points to 5.70% in 1995 from 4.06% in 1994.

LONG-TERM DEBT:

Long-term debt averaged $499.6 million for 1995, an increase of $20.0 million, or 4.2%, over 1994. At year-end 1995 long-term debt totaled $424.9 million, a decline of $120.1 million, or 22.0%, compared to December 31, 1994. The decline was primarily the result of a $100.4 million reduction in Federal Home Loan Bank borrowings as maturities of one-year match-funded borrowings from late 1994 matured.

Certain of the long-term debt agreements contain limitations on the amount of additional funded debt that can be assumed. At December 31, 1995, under the most restrictive covenants, the amount of additional funded debt that could have been created was $418.2 million. Long-term debt totaling $233.8 million qualified as risk-based Tier II capital at December 31, 1995. The average cost of long-term debt increased 24 basis points during 1995 to 7.52% compared to 7.28% in 1994. For additional information on long-term debt, see Note 12 of the Notes to Combined Consolidated Financial Statements.

SHAREHOLDERS' EQUITY AND DIVIDENDS:

A strong capital position is necessary to support continued growth and profitability, to serve the needs of depositors and creditors, and to yield an attractive return for shareholders. Shareholders' equity averaged $1.7 billion during 1995, an increase of $152.8 million, or 10.1%, compared to 1994. The ratio of average total equity to average total assets increased to 7.97% for 1995 compared to 7.46% for 1994. Book value per common share rose 14.0% to $19.89 at year-end 1995 from $17.45 at the prior year end.

The following chart shows the growth in average total equity for the past five years.

AVERAGE TOTAL EQUITY
(In millions)


          [BAR GRAPH]

1991                    $1,161.8
1992                    $1,257.6
1993                    $1,413.5
1994                    $1,511.5
1995                    $1,664.3

As a result of continued earnings progress, the quarterly dividend paid on common stock was increased from $.26 per share to $.29 per share in the first quarter of 1995 and was raised again to $.32 per share in the fourth quarter of 1995. Common stock dividends declared totaled $1.19 per share for 1995 compared to $.94 for 1994, an increase of 26.6%. Certain of the long-term debt agreements impose limitations on the amount of dividends that can be paid. At December 31, 1995, under the most restrictive of these limitations, the unrestricted consolidated retained earnings available for dividends amounted to $717.6 million.

The market price of the common stock was $35.63 at December 31, 1995, compared to $24.13 the prior year end. The common stock of Summit Bancorp is traded on the New York Stock Exchange under the new symbol SUB (formerly UJB). The quarterly market price ranges and dividends declared per common share for the last two years are shown in the following table.

                                        Trade Price             Cash
                                  -----------------------  Dividends
                                  High      Low     Close   Declared
======================================   ======    ======  =========
1995 Quarter Ended:
  December 31...............    $35.75   $31.50    $35.63     $.32
  September 30..............     37.25    30.00     32.00      .29
  June 30...................     30.75    27.13     30.38      .29
  March 31..................     28.75    24.13     27.50      .29
- --------------------------------------   ------    ------     ----
1994 Quarter Ended:
  December 31...............    $27.13   $22.50    $24.13     $.26
  September 30..............     29.13    26.13     26.38      .26
  June 30...................     29.25    25.50     27.63      .21
  March 31..................     28.63    23.50     26.88      .21
======================================   ======    ======     ====

The dividends declared on the Series B, $50 stated value, adjustable-rate cumulative preferred stock are determined based on prevailing interest rates, subject to a 6.0% floor and an 11.0% ceiling. Preferred dividends declared during 1995 amounted to $3.04 per share compared to $3.07 per share during 1994. The dividends declared on the Series C, $25 stated value, adjustable-rate cumulative preferred stock are also determined based on prevailing interest rates, subject to a 6.0% floor and a 12.0% ceiling. Series C dividends of $1.50 per share were declared for 1995 and 1994.

Summit Bancorp and its bank subsidiaries are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. Regulatory capital is defined in terms of Tier I capital (shareholders' equity excluding unrealized gains or losses on securities available for sale and certain intangibles), Tier II capital (certain debt instruments and a portion of the allowance for loan losses) and total capital (Tier I plus Tier II). In addition, the Tier I leverage ratio measures the ratio of Tier I capital to quarterly average assets less certain intangibles. Risk-based capital ratios are expressed as a percentage of risk-adjusted assets, where balance sheet assets and off-balance-sheet exposures are assigned a predetermined weight to measure their level of risk.

The current minimum regulatory guideline for the Tier I leverage ratio is 4.0% for institutions that have a regulatory rating of two or better. For Tier I and total risk-based capital ratios, the minimum regulatory guidelines are 4.0% and 8.0%, respectively. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the operations and financial statements.

The following table illustrates the Tier I leverage, Tier I capital, and total risk-based capital ratios at December 31, 1995 and 1994, which were well above the required minimums.

(Dollars in millions)                             1995         1994
======================================================    =========
Ratios:
  Tier I leverage..........................       7.97%        7.27%
  Tier I risk-based capital................      10.75         9.95
  Total risk-based capital.................      13.46        12.69

Capital:
  Tier I...................................  $ 1,687.6    $ 1,512.1
  Tier II..................................      425.1        416.1
  Total regulatory.........................    2,112.7      1,928.2

Assets:
  Risk-adjusted assets.....................  $15,693.2    $15,193.6
  Average assets (leverage capital basis) .   21,149.3     20,796.6
======================================================    =========

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established five capital level designations ranging from "well capitalized" to "critically undercapitalized." At December 31, 1995, each of the subsidiary banks met the "well capitalized" criteria, which requires a minimum Tier I leverage ratio of 5.0% and minimum Tier I and total risk-based capital ratios of 6.0% and 10.0%, respectively.

RESULTS OF OPERATIONS

NET INTEREST INCOME:

Interest income on a tax-equivalent basis was $1.5 billion, an increase of $190.8 million, or 14.4%, compared to 1994. This increase was primarily due to the impact of higher interest rates in 1995 on the loan and securities portfolios. Average volume increases in loans were partially offset by the decline in securities available for sale. The average yield on interest earning assets was 7.85% for 1995 compared to 7.09% for 1994, an increase of 76 basis points.

Interest expense was $626.4 million for 1995, an increase of $150.4 million, or 31.6%, from a year ago. The increase is primarily the result of the higher rates paid for deposits and other borrowed funds. Average volume increases in interest bearing deposits were partially offset by a decrease in other borrowed funds. The average cost of total interest bearing liabilities was 4.05% in 1995, an increase of 91 basis points from 3.14% in 1994.

The accompanying Rate/Volume Table presents an analysis of the impact on interest income and interest expense resulting from changes in average volumes and rates over the past two years. For purposes of this disclosure, changes that are not solely due to volume or rate have been allocated proportionally to both, based on their relative absolute values.

RATE/VOLUME TABLE                                                                  Amount of Increase (Decrease)
                                                                -----------------------------------------------------------------
                                                                      1995 versus 1994                   1994 versus 1993
                                                                -----------------------------    --------------------------------
                                                                Due to Change in:                 Due to Change in:
                                                                ------------------               --------------------
(Tax-equivalent basis, in thousands)                            Volume        Rate      Total      Volume        Rate       Total
======================================================================    ========   ========    ========    ========    ========
Interest Income:
  Loans
   Commercial .............................................   $ 10,747    $ 59,467   $ 70,214    $ 10,045    $ 29,629    $ 39,674
   Residential mortgage ...................................     47,429      11,228     58,657      21,254     (19,215)      2,039
   Commercial mortgage ....................................     (5,673)     16,116     10,443      (3,175)      3,269          94
   Consumer ...............................................     26,353      15,869     42,222       8,734      (3,273)      5,461
- ----------------------------------------------------------------------    --------   --------    --------    --------    --------
     Total loans ..........................................     78,856     102,680    181,536      36,858      10,410      47,268
  Securities held to maturity .............................      1,647      19,759     21,406      17,771     (25,843)     (8,072)
  Securities available for sale ...........................    (30,902)     14,234    (16,668)     17,988      11,009      28,997
  Federal funds sold and securities purchased under
   agreements to resell ...................................        394       2,885      3,279      (4,573)      1,276      (3,297)
  Trading account securities ..............................        203         998      1,201        (154)       (448)       (602)
  Deposits with banks .....................................       (261)        279         18        (168)        143         (25)
- ----------------------------------------------------------------------    --------   --------    --------    --------    --------
      Total Interest Income ...............................     49,937     140,835    190,772      67,722      (3,453)     64,269
- ----------------------------------------------------------------------    --------   --------    --------    --------    --------
Interest Expense:
  Deposits
   Savings deposits .......................................    (12,761)     35,520     22,759       7,652      (9,564)     (1,912)
   Time deposits ..........................................     49,469      56,425    105,894     (22,388)    (10,087)    (32,475)
   Commercial certificates of deposit $100,000 and over ...      8,392       8,840     17,232       4,733       4,741       9,474
- ----------------------------------------------------------------------    --------   --------    --------    --------    --------
     Total deposits .......................................     45,100     100,785    145,885     (10,003)    (14,910)    (24,913)
  Commercial paper ........................................         48         780        828        (413)        567         154
  Other borrowed funds ....................................    (19,385)     20,386      1,001      29,171       8,428      37,599
  Long-term debt ..........................................      1,503       1,186      2,689       8,004      (1,668)      6,336
- ----------------------------------------------------------------------    --------   --------    --------    --------    --------
      Total Interest Expense ..............................     27,266     123,137    150,403      26,759      (7,583)     19,176
- ----------------------------------------------------------------------    --------   --------    --------    --------    --------
Net Interest Income .......................................   $ 22,671    $ 17,698   $ 40,369    $ 40,963    $  4,130    $ 45,093
======================================================================    ========   ========    ========    ========    ========

The following chart illustrates the growth in tax-equivalent net interest income for the past five years.

NET INTEREST INCOME
(Tax-equivalent basis, in millions)

        [BAR GRAPH]

1991                    $707.727
1992                    $769.959
1993                    $801.086
1994                    $846.179
1995                    $886.548

Net interest income on a tax-equivalent basis amounted to $886.5 million, an increase of $40.4 million, or 4.8%, from $846.2 million earned in 1994. Net interest spread on a tax-equivalent basis declined 15 basis points to 3.80% for the year compared to 3.95% earned in 1994. Net interest margin, which is tax-equivalent net interest income expressed as a percentage of average interest earning assets, rose slightly to 4.60% for 1995 compared to 4.53% in 1994, as the growth in net interest income outpaced the growth in average interest earning assets.

NON-INTEREST INCOME:

Non-interest income, including securities gains, amounted to $224.2 million in 1995 compared to $210.1 million in the prior year, an increase of $14.1 million, or 6.7%. Excluding securities gains, non-interest income rose $7.7 million, or 3.7%, from 1994.

Non-interest income categories compared to the prior year are shown in the following table.

                                                    Increase (Decrease)
                                                    -------------------
(Dollars in thousands)             1995      1994     Amount  Percent
=======================================  ========    =======  =======
Service charges on deposit
  accounts..................   $ 88,083  $ 82,997    $ 5,086      6.1%
Service and loan fee income.     35,562    37,013     (1,451)    (3.9)
Trust income................     35,418    33,667      1,751      5.2
Trading account gains.......      1,295       847        448     52.9
Other.......................     55,225    53,310      1,915      3.6
- ---------------------------------------  --------    -------    -----
                                215,583   207,834      7,749      3.7
Securities gains............      8,606     2,232      6,374    285.6
- ---------------------------------------  --------    -------    -----
                               $224,189  $210,066    $14,123      6.7%
=======================================  ========    =======    =====

Service charges on deposit accounts amounted to $88.1 million in 1995, an increase of $5.1 million, or 6.1%. This growth occurred primarily in insufficient funds fees on personal demand deposit accounts, resulting from changes in fee schedules and improved monitoring of waivers.

Service and loan fee income decreased $1.5 million, or 3.9%, to $35.6 million in 1995 primarily due to a decline in mortgage origination fees as the volume of loan originations decreased significantly in 1995 compared to the prior year.

Trust income of $35.4 million increased $1.8 million, or 5.2%, over the prior year. Assets under trust administration, including corporate debt issue trusteeships, grew $1.8 billion, or 8.4%, during the year to total $23.4 billion at December 31, 1995. Trust assets under discretionary management were $6.4 billion at year-end 1995, an increase of $933.8 million, or 17.2%, compared to $5.4 billion at year-end 1994. These assets include the Pillar Funds, a family of mutual funds established in 1992, which totaled $1.4 billion at December 31, 1995, an increase of $260.0 million, or 23.6%, from the prior year end.

Other income amounted to $55.2 million, an increase of $1.9 million, or 3.6%, compared to the prior year. The increase was primarily due to increased discount brokerage fees, other commissions, and gains recorded on the sale of branch assets.

For the year ended December 31, 1995, securities gains were $8.6 million, an increase of $6.4 million, or 285.6%, over 1994. These gains were primarily due to sales of equity securities.

NON-INTEREST EXPENSE:

Non-interest expenses totaled $642.4 million in 1995, a decrease of $57.3 million, or 8.2%, compared to 1994. Excluding the restructuring charge and the loss on sale of assets taken in 1994, non-interest expenses decreased $8.3 million, or 1.3%, in 1995. The efficiency ratio improved to 57.55% for 1995 compared to 59.71% in 1994. The improvement in the efficiency ratio was primarily attributable to increased net interest income, reduced FDIC assessment expense, and savings realized from the Crestmont Financial Corp. (Crestmont) restructuring and internal consolidation programs.

Non-interest expense categories compared to the prior year are shown in the following table.

                                                    Increase (Decrease)
                                                    -------------------
(Dollars in thousands)                  1995        1994      Amount  Percent
============================================    ========    ========  =======
Salaries..........................  $256,835    $250,207    $  6,628      2.6%
Pension and other
  employee benefits...............    79,715      72,605       7,110      9.8
Occupancy, net....................    70,297      69,617         680      1.0
Furniture and equipment...........    61,104      58,561       2,543      4.3
FDIC assessment...................    21,600      37,983     (16,383)   (43.1)
Advertising and public relations..    16,135      15,604         531      3.4
OREO expenses.....................     8,093      21,340     (13,247)   (62.1)
Restructuring charge..............         -      13,565     (13,565)  (100.0)
Loss on sale of assets............         -      35,390     (35,390)  (100.0)
Other.............................   128,582     124,793       3,789      3.0
- --------------------------------------------    --------    --------   ------
                                    $642,361    $699,665    $(57,304)    (8.2)%
============================================    ========    ========   ======

Salaries expense totaled $256.8 million in 1995, an increase of $6.6 million, or 2.6%, compared to 1994. Merit increases were partially offset by reductions in staff realized from mergers and ongoing internal consolidations. Total full-time equivalent employees at December 31, 1995 were 7,547 compared to 7,766 at December 31, 1994, a decrease of 2.8%. Pension and other employee benefits expense totaled $79.7 million for the year ended December 31, 1995, and were $7.1 million, or 9.8%, greater than 1994. Most of this increase can be attributed to higher costs associated with employee medical and pension plans.

Net occupancy expenses were relatively unchanged at $70.3 million for 1995 compared to $69.6 million for 1994. Furniture and equipment expenses amounted to $61.1 million, an increase of $2.5 million, or 4.3%, from $58.6 million in 1994. Most of the increase resulted from costs incurred for new equipment required to expand computer applications and improve customer service.

The FDIC assessment expense of $21.6 million represented a decline of $16.4 million, or 43.1%, from 1994. This decrease was attributable to the FDIC's decision to reduce the assessment rate on deposits insured under the Bank Insurance Fund effective June 1, 1995. All of the subsidiary banks are in the lowest risk classification and received a reduction in the assessment on deposits insured by the Bank Insurance Fund from twenty-three cents per $100 of deposits to four cents per $100 of deposits.

OREO expenses totaled $8.1 million for 1995, a decline of $13.2 million, or 62.1%, from 1994, reflecting a continued decline in the number of OREO properties. A provision of $5.9 million was recorded in 1995 compared to $10.6 million in 1994. OREO expenses also include costs related to holding and operating foreclosed properties and are net of rental income and gains on sales of properties. These costs decreased $8.6 million, or 79.5%, in 1995 and amounted to $2.2 million for the year. Gains on sales amounted to $3.5 million in 1995 compared to $1.5 million in 1994.

During 1994, a restructuring charge of $13.6 million was recorded in conjunction with the Crestmont acquisition. In addition, a loss of $35.4 million was recorded on the sale of certain non-performing loans and OREO acquired from Crestmont.

Other expenses, which consist primarily of professional and other fees and communication expenses, were $128.6 million in 1995, an increase of $3.8 million, or 3.0%, from 1994. Professional and other fees increased $2.7 million to $45.1 million for 1995. Communication expenses amounted to $26.2 million for 1995, an increase of $1.3 million over 1994.

INCOME TAXES:

Federal and state income tax expenses for 1995 were $136.3 million compared to $89.0 million in 1994. The increase was primarily the result of higher pre-tax income. The combined Federal and state effective income tax rate, which is income tax expense as a percentage of pre-tax income, was 36.0% for 1995 compared to 36.3% for 1994.

Differences between the book basis and tax basis of assets and liabilities recorded in the financial statements result in deferred taxes. As of December 31, 1995 and 1994, net deferred tax assets were $123.3 million and $167.4 million, respectively. For additional information on income taxes, see Note 18 of the Notes to Combined Consolidated Financial Statements.

ASSET QUALITY

NON-PERFORMING LOANS:

At December 31, 1995, non-performing loans totaled $188.5 million and represented 1.34% of total loans, compared to $200.2 million, or 1.53% of total loans, the prior year. Non-performing loans declined $11.7 million, or 5.9%, in 1995, following a decline of $119.2 million, or 37.3%, in 1994. The transfer of $46.8 million of non-performing loans to assets held for accelerated disposition and the sale of $24.3 million of non-performing loans acquired from Crestmont contributed to the 1994 decline.

The following chart illustrates the trend in non-performing loans for the past five years.

NON-PERFORMING LOANS TO YEAR-END LOANS
(In percent)

          [BAR GRAPH]

1991                    4.82%
1992                    3.83%
1993                    2.69%
1994                    1.53%
1995                    1.34%

During the year, lost interest on non-accrual loans amounted to $19.1 million, compared to $20.1 million in 1994. Interest payments received on non-accrual loans totaled $3.3 million in 1995 and $4.3 million in 1994. Total lost interest on non-accrual loans, after deducting interest payments received, amounted to $15.8 million for both 1995 and 1994.

On January 1, 1995, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," was adopted. This statement requires certain in-substance foreclosures
(ISFs) to be classified as non-performing loans. Upon adoption, ISFs totaling $6.4 million, net of specific reserves of $3.8 million, were transferred from OREO to non-performing loans.

The following table illustrates the activity in non-performing loans over the past two years.

(In thousands)                                       1995      1994
=========================================================  ========
Balance, beginning of year....................   $200,205  $319,383
  Adjustment for the pooling of a company
   with a different fiscal year end...........          -    (1,400)
  Additions:
   From loan portfolio........................    224,302   251,444
   From purchase acquisitions.................      4,126     1,579
   Transfer from other real estate owned,
     net of reserve...........................      6,411         -
- ---------------------------------------------------------  --------
     Total additions                              234,839   253,023
- ---------------------------------------------------------  --------
  Deductions:
   To full performing.........................     36,606    53,485
   Payments received..........................    102,253   141,681
   Loan charge offs...........................     75,736    93,772
   To other real estate owned.................     29,496    35,086
   Transferred to assets held for
     accelerated disposition..................      2,465    46,777
- ---------------------------------------------------------  --------
     Total deductions                             246,556   370,801
- ---------------------------------------------------------  --------
Balance, end of year                             $188,488  $200,205
=========================================================  ========

Loans 90 days or more past due and not included in the non-performing loan category totaled $47.8 million at year-end 1995, compared to $39.6 million at the prior year end. These loans are primarily residential mortgages and consumer loans which are generally well-secured and in the process of collection. Unsecured consumer loans included in this category are typically charged off after 120 days of delinquency.

The following table represents the composition of non-performing loans by type.

                                                     Increase (Decrease)
                                                     -------------------
(Dollars in thousands)             1995       1994     Amount   Percent
=======================================   ========   ========   =======
Commercial and industrial....  $ 52,086   $ 52,082   $      4         -%
Construction and development.    52,975     52,620        355       0.7
Commercial mortgage..........    83,427     95,503    (12,076)    (12.6)
- ---------------------------------------   --------   --------   -------
                               $188,488   $200,205   $(11,717)     (5.9)%
=======================================   ========   ========   =======

OTHER REAL ESTATE OWNED:

OREO, net of a valuation allowance, amounted to $24.3 million at year end compared to $47.3 million the prior year, a decline of $23.0 million, or 48.6%. The decline was primarily attributable to a reduction of $10.0 million in additions to OREO and the aforementioned transfer of ISFs to non-performing loans.

The following table illustrates the activity in OREO for the past two years.

(In thousands)                                               1995      1994
=================================================================  ========
Balance, beginning of year..............................  $62,256  $130,811
  Additions:
   From non-performing loans............................   31,647    35,139
   From loan portfolio..................................    5,814    13,376
   From purchase acquisitions...........................    1,064         -
- -----------------------------------------------------------------  --------
     Total additions                                       38,525    48,515
- -----------------------------------------------------------------  --------
  Deductions:
   Sales and other reductions...........................   38,343    57,574
   Write downs on sales.................................   14,364    25,626
   Transfer to non-performing loans, gross..............   10,235         -
   Transfer to assets held for accelerated disposition .      300    33,870
- -----------------------------------------------------------------  --------
     Total deductions                                      63,242   117,070
- -----------------------------------------------------------------  --------
Balance, end of year                                       37,539    62,256
  Less allowance for OREO...............................   13,244    14,977
- -----------------------------------------------------------------  --------
Balance, end of year, net                                 $24,295  $ 47,279
=================================================================  ========

OREO is carried at the lower of cost or fair value less estimated costs to sell with any deficiency charged against the valuation allowance. At year-end 1995, the allowance totaled $13.2 million, compared to $15.0 million at the prior year end.

ASSETS HELD FOR ACCELERATED DISPOSITION:

In the fourth quarter of 1994, certain assets were identified for potential sale in bulk transactions and were recognized in a separate category on the balance sheet entitled "assets held for accelerated disposition" at a net realizable value of $90.9 million. At December 31, 1995, this portfolio had been reduced by 82% and had a net realizable value of $16.7 million. Efforts to liquidate the remaining assets continue and it is anticipated that their disposition will be completed during 1996. The sales of these assets are subject to successful negotiation of terms, completion of definitive agreements, and satisfaction of closing conditions. No assurance can be given that the sale of these assets will be consummated or that, if consummated, they will be sold for their current carrying value.

ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION:

The allowance for loan losses at December 31, 1995 was $279.0 million compared to $305.3 million at the prior year end, a decrease of $26.3 million, or 8.6%. The ratio of the allowance for loan losses to total loans was 1.99% at year-end 1995 and 2.33% at year-end 1994. The allowance for loan losses as a percentage of non-performing loans was 148.0% at December 31, 1995 compared to 152.5% at the end of 1994.

In conjunction with the adoption of SFAS No. 114 on January 1, 1995, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-- Income Recognition and Disclosures," was also adopted. These Statements prescribe the accounting treatment for impaired loans and specify acceptable methods for determining the allowance for loan losses related to impaired loans. SFAS No. 114 defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement.

The population of impaired loans has been identified as all non-accrual loans. At December 31, 1995, the impaired loan portfolio, which was primarily collateral dependent as defined by SFAS No. 114, totaled $188.5 million for which general and specific allocations of the allowance for loan losses of $29.5 million were identified.

A standardized process has been established to assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. This process incorporates credit reviews and gives consideration to areas of exposure such as concentrations of credit, economic and industry conditions, trends in delinquencies and collections, collateral coverage, and the composition of the performing and non-performing loan portfolios. Specific allocations, when required under SFAS No. 114, are identified by individual loan while general reserve percentages are identified by loan category or grade and allocated accordingly. All other loans not considered impaired, as defined above, are graded and incorporated in the process of assessing the adequacy of the allowance for loan losses. The allowance is maintained at a level considered sufficient to absorb estimated losses in the loan portfolio.

At year-end 1995, of the total $279.0 million loan loss allowance approximately $4.1 million was specifically identified for impaired loans, $163.6 million was allocated to specific categories or grades of loans not considered impaired as deemed necessary under the assessment process, $25.4 million was allocated as a general reserve on impaired loans, and $85.9 million was considered a general unallocated reserve for the remaining inherent risk in the portfolio.

The provision for loan losses was $71.9 million for the year ended December 31, 1995, down $20.1 million, or 21.9%, from $92.0 million recorded in 1994. This decrease resulted primarily from reductions in non-performing loans during 1995. Net charge offs of $104.3 million were recorded in 1995, an increase of $13.6 million, or 15.0%, compared to $90.7 million recorded in 1994. The increase in net charge offs was the result of reducing non-performing loans to current net realizable value and ongoing efforts to improve asset quality. These net charge offs represented .78% of average loans in 1995 compared to .73% of average loans in 1994.

ASSET/LIABILITY MANAGEMENT

INTEREST SENSITIVITY:

Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Asset/Liability Management Committee (ALCO). The principal objective of ALCO is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings.

Net interest income, the primary source of earnings, is affected by interest rate movements. To mitigate the impact of changes in interest rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest-sensitivity gaps, which is the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

As illustrated by the interest rate sensitivity analysis in the accompanying table, sensitivity to interest rate fluctuations is measured in a number of time frames. The gap position is presented on an adjusted basis allowing for the impact of off-balance-sheet transactions.

An asset sensitive gap means an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability sensitive gap means an excess of interest-sensitive liabilities over interest-sensitive assets. At December 31, 1995, there was a thirty-day liability sensitive gap of $2.3 billion and a one-year cumulative liability sensitive gap of $1.1 billion. In a rising rate environment, a liability sensitive gap position generally indicates that increases in the cost of interest bearing liabilities will outpace increases in income from interest earning assets. This risk can be reduced by various strategies, including the administration of liability costs and the investment of asset maturities and cash flows in such a way as to insulate net interest income from the effects of changes in interest rates.

These gap positions are also monitored through the use of simulation modeling techniques which apply alternative interest rate scenarios to periodic forecasts of future business activity and estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in ever-changing interest rate environments.

Asset and liability management efforts also involved the use of derivatives, primarily interest rate swaps, to modify the interest rate characteristics of designated assets and liabilities. These swaps were accounted for as hedges and were not recorded on the balance sheet. Income or expense related to these instruments was accrued monthly and recognized as an adjustment to interest income or interest expense for those balance sheet instruments being hedged. Hedged transactions resulted in a reduction in net interest income of $9.8 million in 1995 compared to a $.5 million contribution in 1994.

The following table illustrates the aggregate notional amounts and expected maturities of interest rate swaps at December 31, 1995.

                                                            Weighted
                                               Notional    Avg. Est.
(Dollars in millions)                            Amount     Maturity
=======================================================    =========
Receive fixed/pay floating..................     $856.7         4/97
Receive floating/pay fixed..................       70.8         6/96
Receive floating/pay different floating.....       40.0         5/98
- -------------------------------------------------------         ----
                                                 $967.5            -
=======================================================         ====

Notional values of interest rate swaps represent the contractual balances on which calculations of the amount of interest to be exchanged are based. Most of the swaps were indexed amortizing swaps that were structured to contain an initial principal lockout period followed by a scheduled principal amortization period. The amortization speed was determined by a sliding percentage scale which used different amortization percentages for varying levels of LIBOR. The scheduled principal amortization speed is designed to increase or decrease in a man-

INTEREST RATE SENSITIVITY TABLE                   Interest Sensitivity Period                            Total        One Year
AS OF DECEMBER 31, 1995           ------------------------------------------------------------          Within              to
(In thousands)                          30 Day          90 Day         180 Day         365 Day        One Year       Two Years
==============================================    ============    ============    ============    ============    ============
Earning Assets:
  Total securities ............   $  1,103,133    $    395,001    $    421,950    $    746,992    $  2,667,076    $    850,210
  Loans, net ..................      5,304,308       1,024,688         823,552       1,246,846       8,399,394       1,403,747
  Money market investments ....        161,650            --              --              --           161,650            --
- ----------------------------------------------    ------------    ------------    ------------    ------------    ------------
   Total                             6,569,091       1,419,689       1,245,502       1,993,838      11,228,120       2,253,957
- ----------------------------------------------    ------------    ------------    ------------    ------------    ------------
Sources of Funds:
  Savings and time deposits ...      7,414,773         758,217         766,265       1,201,854      10,141,109       1,210,399
  Commercial CDs ..............        397,148         227,989          42,553          39,748         707,438            --
  Borrowed funds ..............      1,030,979          60,565           5,226           7,340       1,104,110           9,905
  Non-interest bearing sources            --              --              --              --              --              --
- ----------------------------------------------    ------------    ------------    ------------    ------------    ------------
   Total                             8,842,900       1,046,771         814,044       1,248,942      11,952,657       1,220,304
- ----------------------------------------------    ------------    ------------    ------------    ------------    ------------
Asset/Liability Interval Gap ..     (2,273,809)        372,918         431,458         744,896        (724,537)      1,033,653
Net effect of off-balance-sheet
  instruments .................         20,836        (805,881)        131,998         309,300        (343,747)         43,083
- ----------------------------------------------    ------------    ------------    ------------    ------------    ------------
Asset/Liability Sensitivity Gap
  Period gap                        (2,252,973)       (432,963)        563,456       1,054,196      (1,068,284)      1,076,736
  Cumulative gap                  $ (2,252,973)   $ (2,685,936)   $ (2,122,480)   $ (1,068,284)   $ (1,068,284)   $      8,452
==============================================    ============    ============    ============    ============    ============

INTEREST RATE SENSITIVITY TABLE      Non-Interest
AS OF DECEMBER 31, 1995             Sensitive and
(In thousands)                     Over Two Years          Total
=================================================   ============
Earning Assets:
  Total securities ............     $  1,984,825    $  5,502,111
  Loans, net ..................        3,937,399      13,740,540
  Money market investments ....             --           161,650
- ------------------------------------------------    ------------
   Total                               5,922,224      19,404,301
- ------------------------------------------------    ------------
Sources of Funds:
  Savings and time deposits ...        2,022,356      13,373,864
  Commercial CDs ..............             --           707,438
  Borrowed funds ..............          353,403       1,467,418
  Non-interest bearing sources         3,855,581       3,855,581
- ------------------------------------------------    ------------
   Total                               6,231,340      19,404,301
- ------------------------------------------------    ------------
Asset/Liability Interval Gap ..         (309,116)
Net effect of off-balance-sheet
  instruments .................          300,664
- ------------------------------------------------    ------------
Asset/Liability Sensitivity Gap
  Period gap                              (8,452)
  Cumulative gap                    $          -
================================================    ============

ner similar to that of the hedged asset or liability. The actual lives of these agreements will move with the level of rates, but cannot exceed the maximum life contained in each agreement. At year-end 1995, the swap agreements had an average maximum remaining maturity of 19 months.

The following table illustrates the interest rate swap activity for the past two years.

(In millions)                                       1995      1994
===================================================================
Balance, beginning of year..................    $1,063.5   $1,166.6
  Additions.................................        40.0       95.0
  Maturities/amortizations..................      (136.0)     (55.4)
  Terminations..............................           -     (142.7)
- -------------------------------------------------------------------
Balance, end of year                            $  967.5   $1,063.5
===================================================================

During 1994 losses of $3.9 million were incurred on the termination of interest rate swaps with a remaining notional value of $142.7 million. These termination losses are being amortized over the remaining lives of the related hedged assets or liabilities. At December 31, 1995, the remaining unamortized termination losses were $2.5 million with the remaining amortization periods ranging from 17 to 43 months.

For additional information on the use of derivative financial instruments, see Notes 21 and 22 of the Notes to Combined Consolidated Financial Statements.

LIQUIDITY:

Bank liquidity is the ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. Traditional sources of liquidity include asset maturities, asset repayments, and deposit growth. Purchased liabilities such as Federal funds purchased and securities sold under agreements to repurchase represent other major sources of funding. In addition, the bank subsidiaries have established lines of credit with the Federal Home Loan Bank of New York and other correspondent banks which further support and enhance liquidity.

A strong base of low-cost demand and retail deposits, which is the cornerstone of liquidity, is managed through an extensive branch network. Total demand and retail deposits amounted to $17.2 billion at December 31, 1995, compared to $16.5 billion at year-end 1994.

Liquidity is also important at the Parent Corporation in order to provide funds for operations and to pay dividends to shareholders. Parent Corporation cash requirements are met primarily through management fees and dividends from its subsidiaries and the issuance of short and long-term debt. The amount of dividends from bank subsidiaries is subject to certain regulatory restrictions as detailed in Note 14 of the Notes to Combined Consolidated Financial Statements. At December 31, 1995, there were $40.0 million of short-term lines of credit available for general corporate purposes.

Commercial paper issued by the Parent Corporation is primarily a funding source for certain non-bank subsidiaries. These funds averaged $47.7 million during the year, relatively unchanged from the 1994 average of $46.5 million. At December 31, 1995, commercial paper totaled $38.5 million.

Liquidity management is a function of ALCO and includes monitoring current and projected cash flows, as well as economic forecasts for the industry. A liquidity contingency plan, which is designed to effectively manage potential liquidity concerns due to changes in interest rates, credit markets, or other external risks, is also in place.

The Combined Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing, and financing activities. Cash and cash equivalents increased by $259.2 million during 1995. Net cash provided by operating activities totaled $409.0 million. This amount was primarily attributable to results of operations adjusted for: provisions for loan losses and OREO, depreciation, amortization and accretion, originations of mortgages held for sale, and proceeds from the sales of mortgages held for sale. Net cash used in investing activities totaled $483.1 million and was the result of loan and securities activity. Net cash provided by financing activities totaled $333.3 million, reflecting increases in time deposits partially offset by declines in short-term borrowings, long-term debt, and demand and savings deposits.

The combined securities portfolio is also a source of liquidity as portfolio assets provide cash flows through maturities and periodic repayments of principal. During the year ended December 31, 1995, proceeds from maturities and other cash flows in the combined securities portfolios were $1.1 billion, while proceeds from the sales of securities available for sale were $401.1 million. Cash flows from the securities portfolios were primarily used to fund loan growth and reduce the other borrowed funds position. Total scheduled maturities of interest bearing deposits with banks plus maturities and anticipated principal repayments of the combined securities portfolios will be approximately $583.0 million during 1996. In addition, all or part of the $2.4 billion of securities available for sale could be sold to provide additional liquidity. At December 31, 1995, the average maturity of securities held to maturity and securities available for sale, adjusted for historical prepayment patterns on mortgage-backed securities, was estimated to be approximately 5 years and 3 years, 11 months, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 1995 the FASB issued SFAS No. 121, "Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill is included in the scope of SFAS No. 121 while core deposit intangibles and mortgage servicing rights are specifically excluded. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995, and will be adopted in 1996. The effect of adopting SFAS No. 121 is expected to be immaterial.

In May 1995 the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This Statement requires capitalization of the value of rights to service mortgage loans for others, whether those rights were acquired through purchase or origination. SFAS No. 122 also requires that capitalized mortgage servicing rights be evaluated for impairment based on their fair value with any adjustments recognized through a valuation allowance. Effective January 1, 1996, SFAS No. 122 was adopted and capitalization of originated mortgage servicing rights began. All capitalized mortgage servicing rights, both originated and purchased, will be evaluated for impairment on a quarterly basis. The impact of adopting SFAS No. 122 is expected to be immaterial.

In October 1995 the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages use of a fair value based method of accounting for stock-based compensation plans while allowing continued use of the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Entities electing to continue using the APB No. 25 method of accounting must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting, as defined in SFAS No. 123, had been applied.

The accounting and disclosure requirements for SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. Summit Bancorp intends to continue accounting for stock-based compensation under APB No. 25 and will include the pro forma disclosures required by SFAS No. 123 in financial statements issued for fiscal years beginning January 1, 1996.

RESULTS OF OPERATIONS - 1994 COMPARED WITH 1993

Total earnings in 1994 amounted to $154.6 million, or $1.80 per share, compared to $133.1 million, or $1.57 per share, for 1993. Improved earnings were primarily the result of growth in net interest income, a lower provision for loan losses, and a reduction of non-interest expenses. Earnings were also impacted by the cumulative effects of changes in accounting principles in both 1994 and 1993. The adoption of SFAS No. 112, "Employers' Accounting for Postretirement Benefits," reduced 1994 net income by $1.7 million, while the 1993 adoption of SFAS No. 109, "Accounting for Income Taxes," increased net income by $9.1 million. Excluding the impact of these accounting changes, net income increased $32.3 million, or 26.0%, from 1993 to 1994. As a result of these improved earnings, the quarterly common stock dividend was increased to an annualized dividend rate of $1.04 per share, a 23.8% increase over the $.84 dividend rate at year-end 1993.

Both internal consolidations and acquisitions of other financial organizations were completed during 1994. In New Jersey, United Jersey Bank/Central, N.A. and United Jersey Bank/South, N.A. were consolidated into United Jersey Bank. In Pennsylvania, The Hazleton National Bank and Hanover Bank were consolidated into First Valley Bank. In addition, VSB Bancorp, Inc., Lancaster Financial Ltd., Inc. and Crestmont were all acquired under the pooling-of-interests method of accounting, while Palisade Savings Bank, FSB was acquired under the purchase method of accounting.

Net interest income on a tax-equivalent basis amounted to $846.2 million, an increase of $45.1 million, or 5.6%, from $801.1 million earned in 1993. Net interest spread on a tax-equivalent basis declined slightly to 3.95% compared to 3.99% earned in 1993. Net interest margin was relatively unchanged at 4.53% for 1994 compared to 4.56% in 1993.

Interest income on a tax-equivalent basis was $1.3 billion, an increase of $64.3 million, or 5.1%, compared to 1993. This increase was primarily due to volume increases in the loan and securities portfolios. Inter-est expense was $476.0 million, an increase of $19.2 million, or 4.2%, from $456.8 million in 1993. The increase was principally a result of volume increases in borrowed funds and commercial CDs. These increases were partially offset by a decline in retail time deposits.

The provision for loan losses was $92.0 million for the year ended December 31, 1994, down $20.9 million, or 18.5%, from $112.9 million recorded in 1993. This decrease resulted primarily from improvements in asset quality during 1994, as both non-performing loans and net charge offs declined. Non-performing loans declined $119.2 million, or 37.3%, to 1.53% of total loans at year-end 1994. The transfer of $46.8 million of non-performing loans to assets held for accelerated disposition and the sale of $24.3 million of non-performing loans acquired from Crestmont contributed to the decline. Net charge offs declined $57.8 million to $90.7 million, or .73% of average loans, compared to $148.5 million, or 1.25% of average loans, in 1993.

Non-interest income, including securities gains, amounted to $210.1 million in 1994 compared to $212.8 million in 1993, a decrease of $2.7 million, or 1.3%. Excluding securities gains, non-interest income rose 2.3% over 1993. Service charges on deposit accounts increased $5.6 million, or 7.2%, to $83.0 million in 1994. Service and loan fee income increased $5.9 million, or 19.1%, to $37.0 million for the year. Trust income rose $.7 million, or 2.1%, to $33.7 million in 1994. Other income amounted to $53.3 million, a decrease of $6.2 million, or 10.5%, compared to the prior year.

For the year ended December 31, 1994, securities gains were $2.2 million compared to $9.6 million in 1993. The 1993 gains were realized as securities available for sale were sold to reduce prepayment risk in the CMO portfolio.

Non-interest expenses totaled $699.7 million, a decrease of $7.2 million, or 1.0%, compared to 1993. Salaries expense totaled $250.2 million in 1994, a decrease of $2.4 million, or .9%, compared to 1993. Pension and other employee benefits expense was $72.6 million for the year ended December 31, 1994, a decline of $3.6 million, or 4.7%, from 1993.

Occupancy expenses were $69.6 million for 1994, an increase of $2.5 million, or 3.7%, compared to the prior year. Furniture and equipment expenses amounted to $58.6 million, an increase of $4.0 million, or 7.4%, over $54.5 million in 1993. The FDIC assessment expense of $38.0 million decreased $1.7 million, or 4.4%, from 1993.

OREO expenses totaled $21.3 million for 1994, a decline of $26.4 million, or 55.3%, from 1993 due to a reduction in the number of OREO properties. A provision of $10.6 million was recorded in 1994, compared to $32.1 million in 1993. OREO expenses also include expenses related to holding and operating foreclosed properties. These costs declined $4.9 million, or 31.5%, in 1994 and amounted to $10.8 million for the year.

Other expenses were $124.8 million in 1994, a decrease of $7.7 million, or 5.8%, from 1993. During 1994 a loss of $35.4 million was recorded on the sale of non-performing loans and OREO obtained in the Crestmont acquisition.

                        Summit Bancorp and Subsidiaries

         COMBINED CONSOLIDATED COMPARATIVE AVERAGE BALANCE SHEETS WITH
                          RESULTANT INTEREST AND RATES

                                                                            1995                                1994
- ---------------------------------------------------------------------------------------------------------------------------------
Tax-equivalent basis, dollars in thousands                   Average                  Average    Average                  Average
Not covered by independent auditors' report                  Balance      Interest     Rate      Balance      Interest     Rate
=================================================================================================================================
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased
      under agreements to resell.........................  $   112,849   $    7,122    6.31%   $   103,130   $    3,843    3.73%
   Interest bearing deposits with banks..................       11,140          647    5.81         16,923          629    3.72
   Trading account securities............................       34,829        2,052    5.89         28,904          851    2.94
   Securities available for sale.........................      994,246       65,530    6.59      1,493,423       82,198    5.50
   Securities held to maturity:
      U.S. Government and Federal agencies...............    2,445,505      151,351    6.19      2,378,413      136,122    5.72
      States and political subdivisions..................      323,523       31,363    9.69        381,454       38,121    9.99
      Other securities...................................    1,929,350      117,146    6.07      1,869,549      104,211    5.57
- ---------------------------------------------------------------------------------------------------------------------------------
         Total securities held to maturity                   4,698,378      299,860    6.38      4,629,416      278,454    6.01
- ---------------------------------------------------------------------------------------------------------------------------------
   Loans:
      Commercial.........................................    5,286,002      462,697    8.75      5,148,036      392,483    7.62
      Residential mortgage...............................    3,021,526      223,607    7.40      2,372,623      164,950    6.95
      Commercial mortgage................................    2,232,279      200,215    8.97      2,299,264      189,772    8.25
      Consumer...........................................    2,876,719      251,194    8.73      2,567,661      208,972    8.14
- ---------------------------------------------------------------------------------------------------------------------------------
         Total loans                                        13,416,526    1,137,713    8.48     12,387,584      956,177    7.72
- ---------------------------------------------------------------------------------------------------------------------------------
         Total interest earning assets                      19,267,968    1,512,924    7.85     18,659,380    1,322,152    7.09
- ---------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets:
   Cash and due from banks...............................    1,079,265                           1,130,198
   Allowance for loan losses.............................     (299,946)                           (341,984)
   Other assets..........................................      822,861                             810,593
- ---------------------------------------------------------------------------------------------------------------------------------
         Total non-interest earning assets                   1,602,180                           1,598,807
- ---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                               $20,870,148                         $20,258,187
=================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits......................................  $ 7,773,726      205,270    2.64    $ 8,327,520      182,511    2.19
   Time deposits.........................................    5,298,179      273,373    5.16      4,205,143      167,479    3.98
   Commercial certificates of deposit $100,000 and over..      631,579       36,090    5.71        460,092       18,858    4.10
- ---------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing deposits                    13,703,484      514,733    3.76     12,992,755      368,848    2.84
- ---------------------------------------------------------------------------------------------------------------------------------
   Commercial paper......................................       47,696        2,719    5.70         46,545        1,891    4.06
   Other borrowed funds..................................    1,232,051       71,338    5.79      1,624,560       70,337    4.33
   Long-term debt........................................      499,572       37,586    7.52        479,532       34,897    7.28
- ---------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing liabilities                 15,482,803      626,376    4.05     15,143,392      475,973    3.14
- ---------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
   Demand deposits.......................................    3,393,893                           3,313,975
   Other liabilities.....................................      329,128                             289,288
- ---------------------------------------------------------------------------------------------------------------------------------
         Total non-interest bearing liabilities              3,723,021                           3,603,263
- ---------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                         1,664,324                           1,511,532
- ---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                 $20,870,148                         $20,258,187
=================================================================================================================================
Net Interest Income (tax-equivalent basis)...............                   886,548    3.80%                    846,179    3.95%
Tax-equivalent basis adjustment..........................                   (17,307)                            (19,352)
- ---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                      $  869,241                          $  826,827
=================================================================================================================================
Net Interest Income as a Percent of Interest
   Earning Assets (tax-equivalent basis)                                               4.60%                               4.53%
=================================================================================================================================

Notes: Average balances and rates include non-accruing and renegotiated loans.

       The tax-equivalent adjustment was computed based on a Federal income tax rate of 35% for 1995 through 1993 and 34% for 1992 through 1990.

                                                                            1993                               1992
- --------------------------------------------------------------------------------------------------------------------------------
Tax-equivalent basis, dollars in thousands                   Average                  Average    Average                 Average
Not covered by independent auditors' report                  Balance      Interest     Rate      Balance     Interest     Rate
================================================================================================================================
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased
      under agreements to resell.........................  $   231,851   $    7,140     3.08%  $   286,984  $   11,091     3.86%
   Interest bearing deposits with banks..................       21,947          654     2.98        18,738         694     3.70
   Trading account securities............................       32,707        1,453     4.44        23,852       1,493     6.26
   Securities available for sale.........................    1,146,264       53,201     4.64       126,820      10,782     8.50
   Securities held to maturity:
      U.S. Government and Federal agencies...............    2,898,475      189,804     6.55     3,781,887     276,438     7.31
      States and political subdivisions..................      403,104       42,818    10.62       498,239      51,517    10.34
      Other securities...................................      947,664       53,904     5.69       486,057      31,931     6.57
- --------------------------------------------------------------------------------------------------------------------------------
         Total securities held to maturity                   4,249,243      286,526     6.74     4,766,183     359,886     7.55
- --------------------------------------------------------------------------------------------------------------------------------
   Loans:
      Commercial.........................................    5,008,156      352,809     7.04     5,249,882     381,149     7.26
      Residential mortgage...............................    2,083,469      162,911     7.82     2,025,927     178,442     8.81
      Commercial mortgage................................    2,338,359      189,678     8.11     2,265,640     199,290     8.80
      Consumer...........................................    2,459,481      203,511     8.27     2,502,425     221,889     8.87
- --------------------------------------------------------------------------------------------------------------------------------
         Total loans                                        11,889,465      908,909     7.64    12,043,874     980,770     8.14
- --------------------------------------------------------------------------------------------------------------------------------
         Total interest earning assets                      17,571,477    1,257,883     7.16    17,266,451   1,364,716     7.90
- --------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets:
   Cash and due from banks...............................    1,073,457                             974,590
   Allowance for loan losses.............................     (359,501)                           (401,586)
   Other assets..........................................      830,161                             858,196
- --------------------------------------------------------------------------------------------------------------------------------
         Total non-interest earning assets                   1,544,117                           1,431,200
- --------------------------------------------------------------------------------------------------------------------------------
Total Assets                                               $19,115,594                         $18,697,651
================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits......................................  $ 7,997,446      184,423     2.31   $ 7,246,271     226,689     3.13
   Time deposits.........................................    4,758,318      199,954     4.20     5,417,598     282,053     5.21
   Commercial certificates of deposit $100,000 and over..      324,487        9,384     2.89       517,002      20,220     3.91
- --------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing deposits                    13,080,251      393,761     3.01    13,180,871     528,962     4.01
- --------------------------------------------------------------------------------------------------------------------------------
   Commercial paper......................................       58,920        1,737     2.95        94,297       3,408     3.61
   Other borrowed funds..................................      922,757       32,738     3.55     1,027,048      38,317     3.73
   Long-term debt........................................      370,579       28,561     7.71       248,648      24,070     9.68
- --------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing liabilities                 14,432,507      456,797     3.17    14,550,864     594,757     4.09
- --------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
   Demand deposits.......................................    3,025,331                           2,680,143
   Other liabilities.....................................      244,233                             209,076
- --------------------------------------------------------------------------------------------------------------------------------
         Total non-interest bearing liabilities              3,269,564                           2,889,219
- --------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                         1,413,523                           1,257,568
- --------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                 $19,115,594                         $18,697,651
================================================================================================================================
Net Interest Income (tax-equivalent basis)...............                   801,086     3.99%                  769,959     3.81%
Tax-equivalent basis adjustment..........................                   (21,225)                           (23,212)
- --------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                      $  779,861                         $  746,747
================================================================================================================================
Net Interest Income as a Percent of Interest
   Earning Assets (tax-equivalent basis)                                                4.56%                              4.46%
================================================================================================================================

                                                                            1991                                1990
- ---------------------------------------------------------------------------------------------------------------------------------
Tax-equivalent basis, dollars in thousands                   Average                  Average    Average                  Average
Not covered by independent auditors' report                  Balance      Interest     Rate      Balance      Interest     Rate
=================================================================================================================================
ASSETS
Interest earning assets:
   Federal funds sold and securities purchased
      under agreements to resell.........................  $   526,920   $   31,520     5.98%  $   495,460   $   40,330     8.14%
   Interest bearing deposits with banks..................       34,672        2,283     6.58        65,521        5,726     8.74
   Trading account securities............................       14,534        1,332     9.16         6,707          503     7.50
   Securities available for sale.........................       35,199        3,509     9.97            --           --       --
   Securities held to maturity:
      U.S. Government and Federal agencies...............    3,067,704      268,498     8.75     2,420,977      220,505     9.11
      States and political subdivisions..................      581,612       61,509    10.58       685,027       73,115    10.67
      Other securities...................................      701,100       60,054     8.57     1,116,502       96,586     8.65
- ---------------------------------------------------------------------------------------------------------------------------------
         Total securities held to maturity                   4,350,416      390,061     8.97     4,222,506      390,206     9.24
- ---------------------------------------------------------------------------------------------------------------------------------
   Loans:
      Commercial.........................................    5,542,688      494,939     8.93     5,825,495      605,368    10.39
      Residential mortgage...............................    2,098,910      204,052     9.72     2,067,255      209,834    10.15
      Commercial mortgage................................    2,055,116      203,657     9.91     1,990,410      209,012    10.50
      Consumer...........................................    2,477,436      258,979    10.45     2,372,501      278,030    11.72
- ---------------------------------------------------------------------------------------------------------------------------------
         Total loans                                        12,174,150    1,161,627     9.54    12,255,661    1,302,244    10.63
- ---------------------------------------------------------------------------------------------------------------------------------
         Total interest earning assets                      17,135,891    1,590,332     9.28    17,045,855    1,739,009    10.20
- ---------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets:
   Cash and due from banks...............................      865,695                             832,947
   Allowance for loan losses.............................     (397,222)                           (228,099)
   Other assets..........................................      840,004                             626,612
- ---------------------------------------------------------------------------------------------------------------------------------
         Total non-interest earning assets                   1,308,477                           1,231,460
- ---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                               $18,444,368                         $18,277,315
=================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits......................................  $ 6,033,970      300,027     4.97   $ 5,431,634      302,292     5.57
   Time deposits.........................................    5,785,073      399,413     6.90     5,336,049      423,977     7.95
   Commercial certificates of deposit $100,000 and over..    1,000,019       61,405     6.14     1,249,622      100,021     8.00
- ---------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing deposits                    12,819,062      760,845     5.94    12,017,305      826,290     6.88
- ---------------------------------------------------------------------------------------------------------------------------------
   Commercial paper......................................      167,396       10,216     6.10       234,069       18,975     8.11
   Other borrowed funds..................................    1,417,166       82,228     5.80     1,930,136      155,152     8.04
   Long-term debt........................................      303,596       29,316     9.66       369,040       35,220     9.54
- ---------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing liabilities                 14,707,220      882,605     6.00    14,550,550    1,035,637     7.12
- ---------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
   Demand deposits.......................................    2,347,701                           2,296,191
   Other liabilities.....................................      227,656                             182,237
- ---------------------------------------------------------------------------------------------------------------------------------
         Total non-interest bearing liabilities              2,575,357                           2,478,428
- ---------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                         1,161,791                           1,248,337
- ---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                 $18,444,368                         $18,277,315
=================================================================================================================================
Net Interest Income (tax-equivalent basis)...............                   707,727     3.28%                   703,372     3.08%
Tax-equivalent basis adjustment..........................                   (27,939)                            (34,214)
- ---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                      $  679,788                          $  669,158
=================================================================================================================================
Net Interest Income as a Percent of Interest
   Earning Assets (tax-equivalent basis)                                                4.13%                               4.13%
=================================================================================================================================

                        Summit Bancorp and Subsidiaries
                      COMBINED CONSOLIDATED BALANCE SHEETS

                                                                                          December 31,
                                                                                    ------------------------
(Dollars in thousands)                                                                     1995         1994
===============================================================================================  ===========
ASSETS
Cash and cash equivalents:
   Cash and due from banks (Note 3)...............................................  $ 1,337,718  $ 1,187,086
   Federal funds sold and securities purchased under agreements to resell.........      161,650       53,070
- -----------------------------------------------------------------------------------------------  -----------
         Total cash and cash equivalents                                              1,499,368    1,240,156
- -----------------------------------------------------------------------------------------------  -----------
Interest bearing deposits with banks..............................................       18,329       18,822
Trading account securities........................................................       28,637       34,870
Securities available for sale (Notes 4 and 12)....................................    2,408,065    1,122,264
Securities held to maturity (Notes 5 and 12) (Market value of
   $3,040,826 in 1995 and $4,571,593 in 1994).....................................    3,047,080    4,800,987
Loans (Notes 6, 7, 12, and 23)....................................................   14,019,574   13,105,179
   Less: Allowance for loan losses (Note 8).......................................      279,034      305,330
- -----------------------------------------------------------------------------------------------  -----------
         Net loans                                                                   13,740,540   12,799,849
- -----------------------------------------------------------------------------------------------  -----------
Premises and equipment (Note 9)...................................................      206,691      212,939
Assets held for accelerated disposition...........................................       16,650       90,888
Accrued interest receivable.......................................................      132,441      119,526
Other real estate owned, net (Note 10)............................................       24,295       47,279
Due from customers on acceptances.................................................       26,740       21,159
Other assets (Notes 1 and 18).....................................................      388,099      386,076
- -----------------------------------------------------------------------------------------------  -----------
Total Assets                                                                        $21,536,935  $20,894,815
===============================================================================================  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Non-interest bearing demand deposits...........................................  $ 3,873,801  $ 3,728,313
   Interest bearing deposits:
      Savings and time deposits...................................................   13,373,864   12,734,662
      Commercial certificates of deposit $100,000 and over........................      707,438      514,134
- -----------------------------------------------------------------------------------------------  -----------
         Total deposits                                                              17,955,103   16,977,109
- -----------------------------------------------------------------------------------------------  -----------
Other borrowed funds (Note 11)....................................................    1,042,556    1,563,039
Long-term debt (Note 12)..........................................................      424,862      544,936
Accrued interest payable..........................................................       45,567       34,941
Bank acceptances outstanding......................................................       26,740       21,159
Accrued expenses and other liabilities (Notes 15 and 18)..........................      239,791      219,914
- -----------------------------------------------------------------------------------------------  -----------
         Total liabilities                                                           19,734,619   19,361,098
- -----------------------------------------------------------------------------------------------  -----------
Commitments and contingent liabilities (Notes 19, 20, and 21)
Shareholders' equity (Notes 12, 13, 15, and 16):
   Preferred stock: Authorized 4,000,000 shares without par value:
      Series B: Authorized 1,200,000 shares; issued and outstanding 600,166 in
         1995 and 1994, adjustable-rate cumulative, $50 stated value..............       30,008       30,008
      Series C: Authorized, issued, and outstanding 504,481 in
         1995 and 800,000 in 1994, adjustable-rate cumulative, $25 stated value...       12,612       20,000
   Common stock par value $1.20:
      Authorized 130,000,000 shares; issued and outstanding 88,471,028 in
         1995 and 85,003,952 in 1994..............................................      106,165      102,005
   Surplus........................................................................      826,788      730,131
   Retained earnings..............................................................      821,579      676,281
   Net unrealized gain (loss) on securities, net of tax...........................        5,164      (24,708)
- -----------------------------------------------------------------------------------------------  -----------
         Total shareholders' equity                                                   1,802,316    1,533,717
- -----------------------------------------------------------------------------------------------  -----------
Total Liabilities and Shareholders' Equity                                          $21,536,935  $20,894,815
===============================================================================================  ===========

See accompanying Notes to Combined Consolidated Financial Statements.

                        Summit Bancorp and Subsidiaries
                   COMBINED CONSOLIDATED STATEMENTS OF INCOME

                                                                                            Year Ended December 31,
                                                                                      -----------------------------------
(Dollars in thousands, except per share data)                                               1995        1994         1993
================================================================================================  ==========   ==========
INTEREST INCOME
Interest and fees on loans (Note 7).................................................  $1,132,584  $  951,029   $  903,686
Interest on securities held to maturity (Note 5):
   Taxable..........................................................................     268,183     240,037      243,210
   Tax-exempt.......................................................................      21,127      25,328       28,504
Interest on securities available for sale (Note 4)..................................      63,973      81,187       52,099
Interest on Federal funds sold and securities purchased under agreements to resell..       7,122       3,843        7,140
Interest on trading account securities..............................................       1,981         747        1,365
Interest on deposits with banks.....................................................         647         629          654
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Total interest income                                                            1,495,617   1,302,800    1,236,658
- ------------------------------------------------------------------------------------------------  ----------   ----------
INTEREST EXPENSE
Interest on savings and time deposits...............................................     478,643     349,989      384,377
Interest on commercial certificates of deposit $100,000 and over....................      36,090      18,858        9,384
Interest on borrowed funds (Notes 11 and 12)........................................     111,643     107,126       63,036
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Total interest expense                                                             626,376     475,973      456,797
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Net interest income...........................................................     869,241     826,827      779,861
Provision for loan losses (Note 8)..................................................      71,850      91,995      112,885
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Net interest income after provision for loan losses                                797,391     734,832      666,976
- ------------------------------------------------------------------------------------------------  ----------   ----------
NON-INTEREST INCOME
Service charges on deposit accounts.................................................      88,083      82,997       77,410
Service and loan fee income.........................................................      35,562      37,013       31,089
Trust income........................................................................      35,418      33,667       32,977
Securities gains (Notes 4 and 5)....................................................       8,606       2,232        9,579
Trading account gains...............................................................       1,295         847        2,215
Other...............................................................................      55,225      53,310       59,532
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Total non-interest income                                                          224,189     210,066      212,802
- ------------------------------------------------------------------------------------------------  ----------   ----------
NON-INTEREST EXPENSES
Salaries............................................................................     256,835     250,207      252,600
Pension and other employee benefits (Note 15).......................................      79,715      72,605       76,195
Occupancy, net (Notes 9 and 19).....................................................      70,297      69,617       67,106
Furniture and equipment (Notes 9 and 19)............................................      61,104      58,561       54,519
FDIC assessment.....................................................................      21,600      37,983       39,731
Advertising and public relations....................................................      16,135      15,604       14,960
Other real estate owned expenses (Note 10)..........................................       8,093      21,340       47,774
Restructuring charge................................................................          --      13,565       21,500
Loss on sale of assets..............................................................          --      35,390           --
Other (Note 17).....................................................................     128,582     124,793      132,445
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Total non-interest expenses                                                        642,361     699,665      706,830
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Income before income taxes....................................................     379,219     245,233      172,948
Federal and state income taxes (Note 18)............................................     136,349      88,952       48,925
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Income before cumulative effect of a change in accounting principle...........     242,870     156,281      124,023
Cumulative effect of a change in accounting principle (Notes 15 and 18).............          --      (1,731)       9,119
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Net Income                                                                      $  242,870  $  154,550   $  133,142
================================================================================================  ==========   ==========
Net Income Per Common Share:
      Income before cumulative effect of a change in accounting principle...........  $     2.77  $     1.82   $     1.46
Cumulative effect of a change in accounting principle (Notes 15 and 18).............          --        (.02)         .11
- ------------------------------------------------------------------------------------------------  ----------   ----------
      Net Income Per Common Share                                                     $     2.77  $     1.80   $     1.57
================================================================================================  ==========   ==========
Average Common Shares Outstanding (in thousands)                                          86,674      84,381       82,712
================================================================================================  ==========   ==========

See accompanying Notes to Combined Consolidated Financial Statements.

                        Summit Bancorp and Subsidiaries
                 COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    Year Ended December 31,
                                                                                                --------------------------------
(Dollars in thousands)                                                                          1995          1994          1993
====================================================================================================   ===========   ===========
OPERATING ACTIVITIES
Net income..............................................................................  $  242,870   $   154,550   $   133,142
Adjustments to reconcile net income to net cash provided by operating activities:
   Provisions for loan losses and other real estate owned...............................      77,736       102,568       144,947
   Depreciation, amortization, and accretion, net.......................................      44,075        44,168        33,616
   Restructuring charge.................................................................          --        13,565        21,500
   Deferred income tax (benefit)........................................................      22,486        23,244        (6,764)
   Gains on sales of trading account securities and securities available for sale.......      (9,901)       (3,079)      (11,794)
   Gains on sales of mortgages held for sale............................................      (4,806)       (2,759)      (11,678)
   Gains on sales of other real estate owned............................................      (3,528)       (1,457)       (1,716)
   Proceeds from sales of other real estate owned.......................................      24,534        44,927        62,012
   Proceeds from sales of mortgages held for sale.......................................     129,650       450,554       565,377
   Originations of mortgages held for sale..............................................    (160,290)     (373,552)     (653,701)
   Net decrease (increase) in trading account securities................................       7,528        (2,536)       (4,578)
   Decrease (increase) in accrued interest receivable and other assets..................       2,829      (184,906)      (37,593)
   Increase in accrued interest payable, accrued expenses, and other liabilities........      35,850        26,761        24,721
- ----------------------------------------------------------------------------------------------------   -----------   -----------
      Net cash provided by operating activities                                              409,033       292,048       257,491
- ----------------------------------------------------------------------------------------------------   -----------   -----------
INVESTING ACTIVITIES
Proceeds from maturities of securities held to maturity.................................     924,202     1,375,252     2,069,332
Purchases of securities held to maturity................................................    (565,122)   (2,134,258)   (2,560,132)
Purchases of securities available for sale..............................................    (447,840)     (678,847)     (897,489)
Proceeds from maturities of securities available for sale...............................     203,609       800,271       529,280
Proceeds from sales of securities available for sale....................................     401,104       111,023       596,659
Net decrease in interest bearing deposits with banks....................................         493        12,958        22,857
Proceeds from sales of loans............................................................          --        35,334       201,786
Net increase in loans...................................................................    (976,711)   (1,434,533)     (188,946)
Purchases of premises and equipment, net................................................     (22,856)      (28,974)      (26,759)
- ----------------------------------------------------------------------------------------------------   -----------   -----------
      Net cash used in investing activities                                                 (483,121)   (1,941,774)     (253,412)
- ----------------------------------------------------------------------------------------------------   -----------   -----------
FINANCING ACTIVITIES
Net (decrease) increase in demand and savings deposits..................................     (67,549)      245,211       600,994
Net increase (decrease) in time deposits................................................   1,045,543       567,672      (898,857)
Net (decrease) increase in short-term borrowings........................................    (520,483)      770,010       (10,119)
Principal payments on long-term debt, net...............................................    (196,499)     (398,004)     (651,649)
Proceeds from issuance of debt, net of related expenses.................................      76,425       475,439       754,388
Dividends paid..........................................................................     (94,784)      (74,042)      (56,284)
Proceeds from issuance of common stock in connection with the purchase
   acquisition of Bancorp New Jersey, Inc...............................................      68,186            --            --
Proceeds from issuance of common stock under dividend reinvestment and
   other stock plans....................................................................      32,631        24,962        22,223
Repurchase of preferred stock...........................................................      (5,984)           --            --
Other, net..............................................................................      (4,186)         (714)       (2,490)
- ----------------------------------------------------------------------------------------------------   -----------   -----------
      Net cash provided by (used in) financing activities                                    333,300     1,610,534      (241,794)
- ----------------------------------------------------------------------------------------------------   -----------   -----------
Increase (decrease) in cash and cash equivalents........................................     259,212       (39,192)     (237,715)
Cash and cash equivalents at beginning of year..........................................   1,240,156     1,279,348     1,517,063
- ----------------------------------------------------------------------------------------------------   -----------   -----------
Cash and cash equivalents at end of year                                                  $1,499,368   $ 1,240,156   $ 1,279,348
====================================================================================================   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
   Interest payments....................................................................  $  615,750   $   469,079   $   474,061
   Income tax payments..................................................................     100,386        73,191        55,571
Noncash investing activities:
   Loans made in conjunction with the sale of other real estate owned...................       2,292         9,891        17,112
   Net transfer of securities held to maturity to (from) securities available for sale..   1,397,526      (573,715)      961,541
   Net transfer of loans to other real estate owned.....................................      29,963        47,628        79,590
   Net transfer of assets to assets held for accelerated disposition....................         965        90,888            --
   Securitization of mortgage loans.....................................................          --        35,233       116,777
====================================================================================================   ===========   ===========

See accompanying Notes to Combined Consolidated Financial Statements.

                        Summit Bancorp and Subsidiaries
            COMBINED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                  Net          Total
                                               Preferred     Common             Retained   Unrealized   Shareholders'
(Dollars in thousands)                             Stock      Stock   Surplus   Earnings   Gain (Loss)        Equity
========================================================   ========  ========   ========   ==========   ============
Balance, December 31, 1992...................    $50,008   $ 98,448  $685,760   $522,788     $   (260)    $1,356,744
   Net income, 1993..........................         --         --        --    133,142           --        133,142
   Cash dividends declared:
      Preferred stock - Series B.............         --         --        --     (1,801)          --         (1,801)
      Preferred stock - Series C.............         --         --        --     (1,200)          --         (1,200)
      Common stock...........................         --         --        --    (56,581)          --        (56,581)
   Common stock issued:
      Dividend reinvestment and other
         stock plans (785,128 shares)........         --        942    15,414         --           --         16,356
      Exercise of stock options, net
         (425,760 shares)....................         --        511     5,356         --           --          5,867
   Change in valuation allowance for
      marketable equity securities...........         --         --        --         --        4,000          4,000
- --------------------------------------------------------   --------  --------   --------     --------     ----------
Balance, December 31, 1993                        50,008     99,901   706,530    596,348        3,740      1,456,527
- --------------------------------------------------------   --------  --------   --------     --------     ----------
   Net unrealized gain (loss) on
      securities upon adoption of a change
      in accounting principle, net of tax....         --         --        --         --        9,355          9,355
   Adjustment for the pooling of companies
      with different fiscal year ends........         --         --       343        474           --            817
   Net income, 1994..........................         --         --        --    154,550           --        154,550
   Cash dividends declared:
      Preferred stock - Series B.............         --         --        --     (1,835)          --         (1,835)
      Preferred stock - Series C.............         --         --        --     (1,200)          --         (1,200)
      Common stock...........................         --         --        --    (74,451)          --        (74,451)
   Common stock issued:
      In connection with pooling
         acquisition of Lancaster Financial
         Ltd., Inc. (450,000 shares).........         --        540      (140)     2,395           --          2,795
      Dividend reinvestment and other
         stock plans (647,661 shares)........         --        777    14,690         --           --         15,467
      Exercise of stock options, net
         (655,374 shares)....................         --        787     8,708         --           --          9,495
   Change in unrealized gain (loss) on
      securities, net of tax.................         --         --        --         --      (37,803)       (37,803)
- --------------------------------------------------------   --------  --------   --------     --------     ----------
Balance, December 31, 1994                        50,008    102,005   730,131    676,281      (24,708)     1,533,717
- --------------------------------------------------------   --------  --------   --------     --------     ----------
   Net income, 1995..........................         --         --        --    242,870           --        242,870
   Cash dividends declared:
      Preferred stock - Series B.............         --         --        --     (1,832)          --         (1,832)
      Preferred stock - Series C.............         --         --        --       (868)          --           (868)
      Common stock...........................         --         --        --    (96,276)          --        (96,276)
   Common stock issued:
      In connection with purchase
         acquisition of Bancorp New Jersey,
         Inc. (1,948,153 shares).............         --      2,338    65,848         --           --         68,186
      Dividend reinvestment and other
         stock plans (894,061 shares)........         --      1,073    24,684         --           --         25,757
      Exercise of stock options, net
         (624,862 shares)....................         --        749     6,125         --           --          6,874
   Preferred stock:
      Redemption of Series C
         preferred stock.....................     (7,388)        --        --      1,404           --         (5,984)
   Change in unrealized gain (loss) on
      securities, net of tax.................         --         --        --         --       29,872         29,872
- --------------------------------------------------------   --------  --------   --------     --------     ----------
Balance, December 31, 1995                       $42,620   $106,165  $826,788   $821,579     $  5,164     $1,802,316
========================================================   ========  ========   ========     ========     ==========

See accompanying Notes to Combined Consolidated Financial Statements.

                        Summit Bancorp and Subsidiaries
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Combined Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and prevailing industry practices. These statements give retroactive effect to the merger of UJB Financial Corp. and The Summit Bancorporation to form Summit Bancorp. This transaction has been accounted for as a pooling of interests; therefore, the Combined Consolidated Financial Statements are presented as if UJB Financial and Summit were always one company. These statements are presented as supplemental information to the audited historical Consolidated Financial Statements of UJB Financial included on pages 54 through 69.

The following is a description of significant accounting policies used in preparing the Combined Consolidated Financial Statements.

BUSINESS:

Summit Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956. Through its bank and active non-bank subsidiaries, a full range of banking services and certain non-banking services are provided to individual and corporate customers in a competitive environment. Summit Bancorp is regulated by various Federal and state agencies and is subject to periodic examinations by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION:

The accompanying Combined Consolidated Financial Statements include the accounts of Summit Bancorp and its subsidiaries after elimination of all significant intercompany accounts and transactions. Prior period financial statements have been restated to include the accounts and results of operations for acquisitions accounted for as pooling-of-interests combinations, unless immaterial. For acquisitions using the purchase method of accounting, results of operations are included from the dates of acquisition. The assets and liabilities of companies acquired under the purchase method of accounting have been adjusted to estimated fair values at the date of acquisition; the resulting net discount or premium is being accreted or amortized into income over the estimated remaining lives of the related assets and liabilities.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

CASH FLOW REPORTING:

The Combined Consolidated Statements of Cash Flows are presented using the indirect method. Cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold, and securities purchased under agreements to resell. Generally, Federal funds are sold for one-day periods and securities purchased under agreements to resell are short-term, highly liquid assets.

SECURITIES:

Effective January 1, 1994, Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was adopted. SFAS No. 115 requires the classification of securities into one of three categories: trading account securities, securities held to maturity, and securities available for sale.

Securities that are purchased specifically for short-term appreciation with the intent of selling in the near future are classified as trading account securities. Trading account securities are carried at market value with realized and unrealized gains and losses reported in non-interest income as trading account gains.

Debt securities purchased with the intent and ability to hold until maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts.

All other securities, including equity securities, are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates or prepayment risk, for asset/liability management purposes, or other similar factors. These securities are carried at fair value with unrealized gains and losses, including the effect of hedges, reported as a separate component of shareholders' equity on a net-of-tax basis. Realized gains and losses, which are generally computed by the specific identification method, are reported in non-interest income as securities gains.

Transfers of securities between categories are recorded at fair value, including the effect of hedges, as of the transfer date, with the accounting treatment of unrealized gains or losses determined by the category into which the security is transferred.

LOANS:

Loans are generally carried at the principal amount outstanding, net of unearned discounts and deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest and fees on loans as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized over the estimated life of the loan as an adjustment to the yield. Other loan fees are recognized as earned and are reported in non-interest income.

Residential mortgage loans which are serviced for others are not included in the Combined Consolidated Financial Statements. Fees earned for servicing loans are reported as non-interest income when the related loan payments are collected. Loan servicing costs are charged to non-interest expense as incurred.

Effective January 1, 1996, SFAS No. 122, "Accounting for Mortgage Servicing Rights," was adopted on a prospective basis. This Statement requires capitalization of the rights to service mortgage loans for others, whether those rights are acquired through purchase or origination. All capitalized mortgage servicing rights, both originated and purchased, will be evaluated for impairment on a quarterly basis with any adjustments recognized through a valuation allowance.

NON-PERFORMING LOANS:

Non-performing loans consist primarily of commercial and industrial, construction and development, and commercial mortgage loans for which the accrual of interest has been discontinued (non-accrual loans). These loans are classified as non-accrual when they are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility.

At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest received on non-accrual loans is generally credited to interest income for the current period. However, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions. If principal and interest payments are brought contractually current and future collectibility is reasonably assured, loans are returned to accrual status.

On January 1, 1995, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," was adopted. Summit Bancorp has chosen to maintain existing income recognition policies with respect to non-accrual loans. Generally, interest accruals on residential mortgage loans cease at 90 or 180 days, depending on lien priority. Past due residential mortgage loans are monitored and charged off when considered uncollectible; consumer loans are charged off when they are 120 days past due.

SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," was adopted prospectively on January 1, 1995. This Statement defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impaired loan portfolio. Summit Bancorp has defined the population of impaired loans to be all non-accrual loans. The impaired loan portfolio is primarily collateral dependent, as defined by SFAS No. 114. Impaired loans greater than $250,000 are individually assessed to determine that each loan's carrying value is not in excess of the fair value of the related collateral or the present value of the expected future cash flows. Upon adoption of SFAS No. 114, certain loans which had been considered in-substance foreclosed and previously classified as OREO have been reclassified as non-performing loans. Prior period balances have not been restated as the amounts are considered immaterial.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is a valuation reserve available for losses incurred or expected on extensions of credit. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources including commitments to extend credit, guarantees, and standby letters of credit. Additions are made to the allowance through periodic provisions which are charged to earnings. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans and commitments to extend credit. The impact of economic conditions on the creditworthiness of the borrowers is given consideration, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risk inherent in the loan portfolio. These and other factors are used in assessing the overall adequacy of the allowance for loan losses and the resulting provision for loan losses.

PREMISES AND EQUIPMENT:

Premises, furniture, and equipment are stated at cost, less accumulated depreciation and amortization. The provisions for depreciation and amortization are computed using the straight-line method. Premises, furniture, and equipment are depreciated over the estimated useful life of the assets or terms of the leases, as applicable. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment. Maintenance and repairs are charged to expense as incurred, while renewals and major improvements are capitalized. Upon disposition, premises and major items of furniture and equipment are removed from the property accounts at their carrying amount with the resulting gain or loss included in other non-interest income.

ASSETS HELD FOR ACCELERATED DISPOSITION:

In December 1994 certain commercial accruing and non-accruing loans and OREO properties were identified for sale under an accelerated disposition program. These assets were transferred to a separate account in other assets and are carried at their estimated net realizable value.

OTHER REAL ESTATE OWNED (OREO):

OREO is carried at the lower of cost or fair value less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. An allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated cost to sell. Operating results of OREO, including rental income, operating expenses, and gains and losses realized from the sale of properties owned, are also recorded in OREO expense.

INTANGIBLE ASSETS:

Intangible assets, primarily goodwill and core deposit intangibles, are included in other assets. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions and amounted to $100,139,000 and $41,216,000 at December 31, 1995 and 1994, respectively. Goodwill is amortized on a straight-line method over the estimated periods to be benefited, ranging from ten to forty years, and included in non-interest expense.

Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions. Core deposit intangibles and other identifiable intangibles amounted to $19,537,000 and $16,331,000 at December 31, 1995 and 1994, respectively, and are amortized on an accelerated basis over their estimated periods of benefit, ranging from five to ten years, and included in non-interest expense. Other identifiable intangibles consist primarily of purchased mortgage servicing rights which represent the intangible value of purchased rights to service mortgage loans.

FINANCIAL INSTRUMENTS:

Derivative financial instruments, primarily interest rate swaps, are one of the tools used to manage interest rate risk. The net periodic interest payments or receipts arising from these instruments are recognized on an accrual basis in interest income or interest expense as yield adjustments to the hedged assets or liabilities. Gains or losses on the termination of interest rate swaps are deferred and amortized in interest income or interest expense as an adjustment to the yield of the hedged asset or liability over the shorter of the remaining life of the hedged item or the remaining contract period.

RETIREMENT PLANS:

Summit Bancorp and its subsidiaries have several formal non-contributory retirement plans which cover substantially all employees. Annual contributions are made to the plans in amounts at least equal to the minimum regulatory requirements and no greater than the maximum amount that can be deducted for Federal income tax purposes. The costs associated with these benefits are accrued based on actuarial assumptions and included in non-interest expenses.

INCOME TAXES:

The amount provided for income taxes is based on income reported for combined consolidated financial statement purposes, after elimination of Federal tax-exempt income which is derived primarily from securities of states and political subdivisions and certain commercial and mortgage loans.

On January 1, 1993, SFAS No. 109, "Accounting for Income Taxes," was adopted by UJB Financial on a prospective basis. SFAS No. 109 was adopted prospectively by Summit on January 1, 1992. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities, as well as for operating losses and tax credit carryforwards. The effect on deferred taxes of a change in the tax rate is recognized in the period of the enactment date. The cumulative effect at January 1, 1993, of this change in the method of accounting for income taxes has been included in the Combined Consolidated Statements of Income for the year ended December 31, 1993.

Summit Bancorp and its subsidiaries file consolidated Federal income tax returns with the amount of income tax expense or benefit computed and allocated on a separate return basis.

INCOME PER SHARE:

Income per common share is calculated by dividing net income, less the dividends on the adjustable-rate cumulative preferred stocks, by the average daily number of common shares outstanding during the period. Common stock equivalents are not included in the calculation as they have no material dilutive effect.

NOTE 2 ACQUISITIONS

In September 1995 UJB Financial and The Summit Bancorporation (Summit) announced a definitive agreement to merge in a stock-for-stock exchange to form Summit Bancorp. The transaction, accounted for as a pooling of interests, was consummated on March 1, 1996, in an exchange of .90 shares of UJB Financial common stock for each share of Summit common stock. There were 34,078,905 shares of UJB Financial common stock issued for 37,865,450 shares of Summit common stock. At December 31, 1995, Summit had total assets of $5,654,110,000.

Combined Condensed Consolidated Results of Operations, which are based upon the audited consolidated financial statements of UJB Financial and Summit for the three years ended December 31, 1995, were as follows:

(In thousands, except per share)                   1995        1994         1993
=======================================================    ========     ========
Net interest income:
  UJB Financial..............................  $650,767    $616,104     $575,908
  Summit.....................................   218,474     210,723      203,953
- -------------------------------------------------------    --------     --------
   Combined                                    $869,241    $826,827     $779,861
=======================================================    ========     ========
Net income:
  UJB Financial..............................  $170,367    $130,150     $ 82,418
  Summit.....................................    72,503      24,400       50,724
- -------------------------------------------------------    --------     --------
   Combined                                    $242,870    $154,550     $133,142
=======================================================    ========     ========
Net income per share:
  UJB Financial..............................  $   2.99    $   2.35     $   1.50
  Summit.....................................      2.12         .70         1.54
  Combined...................................      2.77        1.80         1.57
=======================================================    ========     ========

The Combined Consolidated Results of Operations are not necessarily indicative of the results that would have occurred had the acquisition been consummated in the past or which may be attained in the future.

In August 1995 UJB Financial signed a definitive merger agreement to acquire Flemington National Bank and Trust Company. The transaction was consummated on February 23, 1996, in an exchange of 1.3816 shares of UJB Financial common stock for each share of Flemington common stock. There were 1,324,000 shares of UJB Financial common stock issued for 958,476 shares of Flemington common stock. At December 31, 1995, Flemington had total assets of $285,875,000. This transaction was accounted for under the pooling-of-interests method.

In July 1995 Summit signed a definitive merger agreement with Garden State Bancshares, Inc. This transaction was consummated on January 16, 1996, in an exchange of 1.08 shares of Summit common stock for each share of Garden State common stock. There were 3,365,834 shares of Summit common stock issued for 3,116,513 shares of Garden State common stock. At December 31, 1995, Garden State had total assets of $311,796,000. This transaction was accounted for under the pooling-of-interests method.

However, because these acquisitions were considered immaterial to Summit Bancorp, the Garden State and Flemington transactions will be recorded as adjustments to beginning shareholders' equity at January 1, 1996 without restating the Combined Consolidated Financial Statements for 1995 and prior years.

In January 1995 UJB Financial entered into a definitive merger agreement to acquire Bancorp New Jersey, Inc. for a combination of cash and stock. The transaction, accounted for under the purchase method, was consummated on July 11, 1995. Bancorp New Jersey had total assets of $504,528,000, loans of $290,444,000 and deposits of $449,971,000. Results of operations are included from the acquisition date. The acquisition of Bancorp New Jersey resulted in goodwill of $63,764,000 which is being amortized over 20 years on a straight-line basis.

The pro forma results of operations for the period January 1, 1995 to July 11, 1995 and for the year ended December 31, 1994, assuming Bancorp New Jersey had been acquired as of January 1, 1994, would not have been significantly different from those presented in the Combined Consolidated Statements of Income.

During the year ended December 31, 1994, UJB Financial completed two acquisitions. In July 1994 VSB Bancorp, Inc., with assets of $381,100,000, was acquired and accounted for as a pooling of interests. In September 1994 Palisade Savings Bank, FSB, with assets of $324,237,000, was acquired and accounted for under the purchase method.

During the year ended December 31, 1994, Summit completed two acquisitions. In September 1994 Summit acquired Crestmont Financial Corp., with assets of $859,402,000, and Lancaster Financial Ltd., Inc., with assets of $16,104,000. Both transactions were accounted for under the pooling-of-interests method.

NOTE 3 RESTRICTIONS ON CASH AND DUE FROM BANKS

Certain subsidiary banks are required to maintain reserve balances with a Federal Reserve Bank based principally upon deposits. These reserve balances averaged $486,373,000 in 1995 and $484,979,000 in 1994.

NOTE 4 SECURITIES AVAILABLE FOR SALE

The following is a comparative summary of securities available for sale at December 31:

                                                   Gross       Gross
                                   Amortized  Unrealized  Unrealized      Market
(In thousands)                          Cost       Gains      Losses       Value
============================================  ==========  ==========  ==========
1995
U.S. Government
  and Federal agencies..........  $1,904,017     $14,238     $15,996  $1,902,259
Other securities:
  Mortgage-backed...............     348,939       2,079       2,285     348,733
  Other debt....................      41,497       2,042          87      43,452
  Equities, net.................     102,269      11,531         179     113,621
- --------------------------------------------     -------     -------  ----------
   Total other                       492,705      15,652       2,551     505,806
- --------------------------------------------     -------     -------  ----------
                                  $2,396,722     $29,890     $18,547  $2,408,065
============================================     =======     =======  ==========
1994
U.S. Government
  and Federal agencies..........  $  869,490     $ 1,200     $49,260  $  821,430
Other securities:
  Mortgage-backed...............     216,910           -      11,301     205,609
  Equities, net.................      75,063      21,969       1,807      95,225
- --------------------------------------------     -------     -------  ----------
   Total other                       291,973      21,969      13,108     300,834
- --------------------------------------------     -------     -------  ----------
                                  $1,161,463     $23,169     $62,368  $1,122,264
============================================     =======     =======  ==========

The amortized cost and market value of securities available for sale at December 31, 1995, are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have principal prepayment provisions are distributed to a maturity category based on their estimated average life. These prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.

The following is a summary of the expected maturity distribution at December 31, 1995:

                                                        Amortized         Market
(In thousands)                                               Cost          Value
=================================================================     ==========
Due in one year or less..............................  $  143,269     $  144,005
Due after one year through five years................   1,512,920      1,516,409
Due after five years through ten years...............     375,816        374,199
Due after ten years..................................     262,448        259,831
Marketable equity securities, net....................     102,269        113,621
- -----------------------------------------------------------------     ----------
                                                       $2,396,722     $2,408,065
=================================================================     ==========

Gains and losses were realized on sales of securities available for sale as follows:

(In thousands)                                        1995       1994       1993
==========================================================     ======    =======
Gains...........................................  $ 23,892     $2,693    $11,956
Losses..........................................   (15,994)      (834)    (2,923)
- ----------------------------------------------------------     ------    -------
  Net gains                                       $  7,898     $1,859    $ 9,033
==========================================================     ======    =======

Interest and dividend income on securities available for sale was as follows:

(In thousands)                                        1995       1994       1993
==========================================================    =======    =======
U.S. Government and Federal
  agencies.......................................  $48,693    $55,488    $31,742
States and political subdivisions................      402          -          -
Other securities.................................   14,878     25,699     20,357
- ----------------------------------------------------------    -------    -------
                                                   $63,973    $81,187    $52,099
==========================================================    =======    =======

The carrying value of securities available for sale pledged to secure public funds and securities sold under agreements to repurchase, as well as for other purposes required by law, was $1,087,038,000 at December 31, 1995.

NOTE 5 SECURITIES HELD TO MATURITY

The following is a comparative summary of securities held to maturity at December 31:

                                                   Gross       Gross
                                   Amortized  Unrealized  Unrealized      Market
(In thousands)                          Cost       Gains      Losses       Value
============================================  ==========  ==========  ==========
1995
U.S. Government
  and Federal agencies..........  $1,261,172     $ 8,180    $ 11,747  $1,257,605
States and political
  subdivisions..................     271,621      14,815         186     286,250
Other securities:
  Mortgage-backed...............   1,404,834       1,138      20,453   1,385,519
  Other debt....................     109,453       2,326         327     111,452
- --------------------------------------------     -------    --------  ----------
   Total other                     1,514,287       3,464      20,780   1,496,971
- --------------------------------------------     -------    --------  ----------
                                  $3,047,080     $26,459    $ 32,713  $3,040,826
============================================     =======    ========  ==========
1994
U.S. Government
  and Federal agencies..........  $2,422,999     $   888    $127,503  $2,296,384
States and political
  subdivisions..................     378,919      11,974       3,409     387,484
Other securities:
  Mortgage-backed...............   1,926,185       1,166     111,370   1,815,981
  Other debt....................      72,884          60       1,200      71,744
- --------------------------------------------     -------    --------  ----------
   Total other                     1,999,069       1,226     112,570   1,887,725
- --------------------------------------------     -------    --------  ----------
                                  $4,800,987     $14,088    $243,482  $4,571,593
============================================     =======    ========  ==========

The amortized cost and the market value of securities held to maturity at December 31, 1995, are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have principal prepayment provisions are distributed to a maturity category based on their estimated average life. These prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.

The following is a summary of the expected maturity distribution at December 31, 1995:

                                                        Amortized         Market
(In thousands)                                               Cost          Value
=================================================================   ============
Due in one year or less..............................  $   90,974   $     91,463
Due after one year through five years................   1,711,320      1,704,745
Due after five years through ten years...............     792,379        789,759
Due after ten years..................................     452,407        454,859
- -----------------------------------------------------------------   ------------
                                                       $3,047,080     $3,040,826
=================================================================   ============

Gains and losses were realized on early redemptions of securities held to maturity as follows:

(In thousands)                                            1995     1994     1993
==============================================================     ====    =====
Gains...................................................  $714     $382    $ 732
Losses..................................................    (6)      (9)    (186)
- --------------------------------------------------------------     ----    -----
  Net gains                                               $708     $373    $ 546
==============================================================     ====    =====

Interest and dividend income on securities held to maturity was as follows:

(In thousands)                                        1995       1994       1993
==========================================================   ========   ========
U.S. Government and Federal
  agencies......................................  $151,351   $136,122   $189,804
States and political subdivisions...............    21,107     25,321     28,285
Other securities................................   116,852    103,922     53,625
- ----------------------------------------------------------   --------   --------
                                                  $289,310   $265,365   $271,714
==========================================================   ========   ========

The carrying value of securities held to maturity pledged to secure public funds and securities sold under agreements to repurchase, as well as for other purposes required by law, was $1,260,419,000 at December 31, 1995.

In November 1995 the Financial Accounting Standards Board issued a special report on the implementation of SFAS No. 115. This special report provided an opportunity for a one-time reassessment of the classification of securities as of a single measurement date between November 15, 1995, and December 31, 1995. As a result, securities held to maturity with an amortized cost of $1,684,443,000 and a net unrealized gain of $7,637,000 were transferred to securities available for sale on December 31, 1995. These securities were transferred to increase the overall level of liquidity and improve the ability to manage interest rate risk.

NOTE 6 LOANS

The composition of the loan portfolio, net of unearned discount and net deferred loan origination fees and costs, at December 31 was as follows:

(In thousands)                                                1995          1994
==================================================================   ===========
Commercial and industrial............................  $ 4,751,227   $ 4,568,763
Construction and development.........................      569,820       785,595
- ------------------------------------------------------------------   -----------
  Total commercial loans.............................    5,321,047     5,354,358
Residential mortgage.................................    3,296,818     2,803,286
Commercial mortgage..................................    2,315,384     2,201,698
- ------------------------------------------------------------------   -----------
  Total mortgage loans...............................    5,612,202     5,004,984
Home equity..........................................    1,907,883     1,816,611
Automobile...........................................      826,263       656,293
Other consumer.......................................      352,179       272,933
- ------------------------------------------------------------------   -----------
  Total consumer loans...............................    3,086,325     2,745,837
- ------------------------------------------------------------------   -----------
                                                       $14,019,574   $13,105,179
==================================================================   ===========

Residential mortgage loans held for sale amounted to $68,824,000 at December 31, 1995 and $33,378,000 at December 31, 1994. These loans are accounted for at the lower of aggregate cost or market value.

Subsidiaries of Summit Bancorp have granted loans to Parent Corporation and subsidiary officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $96,016,000 and $106,862,000 at December 31, 1995, and 1994, respectively. During 1995 there were $28,112,000 of new loans made and repayments totaled $38,958,000.

NOTE 7 NON-PERFORMING LOANS

At December 31 non-performing loans were as follows:

(In thousands)                                                1995          1994
==================================================================      ========
Non-accrual loans.......................................  $188,289      $197,285
Renegotiated loans......................................       199         2,920
- ------------------------------------------------------------------      --------
                                                          $188,488      $200,205
==================================================================      ========

The following information is presented for those loans classified as non-performing at December 31:

(In thousands)                                        1995       1994       1993
==========================================================    =======    =======
Income that would have been recorded
  under original contract terms..................  $19,724    $19,702    $28,225
Less interest income received....................    2,833      2,642      5,332
- ----------------------------------------------------------    -------    -------
  Lost income on non-performing
   loans at year end                               $16,891    $17,060    $22,893
==========================================================    =======    =======

NOTE 8 ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses were as follows:

(In thousands)                                        1995       1994       1993
==========================================================   ========   ========
Balance, January 1..............................  $305,330   $339,028   $374,639
  Purchase adjustment, net......................     6,131      2,088          -
  Adjustment for pooling of companies
   with different fiscal year ends..............         -       (178)         -
  Add provision charged to expense..............    71,850     91,995    112,885
- ----------------------------------------------------------   --------   --------
                                                   383,311    432,933    487,524
- ----------------------------------------------------------   --------   --------
  Less charge offs:
   Commercial...................................    80,744     76,438    114,320
   Residential mortgage.........................     6,016      4,440      3,829
   Commercial mortgage..........................    25,741     21,731     18,590
   Consumer.....................................    13,871     10,300     29,760
- ----------------------------------------------------------   --------   --------
     Total charge offs                             126,372    112,909    166,499
- ----------------------------------------------------------   --------   --------
  Add recoveries:
   Commercial...................................    16,756     15,241     12,513
   Residential mortgage.........................       667        594        315
   Commercial mortgage..........................     1,920      2,838        724
   Consumer.....................................     2,752      3,585      4,451
- ----------------------------------------------------------   --------   --------
     Total recoveries                               22,095     22,258     18,003
- ----------------------------------------------------------   --------   --------
  Net charge offs...............................   104,277     90,651    148,496
- ----------------------------------------------------------   --------   --------
  Less write downs on transfer to assets
   held for accelerated disposition.............         -     36,952          -
- ----------------------------------------------------------   --------   --------
Balance, December 31                              $279,034   $305,330   $339,028
==========================================================   ========   ========

At December 31, 1995, the impaired loan portfolio was primarily collateral dependent as defined under SFAS No. 114 and totaled $188,488,000 for which general and specific allocations to the allowance for loan losses of $29,473,000 were identified. The amount of cash basis interest income that was recognized on impaired loans during 1995 was $3,254,000.

NOTE 9 PREMISES AND EQUIPMENT

The major components of premises and equipment at December 31, were as follows:

(In thousands)                                                1995          1994
==================================================================      ========
Land....................................................  $ 21,046      $ 24,011
Premises and leasehold improvements.....................   251,875       246,875
Furniture and equipment.................................   210,832       189,132
- ------------------------------------------------------------------      --------
                                                           483,753       460,018
Less accumulated depreciation and
  amortization..........................................   277,062       247,079
- ------------------------------------------------------------------      --------
                                                          $206,691      $212,939
==================================================================      ========

Amounts charged to non-interest expenses for depreciation and amortization amounted to $29,191,000 in 1995, $28,558,000 in 1994, and $28,587,000 in 1993.

NOTE 10 OTHER REAL ESTATE OWNED

At December 31 other real estate owned consisted of the following:

(In thousands)                                                1995          1994
==================================================================       =======
Other real estate owned..................................  $37,539       $62,256
Less allowance for other real estate owned...............   13,244        14,977
- ------------------------------------------------------------------       -------
                                                           $24,295       $47,279
==================================================================       =======

Transactions in the allowance for other real estate owned were as follows:

(In thousands)                                        1995       1994       1993
==========================================================    =======    =======
Balance, January 1...............................  $14,977    $31,117    $13,416
  Add provision charged to expense...............    5,886     10,573     32,062
- ----------------------------------------------------------    -------    -------
                                                    20,863     41,690     45,478
  Less:Write downs on sales......................    3,795     16,818     14,361
     Other write downs...........................    3,824      9,895          -
- ----------------------------------------------------------    -------    -------
Balance, December 31                               $13,244    $14,977    $31,117
==========================================================    =======    =======

Other write downs during 1995 resulted from the adoption of SFAS No. 114 which required in-substance foreclosures to be classified as non-performing loans. The implementation of SFAS No. 114 resulted in a reclassification of $6,411,000, net of specific reserves of $3,824,000, from other real estate owned to non-performing loans. Other write downs during 1994 of $9,895,000 resulted from the transfer of other real estate owned to assets held for accelerated disposition.

NOTE 11 OTHER BORROWED FUNDS

Other borrowed funds at December 31 consisted of the following:

(In thousands)                                                1995          1994
==================================================================    ==========
Securities sold under agreements to
  repurchase..........................................  $  649,650    $1,177,725
Federal funds purchased...............................     200,700       172,255
Treasury tax and loan deposits........................      90,689       137,746
Commercial paper......................................      38,503        42,211
Other.................................................      63,014        33,102
- ------------------------------------------------------------------    ----------
                                                        $1,042,556    $1,563,039
==================================================================    ==========

Lines of credit, at the Parent Corporation, are available to support commercial paper borrowings and for general corporate purposes. Interest on these lines of credit approximates the prime lending rate at the time of borrowing. Unused lines amounted to $40,000,000 at December 31, 1995. Commitment fees on the credit facilities and the lines of credit amounted to $75,000 in 1995, $86,000 in 1994, and $161,000 in 1993.

NOTE 12 LONG-TERM DEBT

Long-term debt at December 31 consisted of the following:

(In thousands)                                                    1995      1994
======================================================================  ========
8.625% Subordinated notes due December 10, 2002*............  $175,000  $175,000
FHLB Notes and advances, 4.00% to 8.05%,
  due 1995 through 2010.....................................   157,460   257,863
6.75% Subordinated notes due June 15, 2003..................    49,405    49,326
7.95% Senior notes due August 25, 2003*.....................    20,000    20,000
Collateralized mortgage obligations.........................    13,148    16,074
7.75% Sinking fund debentures due
  November 1, 1997*.........................................     9,349    10,038
11.875% Notes due February 1, 1995*.........................         -    15,000
Other.......................................................       500     1,635
- ----------------------------------------------------------------------  --------
                                                              $424,862  $544,936
======================================================================  ========

* Indicates Parent Corporation obligation.

The 8.625% subordinated notes were issued in 1992 and are unsecured. Interest is payable semi-annually on June 10 and December 10 of each year. The subordinated notes are not subject to redemption prior to maturity, and no sinking fund is provided for these notes.

The banking subsidiaries of Summit Bancorp are members of the Federal Home Loan Bank of New York (the "FHLB") and have access to term financing from the FHLB having a maturity of up to 10 years. The FHLB borrowings are secured by securities and loans under a blanket collateral agreement.

The 6.75% subordinated notes were issued in 1993. Unamortized discount on the subordinated notes was $594,750 at December 31, 1995, and resulted in an effective interest rate of 7.00% for 1995. Interest is payable semiannually on June 15 and December 15 of each year. The 6.75% subordinated notes are not subject to redemption prior to maturity.

The 7.95% ten-year maturity private placement senior notes were issued in 1993 with interest payable quarterly on the twenty-fifth day of each February, May, August, and November. Summit Bancorp has the option to prepay the notes, in whole or in part, on any interest pay-ment date, but in no event shall the prepayment be less than $1,000,000, subject to certain contractual prepayment provisions.

The collateralized mortgage obligations are secured by investments in mortgage-backed securities having carrying and market values of $14,859,000 and $15,399,000 at December 31, 1995, and $17,944,000 and $17,295,000 at December
31, 1994. These mortgage-backed securities had interest rates ranging from 7.25% to 9.50%. A trustee holds the collateral certificates, collects all principal and interest payments thereon, and disburses all funds to the noteholders. The repayment of note principal and interest is directly related to the amount of principal and interest received on the mortgage-backed securities collateralizing a particular series of collateralized mortgage obligations. Within a series, principal payments are first applied to the note with the shortest maturity.

The 7.75% sinking fund debentures are currently redeemable at the option of Summit Bancorp at 100% of the principal amount, plus accrued interest. An annual sinking fund of $700,000 is calculated to retire 52.5% of this issue prior to maturity. Summit Bancorp may, at its option, increase its sinking fund payment in any year. Any additional payment may not exceed the mandatory sinking fund payment for that year. The debentures are redeemable, through the sinking fund, at the principal amount thereof plus accrued interest. At December 31, 1995, $151,000 was being held to satisfy future sinking fund requirements.

Certain of the above long-term debt agreements include restrictions upon the creation of liens by Summit Bancorp, the disposition of stock of subsidiaries, the payment of cash dividends, and the creation of funded debt, as defined. At December 31, 1995, under the most restrictive limitations, combined consolidated retained earnings of $717,595,000 were unrestricted and available for dividends and the amount of additional funded debt, as defined, that could be created was $418,233,000.

Principal amounts due, including sinking fund payments, for the years 1996 through 2000 are $36,640,000, $42,314,000, $27,760,000, $34,495,000, and
$13,805,000, respectively.

NOTE 13 COMMON AND PREFERRED STOCK

At December 31, 1995, approximately 9,168,000 common shares were reserved for issuance under the Dividend Reinvestment Plan, Incentive Stock and Option Plan, Stock Option Plans, Savings Incentive Plan, and Long-Term Performance Stock Plan.

At December 31, 1995, Summit Bancorp had 4,000,000 shares of preferred stock authorized of which 600,166 shares of Series B Preferred Stock were outstanding. Each outstanding share of Series B Preferred Stock has a $50 stated value, is non-convertible, and has no voting rights. Dividends are cumulative and are payable quarterly on February 1, May 1, August 1, and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and the dividend rate will be 1.5% less than the highest of the Three-Month Treasury Bill Rate, the Ten-Year Constant Maturity Rate or the Thirty-Year Constant Maturity Rate. The dividend rate for any dividend period will not be less than 6% per annum or greater than 11% per annum.

The preferred stock is redeemable at the option of Summit Bancorp, in whole or in part, plus accrued and unpaid dividends. The preferred stock may be redeemed at $50 per share. Dividends in the amounts of $3.04, $3.07, and $3.00 per share were declared on the Series B Preferred Stock for 1995, 1994, and 1993, respectively.

Prior to the merger of The Summit Bancorporation and UJB Financial, Summit had 12,000,000 shares of Adjustable-Rate Cumulative Preferred Stock (Adjustable Preferred) authorized of which 504,481 shares were outstanding. Each outstanding share of Adjustable Preferred had a $25 stated value. Dividends were cumulative and were payable quarterly on March 15, June 15, September 15, and December 15 of each year. The dividend shall equal 2.75% below the highest of the Three-Month Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Twenty-Year Constant Maturity Rate. The dividend rate for any dividend period will not be less than 6% per annum or greater than 12% per annum. The Adjustable Preferred is redeemable at the option of Summit Bancorp. Dividends of $1.50 per share were declared on the Adjustable Preferred for 1995, 1994, and 1993. After the merger, 504,481 shares of the Adjustable Preferred were converted to shares of Adjustable-Rate Cumulative Preferred Stock, Series C, having the same relative rights, preferences, and limitations as the Adjustable Preferred.

A Shareholder Rights Plan exists which is designed to ensure fair and equal treatment for all Summit Bancorp shareholders in the event of any proposal to acquire Summit Bancorp. The terms of the Plan provide that effective August 28, 1989, each share of common stock also represents one "right." Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock upon the occurrence of certain events. In addition, upon the occurrence of certain other events, holders of the rights will be entitled to purchase either shares of this new preferred stock or shares in an "acquiring person" at half their fair market value as determined under the Plan.

NOTE 14 RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS

Certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to Summit Bancorp Parent Corporation without prior approval of bank regulatory authorities.

The Federal Reserve Act, which affects the New Jersey state-member bank, restricts the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. The Pennsylvania state-chartered bank may declare a dividend up to the amount of accumulated net profit. In addition to these statutory restrictions, the subsidiary banks are required to maintain adequate levels of capital under FDICIA. At December 31, 1995, the total undistributed net assets of the subsidiary banks were $1,639,045,000 of which $399,645,000 was available, under the most restrictive limitations, for the payment of dividends to Summit Bancorp Parent Corporation.

NOTE 15 BENEFIT PLANS

Summit Bancorp has several trusteed non-contributory defined benefit retirement plans covering substantially all of its employees. The benefits are based on years of service and the employees' final average compensation. The funding policy is to contribute annually an amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed for service to date, but also for those expected to be earned in the future.

The following table sets forth the qualified plans' funding status and amounts recognized in the Combined Consolidated Financial Statements at December 31:

(In thousands)                                      1995        1994        1993
========================================================   =========   =========
Accumulated benefit obligation,
  including vested benefits of
  $172,135 in 1995, $145,420 in
  1994, and $136,047 in 1993.................  $(184,262)  $(155,855)  $(144,407)
========================================================   =========   =========
Projected benefit obligation for
  services rendered to date..................  $(230,626)  $(195,003)  $(187,929)
Plan assets at fair value....................    219,119     173,225     183,083
- --------------------------------------------------------   ---------   ---------
Plan assets (under) over projected
  benefit obligation.........................    (11,507)    (21,778)     (4,846)
Unrecognized transition asset................     (7,758)    (10,319)    (12,854)
Unrecognized prior service cost..............        354         667        (102)
Unrecognized net loss from past
  experience, which is different
  from that assumed, and effect
  of change in assumptions...................     14,650      20,726       5,290
- --------------------------------------------------------   ---------   ---------
Accrued pension cost                           $  (4,261)  $ (10,704)  $ (12,512)
========================================================   =========   =========
Net pension expense components:
   Service cost..............................  $   9,482   $   9,063   $   8,984
   Interest cost.............................     16,315      14,309      13,441
   Actual return on plan assets..............    (41,635)      7,890     (16,733)
   Net deferral and amortization.............     22,337     (25,726)        302
- --------------------------------------------------------   ---------   ---------
Net pension expense                            $   6,499   $   5,536   $   5,994
========================================================   =========   =========

The plans' assets were principally invested in units of mutual funds, listed stocks, and U.S. Bonds. The weighted average discount rates for the plans were 7.5% in 1995, 8.0% to 8.5% in 1994, and 7.5% in 1993. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% in 1995 and 5.0% to 5.5% in 1994 and 1993. The expected long-term rate of return on plan assets was 9.0% in 1995, 8.5% to 9.0% in 1994, and 9.0% in 1993.

Summit Bancorp also maintains non-qualified supplemental retirement plans for certain officers of the company. The plans, which are unfunded, provide benefits in excess of that permitted to be paid by the pension plan under provisions of the tax law. The plans' cost was $3,170,000 for 1995, $887,000 for 1994, and $738,000 for 1993. At December 31, 1995, the projected benefit obligation amounted to $15,364,000 and the accrued liability amounted to $11,021,000.

In addition to pension benefits, certain health care and life insurance benefits are made available to retired employees. In 1993 Summit Bancorp adopted, on a prospective basis, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under SFAS No. 106 the cost of such benefits are accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive benefits.

The following table sets forth the net periodic postretirement benefit cost and accumulated postretirement benefit obligation at December 31:

(In thousands)                                        1995       1994       1993
==========================================================   ========   ========
Accumulated postretirement benefit
  obligation (APBO).............................  $(36,160)  $(38,062)  $(40,651)
  Fair value of assets..........................         -          -          -
- ----------------------------------------------------------   --------   --------
Projected benefit obligation
  funded status.................................   (36,160)   (38,062)   (40,651)
  Unrecognized transition obligation............    20,983     24,514     26,414
  Unrecognized prior service cost...............       634        141     -
  Unrecognized loss.............................    (2,695)    (1,122)     2,193
- ----------------------------------------------------------   --------   --------
Accrued APBO                                      $(17,238)  $(14,529)  $(12,044)
==========================================================   ========   ========
Net postretirement benefit cost components:
  Service cost..................................  $    482   $    574   $    474
  Interest cost.................................     2,670      2,696      2,674
  Amortization of transition obligation.........     1,161      1,190      1,129
- ----------------------------------------------------------   --------   --------
Net postretirement benefit cost                   $  4,313   $  4,460   $  4,277
==========================================================   ========   ========

For measurement purposes, the cost of medical benefits was projected to increase at a rate of 13.0% in 1995, 14.0% in 1994, and 15.0% in 1993 and thereafter decreasing linearly to 6.0% over seven years. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of January 1, 1995, by $2,833,000 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1995, by $254,000. The present value of the accumulated benefit obligation assumed a discount rate of 7.5%, 8.0%, and 7.5% in 1995, 1994, and 1993, respectively. The rate of increase used in future compensation levels was 5.0% in 1995 and 5.5% in 1994 and 1993.

SFAS No. 112, "Employers' Accounting for Postemployment Benefits" was issued in inactive employees after employment but before retirement. SFAS No. 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. Effective January 1, 1994, Summit Bancorp adopted SFAS No. 112 and recognized a transitional liability of $2,663,000. Net costs of $2,989,000 and $2,945,000 were recognized during 1995 and 1994, of which $2,023,000 and $2,174,000 were paid, respec-tively. At December 31, 1995, the resultant SFAS No. 112 liability was $4,400,000 compared to $3,434,000 at December 31, 1994.

Management incentive plans have been established with the intention of providing added incentive to key executives to increase the profits of the company. The executives and the amount of the awards are subject to limits as set forth in the plans. Accruals for the plans amounted to $4,570,000, $3,258,000, and $1,640,000 in 1995, 1994, and 1993, respectively.

Summit Bancorp has several qualified 401(k) plans. A Savings Incentive Plan covers certain employees with one or more years of service. The Plan permits eligible employees to make basic contributions to the Plan up to 3% of their base compensation in 1995, 1994, and 1993, and additional contributions up to 12% of their base compensation. Under the Plan, the employer provides a matching contribution equal to 65% of the basic contributions in 1993 and through October 31, 1994. Effective November 1, 1994, the employer matching contribution was increased to 100% of the basic contributions. Matching contributions to the Plan amounted to $3,270,000, $2,446,000, and $2,084,000 in 1995, 1994, and 1993,
respectively.

Additionally, there is a qualified 401(k) plan for eligible employees of the former Summit Bancorporation. Participants may contribute up to 10% of their salaries on a pre-tax basis, which Summit matches 75% of the first 6% contributed, and up to 10% on an after-tax basis. The contributions under this plan were $1,414,000, $1,250,000, and $1,760,000 for 1995, 1994, and 1993,
respectively.

Summit Bancorp's subsidiaries have other incentive plans and profit sharing agreements. Accruals under these plans amounted to $4,310,000, $3,386,000, and $2,802,000 in 1995, 1994, and 1993, respectively.

The Incentive Stock and Option Plan and previous Long-Term Performance Stock Plans of Summit Bancorp provide for the grant of shares of common stock in the form of restricted stock awards. Shares issued as stock awards were 101,117 in 1995, 130,306 in 1994, and 234,781 in 1993. The shares awarded are subject to certain forfeiture restrictions as set forth in the Plans.

NOTE 16 STOCK OPTION PLANS

The Stock Option Plans permit Summit Bancorp common stock to be issued to key employees of the company and its subsidiaries. The options granted under the Plans are intended to be either Incentive Stock Options or Non-Qualified Options.

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

Changes in options outstanding during the past three years were as follows:

                                                                 Price Range
                                                      Shares      Per Share
============================================================  ==================
Outstanding, December 31, 1992
  (3,144,555 shares exercisable).................  4,520,893  $ 1.678 to $29.438
  Granted during 1993............................    695,561   12.133 to  25.063
  Exercised during 1993..........................    507,919    1.678 to  29.438
  Expired or cancelled during 1993...............    162,015    7.875 to  29.438
- ------------------------------------------------------------  ------------------
Outstanding, December 31, 1993
  (3,364,544 shares exercisable).................  4,546,520    1.678 to  29.438
  Granted during 1994............................    554,935   19.944 to  24.688
  Exercised during 1994..........................    750,754    1.678 to  28.333
  Expired or cancelled during 1994...............     98,845    7.875 to  29.438
- ------------------------------------------------------------  ------------------
Outstanding, December 31, 1994
  (3,513,475 shares exercisable).................  4,251,856    1.678 to  29.438
  Granted during 1995............................  1,193,987    5.667 to  28.334
  Exercised during 1995..........................  1,142,601    1.678 to  29.438
  Expired or cancelled during 1995...............     30,125    7.875 to  29.438
- ------------------------------------------------------------  ------------------
Outstanding, December 31, 1995
  (3,402,035 shares exercisable)                   4,273,117  $ 3.467 to $29.438
============================================================  ==================

NOTE 17 OTHER EXPENSES

Other expenses consisted of the following:

(In thousands)                                          1995      1994      1993
============================================================  ========  ========
Professional and other fees.......................  $ 45,098  $ 42,371  $ 46,449
Communications (postage and telephone)............    26,155    24,885    24,183
Other.............................................    57,329    57,537    61,813
- ------------------------------------------------------------  --------  --------
                                                    $128,582  $124,793  $132,445
============================================================  ========  ========

NOTE 18 INCOME TAXES

Effective January 1, 1993, SFAS No. 109, "Accounting for Income Taxes" was adopted by UJB Financial on a prospective basis. The cumulative effect of the adoption resulted in a positive effect to earnings of $3,816,000. During 1994 The Summit Bancorporation acquired Crestmont, which had elected to adopt SFAS No. 109 prospectively on April 1, 1993. The cumulative effect of the adoption resulted in a positive effect to earnings of $5,303,000.

The provision for income taxes in the Combined Consolidated Statements of Income consists of the following:

(In thousands)                                        1995       1994       1993
==========================================================    =======    =======
Current provision:
  Federal.......................................  $ 89,760    $55,219    $41,314
  State.........................................    22,801     10,489     14,375
- ----------------------------------------------------------    -------    -------
                                                   112,561     65,708     55,689
Deferred provision (benefit):
  Federal.......................................    19,684     17,636       (865)
  State.........................................     4,104      5,608     (5,899)
- ----------------------------------------------------------    -------    -------
                                                    23,788     23,244     (6,764)
- ----------------------------------------------------------    -------    -------
   Provision for income taxes                     $136,349    $88,952    $48,925
==========================================================    =======    =======

A summary of the differences between the actual income tax provision and the amounts computed by applying the statutory Federal income tax rate to income is as follows:

(In thousands)                                        1995       1994       1993
==========================================================   ========   ========
Federal tax at statutory rate...................  $132,727   $ 85,832   $ 60,532
Increase (decrease) in taxes resulting from:
  Tax-exempt interest income....................   (13,970)   (10,886)   (12,840)
  State taxes, net of Federal tax effect........    17,488     10,452      5,466
  Other, net....................................       104      3,554     (4,233)
- ----------------------------------------------------------   --------   --------
                                                  $136,349   $ 88,952   $ 48,925
==========================================================   ========   ========

The significant Federal and state temporary differences which comprise the deferred tax assets and liabilities presented at December 31, are as follows:

(In thousands)                                                   1995       1994
=====================================================================   ========
Deferred tax assets:
  Provision for loan losses................................  $105,622   $118,229
  Provision for other real estate owned....................     8,704     10,098
  Restructuring charge.....................................         -      2,479
  Net unrealized loss on securities........................         -     16,735
  Other....................................................    34,911     37,111
- ---------------------------------------------------------------------   --------
                                                              149,237    184,652
Deferred tax liabilities:
  Leasing operations.......................................   (21,829)   (12,601)
  Net unrealized gain on securities........................    (3,524)         -
  Other....................................................      (539)    (4,659)
- ---------------------------------------------------------------------   --------
                                                              (25,892)   (17,260)
- ---------------------------------------------------------------------   --------
   Net deferred tax asset                                    $123,345   $167,392
=====================================================================   ========

Included in deferred tax assets "Other" is a valuation allowance which has been established against certain Federal and state temporary differences. The valuation allowance was $12,416,000 at December 31, 1995, and $11,906,000 at December 31, 1994. At December 31, 1995, there was a deferred state tax asset of $5,792,000 resulting from operating loss carryforwards. This asset was reserved by the valuation allowance.

Summit Bancorp is not aware of any factors which would generate significant differences between taxable income and pre-tax book income in future years except for the effects of the reversal of current or future net deductible temporary differences. However, there can be no assurances that there will not be any significant differences in the future, if circumstances change.

Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the net deferred tax asset. However, there can be no assurance about the level of future earnings.

Included in shareholders' equity are income tax benefits attributable to restricted stock awards and the exercise of non-qualified stock options of $1,359,000, $1,957,000, and $1,207,000 for the years ended December 31, 1995,
1994, and 1993, respectively. Also included in shareholders' equity are income tax expense (benefits) attributable to net unrealized gains (losses) on securities in the amounts of $3,524,000 and $(16,735,000) for the years ended December 31, 1995, and 1994, respectively.

NOTE 19 LEASE COMMITMENTS

Non-interest expenses include rentals for premises and equipment of $51,629,000 in 1995, $46,881,000 in 1994, and $43,478,000 in 1993, after reduction for sublease rentals of $3,683,000, $2,986,000, and $3,070,000 in each of the respective years. At December 31, 1995, Summit Bancorp and its subsidiaries were obligated under a number of non-cancellable leases for premises and equipment, many of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for the years 1996 through 2000 are $50,521,000, $44,155,000, $35,407,000, $24,157,000, and $19,388,000, respectively. Minimum rentals due after 2000 are $124,622,000.

NOTE 20 CONTINGENT LIABILITIES

Summit Bancorp and its subsidiaries may, from time to time, be defendants in legal proceedings relating to the conduct of their businesses. In the best judgment of management, the consolidated financial position of Summit Bancorp and its subsidiaries will not be affected materially by the final outcome of any pending legal proceedings or other contingent liabilities and commitments.

NOTE 21 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, Summit Bancorp and its subsidiaries enter into a variety of financial instruments that are recorded off the balance sheet. This reporting is considered appropriate where either the exchange of the underlying asset or liability has not yet occurred or the notional amounts are used solely as a means to determine the cash flows to be exchanged. These off-balance-sheet financial instruments are primarily divided into two categories: credit-related financial instruments and derivative financial instruments.

Credit-related financial instruments are principally customer related, while derivative financial instruments are acquired primarily for asset/liability management purposes. Credit-related financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Summit Bancorp's derivative financial instruments are limited to interest rate swaps, interest rate caps, and foreign exchange contracts.

The following table summarizes the notional amount of significant off-balance-sheet financial instruments at December 31:

(In thousands)                                                1995          1994
==================================================================    ==========
Credit-related instruments:
  Commitments to extend credit.......                   $4,578,939    $4,380,677
  Standby letters of credit..........                      298,327       330,441
  Commercial letters of credit.......                      104,845        95,345
Derivative instruments:
  Interest rate swaps................                      967,537     1,063,541
  Interest rate caps.................                       63,892        89,895
  Foreign exchange contracts.........                       24,382        45,496
==================================================================    ==========

CREDIT-RELATED FINANCIAL INSTRUMENTS:

Commitments to extend credit are legally binding agreements to lend to a customer provided all established contractual conditions are met. These commitments generally have fixed expiration dates and usually require the payment of a fee. Summit Bancorp did not issue fixed-rate loan commitments that could be locked in during the commitment period.

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

Fees received from credit-related financial instruments are recognized over the terms of the contracts and are generally included in non-interest income as service and loan fee income.

The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers and is incorporated in the assessment of the adequacy of the allowance for loan losses. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies. Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the amounts do not necessarily represent future cash flow requirements.

DERIVATIVE FINANCIAL INSTRUMENTS:

At December 31, 1995, the notional value of the derivative financial instruments portfolio consisted of $967,537,000 of interest rate swaps, $63,892,000 of interest rate caps, and $24,382,000 of foreign exchange contracts.

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

Under the terms of the interest rate swaps at December 31, 1995, there were $856,704,000 of contracts to receive fixed payments of 5.86% with an expected maturity of April 1997 and an average payout based on LIBOR plus .74%. Additionally, there were $70,833,000 of interest rate swaps to receive payments at LIBOR and make fixed payments of 6.65% with an expected maturity of June 1996. At December 31, 1995, there were $40,000,000 in interest rate swap contracts whereby the bank receives the Three-Year Constant Maturity Treasury Rate less .54% and pays LIBOR with an expected maturity of May 1998. These swaps have resulted in a decrease of $9,846,000 in net interest income during 1995 and an increase of $530,000 in 1994.

Credit-related losses can occur in the event of non-performance by the counterparties to the derivative financial instruments. The credit risk that results from interest rate swaps is represented by the fair value of contracts that have a positive value at the reporting date. At December 31, 1995, the total amount of credit risk was $1,372,000; however, this amount can increase or decrease if interest rates change. To minimize the risk of credit losses, Summit Bancorp monitors the credit standing of the counterparties and only transacts with those that have credit ratings of AA or better.

Interest rate caps are purchased from brokers to accommodate those customers who desire interest rate protection on variable rate loans. There is nominal risk associated with these products as the credit rating of the counterparties are closely monitored.

Summit Bancorp enters into contracts to purchase or sell foreign currency to be delivered at a future date to facilitate customer transactions. The notional amount represents the outstanding contracts at year end.

NOTE 22 FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.

Because no quoted market price exists for a significant portion of Summit Bancorp's financial instruments, the fair values of such financial instruments are derived based on the amount and timing of future cash flows, estimated discount rates, as well as management's best judgment with respect to current economic conditions. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision.

The fair value information provided is indicative of the estimated fair values of those financial instruments and should not be interpreted as an estimate of the value of Summit Bancorp taken as a whole. The disclosures do not address the value of recognized and unrecognized non-financial assets and liabilities or the value of future anticipated business.

The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1995, and 1994.

CASH, SHORT-TERM INVESTMENTS AND CUSTOMER ACCEPTANCES:

These financial instruments have relatively short maturities or no defined maturities but are payable on demand, with little or no credit risk. The carrying amounts reported in the Combined Consolidated Balance Sheets approximate fair value.

SECURITIES:

Trading account securities and securities available for sale are reported at their respective fair values in the Combined Consolidated Balance Sheets. These values were based on quoted market prices. The fair values of securities held to maturity were also based upon quoted market prices.

LOANS:

The fair value of loans is estimated using a combination of techniques including discounted estimated future cash flows and, where available, quoted market prices of similar instruments. The loan portfolios are segmented based upon loan type, credit quality, and repricing characteristics. The fair values of most fixed-rate loans are estimated using discounted cash flow models taking into consideration current rates that would be offered to borrowers with similar credit risk for loans with similar remaining terms. The fair values of variable rate loans are estimated by reducing their carrying values by their corresponding general and specific credit reserves. Non-performing loans are primarily valued based upon the net realizable value of the loan's underlying collateral.

DEPOSITS:

The estimated fair values of demand and savings deposits are equal to the amounts recognized in the Combined Consolidated Balance Sheets. These amounts do not recognize the fair value of core deposit intangibles, which represent the value of a core deposit base with an expected duration.

The fair values for medium- to long-term deposit liabilities are calculated by discounting estimated future cash flows using current rates offered for deposits of similar remaining maturities.

BORROWED FUNDS AND BANK ACCEPTANCES:

The fair values for borrowed funds are calculated by discounting estimated future cash flows using current rates offered for borrowings of similar remaining maturities. Due to the short maturities of bank acceptances, their carrying value approximates fair value.

LONG-TERM DEBT:

The fair value of long-term debt is based upon quoted market prices. For long-term debt issuances where quoted market prices are not available, the fair values are determined using discounted cash flow analyses.

OTHER:

The estimated fair values of accrued interest receivable, accrued interest payable, and assets held for accelerated disposition are considered to be equal to the amounts recognized in the Combined Consolidated Balance Sheets.

OFF-BALANCE-SHEET INSTRUMENTS:

The estimated fair values of derivative financial instruments are based upon quoted market prices, without consideration of the market values related to the hedged on-balance-sheet financial instruments. For commitments to extend credit and letters of credit, the fair values would approximate fees currently charged to enter into similar agreements.

The following table presents the carrying amounts and fair values of financial instruments at December 31:

                                            1995                   1994
                                    --------------------------------------------
                                     Carrying       Fair    Carrying        Fair
(In millions)                           Value      Value       Value       Value
=============================================  =========   =========   =========
Financial assets:
 Cash and short-term
  investments.....................  $ 1,517.7  $ 1,517.7   $ 1,259.0   $ 1,259.0
 Trading account
  securities......................       28.6       28.6        34.9        34.9
 Securities available
  for sale........................    2,408.1    2,408.1     1,122.3     1,122.3
 Securities held to
  maturity........................    3,047.1    3,040.8     4,801.0     4,571.6
 Loans, net.......................   13,740.5   14,066.5    12,799.8    12,822.9
 Assets held for
  accelerated disposition.........       16.7       16.7        90.9        90.9
 Accrued interest
  receivable......................      132.4      132.4       119.5       119.5
 Due from customers
  on acceptances..................       26.7       26.7        21.2        21.2
Financial liabilities:
 Deposits.........................  $17,955.1  $18,002.0   $16,977.1   $16,957.6
 Other borrowed funds.............    1,042.5    1,042.5     1,563.0     1,560.6
 Long-term debt...................      424.8      449.2       544.9       528.1
 Accrued interest payable.........       45.5       45.5        34.9        34.9
 Bank acceptances
  outstanding.....................       26.7       26.7        21.2        21.2
Off-balance-sheet
 instruments:
 Interest rate swaps..............         NA  $    (1.1)         NA   $   (60.7)
 Loan commitments.................         NA      (25.6)         NA       (24.1)
 Standby letters of credit........         NA       (1.9)         NA        (3.3)
 Commercial letters of
  credit..........................         NA        (.1)         NA         (.1)
=============================================  =========   =========   =========

NA - Not applicable, off-balance-sheet financial instruments

NOTE 23 CONCENTRATIONS OF CREDIT RISK

Summit Bancorp's credit policy emphasizes diversification of risk among industries and borrowers. Concentrations of credit risk, whether on or off the balance sheet, exist in relation to certain groups of customers or counterparties. A group concentration arises when a number of customers or counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Summit Bancorp does not have a significant exposure to any individual customer or counterparty. At December 31, 1995, the ten largest credit relationships have outstanding loan balances of $246,019,000 and have unexercised commitments of $336,480,000.

Summit Bancorp's business is concentrated in New Jersey and eastern Pennsylvania. A significant portion of the total loan portfolio is secured by real estate or other collateral located in these states. This concentration is mitigated by the diversification of the loan portfolio among consumer, residential mortgage, commercial mortgage, construction and commercial loans. The commercial loan portfolio, excluding construction and development loans, represents approximately 34% of the entire loan portfolio and has no concentration greater than 10% to any specific industry.

NOTE 24 PARENT CORPORATION INFORMATION

As part of the comprehensive restructuring program, on August 31, 1994, UJB Financial Parent Corporation transferred a significant portion of its operations to United Jersey Bank. This included the transfer of 649 employees and $26,269,000 of assets, primarily premises and equipment. Beginning September 1, 1994, the operating results of these functions were recorded in the operating results and financial condition of United Jersey Bank. The Parent Corporations of UJB Financial and The Summit Bancorporation were merged and the name changed to Summit Bancorp. Information on Summit Bancorp Parent Corporation is as follows:

CONDENSED BALANCE SHEETS

                                                               December 31,
                                                         -----------------------
(In thousands)                                                 1995         1994
===================================================================   ==========
ASSETS
Cash and cash equivalents..............................  $  194,820   $  197,188
Interest bearing deposits with banks...................       5,000        5,000
Securities available for sale..........................      34,276       50,683
Investment in subsidiaries.............................   1,673,115    1,424,453
Due from subsidiaries..................................     181,142      156,832
Premises and equipment.................................         500          503
Other assets...........................................      20,481       20,066
- -------------------------------------------------------------------   ----------
Total Assets                                             $2,109,334   $1,854,725
===================================================================   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper.......................................  $   38,503   $   42,211
Accrued expenses and other liabilities.................      64,166       58,759
Long-term debt.........................................     204,349      220,038
- -------------------------------------------------------------------   ----------
  Total liabilities....................................     307,018      321,008
Total shareholders' equity.............................   1,802,316    1,533,717
- -------------------------------------------------------------------   ----------
Total Liabilities and Shareholders' Equity               $2,109,334   $1,854,725
===================================================================   ==========

CONDENSED STATEMENTS OF INCOME

                                                     Year Ended December 31,
                                                  ------------------------------
(In thousands)                                        1995       1994       1993
==========================================================   ========   ========
OPERATING INCOME
Management fees due from subsidiaries...........  $ 32,761   $ 29,322   $ 38,994
Dividends from subsidiaries.....................   121,010     80,640     58,149
Interest from subsidiaries......................    22,925     17,026     16,356
Securities gains................................    18,829        123        643
Other interest..................................       102      3,719      3,320
Other...........................................     2,564        684      9,916
- ----------------------------------------------------------   --------   --------
  Total operating income                           198,191    131,514    127,378
- ----------------------------------------------------------   --------   --------
OPERATING EXPENSES
Service charges due to subsidiaries.............    33,144         -           -
Salaries and employee benefits..................     4,193     26,491     32,887
Interest........................................    20,412     19,586     20,044
Occupancy and equipment.........................        70      4,340      6,396
Other...........................................       522     11,314     21,949
- ----------------------------------------------------------   --------   --------
  Total operating expenses                          58,341     61,731     81,276
- ----------------------------------------------------------   --------   --------
  Income before income taxes and equity
   in undistributed net income of
   subsidiaries.................................   139,850     69,783     46,102
Federal and state income taxes (benefit)........     4,891     (3,758)      (401)
- ----------------------------------------------------------   --------   --------
                                                   134,959     73,541     46,503
Equity in undistributed net income of
  subsidiaries..................................   107,911     81,009     86,639
- ----------------------------------------------------------   --------   --------
  Net Income                                      $242,870   $154,550   $133,142
==========================================================   ========   ========

CONDENSED STATEMENTS OF CASH FLOWS

                                                    Year Ended December 31,
                                               ---------------------------------
(In thousands)                                      1995        1994        1993
========================================================   =========   =========
OPERATING ACTIVITIES
Net income...................................  $ 242,870   $ 154,550   $ 133,142
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization..............          3       1,794       2,481
  (Increase) decrease in other assets........        (50)     18,421     (14,712)
  Increase (decrease) in accrued
   expenses and other liabilities............      6,998     (28,316)     15,218
  Equity in undistributed net
   income of subsidiaries....................   (107,911)    (81,009)    (86,639)
  Securities gains...........................    (18,829)       (123)       (643)
- --------------------------------------------------------   ---------   ---------
     Net cash provided by operating
      activities                                 123,081      65,317      48,847
- --------------------------------------------------------   ---------   ---------
INVESTING ACTIVITIES
Proceeds from sales of
  securities available for sale..............     28,332      16,819      42,814
Net increase in short-term
  investments................................          -           -      (5,000)
Payments received on advances to
  subsidiaries...............................    180,278     205,611     191,761
Advances to subsidiaries.....................   (204,588)   (198,189)   (168,000)
Purchases of premises and
  equipment, net.............................          -      (2,069)       (817)
Capital contributions to subsidiaries........   (114,770)    (56,476)    (55,000)
- --------------------------------------------------------   ---------   ---------
     Net cash (used in) provided by
      investing activities                      (110,748)    (34,304)      5,758
- --------------------------------------------------------   ---------   ---------
FINANCING ACTIVITIES
Net (decrease) increase in commercial
  paper......................................     (3,708)      8,852     (29,502)
Net decrease in borrowed funds...............          -           -      (5,250)
Proceeds from issuance of long-term
  debt, net of related expenses..............          -           -      20,000
Principal payments on long-term debt.........    (15,689)     (3,134)    (21,830)
Dividends paid...............................    (94,785)    (74,042)    (56,284)
Proceeds from common stock
  issued for acquisitions....................     68,186       2,795           -
Proceeds from issuance of common
  stock, net.................................     32,637      24,962      21,965
Others, net..................................     (1,342)     (2,929)     (2,891)
- --------------------------------------------------------   ---------   ---------
     Net cash used in financing
      activities.............................    (14,701)    (43,496)    (73,792)
- --------------------------------------------------------   ---------   ---------
Decrease in cash and
  cash equivalents...........................     (2,368)    (12,483)    (19,187)
Cash and cash equivalents
  at beginning of year.......................    197,188     209,671     228,858
- --------------------------------------------------------   ---------   ---------
Cash and cash equivalents at
  end of year                                  $ 194,820   $ 197,188   $ 209,671
========================================================   =========   =========

                              MANAGEMENT'S REPORT



Summit Bancorp and its subsidiaries are responsible for the preparation, integrity, and fair presentation of the audited combined consolidated financial statements contained on pages 32 through 48 in this report. The statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's estimates and judgments. Other financial information presented throughout the annual report is prepared on a basis consistent with these financial statements.

The combined consolidated financial statements of Summit Bancorp have been audited by KPMG Peat Marwick LLP, independent auditors, whose selection has been ratified by the shareholders. Their audit was made in accordance with generally accepted auditing standards and considered the internal control structure to the extent deemed necessary to support their independent auditors' report appearing herein.

Summit Bancorp is responsible for establishing and maintaining an internal control structure to provide reasonable assurance that financial statements are presented in conformity with generally accepted accounting principles. There are inherent limitations in the effectiveness of any internal control structure, no matter how well designed, including the possibility of human error, the circumvention or overriding of controls, and the consideration of cost in relation to the benefit of the control. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Furthermore, because of changes in conditions, the effectiveness of an internal control structure may vary over time. To monitor compliance, Summit Bancorp maintains an internal auditing program. This program includes a review for compliance with written policies and procedures and a review of the adequacy and effectiveness of internal controls.

The Audit Committee of the Board of Directors of Summit Bancorp, composed entirely of outside directors, meets periodically with the independent auditors, management, and internal auditors to review the work of each and ensure that each is properly discharging its responsibilities. The independent auditors and internal auditors have full and free access to the Committee to discuss the results of their audit work, their evaluation of internal controls, and the quality of financial reporting.


                          INDEPENDENT AUDITORS' REPORT




The Shareholders and Board of Directors
Summit Bancorp:

We have audited the accompanying combined consolidated balance sheets of Summit Bancorp (formerly UJB Financial Corp.) and subsidiaries as of December 31, 1995 and 1994, and the related combined consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 (which statements are supplemental to the historical audited consolidated financial statements and related notes thereto, included on pages 54 through 69 herein). The combined consolidated financial statements of Summit Bancorp and subsidiaries give retroactive effect to the combination of UJB Financial Corp. and The Summit Bancorporation which occurred on March 1, 1996, as if the combination, accounted for on a pooling-of-interests basis, took place on January 1, 1993 as described in Note 2 to the combined consolidated financial statements. These combined consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

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

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Bancorp and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 1, 15 and 18 to the combined consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and Statement No. 112, "Employers' Accounting for Postemployment Benefits" in 1994 and Statement No. 109 "Accounting for Income Taxes" in 1993.


/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
January 16, 1996, except as to the first and fourth paragraphs of
Note 2, which are as of March 1, 1996

                        Summit Bancorp and Subsidiaries
            COMBINED CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA

(Not covered by independent auditors' report)                      1995           1994           1993
=======================================================================    ===========    ===========
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income...........................................  $ 1,495,617    $ 1,302,800    $ 1,236,658
Interest expense..........................................      626,376        475,973        456,797
- -----------------------------------------------------------------------    -----------    -----------
   Net interest income....................................      869,241        826,827        779,861
Provision for loan losses.................................       71,850         91,995        112,885
- -----------------------------------------------------------------------    -----------    -----------
   Net interest income after provision for loan losses....      797,391        734,832        666,976
Non-interest income.......................................      224,189        210,066        212,802
Non-interest expenses.....................................      642,361        699,665        706,830
- -----------------------------------------------------------------------    -----------    -----------
   Income (loss) before income taxes......................      379,219        245,233        172,948
Federal and state income taxes (benefit)..................      136,349         88,952         48,925
- -----------------------------------------------------------------------    -----------    -----------
   Income (loss) before cumulative effect of a change in
      accounting principle................................      242,870        156,281        124,023
Cumulative effect of a change in accounting principle.....           --         (1,731)         9,119
- -----------------------------------------------------------------------    -----------    -----------
   Net income (loss)                                        $   242,870    $   154,550    $   133,142
=======================================================================    ===========    ===========
COMMON SHARE DATA
Net income (loss).........................................  $      2.77    $      1.80    $      1.57
Cash dividends declared...................................         1.19            .94            .69
Book value at year end....................................        19.89          17.45          16.89
Market value at year end..................................        35.63          24.13          24.00
Number of registered common shareholders at year end......       29,983         28,333         29,896
Average common shares outstanding (in thousands)..........       86,674         84,381         82,712
Common shares outstanding at year end (in thousands)......       88,471         85,004         83,251
Common stock dividend payout..............................        42.96%         52.22%         43.95%
=======================================================================    ===========    ===========
BALANCE SHEET DATA (AT YEAR END, IN THOUSANDS)
Total assets..............................................  $21,536,935    $20,894,815    $19,139,498
Total deposits............................................   17,955,103     16,977,109     16,164,226
Total loans...............................................   14,019,574     13,105,179     11,881,426
Shareholders' equity......................................    1,802,316      1,533,717      1,456,527
Allowance for loan losses.................................      279,034        305,330        339,028
Long-term debt............................................      424,862        544,936        467,501
=======================================================================    ===========    ===========
OPERATING RATIOS
Return on average assets..................................         1.16%           .76%           .70%
Return on average common equity...........................        14.82          10.37           9.54
Net interest margin.......................................         4.60           4.53           4.56
Efficiency ratio..........................................        57.55          59.71          63.48
=======================================================================    ===========    ===========
LOAN QUALITY RATIOS
Allowance for loan losses to year-end loans...............         1.99%          2.33%          2.85%
Net charge offs to average loans..........................          .78            .73           1.25
Non-performing loans to year-end loans....................         1.34           1.53           2.69
=======================================================================    ===========    ===========
CAPITAL RATIOS
Average total equity to average total assets..............         7.97%          7.46%          7.39%
Tier I capital to average assets (leverage)...............         7.97           7.27           7.42
Tier I capital to risk-adjusted assets....................        10.75           9.95          10.74
Total capital to risk-adjusted assets.....................        13.46          12.69          13.78
=======================================================================     ==========    ===========
OTHER DATA (AT YEAR END)
Number of banking offices.................................          354            361            366
Number of employees (full-time equivalent)................        7,547          7,766          8,160
Number of employees (full-time)...........................        6,560          6,816          7,270
Number of employees (part-time)...........................        1,259          1,323          1,224
=======================================================================     ==========    ===========

See accompanying Combined Consolidated Financial Statements and Notes. NA - Not applicable.

(Not covered by independent auditors' report)                      1992          1991          1990           1989
=======================================================================   ===========   ===========    ===========
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income...........................................  $ 1,341,504   $ 1,562,393   $ 1,704,795    $ 1,654,498
Interest expense..........................................      594,757       882,605     1,035,637        986,011
- -----------------------------------------------------------------------   -----------   -----------    -----------
   Net interest income....................................      746,747       679,788       669,158        668,487
Provision for loan losses.................................      165,553       192,417       335,416         97,245
- -----------------------------------------------------------------------   -----------   -----------    -----------
   Net interest income after provision for loan losses....      581,194       487,371       333,742        571,242
Non-interest income.......................................      205,058       178,463       202,218        189,732
Non-interest expenses.....................................      660,207       604,893       580,863        542,647
- -----------------------------------------------------------------------   -----------   -----------    -----------
   Income (loss) before income taxes......................      126,045        60,941       (44,903)       218,327
Federal and state income taxes (benefit)..................       35,770        14,445       (21,291)        65,020
- -----------------------------------------------------------------------   -----------   -----------    -----------
   Income (loss) before cumulative effect of a change in
      accounting principle................................       90,275        46,496       (23,612)       153,307
Cumulative effect of a change in accounting principle.....           --            --            --        (10,730)
- -----------------------------------------------------------------------   -----------   -----------    -----------
   Net income (loss)                                        $    90,275   $    46,496   $   (23,612)   $   142,577
=======================================================================   ===========   ===========    ===========
COMMON SHARE DATA
Net income (loss).........................................  $      1.13   $       .60   $      (.38)   $      1.98
Cash dividends declared...................................          .60           .60          1.02           1.11
Book value at year end....................................        15.93         15.35         15.32          16.79
Market value at year end..................................        24.25         14.63          7.13          18.88
Number of registered common shareholders at year end......       31,075        31,702        32,200         31,602
Average common shares outstanding (in thousands)..........       77,499        72,496        71,291         67,764
Common shares outstanding at year end (in thousands)......       82,039        73,186        71,792         68,129
Common stock dividend payout..............................        53.10%       100.00%           NA          56.06%
=======================================================================   ===========   ===========    ===========
BALANCE SHEET DATA (AT YEAR END, IN THOUSANDS)
Total assets..............................................  $19,204,120   $18,636,270   $18,158,687    $17,953,260
Total deposits............................................   16,462,089    15,790,487    14,991,980     13,896,961
Total loans...............................................   11,972,053    12,145,189    12,280,607     12,382,014
Shareholders' equity......................................    1,356,744     1,173,160     1,150,098      1,239,311
Allowance for loan losses.................................      374,639       388,846       359,258        179,286
Long-term debt............................................      364,762       270,044       394,143        448,848
=======================================================================   ===========   ===========    ===========
OPERATING RATIOS
Return on average assets..................................          .48%          .25%         (.13)%          .84%
Return on average common equity...........................         7.22          3.89         (2.25)         11.90
Net interest margin.......................................         4.46          4.13          4.13           4.52
Efficiency ratio..........................................        64.44         66.32         64.96          60.68
=======================================================================   ===========   ===========    ===========
LOAN QUALITY RATIOS
Allowance for loan losses to year-end loans...............         3.13%         3.20%         2.93%          1.45%
Net charge offs to average loans..........................         1.49          1.34          1.24            .52
Non-performing loans to year-end loans....................         3.83          4.82          4.80           2.13
=======================================================================   ===========   ===========    ===========
CAPITAL RATIOS
Average total equity to average total assets..............         6.73%         6.30%         6.83%          7.26%
Tier I capital to average assets (leverage)...............         7.03          6.18          6.02           6.97
Tier I capital to risk-adjusted assets....................         9.77          8.55          8.25             NA
Total capital to risk-adjusted assets.....................        12.45         10.06          9.90             NA
=======================================================================   ===========   ===========    ===========
OTHER DATA (AT YEAR END)
Number of banking offices.................................          361           361           369            364
Number of employees (full-time equivalent)................        8,295         8,549         8,594          8,587
Number of employees (full-time)...........................        7,470         7,692         7,701          7,607
Number of employees (part-time)...........................        1,160         1,234         1,254          1,228
=======================================================================   ===========   ===========    ===========

(Not covered by independent auditors' report)                      1988          1987          1986
=======================================================================   ===========   ===========
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income...........................................  $ 1,396,494   $ 1,198,911   $ 1,080,713
Interest expense..........................................      784,590       645,534       609,930
- -----------------------------------------------------------------------   -----------   -----------
   Net interest income....................................      611,904       553,377       470,783
Provision for loan losses.................................       49,480        40,996        45,599
- -----------------------------------------------------------------------   -----------   -----------
   Net interest income after provision for loan losses....      562,424       512,381       425,184
Non-interest income.......................................      151,814       148,002       156,580
Non-interest expenses.....................................      491,333       451,508       411,737
- -----------------------------------------------------------------------   -----------   -----------
   Income (loss) before income taxes......................      222,905       208,875       170,027
Federal and state income taxes (benefit)..................       59,888        58,601        38,436
- -----------------------------------------------------------------------   -----------   -----------
   Income (loss) before cumulative effect of a change in
      accounting principle................................      163,017       150,274       131,591
Cumulative effect of a change in accounting principle.....           --            --            --
- -----------------------------------------------------------------------   -----------   -----------
   Net income (loss)                                        $   163,017   $   150,274   $   131,591
=======================================================================   ===========   ===========
COMMON SHARE DATA
Net income (loss).........................................  $      2.32   $      2.13   $      2.03
Cash dividends declared...................................         1.01           .91           .82
Book value at year end....................................        15.72         14.78         13.58
Market value at year end..................................        20.75         22.25         23.75
Number of registered common shareholders at year end......       31,764        28,419        32,211
Average common shares outstanding (in thousands)..........       66,740        65,791        61,542
Common shares outstanding at year end (in thousands)......       67,067        64,105        61,235
Common stock dividend payout..............................        43.53%        42.72%        40.39%
=======================================================================   ===========   ===========
BALANCE SHEET DATA (AT YEAR END, IN THOUSANDS)
Total assets..............................................  $16,458,403   $15,060,173   $13,669,747
Total deposits............................................   13,324,326    11,765,187    11,324,119
Total loans...............................................   11,041,416     9,864,525     8,602,955
Shareholders' equity......................................    1,157,545     1,078,339       898,857
Allowance for loan losses.................................      142,997       127,460       109,905
Long-term debt............................................      501,350       431,284       388,854
=======================================================================   ===========   ===========
OPERATING RATIOS
Return on average assets..................................         1.05%         1.07%         1.07%
Return on average common equity...........................        15.32         15.68         17.05
Net interest margin.......................................         4.56          4.73          5.22
Efficiency ratio..........................................        61.44         59.76         60.92
=======================================================================   ===========   ===========
LOAN QUALITY RATIOS
Allowance for loan losses to year-end loans...............         1.29%         1.29%         1.28%
Net charge offs to average loans..........................          .32           .25           .31
Non-performing loans to year-end loans....................         1.25           .76           .83
=======================================================================   ===========   ===========
CAPITAL RATIOS
Average total equity to average total assets..............         7.17%         7.16%         6.51%
Tier I capital to average assets (leverage)...............         7.01          7.11            NA
Tier I capital to risk-adjusted assets....................           NA            NA            NA
Total capital to risk-adjusted assets.....................           NA            NA            NA
=======================================================================   ===========   ===========
OTHER DATA (AT YEAR END)
Number of banking offices.................................          355           345           334
Number of employees (full-time equivalent)................        8,624         8,320         8,050
Number of employees (full-time)...........................        7,738         7,513         7,264
Number of employees (part-time)...........................        1,439         1,370         1,325
=======================================================================   ===========   ===========

                        Summit Bancorp and Subsidiaries
                       UNAUDITED QUARTERLY FINANCIAL DATA

                                                            1995
                                    -----------------------------------------------------
                                        Dec. 31      Sept. 30       June 30       Mar. 31
===============================================   ===========   ===========   ===========
SUMMARY OF OPERATIONS
  (IN THOUSANDS)
Interest income...................  $   381,053   $   377,514   $   373,890   $   363,160
Interest expense..................      158,492       161,134       159,178       147,572
- -----------------------------------------------   -----------   -----------   -----------
  Net interest income.............      222,561       216,380       214,712       215,588
Provision for loan losses.........       19,500        19,200        16,950        16,200
- -----------------------------------------------   -----------   -----------   -----------
  Net interest income after
   provision for loan losses......      203,061       197,180       197,762       199,388
Non-interest income...............       58,150        58,131        55,918        51,990
Non-interest expenses.............      159,348       158,322       162,318       162,373
- -----------------------------------------------   -----------   -----------   -----------
  Income before income taxes......      101,863        96,989        91,362        89,005
Federal and state income taxes....       36,707        34,812        33,092        31,738
- -----------------------------------------------   -----------   -----------   -----------
  Income before cumulative
   effect of a change in
   accounting principle...........       65,156        62,177        58,270        57,267
Cumulative effect of a change in
  accounting principle............           --            --            --            --
- -----------------------------------------------   -----------   -----------   -----------
  Net income                        $    65,156   $    62,177   $    58,270   $    57,267
===============================================   ===========   ===========   ===========
COMMON SHARE DATA
Net income........................  $       .73   $       .70   $       .68   $       .66
Cash dividends declared...........          .32           .29           .29           .29
Book value........................        19.89         19.36         18.50         17.98
Market value......................        35.63         32.00         30.38         27.50
Common stock dividend payout......        43.84%        41.43%        43.28%        43.94%  %
Number of registered common
  shareholders....................       29,983        30,779        29,954        28,285
Average common shares
  outstanding (in thousands)......       88,252        87,627        85,563        85,208
Common shares outstanding
  (in thousands)..................       88,471        87,993        85,719        85,403
===============================================   ===========   ===========   ===========
BALANCE SHEET DATA
  (AT QUARTER END, IN THOUSANDS)
Total assets......................  $21,536,935   $21,149,787   $20,952,796   $20,750,376
Total deposits....................   17,955,103    17,513,124    17,185,629    16,834,242
Total loans.......................   14,019,574    13,730,520    13,221,085    13,165,614
Shareholders' equity..............    1,802,316     1,745,997     1,628,324     1,578,397
Allowance for loan losses.........      279,034       291,156       290,366       296,936
Long-term debt....................      424,862       475,530       522,890       513,331
===============================================   ===========   ===========   ===========
OPERATING RATIOS
Return on average assets..........         1.22%         1.17%         1.13%         1.13%
Return on average
  common equity...................        14.81         14.63         14.73         15.14
Net interest margin...............         4.59          4.51          4.60          4.71
Efficiency ratio..................        56.22         55.70         58.95         59.43
===============================================   ===========   ===========   ===========
LOAN QUALITY RATIOS
Allowance for loan losses
  to quarter-end loans............         1.99%         2.12%         2.20%         2.26%
Net charge offs to average loans..          .91           .72           .72           .76
Non-performing loans to
  quarter-end loans...............         1.34          1.51          1.67          1.53
===============================================   ===========   ===========   ===========
CAPITAL RATIOS
Tier I capital to average assets
  (leverage)......................         7.97%         7.82%         7.69%         7.49%
Tier I capital to risk-adjusted
  assets..........................        10.75         10.60         10.49         10.22
Total capital to risk-adjusted
  assets..........................        13.46         13.33         13.25         12.98
===============================================   ===========   ===========   ===========

                                                            1994
                                    -----------------------------------------------------
                                        Dec. 31      Sept. 30       June 30       Mar. 31
===============================================   ===========   ===========   ===========
SUMMARY OF OPERATIONS
  (IN THOUSANDS)
Interest income...................  $   351,955   $   336,694   $   315,877   $   298,274
Interest expense..................      137,165       123,006       112,346       103,456
- -----------------------------------------------   -----------   -----------   -----------
  Net interest income.............      214,790       213,688       203,531       194,818
Provision for loan losses.........       29,700        20,195        21,050        21,050
- -----------------------------------------------   -----------   -----------   -----------
  Net interest income after
   provision for loan losses......      185,090       193,493       182,481       173,768
Non-interest income...............       51,359        51,902        51,615        55,190
Non-interest expenses.............      160,521       210,467       166,261       162,416
- -----------------------------------------------   -----------   -----------   -----------
  Income before income taxes......       75,928        34,928        67,835        66,542
Federal and state income taxes....       25,062        14,823        25,671        23,396
- -----------------------------------------------   -----------   -----------   -----------
  Income before cumulative
   effect of a change in
   accounting principle...........       50,866        20,105        42,164        43,146
Cumulative effect of a change in
  accounting principle............           --            --            --        (1,731)
- -----------------------------------------------   -----------   -----------   -----------
  Net income                        $    50,866   $    20,105   $    42,164   $    41,415
===============================================   ===========   ===========   ===========
COMMON SHARE DATA
Net income........................  $       .60   $       .23   $       .49   $       .48
Cash dividends declared...........          .26           .26           .21           .21
Book value........................        17.45         17.25         17.36         17.16
Market value......................        24.13         26.38         27.63         26.88
Common stock dividend payout......        43.33%       113.04%        42.86%         43.75
Number of registered common
  shareholders....................       28,333        29,265        29,410        29,856
Average common shares
  outstanding (in thousands)......       84,905        84,512        84,201        83,894
Common shares outstanding
  (in thousands)..................       85,003        84,756        84,327        84,049
===============================================   ===========   ===========   ===========
BALANCE SHEET DATA
  (AT QUARTER END, IN THOUSANDS)
Total assets......................  $20,894,815   $20,980,797   $20,375,288   $19,834,654
Total deposits....................   16,977,109    16,628,427    16,272,454    16,101,163
Total loans.......................   13,105,179    12,952,455    12,303,707    11,932,319
Shareholders' equity..............    1,533,717     1,512,267     1,513,905     1,492,711
Allowance for loan losses.........      305,330       328,607       332,947       335,162
Long-term debt....................      544,936       466,706       458,449       475,885
===============================================   ===========   ===========   ===========
OPERATING RATIOS
Return on average assets..........          .97%          .39%          .84%          .86%
Return on average
  common equity...................        13.46          5.21         11.37         11.50
Net interest margin...............         4.55          4.59          4.51          4.49
Efficiency ratio..................        57.78         57.71         61.56         62.01
===============================================   ===========   ===========   ===========
LOAN QUALITY RATIOS
Allowance for loan losses
  to quarter-end loans............         2.33%         2.54%         2.71%         2.81%
Net charge offs to average loans..          .49           .83           .77           .86
Non-performing loans to
  quarter-end loans...............         1.53          1.99          2.35          2.56
===============================================   ===========   ===========   ===========
CAPITAL RATIOS
Tier I capital to average assets
  (leverage)......................         7.27%         7.23%         7.36%         7.46%
Tier I capital to risk-adjusted
  assets..........................         9.95          9.72         10.28         10.25
Total capital to risk-adjusted
  assets..........................        12.69         12.50         13.13         13.15
===============================================   ===========   ===========   ===========

CONTENTS
==================================================================
UJB Financial Corp. Consolidated Financial Statements
  and Notes..................................................   54
Independent Auditors' Report.................................   70
Corporate Directory..........................................   71
Corporate Information........................................   73
==================================================================

                      UJB FINANCIAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                          December 31,
                                                                                 ----------------------------
(Dollars in thousands)                                                                   1995            1994
=============================================================================================    ============
Assets Cash and cash equivalents:
   Cash and due from banks (Note 3) ..........................................   $  1,028,923    $    925,421
   Federal funds sold and securities purchased under agreements to resell ....         33,500          44,875
- ---------------------------------------------------------------------------------------------    ------------
         Total cash and cash equivalents                                            1,062,423         970,296
- ---------------------------------------------------------------------------------------------    ------------
Interest bearing deposits with banks .........................................         18,329          18,809
Trading account securities ...................................................         27,400          33,513
Securities available for sale (Note 4) .......................................      1,600,062         201,215
Securities held to maturity (Note 5) (Market value of
   $2,277,752 in 1995 and $3,902,439 in 1994) ................................      2,286,000       4,092,988
Loans (Notes 6, 7 and 23) ....................................................     10,457,382       9,656,574
   Less: Allowance for loan losses (Note 8) ..................................        187,650         214,161
- ---------------------------------------------------------------------------------------------    ------------
         Net loans                                                                 10,269,732       9,442,413
- ---------------------------------------------------------------------------------------------    ------------
Premises and equipment (Note 9) ..............................................        162,664         167,905
Assets held for accelerated disposition ......................................         16,650          90,888
Accrued interest receivable ..................................................         97,471          89,926
Other real estate owned, net (Note 10) .......................................         19,836          31,449
Due from customers on acceptances ............................................         26,740          21,159
Other assets (Notes 1 and 18) ................................................        298,348         268,911
- ---------------------------------------------------------------------------------------------    ------------
Total Assets                                                                     $ 15,885,655    $ 15,429,472
=============================================================================================    ============
Liabilities and Shareholders' Equity
Deposits:
   Non-interest bearing demand deposits ......................................   $  3,477,897    $  3,260,641
   Interest bearing deposits:
      Savings and time deposits ..............................................      9,287,350       8,936,009
      Commercial certificates of deposit $100,000 and over ...................        496,163         371,141
- ---------------------------------------------------------------------------------------------    ------------
         Total deposits                                                            13,261,410      12,567,791
- ---------------------------------------------------------------------------------------------    ------------
Other borrowed funds (Note 11) ...............................................        872,430       1,333,430
Long-term debt (Note 12) .....................................................        203,649         204,754
Accrued interest payable .....................................................         39,030          30,234
Bank acceptances outstanding .................................................         26,740          21,159
Accrued expenses and other liabilities (Notes 15 and 18) .....................        185,550         167,844
- ---------------------------------------------------------------------------------------------    ------------
         Total liabilities                                                         14,588,809      14,325,212
- ---------------------------------------------------------------------------------------------    ------------
Commitments and contingent liabilities (Notes 19, 20 and 21)
Shareholders' equity (Notes 12, 13, 15 and 16):
   Preferred stock: Authorized 4,000,000 shares without par value:
      Series B: Authorized 1,200,000 shares; issued and outstanding 600,166 in
         1995 and 1994, adjustable-rate cumulative, $50 stated value                   30,008          30,008
   Common stock par value $1.20:
      Authorized 130,000,000 shares; issued and outstanding 57,789,774 in
         1995 and 55,005,306 in 1994 .........................................         69,348          66,006
   Surplus ...................................................................        494,685         413,429
   Retained earnings .........................................................        704,692         604,066
   Net unrealized gain (loss) on securities, net of tax ......................         (1,887)         (9,249)
- ---------------------------------------------------------------------------------------------    ------------
         Total shareholders' equity                                                 1,296,846       1,104,260
- ---------------------------------------------------------------------------------------------    ------------
Total Liabilities and Shareholders' Equity                                       $ 15,885,655    $ 15,429,472
=============================================================================================    ============

See accompanying Notes to Consolidated Financial Statements.

                      UJB FINANCIAL CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                             Year Ended December 31,
                                                                                     -------------------------------------
(Dollars in thousands, except per share data)                                              1995         1994          1993
===============================================================================================   ==========    ==========
INTEREST INCOME
Interest and fees on loans (Note 7) ..............................................   $  840,411   $  706,049    $  670,705
Interest on securities held to maturity (Note 5):
   Taxable .......................................................................      212,286      195,904       177,549
   Tax-exempt ....................................................................       19,553       22,823        25,448
Interest on securities available for sale (Note 4) ...............................       19,165       34,300        31,023
Interest on Federal funds sold and securities purchased under agreements to resell        2,752          600           955
Interest on trading account securities ...........................................        1,931          668         1,297
Interest on deposits with banks ..................................................          642          629           651
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Total interest income                                                           1,096,740      960,973       907,628
- -----------------------------------------------------------------------------------------------   ----------    ----------
INTEREST EXPENSE
Interest on savings and time deposits ............................................      320,719      239,714       271,345
Interest on commercial certificates of deposit $100,000 and over .................       25,496       13,639         7,319
Interest on borrowed funds (Notes 11 and 12) .....................................       99,758       91,516        53,056
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Total interest expense                                                            445,973      344,869       331,720
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Net interest income ........................................................      650,767      616,104       575,908
Provision for loan losses (Note 8) ...............................................       65,250       84,000        95,685
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Net interest income after provision for loan losses                               585,517      532,104       480,223
- -----------------------------------------------------------------------------------------------   ----------    ----------
NON-INTEREST INCOME
Service charges on deposit accounts ..............................................       67,953       64,474        60,474
Service and loan fee income ......................................................       27,994       27,531        21,063
Trust income .....................................................................       22,411       21,792        21,852
Securities gains (Notes 4 and 5) .................................................        6,114        1,888         8,877
Trading account gains ............................................................        1,065          670         1,884
Other ............................................................................       48,999       43,933        49,151
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Total non-interest income                                                         174,536      160,288       163,301
- -----------------------------------------------------------------------------------------------   ----------    ----------
NON-INTEREST EXPENSES
Salaries .........................................................................      195,638      183,339       185,570
Pension and other employee benefits (Note 15) ....................................       60,067       53,386        58,601
Occupancy, net (Notes 9 and 19) ..................................................       52,888       50,749        48,487
Furniture and equipment (Notes 9 and 19) .........................................       51,391       49,065        45,592
FDIC assessment ..................................................................       15,611       27,933        29,244
Advertising and public relations .................................................       10,750       10,843        10,517
Other real estate owned expenses (Note 10) .......................................        6,321       18,287        40,925
Restructuring charge .............................................................         --           --          21,500
Other (Note 17) ..................................................................      100,712       94,597        97,533
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Total non-interest expenses                                                       493,378      488,199       537,969
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Income before income taxes .................................................      266,675      204,193       105,555
Federal and state income taxes (Note 18) .........................................       96,308       72,312        26,953
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Income before cumulative effect of a change in accounting principle ........      170,367      131,881        78,602
Cumulative effect of a change in accounting principle (Notes 15 and 18) ..........         --         (1,731)        3,816
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Net Income                                                                     $  170,367   $  130,150    $   82,418
===============================================================================================   ==========    ==========
Net Income Per Common Share:
      Income before cumulative effect of a change in accounting principle ........   $     2.99   $     2.38    $     1.43
Cumulative effect of a change in accounting principle (Notes 15 and 18) ..........         --           (.03)          .07
- -----------------------------------------------------------------------------------------------   ----------    ----------
      Net Income Per Common Share                                                    $     2.99   $     2.35    $     1.50
===============================================================================================   ==========    ==========
Average Common Shares Outstanding (in thousands)                                         56,391       54,697        53,917
===============================================================================================   ==========    ==========

See accompanying Notes to Consolidated Financial Statements.

                      UJB FINANCIAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    Year Ended December 31,
                                                                                           --------------------------------------
(Dollars in thousands)                                                                           1995          1994          1993
=====================================================================================================   ===========   ===========
OPERATING ACTIVITIES
Net income ..............................................................................  $  170,367   $   130,150   $    82,418
Adjustments to reconcile net income to net cash provided by operating activities:
   Provisions for loan losses and other real estate owned ...............................      69,472        94,573       127,747
   Depreciation, amortization, and accretion, net .......................................      33,335        33,352        27,876
   Restructuring charge .................................................................        --            --          21,500
   Deferred income tax (benefit) ........................................................      23,511        19,030        (5,725)
   Gains on sales of trading account and securities available for sale ..................      (7,179)       (2,558)      (10,761)
   Gains on sales of mortgages held for sale ............................................        (436)         (500)       (3,492)
   Gains on sales of other real estate owned ............................................      (3,552)       (1,457)       (1,716)
   Proceeds from sales of other real estate owned .......................................      24,558        44,927        62,012
   Proceeds from sales of mortgages held for sale .......................................      40,112       146,435       321,226
   Originations of mortgages held for sale ..............................................     (37,546)     (118,627)     (269,655)
   Net decrease (increase) in trading account securities ................................       7,178        (3,108)       (5,890)
   Decrease in accrued interest receivable and other assets .............................      (3,874)     (167,957)      (26,381)
   Increase in accrued interest payable, accrued expenses, and
      other liabilities .................................................................      32,083        28,688        31,145
- -----------------------------------------------------------------------------------------------------   -----------   -----------
      Net cash provided by operating activities .........................................     348,029       202,948       350,304
- -----------------------------------------------------------------------------------------------------   -----------   -----------
INVESTING ACTIVITIES
Proceeds from maturities of securities held to maturity .................................     736,536       975,071     1,283,651
Purchases of securities held to maturity ................................................    (108,723)   (1,700,063)   (1,833,506)
Purchases of securities available for sale ..............................................    (303,628)      (11,471)     (316,303)
Proceeds from maturities of securities available for sale ...............................      82,017       261,098       192,605
Proceeds from sales of securities available for sale ....................................      10,673         5,109       517,906
Net decrease (increase) in interest bearing deposits with banks .........................         480         1,153        (6,143)
Proceeds from sales of loans ............................................................        --            --          84,836
Net increase in loans ...................................................................    (904,022)   (1,061,876)     (109,388)
Purchases of premises and equipment, net ................................................     (15,606)      (16,589)      (14,592)
- -----------------------------------------------------------------------------------------------------   -----------   -----------
      Net cash used in investing activities .............................................    (502,273)   (1,547,568)     (200,934)
- -----------------------------------------------------------------------------------------------------   -----------   -----------
FINANCING ACTIVITIES
Net (decrease) increase in demand and savings deposits ..................................    (110,708)      258,291       362,450
Net increase (decrease) in time deposits ................................................     804,327       558,001      (698,279)
Net (decrease) increase in short-term borrowings ........................................    (460,281)      719,371       (84,574)
Principal payments on long-term debt, net ...............................................      (1,824)      (10,568)      (28,075)
Proceeds from issuance of debt, net of related expenses .................................        --           1,040        20,000
Dividends paid ..........................................................................     (65,549)      (49,817)      (34,806)
Proceeds from issuance of common stock in connection with purchase acquisition
   of Bancorp New Jersey, Inc. ..........................................................      68,186          --            --
Proceeds from issuance of common stock under dividend reinvestment and
   other stock plans ....................................................................      16,412        15,256        15,186
Other, net ..............................................................................      (4,192)       (1,332)       (3,301)
- -----------------------------------------------------------------------------------------------------   -----------   -----------
      Net cash provided by (used in) financing activities ...............................     246,371     1,490,242      (451,399)
- -----------------------------------------------------------------------------------------------------   -----------   -----------
Increase (decrease) in cash and cash equivalents ........................................      92,127       145,622      (302,029)
Cash and cash equivalents at beginning of year ..........................................     970,296       824,674     1,126,703
- -----------------------------------------------------------------------------------------------------   -----------   -----------
Cash and cash equivalents at end of year ................................................  $1,062,423   $   970,296   $   824,674
=====================================================================================================   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
   Interest payments ....................................................................  $  437,177   $   337,975   $   345,805
   Income tax payments ..................................................................      73,442        60,063        28,913
Noncash investing activities:
   Loans made in conjunction with the sale of other real estate owned ...................       2,292         9,891        17,112
   Net transfer of securities held to maturity to (from) securities available for sale ..   1,182,503      (707,808)      666,687
   Transfer of loans to other real estate owned .........................................      21,777        41,017        51,784
   Net transfer of assets to assets held for accelerated disposition ....................         965        90,888          --
=====================================================================================================   ===========   ===========

See accompanying Notes to Consolidated Financial Statements.

                      UJB FINANCIAL CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                              Net             Total
                                               Preferred      Common                       Retained    Unrealized     Shareholders'
(Dollars in thousands)                             Stock       Stock         Surplus       Earnings    Gain (Loss)           Equity
========================================================    ========      ==========      =========    ===========    =============
Balance, December 31, 1992...................    $30,008     $64,192        $384,458       $481,094      $   (260)       $  959,492
   Net income, 1993..........................         --          --              --         82,418            --            82,418
   Cash dividends declared:
      Preferred stock........................         --          --              --         (1,801)           --            (1,801)
      Common stock...........................         --          --              --        (36,303)           --           (36,303)
   Common stock issued:
      Dividend reinvestment and other
         stock plans (459,430 shares)........         --         551           9,918             --            --            10,469
      Exercise of stock options, net
         (308,395 shares)....................         --         370           4,347             --            --             4,717
   Change in valuation allowance for
      marketable equity securities...........         --          --              --             --           260               260
- --------------------------------------------------------     -------        --------       --------      --------        ----------
Balance, December 31, 1993                        30,008      65,113         398,723        525,408            --         1,019,252
- --------------------------------------------------------     -------        --------       --------      --------        ----------
   Net unrealized gain (loss) on securities
      upon adoption of a change
      in accounting principle, net of tax....         --          --              --             --         9,355             9,355
   Adjustment for the pooling of a company
      with a different fiscal year end.......         --          --             343          1,769            --             2,112
   Net income, 1994..........................         --          --              --        130,150            --           130,150
   Cash dividends declared:
      Preferred stock........................         --          --              --         (1,835)           --            (1,835)
      Common stock...........................         --          --              --        (51,426)           --           (51,426)
   Common stock issued:
      Dividend reinvestment and other
         stock plans (353,345 shares)........         --         424           8,635             --            --             9,059
      Exercise of stock options, net
         (391,193 shares)....................         --         469           5,728             --            --             6,197
   Change in unrealized gain (loss) on
      securities, net of tax.................         --          --              --             --       (18,604)          (18,604)
- --------------------------------------------------------     -------        --------       --------      --------        ----------
Balance, December 31, 1994                        30,008      66,006         413,429        604,066        (9,249)        1,104,260
- --------------------------------------------------------     -------        --------       --------      --------        ----------
   Net income, 1995..........................         --          --              --        170,367            --           170,367
   Cash dividends declared:
      Preferred stock........................         --          --              --         (1,832)           --            (1,832)
      Common stock...........................         --          --              --        (67,909)           --           (67,909)
   Common stock issued:
      In connection with purchase
         acquisition of Bancorp New Jersey,
         Inc. (1,948,153 shares).............         --       2,338          65,848             --            --            68,186
      Dividend reinvestment and other
         stock plans (401,810 shares)........         --         482          11,544             --            --            12,026
      Exercise of stock options, net
         (434,505 shares)....................         --         522           3,864             --            --             4,386
   Change in unrealized gain (loss) on
      securities, net of tax.................         --          --              --             --         7,362             7,362
- --------------------------------------------------------     -------        --------       --------      --------        ----------
Balance, December 31, 1995                       $30,008     $69,348        $494,685       $704,692      $ (1,887)       $1,296,846
========================================================     =======        ========       ========      ========        ==========

See accompanying Notes to Consolidated Financial Statements.

                      UJB FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:

UJB Financial Corp. commenced operations on October 1, 1970, as a New Jersey corporation and as a bank holding company registered under the Bank Holding Company Act of 1956. Through its bank and active non-bank subsidiaries, a full range of banking services and certain non-banking services are provided to individual and corporate customers in a competitive environment. UJB Financial is regulated by various Federal and state agencies and is subject to periodic examination by those regulatory authorities. The accounting and financial reporting policies of UJB Financial and its subsidiaries conform to generally accepted accounting principles and prevailing industry practices. The following is a description of significant accounting policies used in preparing the Consolidated Financial Statements.

PRINCIPLES OF CONSOLIDATION:

The accompanying Consolidated Financial Statements include the accounts of UJB Financial and its subsidiaries after elimination of all significant intercompany accounts and transactions. Prior period financial statements have been restated to include the accounts and results of operations for acquisitions accounted for as pooling-of-interests combinations. For acquisitions using the purchase method of accounting, results of operations are included from the dates of acquisition. The assets and liabilities of companies acquired under the purchase method of accounting have been adjusted to estimated fair values at the date of acquisition; the resulting net discount or premium is being accreted or amortized into income over the estimated remaining lives of the related assets and liabilities. Certain prior period amounts have been reclassified to conform to the financial statement presentation for 1995. The reclassifications have no effect on shareholders' equity or net income as previously reported.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

CASH FLOW REPORTING:

The Consolidated Statements of Cash Flows are presented using the indirect method. Cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold, and securities purchased under agreements to resell. Generally, Federal funds are sold for one-day periods and securities purchased under agreements to resell are short-term, highly liquid assets.

SECURITIES:

Effective January 1, 1994, Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was adopted. SFAS No. 115 requires the classification of securities into one of three categories: trading account securities, securities held to maturity, and securities available for sale.

Securities that are purchased specifically for short-term appreciation with the intent of selling in the near future are classified as trading account securities. Trading account securities are carried at market value with realized and unrealized gains and losses reported in non-interest income as trading account gains.

Debt securities purchased with the intent and ability to hold until maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts.

All other securities, including equity securities, are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates or prepayment risk, for asset/liability management purposes, or other similar factors. These securities are carried at fair value with unrealized gains and losses, including the effect of hedges, reported as a separate component of shareholders' equity on a net-of-tax basis. Realized gains and losses, which are generally computed by the specific identification method, are reported in non-interest income as securities gains.

Transfers of securities between categories are recorded at fair value, including the effect of hedges, as of the transfer date, with the accounting treatment of unrealized gains or losses determined by the category into which the security is transferred.

LOANS:

Loans are generally carried at the principal amount outstanding, net of unearned discounts and deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest and fees on loans as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized over the estimated life of the loan as an adjustment of the yield. Other loan fees are recognized as earned and are reported in non-interest income.

Residential mortgage loans which are serviced for others are not included in the Consolidated Financial Statements. Fees earned for servicing loans are reported as non-interest income when the related loan payments are collected. Loan servicing costs are charged to non-interest expense as incurred.

Effective January 1, 1996, SFAS No. 122, "Accounting for Mortgage Servicing Rights," was adopted on a prospective basis. This Statement requires capitalization of the rights to service mortgage loans for others, whether those rights are acquired through purchase or origination. All capitalized mortgage servicing rights, both originated and purchased, will be evaluated for impairment on a quarterly basis with any adjustments recognized through a valuation allowance.

NON-PERFORMING LOANS:

Non-performing loans consist primarily of commercial and industrial, construction and development, and commercial mortgage loans for which the accrual of interest has been discontinued (non-accrual loans). These loans are classified as non-accrual when they are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility.

At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest received on non-accrual loans is generally credited to interest income for the current period. However, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions. If principal and interest payments are brought contractually current and future collectibility is reasonably assured, these loans are returned to accrual status.

On January 1, 1995, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," was adopted. UJB Financial has chosen to maintain existing income recognition policies with respect to non-accrual loans. Generally, interest accruals on residential mortgage loans cease at 90 or 180 days, depending on lien priority. Past due residential mortgage loans are monitored and charged off when considered uncollectible; consumer loans are charged off when they are 120 days past due.

SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," was adopted prospectively on January 1, 1995. This Statement defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impaired loan portfolio. UJB Financial has defined the population of impaired loans to be all non-accrual loans. The impaired loan portfolio is primarily collateral dependent, as defined by SFAS No. 114. Impaired loans greater than $250,000 are individually assessed to determine that each loan's carrying value is not in excess of the fair value of the related collateral or the present value of the expected future cash flows. Upon adoption of SFAS No. 114, certain loans which had been considered in-substance foreclosed and previously classified as OREO have been reclassified as non-performing loans. Prior period balances have not been restated as the amounts are considered immaterial.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is a valuation reserve available for losses incurred or expected on extensions of credit. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources including commitments to extend credit, guarantees, and standby letters of credit. Additions are made to the allowance through periodic provisions which are charged to earnings. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans and commitments to extend credit. The impact of economic conditions on the creditworthiness of the borrowers is given consideration, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risk inherent in the loan portfolio. These and other factors are used in assessing the overall adequacy of the allowance for loan losses and the resulting provision for loan losses.

PREMISES AND EQUIPMENT:

Premises, furniture, and equipment are stated at cost less accumulated depreciation and amortization. The provisions for depreciation and amortization are computed using the straight-line method. Premises, furniture, and equipment are depreciated over the estimated useful life of the assets or terms of the leases, as applicable. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment. Maintenance and repairs are charged to expense as incurred, while renewals and major improvements are capitalized. Upon disposition, premises and major items of furniture and equipment are removed from the property accounts at their carrying amount with the resulting gain or loss included in other non-interest income.

ASSETS HELD FOR ACCELERATED DISPOSITION:

In December 1994 certain commercial accruing and non-accruing loans and OREO properties were identified for sale under an accelerated disposition program. These assets were transferred to a separate account in other assets and are carried at their estimated net realizable value.

OTHER REAL ESTATE OWNED (OREO):

OREO is carried at the lower of cost or fair value less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. An allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated cost to sell. Operating results of OREO, including rental income, operating expenses, and gains and losses realized from the sale of properties owned, are also recorded in OREO expense.

INTANGIBLE ASSETS:

Intangible assets, primarily goodwill and core deposit intangibles, are included in other assets. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions and amounted to $91,786,000 and $31,998,000 at December 31, 1995 and 1994, respectively. Goodwill is amortized on a straight-line method over the estimated periods to be benefited, ranging from ten to forty years, and included in non-interest expense.

Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions. Core deposit intangibles and other identifiable intangibles amounted to $19,301,000 and $16,004,000 at December 31, 1995 and 1994, respectively, and are amortized on an accelerated basis over their estimated periods of benefit, ranging from five to ten years and included in non-interest expense. Other identifiable intangibles consist primarily of purchased mortgage servicing rights which represent the intangible value of purchased rights to service mortgage loans.

FINANCIAL INSTRUMENTS:

Derivative financial instruments, primarily interest rate swaps, are one of the tools used to manage interest rate risk. The net periodic interest payments or receipts arising from these instruments are recognized on an accrual basis in interest income or interest expense as yield adjustments to the hedged assets or liabilities. Gains or losses on the termination of interest rate swaps are deferred and amortized in interest income or interest expense as an adjustment to the yield of the hedged asset or liability over the shorter of the remaining life of the hedged item or the remaining contract period.

RETIREMENT PLANS:

UJB Financial and its subsidiaries have several formal non-contributory retirement plans which cover substantially all employees. Annual contributions are made to the plans in amounts at least equal to the minimum regulatory requirements and no greater than the maximum amount that can be deducted for Federal income tax purposes. The costs associated with these benefits are accrued based on actuarial assumptions and included in non-interest expenses.

INCOME TAXES:

The amount provided for income taxes is based on income reported for consolidated financial statement purposes, after elimination of Federal tax-exempt income, which is derived primarily from securities of states and political subdivisions and certain commercial and mortgage loans.

On January 1, 1993, SFAS No. 109, "Accounting for Income Taxes," was adopted. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities, as well as for operating losses and tax credit carryforwards. The effect on deferred taxes of a change in the tax rate is recognized in the period of the enactment date. The cumulative effect at January 1, 1993, of this change in the method of accounting for income taxes has been included in the Consolidated Statements of Income for the year ended December 31, 1993.

UJB Financial and its subsidiaries file a consolidated Federal income tax return with the amount of income tax expense or benefit computed and allocated on a separate return basis.

INCOME PER SHARE:

Income per common share is calculated by dividing net income, less the dividends on the adjustable-rate cumulative preferred stock, by the average daily number of common shares outstanding during the period. Common stock equivalents are not included in the calculation as they have no material dilutive effect.

NOTE 2 ACQUISITIONS

In September 1995 UJB Financial and The Summit Bancorporation (Summit) announced a definitive agreement to merge in a stock-for-stock exchange to form Summit Bancorp. The transaction, accounted for as a pooling of interests, was consummated on March 1, 1996 in an exchange of .90 shares of UJB Financial common stock for each share of Summit common stock. There were 34,078,905 shares of UJB Financial common stock issued for 37,865,450 shares of Summit common stock. At December 31, 1995, Summit had total assets of $5,654,110,000.

The transaction was accounted for as a pooling of interests. Separate results of operations of the combined entities for the three years ended December 31 were as follows:

(In thousands, except per share)     1995        1994         1993
=========================================    ========     ========
Net interest income:
  UJB Financial..........        $650,767    $616,104     $575,908
  Summit.................         218,474     210,723      203,953
- -----------------------------------------    --------     --------
   Combined                      $869,241    $826,827     $779,861
=========================================    ========     ========
Net income:
  UJB Financial..........        $170,367    $130,150     $ 82,418
  Summit.................          72,503      24,400       50,724
- -----------------------------------------    --------     --------
   Combined                      $242,870    $154,550     $133,142
=========================================    ========     ========
Net income per common share:
  UJB Financial..........        $   2.99    $   2.35     $   1.50
  Summit.................            2.12         .70         1.54
  Combined...............            2.77        1.80         1.57
=========================================    ========     ========

The Combined Consolidated Results of Operations are not necessarily indicative of the results that would have occurred had the acquisition been consummated in the past or which may be attained in the future. See the Combined Consolidated Financial Statements and the notes thereto found on pages 32 to 48.

In August 1995 UJB Financial signed a definitive merger agreement to acquire Flemington National Bank and Trust Company. The transaction was consummated on February 23, 1996, in an exchange of 1.3816 shares of UJB Financial common stock for each share of Flemington common stock. There were 1,324,000 shares of UJB Financial common stock issued for 958,476 shares of Flemington common stock. At December 31, 1995, Flemington had total assets of $285,875,000. This transaction was accounted for under the pooling-of-interests method. However, because this acquisition was considered immaterial to UJB Financial, the transaction will be recorded as an adjustment to beginning shareholders' equity at January 1, 1996 without restating the Consolidated Financial Statements for 1995 and prior years.

In January 1995 UJB Financial entered into a definitive merger agreement to acquire Bancorp New Jersey, Inc. for a combination of cash and stock. The transaction, accounted for under the purchase method, was consummated on July 11, 1995. Bancorp New Jersey had total assets of $504,528,000, loans of $290,444,000 and deposits of $449,971,000. Results of operations are included from the acquisition date. The acquisition of Bancorp New Jersey resulted in goodwill of $63,764,000 which is being amortized over 20 years on a straight-line basis.

The pro forma results of operations for the period January 1, 1995 to July 11, 1995, and for the year ended December 31, 1994, assuming Bancorp New Jersey had been acquired as of January 1, 1994, would not have been significantly different from those presented in the Consolidated Statements of Income.

During the year ended December 31, 1994, UJB Financial completed two acquisitions. In July 1994 VSB Bancorp, Inc., with assets of $381,100,000, was acquired and accounted for as a pooling of interests. In September 1994 Palisade Savings Bank, FSB with assets of $324,237,000, was acquired and accounted for under the purchase method.

NOTE 3 RESTRICTIONS ON CASH AND DUE FROM BANKS

Certain subsidiary banks are required to maintain reserve balances with a Federal Reserve Bank based principally upon deposits. These reserve balances averaged $359,190,000 in 1995 and $359,124,000 in 1994.

NOTE 4 SECURITIES AVAILABLE FOR SALE

The following is a comparative summary of securities available for sale at December 31:

                                                     Gross           Gross
                                 Amortized      Unrealized      Unrealized          Market
(In thousands)                        Cost           Gains          Losses           Value
- ------------------------------------------      ----------      ----------      ----------
1995
U.S. Government
  and Federal agencies ...      $1,246,623      $    6,060      $    8,456      $1,244,227
Other securities:
  Mortgage-backed ........         293,383           2,068             491         294,960
  Other debt .............           1,503             594              85           2,012
  Equities, net ..........          58,480             383            --            58,863
- ------------------------------------------      ----------      ----------      ----------
   Total other                     353,366           3,045             576         355,835
- ------------------------------------------      ----------      ----------      ----------
                                $1,599,989      $    9,105      $    9,032      $1,600,062
==========================================      ==========      ==========      ==========
1994
U.S. Government
  and Federal agencies ...      $  122,974      $        2      $   13,251      $  109,725
Other securities:
  Mortgage-backed ........          55,090            --             2,885          52,205
  Equities, net ..........          35,605           4,810           1,130          39,285
- ------------------------------------------      ----------      ----------      ----------
   Total other                      90,695           4,810           4,015          91,490
- ------------------------------------------      ----------      ----------      ----------
                                $  213,669      $    4,812      $   17,266      $  201,215
==========================================      ==========      ==========      ==========

The amortized cost and market value of securities available for sale at December 31, 1995, are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have principal prepayment provisions are distributed to a maturity category based on their estimated average life. These prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution. The following is a summary of the expected maturity distribution at December 31, 1995:

                                                       Amortized          Market
(In thousands)                                              Cost           Value
================================================================      ==========
Due in one year or less ........................      $  142,395      $  143,133
Due after one year through five years ..........         990,747         987,821
Due after five years through ten years .........         220,538         220,627
Due after ten years ............................         187,829         189,618
Marketable equity securities, net ..............          58,480          58,863
- ----------------------------------------------------------------      ----------
                                                      $1,599,989      $1,600,062

Gains and losses were realized on sales of securities available for sale as follows:

(In thousands)                          1995       1994       1993
============================================     ======    =======
Gains............................     $5,406     $1,591    $11,147
Losses...........................          -          -     (2,816)
- --------------------------------------------     ------    -------
  Net gains                           $5,406     $1,591    $ 8,331

Interest and dividend income on securities available for sale was as follows:

(In thousands)                          1995       1994       1993
============================================    =======    =======
U.S. Government and Federal
  agencies.......................    $12,513    $20,504    $17,082
Other securities.................      6,652     13,796     13,941
- --------------------------------------------    -------    -------
                                     $19,165    $34,300    $31,023
============================================    =======    =======

The carrying value of securities available for sale pledged to secure public funds and securities sold under agreements to repurchase, as well as for other purposes required by law, was $983,674,000 at December 31, 1995.

NOTE 5 SECURITIES HELD TO MATURITY

The following is a comparative summary of securities held to maturity at December 31:

                                                    Gross           Gross
                                Amortized      Unrealized      Unrealized          Market
(In thousands)                       Cost           Gains          Losses           Value
=========================================      ==========      ==========      ==========
1995
U.S. Government
  and Federal agencies ..      $  798,763      $    4,411      $    8,393      $  794,781
States and political
  subdivisions ..........         243,174          14,558             180         257,552
Other securities:
  Mortgage-backed .......       1,224,128             411          19,055       1,205,484
  Other debt ............          19,935            --              --            19,935
- -----------------------------------------      ----------      ----------      ----------
   Total other                  1,244,063             411          19,055       1,225,419
- -----------------------------------------      ----------      ----------      ----------
                               $2,286,000      $   19,380      $   27,628      $2,277,752
=========================================      ==========      ==========      ==========
1994
U.S. Government
  and Federal agencies ..      $2,016,615      $      517      $  100,643      $1,916,489
States and political
  subdivisions ..........         331,000          11,749           3,319         339,430
Other securities:
  Mortgage-backed .......       1,725,367             275          99,128       1,626,514
  Other debt ............          20,006            --              --            20,006
- -----------------------------------------      ----------      ----------      ----------
   Total other                  1,745,373             275          99,128       1,646,520
- -----------------------------------------      ----------      ----------      ----------
                               $4,092,988      $   12,541      $  203,090      $3,902,439
=========================================      ==========      ==========      ==========

The amortized cost and the market value of securities held to maturity at December 31, 1995, are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have principal prepayment provisions are distributed to a maturity category based on their estimated average life. These prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.

The following is a summary of the expected maturity distribution at December 31, 1995:

                                          Amortized         Market
(In thousands)                                 Cost          Value
===================================================     ==========
Due in one year or less.............     $   32,368     $   32,826
Due after one year through five years     1,196,602      1,187,701
Due after five years through ten years      670,596        668,134
Due after ten years.................        386,434        389,091
- ---------------------------------------------------     ----------
                                         $2,286,000     $2,277,752
===================================================     ==========

Gains and losses were realized on early redemptions of securities held to maturity as follows:

(In thousands)                              1995     1994     1993
================================================     ====    =====
Gains..................................     $714     $303    $ 732
Losses.................................       (6)      (6)    (186)
- ------------------------------------------------     ----    -----
  Net gains                                 $708     $297    $ 546
================================================     ====    =====

Interest and dividend income on securities held to maturity was as follows:

(In thousands)                                  1995          1994          1993
====================================================      ========      ========
U.S. Government and Federal
  agencies ...........................      $112,425      $107,700      $146,926
States and political subdivisions ....        19,533        22,816        25,204
Other securities .....................        99,881        88,211        30,867
- ----------------------------------------------------      --------      --------
                                            $231,839      $218,727      $202,997
====================================================      ========      ========

The carrying value of securities held to maturity pledged to secure public funds and securities sold under agreements to repurchase, as well as for other purposes required by law, was $1,096,683,000 at December 31, 1995.

In November 1995 the Financial Accounting Standards Board issued a special report on the implementation of SFAS No. 115. This special report provided an opportunity for a one-time reassessment of the classification of securities as of a single measurement date between November 15, 1995, and December 31, 1995. As a result, securities held to maturity with an amortized cost of $1,414,995,000 and a net unrealized loss of $387,000 were transferred to securities available for sale on December 31, 1995. These securities were transferred to increase the overall level of liquidity and improve the ability to manage interest rate risk.

NOTE 6 LOANS

The composition of the loan portfolio, net of unearned discount and net deferred loan origination fees and costs, at December 31 was as follows:

(In thousands)                                  1995          1994
====================================================    ==========
Commercial and industrial.............   $ 4,090,557    $3,921,747
Construction and development..........       481,166       705,602
- ----------------------------------------------------    ----------
  Total commercial loans..............     4,571,723     4,627,349
Residential mortgage..................     1,826,526     1,329,417
Commercial mortgage...................     1,543,364     1,461,571
- ----------------------------------------------------    ----------
  Total mortgage loans................     3,369,890     2,790,988
Home equity...........................     1,589,519     1,529,468
Automobile............................       639,847       504,574
Other consumer........................       286,403       204,195
- ----------------------------------------------------    ----------
  Total consumer loans................     2,515,769     2,238,237
- ----------------------------------------------------    ----------
                                         $10,457,382    $9,656,574
====================================================    ==========

Residential mortgage loans held for sale amounted to $1,406,000 at December 31, 1995, and $3,536,000 at December 31, 1994. These loans are accounted for at the lower of aggregate cost or market value.

Subsidiaries of UJB Financial have granted loans to Parent Corporation and subsidiary officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $66,568,000 and $83,351,000 at December 31, 1995, and 1994, respectively. During 1995 there were $19,197,000 of new loans made and repayments totaled $35,980,000.

NOTE 7 NON-PERFORMING LOANS

At December 31 non-performing loans were as follows:

(In thousands)                                  1995          1994
====================================================      ========
Non-accrual loans.....................      $166,253      $164,909
Renegotiated loans....................           199         2,738
- ----------------------------------------------------      --------
                                            $166,452      $167,647
====================================================      ========

The following information is presented for those loans classified as non-performing at December 31:

(In thousands)                                    1995         1994         1993
======================================================      =======      =======
Income that would have been recorded
  under original contract terms .........      $16,976      $16,074      $21,573
Less interest income received ...........        1,752        1,693        3,787
- ------------------------------------------------------      -------      -------
  Lost income on non-performing
   loans at year end ....................      $15,224      $14,381      $17,786
======================================================      =======      =======

NOTE 8 ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses were as follows:

(In thousands)                                    1995          1994          1993
======================================================      ========      ========
Balance, January 1 .....................      $214,161      $244,154      $277,449
  Purchase adjustment, net .............         6,131         1,833          --
  Add provision charged to expense .....        65,250        84,000        95,685
- ------------------------------------------------------      --------      --------
                                               285,542       329,987       373,134
- ------------------------------------------------------      --------      --------
  Less charge offs:
   Commercial ..........................        76,911        72,586       105,677
   Residential mortgage ................         4,722         1,288         1,166
   Commercial mortgage .................        23,348        13,686        10,834
   Consumer ............................        11,804         8,684        25,598
- ------------------------------------------------------      --------      --------
     Total charge offs .................       116,785        96,244       143,275
- ------------------------------------------------------      --------      --------
  Add recoveries:
   Commercial ..........................        14,445        11,788        10,513
   Residential mortgage ................           472           245            24
   Commercial mortgage .................         1,690         2,372           263
   Consumer ............................         2,286         2,965         3,495
- ------------------------------------------------------      --------      --------
     Total recoveries ..................        18,893        17,370        14,295
- ------------------------------------------------------      --------      --------
  Net charge offs ......................        97,892        78,874       128,980
- ------------------------------------------------------      --------      --------
  Less write downs on transfer to assets
   held for accelerated disposition ....          --          36,952          --
- ------------------------------------------------------      --------      --------
Balance, December 31 ...................      $187,650      $214,161      $244,154
======================================================      ========      ========

At December 31, 1995, the impaired loan portfolio was primarily collateral dependent as defined under SFAS No. 114 and totaled $166,452,000, for which general and specific allocations to the allowance for loan losses of $27,561,000 were identified. The amount of cash basis interest income that was recognized on impaired loans during 1995 was $2,173,000.

NOTE 9 PREMISES AND EQUIPMENT

The major components of premises and equipment at December 31 were as follows:

(In thousands)                                  1995          1994
====================================================      ========
Land..................................      $ 15,638      $ 18,476
Premises and leasehold improvements...       199,488       194,014
Furniture and equipment...............       151,854       137,214
- ----------------------------------------------------      --------
                                             366,980       349,704
Less accumulated depreciation and
  amortization........................       204,316       181,799
- ----------------------------------------------------      --------
                                            $162,664      $167,905
====================================================      ========

Amounts charged to non-interest expenses for depreciation and amortization amounted to $20,847,000 in 1995, $20,124,000 in 1994, and $20,489,000 in 1993.

NOTE 10 OTHER REAL ESTATE OWNED

At December 31 other real estate owned consisted of the following:

(In thousands)                                               1995           1994
================================================================================
Other real estate owned ..........................        $31,416        $46,426
Less allowance for other real estate owned .......         11,580         14,977
- -----------------------------------------------------------------        -------
                                                          $19,836        $31,449
=================================================================        =======

Transactions in the allowance for other real estate owned were as follows:

(In thousands)                                    1995         1994         1993
======================================================      =======      =======
Balance, January 1 ......................      $14,977      $31,117      $13,416
  Add provision charged to expense ......        4,222       10,573       32,062
- ------------------------------------------------------      -------      -------
                                                19,199       41,690       45,478
  Less:Write downs on sales .............        3,795       16,818       14,361
     Other write downs ..................        3,824        9,895         --
- ------------------------------------------------------      -------      -------
Balance, December 31 ....................      $11,580      $14,977      $31,117
======================================================      =======      =======

Other write downs during 1995 resulted from the adoption of SFAS No. 114 which required in-substance foreclosures to be classified as non-performing loans. The implementation of SFAS No. 114 resulted in a reclassification of $6,411,000, net of specific reserves of $3,824,000, from other real estate owned to non-performing loans. Other write downs during 1994 of $9,895,000 resulted from the transfer of other real estate owned to assets held for accelerated disposition.

NOTE 11 OTHER BORROWED FUNDS

Other borrowed funds at December 31 consisted of the following:

(In thousands)                                  1995          1994
====================================================    ==========
Securities sold under agreements to
  repurchase..........................      $482,603    $  948,697
Federal funds purchased...............       200,700       172,255
Treasury tax and loan deposits........        88,689       135,746
Commercial paper......................        38,503        42,211
Other.................................        61,935        34,521
- ----------------------------------------------------    ----------
                                            $872,430    $1,333,430
=====================================================   ==========

Lines of credit, at the Parent Corporation, are available to support commercial paper borrowings and for general corporate purposes. Interest on these lines of credit approximates the prime lending rate at the time of borrowing. Unused lines amounted to $40,000,000 at December 31, 1995. Commitment fees on the credit facilities and the lines of credit amounted to $75,000 in 1995, $86,000 in 1994, and $161,000 in 1993.

NOTE 12 LONG-TERM DEBT

Long-term debt at December 31 consisted of the following:

(In thousands)                                       1995      1994
=========================================================  ========
8.625% Subordinated notes due
  December 10, 2002*..........................   $175,000  $175,000
7.95% Senior notes due August 25, 2003*.......     20,000    20,000
7.75% Sinking fund debentures due
  November 1, 1997*...........................      8,649     9,338
Other.........................................          -       416
- ---------------------------------------------------------  --------
                                                 $203,649  $204,754
=========================================================  ========

* Indicates Parent Corporation obligation.

The 8.625% subordinated notes of UJB Financial were issued in 1992 and are unsecured. Interest is payable semi-annually on June 10 and December 10 of each year. The subordinated notes are not subject to redemption prior to maturity, and no sinking fund is provided for these notes.

The 7.95% ten-year maturity private placement senior notes were issued in 1993 with interest payable quarterly on the twenty-fifth day of each February, May, August, and November. UJB Financial has the option to prepay the notes, in whole or in part, on any interest payment date, but in no event shall the prepayment be less than $1,000,000, subject to certain contractual prepayment provisions.

The 7.75% sinking fund debentures are currently redeemable at the option of UJB Financial at 100% of the principal amount, plus accrued interest. An annual sinking fund of $700,000 is calculated to retire 52.5% of this issue prior to maturity. UJB Financial may, at its option, increase its sinking fund payment in any year. Any additional payment may not exceed the mandatory sinking fund payment for that year. The debentures are redeemable, through the sinking fund, at the principal amount thereof plus accrued interest. At December 31, 1995, $151,000 was being held to satisfy future sinking fund requirements.

Certain of the above long-term debt agreements include restrictions upon the creation of liens by UJB Financial, the disposition of stock of subsidiaries, the payment of cash dividends, and the creation of fund-ed debt, as defined. At December 31, 1995, under the most restrictive limitations, consolidated retained earnings of $293,716,000 were unrestricted and available for dividends and the amount of additional funded debt, as defined, that could be created was $351,694,000.

The principal amount of long-term debt due in the following year is included in other borrowed funds. Principal amounts due, including sinking fund payments, for the years 1996 and 1997 are $700,000 and $7,949,000. No principal amounts are due for 1998, 1999, and 2000.

NOTE 13 COMMON AND PREFERRED STOCK

At December 31, 1995, approximately 6,919,000 common shares were reserved for issuance under the Dividend Reinvestment Plan, Incentive Stock and Option Plan, Stock Option Plans, Savings Incentive Plan, and Long-Term Performance Stock Plan.

At December 31, 1995, UJB Financial had 4,000,000 shares of preferred stock authorized of which 600,166 shares of Series B Preferred Stock were outstanding. Each outstanding share of Series B Preferred Stock has a $50 stated value, is non-convertible, and has no voting rights. Dividends are cumulative and are payable quarterly on February 1, May 1, August 1, and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and the dividend rate will be 1.5% less than the highest of the Three-Month Treasury Bill Rate, the Ten-Year Constant Maturity Rate or the Thirty-Year Constant Maturity Rate. The dividend rate for any dividend period will not be less than 6% per annum or greater than 11% per annum.

The preferred stock is redeemable at the option of UJB Financial, in whole or in part, plus accrued and unpaid dividends. The preferred stock may be redeemed at a price of $50 per share. Dividends in the amounts of $3.04, $3.07, and $3.00 per share were declared on the Series B Preferred Stock for 1995, 1994, and 1993, respectively.

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

NOTE 14 RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS

Certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to UJB Financial Parent Corporation without prior approval of bank regulatory authorities.

The Federal Reserve Act, which affects the New Jersey state-member bank, restricts the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. The Pennsylvania state-chartered bank may declare a dividend up to the amount of accumulated net profit. In addition to these statutory restrictions, the subsidiary banks are required to maintain adequate levels of capital under FDICIA. At December 31, 1995, the total undistributed net assets of the subsidiary banks were $1,262,301,000 of which $253,530,000 was available under the most restrictive limitations for the payment of dividends to UJB Financial Parent Corporation.

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

The following table sets forth the qualified plans' funding status and amounts recognized in the Consolidated Financial Statements at December 31:

(In thousands)                                      1995        1994        1993
========================================================   =========   =========
Accumulated benefit obligation,
  including vested benefits of
  $137,807 in 1995, $118,784 in
  1994, and $108,491 in 1993.................  $(148,988)  $(128,070)  $(116,035)
========================================================   =========   =========
Projected benefit obligation for
  services rendered to date..................  $(183,821)  $(157,157)  $(146,772)
Plan assets at fair value....................    173,335     135,567     144,497
- --------------------------------------------------------   ---------   ---------
Plan assets (under) over projected
  benefit obligation.........................    (10,486)    (21,590)     (2,275)
Unrecognized transition asset................     (6,327)     (8,727)    (11,101)
Unrecognized prior service cost..............        431         753          (7)
Unrecognized net loss from past
  experience, which is different from
  that assumed, and effect of
  change in assumptions......................     15,396      23,560       6,020
- --------------------------------------------------------   ---------   ---------
Accrued pension cost                           $    (986)  $  (6,004)  $  (7,363)
========================================================   =========   =========
Net pension expense components:
    Service cost.............................  $   7,534   $   6,736   $   6,833
    Interest cost............................     13,149      11,210      10,510
    Actual return on plan assets.............    (32,837)      7,879     (14,987)
    Net deferral and amortization............     17,278     (22,074)      2,049
- --------------------------------------------------------   ---------   ---------
Net pension expense                            $   5,124   $   3,751   $   4,405
========================================================   =========   =========

The plans' assets were principally invested in units of mutual funds. The weighted average discount rates for the plans were 7.5% in 1995, 8.0% in 1994, and 7.5% in 1993. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% in 1995, 5.5% in 1994 and 1993. The expected long-term rate of return on plan assets was 9.0% in 1995, 1994, and 1993.

UJB Financial also maintains non-qualified supplemental retirement plans for certain officers of the company. The plans, which are unfunded, provide benefits in excess of that permitted to be paid by the pension plan under provisions of the tax law. The plans' cost was $2,518,000 for 1995, $699,000 for 1994, and $738,000 for 1993.At December 31, 1995, the projected benefit obligation amounted to $12,973,000 and the accrued liability amounted to $9,124,000.

In addition to pension benefits, certain health care and life insurance benefits are made available to retired employees. In 1993 UJB Financial adopted, on a prospective basis, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under SFAS No. 106 the costs of such benefits are accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive the benefits.

The following table sets forth the net periodic postretirement benefit cost and accumulated postretirement benefit obligation at December 31:

(In thousands)                                        1995       1994       1993
==========================================================   ========   ========
Accumulated postretirement benefit
  obligation (APBO).............................  $(28,006)  $(33,055)  $(35,009)
  Fair value of assets..........................         -          -          -
- ----------------------------------------------------------   --------   --------
Projected benefit obligation
  funded status.................................   (28,006)   (33,055)   (35,009)
  Unrecognized transition obligation............    20,983     24,514     26,414
  Unrecognized prior service cost...............        84        141          -
  Unrecognized loss.............................      (803)     3,156      5,731
- ----------------------------------------------------------   --------   --------
Accrued APBO                                      $ (7,742)  $ (5,244)  $ (2,864)
==========================================================   ========   ========
Net postretirement benefit cost components:
  Service cost..................................  $    228   $    322   $    305
  Interest cost.................................     2,175      2,248      2,303
  Amortization of transition obligation.........     1,341      1,355      1,390
- ----------------------------------------------------------   --------   --------
Net postretirement benefit cost                   $  3,744   $  3,925   $  3,998
==========================================================   ========   ========

For measurement purposes, the cost of medical benefits was projected to increase at a rate of 13.0% in 1995, 14.0% in 1994, and 15.0% in 1993 and thereafter decreasing linearly to 6.0% over seven years. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of January 1, 1995, by $1,610,000 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1995, by $119,000. The present value of the accumulated benefit obligation assumed discount rates of 7.5%, 8.0%, and 7.5% in 1995, 1994, and 1993, respectively. The rate of increase used in future compensation levels was 5.0% in 1995, and 5.5% in 1994 and 1993.

SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was issued in November 1992 to establish accounting for benefits provided to former or inactive employees after employment but before retirement. SFAS No. 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. Effective January 1, 1994, UJB Financial adopted SFAS No. 112 and recognized a transitional liability of $2,663,000. Net costs of $2,989,000 and $2,945,000 were recognized during 1995 and 1994, of which $2,023,000 and $2,174,000 were paid, respectively. At December 31, 1995, the resultant SFAS No. 112 liability was $4,400,000 compared to $3,434,000 at December 31, 1994.

Management incentive plans have been established with the intention of providing added incentive to key executives to increase the profits of the company. The executives and the amount of the awards are subject to limits as set forth in the plans. Accruals for the plans amounted to $4,570,000, $3,258,000, and $1,640,000 in 1995, 1994 and 1993, respectively.

There is a Savings Incentive Plan which covers substantially all employees with one or more years of service. The Plan permits eligible employees to make basic contributions to the Plan up to 3% of their base compensation in 1995, 1994 and 1993, and additional contributions up to 12% of their base compensation. Under the Plan, the employer provides a matching contribution equal to 65% of their basic contributions in 1993 and through October 31, 1994. Effective November 1, 1994, the employer matching contribution was increased to 100% of the basic contributions. Matching contributions to the Plan amounted to $3,270,000, $2,446,000, and $2,084,000 in 1995, 1994, and 1993, respectively.

Certain subsidiaries have other incentive plans and profit sharing agreements. Accruals under these plans amounted to $1,919,000, $1,959,000, and $1,826,000 in 1995, 1994, and 1993, respectively.

The Incentive Stock and Option Plan and previous Long-Term Performance Stock Plans of UJB Financial provide for the grant of shares of common stock in the form of restricted stock awards. Shares issued as stock awards were 67,920 in 1995, 60,250 in 1994, and 73,431 in 1993. The shares awarded are subject to certain forfeiture restrictions as set forth in the Plans.

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

Changes in options outstanding during the past three years were as follows:

                                                                   Price Range
                                                      Shares        Per Share
============================================================  ==================
Outstanding, December 31, 1992
  (2,559,502 shares exercisable).................  3,122,095  $ 3.745 to $29.438
  Granted during 1993............................    489,382   12.133 to  25.063
  Exercised during 1993..........................    390,554    3.745 to  29.438
  Expired or cancelled during 1993...............     31,127    7.875 to  29.438
- ------------------------------------------------------------  ------------------
Outstanding, December 31, 1993
  (2,700,414 shares exercisable).................  3,189,796    3.745 to  29.438
  Granted during 1994............................    449,500              24.688
  Exercised during 1994..........................    486,573    7.864 to  28.333
  Expired or cancelled during 1994...............     65,329    7.875 to  29.438
- ------------------------------------------------------------  ------------------
Outstanding, December 31, 1994
  (2,637,894 shares exercisable).................  3,087,394    7.864 to  29.438
  Granted during 1995............................    896,913    5.667 to  28.334
  Exercised during 1995..........................    952,244    3.745 to  29.438
  Expired or cancelled during 1995...............     25,837    7.875 to  29.438
- ------------------------------------------------------------  ------------------
Outstanding, December 31, 1995
  (2,518,976 shares exercisable)                   3,006,226  $ 6.800 to $29.438
============================================================  ==================

NOTE 17 OTHER EXPENSES

Other expenses consisted of the following:

(In thousands)                                            1995     1994     1993
================================================================================
Professional and other fees.........................  $ 36,516  $35,516  $38,510
Communications (postage and telephone)..............    20,432   18,905   18,535
Other...............................................    43,764   40,176   40,488
- --------------------------------------------------------------------------------
                                                      $100,712  $94,597  $97,533
================================================================================

NOTE 18 INCOME TAXES

Effective January 1, 1993, SFAS No. 109, "Accounting for Income Taxes," was adopted on a prospective basis. The cumulative effect of the adoption resulted in a positive effect to earnings of $3,816,000.

The provision for income taxes in the Consolidated Statements of Income consists of the following:

(In thousands)                                        1995       1994       1993
==========================================================    =======    =======
Current provision:
  Federal........................................  $56,984    $45,077    $23,223
  State..........................................   15,813      8,205      9,455
- ----------------------------------------------------------    -------    -------
                                                    72,797     53,282     32,678
Deferred provision (benefit):
  Federal........................................   19,893     13,681       (682)
  State..........................................    3,618      5,349     (5,043)
- ----------------------------------------------------------    -------    -------
                                                    23,511     19,030     (5,725)
- ----------------------------------------------------------    -------    -------
   Provision for income taxes                      $96,308    $72,312    $26,953
==========================================================    =======    =======

A summary of the differences between the actual income tax provision and the amounts computed by applying the statutory Federal income tax rate to income is as follows:

(In thousands)                                         1995      1994       1993
===========================================================   =======   ========
Federal tax at statutory rate.....................  $93,336   $71,468   $ 36,944
Increase (decrease) in taxes resulting from:
  Tax-exempt interest income......................   (8,118)   (9,491)   (10,523)
  State taxes, net of Federal tax effect..........   12,630    8,810       2,868
  Other, net......................................   (1,540)    1,525     (2,336)
- -----------------------------------------------------------   -------   --------
                                                    $96,308   $72,312   $ 26,953
===========================================================   =======   ========

The significant Federal and state temporary differences which comprise the deferred tax assets and liabilities presented at December 31, are as follows:

(In thousands)                                                   1995       1994
=====================================================================   ========
Deferred tax assets:
  Provision for loan losses................................  $ 71,716   $ 84,379
  Provision for other real estate owned....................     8,704     10,098
  Restructuring charge.....................................         -      2,479
  Net unrealized loss on securities........................     1,302      5,695
  Other....................................................    17,914     19,919
- ---------------------------------------------------------------------   --------
                                                               99,636    122,570
Deferred tax liabilities:
  Leasing operations.......................................   (21,829)   (12,601)
  Other....................................................      (174)    (4,432)
- ---------------------------------------------------------------------   --------
                                                              (22,003)   (17,033)
- ---------------------------------------------------------------------   --------
   Net deferred tax asset                                    $ 77,633   $105,537
=====================================================================   ========

Included in deferred tax assets "Other" is a valuation allowance which has been established against certain Federal and state temporary differences. The valuation allowance was $8,746,000 at December 31, 1995, and $7,756,000 at December 31, 1994. At December 31, 1995, there was a deferred state tax asset of $5,792,000 resulting from operating loss carryforwards. This asset was reserved by the valuation allowance.

UJB Financial is not aware of any factors which would generate significant differences between taxable income and pre-tax book income in future years except for the effects of the reversal of current or future net deductible temporary differences. However, there can be no assurances that there will not be any significant differences in the future, if circumstances change.

Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the net deferred tax asset. However, there can be no assurance about the level of future earnings.

Included in shareholders' equity are income tax benefits attributable to restricted stock awards and the exercise of non-qualified stock options of $1,359,000, $1,957,000, and $1,207,000 for the years ended December 31, 1995,
1994, and 1993, respectively. Also included in shareholders' equity are income tax benefits attributable to net unrealized losses on securities in the amounts of $1,302,000 and $5,695,000 for the years ended December 31, 1995 and 1994 respectively.

NOTE 19 LEASE COMMITMENTS

Non-interest expenses include rentals for premises and equipment of $41,742,000 in 1995, $38,403,000 in 1994, and $34,435,000 in 1993, after reduction for sublease rentals of $2,948,000, $2,684,000, and $2,894,000 in each of the respective years. At December 31, 1995, UJB Financial and its subsidiaries were obligated under a number of non-cancellable leases for premises and equipment, many of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for the years 1996 through 2000 are $41,510,000, $36,196,000, $28,618,000, $18,234,000, and $13,737,000, respectively. Minimum rentals due after 2000 are $74,528,000.

NOTE 20 CONTINGENT LIABILITIES

UJB Financial and its subsidiaries may, from time to time, be defendants in legal proceedings relating to the conduct of their businesses. In the best judgment of management, the consolidated financial position of UJB Financial and its subsidiaries will not be affected materially by the final outcome of any pending legal proceedings or other contingent liabilities and commitments.

NOTE 21 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, UJB Financial and its subsidiaries enter into a variety of financial instruments that are recorded off the balance sheet. This reporting is considered appropriate where either the exchange of the underlying asset or liability has not yet occurred or the notional amounts are used solely as a means to determine the cash flows to be exchanged. These off-balance-sheet financial instruments are primarily divided into two categories: credit-related financial instruments and derivative financial instruments.

Credit-related financial instruments are principally customer related, while derivative financial instruments are acquired primarily for asset/liability management purposes. Credit-related financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit.
UJB Financial's derivative financial instruments are limited to interest rate swaps, interest rate caps, and foreign exchange contracts.

The following table summarizes the notional amount of significant off-balance-sheet financial instruments at December 31:

(In thousands)                                  1995          1994
==================================================================

Credit-related instruments:
  Commitments to extend credit........    $3,726,052    $3,642,423
  Standby letters of credit...........       258,009       291,612
  Commercial letters of credit........       101,875        93,229
Derivative instruments:
  Interest rate swaps.................       794,978       923,541
  Interest rate caps..................        63,892        47,895
  Foreign exchange contracts..........        23,735        45,496
==================================================================

CREDIT-RELATED FINANCIAL INSTRUMENTS:

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

Fees received from credit-related financial instruments are recognized over the terms of the contracts and are generally included in non-interest income as service and loan fee income.

The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers and is incorporated in the assessment of the adequacy of the allowance for loan losses. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies. Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the amounts do not necessarily represent future cash flow requirements.

DERIVATIVE FINANCIAL INSTRUMENTS:

At December 31, 1995, the notional value of the derivative financial instruments portfolio consisted of $794,978,000 of interest rate swaps, $63,892,000 of interest rate caps, and $23,735,000 of foreign exchange contracts.

Activities involving interest rate swaps are primarily attributed to asset/liability risk management efforts. Asset/liability risk manage ment objectives are aimed at stabilizing net interest income through periods of changing interest rates. The interest rate swaps were acquired to hedge interest rate risk on certain interest earning assets and interest bearing liabilities.

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

Under the terms of the interest rate swaps at December 31, 1995, there were $764,145,000 of contracts to receive fixed payments of 5.94% with an expected maturity of March 1997 and an average payout based on LIBOR plus .82%. Additionally, there were $30,833,000 of interest rate swaps to receive payments at LIBOR and make fixed payments of 6.90% with an expected maturity of August 1996. These swaps have resulted in decreases of $8,169,000 and $1,176,000 in net interest income during 1995 and 1994, respectively.

Credit-related losses can occur in the event of non-performance by the counterparties to the derivative financial instruments. The credit risk that results from interest rate swaps is represented by the fair value of contracts that have a positive value at the reporting date. At December 31, 1995, the total amount of credit risk was $1,372,000; however, this amount can increase or decrease if interest rates change. To minimize the risk of credit losses, UJB Financial monitors the credit standing of the counterparties and only transacts with those that have credit ratings of AA or better.

Interest rate caps are purchased from brokers to accommodate those customers who desire interest rate protection on variable rate loans. There is nominal risk associated with these products as the credit rating of the counterparties are closely monitored.

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

- --------------------------------------------------------------------------------
The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1995, and 1994.

CASH, SHORT-TERM INVESTMENTS AND CUSTOMER ACCEPTANCES:

These financial instruments have relatively short maturities or no defined maturities but are payable on demand, with little or no credit risk. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value.

SECURITIES:

Trading account securities and securities available for sale are reported at their respective fair values in the Consolidated Balance Sheets. These values were based on quoted market prices. The fair values of securities held to maturity were also based upon quoted market prices.

LOANS:

The fair value of loans is estimated using a combination of techniques including discounted estimated future cash flows and, where available, quoted market prices of similar instruments. The loan portfolios are segmented based upon loan type, credit quality, and repricing characteristics. The fair values of most fixed-rate loans are estimated using discounted cash flow models taking into consideration current rates that would be offered to borrowers with similar credit risk for loans with similar remaining terms. The fair values of variable rate loans are estimated by reducing their carrying values by their corresponding general and specific credit reserves. Non-performing loans are primarily valued based upon the net realizable value of the loan's underlying collateral.

DEPOSITS:

The estimated fair values of demand and savings deposits are equal to the amounts recognized in the Consolidated Balance Sheets. These amounts do not recognize the fair value of core deposit intangibles, which represent the value of a core deposit base with an expected duration.

The fair values for medium- to long-term deposit liabilities are calculated by discounting estimated future cash flows using current rates offered for deposits of similar remaining maturities.

BORROWED FUNDS AND BANK ACCEPTANCES:

The fair values for borrowed funds are calculated by discounting estimated future cash flows using current rates offered for borrowings of similar remaining maturities. Due to the short maturities of bank acceptances, their carrying value approximates fair value.

LONG-TERM DEBT:

The fair value of long-term debt is based upon quoted market prices. For long-term debt issuances where quoted market prices are not available, the fair values are determined using discounted cash flow analyses.

OTHER:

The estimated fair values of accrued interest receivable, accrued interest payable, and assets held for accelerated disposition are considered to be equal to the amounts recognized in the Consolidated Balance Sheets.

OFF-BALANCE-SHEET INSTRUMENTS:

The estimated fair values of derivative financial instruments are based upon quoted market prices, without consideration of the market values related to the hedged on-balance-sheet financial instruments. For commitments to extend credit and letters of credit, the fair values would approximate fees currently charged to enter into similar agreements.

The following table presents the carrying amounts and fair values of financial instruments at December 31:

                                           1995                     1994
                                 ----------------------------------------------
                                  Carrying        Fair     Carrying        Fair
(In millions)                        Value       Value        Value       Value
===============================================================================
Financial assets:
 Cash and short-term
  investments ................   $ 1,080.8   $ 1,080.8    $   989.1   $   989.1
 Trading account
  securities .................        27.4        27.4         33.5        33.5
 Securities available
  for sale ...................     1,600.1     1,600.1        201.2       201.2
 Securities held to
  maturity ...................     2,286.0     2,277.8      4,093.0     3,902.4
 Loans, net ..................    10,269.7    10,534.9      9,442.4     9,474.5
 Assets held for
  accelerated disposition ....        16.7        16.7         90.9        90.9
 Accrued interest
  receivable .................        97.5        97.5         89.9        89.9
 Due from customers
  on acceptances .............        26.7        26.7         21.2        21.2
Financial liabilities:
 Deposits ....................   $13,261.4   $13,299.5    $12,567.8   $12,560.0
 Other borrowed funds ........       872.4       872.4      1,333.4     1,331.0
 Long-term debt ..............       203.6       225.5        204.8       203.4
 Accrued interest payable ....        39.0        39.0         30.2        30.2
 Bank acceptances
  outstanding ................        26.7        26.7         21.2        21.2
Off-balance-sheet
 instruments:
 Interest rate swaps .........          NA   $      .1           NA   $   (52.0)
 Loan commitments ............          NA       (20.9)          NA       (20.3)
 Standby letters of credit ...          NA        (1.5)          NA        (2.9)
 Commercial letters of
  credit .....................          NA         (.1)          NA         (.1)
===============================================================================

NA - Not applicable, off-balance-sheet financial instruments

NOTE 23 CONCENTRATIONS OF CREDIT RISK

UJB Financial's credit policy emphasizes diversification of risk among industries and borrowers. Concentrations of credit risk, whether on or off the balance sheet, exist in relation to certain groups of customers or counterparties. A group concentration arises when a number of customers or counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. UJB Financial does not have a significant exposure to any individual customer or counterparty. At December 31, 1995, the ten largest credit relationships have outstanding loan balances of $246,019,000 and have unexercised commitments of $336,480,000.

UJB Financial's business is concentrated in New Jersey and eastern Pennsylvania. A significant portion of the total loan portfolio is secured by real estate or other collateral located in these states. This concentration is mitigated by the diversification of the loan portfolio among consumer, residential mortgage, commercial mortgage, construction and commercial loans. The commercial loan portfolio, excluding construction and development loans, represents approximately 39% of the entire loan portfolio and has no concentration greater than 10% to any specific industry.

- --------------------------------------------------------------------------------
NOTE 24 PARENT CORPORATION INFORMATION

As part of the comprehensive restructuring program, on August 31, 1994, UJB Financial Parent Corporation transferred a significant portion of its operations to United Jersey Bank. This included the transfer of 649 employees and $26,269,000 of assets, primarily premises and equipment. Beginning September 1, 1994, the operating results of these functions were recorded in the operating results and financial condition of United Jersey Bank. UJB Financial Parent Corporation information is as follows:

CONDENSED BALANCE SHEETS

                                                              December 31,
                                                       -------------------------
(In thousands)                                            1995           1994
================================================================================
ASSETS
Cash and cash equivalents ........................     $   95,399     $  118,252
Interest bearing deposits with banks .............          5,000          5,000
Securities available for sale ....................            815          4,994
Investment in subsidiaries .......................      1,292,489      1,098,670
Due from subsidiaries ............................        181,142        156,832
Premises and equipment ...........................            500            503
Other assets .....................................         18,193         18,063
- --------------------------------------------------------------------------------
Total Assets .....................................     $1,593,538     $1,402,314
================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper .................................     $   38,503     $   42,211
Accrued expenses and other liabilities ...........         54,540         51,505
Long-term debt ...................................        203,649        204,338
- --------------------------------------------------------------------------------
  Total liabilities ..............................        296,692        298,054
Total shareholders' equity .......................      1,296,846      1,104,260
- --------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity .......     $1,593,538     $1,402,314
================================================================================

CONDENSED STATEMENTS OF INCOME

                                                   Year Ended December 31,
                                             -----------------------------------
(In thousands)                                  1995         1994        1993
================================================================================
OPERATING INCOME
Management fees due from subsidiaries ....   $  32,761    $  29,322    $ 38,994
Dividends from subsidiaries ..............      91,811       56,441      40,311
Interest from subsidiaries ...............      18,895       17,026      16,356
Securities gains .........................       1,447         --          --
Other interest ...........................         102          300         120
Other ....................................       1,222          559         640
- -------------------------------------------------------------------------------
  Total operating income .................     146,238      103,648      96,421
- -------------------------------------------------------------------------------
OPERATING EXPENSES
Service charges due to subsidiaries ......      33,144         --          --
Salaries and employee benefits ...........       4,193       26,491      32,887
Interest .................................      20,262       19,586      20,044
Occupancy and equipment ..................          70        4,340       6,396
Other ....................................         208        9,298      11,797
- -------------------------------------------------------------------------------
  Total operating expenses ...............      57,877       59,715      71,124
- -------------------------------------------------------------------------------
  Income before income taxes and equity
   in undistributed net income of
   subsidiaries ..........................      88,361       43,933      25,297
Federal and state income taxes (benefit) .      (2,957)      (4,114)       (701)
- -------------------------------------------------------------------------------
                                                91,318       48,047      25,998
Equity in undistributed net income of
  subsidiaries ...........................      79,049       82,103      56,420
- -------------------------------------------------------------------------------
  Net Income .............................   $ 170,367    $ 130,150    $ 82,418
- -------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

                                                  Year Ended December 31,
                                            -----------------------------------
(In thousands)                                 1995        1994         1993
===============================================================================
OPERATING ACTIVITIES
Net income ..............................   $ 170,367    $ 130,150    $  82,418
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization .........           3        1,794        2,481
  (Increase) decrease in other assets ...        (130)       6,404      (10,677)
  Increase (decrease) in accrued
   expenses and other liabilities .......       3,035       (7,122)      13,697
  Equity in undistributed net
   income of subsidiaries ...............     (79,049)     (82,103)     (56,420)
  Securities gains ......................      (1,447)        --           --
- -------------------------------------------------------------------------------
     Net cash provided by operating
      activities ........................      92,779       49,123       31,499
- -------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of
  securities available for sale .........       4,154         --           --
Net increase in short-term
  investments ...........................        --           --         (5,000)
Payments received on advances to
  subsidiaries ..........................     180,278      205,611      191,761
Advances to subsidiaries ................    (204,588)    (198,189)    (168,000)
Purchases of premises and
  equipment, net ........................        --         (2,069)        (817)
Capital contributions to subsidiaries ...    (114,770)     (56,476)     (55,000)
- -------------------------------------------------------------------------------
     Net cash used in investing
      activities ........................    (134,926)     (51,123)     (37,056)
- -------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net (decrease) increase in commercial
  paper .................................      (3,708)       8,852      (29,502)
Net decrease in borrowed funds ..........        --           --         (5,250)
Proceeds from issuance of long-term
  debt, net of related expenses .........        --           --         20,000
Principal payments on long-term debt ....        (689)      (3,134)     (21,830)
Dividends paid ..........................     (65,549)     (49,817)     (34,806)
Common stock issued for acquisition
  of Bancorp New Jersey, Inc. ...........      68,186         --           --
Proceeds from issuance of common
  stock, net ............................      16,412       15,256       15,186
Other, net ..............................       4,642       (2,929)      (2,891)
- -------------------------------------------------------------------------------
     Net cash provided by (used in)
      financing activities ..............      19,294      (31,772)     (59,093)
- -------------------------------------------------------------------------------
Decrease in cash and
  cash equivalents ......................     (22,853)     (33,772)     (64,650)
Cash and cash equivalents
   at beginning of year .................     118,252      152,024      216,674
- -------------------------------------------------------------------------------
Cash and cash equivalents at
end of year .............................   $  95,399    $ 118,252    $ 152,024
===============================================================================

- --------------------------------------------------------------------------------
                          INDEPENDENT AUDITORS' REPORT

================================================================================
The Shareholders and Board of Directors
UJB Financial Corp.:

We have audited the accompanying consolidated balance sheets of UJB Financial Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UJB Financial Corp. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 1, 15 and 18 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and Statement No. 112, "Employers' Accounting for Postemployment Benefits" in 1994 and Statement No. 109 "Accounting for Income Taxes" in 1993.

/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
January 16, 1996, except as to the first and fourth paragraphs of Note 2, which are as of March 1, 1996

- --------------------------------------------------------------------------------
                               CORPORATE DIRECTORY

====================================================================================================================================
SUMMIT BANCORP                     James C. Brady, Jr.              Orin R. Smith                      Richard O. Carmichael
301 Carnegie Center                Partner                          Chairman and                       Paul J. Cavaliere
P.O. Box 2066                      Mill House Associates, L.P.      Chief Executive Officer            Stephen Chaberski
Princeton, New Jersey                                               Engelhard Corporation              J. Michael Cunnane
08543-2066                         John G. Collins                                                     Gaetana P. Cunsolo
609-987-3200                       Vice Chairman                    Joseph M. Tabak                    Thomas J. D'Angelo
                                   Summit Bancorp                   President and                      James F. Deutsch
                                                                    Chief Executive Officer            James N. Ferrier
                                   Robert G. Cox                    JPC Enterprises, Inc.              Thomas M. Finn
                                   President                                                           William R. Frasca
                                   Summit Bancorp                   Douglas G. Watson                  Laura Gilardini
                                                                    President                          Kevin T. Gillen
CORPORATE MANAGEMENT               T.J. Dermot Dunphy               CIBA-GEIGYCorporation              Ferdinand R. Horn IV
                                   President and                    Pharmaceuticals Division           Virginia A. Ibarra
Chairman and                       Chief Executive Officer                                             Dorinda Jenkins-Glover
Chief Executive Officer            Sealed Air Corporation           UNITED JERSEY BANK                 Christopher Lahoda
T. Joseph Semrod                                                    210 Main Street                    L. David Lyons
President                          Anne Evans Estabrook             Hackensack, New Jersey 07602       Michael J. Maiorino, Jr.
Robert G. Cox                      Owner                            201-646-5000                       Charles A. Maraziti
                                   Elberon Development Co.                                             Simone Marino
Vice Chairmen                                                                                          Stephen J. Mauger
John G. Collins                    Elinor J. Ferdon                 SENIOR MANAGEMENT                  James T. Melone
John R. Howell                     Volunteer Professional                                              Richard J. Morbee
                                   First Vice President             Chairman, President                George L. Nichols
Senior Executive Vice Presidents   Girl Scouts of U.S.A.            and Chief Executive Officer        William C. Pasko
John R. Haggerty                                                    T. Joseph Semrod                   Ronald Phillips
Sabry J. Mackoul                   Fred G. Harvey                                                      Peter C. Platt
John J. O'Gorman                   Vice President                   Vice Chairman                      Edward E. Poor IV
Stephen H. Paneyko                 E&E Corporation                  John G. Collins                    Richard D. Rein
                                                                                                       Garrett W. Roberts
Executive Vice Presidents          John R. Howell                   Senior Executive Vice Presidents   Jorge Rojas
Larry L. Betsinger                 Vice Chairman                    John R. Haggerty                   Maurice J. Spagnoletti
Alfred M. D'Augusta                Summit Bancorp                   Sabry J. Mackoul                   Paul V. Stahlin
John R. Feeney                                                      John J. O'Gorman                   Francis P. Testa
William J. Healy                   Francis J. Mertz                 Stephen H. Paneyko                 Paul A. Towers
Richard F. Ober, Jr.               President                                                           Roger M. Tully
Dennis Porterfield                 Fairleigh Dickinson University   Executive Vice Presidents          Harold W. Ullmann
Alan N. Posencheg                                                   Anthony J. Allora                  Joseph Verbaro, Jr.
Gary F. Simmerman                  George L. Miles, Jr., CPA        Alfred M. D'Augusta                Arty C. Zulawski
George J. Soltys, Jr.              President and                    Robert Eberhardt, Jr.
Edmund C. Weiss, Jr.               Chief Executive Officer          Peter D. Halstead                  BOARD OF DIRECTORS
                                   WQED Pittsburgh                  William J. Healy                   Bjorn Ahlstrom
Senior Vice Presidents                                              H. Richard Minette                 Robert L. Boyle
Susan U. Bredehoft                 Henry S. Patterson II            Richard F. Ober, Jr.               Barry D. Brown
Kerry K. Calaiaro                  President                        Robert J. Peters                   John G. Collins
Peter J. Gindin                    E'town Corporation               Dennis Porterfield                 T.J. Dermot Dunphy
Robert A. Gunther                                                   Gary F. Simmerman                  Anne Evans Estabrook
James J. Kreig                     Thomas D. Sayles, Jr.            Lenore Smith                       Elinor J. Ferdon
C. Scott Rombach                   Former Chairman                  Christophe-Pierre Terlizzi         Samuel Gerstein, Esq.
Paul V. Stahlin                    The Summit Bancorporation        Timothy S. Tracey                  Richard H. Goldberger
Timothy S. Tracey                                                   William J. Wolverton               Robert S. Hekemian
Dennis A. Williams                 T. Joseph Semrod                                                    Thomas C. Jamieson, Jr., Esq.
                                   Chairman and                     Senior Vice Presidents             Vincent P. Langone
BOARD OF DIRECTORS                 Chief Executive Officer          John D. Battaglia
S. Rodgers Benjamin                Summit Bancorp                   Donald W. Blum
Chairman and                                                        Susan U. Bredehoft
Chief Executive Officer            Raymond Silverstein, CPA         Arthur J. Brown
Flemington Fur Company             Consultant                       Thomas B. Butler
                                   Alloy, Silverstein, Shapiro,
Robert L. Boyle                    Adams, Mulford & Co., P.C.
Representative
William H. Hintelmann Firm

- --------------------------------------------------------------------------------
                               CORPORATE DIRECTORY

(Continued)
====================================================================================================================================
Francis J. Mertz                   David V. Merklin                 Thomas L. Burns                    UJB DISCOUNT BROKERAGE
George L. Miles, Jr., CPA          Thomas J. Mies                   Stephen D. Gilligan                305 Route 17 South
Bertram B. Miller                  F. Richard Patryn                Brian C. Zwann                     P.O. Box 929
Henry S. Patterson II              Mary S. Riether                                                     Paramus, New Jersey 07652
T. Joseph Semrod                   Richard G. Tappen                BOARD OF DIRECTORS                 201-262-8400
Raymond Silverstein, CPA                                            Charles J. Bufalino, Esq.          1-800-631-1635
Sylvester L. Sullivan              Regional Presidents              Walter J. Dealtrey
Alexander von Summer, Jr.          J. Michael Feeks                 Ronald D. Ertley                   SENIOR MANAGEMENT
Joseph M. Tabak                    Michael J. Giacobello            Alfred M. Giannangeli              President and
Robert A. Woodruff, Sr.            John A. Kenny                    Henry A. Giuliani, Esq.            Chief Executive Officer
                                                                    Allan L. Goodman                   Joseph J. McCaffrey
SUMMIT BANK                        BOARD OF DIRECTORS               John R. Haggerty
One Main Street                    Eustace Anselmi                  Fred G. Harvey                     Executive Vice President
Chatham, New Jersey 07928          S. Rodgers Benjamin              John R. Howell                     Jack R. Ader
201-701-2666                       James C. Brady, Jr.              Msgr. Andrew J. McGowan
                                   John B. Cave                     Robert J. Miorelli                 Senior Vice President
SENIOR MANAGEMENT                  Robert G. Cox                    William L. Morse, Jr.              John T. Henry
                                   Samuel V. Gilman, Jr.            Michael J. Naples, Jr.
Chairman, President                Kathleen D. Hammond              Donald M. Pachence                 UNITED JERSEY VENTURE
and Chief Executive Officer        Peter Kalkus                     Richard H. Penske                  CAPITAL, INC.
Robert G. Cox                      Warren S. Kimber, Jr.            Robert J. Tunnessen                301 Carnegie Center
                                   William Boyce Lum                Robert E. Wilkes                   P.O. Box 2066
Senior Executive Vice Presidents   William P. McCaughey             John W. Woltjen                    Princeton, New Jersey 08543
John R. Feeney                                                                                         609-987-3200
Dennis S. McChesney                S. Griffin McClellan III         UJB FINANCIAL SERVICE
                                   Anthony Papetti                  CORPORATION                        President and
Group Executive Vice Presidents    Robert W. Parsons, Jr.           55 Challenger Road                 Chief Executive Officer
Elwood L. Bowman II                Orin R. Smith                    Ridgefield Park, New Jersey        Stephen H. Paneyko
James S. Little                    Douglas G. Watson                07660
Stewart E. McClure, Jr.            Kate B. Wood                     201-296-3000                       GIBRALTAR CORPORATION
Richard J. Ranelli                                                                                     OF AMERICA
                                   First Valley Bank                SENIOR MANAGEMENT                  350 Fifth Avenue
Executive Vice Presidents          One Bethlehem Plaza                                                 New York, New York 10118
Jack D. Cussen                     Bethlehem, Pennsylvania          Chairman of the Board              212-868-4400
Barry S. Duerk                     18018                            John G. Collins
Gerald L. Facciani                 610-865-8411                                                        SENIOR MANAGEMENT
Michael J. Griffin                                                  President and
Paul Kalamaras                     SENIOR MANAGEMENT                Chief Executive Officer            Chairman of the Board
Eugene E. Schwarzenbek                                              Alan N. Posencheg                  Robert J. Peters
Alfred J. Soles                    Chairman of the Board
J. Page Stiger, Jr.                and Chief Executive Officer      Executive Vice Presidents          President and
                                   John R. Howell                   Larry L. Betsinger                 Chief Executive Officer
Senior Vice Presidents                                              Joseph L. Branciforte              Irwin Schwartz
John P. Babcock                    President and
Bette A. Bauer                     Chief Operating Officer          Senior Vice Presidents             Executive Vice President and
William S. Burns                   Robert E. Wilkes                 Hubert P. Clarke                   Chief Operating Officer
Michael C. Costin                                                   Theodore M. Kest                   Harvey A. Mackler
Margaret L. Domber                 Regional President               Frank Litterio
John A. Eickman                    Gary F. Lamont                   George Manning                     LEHIGH SECURITIES
Stephen T. Emr                                                      Ray W. Mead                        CORPORATION
Hilton M. Jervey                   Executive Vice Presidents        Santiago Pati-o                    1457 MacArthur Road
Jeffrey J. Kraft                   Tomas J. Bamberger               John J. Smith                      Whitehall, Pennsylvania
John F. Kuntz                      Fredric B. Cort                                                     18052
James B. Kurdek                                                                                        1-800-245-4487
James F. Liccardo                  Senior Vice Presidents
George B. Littlejohn               John M. Adams, Jr.                                                  President
                                   Philip D. Beck                                                      Lawrence J. Dottor

- --------------------------------------------------------------------------------
                             CORPORATE INFORMATION

================================================================================
HEADQUARTERS
Summit Bancorp
301 Carnegie Center
P.O. Box 2066
Princeton,
New Jersey 08543-2066

ANNUAL SHAREHOLDERS
MEETING

Summit Bancorp's annual shareholders meeting will be held on Monday, May 20, 1996 at 3:00 p.m. at the Hyatt Regency Princeton, Route One and Alexander Road, Princeton, New Jersey.

DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

Summit Bancorp offers its shareholders a convenient plan to increase their investment in the company. Through the Dividend Reinvestment and Stock Purchase Plan, holders of stock may have their quarterly dividends automatically reinvested in additional common shares without service charges. In addition, optional cash payments toward the purchase of additional shares are permitted at any time, up to $25,000 per quarter. Shareholders not enrolled in this plan, as well as brokers and custodians who hold stock for clients, may receive a plan prospectus and enrollment card by contacting First Chicago Trust Company of New York at 201-324-0498.

CONTACTS

Security analysts, portfolio managers, and others seeking financial information about Summit Bancorp should contact Kerry K. Calaiaro, senior vice president, investor relations, at 609-987-3226.

News media representatives and others seeking general information should contact
C. Scott Rombach, senior vice president, director of corporate communications, at 609-987-3350.

Shareholders seeking assistance should write to Lori A. Wierzbinsky, assistant corporate secretary, at the Princeton headquarters address to the left.

For assistance with stock records, please contact First Chicago Trust Company of New York at 201-324-0498, Monday through Friday 8:00 a.m. to 6:00 p.m., and Saturday 8:00 a.m. to 3:00 p.m. (Eastern Time).

OTHER REPORTS

Copies of Summit Bancorp's Form 10-K and regulatory reports required under
Section 112 of the Federal Deposit Insurance Corporation Improvement Act are available without charge by writing Summit Bancorp, Corporate Comptroller, P.O. Box 2066, Princeton, New Jersey 08543-2066.

NYSE SYMBOL

Summit Bancorp's common and Series B preferred stock are traded on the New York Stock Exchange under the symbols SUB and SUBB, respectively. Daily stock quotes appear in The New York Times under SumtBc and in The Wall Street Journal under SummitBcp.

TRANSFER AND DIVIDEND
PAYING AGENT/REGISTRAR
(COMMON AND PREFERRED)

First Chicago Trust Company of
New York
P.O. Box 2500
Jersey City,
New Jersey 07303-2500

CO-TRANSFER AGENT
(COMMON)
United Jersey Bank

Design: Bloch Graulich Whelan Inc. / New York

[SUMMIT BANCORP LOGO]
        301 Carnegie Center
        P.O. Box 2066
        Princeton,
        New Jersey 08543-2066

SUMMIT BANCORP 1995  Annual report

                              [FULL PAGE PHOTO]


                      [PHOTO BOX]

                           +      = Customer Focus

                      [PHOTO BOX]



               Commercial lender Dante J. Bucci (right) welcomes
                Trotter Inc.  From left: Peter Haines, president
            and chief executive officer, Joan Carter, vice chairman,
                        and John J. Aglialoro, chairman.

                              [FULL PAGE PHOTO]


                    [PHOTO BOX]

                         +      = Service Excellence

                    [PHOTO BOX]


                  Service Representative at the Customer Call
                       Center handles call from customer.