Form 10-K, Exhibit 13
period 1997-12-31
SUMMIT BANCORP/NJ/
filed 1998-03-27
CIK 101320

Summit Bancorp                                                Annual Report 1997

            [PICTURE: YOUNG BOY JUMPING OFF A ROCK REACHING HIGHER]

We Reach

Higher

for Financial

Solutions

Summit Bancorp is a leading regional financial services organization with $30 billion in assets and a market capitalization of $9.3 billion at year end. Through our retail, commercial, investment management and private banking lines of business, Summit bankers provide customized financial solutions to individuals and businesses throughout New Jersey, eastern Pennsylvania and beyond.

Contents...

page     1    Financial Highlights
page     2    Lines of Business
page     4    Chairman's Message
page     7    Reach Higher for Financial Solutions
page    16    Board of Directors
page    18    Community Development
page    19    Financial Review
page    34    Consolidated Financial Statements and Notes
page    57    Corporate Directory
page    59    Shareholder and Corporate Information

Net Income per Common Share
before non-recurring items

YEAR
----
1993               $1.21
1994                1.60
1995                1.89
1996                2.15
1997                2.43

Annual Indicated Dividend

YEAR
----
1993               $0.56
1994                0.69
1995                0.85
1996                0.96
1997                1.08

FINANCIAL HIGHLIGHTS                            Summit Bancorp and Subsidiaries
================================================================================

                                                                                                Percent Change
                                                                                               -----------------
                                                                                               1997         1996
                                                                                                vs.          vs.
(Dollars in millions, except per share data)               1997        1996        1995        1996         1995
-----------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
Before non-recurring items:
  Net income .......................................  $   424.7   $   360.4   $   300.4        17.8%        20.0%
  Net income per common share:
    Basic ..........................................       2.43        2.15        1.89        13.0         13.8
    Diluted ........................................       2.39        2.12        1.87        12.7         13.4
After non-recurring items:
  Net income .......................................      371.0       283.7       300.4        30.8         (5.6)
  Net income per common share:
    Basic ..........................................       2.12        1.69        1.89        25.4        (10.6)
    Diluted ........................................       2.09        1.67        1.87        25.1        (10.7)
Per common share:
  Cash dividends declared ..........................       1.02        0.90        0.79        13.3         13.9
  Book value .......................................      14.79       13.61       13.04         8.7          4.4
  Market value .....................................      52.88       29.17       23.75        81.3         22.8
=================================================================================================================
BALANCE SHEET DATA AT DECEMBER 31
Total assets .......................................  $29,964.2   $27,767.3   $26,647.5         7.9%         4.2%
Total deposits .....................................   22,329.4    21,629.5    21,232.9         3.2          1.9
Total loans ........................................   18,888.4    17,386.1    16,413.2         8.6          5.9
Allowance for loan losses ..........................      296.5       280.6       293.2         5.7         (4.3)
Shareholders' equity ...............................    2,612.4     2,290.8     2,130.1        14.0          7.5
=================================================================================================================
INCOME STATEMENT DATA
Net interest income ................................  $ 1,145.1   $ 1,053.3   $ 1,009.7         8.7%         4.3%
Provision for loan losses ..........................       59.1        64.0        72.1        (7.7)       (11.2)
Non-interest income ................................      301.9       260.0       235.3        16.1         10.5
Non-interest expenses, excluding non-recurring items      733.7       693.8       705.5         5.8         (1.7)
Non-recurring items, net of taxes ..................       53.7        76.7          --       (29.9)          --
Net income .........................................      371.0       283.7       300.4        30.8         (5.6)
=================================================================================================================
CONSOLIDATED RATIOS Before non-recurring items:
  Return on average assets .........................       1.47%       1.32%       1.17%
  Return on average common equity ..................      17.08       16.48       15.49
After non-recurring items:
  Return on average assets .........................       1.28        1.04        1.17
  Return on average common equity ..................      14.92       12.95       15.49
Efficiency ratio ...................................      50.28       52.11       55.72
Allowance for loan losses to year-end loans ........       1.57        1.61        1.79
Non-performing loans to year-end loans .............       0.45        0.80        1.18
=================================================================================================================
CAPITAL RATIOS
Average equity to average assets ...................       8.61%       8.12%       7.63%
Tier I capital to average assets (leverage) ........       8.76        7.73        7.63
Tier I capital to risk-adjusted assets .............      12.64       11.68       11.32
Total capital to risk-adjusted assets ..............      14.83       14.17       13.87
=================================================================================================================
OTHER DATA (at year end)
Number of banking offices ..........................        426         423         433
Number of employees (full-time equivalent) .........      8,566       8,402       8,593
=================================================================================================================

Lines of Business

Commercial Banking
================================================================================

Overview

Provides a full array of commercial financial services including asset based lending, international trade services, equipment leasing, real estate financing, private placement, mezzanine financing, aircraft lending, correspondent banking, treasury services and structured finance

--------------------------------------------------------------------------------

Market Penetration

o N.J.'s largest commercial and industrial lender, serving 30,000 clients and 15 major industry groups

o Leader in providing financial services to middle market companies with annual sales of $5 to $250 million

o One of Northeast's largest asset based lenders; offices in NYC, Stamford, Greater Philadelphia and Baltimore/ Washington, D.C. areas

--------------------------------------------------------------------------------

Highlights of 1997

o Grew asset based lending to $1.1 billion; opened new office in the Baltimore/ Washington, D.C. area

o Provided variety of real estate financing services through commercial real estate sector

o Continued to offer expertise to health care industry, focusing on relationships with hospitals and larger medical practices; expanded this area to include long-term care facilities

--------------------------------------------------------------------------------

Key Market Data

[The following table was depicted as a pie graph in the original]

Loan Portfolio

Middle Market  19%
International   3%
Bus. Banking    5%
Leasing         6%
Health Care     5%
Media           4%
Large Corp.    11%
Asset Based    14%
Commercial
 Real Estate   33%

--------------------------------------------------------------------------------

Reaching Higher,
   Looking Ahead

o Cultivate opportunities in lower middle market, asset based lending, international trade, health care, communications and fee-based treasury services

o     Maximize business potential through aggressive sales and marketing

o Build on asset based lending capability with small business, aircraft related and transportation concerns

Retail Banking
================================================================================

Overview

Sells and delivers retail banking products and services to consumers and small businesses through 385 traditional and 41 supermarket branches, as well as telephone banking centers in N.J. and eastern Pa.

--------------------------------------------------------------------------------

Market Penetration

o Largest deposit market share in N.J., serving 40 percent of state's three million households

o     600 ATMs in N.J., N.Y. and Pa. including 200 off-site

o Largest N.J. issuer of Visa check cards to individuals and small businesses; over one million debit cards outstanding

o Largest merchant bankcard processor in N.J. and among the top 40 in the nation

--------------------------------------------------------------------------------

Highlights of 1997

o Grew lending to small businesses over 10 percent and ranked number 22 in nation in small business loans of up to $1 million

o Defined our trade area into six regions with regional presidents to bring bank closer to customer base

o     Processed nearly 34 million ATM transactions

o     Exceeded $230 million in in-store deposits

o Launched PC Banking product, growing at approximately 2,000 PC Banking accounts per month

--------------------------------------------------------------------------------

Key Market Data

[The following table was depicted as a pie graph in the original]

Consumer Loan Portfolio

Auto/Leasing                   22%
Unsecured Personal Loans        6%
Student Loans                   2%
Credit Cards                    1%
All Other                       2%
Home Equity                    67%

--------------------------------------------------------------------------------

Reaching Higher,
   Looking Ahead

o     Increase N.J. household relationships to 50 percent

o     Expand supermarket branches to 70 by year-end 1998, 100 by 2000

o Open 15 in-stores beginning in March 1998 through 1999 in Genuardi's, upscale food retailer in Southeastern Pa. and N.J.

o     Become leading small business lender in N.J. and eastern Pa.

--------------------------------------------------------------------------------

Investment Services
================================================================================

Overview

Provides investment management as well as a full range of investment products and administrative and custodial services, including discount brokerage, to individuals and institutions, and a wide array of insurance products for the personal and corporate marketplace

--------------------------------------------------------------------------------

Market Penetration

o Assets under management total $8.2 billion, $2.3 billion in 17 proprietary Pillar Funds(R)

o     Leader in Special Needs Trusts for disabled and Trust Care for seniors

o     Offers life, health, disability and long-term care insurance products

o 85 Investment Counselors in Summit branches give advice on mutual funds and annuities

--------------------------------------------------------------------------------

Highlights of 1997

o     Four star rating awarded to four Pillar Funds by Morningstar

o Introduced Summit Asset Management Account (sweeps checking account balances into interest bearing investments)

o     Acquired Corporate Dynamics, employee benefit consultant to businesses

o     Upgraded 401(k) program

o Developed Women's Financial Future to build strategic relationships across lines of business

--------------------------------------------------------------------------------

Key Market Data

Retail Investment Sales of Mutual Funds and Annuities (In Millions)

YEAR
----
1993               $212
1994                197
1995                196
1996                259
1997                344

--------------------------------------------------------------------------------

Reaching Higher,
   Looking Ahead

o Build trust and investment customer base in untapped Collective Bank markets

o Merge Summit Discount Brokerage with our Investment Counselor program to provide full-service brokerage through 100 investment counselors

o     Introduce state-of-the-art asset allocation accounts

o     Build mutual fund assets under management

--------------------------------------------------------------------------------

The Private Bank
================================================================================

Overview

Offers customers a creative response to their financial needs including credit, investments, insurance, retirement and estate planning

--------------------------------------------------------------------------------

Market Penetration

o     More private banking offices than any other bank in N.J.

o     Private banking office in NYC to serve N.J., Conn. and N.Y. commuters

o Premier provider of products and services to lawyers, accountants, and their firms; 80 percent of N.J.'s top 50 law firms bank with Summit

o Escrow control product is number one deposit product in N.J. for attorney trust accounts

--------------------------------------------------------------------------------

Highlights of 1997

o     Opened offices in Upper Montclair and Mays Landing, N.J.

o Developed Women's Financial Future to build strategic relationships across lines of business

o Further expanded cross-sell and referral programs with other business lines to take advantage of large high net worth market

o Further developed "team" approach to managing private banking relationships

--------------------------------------------------------------------------------

Key Market Data

Private Banking

[PIE GRAPH DIVIDED INTO SIX EQUAL PARTS:
Asset Management Accounts, Escrow Control, Investment Services, Women's Financial Future, Jumbo Mortgages, and Business & Personal Loans]

--------------------------------------------------------------------------------

Reaching Higher,
   Looking Ahead

o Open private banking and investment services offices in Ridgewood and Edison, N.J. and Main Line area of Philadelphia

o     Increase market penetration by targeting emerging affluent

o     Continue to expand share of niche markets and create new ones

o Continue to team with Investment Services and other lines of business to capitalize on cross-sell opportunities

--------------------------------------------------------------------------------

Mortgage Banking
================================================================================

Overview

Provides complete range of full-service mortgage banking activities

--------------------------------------------------------------------------------

Market Penetration

o Largest originator of residential mortgages in N.J. and strong presence in eastern Pa.

o     Residential mortgage asset portfolio of $5.7 billion

o In addition to own portfolio, Summit services $2.2 billion for other investors

--------------------------------------------------------------------------------

Highlights of 1997

o Originated over $1 billion of new residential mortgages, making Summit one of the largest providers of home loans in our trade area

o Implemented cross-sell strategy for referrals to and from other lines of business

o     Completed the formation of an alternative delivery unit (Direct Mortgage
      Group)

--------------------------------------------------------------------------------

Key Market Data

AVERAGE RESIDENTIAL MORTGAGE LOANS (IN BILLIONS)

YEAR
----
1993               $3.226
1994                3.773
1995                4.805
1996                6.651
1997                5.925

--------------------------------------------------------------------------------

Reaching Higher,
   Looking Ahead

o     Achieve originations of $1.5 to $2.0 billion

o     Expand servicing portfolio to over $9 billion

o Achieve greater market penetration by utilizing strength of Summit franchise

o     Continue to streamline mortgage process to reach goal of 24-hour approval

--------------------------------------------------------------------------------

Chairman's Message

In 1998, our challenge is to maximize the value of our existing customer relationships by providing superior service and making cross-selling our mandate.

"We reach higher for financial solutions" explicitly defines how we do business. Summit Bancorp is already the leading provider of financial services to one of the most desirable banking markets in the nation. In 1998, our challenge is to maximize the value of our existing customer relationships by providing superior service and making cross-selling -- increasing profitability by selling customers additional services -- our mandate.

      "Reach higher" has been a motivating theme for Summit's employees, and it inspires our anytime, anywhere approach to customer service. Providing excellent service is not an option in this competitive environment. It is an absolute necessity. Building total relationships is also essential. By knowing our customers, we can effectively cross-sell financial solutions from our broad spectrum of retail, commercial and investment products.

      Income from operations in 1997 rose 18 percent to $425 million, or $2.39 per diluted share. We achieved a return on assets of 1.47 percent and a return on equity of 17.08 percent for the year, before non-recurring items. On December 31, 1997, we had a market capitalization of $9.3 billion and $30 billion in assets.

      Demonstrating confidence in our performance and potential for continued success, your Board of Directors raised the cash dividend for the second time in two years and authorized a three-for-two common stock split, effective September 24, 1997. The quarterly common stock dividend increased 12.5 percent to $.27 per share on a post-split basis.

      In another milestone, Summit was named to the S&P 500 Index. Considered a benchmark of corporate performance, Standard & Poor's selects companies for the Index based on strong, long-term fundamentals and viability. The compound annual total return on your Summit Bancorp stock over the past five years was 30 percent, compared to 20 percent for the S&P.

      Ten bank acquisitions since 1993 have helped us double our assets and achieve impressive market penetration. During 1997, we completed the most recent of these mergers: B.M.J. Financial Corp. and Collective Bancorp, with combined assets of $6.2 billion. Marketing to these customers has already begun contributing to revenues. We are now poised for vigorous growth in South Jersey, particularly Atlantic County.

[PICTURE: (LEFT) CHAIRMAN AND CHIEF EXECUTIVE OFFICER T. JOSEPH SEMROD AND PRESIDENT ROBERT G. COX]

      Strategic expansions in 1997 added new product capabilities and broadened the reach of core businesses. The acquisitions of Corporate Dynamics and Philadelphia Benefits Corp. added employee benefits consulting and brokerage capabilities to our array of insurance services. They provide significant opportunities to cross-sell our existing customer base and attract new business. Our asset based lending group, under the banner of Summit Commercial, expanded geographically with a new office in the Baltimore/Washington, D.C. area. This extends the reach of our specialty lending capabilities and enhances our position as one of the Northeast's largest asset based lenders.

      New sales and service initiatives augment our traditional strengths. In 1997, both commercial and consumer lending benefited from aggressive selling. Utilizing the considerable power of our branch network enabled us to realize a 23 percent increase in fee income from sales of trust and investment products. Alternative delivery systems, such as ATMs and PC banking, are enlarging our sales capacity and allowing customers to bank on their own terms.

      Our intense focus on superior customer service has not gone unnoticed. Commercial customers voted us "Most Admired Bank" in an independent survey of 2,000 companies conducted recently by Business News New Jersey. Chief among the winning criteria were: responsiveness to customers, quality of service, name recognition, customization of services and high ethical standards.

      Understanding how our customers want to bank clearly differentiates Summit in the marketplace. Our Managing Local Markets strategy allows us to combine the services of a major financial institution with the personal service of a local bank. Local decision making and direct access to top management also provide important competitive advantages.

      A discussion of future strategies must include the Year 2000. Thanks to the foresight of our technology subsidiary, we are prepared to meet the challenges of the new millennium head on. We have maintained a single technology platform through merger integrations. As a result, our Year 2000 costs compare favorably with our peers, and we are ahead of regulatory deadlines.

      Entering 1998, we welcome the perspective of our two new directors, Thomas
H. Hamilton and William R. Miller, who joined us from Collective Bancorp. Formerly Chairman, President and CEO, Mr. Hamilton led Collective for 35 years. Mr. Miller, who retired from Lenox China, Inc. as a senior vice president, served on Collective's board since 1985. We look forward to the insights they will provide.

      It is always our goal to enhance shareholder value. In 1998, we will work to accomplish this by:

      o Aggressively seeking cross-sell opportunities both within and across our business lines;

      o Raising the perception of the Summit brand by defining us as the region's leader in value-added financial solutions;

      o Continuing to pursue new revenue streams through acquisitions and expansion of our core businesses;

      o Striving to make Summit even more responsive to the needs of an exceptionally diverse marketplace.

      In closing, we are grateful for the trust and support of our customers, shareholders and employees as we continue to reach higher for financial solutions in 1998.


/s/ T. Joseph Semrod

T. Joseph Semrod
Chairman and Chief Executive Officer


/s/ Robert G. Cox

Robert G. Cox
President

March 6, 1998

Summit Bancorp:

The following pages describe how each of our lines of business -- commercial, retail, investment services and private banking -- reach higher for customers' financial solutions.

[PICTURED: SUMMIT EMPLOYEE SITTING AT A COMPUTER TAKING A CUSTOMER'S TELEPHONE CALL.]

Summit Solution:

Reaching Higher for Customers

As part of Summit's efforts to build total relationships with our customers, investment counselors offer mutual funds, annuities, insurance and brokerage services throughout our branch network.

      Retail banking is a strong contributor to Summit's bottom line, as our 426 branches throughout New Jersey and eastern Pennsylvania closely tie us to the region's communities. With all the advantages of a large financial institution, we are still structured to respond like a community bank.

      Retail banking targets the 450,000 companies in New Jersey and eastern Pennsylvania with sales up to $5 million. Over 27 percent of these companies already bank with Summit. In 1998, we'll capitalize on these existing relationships with cross-sell initiatives. Summit has unique products tailored to this niche including our small business line of credit, community real estate mortgage, a check card and our newest product, the small business VISA credit card.

      Summit's Managing Local Markets (MLM) strategy focuses on selling the right products to the right customers through the right delivery channels. Our MLM tactics continue to fuel both consumer and small business growth.

      Our market trade area is divided into six regions, each with a regional president and senior lender. They are supported by a team of small business lenders with authority to make loan decisions at the local level. Branches are organized into market segments, each with distinct demographics. The result is target marketing based on an intimate knowledge of our customer base.

      We continue to shift transactional volume to more cost effective self service channels including ATMs, PC banking, telephone banking, the Call Center and the Internet. Summit's Internet site is both a sales and marketing tool, and includes on-line trading through Summit's discount brokerage.

      Our Customer Call Center is open 24 hours a day, seven days a week. In 1997, it handled nearly 15 million calls, a 44 percent increase over 1996, and a 100 percent increase over 1995. The significance is that customers are choosing to do their banking remotely, and through a less expensive automated option. Forty percent of all loan applications come through the Call Center, and our goal is 70 percent or more by the year 2000. This drives down costs and improves customer turn around time.

      Summit is the region's largest player for in-store banking. At year end, we had 41 in-store branches primarily in Pathmark, A&P and ShopRite stores. We just signed an agreement with Genuardi's, an upscale food retailer in Southeastern Pennsylvania and New Jersey, to open 15 in-stores beginning this March through 1999. We expect to have 70 supermarket branches by year-end 1998, 100 by the year 2000.

      As a result of our alternative delivery initiatives, we have closed or sold 24 branches unrelated to mergers over the past two years. During 1998, we expect to consolidate another 15.

      One product that has been very popular with old and new Summit customers is Preferred Banking. Customers can link deposit and loan accounts to avoid monthly fees and receive a combined monthly statement.

      Auto finance generated $600 million in new loans and leases in 1997 by working with a network of over 400 dealers throughout our region. In retail banking, Summit's product leadership and market differentiation will be the driving force in achieving growth in 1998.

[PICTURE: SUMMIT EMPLOYEE DISCUSSING INVESTMENT OPPORTUNITIES WITH A CUSTOMER]

[PICTURE: BUILDING AT MORAVIAN COLLEGE IN BETHLEHEM, PA]

Summit has a strong presence in eastern Pennsylvania and is proud to have a long-term relationship with Moravian College in Bethlehem.

[PICTURE: SUMMIT EMPLOYEE AT A CONSTRUCTION SITE LOOKING AT PROGRESS]

[PICTURE: SKY VIEW OF THE NEW ATLANTIC CITY CONVENTION CENTER AND ATLANTIC CITY CONVENTION HALL]

Summit was designated the official bank of The New Atlantic City Convention Center and Atlantic City Convention Hall where we have exclusive rights to provide ATM and other services.

Summit Solution:

Helping Our Region Grow

Summit has the knowledge and resources to help clients' businesses grow. An example is the financing to build Raytheon Engineers & Constructors, Inc.'s new headquarters.

      Summit is recognized as the largest commercial and industrial lender headquartered in New Jersey. A thorough understanding of our markets, consistency in management and the ability to make loan decisions locally have made us a leader. We have maintained that position by having the knowledge and resources to help our clients' businesses grow. Our goal is always to build a relationship with clients and provide complete financial solutions. What separates Summit from the competition is our ability to customize solutions that not only include traditional financing, but also a wide spectrum of non-traditional approaches, previously available only from Wall Street to very large corporations. Another Summit advantage is that our most senior officers regularly meet with clients and share their many years of banking expertise.

      We specialize in middle market companies with annual sales between $5 million and $250 million, where personal relationships and specialized services are customary requirements. In New Jersey and eastern Pennsylvania there are over 17,000 middle market companies. We also enjoy significant relationships with many of the Fortune 1000 companies. Our Business Banking division serves the unique needs of companies with annual sales of $5 million to $15 million, providing a blend of sophisticated products, efficient services and professional attention.

      Our relationship managers provide expertise in several specialized industries. One example is the health care industry where we focus on relationships with hospitals, larger medical practices and long-term care facilities. In addition, our reputation in communications -- newspapers, radio and television -- is nationally recognized. We also continue to expand our portfolio in the transportation/maritime, food processing and delivery industries.

      Summit is also acknowledged for its expertise in specialty lending. Summit Commercial Corp. (SCC) is the non-bank commercial finance subsidiary of the company, and is one of the largest asset based lenders in the Northeast with offices in New Jersey, New York City, the Philadelphia area, Stamford, Connecticut and, most recently, the Baltimore/ Washington, D.C. area. SCC specializes in asset based lending, international trade finance, transportation finance including aircraft lending, equipment leasing and structured finance. A major portion of its business is related to mergers, acquisitions and restructurings.

      Summit has increased efforts to give value added services to our commercial customers that also generate fee-based income. Summit's Corporate Finance specialists provide capital raising assistance and funding for public and private companies. These services include private placements, mezzanine financing, and mergers and acquisitions.

      Our knowledge of New Jersey and eastern Pennsylvania has helped to make Summit the leading construction lending bank in our region. We understand the development business, and are able to provide quick response time and expedite credit approval. Summit's commercial real estate division provides a variety of real estate financing services including commercial mortgages, construction loans, bridge loans and credit lines.

Summit Solution:

Partnering with Customers for Financial Results

Summit bankers help our clients realize their financial objectives. Here our investment professionals explain 401(k) options at Merrimac Industries, Inc.

      Investment Services and The Private Bank have always been important interest and non-interest income areas for Summit. These two lines of business continue to grow and operate as a team to capitalize on cross-sell opportunities.

      Investment Services manages over $8 billion of investment portfolios for individuals, corporations, trusts, estates, charities, endowments, foundations and our mutual fund family, the Pillar Funds(R). We have a broad product line with 17 proprietary mutual funds, and four of our Pillar Funds enjoy four star ratings from Morningstar, a national rating service.

      The Pillar money market funds are also offered in Summit's Asset Management (SAM) Account, a checking account where excess balances are swept daily into an interest-bearing investment. In April 1998, clients will be able to link the SAM account to a Summit brokerage account and be fully invested with immediate liquidity.

      Known for traditional trust, estate and investment services, Summit has also focused on niches that meet customer needs. One example is our Special Needs Trust for the disabled, where we are recognized as a leader by the legal community. A second example is Summit's Trust Care account for seniors, where we see demand increasing as the population ages.

      In the past, Summit has offered brokerage services in two distinct ways. This will change in 1998 when we combine our 85 investment counselors who advise retail customers on mutual funds and annuities with our discount brokers who execute individual security transactions at low cost.

      In 1997, we expanded our insurance services with the acquisition of Corporate Dynamics, an insurance consultant and broker that provides health and other employee benefits to businesses.

      Investment Services and The Private Bank have created a specialized unit called Women's Financial Future (WFF) to help Summit build strategic relationships with women. WFF is referring business throughout the company, particularly in investment management, private banking and small business.

      What differentiates The Private Bank from the competition is that it offers our clients all the products of a large financial institution with the total service of a community bank, including access to our most senior executives. The Private Bank provides a host of credit products for the affluent sector including jumbo mortgages for primary residences or vacation homes, stock option loans, and commercial real estate loans for owner-occupied or investment properties.

      Summit is the bank of choice in the professionals market serving lawyers, accountants and their firms. Over 80 percent of the top 50 law firms in New Jersey bank with us. Our escrow control product is number one in the state for attorney trust accounts. Summit proudly sponsors the Centennial Year of the New Jersey Society of Certified Public Accountants.

      During 1997 in conjunction with our Collective merger, we opened two new private banking and investment services offices, and in 1998 three additional sites in New Jersey and eastern Pennsylvania will be opened.

[PICTURE: SUMMIT EMPLOYEES AND CUSTOMERS DISCUSSING THE SOLUTIONS TO REALIZE THEIR FINANCIAL OBJECTIVES]

[PICTURE: TOP OF THE CAPITAL BUILDING IN TRENTON, NJ]

Summit is a recognized market leader in providing banking services to all levels of government.

[PICTURE: SUMMIT EMPLOYEE WITH A GROUP OF HIGH SCHOOL STUDENTS IN A GYM]

[PICTURE: LIBERTY SCIENCE MUSEUM]

Summit co-sponsors a program to take 3,000 students from Newark's 29 school districts to the Liberty Science Museum.

Summit Solution:

Focusing On Our Communities

People in our communities are not only our customers, they're our neighbors and friends. We're proud of our long relationship with the Hopatcong Borough school system.

      Summit bankers develop strong relationships in the communities we serve. We understand that healthy, prosperous communities are not only good for the economy, but are essential components in supporting our own business growth. Our loans and investments help create stable neighborhoods, promote new businesses and foster economic development.

      As part of the largest bank headquartered in New Jersey, Summit's Government Banking Division is naturally a leading provider of banking products and services to local government. In fact, we have significant deposit relationships with over 500 local government entities throughout New Jersey and eastern Pennsylvania. These include counties, municipalities, school districts and local and regional authorities.

      Government account relationships are a meaningful source of cost-effective core deposits. Summit has targeted this important sector and has partnered with all levels of government to meet the demands of the publics they serve. We provide our local government accounts a broad array of banking products and services.

      Summit's experienced staff understands not only banking, but also government and public administration issues. With this knowledge, they are able to match the right financial product or service to specific needs of local government. In addition, Government Banking can refer its customer base to each of our lines of business and cross-sell a number of Commercial, Retail and Investment Services to different areas of government.

      We have been effectively meeting the financial needs of local governments for many years. Through our recent strategic acquisitions, we not only expanded our customer base, but have retained and nurtured the government relationships of the banks we acquired. In 1998, Summit will continue to expand our government business by meeting the changing needs and priorities of our local governments.

      An important component of Government Banking is government relations. Here, we work with the various business, trade and government organizations to promote economic development in the state, counties and municipalities.

      Another way we support our local communities and expand market share is through mortgage financing. Summit is the largest bank mortgage originator in New Jersey and has a strong presence in eastern Pennsylvania. In 1997, we implemented cross-sell strategies for referrals from and to other lines of business. During 1998, we will utilize the strength of Summit's franchise to achieve greater market penetration, and will continue to streamline the mortgage process toward our goal of approvals in 24 hours.

      The people who live in our communities are not only our customers, they are our neighbors and friends. We operate in a region that enjoys an exceptionally rich multicultural population. Summit believes that our company should reflect the global mosaic of the customers we serve, and we are committed to creating an environment that encourages and values these differences. We believe this makes us a better, stronger and more competitive company.

Board of Directors
Summit Bancorp

S. Rodgers Benjamin

Chairman and CEO Flemington
Fur Company.
Director since 1996.
Member Executive, Compensation, Capital
and Dividend, Acquisition Committees.

Robert L. Boyle

Representative William H.
Hintelmann Firm.
Director since 1986.
Publisher Emeritus of The Dispatch.
Director Summit Bank.
Member Capital and Dividend,
Nominating, Audit Committees.

James C. Brady, Jr.

Partner Mill House Associates, L.P.
Director since 1996.
Director Summit Bank.
Chair Risk Management Committee.
Member Acquisition, Audit Committees.

John G. Collins

Vice Chairman Summit Bancorp.
Director since 1986.
Vice Chairman and Director Summit Bank.
Member Acquisition Committee.

Robert G. Cox

President Summit Bancorp.
Director since 1996.
President and Director Summit Bank.
Member Executive Committee.

T.J. Dermot Dunphy

Chairman and CEO Sealed Air Corporation.
Director since 1984.
Director Summit Bank.
Chair Executive, Compensation
Committees. Member Acquisition,
Nominating, Risk Management
Committees.

Anne Evans Estabrook

Owner Elberon Development Co.
Director since 1994.
Director Summit Bank.
Member Capital and Dividend,
Nominating, Audit Committees.

Elinor J. Ferdon

Volunteer Professional.
National President Girl Scouts of U.S.A.
Director since 1984.
Director Summit Bank.
Chair Audit Committee. Member
Executive, Compensation, Risk
Management Committees.

Thomas H. Hamilton

President and Chief Executive Officer
Collective Bank.
Director since 1997.
Director Collective Bank.

Fred G. Harvey

Vice President E&E Corporation.
Director since 1988.
Director Summit Bank, Pennsylvania.
Chair Capital and Dividend Committee.
Member Executive, Compensation, Risk
Management Committees.

John R. Howell

Vice Chairman Summit Bancorp.
Director since 1988.
Chairman, President, CEO and Director
Summit Bank, Pennsylvania.
Member Risk Management Committee.

Francis J. Mertz

President Fairleigh Dickinson University.
Director since 1986.
Director Summit Bank.
Member Nominating, Risk Management,
Audit Committees.

George L. Miles, Jr., CPA

President and CEO WQED Pittsburgh.
Director since 1994.
Director Summit Bank.
Member Executive, Compensation,
Capital and Dividend, Risk
Management Committees.

William R. Miller

Former Senior Vice President of
Manufacturing Lenox China, Inc.
Director since 1997.
Director Collective Bank.

Henry S. Patterson II

Former President E'town Corporation.
Director since 1971.
Director Summit Bank.
Member Executive, Compensation, Capital
and Dividend, Acquisition, Risk
Management, Audit Committees.

T. Joseph Semrod

Chairman and CEO Summit Bancorp.
Director since 1981.
Chairman, CEO and Director Summit Bank.
Member Executive Committee.

Raymond Silverstein, CPA

Consultant Alloy, Silverstein, Shapiro,
Adams, Mulford & Co., P.C.
Director since 1991.
Director Summit Bank.
Chair Nominating Committee. Member
Executive, Compensation, Capital and
Dividend, Acquisition Committees.

Orin R. Smith

Chairman and CEO Engelhard Corporation.
Director since 1996.
Director Summit Bank.
Member Capital and Dividend, Acquisition
Nominating, Audit Committees.

Joseph M. Tabak

President and CEO JPC Enterprises, Inc.
Director since 1987.
Director Summit Bank.
Chair Acquisition Committee. Member
Nominating, Audit Committees.

Douglas G. Watson

President and CEO Novartis Corporation.
Director since 1996.
Member Executive, Compensation,
Nominating Committees.

[PICTURE: BOARD OF DIRECTORS]

Group 1 from left to right
Douglas G. Watson
Thomas H. Hamilton
George L. Miles,Jr.
T. Joseph Semrod

Group 2
Orin R. Smith
Robert L. Boyle

Group 3
William R. Miller
John R. Howell
S. Rodgers Benjamin

Group 4
Anne Evans Estabrook
Joseph M. Tabak

Group 5
Raymond Silverstein
Fred G. Harvey
T. J. Dermot Dunphy

Group 6
Robert G. Cox
Elinor J. Ferdon
James C. Brady, Jr.
Henry S. Patterson II

Group 7
John G. Collins
Francis J. Mertz

Community Development

[PICTURE: SUMMIT EMPLOYEES DISCUSSING COMMUNITY DEVELOPMENT]

Community development is a major component of Summit Bank's overall business strategy. Through our Partners in PRIDE (Programs to Initiate Development) program, Summit has financed the construction of affordable housing, funded community redevelopment, sponsored urban and minority business growth, and facilitated many projects that benefit our communities.

Our partners include local and state government agencies, nonprofit groups, faith-based organizations, community members and other banks. It is the power of these partnerships that enables Summit to reach higher for all of its communities.

Summit was recognized for its extensive efforts by receiving The Federal Home Loan Bank of New York's Award for Excellence in Community Lending; Governor Whitman's Excellence in Housing Award; The Women's Fund of New Jersey's Opening Doors Award; and the New Jersey Corporate Counsel Association's Diversity Award. In addition, many Summit staff members received individual recognition from a variety of organizations for their efforts in our communities.

AFFORDABLE HOUSING

[PICTURE: HOUSE]

o Originated 1,200 purchase money mortgages totaling $111 million to low-and-moderate-income households in N.J. and Pa.

o Funded two credit counseling offices for New Jersey Citizen Action which resulted in over 150 successful mortgage applications

o Worked with the Lehigh County Housing Authority to provide affordable mortgages to low-and-moderate-income households in Lehigh Valley

o     Closed 15 affordable mortgages through Allentown's Neighborhood Housing
      Services

SMALL BUSINESS

[PICTURE: BAKER]

o Originated 1,000 small business loans totaling $130 million in low-and-moderate-income neighborhoods

o Participated in government sponsored loan programs such as the Small Business Administration and New Jersey Economic Development Association

o Collaborated with the New Brunswick Micro-Loan Program, the Paterson Small Business Loan Program and the Cooperative Business Assistance Corporation in Camden

o Invested in the Chester and Delaware County MicroLoan Fund which addresses business development and capital needs of new and existing businesses

HOME IMPROVEMENT

[PICTURE: PAINTER CAULKING AROUND A WINDOW]

o Originated 1,700 home improvement loans totaling $16 million to low-and-moderate-income households

o Provided the opportunity for renters to improve their dwellings and establish traditional credit histories through our Signature Loan Program

o Co-sponsored lead paint remediation seminars with the New Jersey Department of Community Affairs in Irvington and Paterson

COMMUNITY DEVELOPMENT

[PICTURE: SUMMIT EMPLOYEES RECYCLING]

o Provided $60 million to support community development activities throughout N.J. and Pa.

o Participated in the first loan under New Jersey Governor Whitman's Urban Home Ownership Recovery Program which financed 25 two-family homes in Newark, N.J.

o Provided rehabilitation and permanent financing for the Latin American Economic Development Association's building in Camden, N.J. Facility houses a Summit Bank branch, the Cooperative Business Assistance Corporation in Camden and Mercy Health Care

o Established lending relationship with Ken-Crest Centers, a Pennsylvania nonprofit corporation that promotes the welfare of the mentally challenged

INVESTMENTS

[PICTURE: SECURITIES]

o Provided a $2 million equity investment in a 38-unit senior citizen apartment complex in Reading, Pa.

o Invested $2 million in New Jersey Housing Opportunity Fund II which invests in low-income rental housing throughout N.J.

o Donated land and buildings in Franklin Township to the First Baptist Church of Lincoln Gardens which will sponsor a charter school, offer college courses through Raritan Valley Community College, and provide space to social service organizations

o Contributed funds to nonprofit organizations which provide a variety of services to low-and moderate-income communities

SPECIAL BANKING SERVICES

[PICTURE: TWO HANDS SHAKING]

o Created the Home Buyers Certificate of Deposit which provides special benefits to first-time home buyers

o Conducted small business and home ownership seminars throughout N.J. and Pa.

o Sponsored and administered nonprofit applications to the Federal Home Loan Banks of New York and Pittsburgh for Affordable Housing Program grants to obtain grant funding for affordable housing projects

o Encouraged Summit personnel to volunteer in variety of projects affecting our communities including: Habitat for Humanity, Christmas in July, Career Closet at the Urban Women's Center in Trenton, School Savers Program in Pennsylvania and the Liberty Science Museum

FINANCIAL REVIEW                                 Summit Bancorp and Subsidiaries
================================================================================

Basis of Presentation
================================================================================

On August 1, 1997, Summit Bancorp (the Company) completed the acquisition of Collective Bancorp, Inc. (Collective). This acquisition was accounted for as a pooling of interests and all financial information has been restated. On August 20, 1997, the Board of Directors approved a three-for-two common stock split, which was paid on September 24, 1997. All share data has been retroactively adjusted for the common stock split.

Additionally, since October 1996, Summit Bancorp completed three acquisitions that affect comparisons to prior year financial information. Two were purchase acquisitions; Continental Bancorporation and Central Jersey Financial Corporation (Central Jersey) which were completed on October 1, 1996, and December 7, 1996, respectively. On March 1, 1997, the acquisition of B.M.J. Financial Corp. (B.M.J.) was completed and has been reflected in the financial statements from January 1, 1997.

The Financial Review should be read in conjunction with the Consolidated Average Balance Sheets on pages 32 and 33, and the Consolidated Financial Statements and Notes beginning on page 34, and the Consolidated Summary of Selected Financial Data on pages 54 and 55.

Summary of Performance
================================================================================

For the year ended December 31, 1997, net income was $371.0 million, an increase of $87.3 million, or 30.8%, compared to $283.7 million in 1996. On a per share basis, net income increased $.43 to $2.12 per share compared to $1.69 per share in 1996. Diluted net income for 1997 was $2.09 per share, compared to $1.67 per share in 1996.

The results for 1997 include merger-related restructuring charges of $83.0 million ($53.7 million or $.31 per share, after tax) associated with the Collective and B.M.J. acquisitions. Net income for 1996 included merger-related restructuring charges of $110.7 million ($70.0 million or $.42 per share, after tax) and a one-time Savings Association Insurance Fund (SAIF) assessment of $11.1 million ($6.7 million or $.04 per share, after tax). The 1996 restructuring charges were recorded for the acquisitions of The Summit Bancorporation, The Flemington National Bank and Trust Company, Garden State Bancshares, Inc. and a supermarket branch initiative.

Before these non-recurring items, net income increased 17.8% to $424.7 million, or $2.43 per share for the year ended December 31, 1997, compared to $360.4 million, or $2.15 per share for 1996. Diluted net income per share before non-recurring items was $2.39 for 1997, compared to $2.12 the prior year.

Summit Bancorp's performance for 1997 was highlighted by loan growth, continued success in controlling expenses while integrating recent mergers, and an improvement in asset quality ratios. These factors contributed to increases in key profitability measures. Excluding non-recurring items, return on average assets increased to 1.47%, compared to 1.32% the previous year, and return on average common equity rose to 17.08% versus 16.48% for 1996. In addition, the efficiency ratio improved to 50.28% for 1997 from 52.11% in 1996.

The following chart illustrates the growth in net income before non-recurring items for the past five years.

NET INCOME BEFORE NON-RECURRING ITEMS (IN MILLIONS)

                    YEAR
                    ----
                    1993            $189.845
                    1994             249.548
                    1995             300.412
                    1996             360.419
                    1997             424.745

Average total loans increased $1.4 billion, or 8.1%, of which $861.1 million was core loan growth and $525.0 million was from acquisitions. The commercial and consumer loan portfolios represented $975.6 million of the total loan growth. Net interest income rose $91.8 million, or 8.7%, to $1.1 billion primarily as a result of loan growth and a $274.7 million increase in non-interest bearing deposits.

In addition, non-interest income rose $41.8 million, or 16.1%, to $301.9 million as a result of increased fee-based income on loans, deposits, trust and other accounts. Non-interest expenses, excluding non-recurring charges, increased $39.9 million, or 5.7%, to $733.7 million primarily attributable to acquisitions.

Continued improvement in asset quality ratios reflected the decline in non-performing assets. During 1997, non-performing assets were reduced by $66.2 million, or 40.0%, to $99.3 million. Non-performing assets as a percentage of total loans and other real estate owned declined to 0.53% at year-end 1997 from 0.95% at the prior year end. Reflecting this improvement, the provision for loan losses was reduced $4.9 million to $59.1 million in 1997.

Financial Condition
================================================================================

Interest-Earning Assets and Interest-Bearing Liabilities:

Average interest-earning assets totaled $27.2 billion in 1997, an increase of $1.8 billion, or 7.3%, compared to 1996, reflecting an increase in loans and securities. Total loans increased $1.4 billion, or 8.1%, to average $18.5 billion, while total investment securities increased $459.0 million, or 5.6%, to average $8.6 billion, compared to last year.

Average interest-bearing liabilities totaled $21.9 billion in 1997, an increase of $1.1 billion, or 5.3%, compared to 1996. This increase was attributable to a $416.0 million increase in interest-bearing deposits, primarily due to acquisitions, and a $695.9 million increase in total borrowed funds. This growth funded the increase in interest-earning assets.

Securities:

Securities available for sale may be sold in response to changing market and interest rate conditions. These securities are reported at fair value; with unrealized gains and losses, net of tax, included as a separate component of shareholders' equity. Securities available for sale averaged $3.8 billion during 1997 compared to $2.6 billion in 1996, an increase of $1.2 billion.

During 1997, several strategies were employed, which included reinvesting cash flows from held-to-maturity securities into securities available for sale, and the realignment of investment portfolios of acquired banks in accordance with Summit's asset management approach. Approxi-mately $482.0 million of maturities from the held-to-maturity portfolio were reinvested in securities available for sale, and $805.9 million of Collective and B.M.J. held-to-maturity securities were transferred to securities available for sale.

The available-for-sale portfolio consists of U.S. Government and Federal agency securities, equity securities and other securities, primarily corporate collateralized mortgage obligations (CMOs). During 1997, U.S. Government and Federal agency securities averaged $3.2 billion compared with $2.1 billion in 1996. Other securities averaged $558.1 million during 1997, compared with $567.7 million in the prior year.

During 1997, $820.2 million of securities available for sale were sold for a net gain of $5.6 million. Maturities for 1997 amounted to $1.0 billion. At December 31, 1997, there were net unrealized gains of $35.3 million on securities available for sale compared to $11.4 million at the prior year end.

At December 31, 1997, the average estimated life of securities available for sale, adjusted for historical prepayments on mortgage-backed securities, was 4 years, 6 months. The average yield on this portfolio increased 12 basis points to 6.46% in 1997, compared to 6.34% in 1996. This increase is primarily attributable to the higher interest rate environment. The average prime rate increased approximately 17 basis points to average 8.44% in 1997, compared to 8.27% in 1996.

Securities held to maturity are carried at amortized historical cost and consist of those securities for which there is a positive intent and ability to hold to maturity. Securities held to maturity averaged $4.9 billion during 1997, a decline of $711.8 million, or 12.8%, from the 1996 average of $5.6 billion. At December 31, 1997, these securities totaled $4.2 billion, a decrease of $1.2 billion, or 23.3%, from the $5.4 billion at year-end 1996.

The held-to-maturity portfolio consists primarily of U.S. Government and Federal agency securities which averaged $3.5 billion and other securities, principally corporate CMOs, which averaged $1.1 billion. The average estimated life of securities held to maturity, adjusted for historical prepayments on mortgage-backed securities, was 2 years, 8 months at December 31, 1997. The average yield on this portfolio increased 4 basis points during 1997 to 6.50%, compared to 6.46% in 1996.

Loans:

The following chart illustrates the growth in average total loans for the past five years.

TOTAL AVERAGE LOANS (IN BILLIONS)

                    YEAR
                    ----
                    1993            $13.304
                    1994             14.120
                    1995             15.569
                    1996             17.066
                    1997             18.452

================================================================================


Total loans averaged $18.5 billion during 1997, an increase of $1.4 billion, or 8.1%, compared to $17.1 billion in 1996. On average commercial loans increased $386.2 million, as commercial mortgage loans grew $136.5 million, residential mortgage loans increased $274.0 million, and consumer loans rose $589.4 million. The average yield on the total loan portfolio increased to 8.19% in 1997, compared to 8.14% in 1996.

Commercial and industrial (C & I) loans totaled $5.9 billion at December 31, 1997, an increase of $979.5 million, or 20.0%, over 1996. Most of this growth occurred in the last six months of 1997. During 1997, asset based, large corporate and middle market lending contributed to the growth in C & I loans during the year. This portfolio continued to mirror the business diversification of the region with no industry concentrations greater than 10% of total C & I loans. Construction and development loans amounted to $369.5 million at December 31, 1997, compared to $316.2 million at year-end 1996. The average yield on the commercial portfolio increased 16 basis points to 8.52% in 1997 from 8.36% the prior year.

Commercial mortgage loans averaged $2.8 billion for 1997, an increase of $136.5 million, or 5.1%, from 1996. Generally, these loans represent owner-occupied or investment properties and complement a broader commercial lending relationship. At December 31, 1997, these loans amounted to $2.7 billion, an increase of $79.4 million, or 3.0%, from 1996. The average yield on commercial mortgage loans was 8.76% for 1997 compared to 8.71% for 1996, an increase of 5 basis points.

During 1997, residential mortgage loans averaged $5.9 billion, up $274.0 million, or 4.8%, from 1996. Contributing to this increase were $240.0 million of residential mortgage loans from acquired institutions that were not reflected in 1996.

At December 31, 1997, residential mortgage loans totaled $5.7 billion, a decrease of $233.3 million, or 4.0%, compared to the prior year end. This decline was due, in part, to $140.5 million in loan sales, predominately adjustable rate mortgages, during the third quarter of 1997. These loans were sold as part of a strategy to mitigate prepayment risk within the portfolio.

Mortgage loan originations during 1997 totaled $1.0 billion, compared to $1.3 billion in 1996. Residential mortgage loans held for sale totaled $75.7 million at December 31, 1997, versus $50.0 million at year-end 1996. Sales of loans in the secondary market, generally fixed-rate loans, were $444.1 million compared to $481.6 million in 1996. The average yield on residential mortgage loans was 7.42% for 1997, compared to 7.46% for 1996.

Consumer loans averaged $4.1 billion for the year, an increase of $589.4 million, or 17.0%, from 1996. The growth in this portfolio occurred primarily in home equity loans. As a result of successful promotions, and acquisitions, home equity loans increased $395.3 million, or 16.9%, totaling $2.7 billion at year-end 1997. Automobile loans totaled $1.1 billion as of December 31, 1997, an increase of $181.8 million, or 20.3%, over year-end 1996 and reflected growth in indirect lending and leasing activity. Due to competitive pricing of these products, the average yield earned on the consumer loan portfolio declined 1 basis point to 8.46% in 1997, compared to 8.47% earned in 1996.

The following table shows the expected life of total loans at December 31, 1997, and segregates loans with fixed interest rates from those with floating or adjustable interest rates.

-------------------------------------------------------------------------------
Loan Maturities

                                              Within   1 to 5    After
(In millions)                                 1 Year    Years  5 Years    Total
-------------------------------------------------------------------------------
Commercial and industrial .................  $ 2,586  $ 3,037  $   261  $ 5,884
Construction and development ..............      178      188        4      370
Commercial mortgages ......................      413    1,530      761    2,704
Residential mortgages .....................    1,329    2,209    2,133    5,671
Consumer loans ............................    1,115    2,166      978    4,259
-------------------------------------------------------------------------------
     Total ................................  $ 5,621  $ 9,130  $ 4,137  $18,888
===============================================================================

Amount of loans based upon:
  Fixed interest rates ....................  $ 2,024  $ 4,610  $ 1,982  $ 8,616
  Floating or adjustable interest rates ...    3,597    4,520    2,155   10,272
-------------------------------------------------------------------------------
     Total ................................  $ 5,621  $ 9,130  $ 4,137  $18,888
===============================================================================

The table below presents the classification of the loan portfolio by major category at December 31 for each of the past five years. Total loans have grown $5.3 billion, or 39.4%, since December 31, 1993, primarily in C&I and residential mortgage loans.

-------------------------------------------------------------------------------
Year-End Loans

(In millions)                          1997     1996     1995     1994     1993
-------------------------------------------------------------------------------
Commercial and industrial ........  $ 5,884  $ 4,905  $ 4,978  $ 4,772  $ 4,089
Construction and development......      370      316      437      693      933
-------------------------------------------------------------------------------
  Commercial .....................    6,254    5,221    5,415    5,465    5,022
Commercial mortgage ..............    2,704    2,624    2,427    2,868    2,442
Residential mortgage .............    5,671    5,905    5,331    3,833    3,516
Consumer .........................    4,259    3,636    3,240    2,883    2,572
-------------------------------------------------------------------------------
  Total loans ....................  $18,888  $17,386  $16,413  $15,049  $13,552
===============================================================================

================================================================================

Deposits:

During 1997, deposits continued to be impacted by the investors' desire for higher-yielding investment alternatives such as mutual funds, annuities, and the stock market. Average total deposits were $22.0 billion for 1997 compared to $21.3 billion for 1996, an increase of $690.7 million, or 3.2%. This increase in deposits was primarily due to acquisitions, with the most significant growth in demand and savings deposits.

Average demand deposits were $4.1 billion for 1997, an increase of $274.7 million, or 7.1%, from the prior year. Demand deposit growth occurred in both business and personal accounts.

The following chart illustrates the growth in average demand deposits for the past five years.

AVERAGE DEMAND DEPOSITS (IN BILLIONS)

                    YEAR
                    ----
                    1993            $3.071
                    1994             3.375
                    1995             3.482
                    1996             3.857
                    1997             4.131

Savings deposits, which include interest-bearing checking, money-market and savings accounts, increased $387.4 million, or 4.2%, to average $9.6 billion during 1997. Money market accounts increased $236.7 million and interest-bearing checking accounts increased $239.3 million, offset by a decline of $88.6 million in other savings accounts. The average cost of savings deposits increased 7 basis points to 2.63% in 1997, compared to 2.56% in 1996.

Time deposits, which consist primarily of retail certificates of deposit, increased $28.7 million, or 0.4%, during 1997 and averaged $7.3 billion. The average cost of time deposits increased 7 basis points to 5.20% in 1997 from 5.13% in 1996.

Commercial certificates of deposit $100,000 and over are primarily used as a funding source to support balance sheet growth and as an alternative to borrowed funds. These deposits averaged $891.9 million during 1997, unchanged from a year ago. The cost of these deposits increased 4 basis points during the year to 5.41% compared with 5.37% in 1996.

Other Borrowed Funds:

Other borrowed funds generally include securities sold under agreements to repurchase, Federal funds purchased, commercial paper, Federal Home Loan Bank
(FHLB) borrowings, and other short-term borrowings. During 1997, other borrowed funds increased $239.0 million, or 8.1%, to average $3.2 billion. These borrowings are a source of funds to support growth in the loan and securities portfolios. The average cost of other borrowed funds rose 22 basis points during the year to 5.50% compared with 5.28% in 1996.

Commercial paper, a funding source for the Parent Corporation, averaged $45.4 million during 1997 compared with $44.5 million in 1996. The average cost of commercial paper increased 16 basis points to 5.42% in 1997 from 5.26% in 1996.

The table below summarizes certain short-term borrowing information for each of the past three years.

--------------------------------------------------------------------------------
Short-Term Borrowings

                                                        1997               1996               1995
                                                   --------------     --------------     --------------
(In millions)                                      Amount    Rate     Amount    Rate     Amount    Rate
-------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  At December 31 ..............................    $2,689    5.42%    $2,263    5.36%    $1,694    5.76%
  Average during year .........................     2,427    5.44      2,082    5.13      1,932    5.49
  Maximum month-end balance during year .......     2,780      --      2,299      --      2,024      --

Federal funds purchased:
  At December 31 ..............................    $  655    5.84%    $  200    6.22%    $  201    5.57%
  Average during year .........................       473    6.02        591    5.84        254    5.85
  Maximum month-end balance during year .......       699      --      1,187      --        443      --
=======================================================================================================

================================================================================

Long-Term Debt:

Long-term debt averaged $887.2 million for 1997, an increase of $456.9 million, or 106.2%, from 1996. At year-end 1997, long-term debt totaled $1.0 billion, an increase of $351.8 million, or 50.6%, compared to December 31, 1996. This increase was due to additional long-term borrowings of $214.3 million from the FHLB and a $150.0 million issuance of capital trust pass-through securities (capital securities). The increase in long-term debt was to provide matched-maturity funding for cetain loans and investments.

FHLB borrowings that are classified as long-term debt include borrowings with an original maturity greater than one year. At December 31, 1997, FHLB borrowings totaled $640.7 million, compared to $426.4 million the prior year.

In the first quarter of 1997, Summit Bancorp, through the formation of a wholly-owned special purpose subsidiary, Summit Capital Trust I, issued $150.0 million of capital securities. The proceeds from the issuance of the capital securities were invested in securities that provided a yield comparable to the 8.40% dividend on the capital securities. The capital securities were issued as an inexpensive form of Tier I capital. The dividends paid to the holders of the trust securities are deductible for income tax purposes.

Certain long-term debt agreements contain limitations on the amount of additional funded debt that can be assumed. At December 31, 1997, under the most restrictive debt covenants, the amount of additional funded debt that could have been incurred was $725.4 million. At December 31, 1997, long-term debt totaling $189.6 million qualified as Tier II capital for risk-based capital purposes. For additional information on long-term debt, see Note 10 of the Notes to Consolidated Financial Statements.

Shareholders' Equity and Dividends:

Summit Bancorp has a policy of maintaining a strong capital position. The maintenance of a strong capital base promotes investor confidence, enhances the flexibility to capitalize on business growth and acquisition opportunities and to serve the needs of depositors and creditors.

At year-end 1997, shareholders' equity was $2.6 billion, an increase of $321.6 million, or 14.0%, compared to the prior year. Contributing to this increase were retained profits of $194.5 million, $68.4 million of capital from the acquisitions, and $44.0 million due to common stock issuance from stock plans. Book value per common share rose 8.7% to $14.79, compared to $13.61 for the prior year.

As a result of continued earnings improvement and capital levels in excess of the "well capitalized" status under regulatory requirements, the quarterly dividend paid on common stock was increased from $.24 per share to $.27 per share during the third quarter of 1997. Common stock dividends declared totaled $1.02 per share for 1997 compared to $.90 for 1996, an increase of 13.3%.

The following chart illustrates the growth in total average equity for the past five years.

TOTAL AVERAGE EQUITY (IN BILLIONS)

                    YEAR
                    ----
                    1993            $1.625
                    1994             1.768
                    1995             1.966
                    1996             2.212
                    1997             2.487

On August 20, 1997, the Board of Directors approved a three-for-two common stock split, which was paid on September 24, 1997, to shareholders of record on September 3, 1997. In connection with the stock split, the Company increased the number of authorized shares of common stock from 260 million to 390 million and preferred stock from 4 million to 6 million, and decreased the par value of the common stock from $1.20 per share to $.80 per share. Additionally, all share data has been adjusted for the common stock split.

The market price of the common stock was $52.88 at December 31, 1997, compared to $29.17 the prior year end. The common stock of Summit Bancorp is traded on the New York Stock Exchange under the symbol SUB. The quarterly market price ranges and dividends declared per common share for the last two years are shown on page 59.

Summit Bancorp and its bank subsidiaries are subject to various regulatory capital requirements administered by the Federal Reserve Board and Federal Deposit Insurance Corporation. For additional information on regulatory capital, see Note 19 of the Notes to Consolidated Financial Statements.

================================================================================

Results of Operations
================================================================================

Net Interest Income:

Interest income on a tax-equivalent basis was $2.1 billion, an increase of $157.1 million, or 8.2%, compared to 1996. This increase was primarily due to the growth in interest-earning assets. On average, interest-earning assets increased $1.8 billion, or 7.3%, to $27.2 billion. Growth in the loan and investment portfolios contributed $1.4 billion and $459.0 million of this increase, respectively. The average yield on interest-earning assets was 7.64% for 1997 compared to 7.57% for 1996, an increase of 7 basis points attributable to a slightly higher interest rate environment in 1997.

Interest expense was $919.6 million for 1997, an increase of $65.9 million, or 7.7%, from a year ago. On average, interest-bearing liabilities increased $1.1 billion, or 5.3%, resulting from increases in long-term debt, other borrowings and interest-bearing deposits. The average cost of interest-bearing liabilities was 4.20% in 1997, an increase of 10 basis points from 4.10% in 1996.

Net interest income on a tax-equivalent basis amounted to $1.2 billion, an increase of $91.2 million, or 8.5%, from $1.1 billion earned in 1996. Net interest spread declined 3 basis points to 3.44% for the year compared to 3.47% in 1996. The decline was attributable to a narrowing of spreads between yields earned on the investment and loan portfolios and rates paid on deposits and borrowed funds during 1997. Net interest margin increased to 4.26% for 1997 compared to 4.21% in 1996. This increase was partially due to a $733.9 million increase in interest-free funds resulting from an increase in demand deposits and a decrease in cash balances resulting from lower reserve requirements.

The Rate/Volume Table below presents an analysis of the impact on interest income and interest expense resulting from changes in average volumes and rates over the past two years. Changes that are not due to volume or rate variances have been allocated proportionally to both, based on their relative absolute values.

Non-Interest Income:

Non-interest income, including securities gains, amounted to $301.9 million in 1997 compared to $260.0 million the prior year, an increase of $41.8 million, or 16.1%. Non-interest income categories compared to the prior year are shown in the following table.

-------------------------------------------------------------------------------
                                                            Increase (Decrease)
-------------------------------------------------------------------------------
(In thousands)                          1997        1996       Amount   Percent
-------------------------------------------------------------------------------
Service charges on deposit
  accounts .......................    $114,569    $105,967    $ 8,602      8.1%
Service and loan fee income ......      52,205      44,577      7,628     17.1
Trust income .....................      48,488      39,540      8,948     22.6
Other ............................      80,986      66,096     14,890     22.5
-------------------------------------------------------------------------------
                                       296,248     256,180     40,068     15.6
Securities gains .................       5,637       3,862      1,775     46.0
-------------------------------------------------------------------------------
                                      $301,885    $260,042    $41,843     16.1%
===============================================================================

Service charges on deposit accounts amounted to $114.6 million in 1997, an increase of $8.6 million, or 8.1%. This increase was primarily attributable to higher fee income in both business and personal demand deposit accounts. Fee income on demand deposit accounts increased primarily as a result of a larger customer base resulting from acquisitions.

--------------------------------------------------------------------------------

Rate/Volume Table                                                         Amount of Increase (Decrease)
                                                            --------------------------------------------------------
                                                                 1997 versus 1996              1996 versus 1995
                                                            --------------------------    --------------------------
                                                            Due to Change in:             Due to Change in:
                                                            -----------------             -----------------
(Tax-equivalent basis, in millions)                         Volume      Rate     Total    Volume      Rate     Total
--------------------------------------------------------------------------------------------------------------------
Interest Income:
  Loans:
     Commercial .........................................   $ 32.9    $  8.6    $ 41.5    $(16.3)   $(15.7)   $(32.0)
     Commercial mortgage ................................     12.1       1.3      13.4      36.7      (6.0)     30.7
     Residential mortgage ...............................     20.6      (2.3)     18.3      63.1      (4.9)     58.2
     Consumer ...........................................     49.9      (0.3)     49.6      35.8      (6.5)     29.3
--------------------------------------------------------------------------------------------------------------------
       Total loans ......................................    115.5       7.3     122.8     119.3     (33.1)     86.2
  Securities held to maturity ...........................    (46.2)      2.2     (44.0)    (93.4)    (10.3)   (103.7)
  Securities available for sale .........................     75.5       3.2      78.7      92.7       4.1      96.8
  Other interest-earning assets .........................       --      (0.4)     (0.4)     (7.6)      1.1      (6.5)
--------------------------------------------------------------------------------------------------------------------
       Total interest income ............................    144.8      12.3     157.1     111.0     (38.2)     72.8
--------------------------------------------------------------------------------------------------------------------
Interest Expense:
  Deposits:
     Savings deposits ...................................      9.9       6.5      16.4       4.1      (8.3)     (4.2)
     Time deposits ......................................      1.4       4.9       6.3      17.1       6.5      23.6
     Commercial certificates of deposit $100,000 and over       --       0.3       0.3      14.2      (4.9)      9.3
--------------------------------------------------------------------------------------------------------------------
       Total deposits ...................................     11.3      11.7      23.0      35.4      (6.7)     28.7
  Other interest-bearing liabilities ....................     40.5       2.4      42.9       8.3      (5.5)      2.8
--------------------------------------------------------------------------------------------------------------------
       Total interest expense ...........................     51.8      14.1      65.9      43.7     (12.2)     31.5
--------------------------------------------------------------------------------------------------------------------
Net interest income .....................................   $ 93.0    $ (1.8)   $ 91.2    $ 67.3    $(26.0)   $ 41.3
====================================================================================================================

================================================================================

Service and loan fee income increased $7.6 million, or 17.1%, to $52.2 million in 1997. This increase is primarily attributable to prepayment fee income on C&I and commercial mortgage loans, and an increase in merchant credit card and consumer debit card fees due to higher processing volumes.

Trust income of $48.5 million increased $8.9 million, or 22.6%, over the prior year. This increase is primarily due to an $8.4 million increase in fee income on proprietary mutual funds, third party mutual fund commissions and investment advisory accounts. These funds include Summit's proprietary funds, the Pillar Funds(R), which totaled $2.3 billion at December 31, 1997. Assets under trust administration, including corporate debt trusteeships, totaled $26.3 billion at December 31, 1997. Assets under discretionary management were $8.2 billion at year-end 1997.

Other income amounted to $81.0 million, an increase of $14.9 million, or 22.5%, compared to the prior year. This increase was partially due to an $8.3 million increase in gains recorded from the sale of certain branch assets and deposits. Other income also benefited from a $2.7 million increase in service fees on annuity products and a $2.7 million increase in automated teller machine fees.

For the year ended December 31, 1997, securities gains were $5.6 million, an increase of $1.8 million, or 46.0%, above 1996. These gains were principally due to sales of equity securities.

Non-Interest Expenses:

Non-interest expenses totaled $816.7 million in 1997, an increase of $1.1 million compared to 1996. Impacting the comparison of 1997 non-interest expenses to 1996 are three acquisitions not included in the prior year results. As discussed in the Summary of Performance on page 19, non-interest expenses for 1997 and 1996 included non-recurring items of $83.0 million and $121.8 million, respectively. Excluding these non-recurring items, non-interest expenses increased $39.9 million or 5.7 % compared to 1996.

Non-interest expense categories compared to the prior year are shown in the following table.

--------------------------------------------------------------------------------
                                                             Increase (Decrease)
--------------------------------------------------------------------------------
(In thousands)                            1997       1996     Amount    Percent
--------------------------------------------------------------------------------
Salaries ..........................   $290,515   $267,854   $ 22,661       8.5%
Pension and other employee
  benefits ........................     93,711     87,718      5,993       6.8
Occupancy, net ....................     72,074     77,242     (5,168)     (6.7)
Furniture and equipment ...........     78,259     69,732      8,527      12.2
Communications ....................     35,214     33,292      1,922       5.8
Other .............................    163,918    157,994      5,924       3.7
--------------------------------------------------------------------------------
                                       733,691    693,832     39,859       5.7
Savings Association Insurance
  Fund assessment .................         --     11,059    (11,059)   (100.0)
Restructuring charges .............     83,000    110,700    (27,700)    (25.0)
--------------------------------------------------------------------------------
                                      $816,691   $815,591   $  1,100       0.1%
================================================================================

Salaries totaled $290.5 million in 1997, an increase of $22.7 million, or 8.5%, compared to 1996. The rise in salaries was due in part to increased staff levels and annual merit increases. Total full-time equivalent employees at December 31, 1997, were 8,566, compared to 8,402 at December 31, 1996, an increase of 2.0%. Pension and other employee benefits expense totaled $93.7 million for the year ended December 31, 1997, and was $6.0 million, or 6.8%, greater than 1996. Most of this increase can be attributed to higher costs for medical insurance, unemployment taxes and other employee costs.

During 1997, net occupancy expenses decreased $5.2 million or 6.7% from the prior year. This decline was due in part to lower rental and maintenance expenses associated with the closing of 28 traditional full service branches from the prior year end. Furniture and equipment totaled $78.3 million, an increase of $8.5 million, or 12.2%, from 1996. This was primarily due to equipment upgrades for merger support, as well as purchased central site equipment needed to support new client-server networked applications. In addition, part of this increase was due to new computer equipment to support branch automation at acquired institutions.

Communications expense totaled $35.2 million in 1997, an increase of $1.9 million, or 5.8%, compared to 1996. This increase was attributable to higher telecommunication expenses, as a result of branch rewiring and technology upgrades.

Other expenses, which consist primarily of legal and professional fees, advertising and public relations expenses, amortization expense for goodwill and intangibles, and other expenses were $163.9 million in 1997, an increase of $5.9 million, or 3.7%, from 1996. This increase included an additional $6.4 million in advertising and public relations expenses that were due to costs to promote the Summit name and products in new markets it serves, as a result of the acquisitions in late 1996 and 1997.

Also contributing to the rise in other expenses was a $3.5 million increase in amortization expense for goodwill and intangibles, reflecting the prior year purchase acquisitions. Additionally included are $4.0 million of expenses associated with the Year 2000 conversion.

Partially offsetting the increase in other expenses were declines in deposit insurance premiums and other real estate owned (OREO) expenses. Deposit insurance premiums declined $4.2 million, or 42.4%, from 1996 as a result of premium reductions. OREO expenses declined $1.9 million, or 51.3%, from 1996, to total $1.8 million for 1997, reflecting the continued decline in the number of OREO properties.

Income Taxes:

Federal and state income tax expenses for 1997 were $200.2 million compared to $150.0 million in 1996. The 33.5% increase was primarily the result of the 31.7% increase in pre-tax income. The combined Federal and state effective income tax rate was 35.1% for 1997 compared to 34.6% for 1996. For additional information on income taxes, see Note 16 of the Notes to Consolidated Financial Statements.

================================================================================

Asset Quality
================================================================================

Non-Performing Loans:

At December 31, 1997, non-performing loans totaled $85.1 million and represented 0.45% of total loans, compared to $139.1 million, or 0.80% of total loans the prior year. Non-performing loans declined $54.0 million, or 38.8%, in 1997.

The following chart illustrates the trend in non-performing loans for the past five years.

NON-PERFORMING LOANS (IN MILLIONS)

Year
----
1993      $330,569
1994       306,943
1995       193,561
1996       139,131
1997        85,090

The continued reduction in non-performing loans can be attributed to a stabilized real estate market and continued aggressive loan workout strategies. During 1997, Summit Bancorp continued to employ a strategy of selling smaller-balance commercial non-performing loans to enhance credit quality ratios and reduce the number of accounts under management. Since 1996, there have been seven bulk sales (three in 1996 and four in 1997), representing over 500 accounts, which have reduced non-performing loans by $72.6 million.

During 1997, additions into non-performing loans totaled $137.9 million, a decrease of $42.1 million, or 23.4%, compared to $180.0 million in the prior year. As a result of the reduction in the non-performing loans, charge-offs on non-performing loans declined $32.6 million to total $37.1 million, compared to $69.7 million in 1996.

Loans 90 days or more past due not included in the non-performing loan category totaled $48.6 million at year-end 1997, compared to $79.0 million at the prior year end. These loans are comprised of residential mortgages and consumer loans which are generally well-secured and in the process of collection. The decline of these loans can be partially attributed to $37.1 million of bulk sales in the fourth quarter of 1997.

Other Real Estate Owned:

OREO, net of a valuation allowance, amounted to $14.2 million at year end compared to $26.4 million the prior year, a decline of $12.2 million, or 46.0%.

OREO is carried at the lower of cost or fair value less estimated costs to sell with any deficiency charged against the valuation allowance. At year-end 1997, the allowance totaled $5.7 million, compared to $9.2 million at the prior year end.

--------------------------------------------------------------------------------
Non-Performing Assets

(In thousands)                                                               1997        1996        1995        1994        1993
---------------------------------------------------------------------------------------------------------------------------------
Non-performing loans:
  Commercial and industrial ...........................................   $42,644    $ 54,308    $ 52,086    $ 52,082    $ 86,842
  Construction and development ........................................     4,453      31,901      52,975      52,620      97,040
  Commercial mortgage .................................................    37,993      52,922      88,500     102,241     146,687
---------------------------------------------------------------------------------------------------------------------------------
     Non-performing loans .............................................    85,090     139,131     193,561     206,943     330,569
Other real estate owned, net ..........................................    14,249      26,406      30,771      55,800     135,951
---------------------------------------------------------------------------------------------------------------------------------
     Non-performing assets                                                $99,339    $165,537    $224,332    $262,743    $466,520
---------------------------------------------------------------------------------------------------------------------------------
Loans, not included above, past due 90 days or more (1) ...............   $48,609    $ 79,013    $ 60,463    $ 59,780    $ 87,779
---------------------------------------------------------------------------------------------------------------------------------
Impact on interest income:
  Interest income that would have been recorded on non-performing loans
     in accordance with their original terms ..........................   $ 5,340    $ 14,154    $ 20,192    $ 20,408    $ 29,646
  Interest income received and recorded on non-performing loans .......     1,040       1,817       2,833       2,642       5,332
---------------------------------------------------------------------------------------------------------------------------------
  Lost income on non-performing loans                                     $ 4,300    $ 12,337    $ 17,359    $ 17,766    $ 24,314
---------------------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percentage of:
  Total assets ........................................................      0.33%       0.60%       0.84%       1.03%       2.06%
  Total loans and other real estate owned .............................      0.53        0.95        1.36        1.74        3.41
=================================================================================================================================

(1) Primarily residential mortgage and consumer loans, well secured and in the process of collection.

================================================================================

Allowance for Loan Losses and Related Provision:

The allowance for loan losses at December 31, 1997, was $296.5 million, an increase of $15.9 million, or 5.7%, compared to $280.6 million the prior year end. The ratio of the allowance for loan losses to total loans was 1.57% at December 31, 1997, and 1.61% at year-end 1996. The allowance for loan losses as a percentage of non-performing loans was 348.45% at December 31, 1997, compared to 201.69% at the end of 1996.

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

Specific allocations, when required under Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," are identified by individual loan, while general reserve percentages are identified by loan category or grade and allocated accordingly. All loans, whether performing or non-performing, are graded and incorporated in the process of assessing the adequacy of the allowance for loan losses. The allowance is maintained at a level considered sufficient to absorb estimated losses in the loan portfolio.

At year-end 1997, $20.0 million of the total $296.5 million loan loss allowance was identified for non-performing loans, while $109.7 million was allocated to specific categories or grades of loans not considered impaired under the assessment process. The remaining $166.8 million was considered a general unallocated reserve for the residual inherent risk in the portfolio.

The provision for loan losses was $59.1 million for the year ended December 31, 1997, down $4.9 million, or 7.7%, from $64.0 million recorded in 1996. This decrease resulted primarily from reductions in non-performing loans during 1997. Net charge offs of $53.2 million were recorded in 1997, a decrease of $31.9 million, or 37.5%, compared to $85.1 million recorded in 1996. These net charge offs represented 0.29% of average loans in 1997 compared to 0.50% of average loans in 1996.

--------------------------------------------------------------------------------
Allowance for Loan Losses

(In thousands)                                          1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period .................   $   280,611    $   293,160    $   323,336    $   361,319    $   378,793
Acquisition adjustments, net .................         9,994          8,492          6,131          1,910         15,991
Provision charged to operating expenses ......        59,100         64,034         72,090         94,347        115,902
Loans charged off:
  Commercial and industrial ..................        22,355         37,047         46,819         38,043         75,966
  Construction and development ...............         3,319         17,036         35,451         39,542         38,382
  Commercial mortgage ........................        12,993         25,695         25,741         21,731         18,590
  Residential mortgage .......................        19,117          7,558          8,608          9,726          4,664
  Consumer ...................................        28,891         20,970         13,873         10,504         29,768
------------------------------------------------------------------------------------------------------------------------
     Total loans charged off .................        86,675        108,306        130,492        119,546        167,370
------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial and industrial ..................        16,167         12,602         14,684         13,921         10,856
  Construction and development ...............         3,686          2,427          2,072          1,320          1,657
  Commercial mortgage ........................         5,089          2,466          1,920          2,838            724
  Residential mortgage .......................           957            838            667            594            315
  Consumer ...................................         7,565          4,898          2,752          3,585          4,451
------------------------------------------------------------------------------------------------------------------------
     Total recoveries ........................        33,464         23,231         22,095         22,258         18,003
------------------------------------------------------------------------------------------------------------------------
Net charge offs ..............................        53,211         85,075        108,397         97,288        149,367
Write downs on transfer to assets held
  for accelerated disposition ................            --             --             --         36,952             --
------------------------------------------------------------------------------------------------------------------------
Balance, end of period .......................   $   296,494    $   280,611    $   293,160    $   323,336    $   361,319
========================================================================================================================
Loans:
  At year end ................................   $18,888,366    $17,386,059    $16,413,222    $15,048,579    $13,552,381
  Average during year ........................    18,451,893     17,065,753     15,568,502     14,120,398     13,304,441
  Net charge offs to average loans outstanding          0.29%          0.50%          0.70%          0.69%          1.12%
Allowance for loan losses to:
  Total loans at year end ....................          1.57           1.61           1.79           2.15           2.67
  Non-performing loans .......................        348.45         201.69         151.46         156.24         109.30
  Non-performing assets ......................        298.47         169.52         130.68         123.06          77.45
  Net charge offs ............................          5.6x           3.3x           2.7x           3.3x           2.4x
========================================================================================================================

================================================================================

Asset/Liability Management
================================================================================

Interest Sensitivity:

Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Asset/Liability Management Committee. The principal objective of asset/liability management is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings. Net interest income, the primary source of earnings, is affected by interest rate movements. To mitigate the impact of changes in interest rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals. An imbalance in these repricing opportunities at any point in time constitutes an interest-sensitivity gap, which is the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

As illustrated by the interest rate sensitivity table, sensitivity to interest rate fluctuations is measured in a number of time frames. The gap position is presented on an adjusted basis allowing for the impact of off-balance-sheet transactions.

An asset-sensitive gap means an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap means an excess of interest-sensitive liabilities over interest-sensitive assets. At December 31, 1997, there was a thirty-day liability-sensitive gap of $73.9 million and a one-year cumulative liability-sensitive gap of $157.6 million. In a rising rate environment, a liability-sensitive gap position generally indicates that increases in the cost of interest bearing liabilities will outpace increases in income from interest-earning assets. This risk can be reduced by various strategies, including the administration of liability costs, the re-investment of asset maturities and the use of off-balance-sheet financial instruments to insulate net interest income from the effects of changes in interest rates.

Interest rate sensitivities are also monitored through the use of simulation modeling techniques which apply alternative interest rate scenarios to periodic forecasts of future business activity and estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in varying interest rate environments.

Key assumptions in the model include anticipated prepayments on mortgage-related instruments, contractual cash flow and maturities of all financial instruments including derivatives, anticipated future business activity, deposit sensitivity and changes in market conditions. Selected core deposit rates have not been changed based on the results of analysis of historical rate movements.

These assumptions are inherently uncertain, and as a result, these models cannot precisely estimate the impact that higher or lower rate environments will have on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes, changes in market conditions as well as changes in management's strategies.

Based on the results of the interest simulation model as of December 31, 1997, Summit Bancorp would expect a decrease of $10.3 million in net interest income and an increase of $11.9 million in net interest income if interest rates increase or decrease 100 basis points, respectively, from current rates in an immediate and parallel shock over a twelve month period.

Asset/liability management efforts also involved the use of derivative financial instruments, primarily interest rate swaps, interest rate caps and interest rate floors, to modify the interest rate characteristics of designated assets and liabilities. These interest rate swaps, caps and floors were accounted for as hedges and not recorded on the balance

--------------------------------------------------------------------------------
Interest Rate Sensitivity Table as of December 31, 1997

(In thousands)
                                                 Interest Sensitivity Period                     Total
                                     ---------------------------------------------------        Within
                                          30 Day       90 Day      180 Day       365 Day      One Year
------------------------------------------------------------------------------------------------------
Earning Assets:
  Total securities ................. $ 1,801,573  $   297,638  $   671,732  $  1,212,507  $  3,983,450
  Loans, net .......................   5,625,270    1,403,041      952,922     1,986,805     9,968,038
  Other interest-earning assets ....      18,532           --           --            --        18,532
------------------------------------------------------------------------------------------------------
                                       7,445,375    1,700,679    1,624,654     3,199,312    13,970,020
------------------------------------------------------------------------------------------------------
Sources of Funds:
  Savings and time deposits ........   5,024,742    1,337,942    1,254,882     1,743,445     9,361,011
  Commercial CDs ...................     613,057      218,561       43,007         9,636       884,261
  Other interest-bearing liabilities   2,556,427      886,340          640       350,805     3,794,212
  Non-interest-bearing sources .....          --           --           --            --            --
------------------------------------------------------------------------------------------------------
                                       8,194,226    2,442,843    1,298,529     2,103,886    14,039,484
------------------------------------------------------------------------------------------------------
Asset (Liability) Interval Gap .....    (748,851)    (742,164)     326,125     1,095,426       (69,464)
Net effect of off-balance sheet
  instruments ......................     675,000     (238,167)    (675,000)      150,000       (88,167)
------------------------------------------------------------------------------------------------------
Asset (Liability) Sensitivity Gap:
  Period gap .......................     (73,851)    (980,331)    (348,875)    1,245,426      (157,631)
  Cumulative gap ................... $   (73,851) $(1,054,182) $(1,403,057) $   (157,631) $   (157,631)
======================================================================================================


                                        One Year    Non-Interest
                                              to   Sensitive and
                                       Two Years  Over Two Years        Total
-----------------------------------------------------------------------------
Earning Assets:
  Total securities ................. $ 1,631,787    $  3,652,418  $ 9,267,655
  Loans, net .......................   2,007,496       6,616,338   18,591,872
  Other interest-earning assets ....          --              --       18,532
-----------------------------------------------------------------------------
                                       3,639,283      10,268,756   27,878,059
-----------------------------------------------------------------------------
Sources of Funds:
  Savings and time deposits ........   1,387,663       6,165,811   16,914,485
  Commercial CDs ...................          --              --      884,261
  Other interest-bearing liabilities     296,365         554,126    4,644,703
  Non-interest-bearing sources .....          --       5,434,610    5,434,610
-----------------------------------------------------------------------------
                                       1,684,028      12,154,547   27,878,059
-----------------------------------------------------------------------------
Asset (Liability) Interval Gap .....   1,955,255      (1,885,791)
Net effect of off-balance sheet
  instruments ......................      88,167
-----------------------------------------------------------------------------
Asset (Liability) Sensitivity Gap:
  Period gap .......................   2,043,422      (1,885,791)
  Cumulative gap ................... $ 1,885,791    $         --
=============================================================================

================================================================================

sheet. Income or expense related to these instruments was accrued monthly and recognized as an adjustment to interest income or interest expense for those balance sheet instruments being hedged. These derivative financial instruments reduced net interest income by $1.0 million in 1997, compared to a $2.0 million reduction in 1996.

The following table illustrates the aggregate notional amounts and expected maturities of interest rate swaps, interest rate caps and interest rate floors at December 31, 1997.

--------------------------------------------------------------------------------
Derivative Financial Instruments                                        Weighted
                                                         Notional      Avg. Est.
(In millions)                                              Amount       Maturity
--------------------------------------------------------------------------------
Interest rate swaps:
  Receive fixed/pay floating ..................          $   83.2           2/99
  Receive floating/pay fixed ..................             350.0           9/98
Interest rate caps ............................             717.9           4/98
Interest rate floors ..........................             430.0          12/98
--------------------------------------------------------------------------------
                                                         $1,581.1           8/98
================================================================================

The notional values of these instruments represent the contractual balances on which calculations of the amount of interest to be exchanged are based. At year-end 1997, the swap agreements had an average remaining maturity of 10 months. The interest rate floors were purchased primarily to hedge adjustable rate LIBOR based assets. The interest rate caps were purchased primarily to hedge short-term liability positions being managed as part of the Collective acquisition. Additionally, a portion of the caps were purchased to accommodate customers who desire rate protection on variable rate loans.

The following table illustrates the interest rate swap activity for the past two years.

--------------------------------------------------------------------------------
Interest Rate Swap Activity

(In millions)                                                 1997         1996
--------------------------------------------------------------------------------
Balance, beginning of year ...........................     $ 386.3      $ 967.5
  Additions ..........................................       350.0        225.0
  Maturities/amortization ............................      (303.1)      (673.6)
  Terminations .......................................          --       (132.6)
--------------------------------------------------------------------------------
Balance, end of year .................................     $ 433.2      $ 386.3
================================================================================

At December 31, 1997, the remaining unamortized termination costs on interest rate swaps were $1.0 million with a remaining amortization period of 19 months. For additional information on the use of derivative financial instruments, see Notes 1, 17 and 18 of the Notes to Consolidated Financial Statements.

Liquidity:

Liquidity management includes monitoring current and projected cash flows, as well as economic forecasts for the industry. A liquidity contingency plan is in place, which is designed to effectively manage potential liquidity concerns due to changes in interest rates, credit markets, or other external risks.

Bank liquidity is the ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. Traditional sources of liquidity include asset maturities, asset repayments, and deposit growth. In addition, borrowed funds represent another major source of funding. The bank subsidiaries have established borrowing relationships with the FHLB and other correspondent banks which further support and enhance liquidity.

Liquidity is also important at the Parent Corporation in order to provide funds for operations and to pay dividends to shareholders. Parent Corporation cash requirements are met primarily through management fees and dividends from its subsidiaries and the issuance of short and long-term debt. The amount of dividends from bank subsidiaries is subject to certain regulatory restrictions as detailed in Note 19 of the Notes to Consolidated Financial Statements.

The Consolidated Statements of Cash Flows on page 36 present the changes in cash from operating, investing, and financing activities. Net cash provided by operating activities totaled $480.4 million. This amount was primarily due to results of operations adjusted for: provisions for loan losses, depreciation expense, amortization of intangibles and restructuring charges. Net cash used in investing activities totaled $1.4 billion and was the result of loan and securities growth. Net cash provided by financing activities totaled $710.5 million, reflecting increases in short-term borrowings and long-term debt to fund asset growth, offset by dividends paid.

The combined securities portfolios are also a source of liquidity as portfolio assets provide cash flows through maturities and periodic repayments of principal. During 1997, proceeds from maturities and other cash flows in the combined securities portfolios were $2.2 billion, while proceeds from the sales of securities available for sale were $825.9 million. Anticipated principal payments of the combined securities portfolios are expected to approximate $2.8 billion during 1998. In addition, all or part of the $5.1 billion of securities available for sale could be sold to provide additional liquidity.

In addition to the securities portfolios, cash flows may be derived from loan maturities. Approximately $5.6 billion in loans, adjusted for prepayments, are scheduled to be paid in 1998.

================================================================================

Results of Operations -- 1996 Compared
with 1995
================================================================================

For the year ended December 31, 1996, net income was $283.7 million, or $1.69 per share, compared to net income of $300.4 million, or $1.89 per share, earned in 1995. Diluted net income per common share for 1996 was $1.67 per share compared to $1.87 per share in 1995. The results for 1996 included merger-related restructuring charges of $110.7 million ($70.0 million or $.42 per share, after tax) and a one-time SAIF assessment of $11.1 million ($6.7 million, or $.04 per share, after tax). Excluding non-recurring items, net income was $360.4 million or $2.15 per share for the year ended December 31, 1996, compared to $300.4 million or $1.89 per share for 1995. Diluted net income per share before non-recurring items was $2.12 for 1996 compared to $1.87 in 1995.

Summit Bancorp's performance for 1996 was highlighted by the successful integration of acquisitions, the realization of merger cost savings, and an improvement in asset quality ratios. These factors contributed to increases in key profitability measures. Excluding non-recurring items, return on average assets improved to 1.32% compared to 1.17% the previous year and return on average common equity rose to 16.48% versus 15.49% for 1995. In addition, the efficiency ratio improved to 52.11% for 1996 from 55.72% in 1995.

Impacting the comparison of 1996 to the prior year was the 1995 acquisition of Bancorp New Jersey, Inc. and the 1996 acquisitions of Garden State Bancshares, Inc., The Flemington National Bank and Trust Company, and Central Jersey Financial Corporation.

Interest income on a tax-equivalent basis was $1.9 billion, an increase of $72.8 million, or 3.9%, compared to 1995. This increase was primarily due to growth in interest-earning assets. On average, interest-earning assets increased $1.4 billion, principally in loans. Partially offsetting the increase in interest-earning assets was a $38.2 million decrease in interest income due to the decline in interest rates during 1996. The average yield on interest-earning assets was 7.57% for 1996 compared to 7.72% for 1995, a decrease of 15 basis points.

Interest expense was $853.7 million for 1996, an increase of $31.5 million, or 3.8%, from the prior year. On average, interest-bearing liabilities increased $876.3 million, primarily due to acquisitions. Interest expense rose $43.7 million from the increase in interest-bearing liabilities, partially offset by the lower interest rate environment. The average cost of total interest-bearing liabilities was 4.10% in 1996, compared to 4.12% in 1995.

Net interest income on a tax-equivalent basis amounted to $1.1 billion, an increase of $41.3 million, or 4.0%, from 1995. Net interest spread on a tax-equivalent basis declined 13 basis points to 3.47% for the year, compared to 3.60% earned in 1995. Net interest margin declined to 4.21% for 1996 compared to 4.28% in 1995. Both declines resulted as yields on interest-earning assets declined faster than the costs paid on interest-bearing liabilities, reflecting an increasingly competitive market for loans and deposits.

Non-interest income, including securities gains, amounted to $260.0 million in 1996 compared to $235.3 million in the prior year, an increase of $24.8 million, or 10.5%. Service charges on deposit accounts amounted to $106.0 million in 1996, an increase of $12.2 million, or 13.0%. Service and loan fee income increased $6.8 million, or 18.0%, to $44.6 million in 1996. Trust income of $39.5 million increased $4.1 million, or 11.6%, over the prior year. Other income amounted to $66.1 million, an increase of $6.4 million, or 10.8%, compared to the prior year. For the year ended December 31, 1996, securities gains were $3.9 million, a decrease of $4.7 million from 1995.

Excluding non-recurring items, non-interest expenses decreased $11.6 million, or 1.6%, compared to 1995 as a result of merger savings and a reduction in deposit insurance premiums.

Salaries expense totaled $267.9 million in 1996, a decrease of $5.1 million, or 1.9%, compared to 1995, due in part to a reduced work force. Pension and other employee benefits expense totaled $87.7 million for the year ended December 31, 1996, and was $4.3 million, or 4.6%, less than 1995.

Net occupancy expenses increased to $77.2 million for 1996 compared to $75.7 million for 1995. Furniture and equipment expenses amounted to $69.7 million, an increase of $4.2 million, or 6.4%, from $65.6 million in 1995.

Communications expense totaled $33.3 million in 1996, an increase of $4.0 million, or 13.5%, compared to 1995. This increase was due in part to additional expenses associated with the upgrading of communication equipment and lines to support the branch automation network, other system improvements and an ATM network purchased in late 1995.

Other expenses were $158.0 million in 1996, a decrease of $12.0 million, or 7.1% from 1995. This decrease was due in part to an $18.5 million decline in deposit premiums, as a result of rate reductions in BIF and SAIF premiums. This decline was offset by a $6.5 million increase in miscellaneous operating expenses.

Federal and state income tax expenses for 1996 were $150.0 million compared to $167.0 million in 1995. The decrease was primarily due to lower pre-tax income, the reduction in valuation reserves and tax planning.

================================================================================

Recent Accounting Pronouncements
================================================================================

In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. SFAS No. 125 was effective for transfers occurring after December 31, 1996, and was applied prospectively. Subsequently, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which deferred until January 1, 1998, the implementation of certain aspects of the original statement that addressed secured borrowings and collateral transactions. The adoption of SFAS No. 127 is not expected to have a material effect on the future financial condition or results of operations.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes the standards for the reporting of total comprehensive income in a full set of general-purpose financial statements. The Statement defines total comprehensive income as all changes in equity during a period from transactions and other events and circumstances from nonowner sources. Other comprehensive income would include revenues, expenses, gains and losses that, under generally accepted accounting principles are included in comprehensive income but excluded from net income, such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Comparative financial statements for earlier periods are required to reflect the provisions of this Statement.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards and disclosure requirements for the way companies report information about operating segments, including related product information. Operating segments are defined based upon the way management organizes segments for making operating decisions and evaluating performance. Information such as segment net earnings, appropriate revenues and expense items and certain balance sheet items are required to be presented, and such amounts are required to be reconciled to the company's combined financial information. SFAS No. 131 is effective for financial statements issued for annual periods ending after December 15, 1998 and interim periods beginning in 1999.

In February 1998, the FASBissued SFASNo. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement standardizes the disclosure requirements for pensions and other postretirements benefits by requiring additional information that will facilitate financial analysis, and eliminating certain disclosures that are considered no longer useful. SFAS No. 132 supersedes the disclosures requirements in SFAS Nos. 87, 88, and 106. This Statement is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available.

Year 2000
================================================================================

Issues surrounding the Year 2000 arise out of the fact that many existing computer programs use only two digits to identify a year in the date field. Additionally, the Year 2000 is not just a computer issue; it involves communications systems, building systems, environmental systems and office equipment. Year 2000 readiness can be affected to the extent that other entities such as bank customers and suppliers are unsuccessful in addressing this issue. The Year 2000 issue affects virtually all organizations. Summit Bancorp began taking a proactive stance regarding this issue in 1995.

A task force has been assembled, composed of two project teams - a Technology Team and an Operations Team that report to a Year 2000 Program Management Office. Management expects to have substantially all of the system and application changes completed by the end of 1998 and believes that its level of preparedness is appropriate.

The cost for the millennium conversion is estimated to be $23 million. This estimate includes internal and external personnel costs for all aspects of the program as well as purchasing or leasing certain hardware and software.

The cost of the project and the expected completion dates are based on management's best estimates.

Reaching Higher -- Looking Ahead
================================================================================

This report contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader to understand anticipated future financial performance. These forward-looking statements involve certain risks, uncertainties, estimates and assumptions made by management.

One of Summit Bancorp's primary objectives is to achieve balanced asset and revenue growth, and at the same time expand market presence and diversify the line of financial products. However, it is recognized that objectives, no matter how focused, are subject to factors beyond the control of Summit Bancorp which can impede the ability to achieve these goals.

Factors that may cause actual results to differ from estimated results expressed or implied include, but are not limited to, the interest rate environment and the overall economy, the ability of customers to repay their obligations, the adequacy of the allowance for loan losses, the progress of integrating acquired financial institutions, competition and technological changes. Although management has taken certain steps to mitigate any negative effect of the aforementioned items, significant unfavorable changes could severely impact the assumptions used and have an adverse affect on profitability.

AVERAGE BALANCE SHEETS WITH RESULTANT INTEREST AND RATES              Summit Bancorp and Subsidiaries
=====================================================================================================
(Tax-equivalent basis, dollars in millions,
not covered by independent auditors' report)                                      1997
-----------------------------------------------------------------------------------------------------
                                                                 Average                     Average
                                                                 Balance      Interest          Rate
-----------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Federal funds sold and securities purchased under
    agreements to resell ..................................   $     73.2    $      4.1          5.58%
  Interest-bearing deposits with banks ....................         13.5           0.7          5.45
  Trading account securities ..............................         34.0           2.5          7.39
  Securities available for sale:
    U.S. Government and Federal agencies ..................      3,219.5         208.9          6.49
    States and political subdivisions .....................         18.1           0.8          4.28
    Other securities ......................................        558.1          35.4          6.34
-----------------------------------------------------------------------------------------------------
      Total securities available for sale .................      3,795.7         245.1          6.46
-----------------------------------------------------------------------------------------------------
  Securities held to maturity:
    U.S. Government and Federal agencies ..................      3,514.8         228.3          6.49
    States and political subdivisions .....................        206.9          18.9          9.15
    Other securities ......................................      1,131.7          68.2          6.02
-----------------------------------------------------------------------------------------------------
      Total securities held to maturity ...................      4,853.4         315.4          6.50
-----------------------------------------------------------------------------------------------------
  Loans:
    Commercial ............................................      5,685.1         484.3          8.52
    Commercial mortgage ...................................      2,788.7         244.3          8.76
    Residential mortgage ..................................      5,925.0         439.9          7.42
    Consumer ..............................................      4,053.1         342.8          8.46
-----------------------------------------------------------------------------------------------------
      Total loans .........................................     18,451.9       1,511.3          8.19
-----------------------------------------------------------------------------------------------------
      Total interest-earning assets .......................     27,221.7       2,079.1          7.64
-----------------------------------------------------------------------------------------------------
Cash and due from banks ...................................      1,035.8
Allowance for loan losses .................................       (299.2)
Other assets ..............................................        924.3
-----------------------------------------------------------------------------------------------------
Total Assets ..............................................   $ 28,882.6
=====================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings deposits ........................................   $  9,633.0         253.0          2.63
  Time deposits ...........................................      7,323.0         380.8          5.20
  Commercial certificates of deposit $100,000 and over ....        891.9          48.2          5.41
-----------------------------------------------------------------------------------------------------
      Total interest-bearing deposits .....................     17,847.9         682.0          3.82
-----------------------------------------------------------------------------------------------------
  Other borrowed funds ....................................      3,186.0         175.2          5.50
  Long-term debt ..........................................        887.2          62.4          7.03
-----------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities ..................     21,921.1         919.6          4.20
-----------------------------------------------------------------------------------------------------
Demand deposits ...........................................      4,131.4
Other liabilities .........................................        343.2
Shareholders' equity ......................................      2,486.9
-----------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ................   $ 28,882.6
=====================================================================================================
Net interest income (tax-equivalent basis) ................                    1,159.5          3.44%
Tax-equivalent basis adjustment ...........................                      (14.4)
-----------------------------------------------------------------------------------------------------
Net interest income .......................................                 $  1,145.1
=====================================================================================================
Net interest income as a percent of interest-earning assets
  (tax-equivalent basis) ..................................                                     4.26%
=====================================================================================================

(Tax-equivalent basis, dollars in millions,
not covered by independent auditors' report)                                         1996
--------------------------------------------------------------------------------------------------------
                                                                    Average                     Average
                                                                    Balance      Interest          Rate
--------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Federal funds sold and securities purchased under
    agreements to resell ..................................      $     78.2    $      5.4          6.95%
  Interest-bearing deposits with banks ....................            14.4           0.8          5.72
  Trading account securities ..............................            27.4           1.5          5.44
  Securities available for sale:
    U.S. Government and Federal agencies ..................         2,050.8         130.4          6.36
    States and political subdivisions .....................             6.4           0.3          3.77
    Other securities ......................................           567.7          35.7          6.29
--------------------------------------------------------------------------------------------------------
      Total securities available for sale .................         2,624.9         166.4          6.34
--------------------------------------------------------------------------------------------------------
  Securities held to maturity:
    U.S. Government and Federal agencies ..................         3,850.8         248.7          6.46
    States and political subdivisions .....................           266.3          24.0          9.01
    Other securities ......................................         1,448.1          86.7          5.98
--------------------------------------------------------------------------------------------------------
      Total securities held to maturity ...................         5,565.2         359.4          6.46
--------------------------------------------------------------------------------------------------------
  Loans:
    Commercial ............................................         5,298.9         442.8          8.36
    Commercial mortgage ...................................         2,652.2         230.9          8.71
    Residential mortgage ..................................         5,651.0         421.6          7.46
    Consumer ..............................................         3,463.7         293.2          8.47
--------------------------------------------------------------------------------------------------------
      Total loans .........................................        17,065.8       1,388.5          8.14
--------------------------------------------------------------------------------------------------------
      Total interest-earning assets .......................        25,375.9       1,922.0          7.57
--------------------------------------------------------------------------------------------------------
Cash and due from banks ...................................         1,284.4
Allowance for loan losses .................................          (298.3)
Other assets ..............................................           867.5
--------------------------------------------------------------------------------------------------------
Total Assets ..............................................      $ 27,229.5
========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings deposits ........................................      $  9,245.6         236.6          2.56
  Time deposits ...........................................         7,294.3         374.5          5.13
  Commercial certificates of deposit $100,000 and over ....           892.0          47.9          5.37
--------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits .....................        17,431.9         659.0          3.78
--------------------------------------------------------------------------------------------------------
  Other borrowed funds ....................................         2,947.0         155.5          5.28
  Long-term debt ..........................................           430.3          39.2          9.10
--------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities ..................        20,809.2         853.7          4.10
--------------------------------------------------------------------------------------------------------
Demand deposits ...........................................         3,856.7
Other liabilities .........................................           351.4
Shareholders' equity ......................................         2,212.2
--------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ................      $ 27,229.5
========================================================================================================
Net interest income (tax-equivalent basis) ................                       1,068.3          3.47%
Tax-equivalent basis adjustment ...........................                         (15.0)
--------------------------------------------------------------------------------------------------------
Net interest income .......................................                    $  1,053.3
========================================================================================================
Net interest income as a percent of interest-earning assets
  (tax-equivalent basis) ..................................                                        4.21%
========================================================================================================

(Tax-equivalent basis, dollars in millions,
not covered by independent auditors' report)                                         1995
--------------------------------------------------------------------------------------------------------
                                                                    Average                     Average
                                                                    Balance      Interest          Rate
--------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Federal funds sold and securities purchased under
    agreements to resell ..................................      $    191.9    $     11.5          5.97%
  Interest-bearing deposits with banks ....................            11.1           0.6          5.81
  Trading account securities ..............................            34.8           2.1          5.89
  Securities available for sale:
    U.S. Government and Federal agencies ..................           868.3          52.8          6.08
    States and political subdivisions .....................             9.3           0.6          6.89
    Other securities ......................................           282.3          16.2          5.74
--------------------------------------------------------------------------------------------------------
      Total securities available for sale .................         1,159.9          69.6          6.00
--------------------------------------------------------------------------------------------------------
  Securities held to maturity:
    U.S. Government and Federal agencies ..................         4,712.1         314.1          6.67
    States and political subdivisions .....................           333.8          31.8          9.55
    Other securities ......................................         1,955.7         117.2          5.99
--------------------------------------------------------------------------------------------------------
      Total securities held to maturity ...................         7,001.6         463.1          6.61
--------------------------------------------------------------------------------------------------------
  Loans:
    Commercial ............................................         5,490.4         474.8          8.65
    Commercial mortgage ...................................         2,232.3         200.2          8.97
    Residential mortgage ..................................         4,805.2         363.4          7.56
    Consumer ..............................................         3,040.6         263.9          8.68
--------------------------------------------------------------------------------------------------------
      Total loans .........................................        15,568.5       1,302.3          8.36
--------------------------------------------------------------------------------------------------------
      Total interest-earning assets .......................        23,967.8       1,849.2          7.72
--------------------------------------------------------------------------------------------------------
Cash and due from banks ...................................         1,146.1
Allowance for loan losses .................................          (316.0)
Other assets ..............................................           964.8
--------------------------------------------------------------------------------------------------------
Total Assets ..............................................      $ 25,762.7
========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings deposits ........................................      $  9,092.4         240.8          2.65
  Time deposits ...........................................         6,967.6         350.9          5.04
  Commercial certificates of deposit $100,000 and over ....           635.0          38.6          6.08
--------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits .....................        16,695.0         630.3          3.78
--------------------------------------------------------------------------------------------------------
  Other borrowed funds ....................................         2,730.9         153.7          5.63
  Long-term debt ..........................................           507.0          38.2          7.53
--------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities ..................        19,932.9         822.2          4.12
--------------------------------------------------------------------------------------------------------
Demand deposits ...........................................         3,482.2
Other liabilities .........................................           381.9
Shareholders' equity ......................................         1,965.7
--------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ................      $ 25,762.7
========================================================================================================
Net interest income (tax-equivalent basis) ................                       1,027.0          3.60%
Tax-equivalent basis adjustment ...........................                         (17.3)
--------------------------------------------------------------------------------------------------------
Net interest income .......................................                    $  1,009.7
========================================================================================================
Net interest income as a percent of interest-earning assets
  (tax-equivalent basis) ..................................                                        4.28%
========================================================================================================

(Tax-equivalent basis, dollars in millions,
not covered by independent auditors' report)                                         1994
--------------------------------------------------------------------------------------------------------
                                                                    Average                     Average
                                                                    Balance      Interest          Rate
--------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Federal funds sold and securities purchased under
    agreements to resell ..................................      $    206.9    $      8.0          3.88%
  Interest-bearing deposits with banks ....................            16.9           0.6          3.72
  Trading account securities ..............................            28.9           0.9          2.94
  Securities available for sale:
    U.S. Government and Federal agencies ..................           533.9          31.6          5.92
    States and political subdivisions .....................           536.2          30.6          5.70
    Other securities ......................................           532.3          27.6          5.19
--------------------------------------------------------------------------------------------------------
      Total securities available for sale .................         1,602.4          89.8          5.60
--------------------------------------------------------------------------------------------------------
  Securities held to maturity:
    U.S. Government and Federal agencies ..................         4,192.9         262.2          6.25
    States and political subdivisions .....................           392.9          38.9          9.91
    Other securities ......................................         1,896.4         106.1          5.60
--------------------------------------------------------------------------------------------------------
      Total securities held to maturity ...................         6,482.2         407.2          6.28
--------------------------------------------------------------------------------------------------------
  Loans:
    Commercial ............................................         5,318.6         405.5          7.62
    Commercial mortgage ...................................         2,299.3         189.8          8.25
    Residential mortgage ..................................         3,773.8         269.2          7.13
    Consumer ..............................................         2,728.7         220.7          8.09
--------------------------------------------------------------------------------------------------------
      Total loans .........................................        14,120.4       1,085.2          7.69
--------------------------------------------------------------------------------------------------------
      Total interest-earning assets .......................        22,457.7       1,591.7          7.09
--------------------------------------------------------------------------------------------------------
Cash and due from banks ...................................         1,190.1
Allowance for loan losses .................................          (362.6)
Other assets ..............................................           989.2
--------------------------------------------------------------------------------------------------------
Total Assets ..............................................      $ 24,274.4
========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings deposits ........................................      $  9,578.1         213.9          2.23
  Time deposits ...........................................         5,736.6         231.2          4.03
  Commercial certificates of deposit $100,000 and over ....           460.1          18.9          4.10
--------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits .....................        15,774.8         464.0          2.94
--------------------------------------------------------------------------------------------------------
  Other borrowed funds ....................................         2,436.7          99.9          4.10
  Long-term debt ..........................................           501.8          35.8          7.14
--------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities ..................        18,713.3         599.7          3.20
--------------------------------------------------------------------------------------------------------
Demand deposits ...........................................         3,374.7
Other liabilities .........................................           418.8
Shareholders' equity ......................................         1,767.6
--------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ................      $ 24,274.4
========================================================================================================
Net interest income (tax-equivalent basis) ................                         992.0          3.89%
Tax-equivalent basis adjustment ...........................                         (19.4)
--------------------------------------------------------------------------------------------------------
Net interest income .......................................                    $    972.6
========================================================================================================
Net interest income as a percent of interest-earning assets
  (tax-equivalent basis) ..................................                                        4.42%
========================================================================================================

(Tax-equivalent basis, dollars in millions,
not covered by independent auditors' report)                                         1993
--------------------------------------------------------------------------------------------------------
                                                                    Average                     Average
                                                                    Balance      Interest          Rate
--------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Federal funds sold and securities purchased under
    agreements to resell ..................................      $    316.2    $     10.2          3.23%
  Interest-bearing deposits with banks ....................            22.8           0.7          3.06
  Trading account securities ..............................            32.7           1.5          4.44
  Securities available for sale:
    U.S. Government and Federal agencies ..................           440.2          19.4          4.41
    States and political subdivisions .....................           272.0          14.6          5.39
    Other securities ......................................           464.2          21.5          4.62
--------------------------------------------------------------------------------------------------------
      Total securities available for sale .................         1,176.4          55.5          4.72
--------------------------------------------------------------------------------------------------------
  Securities held to maturity:
    U.S. Government and Federal agencies ..................         4,030.6         277.7          6.89
    States and political subdivisions .....................           416.7          43.8         10.51
    Other securities ......................................           971.8          55.6          5.72
--------------------------------------------------------------------------------------------------------
      Total securities held to maturity ...................         5,419.1         377.1          6.96
--------------------------------------------------------------------------------------------------------
  Loans:
    Commercial ............................................         5,135.6         362.1          7.05
    Commercial mortgage ...................................         2,338.4         189.7          8.11
    Residential mortgage ..................................         3,226.4         261.8          8.12
    Consumer ..............................................         2,604.0         215.2          8.26
--------------------------------------------------------------------------------------------------------
      Total loans .........................................        13,304.4       1,028.8          7.73
--------------------------------------------------------------------------------------------------------
      Total interest-earning assets .......................        20,271.6       1,473.8          7.27
--------------------------------------------------------------------------------------------------------
Cash and due from banks ...................................         1,111.0
Allowance for loan losses .................................          (368.1)
Other assets ..............................................           914.1
--------------------------------------------------------------------------------------------------------
Total Assets ..............................................      $ 21,928.6
========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings deposits ........................................      $  8,917.2         211.9          2.38
  Time deposits ...........................................         6,119.2         266.4          4.35
  Commercial certificates of deposit $100,000 and over ....           324.5           9.4          2.89
--------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits .....................        15,360.9         487.7          3.17
--------------------------------------------------------------------------------------------------------
  Other borrowed funds ....................................         1,184.1          41.7          3.52
  Long-term debt ..........................................           395.0          29.5          7.47
--------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities ..................        16,940.0         558.9          3.30
--------------------------------------------------------------------------------------------------------
Demand deposits ...........................................         3,071.1
Other liabilities .........................................           292.1
Shareholders' equity ......................................         1,625.4
--------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ................      $ 21,928.6
========================================================================================================
Net interest income (tax-equivalent basis) ................                         914.9          3.97%
Tax-equivalent basis adjustment ...........................                         (21.2)
--------------------------------------------------------------------------------------------------------
Net interest income .......................................                    $    893.7
========================================================================================================
Net interest income as a percent of interest-earning assets
  (tax-equivalent basis) ..................................                                        4.51%
========================================================================================================

(Tax-equivalent basis, dollars in millions,
not covered by independent auditors' report)                                         1992
-------------------------------------------------------------------------------------------------------
                                                                    Average                     Average
                                                                    Balance      Interest          Rate
-------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Federal funds sold and securities purchased under
    agreements to resell ..................................      $    366.0    $     15.0          4.11%
  Interest-bearing deposits with banks ....................            41.7           1.9          4.50
  Trading account securities ..............................            23.8           1.5          6.26
  Securities available for sale:
    U.S. Government and Federal agencies ..................           197.4          17.1          8.66
    States and political subdivisions .....................              --            --            --
    Other securities ......................................             6.3           0.5          7.75
-------------------------------------------------------------------------------------------------------
      Total securities available for sale .................           203.7          17.6          8.63
-------------------------------------------------------------------------------------------------------
  Securities held to maturity:
    U.S. Government and Federal agencies ..................         4,521.7         341.4          7.55
    States and political subdivisions .....................           510.4          52.5         10.28
    Other securities ......................................           509.4          33.7          6.63
-------------------------------------------------------------------------------------------------------
      Total securities held to maturity ...................         5,541.5         427.6          7.72
-------------------------------------------------------------------------------------------------------
  Loans:
    Commercial ............................................         5,345.6         388.4          7.27
    Commercial mortgage ...................................         2,265.6         199.3          8.80
    Residential mortgage ..................................         3,253.4         298.6          9.18
    Consumer ..............................................         2,598.3         230.9          8.89
-------------------------------------------------------------------------------------------------------
      Total loans .........................................        13,462.9       1,117.2          8.30
-------------------------------------------------------------------------------------------------------
      Total interest-earning assets .......................        19,639.6       1,580.8          8.05
-------------------------------------------------------------------------------------------------------
Cash and due from banks ...................................         1,007.5
Allowance for loan losses .................................          (405.8)
Other assets ..............................................           942.7
-------------------------------------------------------------------------------------------------------
Total Assets ..............................................      $ 21,184.0
=======================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings deposits ........................................      $  7,941.0         259.0          3.26
  Time deposits ...........................................         6,765.5         369.8          5.47
  Commercial certificates of deposit $100,000 and over ....           517.0          20.2          3.91
-------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits .....................        15,223.5         649.0          4.26
-------------------------------------------------------------------------------------------------------
  Other borrowed funds ....................................         1,261.0          48.7          3.86
  Long-term debt ..........................................           311.9          27.7          8.87
-------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities ..................        16,796.4         725.4          4.32
-------------------------------------------------------------------------------------------------------
Demand deposits ...........................................         2,711.2
Other liabilities .........................................           248.4
Shareholders' equity ......................................         1,428.0
-------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ................      $ 21,184.0
=======================================================================================================
Net interest income (tax-equivalent basis) ................                         855.4          3.73%
Tax-equivalent basis adjustment ...........................                         (23.2)
-------------------------------------------------------------------------------------------------------
Net interest income .......................................                    $    832.2
=======================================================================================================
Net interest income as a percent of interest-earning assets
  (tax-equivalent basis) ..................................                                        4.36%
=======================================================================================================

Notes: Average loan balances and rates include non-accruing loans.

       The tax-equivalent basis adjustment was computed based on a Federal income tax rate of 35% for 1997 1993 and 34% for 1992.


                                    32 & 33

CONSOLIDATED BALANCE SHEETS                      Summit Bancorp and Subsidiaries
================================================================================
(In thousands)                                                     December 31,
--------------------------------------------------------------------------------
                                                           1997            1996
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks ........................     $1,173,118      $1,327,507
Federal funds sold and securities purchased
  under agreements to resell ...................          4,460         114,789
Interest-bearing deposits with banks ...........         14,072          24,825
Securities:
  Trading account securities ...................         35,216          26,376
  Securities available for sale ................      5,074,896       2,872,051
  Securities held to maturity (fair value of
    $4,151,582 in 1997 and $5,321,724 in 1996) .      4,157,543       5,422,093
--------------------------------------------------------------------------------
      Total securities .........................      9,267,655       8,320,520
--------------------------------------------------------------------------------
Loans ..........................................     18,888,366      17,386,059
  Less:  Allowance for loan losses .............        296,494         280,611
--------------------------------------------------------------------------------
      Net loans                                      18,591,872      17,105,448
--------------------------------------------------------------------------------
Premises and equipment .........................        244,913         244,193
Goodwill and other intangibles .................        188,620         172,452
Accrued interest receivable ....................        175,170         169,236
Due from customers on acceptances ..............         15,814          15,671
Other assets ...................................        288,478         272,630
--------------------------------------------------------------------------------
Total Assets                                        $29,964,172     $27,767,271
================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing demand deposits .........     $4,530,690      $4,080,316
  Interest-bearing deposits:
    Savings and time deposits ..................     16,914,485      16,812,682
    Commercial certificates of deposit
      $100,000 and over ........................        884,261         736,533
--------------------------------------------------------------------------------
      Total deposits                                 22,329,436      21,629,531
--------------------------------------------------------------------------------
Other borrowed funds ...........................      3,597,078       2,806,367
Accrued expenses and other liabilities .........        290,197         272,968
Accrued interest payable .......................         71,602          56,103
Bank acceptances outstanding ...................         15,814          15,671
Long-term debt .................................      1,047,625         695,793
--------------------------------------------------------------------------------
      Total liabilities                              27,351,752      25,476,433
--------------------------------------------------------------------------------
Commitments and contingencies
Shareholders' equity:
  Common stock par value $.80:
    Authorized 390,000 shares; issued and
      outstanding 176,590 in 1997 and
      168,296 in 1996 ..........................        141,272         134,637
  Surplus ......................................        987,281         918,411
  Retained earnings ............................      1,467,193       1,237,892
  Employee stock ownership plan obligation .....         (4,201)         (5,816)
  Net unrealized gain on securities, net of tax          20,875           5,714
--------------------------------------------------------------------------------
      Total shareholders' equity                      2,612,420       2,290,838
--------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity          $29,964,172     $27,767,271
================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME                     Summit Bancorp and Subsidiaries
=====================================================================================
(In thousands, except per share data)                        Years ended December 31,
-------------------------------------------------------------------------------------
                                                      1997         1996         1995
-------------------------------------------------------------------------------------
INTEREST INCOME
Loans .......................................   $1,505,840   $1,383,150   $1,297,168
Securities:
  Trading account securities ................        2,438        1,481        1,981
  Securities available for sale .............      243,103      164,953       68,074
  Securities held to maturity ...............      308,508      351,150      452,605
-------------------------------------------------------------------------------------
      Total securities ......................      554,049      517,584      522,660
Federal funds sold and securities purchased
  under agreements to resell ................        4,084        5,441       11,459
Deposits with banks .........................          733          821          647
-------------------------------------------------------------------------------------
      Total interest income                      2,064,706    1,906,996    1,831,934
-------------------------------------------------------------------------------------
INTEREST EXPENSE
Savings and time deposits ...................      633,774      611,142      591,716
Commercial certificates of deposit
  $100,000 and over .........................       48,245       47,892       38,587
Other borrowed funds and long-term debt .....      237,598      194,673      191,929
-------------------------------------------------------------------------------------
      Total interest expense                       919,617      853,707      822,232
-------------------------------------------------------------------------------------
      Net interest income ...................    1,145,089    1,053,289    1,009,702
Provision for loan losses ...................       59,100       64,034       72,090
-------------------------------------------------------------------------------------
      Net interest income after provision
        for loan losses .....................    1,085,989      989,255      937,612
-------------------------------------------------------------------------------------
NON-INTEREST INCOME
Service charges on deposit accounts .........      114,569      105,967       93,814
Service and loan fee income .................       52,205       44,577       37,770
Trust income ................................       48,488       39,540       35,418
Securities gains ............................        5,637        3,862        8,595
Other .......................................       80,986       66,096       59,655
-------------------------------------------------------------------------------------
      Total non-interest income                    301,885      260,042      235,252
-------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Salaries ....................................      290,515      267,854      272,910
Pension and other employee benefits .........       93,711       87,718       91,971
Occupancy, net ..............................       72,074       77,242       75,689
Furniture and equipment .....................       78,259       69,732       65,561
Communications ..............................       35,214       33,292       29,324
Savings Association Insurance Fund assessment           --       11,059           --
Restructuring charges .......................       83,000      110,700           --
Other .......................................      163,918      157,994      170,004
-------------------------------------------------------------------------------------
      Total non-interest expenses                  816,691      815,591      705,459
-------------------------------------------------------------------------------------
      Income before taxes ...................      571,183      433,706      467,405
Federal and state income taxes ..............      200,218      150,031      166,993
-------------------------------------------------------------------------------------
      Net Income                                  $370,965     $283,675     $300,412
=====================================================================================
Net Income per Common Share:
  Basic .....................................        $2.12        $1.69        $1.89
  Diluted ...................................         2.09         1.67         1.87
=====================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                Summit Bancorp and Subsidiaries
====================================================================================================
(In thousands)                                                              Years ended December 31,
----------------------------------------------------------------------------------------------------
                                                                 1997           1996           1995
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income ............................................    $  370,965     $  283,675     $  300,412
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Provision for loan losses and other real estate owned        60,738         66,516         78,206
  Depreciation, amortization, and accretion, net ......        76,353         36,212         50,711
  Restructuring charges ...............................        83,000        110,700             --
  Deferred income tax .................................       (23,318)        14,383         27,861
  Gains on sales of trading account securities
    and securities available for sale .................        (4,054)        (4,339)        (9,890)
  Gains on sales of mortgages held for sale ...........        (7,516)        (2,995)        (4,996)
  Gains on the sales of other real estate owned .......        (4,663)        (4,242)        (6,167)
  Proceeds from sales of other real estate owned ......        34,258         36,177         38,110
  Proceeds from sales of mortgages held for sale ......       451,656        484,591        173,039
  Originations of mortgages held for sale .............      (485,452)      (479,467)      (204,805)
  Net (increase) decrease in trading account securities       (10,423)        16,066         (5,800)
  Net decrease (increase) in accrued interest
    receivable and other assets .......................        46,752        (28,288)        44,457
  Net (decrease) increase in accrued interest
    payable, accrued expenses
    and other liabilities .............................      (107,854)      (117,587)         1,359
----------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                 480,442        411,402        482,497
----------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchases of securities held to maturity ..............      (714,874)      (849,873)      (888,095)
Purchases of securities available for sale ............    (3,070,103)      (978,013)      (281,346)
Proceeds from maturities of securities
  held to maturity ....................................     1,197,368      1,174,445      1,096,206
Proceeds from maturities of securities
  available for sale ..................................     1,005,560        505,112        223,510
Proceeds from sales of securities
  available for sale ..................................       825,870        198,645        512,665
Net decrease (increase) in Federal
  funds sold, securities purchased under
  agreements to resell and interest-bearing
  deposits with banks .................................       169,630         57.407        (84,175)
Purchase acquisitions .................................            --             --        (36,273)
Net increase in loans .................................      (775,555)      (405,951)    (1,118,670)
Purchases of premises and equipment, net ..............       (39,566)       (12,374)       (27,313)
----------------------------------------------------------------------------------------------------
    Net cash used in investing activities                  (1,401,670)      (310,602)      (603,491)
----------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net (decrease) increase in deposits ...................      (150,175)      (519,648)       702,531
Net increase (decrease) in short-term borrowings ......       666,336        300,069       (363,478)
Principal payments on long-term debt, net .............      (101,436)       (34,009)      (195,591)
Proceeds from issuance of long-term debt,
  net of related expenses .............................       441,300        300,200        106,425
Dividends paid ........................................      (167,663)      (149,489)      (106,956)
Proceeds from issuance of common stock
  under dividend reinvestment and
  other stock plans ...................................        44,040         30,701         33,313
Purchase of common stock for acquisitions .............       (21,859)       (92,268)            --
Redemptions of preferred stock ........................            --        (42,620)        (5,984)
----------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities       710,543       (207,064)       170,260
----------------------------------------------------------------------------------------------------
(Decrease) increase in cash and due from banks ........      (210,685)      (106,264)        49,266
Beginning cash balance of acquired entities ...........        56,296         29,797        100,202
Cash and due from banks, beginning of year ............     1,327,507      1,403,974      1,254,506
----------------------------------------------------------------------------------------------------
Cash and due from banks, end of year                       $1,173,118     $1,327,507     $1,403,974
====================================================================================================
SUPPLEMENTAL DISCLOSURE
Cash paid:
  Interest payments ...................................    $  905,933     $  850,313     $  810,956
  Income tax payments .................................       211,163        146,657        131,090
Noncash investing activities:
  Net transfer of securities held to maturity
    to securities available for sale ..................       805,854             --      1,397,526
  Net transfer of loans to other real estate owned ....        20,485         25,725         42,498
====================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                                                      Summit Bancorp and Subsidiaries
====================================================================================================================================
(In thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Net          Total
                                                 Preferred     Common               Retained        ESOP   Unrealized  Shareholders'
                                                     Stock      Stock    Surplus    Earnings  Obligation   Gain (Loss)        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994 ....................... $50,008   $123,769   $767,188  $  904,988    $(7,800)     $(24,708)   $1,813,445
  Net income .....................................      --         --         --     300,412         --            --       300,412
  Cash dividend declared:
    Preferred stock ..............................      --         --         --      (2,700)        --            --        (2,700)
    Common stock .................................      --         --         --    (109,480)        --            --      (109,480)
  Common stock issued:
    In conjunction with an acquisition
      (2,922 shares) .............................      --      2,338     65,848          --         --            --        68,186
    Dividend reinvestment and other stock
      plans (1,341 shares) .......................      --      1,073     24,684          --         --            --        25,757
    Exercise of stock options,
      net (1,060 shares) .........................      --        848      6,708          --         --            --         7,556
  Redemption of Series C preferred stock
    (296 shares) .................................  (7,388)        --         --       1,404         --            --        (5,984)
  ESOP debt repayment ............................      --         --         --          --        908            --           908
  Change in unrealized gain (loss) on
    securities, net of tax .......................      --         --         --          --         --        32,008        32,008
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                          42,620    128,028    864,428   1,094,624     (6,892)        7,300     2,130,108
------------------------------------------------------------------------------------------------------------------------------------
  Beginning balance of immaterial pooled
    acquisitions (6,530 shares) ..................      --      5,224     29,612      14,054         --          (567)       48,323
  Net income .....................................      --         --         --     283,675         --            --       283,675
  Cash dividend declared:
    Preferred stock ..............................      --         --         --      (2,544)        --            --        (2,544)
    Common stock .................................      --         --         --    (151,917)        --            --      (151,917)
  Common stock issued:
    Dividend reinvestment and other stock
      plans (424 shares) .........................      --        339     10,204          --         --            --        10,543
    Exercise of stock options, net
      (1,367 shares) .............................      --      1,094     19,064          --         --            --        20,158
  Purchase of common stock at cost
    (3,555 shares) ...............................      --     (2,844)   (89,424)         --         --            --       (92,268)
  Reissuance of common stock in conjunction
    with an acquisition (3,495 shares) ...........      --      2,796     84,527          --         --            --        87,323
  Redemption of Series B preferred stock
    (600 shares) and Series C preferred
    stock (504 shares) ........................... (42,620)        --         --          --         --            --       (42,620)
  ESOP debt repayment ............................      --         --         --          --      1,076            --         1,076
  Change in unrealized gain (loss) on
    securities, net of tax .......................      --         --         --          --         --        (1,019)       (1,019)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                              --    134,637    918,411   1,237,892     (5,816)        5,714     2,290,838
------------------------------------------------------------------------------------------------------------------------------------
  Beginning balance of immaterial pooled
    acquisitions (6,047 shares) ..................      --      4,837     34,705      25,562         --          (278)       64,826
  Adjustment for the pooling of a company
    with different fiscal year end ...............      --       (158)    (4,771)      9,288        539         1,832         6,730
  Net income .....................................      --         --         --     370,965         --            --       370,965
  Cash dividend declared on common stock .........      --         --         --    (176,514         --            --      (176,514)
  Common stock issued:
    Dividend reinvestment and other stock plans
      (174 shares) ...............................      --        140      5,405          --         --            --         5,545
    Exercise of stock options, net (2,270 shares)       --      1,816     36,679          --         --            --        38,495
  Purchase and reissuance of common stock in
    conjunction with acquisitions (495 shares) ...      --         --     (3,148)         --         --            --        (3,148)
  ESOP debt repayment ............................      --         --         --          --      1,076            --         1,076
  Change in unrealized gain (loss) on
    securities, net of tax .......................      --         --         --          --         --        13,607        13,607
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                         $    --   $141,272   $987,281  $1,467,193    $(4,201)     $ 20,875    $2,612,420
====================================================================================================================================

See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       Summit Bancorp and Subsidiaries
================================================================================
Note 1 Summary of Significant
Accounting Policies
================================================================================

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and prevailing industry standards. The following is a description of the significant accounting policies used in the preparation of the Consolidated Financial Statements.

Business

Summit Bancorp (the Company) is a bank holding company registered under the Bank Holding Company Act of 1956. Through its bank and non-bank subsidiaries, a full range of financial services are provided to its customers in a competitive environment. Summit Bancorp is regulated by various Federal and state agencies and is subject to periodic examinations by those regulatory authorities. On March 1, 1996, UJB Financial Corp. completed its acquisition of The Summit Bancorporation, and the Company changed its name to Summit Bancorp.

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of Summit Bancorp after elimination of all significant intercompany accounts and transactions. Certain prior period amounts have been reclassified to conform to the financial statement presentation of 1997. The reclassifications have no effect on shareholders' equity or net income as previously reported.

Prior period financial statements have been restated to include the accounts and results of operations for all material acquisitions accounted for as pooling-of-interests combinations. For acquisitions using the purchase method of accounting, results of operations are included from the dates of acquisition. The assets and liabilities of companies acquired under the purchase method of accounting have been adjusted to estimated fair values at the date of acquisition; the resulting net discount or premium is being accreted or amortized into non-interest expense over the estimated remaining lives of the related assets and liabilities.

In the preparation of financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

On August 20, 1997, the Board of Directors of the Company approved a three-for-two common stock split payable on September 24, 1997. All share data has been retroactively adjusted to reflect the common stock split.

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

All other securities, including equity securities, are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates, changes in prepayment risk, for asset/liability management purposes, or other factors. These securities are carried at fair value; with unrealized gains and losses, including the effect of hedges, reported net of tax, as a separate component of shareholders' equity. Realized gains and losses, which are generally computed by the specific identification method, are reported in non-interest income.

Loans

Loans are generally carried at the principal amount outstanding, net of unearned discounts and deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized over the estimated life of the loan in interest income as an adjustment to the yield. Other loan fees are recognized as earned and are included in non-interest income.

Residential mortgage loans that are serviced for others are not included in the Consolidated Financial Statements. Fees earned for servicing loans are reported as non-interest income primarily when the related loan payments are collected. Loan servicing costs are charged to non-interest expense as incurred.

Loans held for sale consist of residential mortgages and are carried at the lower of cost or market using the aggregate method. Gains and losses on loans sold are included in non-interest income.

Non-Performing Loans

Non-performing loans consist of commercial and industrial, construction and development, and commercial mortgage loans for which the accrual of interest has been discontinued. These loans are classified as non-performing and are considered impaired when they are 90 days or more past due as to principal or interest or where reasonable doubt exists as to timely collectibility.

================================================================================

At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest income on non-accrual loans is generally credited to income on a cash basis; however, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions. A loan is transferred back to accrual status when it is contractually current and its future collectibility is expected.

Smaller balance loans such as consumer loans and residential mortgages, which are collectively evaluated, are specifically excluded from the population of non-performing loans. Interest accruals on consumer and residential mortgages cease at 90 days, at which time previously accrued interest is reversed. Generally, consumer loans which are not secured by real estate are charged off when they are 120 days past due. All other loans are charged off when deemed uncollectible.

The impairment of a non-performing loan is measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or the underlying value of collateral for collateral dependent loans. The impaired loan's carrying value in excess of the expected cash flows or collateral value is specifically reserved or is charged to the allowance for loans losses.

Allowance for Loan Losses

The allowance for loan losses is a valuation reserve available for losses incurred or expected on extensions of credit. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources including commitments to extend credit, guarantees, and standby letters of credit. Additions are made to the allowance through periodic provisions which are charged to expense. Principal losses are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans and commitments to extend credit. The impact of economic conditions on the creditworthiness of borrowers is considered, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risks inherent in the loan portfolio. These and other factors are used in assessing the overall adequacy of the allowance for loan losses and the resulting provision for loan losses.

Premises and Equipment

Premises, furniture, and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method. Premises, furniture, and equipment are depreciated over the estimated useful life of the assets or terms of the leases, as applicable. Estimated useful lives are ten to forty years for premises and three to ten years for furniture and equipment. Maintenance and repairs are charged to non-interest expenses as incurred, while renewals and major improvements are capitalized. Upon disposition, premises, furniture, and equipment are removed from the property accounts at their carrying amount with the resulting gain or loss credited or charged to non-interest income.

Other Real Estate Owned (OREO)

OREO is carried at the lower of cost or fair value, less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. An allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated cost to sell. Operating results of OREO, including rental income, operating expenses, and gains and losses realized from the sale of properties owned, are included in non-interest expenses.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. The amortization of goodwill is on a straight-line basis over the estimated periods to be benefited, ranging from ten to twenty-five years, and is included in non-interest expenses.

Other intangible assets primarily consist of core deposit intangibles which represent the intangible value of depositor relationships assumed in purchase acquisitions. The amortization of these intangibles is on an accelerated basis over their estimated periods of benefit, ranging from five to ten years, and is included in non-interest expenses.

Mortgage Servicing Rights

Mortgage servicing rights are generally recorded when purchased or originated mortgage loans are sold, with servicing rights retained. The cost of each mortgage loan is allocated between the mortgage servicing right and the loan (without the servicing right) based on their relative fair values. Mortgage servicing rights, which are classified in other assets, are amortized over the estimated net servicing life and are evaluated on a quarterly basis for impairment based on their fair value. The fair value is estimated using the present value of expected future cash flows along with numerous assumptions including servicing income, cost of servicing, discount rates, prepayment anticipations, and default rates. Impairment adjustments, if any, are recognized through the use of a valuation allowance.

Derivative Financial Instruments

Off-balance-sheet financial derivatives are used as part of the overall asset/liability management process. These instruments are used to manage risk related to changes in interest rates. At December 31, 1997, the portfolio of derivative financial instruments consisted of interest rate swaps, caps, and floors.

Interest rate swaps are agreements with counterparties to exchange periodic interest payments calculated on a notional principal amount and are accounted for under the accrual method. To qualify for accounting under the accrual method, the swaps must be designated to interest-bearing assets or liabilities and must modify their interest rate characteristics over the term of the agreement or the term of the designated instrument, whichever is shorter. The net periodic interest payments or receipts arising from these instruments are recognized in interest income or interest expense as yield adjustments to the designated asset or liability.

================================================================================

Interest rate caps and floors are agreements in which, for an up-front premium and on predetermined future dates, the counterparties agree to pay an interest amount based on the movement of specified market interest rates either above or below a predetermined level. The payments, if applicable, are derived from the measured rate variance multiplied by the contractual notional volume. To qualify for accrual accounting, interest rate caps and floors must be designated to interest-bearing assets or liabilities and must modify their interest rate characteristics over the term of the agreement or the designated instrument, whichever is shorter. Costs of interest rate caps and floors are deferred and amortized in interest income or interest expense as adjustments to the yield of the designated instrument. Unamortized costs are included in other assets. Payments received on these caps and floors are recognized under the accrual method as adjustments to interest income or interest expense of the designated instruments.

If derivatives are terminated, realized gains and losses on these instruments are deferred and amortized in interest income and interest expense as yield adjustments to the designated assets or liabilities over the shorter of the remaining life of the agreement or the designated assets or liabilities. If the designated asset or liability related to a derivative matures, or is sold, extinguished, or terminated, the amount of the previously unrecognized gain or loss is recognized at that time in earnings.

Stock-Based Compensation

Stock-based compensation is accounted for under the intrinsic value based method as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Included in the Notes to Consolidated Financial Statements are pro forma disclosures required by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which assumes the fair value based method of accounting had been adopted.

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

Restructuring Charges

Restructuring charges are recorded in conjunction with acquisitions accounted for as poolings of interest and the integration of the acquired entities operations into Summit Bancorp. These charges include only identified direct and incremental costs associated with these acquisitions.

Items included in restructuring charges include the following: personnel expenses which include severance pay and benefits for terminated employees, including external placement costs; real estate expenses which result from the costs incurred when branches and other operations facilities are consolidated, including lease-termination costs, write-downs of owned properties and leasehold improvements and other facility-related costs; professional fees, which include costs for investment banking, accounting, and legal fees; and charges for data processing which include costs associated with the disposal or write-off of duplicate or non-usable software or hardware systems. Additional charges may include costs incurred for account conversions, communications and other merger costs.

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

Net Income per Common Share

Summit Bancorp adopted SFAS No. 128, "Earnings per Share," on December 31, 1997. SFAS No. 128 establishes the new standard for computation and presentation of net income per common share. Under the new requirements both basic and diluted net income per common share are presented. All prior period net income per common share data has been restated.

Basic net income per common share is calculated by dividing net income, less the dividends on preferred stocks, if any, by the weighted average common shares outstanding during the period.

Diluted net income per common share is computed similar to that of basic net income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally stock options, were issued during the reporting period.

Note 2 Acquisitions and Restructuring Charges
================================================================================

Acquisitions

On August 1, 1997, Summit Bancorp completed its acquisition of Collective Bancorp, Inc. (Collective), which operated 82 branches. This transaction was accounted for as a pooling of interests, and all financial information has been restated. Prior to the combination, Collective's fiscal year ended on June 30. In recording the transaction, Collective's 1996 and prior fiscal years were combined with Summit Bancorp's calendar years. In 1997, Collective adopted Summit's reporting period, and a $6.7 million adjustment was made to shareholders' equity as of January 1, 1997, to include Collective's results of operations for the six months ended December 31, 1996.

Separate results of operations of the entities for the two years prior to acquisition were as follows:

(In millions)                                              1996             1995
--------------------------------------------------------------------------------
Net Interest Income:
  Summit Bancorp .............................         $  911.5         $  869.2
  Collective Bancorp, Inc. ...................            141.8            140.5
--------------------------------------------------------------------------------
                                                       $1,053.3         $1,009.7
================================================================================
Net Income
  Summit Bancorp .............................         $  229.2         $  242.9
  Collective Bancorp, Inc. ...................             54.5             57.5
--------------------------------------------------------------------------------
                                                       $  283.7         $  300.4
================================================================================

On March 1, 1997, Summit Bancorp completed its acquisition of B.M.J. Financial Corp. (B.M.J.), which operated 21 banking offices. This transaction was accounted for as a pooling of interests, however, it was not considered material to Summit Bancorp's Consolidated Financial Statements, and as a result, it was recorded as an adjustment to shareholders' equity on January 1, 1997.

On December 12, 1997, Summit Bancorp acquired Corporate Dynamics, an employee benefits consulting firm, and Philadelphia Benefits Corp., a group health insurance agency, with the issuance of 495 thousand shares of common stock. This acquisition was accounted for as a purchase, and Corporate Dynamics' and Philadelphia Benefits Corp.'s results of operations have been included since acquisition date. The cost in excess of the fair value of net assets acquired resulted in goodwill of $18.9 million.

A summary of completed bank acquisitions for the past three years is provided below.

--------------------------------------------------------------------------------------------------------------------------------
Summary of Completed Bank Acquisitions                                                Goodwill &              Common
                                                                                     Intangibles      Cash    Shares   Method of
(In millions)                                       Date    Assets     Loans  Deposits  Recorded      Paid    Issued  Accounting
--------------------------------------------------------------------------------------------------------------------------------
1997
Collective Bancorp, Inc. .....................    Aug. 1  $5,478.6  $2,910.6  $3,472.5  $     --  $     --      27.3     Pooling
B.M.J. Financial Corp. .......................   March 1     676.0     449.0     552.0        --        --       6.0     Pooling

1996
Central Jersey Financial Corporation .........    Dec. 7     446.6     200.5     376.8      42.4        --       3.5    Purchase
Continental Bancorporation* ..................    Oct. 1     161.3      61.4     129.5      16.9      25.7        --    Purchase
The Summit Bancorporation ....................   March 1   5,654.1   3,562.2   4,693.7        --        --      51.1     Pooling
The Flemington National Bank and Trust Company   Feb. 23     285.9     190.6     257.5        --        --       2.0     Pooling
Garden State Bancshares, Inc.** ..............   Jan. 16     311.8     208.8     281.8        --        --       4.5     Pooling

1995
Bancorp New Jersey, Inc. .....................   July 11     504.5     290.4     450.0      71.6      36.3       2.9    Purchase
=================================================================================================================================

*  Amounts included in the August 1, 1997, Collective Bancorp. Inc.
   acquisition.

** Amounts included in the March 1, 1996, The Summit Bancorporation acquisition.


Restructuring Charges

During 1997, Summit Bancorp recorded restructuring charges of $83.0 million, or $.31 per share after tax, for merger-related expenses associated with the Collective and B.M.J. acquisitions.

Restructuring charges amounted to $56.5 million for Collective and $26.5 million for B.M.J. Charges recorded for personnel, real estate, and professional fee expenses amounted to $26.2 million, $18.5 million and $13.6 million, respectively. Expenses for data processing were $16.0 million and the remaining $8.7 million was for account conversions, communications, and other merger costs.

Approximately $27.4 million of the restructuring charge payments and $.3 million of write-offs have been realized through December 31, 1997. It is anticipated that the remainder of the restructuring charges will be incurred following the merger of Collective Bank into Summit Bank in March 1998.

During 1996, Summit Bancorp recorded restructuring charges of $110.7 million, or $.42 per share after tax, for merger-related expenses associated with The Summit Bancorporation, The Flemington National Bank and Trust Company (Flemington), Garden State Bancshares, Inc. (Garden State), and a supermarket branch initiative.

The Summit Bancorporation acquisition accounted for $89.0 million of the 1996 restructuring charges. Charges recorded for personnel, real estate, and professional fee expenses amounted to $35.0 million, $26.0 million, and $12.0 million, respectively. Expenses for data processing were $8.0 million and the remaining $8.0 million was for account conversions, communications, and other merger costs. The restructuring charges also included $4.3 million for the Flemington acquisition and $7.9 million for the Garden State acquisition. The types of costs incurred for these acquisitions were similar to those of the other acquisitions described above. The 1996 restructuring charges have substantially all been paid during 1996 and 1997.

Funding for cash expenditures related to restructuring charges has and will be paid out of operations. Liquidity has not been significantly impacted by these cash outlays.

Note 3 Securities
================================================================================

The following table provides the major components of investment securities at amortized cost and fair value.

                                                           1997                                1996
                                      ----------------------------------------------  -----------------------
                                                       Gross       Gross                                Gross
                                       Amortized  Unrealized  Unrealized        Fair   Amortized   Unrealized
(In thousands)                              Cost       Gains      Losses       Value        Cost        Gains
-------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies  $4,419,632  $   24,330  $   12,893  $4,431,069  $2,282,025  $   11,791
States and political subdivisions ..      11,087          34          --      11,121      12,908           1
Other securities:
   Mortgage-backed .................     295,067       1,536         783     295,820     317,434       1,232
   Other debt ......................      41,706         721       2,524      39,903      30,197         923
   Marketable equities, net ........     272,068      24,928          13     296,983     218,121      15,186
-------------------------------------------------------------------------------------------------------------
      Total Other securities             608,841      27,185       3,320     632,706     565,752      17,341
-------------------------------------------------------------------------------------------------------------
                                      $5,039,560  $   51,549  $   16,213  $5,074,896  $2,860,685  $   29,133
=============================================================================================================
Securities Held to Maturity:
U.S. Government and Federal agencies  $3,022,413  $   15,523  $   23,174  $3,014,762  $2,345,444  $    8,187
States and political subdivisions ..     180,715       8,597          72     189,240     227,526       9,713
Other securities:
   Mortgage-backed .................     895,177         930       8,260     887,847   2,717,237       1,766
   Other debt ......................      59,238         529          34      59,733     131,886       1,133
-------------------------------------------------------------------------------------------------------------
      Total Other securities             954,415       1,459       8,294     947,580   2,849,123       2,899
-------------------------------------------------------------------------------------------------------------
                                      $4,157,543  $   25,579  $   31,540  $4,151,582  $5,422,093  $   20,799
=============================================================================================================

                                                  1996            1995
                                      ----------------------  ----------
                                           Gross
                                      Unrealized        Fair    Carrying
                                          Losses       Value       Value
------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies  $   16,388  $2,277,428  $1,979,832
States and political subdivisions ..           3      12,906          --
Other securities:
   Mortgage-backed .................         997     317,669     348,733
   Other debt ......................           4      31,116      43,452
   Marketable equities, net ........         375     232,932     173,072
------------------------------------------------------------------------
      Total Other securities               1,376     581,717     565,257
------------------------------------------------------------------------
                                      $   17,767  $2,872,051  $2,545,089
========================================================================
Securities Held to Maturity:
U.S. Government and Federal agencies  $   42,089  $2,311,542  $1,980,081
States and political subdivisions ..         119     237,120     283,848
Other securities:
   Mortgage-backed .................      78,560   2,640,443   3,065,854
   Other debt ......................         400     132,619     110,131
------------------------------------------------------------------------
      Total Other securities              78,960   2,773,062   3,175,985
------------------------------------------------------------------------
                                      $  121,168  $5,321,724  $5,439,914
========================================================================

Included in interest on securities held to maturity and securities available for sale is tax exempt income on certain state and municipal securities which amounted to $13.3 million, $16.6 million, and $22.3 million for 1997, 1996, and 1995, respectively.

Gross realized gains on securities available for sale amounted to $8.3 million, $9.3 million, and $24.5 million, while gross realized losses amounted to $2.4 million, $3.9 million, and $16.4 million for the years 1997, 1996, and 1995, respectively. These amounts are included in non-interest income as securities gains in the Consolidated Statements of Income. Also included in securities gains are gains and losses realized from the early redemption of securities.

The carrying value of investment securities pledged to secure public funds and securities sold under agreements to repurchase, as well as for other purposes required by law, was $4.2 billion at December 31, 1997.

Securities held to maturity and securities available for sale included high-risk mortgage-backed securities as defined by the Federal Financial Institutions Examination Council. High-risk mortgage-backed securities are those securities that experience significant price and expected life sensitivity to changes in interest rates. At December 31, 1997, these securities had an amortized cost of $618.4 million and a fair value of $616.1 million.

The table below provides the remaining contractual yields of debt securities within the investment portfolios. The carrying value of securities at December 31, 1997, is distributed by contractual maturity. Mortgage-backed securities and other securities which may have principal prepayment provisions are distributed based on contractual maturity adjusted for historical prepayments. These prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.

--------------------------------------------------------------------------------------------------
                                            Within           After one year      After five years
                                           one year        through five years    through ten years
--------------------------------------------------------------------------------------------------
(In thousands)                            Amount   Yield        Amount   Yield      Amount   Yield
--------------------------------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies  $   91,678    5.52%   $  677,942   6.03%  $  344,770  6.52%
States and political subdivisions ..      10,841    4.19            --     --          280  9.50
Other securities:
   Mortgage-backed .................          --      --        89,875   6.76       91,320  6.63
   Other debt ......................          --      --         1,164   7.00           --    --
   Marketable equities, net ........     296,983      --            --     --           --    --
--------------------------------------------------------------------------------------------------
      Total Other securities             296,983      --        91,039   6.76       91,320  6.63
--------------------------------------------------------------------------------------------------
                                      $  399,502    5.38%*  $  768,981   6.12%  $  436,370  6.54%
==================================================================================================
Securities Held to Maturity:
U.S. Government and Federal agencies  $   38,542    5.46%   $  391,622   6.35%  $  311,481  6.34%
States and political subdivisions ..      27,107    5.91       111,336   6.19       21,121  6.07
Other securities:
   Mortgage-backed .................     124,045    6.77       640,676   6.19        1,837  6.86
   Other debt ......................       4,383    6.59        14,353   7.09       18,684  8.02
--------------------------------------------------------------------------------------------------
      Total Other securities             128,428    6.76       655,029   6.21       20,521  7.92
--------------------------------------------------------------------------------------------------
                                      $  196,077    6.39%   $1,157,987   6.26%  $  353,123  6.42%
==================================================================================================

--------------------------------------------------------------------
                                              After           Total
                                            ten years       Carrying
--------------------------------------------------------------------
                                          Amount   Yield       Value
--------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies  $3,316,679   6.69%  $4,431,069
States and political subdivisions ..          --     --       11,121
Other securities:
   Mortgage-backed .................     114,625   6.63      295,820
   Other debt ......................      38,739   6.90       39,903
   Marketable equities, net ........          --     --      296,983
--------------------------------------------------------------------
      Total Other securities .......     153,364   6.70      632,706
--------------------------------------------------------------------
                                      $3,470,043   6.69%  $5,074,896
====================================================================
Securities Held to Maturity:
U.S. Government and Federal agencies  $2,280,768   6.59%  $3,022,413
States and political subdivisions ..      21,151   5.78      180,715
Other securities:
   Mortgage-backed .................     128,619   7.06      895,177
   Other debt ......................      21,818   6.42       59,238
--------------------------------------------------------------------
      Total Other securities             150,437   6.97      954,415
--------------------------------------------------------------------
                                      $2,452,356   6.61%  $4,157,543
====================================================================

* Yield excludes equity securities.

================================================================================
Note 4 Loans
================================================================================

The composition of the loan portfolio, net of unearned discount and deferred loan origination fees and costs, at December 31 was as follows:

(In thousands)                                            1997              1996
--------------------------------------------------------------------------------
Commercial and industrial ..................       $ 5,884,240       $ 4,904,732
Construction and development ...............           369,500           316,207
--------------------------------------------------------------------------------
   Total commercial loans ..................         6,253,740         5,220,939

Commercial mortgage ........................         2,703,793         2,624,427
Residential mortgage .......................         5,671,200         5,904,490
--------------------------------------------------------------------------------
   Total mortgage loans ....................         8,374,993         8,528,917

Home equity ................................         2,734,582         2,339,266
Automobile .................................         1,075,487           893,703
Other consumer .............................           449,564           403,234
--------------------------------------------------------------------------------
   Total consumer loans                              4,259,633         3,636,203
--------------------------------------------------------------------------------
                                                   $18,888,366       $17,386,059
================================================================================

The Company's credit policy emphasizes diversification of risk among industries and borrowers. Concentrations of credit risk, whether on or off the balance sheet, exist in relation to certain groups of customers or counterparties. A group concentration arises when a number of customers or counterparties have similar economic characteristics that would compromise their ability to meet contractual obligations or be similarly affected by changes in economic or other conditions. Summit Bancorp does not have a exposure to any individual customer, counterparty, or group concentration.

The Company's business is concentrated in New Jersey and eastern Pennsylvania. A significant portion of the total loan portfolio is secured by real estate or other collateral located in these states. This concentration is mitigated by the diversification of the loan portfolio among commercial, construction, commercial mortgage, and consumer loans. The commercial and industrial loan portfolio represents approximately 31% of the entire loan portfolio and has no concentration greater than 10% to any specific industry.

At December 31, 1997, the ten largest commercial and commercial mortgage loans have outstanding balances of $419.6 million and unexercised commitments of $70.7 million.

Included in the commercial and commercial mortgage loan portfolios are loans where the accrual of interest has been discontinued. These non-performing loans were $85.1 million and $139.1 million at December 31, 1997 and 1996, respectively. These loans will return to accrual status only if they become contractually current and future collectibility of amounts due are reasonably assured.

The average balance of non-performing loans for 1997 and 1996 was $104.1 million and $181.7 respectively. The amount of cash basis interest income that was received on these loans was $2.5 million in 1997 and $3.3 million in 1996.

Transactions in the allowance for loan losses were as follows:

(In thousands)                                    1997         1996         1995
--------------------------------------------------------------------------------
Balance, January 1 ......................     $280,611     $293,160     $323,336
   Acquisition adjustments, net .........        9,994        8,492        6,131
   Provision charged to expense .........       59,100       64,034       72,090
--------------------------------------------------------------------------------
                                               349,705      365,686      401,557
--------------------------------------------------------------------------------
   Charge offs ..........................       86,675      108,306      130,492
   Recoveries ...........................       33,464       23,231       22,095
--------------------------------------------------------------------------------
Net charge offs .........................       53,211       85,075      108,397
--------------------------------------------------------------------------------
Balance, December 31                          $296,494     $280,611     $293,160
================================================================================

The allocation of the allowance for loan losses at December 31 was as follows:

(In thousands)                                                 1997         1996
--------------------------------------------------------------------------------
Allowance allocated to non-performing loans ..........     $ 20,021     $ 25,575
Allowance allocated to performing loans ..............      109,647      121,812
Unallocated allowance ................................      166,826      133,224
--------------------------------------------------------------------------------
                                                           $296,494     $280,611
================================================================================

Included in residential mortgage loans are mortgage loans held for sale, which approximated $75.7 million at December 31, 1997, and $50.0 million at December 31, 1996. These loans are accounted for at the lower of aggregate cost or market value.

Note 5 Premises and Equipment
================================================================================

The major components of premises and equipment at December 31 were as follows:

(In thousands)                                                  1997        1996
--------------------------------------------------------------------------------
Land ...................................................    $ 32,680    $ 33,935
Premises and leasehold improvements ....................     302,982     290,616
Furniture and equipment ................................     248,578     231,737
--------------------------------------------------------------------------------
                                                             584,240     556,288
Less accumulated depreciation and amortization .........     339,327     312,095
--------------------------------------------------------------------------------
                                                            $244,913    $244,193
================================================================================

Amounts charged to non-interest expenses for depreciation and amortization amounted to $36.2 million in 1997, $33.3 million in 1996, and $33.4 million in 1995.

Note 6 Other Assets
================================================================================

The major components of other assets at December 31 were as follows:

(In thousands)                                              1997            1996
--------------------------------------------------------------------------------
Deferred tax assets, net .......................        $124,420        $110,478
Prepaid expenses ...............................          50,789          29,300
Other real estate owned, net ...................          14,248          26,406
Mortgage servicing rights, net .................           7,908           7,238
Other ..........................................          91,113          99,208
--------------------------------------------------------------------------------
                                                        $288,478        $272,630
================================================================================

================================================================================
Note 7 Deposits
================================================================================

The following is an expected maturity distribution of savings and time deposits at December 31:

(In thousands)                                                              1997
--------------------------------------------------------------------------------
Due in one year or less ...................................          $14,885,258
Due between one and two years .............................            1,435,677
Due between two and three years ...........................              334,794
Due between three and four years ..........................               89,925
Due between four and five years ...........................              145,541
Due over five years .......................................               23,290
--------------------------------------------------------------------------------
                                                                     $16,914,485
================================================================================

As of December 31, 1997, there were $1.5 billion of time deposits greater than $100,000, of which $884.3 million are classified as commercial certificates of deposit. At year-end 1997 and 1996, there were $20.7 million and $36.3 million, respectively, of overdraft deposit relationships classified as loans.

The total amount of public funds held on deposit as of December 31, 1997, was $1.2 billion, for which $196.7 million of securities were pledged as collateral.

Note 8 Other Borrowed Funds
================================================================================

Other borrowed funds at December 31 consisted of the following:

(In thousands)                                                1997          1996
--------------------------------------------------------------------------------
Securities sold under agreements to repurchase .....    $2,689,434    $2,262,796
Federal funds purchased ............................       655,425       199,950
Treasury tax and loan ..............................       137,819       130,348
Commercial paper ...................................        39,799        40,476
Federal Home Loan Bank advances ....................            --        90,000
Other ..............................................        74,601        82,797
--------------------------------------------------------------------------------
                                                        $3,597,078    $2,806,367
================================================================================

Lines of credit at the Parent Corporation are available to support commercial paper borrowings and for general corporate purposes. Interest on these lines of credit approximate the prime lending rate at the time of borrowing. Unused lines amounted to $36.0 million at December 31, 1997.

Note 9 Commitments and Contingencies
================================================================================

Non-interest expenses include rentals for premises and equipment of $62.6 million in 1997, $55.2 million in 1996 and $52.2 million in 1995, after a reduction for sublease rentals of $3.6 million, $3.7 million and $4.4 million in each of the respective years. At December 31, 1997, Summit Bancorp was obligated under a number of non-cancelable leases for premises and equipment, many of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for the years 1998 through 2002 are $32.0 million, $28.8 million, $25.5 million, $23.3 million and $20.7 million, respectively. Minimum rentals due after 2003 are $134.4 million.

Summit Bancorp and its subsidiaries are, from time to time, defendants in legal proceedings relating to the conduct of their businesses. In the best judgment of management, based upon consultation with counsel, the consolidated financial position of Summit Bancorp and its subsidiaries will not be affected materially by the final outcome of any pending legal proceedings or other contingent liabilities and commitments.

Note 10 Long-Term Debt
================================================================================

Long-term debt at December 31 consisted of the following:

(In thousands)                                                1997          1996
--------------------------------------------------------------------------------
FHLB borrowings, 4.00% to 8.45%,
  due 1998 through 2016 ............................    $  640,710    $  426,442
8.625% Subordinated notes due
  December 10, 2002* ...............................       175,000       175,000
8.40% Capital Trust Pass-through
  Securities due March 15, 2027* ...................       150,000            --
6.75% Subordinated notes due June 15, 2003 .........        49,564        49,485
7.95% Senior notes due August 25, 2003* ............        20,000        20,000
Collateralized mortgage obligations ................         8,150        10,391
ESOP Debt due June 30, 2005* .......................         3,750         4,500
ESOP Debt due September 30, 1998* ..................           451         1,316
7.75% Sinking fund debentures* .....................            --         8,659
--------------------------------------------------------------------------------
                                                        $1,047,625    $  695,793
================================================================================

* Indicates Parent Corporation obligation.

The banking subsidiaries of Summit Bancorp are members of the Federal Home Loan Banks (FHLB) and have access to term financing from the FHLB having a maturity of up to 30 years. The FHLB borrowings had original maturities greater than one year and are secured by securities and residential mortgages under a blanket collateral agreement.

The 8.625% subordinated notes were issued in 1992 and are unsecured. Interest is payable semi-annually on June 10 and December 10 of each year. The subordinated notes are not subject to redemption prior to maturity. As of December 31, 1997, $140.0 million of this debt qualifies as Tier II capital.

On March 20, 1997, Summit Capital Trust I (Trust), a statutory business trust, and a wholly owned subsidiary of Summit Bancorp, issued $150.0 million of 8.40% Capital Trust Pass-through Securities to investors (Capital Securities) and $4.6 million of 8.40% Common Securities to Summit Bancorp (Common Securities), both due March 15, 2027 (collectively, Trust Securities). The Capital Securities have a preference over the Common Securities with respect to liquidation and other distributions and qualify as Tier I capital. Proceeds from the issuance of the Trust Securities were immediately used by the Trust to purchase $154.6 million of 8.40% Junior Subordinated Deferrable Interest Debentures due March 15, 2027, of Summit Bancorp (Subordinated Debentures), said Subordinated Debentures constituting the sole assets of the Trust. The Subordinated Debentures are redeemable in whole or in part prior to maturity after March 15, 2007, at premiums which decline annually through the date of maturity. The Trust is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of

================================================================================

Trust Securities. Summit Bancorp's obligations with respect to the Capital Securities and the Subordinated Debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by Summit Bancorp of the Trust's obligations to pay amounts when due on the Capital Securities.

Summit Bank issued $50 million in 6.75% subordinated notes in 1993. Unamortized discount on the subordinated notes was $436 thousand and $515 thousand at December 1997 and 1996, respectively, resulting in an effective interest rate of 7.00%. Interest is payable semiannually on June 15 and December 15 of each year. The 6.75% subordinated notes are not subject to redemption prior to maturity. This debt qualifies as Tier II capital.

The 7.95% ten-year maturity private placement senior notes were issued in 1993 with interest payable quarterly. Summit Bancorp has the option to prepay the notes, subject to certain prepayment provisions.

The collateralized mortgage obligations are secured by investments in mortgage-backed securities having carrying values of $9.2 million and $11.6 million at December 31, 1997, and 1996, respectively. These mortgage-backed securities have interest rates ranging from 7.27% to 9.15%. A trustee holds the collateral certificates, collects all principal and interest payments thereon, and disburses all funds to the noteholders.

In November 1991, the Employee Stock Ownership Plan (ESOP) borrowed $4.1 million maturing September 30, 1998. In June 1993, the ESOP extended an additional $5.0 million line maturing June 30, 2005. The interest rate on both borrowings is the lesser of 265 basis points over the Federal Funds effective rate or 25 basis points over the Company's prime rate.

Principal amounts due on long-term debt for the years 1998 through 2002 are $246.2 million, $156.2 million, $84.5 million, $81.5 million and $186.7 million, respectively.

Note 11 Net Income per Common Share
================================================================================

The following table summarizes the computation of basic and diluted net income per common share for each of the three years ended December 31:

(In thousands, except per share data)             1997         1996         1995
--------------------------------------------------------------------------------
Net income ..............................     $370,965     $283,675     $300,412
Less: Preferred dividends ...............           --        2,544        2,700
--------------------------------------------------------------------------------
Net income available to common
  shareholders                                $370,965     $281,131     $297,712
================================================================================
Weighted-average common shares
  outstanding ...........................      175,128      166,673      157,244
Plus: Common stock equivalents ..........        2,331        2,115        2,005
--------------------------------------------------------------------------------
Diluted weighted-average common
  shares outstanding                           177,459      168,788      159,249
================================================================================
Net income per common share:
  Basic .................................     $   2.12     $   1.69     $   1.89
  Diluted ...............................         2.09         1.67         1.87
================================================================================

At December 31, 1996, there were 236,925 stock options outstanding excluded from the computation of common stock equivalents because the options' exercise price was greater than the average market value of the common shares.

Note 12 Shareholders' Equity
================================================================================

There were 6.0 million shares of preferred stock authorized as of December 31, 1997, and 1996, with no shares issued. All previously outstanding Series B and C preferred stocks were redeemed and retired, in whole, at their stated value on December 15, 1996.

On April 18, 1997, the shareholders voted in favor of increasing the authorized number of common shares from 130 million to 260 million. The authorized number of shares has been adjusted to 390 million as a result of the September 24, 1997, three-for-two common stock split and the par value of the stock was reduced to $.80 per share from $1.20 per share.

The following table summarizes common stock reserved, available, issued and outstanding, and authorized as of December 31, 1997:

                                                                          Number
(In thousands)                                                         of Shares
--------------------------------------------------------------------------------
Unissued and reserved ......................................               7,115
Unissued and available .....................................             206,295
Issued and outstanding .....................................             176,590
--------------------------------------------------------------------------------
  Total shares authorized ..................................             390,000
================================================================================

The total shares unissued and reserved represent the amount of shares registered with the Securities and Exchange Commission under current registration statements. During 1997 and 1996, 2.4 million and 1.8 million shares of common stock were issued, respectively, for the Dividend Reinvestment, Savings Incentive and other stock option plans.

A Shareholder Rights plan exists which is designed to ensure fair and equal treatment for all shareholders in the event of any proposal to acquire Summit Bancorp. The terms of the Plan provide that each share of common stock also represents one "right." Each right will entitle the holder to buy 1/150 of a share of a new series of preferred stock, Series R, upon the occurrence of certain events. In addition, upon the occurrence of certain other events, holders of the rights will be entitled to purchase either shares of this new preferred stock or shares in an "acquiring person" at half their fair market value as determined under the plan.

Summit Bancorp has committed to make future contributions to service the debt of the ESOP. As a result, the obligation is recognized as a liability in long-term debt, and is offset by a corresponding reduction in shareholders' equity. Both are reduced as the ESOP makes principal payments on the debt.

Note 13 Benefit Plans
================================================================================

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

The following table sets forth the qualified plan's funding status and amounts recognized in the Consolidated Financial Statements at December 31:

(In thousands)                                     1997        1996        1995
--------------------------------------------------------------------------------
Accumulated benefit obligation,
   including vested benefits of
   $206,488 in 1997, $176,338 in 1996,
   and $172,135 in 1995 ....................  $(221,681)  $(188,580)  $(184,262)
================================================================================
Projected benefit obligation for services
   rendered to date ........................  $(268,689)  $(239,892)  $(230,626)
Plan assets at fair value ..................    299,702     250,289     219,119
--------------------------------------------------------------------------------
Plan assets over (under) projected
   benefit obligation ......................     31,013      10,397     (11,507)
Unrecognized transition asset ..............     (2,713)     (5,293)     (7,758)
Unrecognized prior service cost ............     (2,840)        327         354
Unrecognized net (gain) loss from past
   experience, which is different from
   that assumed, and effect of change
   in assumptions ..........................     (6,556)      5,097      14,650
--------------------------------------------------------------------------------
Prepaid (accrued) pension cost                $  18,904   $  10,528   $  (4,261)
================================================================================
Net pension expense components:
   Service cost ............................  $  10,876   $  11,226   $   9,482
   Interest cost ...........................     19,293      17,862      16,315
   Actual return on plan assets ............    (43,698)    (27,203)    (41,635)
   Net deferral and amortization ...........     19,073       6,129      22,337
--------------------------------------------------------------------------------
Net pension expense                           $   5,544   $   8,014   $   6,499
================================================================================

The plan's assets were principally invested in equities and fixed income instruments. The weighted average discount rate for the plan was 7.5% in 1997, 1996 and 1995. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% in 1997, 1996 and 1995. The expected long-term rate of return on plan assets was 9.0% in 1997, 1996 and 1995.

Collective did not have a retirement plan, but maintained an ESOP covering all eligible employees. The ESOP allocated 117 thousand, 126 thousand and 160 thousand shares to employees during 1997, 1996 and 1995, respectively. At December 31, 1997, there were 304 thousand unallocated shares, of which 94 thousand shares were subject to Statement of Position 76-3 and 210 thousand shares were subject to Statement of Position 93-6. At December 31, 1997, the total ESOP debt outstanding was $4.2 million.

Summit Bancorp also maintains non-qualified supplemental retirement plans for officers of the Company. The plans, which are unfunded, provide benefits in excess of that permitted to be paid by the pension plan under provisions of the tax law. The plan's costs were $3.2 million for 1997, $2.8 million for 1996, and $3.2 million for 1995. At December 31, 1997, the projected benefit obligation amounted to $18.2 million and the accrued liability amounted to $14.7 million.

In addition to pension benefits, certain health care and life insurance benefits are made available to retired employees. The cost of such benefits is accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive benefits.

The following table sets forth the net periodic postretirement benefit cost and accumulated postretirement benefit obligation at December 31:

(In thousands)                                       1997       1996       1995
--------------------------------------------------------------------------------
Accumulated postretirement benefit
   obligation (APBO) ..........................  $(27,104)  $(29,921)  $(36,160)
   Fair value of assets .......................        --         --         --
--------------------------------------------------------------------------------
Projected benefit obligation funded
   status .....................................   (27,104)   (29,921)   (36,160)
   Unrecognized transition obligation .........    15,082     16,087     20,983
   Unrecognized prior service cost ............      (755)      (619)       634
   Unrecognized loss ..........................    (5,267)    (3,347)    (2,695)
--------------------------------------------------------------------------------
Accrued APBO                                     $(18,044)  $(17,800)  $(17,238)
================================================================================
Net postretirement benefit cost components:
   Service cost ...............................  $    303   $    422   $    482
   Interest cost ..............................     1,997      2,191      2,670
   Amortization benefit cost ..................       802        829      1,161
--------------------------------------------------------------------------------
Net postretirement benefit cost                  $  3,102   $  3,442   $  4,313
================================================================================

For measurement purposes, the cost of medical benefits was projected to increase at a rate of 11.0% in 1997, 12.0% in 1996, and 13.0% in 1995 and thereafter decreasing linearly to 6% over five years. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of January 1, 1997, by $1.4 million and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1997, by $102 thousand. The present value of the accumulated benefit obligation assumed a discount rate of 7.5% in 1997, 1996 and 1995. The rate of increase used in future compensation levels was 5.0% in 1997, 1996 and 1995.

Various incentive plans have been established with the intention of providing added incentive to middle and senior management to increase the profits of the Company. The amount of the awards are subject to limits as set forth in the plans. Accruals for the plans amounted to $11.7 million, $9.8 million and $10.1 million in 1997, 1996 and 1995, respectively.

There is a Savings Incentive Plan which covers employees with one or more years of service. The plan permits eligible employees to make contributions to the plan of up to 5% of their base compensation with additional contributions of up to 10% of their base compensation. Under the current plan, the employer matches 100% of the first 3% and 50% of the next 3% of employee contributions. Matching contributions to the Plan amounted to $7.0 million, $5.6 million and $4.2 million in 1997, 1996 and 1995, respectively.

Note 14 Stock-Based Compensation
================================================================================

At December 31, 1997, Summit Bancorp had two types of stock award programs, the Long-Term Performance Stock Programs and Stock Option Programs. Summit Bancorp applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation.

Restricted stock awards and performance stock awards are issued under The Long-Term Performance Stock Program to reward executives and to retain them by distributing stock over a period of time. The nonvested stock awards granted were 258 thousand shares in 1997, 201 thousand shares in 1996 and 153 thousand in 1995. The fair market value per share of these grants was $29.91 in 1997, $24.64 in 1996 and $23.82 in 1995. These shares vest over several years and are recognized as compensation to the employee. The compensation cost charged to non-interest expense for the nonvested stock awards was $3.4 million, $2.1 million and $3.3 million for 1997, 1996 and 1995, respectively. In 1996 compensation cost of $2.1 million was recognized in the restructuring charge due to accelerated vesting.

The Stock Option Programs are designed with a broad scope to align the interests of a large number of employees with shareholder interests. These options are intended to be either incentive stock options or non-qualified options. Options have been granted to purchase common stock principally at the fair market value of the stock at the date of grant. Options are exercisable starting one year after the date of grant and generally expire ten years from the date of grant. Upon exercise of these options, proceeds received in excess of par value of the shares are credited to surplus.

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995 respectively: dividend yield of 3.29%, 3.60% and 4.30%; expected volatility rate of 23%, 25% and 28%; risk-free interest rates of 6.42%, 5.40% and 7.80%; and expected lives of 5 years.

The weighted-average fair value at grant-date for the options awarded during 1997, 1996 and 1995 were $3.79, $5.10 and $3.90, respectively.

Under APB Opinion No. 25, compensation cost for the stock options is not recognized because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. Had compensation expense been recorded for stock options granted as determined under SFAS No. 123, net income would have been reduced by $3.7 million in 1997, $3.6 million in 1996 and $3.0 million in 1995, impacting per share net income by $.02 for each respective year.

The following is a summary of the status of the Stock Options Programs and changes during the past three years:

                                                                   Weighted-Avg.
(Shares in thousands)                                 Shares      Exercise Price
--------------------------------------------------------------------------------
Outstanding, December 31, 1994 ....................    7,031              $11.18
Granted and acquired ..............................    1,898               12.11
Exercised .........................................    1,834                7.67
Forfeited .........................................       43               15.98
Expired ...........................................        9               12.12
--------------------------------------------------------------------------------
Outstanding, December 31, 1995
  (5,278 exercisable shares at a
  weighted-avg. exercise price of $12.01)              7,043               12.31
--------------------------------------------------------------------------------
Granted and acquired ..............................    1,208               23.68
Exercised .........................................    1,537               11.58
Forfeited .........................................       24               23.66
Expired ...........................................       17               15.75
--------------------------------------------------------------------------------
Outstanding, December 31, 1996
  (5,121 exercisable shares at a
  weighted-avg. exercise price of $12.92)              6,673               14.49
--------------------------------------------------------------------------------
Granted and acquired ..............................    1,983               27.31
Exercised .........................................    2,621               13.58
Forfeited .........................................      103               26.53
Expired ...........................................        9               19.44
--------------------------------------------------------------------------------
Outstanding, December 31, 1997
  (4,311 exercisable shares at a
  weighted-avg. exercise price of $15.00)              5,923              $18.97
================================================================================

The following table summarizes information about stock options at December 31, 1997:

(Shares in thousands)
---------------------------------------------------------------------------------------------------
                                 Options Outstanding                        Options Exercisable
                     -----------------------------------------------    ---------------------------
                                      Weighted-Avg.
        Range of         Options          Remaining    Weighted-Avg.        Options   Weighted-Avg.
 Exercise Prices     Outstanding   Contractual Life   Exercise Price    Exercisable  Exercise Price
---------------------------------------------------------------------------------------------------
$ 2.37 to $ 9.97             876          2.8 years           $ 6.93            876          $ 6.93
 10.10 to  12.58             530          4.1                  10.83            530           10.83
 13.24 to  14.90             636          5.1                  14.04            636           14.04
 15.18 to  16.71           1,369          5.8                  16.42          1,369           16.42
 17.38 to  26.02             900          8.0                  23.83            900           23.83
 29.42 to  38.79           1,612          9.0                  29.58             --              --
---------------------------------------------------------------------------------------------------
$ 2.37 to $38.79           5,923          6.4 years           $18.97          4,311          $15.00
===================================================================================================

================================================================================
Note 15 Other Income and Other Expenses
================================================================================

Other income consisted of the following:

(In thousands)                                   1997          1996         1995
--------------------------------------------------------------------------------
Automated teller access fees ...........     $ 14,877      $ 12,129     $  5,226
International fees .....................       11,963        10,912       10,288
Insurance and annuity income ...........       11,474         8,788        5,653
Gain on sale of assets/deposits ........       11,157         2,825        2,979
Brokerage fees .........................        9,401         9,099        8,631
Trading account (losses) gains .........       (1,583)          477        1,295
Other ..................................       23,697        21,866       25,583
--------------------------------------------------------------------------------
                                             $ 80,986      $ 66,096     $ 59,655
================================================================================

Other expenses consisted of the following:

(In thousands)                                   1997          1996         1995
--------------------------------------------------------------------------------
Legal and professional fees .............     $ 30,605     $ 30,488     $ 29,841
Advertising and public relations ........       22,718       16,274       17,300
Amortization of goodwill and
  other intangibles .....................       19,273       15,724       13,158
Printing, stationery and supplies .......        8,758        9,583        8,402
Deposit insurance premiums ..............        5,678        9,865       28,396
Year 2000 conversion ....................        4,015           --           --
Other real estate owned .................        1,764        3,623        6,956
Other ...................................       71,107       72,437       65,951
--------------------------------------------------------------------------------
                                              $163,918     $157,994     $170,004
================================================================================

Note 16 Income Taxes
================================================================================

(In thousands)                                 1997           1996          1995
--------------------------------------------------------------------------------
Current provisions:
  Federal ...........................     $ 208,080      $ 116,850     $ 113,740
  State .............................        15,456         18,798        25,392
--------------------------------------------------------------------------------
                                            223,536        135,648       139,132

Deferred (benefit) provision:
  Federal ...........................       (19,121)        13,129        23,757
  State .............................        (4,197)         1,254         4,104
--------------------------------------------------------------------------------
                                            (23,318)        14,383        27,861
--------------------------------------------------------------------------------
  Provision for income taxes              $ 200,218      $ 150,031     $ 166,993
================================================================================

A summary of the differences between the actual income tax provision and the amounts computed by applying the statutory Federal income tax rate to income is as follows:

(In thousands)                                   1997         1996         1995
--------------------------------------------------------------------------------
Federal tax at statutory rate ...........   $ 199,914    $ 151,797    $ 163,592
Increase (decrease) in taxes
  resulting from:
  Tax-exempt interest income ............      (7,865)      (8,571)     (14,099)
  State taxes, net of Federal tax effect        7,318       13,034       19,172
  Other, net ............................         851       (6,229)      (1,672)
--------------------------------------------------------------------------------
                                            $ 200,218    $ 150,031    $ 166,993
================================================================================

The significant Federal and state temporary differences, which comprise the deferred tax assets and liabilities presented at December 31, are as follows:

(In thousands)                                             1997            1996
--------------------------------------------------------------------------------
Deferred tax assets:
  Provision for loan losses ....................      $ 114,433       $ 102,551
  Provision for other real estate owned ........          1,020           4,625
  Restructuring charges ........................         22,550          10,325
  Other ........................................         39,387          39,053
--------------------------------------------------------------------------------
                                                        177,390         156,554

Deferred tax liabilities:
  Leasing operations ...........................        (32,982)        (30,420)
  Net unrealized gain on securities ............        (11,629)         (2,253)
  Other ........................................         (8,359)        (13,403)
--------------------------------------------------------------------------------
                                                        (52,970)        (46,076)
--------------------------------------------------------------------------------
  Net deferred tax asset                              $ 124,420       $ 110,478
================================================================================

Included in deferred tax assets "Other" is a valuation allowance which has been established against certain Federal and state temporary differences. The valuation allowance was $7.0 million at December 31, 1997, and $8.5 million at December 31, 1996. At December 31, 1997, there was a deferred state tax asset of $3.2 million resulting from operating loss carryforwards. This asset was reserved by the valuation allowance.

Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.

Included in shareholders' equity are income tax benefits attributable to vested stock awards and the exercise of non-qualified stock options of $14.4 million, $4.6 million, and $1.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

Note 17 Off-Balance-Sheet Financial Instruments
================================================================================

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

Credit-related financial instruments are principally customer-related, while derivative financial instruments are acquired primarily for asset/liability management purposes.

The following table summarizes the notional amount of off-balance-sheet financial instruments at December 31:

(In thousands)                                        1997        1996
--------------------------------------------------------------------------------
Credit-related instruments:
  Commitments to extend credit .............        $7,490,740        $5,304,219
  Standby letters of credit ................           339,158           302,825
  Commercial letters of credit .............           250,945            94,961
Derivative instruments:
  Interest rate swaps ......................           433,167           386,314
  Interest rate floors .....................           430,000           430,000
  Interest rate caps .......................           717,869            73,326
  Foreign exchange contracts ...............            52,241            33,259
================================================================================

Credit-Related Financial Instruments

Commitments to extend credit are legally binding agreements to lend to a customer provided all established contractual conditions are met. These commitments generally have fixed expiration dates and usually require the payment of a fee. Summit Bancorp did not issue long-term, fixed-rate loan commitments that can be locked in during the commitment period.

Standby letters of credit are conditional guarantees issued to ensure the performance of a customer to a third party and are generally terminated through the fulfillment of a specific condition or through the lapse of time.

Commercial letters of credit are conditional commitments, generally less than 180 days, issued to guarantee payment by a customer to a third party upon proof of an international trade shipment. The short-term nature of these instruments limits their credit risk.

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

Derivative Financial Instruments

Activities involving derivative financial instruments are primarily attributed to asset/liability risk management efforts aimed at stabilizing net interest income through periods of changing interest rates. These financial instruments were acquired to hedge interest rate risk on certain interest-earning assets and interest-bearing liabilities.

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

Under the terms of the interest rate swaps at December 31, 1997, there were $83.2 million of contracts to receive fixed payments of 5.60% with an expected maturity of February 1999 and an average payout based on three-month LIBOR. Additionally, there were $350.0 million of interest rate swaps to receive payments at the effective Federal funds rate and make fixed payments averaging 5.68% with an expected average maturity of September 1998.

Interest rate caps and floors are agreements in which, for an upfront premium and on predetermined future dates, the counterparties agree to pay an interest amount based on the movement of specified market interest rates either above or below a strike rate. The payments, if applicable, are derived from the measured rate differential multiplied by the contractual notional volume. The interest rate floors were purchased primarily to hedge adjustable rate LIBOR-based assets. The interest rate caps were purchased primarily to hedge short-term liability positions being managed as part of the Collective acquisition. Additionally, a portion of the interest rate caps were purchased to accommodate customers who desire interest rate protection on variable rate loans.

These derivative transactions have resulted in decreases of $1.0 million, $2.0 million and $9.8 million in net interest income during 1997, 1996, and 1995, respectively.

Credit-related losses can occur in the event of non-performance by the counterparties to the derivative financial instruments. The credit risk that results from interest rate swaps, interest rate floors, and interest rate caps is represented by the fair value of contracts that have a positive value at the reporting date. At December 31, 1997, the total amount of credit risk was $7.0 million; however, this amount can increase or decrease if interest rates change. To minimize the risk of credit losses, Summit Bancorp monitors the credit standing of the counterparties and only transacts with those that have credit ratings of AA or better.

Summit Bancorp enters into contracts to purchase or sell foreign currency to be delivered at a future date to facilitate customer transactions. The notional amount represents the outstanding contracts at year end.

Note 18 Fair Value of Financial Instruments
================================================================================

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

The fair value information provided is indicative of the estimated fair values of those financial instruments and should not be interpreted as an estimate of the value of Summit Bancorp taken as a whole. The disclosures do not address the value of recognized and unrecognized non-financial assets and liabilities or the value of future anticipated business. The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1997 and 1996.

Financial Assets

Cash, short-term investments and customer acceptances have relatively short maturities or no defined maturities, but are payable on demand, with little or no credit risk. The carrying values reported in the Consolidated Balance Sheets approximate fair value.

Trading account securities and securities available for sale are reported at their respective fair values in the Consolidated Balance Sheets. These values were based on quoted market prices. The fair values of securities held to maturity were also based upon quoted market prices.

The fair value of loans is estimated using a combination of techniques including discounted estimated future cash flows and, where available, quoted market prices of similar instruments. The loan portfolios are segmented based upon loan type, credit quality, and repricing characteristics. The fair values of most fixed-rate loans are estimated using discounted cash flow models taking into consideration current rates that would be offered to borrowers with similar credit risk for loans with similar remaining terms. The fair values of variable rate loans are estimated by reducing their carrying values by their corresponding general and specific credit reserves. Non-performing loans are primarily valued based upon the net realizable value of each loan's underlying collateral.

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

Off-Balance-Sheet Instruments

The estimated fair values of derivative financial instruments are based upon quoted market prices, without consideration of the market values related to the hedged on-balance-sheet financial instruments. For commitments to extend credit and letters of credit, the fair values would approximate fees currently charged to enter into similar agreements. The following table presents the carrying values and fair values of financial instruments at December 31:

(In millions)                                                         1997                      1996
------------------------------------------------------------------------------------------------------------
                                                              Carrying        Fair     Carrying        Fair
                                                                 Value       Value        Value       Value
------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and short term
      investments ........................................   $ 1,191.7   $ 1,191.7    $ 1,467.1   $ 1,467.1
   Trading account securities ............................        35.2        35.2         26.4        26.4
   Securities available for sale .........................     5,074.9     5,074.9      2,872.1     2,872.1
   Securities held to maturity ...........................     4,157.5     4,151.6      5,422.1     5,321.7
   Loans, net ............................................    18,591.9    18,916.7     17,105.4    17,370.0
   Accrued interest receivable ...........................       175.2       175.2        169.2       169.2
   Due from customers on
      acceptances ........................................        15.8        15.8         15.7        15.7
Financial liabilities:
   Deposits ..............................................   $22,329.4   $22,340.8    $21,629.5   $21,667.0
   Other borrowed funds ..................................     3,597.1     3,610.5      2,806.4     2,810.6
   Long-term debt ........................................     1,047.6     1,076.8        695.8       710.1
   Accrued interest payable ..............................        71.6        71.6         56.1        56.1
   Bank acceptances outstanding ..........................        15.8        15.8         15.7        15.7
Off-balance-sheet instruments:
   Interest rate swaps ...................................          NA   $     (.7)          NA   $    (1.3)
   Interest rate floors and caps .........................          NA         7.0           NA        15.3
   Loan commitments ......................................          NA       (35.9)          NA       (26.9)
   Standby letters of credit .............................          NA        (2.4)          NA        (2.0)
   Commercial letters of credit ..........................          NA         (.3)          NA         (.1)
============================================================================================================

NA - Not applicable.

Note 19 Regulatory Matters
================================================================================

Cash and Due From Banks

The subsidiary banks are required to maintain reserve balances based principally upon transaction type deposits. These reserves are in the form of vault cash and non-interest bearing balances with a Federal Reserve Bank. The average amount of required reserves amounted to $508.5 million and $674.8 million in 1997 and 1996, respectively.

Loans to Affiliates

Summit Bancorp's subsidiary banks are restricted, with certain limited exceptions, by the Federal Reserve Act, from extending credit to affiliated companies, including the Parent Corporation. Each subsidiary bank is also subject to collateral security requirements for any loans or extensions of credit permitted by exception. Further, a subsidiary bank may only engage in most transactions with other subsidiaries if terms and conditions are at least as favorable to the bank as those prevailing for transactions with unaffiliated companies. Such secured loans and other regulated transactions are limited in amount to each of its affiliates, including the Parent Corporation. The limitation is 10% of the bank's capital stock and defined surplus per affiliate, and 20% in aggregate to all of its affiliates. At December 31, 1997, the Parent Corporation had available credit from its subsidiary banks of approximately $234.5 million.

Subsidiary Dividends

Certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to the Parent Corporation without prior approval of bank regulatory authorities.

The Federal Reserve Act, which affects both Summit Bank NJ and Summit Bank PA, restricts the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. In addition to these statutory restrictions, the subsidiary banks are required to maintain adequate levels of capital. At December 31, 1997, the total undistributed net assets of the subsidiary banks were $2.3 billion, of which $224.3 million was available, under the most restrictive limitations, for the payment of dividends to the Parent Corporation.

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

Quantitative measures established by regulation to ensure capital adequacy require Summit Bancorp and its subsidiary banks to maintain amounts and ratios (set forth in the table below) of Tier I leverage to average assets and of Tier I and Total risk-based capital to risk-weighted assets.

At December 31, 1997, Summit Bancorp and its banking subsidiaries were well capitalized under the regulatory framework for prompt and corrective action. To be well capitalized, Tier I leverage, Tier I risk-based capital and Total risk-based capital must equal or exceed the well capitalized ratios set forth in the table below. There are no conditions or events that management believes have changed Summit Bancorp's or its subsidiary banks' well capitalized rating.

--------------------------------------------------------------------------------
Capital Ratios for Summit Bancorp and Subsidiary Banks

   (In thousands)
                               As of December 31,     Minimum                                             Statutory
                              -------------------    Required             Well          Capital as of       Minimum
                               1997         1996      Capital      Capitalized      December 31, 1997       Capital
--------------------------------------------------------------------------------------------------------------------
Tier I Leverage
  Summit Bancorp ........      8.76%       7.73%     )                                     $2,556,905    $1,167,143
  Summit Bank NJ* .......      7.29        6.92      }   4.00%            5.00%             1,912,377     1,049,506
  Summit Bank PA ........      8.03        7.97      )                                        223,333       111,227

Tier I Risk-Based Capital
  Summit Bancorp ........     12.64%      11.68%     )                                     $2,556,905    $  809,166
  Summit Bank NJ* .......     10.65       10.70      }   4.00%            6.00%             1,912,377       718,423
  Summit Bank PA ........     10.10       10.65      )                                        223,333        88,414

Total Risk-Based Capital
  Summit Bancorp ........     14.83%      14.17%     )                                     $2,999,928    $1,618,693
  Summit Bank NJ* .......     12.50       12.73      }   8.00%           10.00%             2,245,316     1,436,847
  Summit Bank PA ........     11.87       12.60      )                                        262,273       176,827
====================================================================================================================

* Includes the pro-forma capital ratios of Summit Bank NJ and Collective Bank, which are scheduled to merge in March 1998.

Note 20 Parent Corporation Information
================================================================================
(In thousands)

Condensed Balance Sheets

                                                                    December 31,
--------------------------------------------------------------------------------
                                                             1997           1996
--------------------------------------------------------------------------------
Assets
Cash and due from banks ..........................     $    2,958     $   19,612
Securities purchased under agreements
  to resell ......................................        419,148        136,585
Interest-bearing deposits with banks .............          5,000          5,000
Securities available for sale ....................         41,627         34,861
Investment in subsidiaries .......................      2,351,698      2,172,624
Due from subsidiaries ............................        246,186        237,250
Premises and equipment, net ......................            943          1,094
Other assets .....................................         36,829         18,446
--------------------------------------------------------------------------------
Total Assets                                           $3,104,389     $2,625,472
================================================================================
Liabilities and Shareholders' Equity
Accrued expenses and other liabilities ...........     $   98,329     $   84,683
Commercial paper .................................         39,799         40,476
Long-term debt ...................................        353,841        209,475
--------------------------------------------------------------------------------
  Total liabilities ..............................        491,969        334,634
Total shareholders' equity .......................      2,612,420      2,290,838
--------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity             $3,104,389     $2,625,472
================================================================================

Condensed Statements of Income

                                                        Years ended December 31,
--------------------------------------------------------------------------------
                                                  1997         1996         1995
--------------------------------------------------------------------------------
Operating Income
Dividends from subsidiaries ..............   $ 333,597    $ 237,003    $ 140,010
Management fees from subsidiaries ........      34,689       34,090       32,761
Interest from subsidiaries ...............      30,964       22,063       22,925
Securities gains .........................       5,458        5,831       18,829
Other interest ...........................       1,009        1,119          102
Other ....................................          --          616        2,564
--------------------------------------------------------------------------------
  Total operating income                       405,717      300,722      217,191
--------------------------------------------------------------------------------
Operating Expenses
Service charges by subsidiaries ..........      39,269       37,055       33,144
Interest .................................      30,073       19,726       20,412
Salaries and employee benefits ...........       8,783        5,265        4,266
Other ....................................       2,837        1,718          867
--------------------------------------------------------------------------------
  Total operating expenses                      80,962       63,764       58,689
--------------------------------------------------------------------------------
  Income before taxes and equity in
     undistributed net income of
     subsidiaries ........................     324,755      236,958      158,502
Federal and state income taxes (benefits)       (4,695)      (7,061)       5,012
--------------------------------------------------------------------------------
                                               329,450      244,019      153,490

Equity in undistributed net income
  of subsidiaries ........................      41,515       39,656      146,922
--------------------------------------------------------------------------------
  Net Income                                 $ 370,965    $ 283,675    $ 300,412
================================================================================

Condensed Statements of Cash Flows

                                                        Years ended December 31,
--------------------------------------------------------------------------------
                                                 1997         1996         1995
--------------------------------------------------------------------------------
Operating Activities
Net income ..............................   $ 370,965    $ 283,675    $ 300,412
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
     Depreciation and amortization ......         151          150            3
     Increase in other assets ...........     (19,240)      (3,928)         (60)
     (Decrease) increase  in accrued
       expenses and other liabilities ...      (2,427)      19,299       11,821
     Equity in undistributed net
       income of subsidiaries ...........     (41,515)     (39,656)    (146,922)
     Securities gains ...................      (5,458)      (5,831)     (18,829)
--------------------------------------------------------------------------------
       Net cash provided by operating
         activities                           302,476      253,709      146,425
--------------------------------------------------------------------------------
Investing Activities
Proceeds from sales of securities
  available for sale ....................      13,911       27,434       28,332
Net (increase) decrease in securities
  purchased under agreements to resell ..    (282,563)      54,665        3,376
Purchase of securities available for sale      (8,186)     (17,826)          --
Payments received on advances to
  subsidiaries ..........................     205,510      451,776      180,278
Advances to subsidiaries ................    (214,446)    (507,884)    (204,588)
Purchase acquisitions ...................          --           --      (36,273)
Purchases of premises and equipment,
  net ...................................          --         (744)          --
Capital contributions to subsidiaries ...     (35,455)      (1,500)     (10,310)
--------------------------------------------------------------------------------
       Net cash (used in) provided by
         investing activities                (321,229)       5,921      (39,185)
--------------------------------------------------------------------------------
Financing Activities
Net (decrease) increase in commercial
  paper .................................        (677)       1,973       (3,708)
Proceeds from issuance of long-term
  debt ..................................     154,640           --           --
Principal payments on long-term debt ....      (8,659)        (690)     (15,689)
Dividends paid ..........................    (167,663)    (149,489)    (106,956)
Repurchase of common stock ..............     (21,859)     (92,268)          --
Proceeds from issuance of common
  stock, net ............................      44,040       30,701       33,313
Redemption of preferred stock ...........          --      (42,620)      (5,984)
--------------------------------------------------------------------------------
       Net cash used in financing
         activities                              (178)    (252,393)     (99,024)
--------------------------------------------------------------------------------
(Decrease) increase  in cash and due
  from banks ............................     (18,931)       7,237        8,216
Cash and due from banks at
  beginning of year .....................      19,612       12,302        4,086
Beginning cash balance of acquired
  entities ..............................       2,277           73           --
--------------------------------------------------------------------------------
Cash and due from banks at end
  of year                                   $   2,958    $  19,612    $  12,302
================================================================================

MANAGEMENT'S REPORT
================================================================================

Summit Bancorp and its subsidiaries are responsible for the preparation, integrity, and fair presentation of the audited consolidated financial statements and notes contained on pages 34 through 52 in this report. The statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's estimates and judgments. Other financial information presented throughout the annual report is prepared on a basis consistent with these financial statements.

The consolidated financial statements of Summit Bancorp have been audited by KPMG Peat Marwick LLP, independent auditors, whose selection has been ratified by the shareholders. Their audit was made in accordance with generally accepted auditing standards and considered the internal control structure to the extent deemed necessary to support their independent auditors' report appearing herein.

Summit Bancorp is responsible for establishing and maintaining an internal control structure to provide reasonable assurance that the financial statements are presented in conformity with generally accepted accounting principles. There are inherent limitations in the effectiveness of any internal control structure, no matter how well designed, including the possibility of human error, the circumvention or overriding of controls, and the consideration of cost in relation to the benefit of the control. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Furthermore, because of changes in conditions, the effectiveness of an internal control structure may vary over time. To monitor compliance, Summit Bancorp maintains an internal audit program. This program includes a review for compliance with written policies and procedures and a review of the adequacy and effectiveness of internal controls.

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

INDEPENDENT AUDITORS' REPORT
================================================================================

The Shareholders and Board of Directors
Summit Bancorp:

We have audited the accompanying consolidated balance sheets of Summit Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Bancorp and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
January 20, 1998

CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA                                          Summit Bancorp and Subsidiaries
=========================================================================================================================
(Not covered by independent auditors' report.)                                        1997           1996           1995
-------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (in thousands)
Interest income ............................................................   $ 2,064,706    $ 1,906,996    $ 1,831,934
Interest expense ...........................................................       919,617        853,707        822,232
-------------------------------------------------------------------------------------------------------------------------
  Net interest income ......................................................     1,145,089      1,053,289      1,009,702
Provision for loan losses ..................................................        59,100         64,034         72,090
-------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses ......................     1,085,989        989,255        937,612
Non-interest income ........................................................       301,885        260,042        235,252
Non-interest expenses ......................................................       733,691        693,832        705,459
Non-recurring charges ......................................................        83,000        121,759             --
-------------------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes ........................................       571,183        433,706        467,405
Federal and state income taxes .............................................       200,218        150,031        166,993
-------------------------------------------------------------------------------------------------------------------------
  Income (loss) before cumulative effect of a change in accounting principle       370,965        283,675        300,412
Cumulative effect of a change in accounting principle ......................            --             --             --
-------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                            $   370,965    $   283,675    $   300,412
-------------------------------------------------------------------------------------------------------------------------
Net Income per Common Share:
Before non-recurring items:
  Basic ....................................................................   $      2.43    $      2.15    $      1.89
  Diluted ..................................................................          2.39           2.12           1.87
After non-recurring items:
  Basic ....................................................................          2.12           1.69           1.89
  Diluted ..................................................................          2.09           1.67           1.87
=========================================================================================================================
COMMON SHARE DATA & OPERATING RATIOS
Cash dividends declared ....................................................   $      1.02    $      0.90    $      0.79
Book value at year end .....................................................         14.79          13.61          13.04
Market value at year end ...................................................         52.88          29.17          23.75
Common stock dividend payout ratio .........................................         48.11%         53.25%         41.80%
Average common shares outstanding (basic, in thousands) ....................       175,128        166,673        157,244
Before non-recurring items:
  Return on average assets .................................................          1.47%          1.32%          1.17%
  Return on average common equity ..........................................         17.08          16.48          15.49
After non-recurring items:
  Return on average assets .................................................          1.28           1.04           1.17
  Return on average common equity ..........................................         14.92          12.95          15.49
Net interest margin ........................................................          4.26           4.21           4.28
Efficiency ratio ...........................................................         50.28          52.11          55.72
=========================================================================================================================
BALANCE SHEET DATA (at year end, in thousands)
Assets .....................................................................   $29,964,172    $27,767,271    $26,647,452
Deposits ...................................................................    22,329,436     21,629,531     21,232,926
Loans ......................................................................    18,888,366     17,386,059     16,413,222
Shareholders' equity .......................................................     2,612,420      2,290,838      2,130,108
Long-term debt .............................................................     1,047,625        695,793        431,754
Allowance for loan losses ..................................................       296,494        280,611        293,160
=========================================================================================================================
LOAN QUALITY RATIOS & CAPITAL RATIOS
Allowance for loan losses to year-end loans ................................          1.57%          1.61%          1.79%
Net charge offs to average loans ...........................................          0.29           0.50           0.70
Non-performing loans to year-end loans .....................................          0.45           0.80           1.18
Total equity to assets .....................................................          8.72           8.25           7.99
Tier I capital to average assets (leverage) ................................          8.76           7.73           7.63
Tier I capital to risk-adjusted assets .....................................         12.64          11.68          11.32
Total capital to risk-adjusted assets ......................................         14.83          14.17          13.87
=========================================================================================================================
OTHER DATA (at year end)
Number of banking offices ..................................................           426            423            433
Number of employees (full-time equivalent) .................................         8,566          8,402          8,593
=========================================================================================================================

CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA                                          Summit Bancorp and Subsidiaries
=========================================================================================================================
(Not covered by independent auditors' report.)                                        1994           1993           1992
-------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (in thousands)
Interest income ............................................................   $ 1,572,370    $ 1,452,643    $ 1,557,627
Interest expense ...........................................................       599,732        558,889        725,422
-------------------------------------------------------------------------------------------------------------------------
  Net interest income ......................................................       972,638        893,754        832,205
Provision for loan losses ..................................................        94,347        115,902        167,006
-------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses ......................       878,291        777,852        665,199
Non-interest income ........................................................       217,726        224,187        222,826
Non-interest expenses ......................................................       709,400        734,756        709,352
Non-recurring charges ......................................................        48,955         21,500             --
-------------------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes ........................................       337,662        245,783        178,673
Federal and state income taxes .............................................       122,014         74,861         56,002
-------------------------------------------------------------------------------------------------------------------------
  Income (loss) before cumulative effect of a change in accounting principle       215,648        170,922        122,671
Cumulative effect of a change in accounting principle ......................        (1,731)        11,761             --
-------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                            $   213,917    $   182,683    $   122,671
-------------------------------------------------------------------------------------------------------------------------
Net Income per Common Share:
Before non-recurring items:
  Basic ....................................................................   $      1.60    $      1.21    $      0.84
  Diluted ..................................................................          1.59           1.19           0.83
After non-recurring items:
  Basic ....................................................................          1.37           1.19           0.84
  Diluted ..................................................................          1.36           1.17           0.83
=========================================================================================================================
COMMON SHARE DATA & OPERATING RATIOS
Cash dividends declared ....................................................   $      0.63    $      0.46    $      0.40
Book value at year end .....................................................         11.40          10.80           9.99
Market value at year end ...................................................         16.09          16.00          16.17
Common stock dividend payout ratio .........................................         45.99%         38.66%         47.62%
Average common shares outstanding (basic, in thousands) ....................       153,698        151,080        141,859
Before non-recurring items:
  Return on average assets .................................................          1.03%          0.85%          0.58%
  Return on average common equity ..........................................         14.35          11.63           8.68
After non-recurring items:
  Return on average assets .................................................          0.88           0.83           0.58
  Return on average common equity ..........................................         12.28          11.41           8.68
Net interest margin ........................................................          4.42           4.51           4.36
Efficiency ratio ...........................................................         57.07          60.91          62.91
=========================================================================================================================
BALANCE SHEET DATA (at year end, in thousands)
Assets .....................................................................   $25,484,073    $22,605,545    $21,703,789
Deposits ...................................................................    19,981,071     18,956,204     18,576,238
Loans ......................................................................    15,048,579     13,552,381     13,325,622
Shareholders' equity .......................................................     1,813,445      1,691,108      1,548,832
Long-term debt .............................................................       552,736        492,052        389,267
Allowance for loan losses ..................................................       323,336        361,319        378,793
=========================================================================================================================
LOAN QUALITY RATIOS & CAPITAL RATIOS
Allowance for loan losses to year-end loans ................................          2.15%          2.67%          2.84%
Net charge offs to average loans ...........................................          0.69           1.12           1.35
Non-performing loans to year-end loans .....................................          1.38           2.44           3.45
Total equity to assets .....................................................          7.12           7.48           7.14
Tier I capital to average assets (leverage) ................................          7.13           7.50           6.98
Tier I capital to risk-adjusted assets .....................................         10.51          10.90          10.13
Total capital to risk-adjusted assets ......................................         13.10          13.73          12.70
=========================================================================================================================
OTHER DATA (at year end)
Number of banking offices ..................................................           439            435            419
Number of employees (full-time equivalent) .................................         8,800          9,049          8,986
=========================================================================================================================

CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA                                           Summit Bancorp and Subsidiaries
=========================================================================================================================

(Not covered by independent auditors' report.)                                        1991           1990           1989
-------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (in thousands)
Interest income ............................................................   $ 1,795,491   $  1,918,257    $ 1,856,435
Interest expense ...........................................................     1,051,193      1,204,203      1,151,157
-------------------------------------------------------------------------------------------------------------------------
  Net interest income ......................................................       744,298        714,054        705,278
Provision for loan losses ..................................................       193,825        337,011         98,446
-------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses ......................       550,473        377,043        606,832
Non-interest income ........................................................       184,930        210,922        203,921
Non-interest expenses ......................................................       647,456        618,572        575,478
Non-recurring charges ......................................................            --             --             --
-------------------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes ........................................        87,947        (30,607)       235,275
Federal and state income taxes .............................................        23,613        (16,101)        70,527
-------------------------------------------------------------------------------------------------------------------------
  Income (loss) before cumulative effect of a change in accounting principle        64,334        (14,506)       164,748
Cumulative effect of a change in accounting principle ......................            --             --        (10,730)
-------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                            $    64,334    $   (14,506)   $   154,018
-------------------------------------------------------------------------------------------------------------------------
Net Income per Common Share:
Before non-recurring items:
  Basic ....................................................................   $      0.46    $     (0.14)   $      1.28
  Diluted ..................................................................          0.46          (0.14)          1.27
After non-recurring items:
  Basic ....................................................................          0.46          (0.14)          1.19
  Diluted ..................................................................          0.46          (0.14)          1.19
=========================================================================================================================
COMMON SHARE DATA & OPERATING RATIOS
Cash dividends declared ....................................................   $      0.40    $      0.68    $      0.74
Book value at year end .....................................................          9.52           9.38          10.09
Market value at year end ...................................................          9.75           4.75          12.59
Common stock dividend payout ratio .........................................         86.96%            NA          62.18%
Average common shares outstanding (basic, in thousands) ....................       132,059        130,103        124,667
Before non-recurring items:
  Return on average assets .................................................          0.31%         (0.07)%         0.86%
  Return on average common equity ..........................................          4.90          (1.35)         12.56
After non-recurring items:
  Return on average assets .................................................          0.31          (0.07)          0.81
  Return on average common equity ..........................................          4.90          (1.35)         11.72
Net interest margin ........................................................          3.96           3.90           4.19
Efficiency ratio ...........................................................         65.29          61.79          61.68
=========================================================================================================================
BALANCE SHEET DATA (at year end, in thousands)
Assets .....................................................................   $21,141,670    $20,484,690    $20,186,099
Deposits ...................................................................    17,766,920     16,599,532     15,441,669
Loans ......................................................................    13,620,423     13,787,122     13,956,994
Shareholders' equity .......................................................     1,317,495      1,277,819      1,359,933
Long-term debt .............................................................       271,062        395,432        450,541
Allowance for loan losses ..................................................       393,246        361,423        185,441
=========================================================================================================================
LOAN QUALITY RATIOS & CAPITAL RATIOS
Allowance for loan losses to year-end loans ................................          2.89%          2.62%          1.33%
Net charge offs to average loans ...........................................          1.19           1.14           0.47
Non-performing loans to year-end loans .....................................          4.30           4.33           1.93
Total equity to assets .....................................................          6.23           6.24           6.74
Tier I capital to average assets (leverage) ................................          6.03           5.89           6.68
Tier I capital to risk-adjusted assets .....................................          8.82           8.44             NA
Total capital to risk-adjusted assets ......................................         10.31          10.07             NA
=========================================================================================================================
OTHER DATA (at year end)
Number of banking offices ..................................................           417            413            402
Number of employees (full-time equivalent) .................................         9,216          9,173          9,173
=========================================================================================================================

CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA                            Summit Bancorp and Subsidiaries
==========================================================================================================
(Not covered by independent auditors' report.)                                        1988           1987
----------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (in thousands)
Interest income ............................................................   $ 1,563,822    $ 1,343,005
Interest expense ...........................................................       915,814        752,791
----------------------------------------------------------------------------------------------------------
  Net interest income ......................................................       648,008        590,214
Provision for loan losses ..................................................        50,349         41,446
----------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses ......................       597,659        548,768
Non-interest income ........................................................       165,336        171,626
Non-interest expenses ......................................................       519,259        476,447
Non-recurring charges ......................................................            --             --
----------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes ........................................       243,736        243,947
Federal and state income taxes .............................................        67,290         71,454
----------------------------------------------------------------------------------------------------------
  Income (loss) before cumulative effect of a change in accounting principle       176,446        172,493
Cumulative effect of a change in accounting principle ......................            --             --
----------------------------------------------------------------------------------------------------------
  Net income (loss)                                                            $   176,446    $   172,493
----------------------------------------------------------------------------------------------------------
Net Income per Common Share:
Before non-recurring items:
  Basic ....................................................................   $      1.38    $      1.36
  Diluted ..................................................................          1.37           1.35
After non-recurring items:
  Basic ....................................................................          1.38           1.36
  Diluted ..................................................................          1.37           1.35
==========================================================================================================
COMMON SHARE DATA & OPERATING RATIOS
Cash dividends declared ....................................................   $      0.67    $      0.61
Book value at year end .....................................................          9.43           8.80
Market value at year end ...................................................         13.83          14.83
Common stock dividend payout ratio .........................................         48.55%         44.85%
Average common shares outstanding (basic, in thousands) ....................       123,014        121,502
Before non-recurring items:
  Return on average assets .................................................          1.01%          1.11%
  Return on average common equity ..........................................         15.07          16.51
After non-recurring items:
  Return on average assets .................................................          1.01           1.11
  Return on average common equity ..........................................         15.07          16.51
Net interest margin ........................................................          4.26           4.48
Efficiency ratio ...........................................................         60.86          58.88
==========================================================================================================
BALANCE SHEET DATA (at year end, in thousands)
Assets .....................................................................   $18,555,497    $16,827,149
Deposits ...................................................................    14,710,661     12,968,074
Loans ......................................................................    12,637,375     11,060,654
Shareholders' equity .......................................................     1,267,943      1,178,848
Long-term debt .............................................................       503,250        431,284
Allowance for loan losses ..................................................       144,359        127,959
==========================================================================================================
LOAN QUALITY RATIOS & CAPITAL RATIOS
Allowance for loan losses to year-end loans ................................          1.14%          1.16%
Net charge offs to average loans ...........................................          0.29           0.23
Non-performing loans to year-end loans .....................................          1.09           0.68
Total equity to assets .....................................................          6.83           7.01
Tier I capital to average assets (leverage) ................................          6.80           6.95
Tier I capital to risk-adjusted assets .....................................            NA             NA
Total capital to risk-adjusted assets ......................................            NA             NA
==========================================================================================================
OTHER DATA (at year end)
Number of banking offices ..................................................           393            380
Number of employees (full-time equivalent) .................................         9,154          8,845
==========================================================================================================

NA - Not applicable.

                                     54 & 55

UNAUDITED QUARTERLY FINANCIAL DATA                           Summit Bancorp and Subsidiaries
============================================================================================
   (In thousands, except per share data)                               1997
--------------------------------------------------------------------------------------------------------
                                                   Dec. 31       Sept. 30        June 30        Mar. 31
--------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income ............................   $   529,060    $   517,501    $   516,831    $   501,314
Interest expense ...........................       238,583        229,719        230,016        221,299
--------------------------------------------------------------------------------------------------------
    Net interest income ....................       290,477        287,782        286,815        280,015
Provision for loan losses ..................        14,000         14,500         15,090         15,510
--------------------------------------------------------------------------------------------------------
    Net interest income after
       provision for loan losses ...........       276,477        273,282        271,725        264,505
Non-interest income ........................        86,785         74,172         71,528         69,400
Non-interest expenses ......................       191,130        180,786        181,333        180,442
Non-recurring charges ......................            --         56,500             --         26,500
--------------------------------------------------------------------------------------------------------
    Income before income taxes .............       172,132        110,168        161,920        126,963
Federal and state income taxes .............        59,919         38,956         56,862         44,481
--------------------------------------------------------------------------------------------------------
    Net income                                 $   112,213    $    71,212    $   105,058    $    82,482
--------------------------------------------------------------------------------------------------------
Net Income per Common Share:
    Before non-recurring items:
       Basic ...............................   $      0.64    $      0.62    $      0.60    $      0.57
       Diluted .............................          0.63           0.61           0.59           0.56
    After non-recurring items:
       Basic ...............................          0.64           0.41           0.60           0.47
       Diluted .............................          0.63           0.40           0.59           0.47
========================================================================================================
COMMON SHARE DATA
Cash dividends declared ....................   $      0.27    $      0.27    $      0.24    $      0.24
Book value at quarter end ..................         14.79          14.33          14.17          13.71
Market value at quarter end ................         52.88          44.00          33.42          29.17
Common stock dividend payout ...............         42.19%         43.55%         40.00%         42.11%
Average common shares outstanding:
    Basic ..................................       175,816        175,396        174,905        174,377
    Diluted ................................       178,126        177,864        177,123        176,706
========================================================================================================
OPERATING RATIOS
Before non-recurring items:
    Return on average assets ...............          1.51%          1.50%          1.46%          1.41%
    Return on average common equity ........         17.34          17.02          17.16          16.77
Efficiency ratio ...........................         50.74          49.64          50.03          50.70
After non-recurring items:
    Return on average assets ...............          1.51           0.98           1.46           1.17
    Return on average common equity ........         17.34          11.19          17.16          13.95
========================================================================================================
BALANCE SHEET DATA
Assets .....................................   $29,964,172    $29,091,106    $29,224,687    $28,907,850
Deposits ...................................    22,329,436     21,938,028     22,167,140     22,330,582
Loans ......................................    18,888,366     18,630,663     18,597,663     18,376,154
Shareholders' equity .......................     2,612,420      2,517,439      2,484,062      2,398,015
Long-term debt .............................     1,047,625      1,001,617        910,766        835,744
Allowance for loan losses ..................       296,494        294,114        294,066        290,471
========================================================================================================
TAX-EQUIVALENT YIELDS
AND RATES
Interest-earning assets ....................          7.62%          7.63%          7.66%          7.64%
Interest-bearing liabilities ...............          4.27           4.20           4.19           4.12
Net interest spread ........................          3.35           3.43           3.47           3.52
Net interest margin ........................          4.21           4.26           4.28           4.29
========================================================================================================
LOAN QUALITY RATIOS &
CAPITAL RATIOS
Allowance for loan losses
    to quarter-end loans ...................          1.57%          1.58%          1.58%          1.58%
Net charge offs to average loans ...........          0.25           0.31           0.25           0.35
Non-performing loans to
    quarter end loans ......................          0.45           0.48           0.59           0.68
Total equity to assets .....................          8.72           8.65           8.50           8.30
Tier I capital to avg. assets (leverage) ...          8.76           8.72           8.54           8.41
Tier I capital to risk-adjusted assets .....         12.64          12.73          12.63          12.41
Total capital to risk-adjusted assets ......         14.83          15.13          15.04          14.84
========================================================================================================

UNAUDITED QUARTERLY FINANCIAL DATA                                       Summit Bancorp and Subsidiaries
========================================================================================================

   (In thousands, except per share data)                               1996
--------------------------------------------------------------------------------------------------------
                                                   Dec. 31       Sept. 30        June 30        Mar. 31
--------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income ............................   $   480,406    $   474,969    $   474,931    $   476,690
Interest expense ...........................       214,588        209,824        212,302        216,993
--------------------------------------------------------------------------------------------------------
    Net interest income ....................       265,818        265,145        262,629        259,697
Provision for loan losses ..................        16,435         15,910         15,903         15,786
--------------------------------------------------------------------------------------------------------
    Net interest income after
       provision for loan losses ...........       249,383        249,235        246,726        243,911
Non-interest income ........................        68,519         63,815         65,996         61,712
Non-interest expenses ......................       172,132        166,866        176,543        178,291
Non-recurring charges ......................            --         11,059             --        110,700
--------------------------------------------------------------------------------------------------------
    Income before income taxes .............       145,770        135,125        136,179         16,632
Federal and state income taxes .............        49,039         47,624         47,694          5,674
--------------------------------------------------------------------------------------------------------
    Net income                                 $    96,731    $    87,501    $    88,485    $    10,958
--------------------------------------------------------------------------------------------------------
Net Income per Common Share:
    Before non-recurring items:
       Basic ...............................   $      0.58    $      0.56    $      0.53    $      0.48
       Diluted .............................          0.57           0.56           0.52           0.47
    After non-recurring items:
       Basic ...............................          0.58           0.52           0.53           0.06
       Diluted .............................          0.57           0.52           0.52           0.06
========================================================================================================
COMMON SHARE DATA
Cash dividends declared ....................   $      0.24    $      0.24    $      0.21    $      0.21
Book value at quarter end ..................         13.61          13.05          12.89          12.61
Market value at quarter end ................         29.17          26.50          23.42          24.67
Common stock dividend payout ...............         41.38%         42.86%         39.62%         43.75%
Average common shares outstanding:
    Basic ..................................       165,628        166,908        167,423        166,743
    Diluted ................................       167,790        168,938        169,471        168,964
========================================================================================================
OPERATING RATIOS
Before non-recurring items:
    Return on average assets ...............          1.41%          1.38%          1.30%          1.20%
    Return on average common equity ........         17.24          17.20          16.52          14.92
Efficiency ratio ...........................         51.78          49.91          52.69          54.11
After non-recurring items:
    Return on average assets ...............          1.41           1.29           1.30           0.16
    Return on average common equity ........         17.24          15.96          16.52           1.92
========================================================================================================
BALANCE SHEET DATA
Assets .....................................   $27,767,271    $27,405,016    $27,344,440    $27,283,200
Deposits ...................................    21,629,531     21,453,638     21,387,587     21,279,147
Loans ......................................    17,386,059     17,277,746     17,204,620     16,989,945
Shareholders' equity .......................     2,290,838      2,194,300      2,207,476      2,154,427
Long-term debt .............................       695,793        397,862        399,217        405,228
Allowance for loan losses ..................       280,611        284,223        289,247        294,165
========================================================================================================
TAX-EQUIVALENT YIELDS
AND RATES
Interest-earning assets ....................          7.56%          7.54%          7.57%          7.63%
Interest-bearing liabilities ...............          4.12           4.06           4.08           4.16
Net interest spread ........................          3.44           3.48           3.49           3.47
Net interest margin ........................          4.21           4.23           4.21           4.19
========================================================================================================
LOAN QUALITY RATIOS &
CAPITAL RATIOS
Allowance for loan losses
    to quarter-end loans ...................          1.61%          1.65%          1.68%          1.73%
Net charge offs to average loans ...........          0.51           0.48           0.49           0.50
Non-performing loans to
    quarter end loans ......................          0.80           0.97           1.05           1.15
Total equity to assets .....................          8.25           8.01           8.07           7.90
Tier I capital to avg. assets (leverage) ...          7.73           7.57           7.72           7.48
Tier I capital to risk-adjusted assets .....         11.68          11.30          11.37          11.17
Total capital to risk-adjusted assets ......         14.17          13.84          13.90          13.68
========================================================================================================

CORPORATE DIRECTORY                              Summit Bancorp and Subsidiaries
================================================================================

Summit Bancorp

301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey
08543-2066
609-987-3200

Corporate Management

Chairman and
Chief Executive Officer
T. Joseph Semrod

President
Robert G. Cox

Vice Chairmen
John G. Collins
John R. Howell

Senior Executive Vice Presidents
John R. Haggerty
Sabry J. Mackoul
Stephen H. Paneyko

Executive Vice Presidents
Larry L. Betsinger
Alfred M. D'Augusta
John R. Feeney
William J. Healy
Virginia Ibarra
Dorinda Jenkins-Glover
Joseph A. Micali, Jr.
Richard F. Ober, Jr.
Dennis Porterfield
Alan N. Posencheg
George J. Soltys, Jr.
Edmund C. Weiss, Jr.

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

Thomas H. Hamilton
Chairman and
Chief Executive Officer
Collective Bank

Fred G. Harvey
Vice President
E&E Corporation

John R. Howell
Vice Chairman
Summit Bancorp

Francis J. Mertz
President
Fairleigh Dickinson University

George L. Miles, Jr., CPA
President and
Chief Executive Officer
WQED Pittsburgh

William R. Miller
Former
Senior Vice President
Lenox China, Inc.

Henry S. Patterson II
Former President
E'town Corporation

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

Chairman and
Chief Executive Officer
T. Joseph Semrod

President
Robert G. Cox

Vice Chairman
John G. Collins

Senior Executive Vice Presidents
John R. Haggerty
Sabry J. Mackoul
Stephen H. Paneyko

Executive Vice Presidents
Anthony J. Allora
Alfred M. D'Augusta
Robert Eberhardt, Jr.
Gerald L. Facciani
John R. Feeney
Peter D. Halstead
William J. Healy
Virginia Ibarra
Dorinda Jenkins-Glover
James S. Little
Stewart E. McClure, Jr.
H. Richard Minette
Richard F. Ober, Jr.
Robert J. Peters
Dennis Porterfield
Christophe-Pierre Terlizzi
Timothy S. Tracey
William J. Wolverton

Regional Presidents
Stephen T. Emr
J. Michael Feeks
Michael J. Giacobello
Laura Gilardini
Kevin Gillen

Senior Vice Presidents
John P. Babcock
John D. Battaglia
Bette A. Bauer
Donald W. Blum
Marion Brady
Susan U. Bredehoft
Peter J. Brehm
Arthur J. Brown
Thomas B. Butler
Jennifer Calenda
Richard O. Carmichael
Paul J. Cavaliere
Stephen Chaberski
Carol R. Coles
J. Michael Cunnane
Jack Cussen
James F. Deutsch
Margaret L. Domber
Barry S. Duerk
Kermit Dyke
Anne Ferguson
James N. Ferrier
Thomas M. Finn
Walter Horsting
Hilton M. Jervey

CORPORATE DIRECTORY (continued)                  Summit Bancorp and Subsidiaries
================================================================================

Raymond Kirschner
Jeffrey J. Kraft
James B. Kurdek
Christopher Lahoda
Peter Lillard
George B. Littlejohn
Michael J. Maiorino, Jr.
Charles A. Maraziti
Simone Marino
Stephen Mauger
Richard J. Morbee
Kathleen Muldoon
George L. Nichols
Douglas Oliver
N. Lee Parks
William C. Pasko
Patricia Patriarca
Ronald Phillips
Peter C. Platt
Edward E. Poor IV
Bindigana Ramaprasad
Richard D. Rein
Mary Reither
Garrett W. Roberts
Irwin Schwartz
Thomas P. Smyth
Alfred J. Soles
Paul V. Stahlin
Frank J. Stanziola
J. Page Stiger, Jr.
Mark Stoll
Margaret Stone
Francis P. Testa
Paul A. Towers
Roger M. Tully
Harold W. Ullmann
Joseph Verbaro, Jr.
Thomas M. Wick
Arty C. Zulawski

Senior Regional Managers
Michael Alicea
Barbara Baldino
Thomas J. D'Angelo
Walter Fillmore
Barbara Oldt
Jorge Rojas
Daniel Slocum
Gregory M. Smith
Maurice J. Spagnoletti
Mary White-Przybyla

Board of Directors

Bjorn Ahlstrom
Robert L. Boyle
James C. Brady, Jr.
Barry D. Brown
John G. Collins
Robert G. Cox
T.J. Dermot Dunphy
Anne Evans Estabrook
Elinor J. Ferdon
Samuel Gerstein, Esq.
Richard H. Goldberger
Robert S. Hekemian
Thomas C. Jamieson, Jr., Esq.
Vincent P. Langone
Francis J. Mertz
George L. Miles, Jr., CPA
Bertram B. Miller
Henry S. Patterson II
T. Joseph Semrod
Raymond Silverstein, CPA
Orin R. Smith
Sylvester L. Sullivan
Joseph M. Tabak
Robert A. Woodruff, Sr.

Summit Bank

One Bethlehem Plaza
Bethlehem, Pennsylvania 18018
610-865-8411

Senior Management

Chairman, President
and Chief Executive Officer
John R. Howell

Regional President
Fredric B. Cort

Senior Vice Presidents
Philip D. Beck
Michael L. Brown
Thomas L. Burns
Donald H. McCarty
Francis P. Testa

Senior Regional Managers
Benjamin F. Gilbert
Gary F. Lamont
Elizabeth Wilson

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

55 Challenger Road
Ridgefield Park, New Jersey
07660
201-296-3000

Senior Management

Chairman of the Board
John G. Collins

President and
Chief Executive Officer
Alan N. Posencheg

Executive Vice Presidents
Larry L. Betsinger
Joseph A. Micali, Jr.

Senior Vice Presidents
Hubert P. Clarke
Elaine Fettig
Louise Germinario
Frank J. Litterio
Ray W. Mead
Santiago Patino
Eugene E. Schwarzenbek
John J. Smith

Summit Discount Brokerage Co.

305 Route 17 South
P.O. Box 929
Paramus, New Jersey 07652
201-262-8400
1-800-631-1635

Senior Management

Chairman and Chief
Executive Officer
Jack Cussen

President and
Chief Operating Officer
Joseph J. McCaffrey

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

Design: Bloch Graulich Whelan Inc. / New York

Summit Bancorp and Subsidiaries

Shareholder and Corporate Information

Headquarters

Summit Bancorp
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey
08543-2066
(609) 987-3200
www.summitbank.com

Annual Shareholders Meeting

Friday, April 7, 1998 at 10 a.m.
Hyatt Regency Princeton
Route 1 and Alexander Road
Princeton, New Jersey

Common Stock Data

Common stock is traded on the
New York Stock Exchange under
the symbol SUB. Daily stock
quotes:
The New York Times -- SumtBc
The Wall Street Journal --
SummitBcp

Dividend Reinvestment and
Stock Purchase Plan

Stockholders may have quarterly dividends automatically reinvested in additional shares without service charges. Optional cash payments, up to $25,000 per quarter, toward the purchase of shares are permitted. Plan prospectus and enrollment card: First Chicago Trust Company of New York, (201) 324-0498.

Transfer and Dividend Paying Agent/Registrar

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey
070303-2500
(201) 324-0498
Co-Transfer Agent:
Summit Bank

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

News media: (609) 514-7872.

Shareholder inquiries:
(609) 987-3452.

Stock records: First Chicago Trust Company of New York
(201) 324-0498.

Hours: Representatives
8:30 a.m. - 7 p.m. EST weekdays;
Automated response
24 hours daily.

  [The following table was depicted as a line graph in the printed material.]

                            Summit Bancorp Five-Year
                            Cumulative Total Return

Year        Summit Bancorp    S&P 500     S&P Regional Banks
----        --------------    -------     ------------------
1993           101.77         110.04           106.02
1994           106.02         111.49           100.18
1995           160.97         153.33           157.75
1996           204.87         188.51           215.50
1997           382.02         251.39           324.16

Quarterly Common Stock Price and Dividend Information

                             1997                                   1996
              ------------------------------------   -------------------------------------
                                         Dividends                              Dividends
                High      Low    Close    Declared     High      Low    Close    Declared
------------------------------------------------------------------------------------------
4th Quarter   $53.38   $38.38   $52.88        $.27   $30.08   $26.33   $29.17        $.24

3rd Quarter    45.31    33.58    44.00         .27    27.42    21.75    26.50         .24

2nd Quarter    35.08    28.58    33.42         .24    26.33    22.67    23.42         .21

1st Quarter    33.33    28.50    29.17         .24    26.75    22.92    24.67         .21
==========================================================================================

            SUMMIT
                  Bancorp [LOGO]


                  301 Carnegie Center
                  P.O. Box 2066
                  Princeton,
                  New Jersey 08543-2066