Form 10-K, Exhibit 13
period 1998-12-31
SUMMIT BANCORP/NJ/
filed 1999-03-29
CIK 101320

Financial Highlights

                                                                                                          Percent Change
                                                                                                          --------------
(Dollars in millions, except per share data)                 1998           1997           1996      '98 vs.'97    '97 vs.'96
--------------------------------------------                 ----           ----           ----      ----------    ----------
For the Year Ended December 31
Before non-recurring items:
     Net income                                           $   465.8      $   424.7      $   360.4         9.7%         17.8%
     Net income per common share:
       Basic                                                    2.66           2.43           2.15        9.5          13.0
       Diluted                                                  2.63           2.39           2.12       10.0          12.7
After non-recurring items:
     Net income                                               465.8          371.0          283.7        25.6          30.8
     Net income per common share:
       Basic                                                    2.66           2.12           1.69       25.5          25.4
       Diluted                                                  2.63           2.09           1.67       25.8          25.1
Per common share:
     Cash dividends declared                                    1.17           1.02           0.90       14.7          13.3
     Book value                                                15.67          14.79          13.61        5.9           8.7
     Market value                                              43.69          52.88          29.17      (17.4)         81.3
                                                          ----------     ----------     ----------     -------        ------
Balance Sheet Data at December 31
Total assets                                              $33,101.3      $29,964.2      $27,767.3        10.5%          7.9%
Total deposits                                             23,145.1       22,329.4       21,629.5         3.7           3.2
Total loans                                                21,126.6       18,888.4       17,386.1        11.8           8.6
Allowance for loan losses                                     322.8          296.5          280.6         8.9           5.7
Shareholders' equity                                        2,722.4        2,612.4        2,290.8         4.2          14.0
                                                          ----------     ----------     ----------     -------        ------
Income Statement Data
Net interest income                                       $ 1,173.8      $ 1,145.1      $ 1,053.3         2.5%          8.7%
Provision for loan losses                                      66.0           59.1           64.0        11.7          (7.7)
Non-interest income                                           350.2          301.9          260.0        16.0          16.1
Non-interest expense, excluding non-recurring items           782.8          733.7          693.8         6.7           5.8
Non-recurring items, net of taxes                                --           53.7           76.7      (100.0)        (29.9)
Net income                                                    465.8          371.0          283.7        25.6          30.8
                                                          ----------     ----------     ----------     -------        ------
Consolidated Ratios
Before non-recurring items:
     Return on average assets                                   1.51%          1.47%          1.32%
     Return on average common equity                           17.50          17.08          16.48
After non-recurring items:
     Return on average assets                                   1.51           1.28           1.04
     Return on average common equity                           17.50          14.92          12.95
Efficiency ratio                                               51.41          50.28          52.11
Allowance for loan losses to year-end loans                     1.53           1.57           1.61
Non-performing loans to year-end loans                          0.41           0.45           0.80
                                                          ----------     ----------     ----------
Capital Ratios
Average equity to average assets                                8.60%          8.61%          8.12%
Tier I capital to average assets (leverage)                     8.00           8.76           7.73
Tier I capital to risk-adjusted assets                         10.86          12.64          11.68
Total capital to risk-adjusted assets                          12.72          14.83          14.17
                                                          ----------     ----------     ----------
Other Data (at year end)
Number of banking offices                                     447            426            423
Number of employees (full-time equivalent)                  8,665          8,566          8,402
                                                          ----------     ----------     ----------

                                             Summit Bancorp and Subsidiaries  17


                                Financial Review



The Financial Review should be read in conjunction with the Consolidated Comparative Average Balance Sheets on pages 22 and 23, and the Consolidated Financial Statements and Notes beginning on page 36, and the Summary of Selected Consolidated Financial Data on page 56.


Overview

Summit Bancorp (the "Company"), with assets of $33.1 billion at December 31, 1998, ranks as one of the 30 largest banking companies in the United States. In January 1998, Standard and Poors added the Company to the S&P 500 Index. Being part of the S&P 500 Index provides enhanced shareholder value through broadened market visibility and increased common stock liquidity. A number of acquisitions were made in 1998 to expand fee-based revenues and establish new banking markets.

During 1998, the Company broadened its insurance brokerage and consulting business beyond the December 1997 acquisitions of Corporate Dynamics and Philadelphia Benefits Corp. In August 1998, W.M. Ross and Company, Inc., one of the largest privately held property and casualty insurance brokerage firms in New Jersey was acquired. This acquisition was followed by the purchase, in October 1998, of Madison Consulting Group, a privately held employee benefits brokerage firm specializing in the management of school district, municipality, and government entity employee benefits programs.

     During 1998, Summit Bancorp expanded its banking presence to Connecticut. In November 1998, NSS Bancorp ("NSS") was acquired with assets of $655 million and eight banking offices located in Fairfield County. In addition, a definitive merger agreement was signed, in August 1998, to acquire New Canaan Bank and Trust Company ("New Canaan"), with assets of $182 million and four banking offices, also located in Fairfield County. It is expected that this acquisition will be completed in the first quarter of 1999, subject to appropriate approvals.

     On February 18, 1999, the Company announced that it entered into a definitive agreement to acquire Prime Bancorp, a bank holding company with approximately $1.0 billion in assets and 27 branches located in the greater Philadelphia region. The transaction was valued at approximately $292.0 million. It is anticipated that the acquisition will be accounted for as a purchase.


Summary of Performance

Net income for the year ended December 31, 1998, was $465.8 million, compared to $371.0 million in 1997. Net income per diluted share for 1998 was $2.63, compared to $2.09 in 1997.

     Net income for 1997 included non-recurring charges of $83.0 million ($53.7 million, after tax) resulting from the acquisitions of Collective Bancorp, Inc. ("Collective") and B.M.J. Financial Corp. ("BMJ"). Excluding the effect of these non-recurring charges, net income for 1997 amounted to $424.7 million, compared to $465.8 million in 1998, an increase of $41.1 million, or 9.7%. Excluding non-recurring charges, earnings per diluted share increased 10.0% to $2.63 in 1998, from $2.39 in 1997.

     Return on average assets, excluding the effect of non-recurring charges, improved to 1.51% in 1998, compared to 1.47% the previous year and return on average common equity rose to 17.50%, versus 17.08% in 1997. The efficiency ratio increased to 51.41%, from 50.28% in 1997.


                                   [GRAPHIC]

In the printed version of the document, a bar graph appears which depicts the following plot points:

NET INCOME BEFORE NON-RECURRING ITEMS (IN MILLIONS)

YEAR
----
1994       249.548
1995       300.412
1996       360.419
1997       424.745
1998       465.819

     The chart below presents the growth in net income before non-recurring items over the past five years.

     Average total loans amounted to $19.8 billion for 1998, an increase of $1.3 billion, or 7.1%, from 1997. The commercial and consumer loan portfolios accounted for $967.2 million and $595.7 million, respectively, of the overall loan increase. These increases were partially offset by a reduction in residential mortgage loans. Net interest income rose $28.7 million, or 2.5%, to $1.2 billion, primarily attributable to the growth in the loan portfolios.

     Non-interest income rose $48.3 million, or 16.0%, in 1998 to $350.2 million. All major categories of fee revenue increased in 1998, with the most significant growth in the areas of investment and insurance fees, which increased $23.5 million, or 80.3%, from 1997. The growth in this area resulted from acquisitions of insurance brokerage and consulting firms and the cross-selling of investment products. Non-interest expenses, excluding non-recurring items, increased $49.1 million, or 6.7%, to $782.8 million. Approximately $19.0 million of these expenses were related to recent acquisitions.

     Asset quality continued to improve in 1998, evidenced by the decrease in the ratio of non-performing assets to total loans and other real estate owned ("OREO"), from 0.53% in 1997 to 0.42% in 1998. The provision for loan losses was increased $6.9 million to $66.0 million, as a result of the growth in the loan portfolios.

18


Financial Condition

Interest-Earning Assets and
Interest-Bearing Liabilities:

Average interest-earning assets totaled $29.2 billion in 1998, an increase of $2.0 billion, or 7.4%, compared to 1997. On average, loans increased $1.3 billion, or 7.1%, to $19.8 billion, while investment securities increased $752.0 million, or 8.7%, to $9.4 billion. The growth in interest-earning assets was funded by increases in interest-bearing liabilities, demand deposits, and shareholders' equity.

     The average rate earned on interest-earning assets decreased 16 basis points from 7.64% in 1997 to 7.48% in 1998. The decrease was generally the result of the lower interest-rate environment. Three key rates affecting investment securities, loan portfolios, and borrowed funds are the prime rate, one-month, and three-month LIBOR. The average prime rate decreased from 8.44% in 1997 to 8.35% in 1998 and the one-month and three-month LIBOR rates decreased from 5.64% and 5.74% in 1997 to 5.57% and 5.56% in 1998, respectively.

     Average interest-bearing liabilities amounted to $23.4 billion in 1998, an increase of $1.5 billion, or 6.7%, compared to 1997. The increase resulted from expanded use of alternative funding sources primarily to support earning asset growth, partially offset by a slight decrease in interest-bearing deposits. The average balance of borrowed funds, including long-term debt, increased $1.7 billion, or 42.9%, in 1998, primarily due to increases in long-term repurchase agreements and Federal Home Loan Bank ("FHLB") borrowings. The average interest rate paid on interest-bearing liabilities increased 8 basis points to 4.28% in 1998, as a result of the change in the deposit mix and reliance on more expensive borrowed funds.

Securities:

Securities available for sale are investments that may be sold in response to changing market and interest rate conditions or for other business purposes. At December 31, 1998, available-for-sale investments amounted to $4.0 billion, a decrease of $1.1 billion, or 21.8%, from the 1997 year-end balance. During 1998, proceeds from maturities and sales of these securities were invested in held-to-maturity securities to reduce the Company's exposure to market value adjustments to equity.

     While securities available for sale decreased from year-to-year, the average balance increased to $4.7 billion in 1998, from $3.8 billion in 1997, an increase of $856.9 million, or 22.6%. The available-for-sale portfolio consists of U.S. Government and Federal agency securities, equity securities, and other securities, primarily corporate collateralized mortgage obligations ("CMOs"). U.S. Government and Federal agency securities, the largest segment of the portfolio, averaged $3.9 billion in 1998, compared to $3.2 billion in 1997.

     As a result of the lower interest-rate environment, the average yield earned on the available-for-sale portfolio decreased 11 basis points, from 6.46% in 1997, to 6.35% in 1998. Sales of these securities aggregated $1.3 billion in 1998, generating a gain of $6.6 million, compared to sales of $820.2 million and a gain of $5.6 million in 1997. Maturities of investments available for sale amounted to $2.5 billion in 1998 and $1.0 billion in 1997.

     At December 31, 1998, securities available for sale had net unrealized gains of $20.0 million compared to $35.3 million, at the end of the prior year.

     Securities held to maturity, which are carried at amortized historical cost, are investments for which there is the positive intent and ability to hold to maturity. At December 31, 1998, securities held to maturity totaled $6.0 billion, an increase of $1.9 billion, or 44.7%, from the prior year balance of $4.2 billion. The increase was primarily the result of re-investing cash flows from investments available for sale to investments held to maturity. The average balance of held-to-maturity investments decreased $92.1 million, or 1.9%, to $4.8 billion in 1998 from $4.9 billion in 1997.

     The portfolio of these investments consists primarily of U.S. Government and Federal agency securities and corporate CMOs. In 1998, U.S. Government and Federal agency securities averaged $3.3 billion and corporate CMOs averaged $1.3 billion, compared to 1997 averages of $3.5 billion and $1.1 billion, respectively.

     The average yield earned on this portfolio was 6.36% in 1998, a decrease of 14 basis points, from 6.50% earned in 1997, resulting from the lower interest-rate environment.

     The market value of the held-to-maturity portfolio at year-end 1998 was $6.0 billion, resulting in a net unrealized gain of $15.0 million. The average estimated life of these securities adjusted for historical prepayment patterns on mortgage-backed securities, was 2.8 years at December 31, 1998.

Loans:

The following chart illustrates the growth in average total loans for the past five years.

                                   [GRAPHIC]

In the printed version of the document, a bar graph appears which depicts the following plot points:

TOTAL AVERAGE LOANS (IN BILLIONS)

YEAR
----
1994       14.120
1995       15.569
1996       17.066
1997       18.452
1998       19.771


-----------------------------------------------------------------------------------------------
Year-End Loans
(In millions)                              1998         1997        1996        1995       1994
-----------------------------------------------------------------------------------------------
Commercial and industrial                $5,965      $ 5,009     $ 4,326     $ 4,659    $ 4,455
Lease finance                               810          875         579         319        317
Construction and development                382          370         316         437        693
-----------------------------------------------------------------------------------------------
  Commercial                              7,157        6,254       5,221       5,415      5,465
Commercial mortgage                       2,889        2,704       2,624       2,427      2,868
Residential mortgage                      5,719        5,671       5,905       5,331      3,833
Consumer                                  5,362        4,259       3,636       3,240      2,883
-----------------------------------------------------------------------------------------------
  Total loans                           $21,127      $18,888     $17,386     $16,413    $15,049
-----------------------------------------------------------------------------------------------


     Total loans averaged $19.8 billion during 1998, an increase of $1.3 billion, or 7.1%, compared to $18.5 billion in 1997. Growth in the average loan balance was attributed to increases of $967.2 million in commercial loans, $595.7 million in consumer loans, and $40.0 million in commercial mortgage loans, partially offset by a decrease of $283.8 million in residential mortgage loans. At December 31, 1998, total loans amounted to $21.1 billion, compared to $18.9 billion the prior year, an increase of $2.2 billion, or 11.8%. The average yield earned on the loan portfolio was 8.02% in 1998, compared to 8.19% in 1997, a decrease of 17 basis points.

     The commercial loan portfolio, which consists primarily of commercial and industrial ("C&I") loans, averaged $6.7 billion in 1998, an increase of $967.2 million, or 17.0%, compared to 1997. All major areas of commercial lending demonstrated substantial growth in 1998. The most significant growth was in asset-based lending and lending to large corporate customers (larger middle market credit users with revenues generally in excess of $125 million). C&I lending generated growth throughout its market area, but was most significant in the northern region of New Jersey. This portfolio remains diversified with no industry concentrations greater than 10% of total C&I loans.

     The average yield on the commercial loan portfolio decreased 28 basis points to 8.24% in 1998, from 8.52% the prior year. The lower interest-rate environment, especially the lower prime and LIBOR rates, and competitive pricing resulted in the reduced yield on the commercial loan portfolio.

     Commercial mortgage loans averaged $2.8 billion for 1998, an increase of $40.0 million, or 1.4%, from 1997. Generally, these loans represent owner-occupied or investment properties and complement a broader commercial lending relationship with the borrower. At December 31, 1998, commercial mortgage loans amounted to $2.9 billion, an increase of $184.8 million, or 6.8%, from 1997. The average yield on commercial mortgage loans was 8.43% for 1998, compared to 8.76% for 1997, a decrease of 33 basis points. Commercial mortgage loans were significantly impacted by the 108 basis point decline in the five year treasury note and the shift from floating to fixed rate products.

     Residential mortgage loans averaged $5.6 billion, down $283.8 million, or 4.8%, from 1997. Mortgage loans originated in 1998 totaled $1.7 billion, an increase of 58.4%, from the $1.0 billion originated in 1997. More than one third of the 1998 originations were to refinance existing mortgage loans. In addition to originations, $332.0 million of residential mortgage loans were purchased in 1998. In 1998, there were $859.3 million residential mortgages sold, compared to $444.1 million in 1997. The sale of certain residential mortgages, primarily fixed-rate loans, into the secondary market is an integral part of the Company's asset/liability management. Residential mortgage loans held for sale totaled $183.3 million at December 31, 1998, versus $75.7 million in 1997. The average yield on residential mortgage loans was 7.28% for 1998 compared to 7.42% for 1997, a decrease of 14 basis points.

     Consumer loans averaged $4.6 billion in 1998, an increase of $595.7 million, or 14.7%, from 1997. Most of the growth was generated in the home equity portfolio which grew $1.0 billion, or 38.4%, to total $3.8 billion in 1998. The growth in home equity loans was enhanced by loan purchases, which amounted to $743.7 million in 1998. Automobile loans totaled $1.1 billion as of December 31, 1998, an increase of $35.4 million over 1997. Due to the lower interest-rate environment and competitive market for these products, the average yield earned on the consumer loan portfolio declined 11 basis points to 8.35% in 1998, compared to 8.46% earned in 1997.

     The following table shows the expected life of total loans at December 31, 1998, and segregates loans with fixed interest rates from those with floating or adjustable interest rates.


--------------------------------------------------------------------------------
Loan Maturities
                                          Within    1 to 5     After
(In millions)                             1 Year    Years     5 Years      Total
--------------------------------------------------------------------------------
Commercial                                $3,036    $ 3,298    $  823    $ 7,157
Commercial mortgages                         382      1,434     1,073      2,889
Residential mortgages                      1,402      2,869     1,448      5,719
Consumer loans                             1,233      2,736     1,393      5,362
--------------------------------------------------------------------------------
     Total                                $6,053    $10,337    $4,737    $21,127
================================================================================
Amount of loans based upon:
  Fixed interest rates                    $2,581    $ 3,112    $1,437    $ 7,130
  Floating or adjustable interest rates    3,472      7,225     3,300     13,997
--------------------------------------------------------------------------------
     Total                                $6,053    $10,337    $4,737    $21,127
================================================================================

20

Deposits:

Deposits in 1998 averaged $22.1 billion, flat compared to the 1997 average. At December 31, 1998, total deposits were $23.1 billion, an increase of $815.7 million, or 3.7%, from year-end 1997. This increase occurred in the fourth quarter and was attributed to the NSS acquisition and the introduction of two new retail products designed to more aggressively attract deposits. The Navigator Account is a relationship sweep account that combines banking, investment, and brokerage services into one account. Millennium Checking provides free regular checking to new customers until the year 2000. The Company expects continued growth in these products in 1999.

     Interest-bearing deposits averaged $17.6 billion in 1998, down slightly from $17.8 billion in 1997. Average demand deposits were $4.5 billion for 1998, an increase of $373.4 million, or 9.0%, from the prior year. Growth in business checking accounts generated most of the increase.

     The following chart illustrates the growth in average demand deposits for the past five years.

                                   [GRAPHIC]

In the printed version of the document, a bar graph appears which depicts the following plot points:

AVERAGE DEMAND DEPOSITS (IN BILLIONS)

YEAR
----
1994       3.375
1995       3.482
1996       3.857
1997       4.131
1998       4.505

     Savings deposits, which include interest-bearing checking, money market, and savings accounts, decreased $174.7 million, or 1.8%, to an average of $9.5 billion in 1998. The average cost of savings deposits decreased 5 basis points to 2.58% in 1998, compared to 2.63% in 1997. Time deposits, which consist primarily of retail certificates of deposit, decreased $235.7 million, or 3.2%, in 1998 to an average of $7.1 billion. The average cost of time deposits increased 9 basis points to 5.29% in 1998 from 5.20% in 1997.

     Savings and time deposits continued to be negatively impacted by the low rate environment, where customers looked for higher yielding returns and other alternative investment products, such as mutual funds, annuities, and equity securities.

     Commercial certificates of deposit $100,000 and over are primarily used as an additional funding source to support balance sheet growth, and as an alternative to other borrowed funds. These deposits averaged $1.0 billion during 1998, an increase of $120.7 million, or 13.5%, from 1997. The average cost of these deposits decreased 8 basis points during the year to 5.33% compared with 5.41% in 1997.


Other Borrowed Funds:

Other borrowed funds are mainly comprised of repurchase agreements, Federal funds purchased, FHLB borrowings, and other short-term borrowings, including commercial paper. During 1998, the average balance of other borrowed funds increased $535.2 million, or 16.8%, to an average of $3.7 billion. The balance of other borrowed funds was $3.2 billion at December 31, 1998, a decrease of $208.0 million, or 6.1%, from the prior year. The average cost of other borrowed funds decreased 12 basis points during the year to 5.38% compared with 5.50% in 1997.

     These borrowings were used to fund asset growth not supported by deposit generation. As rates declined, borrowings were shifted from this category to long-term debt to match fund loans to stabilize interest rate risk. Commercial paper, a funding source for the Parent Corporation, averaged $48.1 million during 1998, an increase of $2.7 million, or 5.9%, from 1997. The average cost of commercial paper decreased 10 basis points to 5.32% in 1998 from 5.42% in 1997.


-----------------------------------------------------------------------------------------------------------------------
Selected Other Borrowed Funds

                                                             1998                     1997                    1996
                                                       ---------------          --------------          ---------------
(In millions)                                          Amount     Rate          Amount    Rate          Amount     Rate
-----------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  At December 31                                       $1,063     4.78%         $2,490    5.42%         $2,263     5.36%
  Average during year                                   1,599     5.16           2,427    5.44           2,082     5.13
  Maximum month-end balance during year                 1,825       --           2,780      --           2,299       --

Federal funds purchased:
  At December 31                                       $1,003     4.94%         $  655    5.84%         $  200     6.22%
  Average during year                                   1,068     5.65             473    6.02             591     5.84
  Maximum month-end balance during year                 1,352       --             699      --           1,187       --

FHLB Borrowings:
  At December 31                                       $  910     5.53%             --      --              --       --
  Average during year                                     701     6.34              --      --              --       --
  Maximum month-end balance during year                 1,335       --              --      --              --       --
-----------------------------------------------------------------------------------------------------------------------

Long-Term Debt:

During 1998, long-term debt also provided a primary source of funding for asset growth. The average balance of long-term debt was $2.1 billion in 1998, an increase of $1.2 billion over 1997. Due to the lower interest-rate environment, the average cost of long-term debt decreased to 6.11% in 1998, from 7.03% in 1997.

     At December 31, 1998, long-term debt totaled $3.6 billion, an increase of $2.3 billion, compared to the prior year. Repurchase agreements accounted for $1.3 billion of the increase, with the remaining $1.0 billion from FHLB borrowings. The weighted average contractual maturities of repurchase agreements and FHLB borrowings at December 31, 1998, were 4.0 years and 3.7 years, respectively.

     Certain long-term debt agreements contain limitations on the amount of additional funded debt that can be assumed. At December 31, 1998, under the most restrictive covenants, the amount of additional funded debt that could have been created was $728.5 million. At December 31, 1998, long-term debt totaling $144.7 million qualified as Tier II capital for risk-based capital purposes.

     In November 1998, two of the Company's banking subsidiaries, Summit Bank, NJ and Summit Bank, PA, executed a distribution agreement providing for the possible issuance, from time-to-time, of senior and subordinated bank notes to a maximum of $3.75 billion on an underwritten or agency basis. Terms of the notes will be set at time of issue, and may range in maturity from seven days to thirty years from date of issue.


Shareholders' Equity and Dividends:

Shareholders' equity at December 31, 1998, was $2.7 billion, an increase of $110.0 million, or 4.2%, compared to the prior year. Book value per common share rose to $15.67, compared to $14.79 at December 31, 1997. The increase in shareholders' equity and book value per share resulted from net income, less common stock dividends, and the effect of the stock buyback.

     The board of directors, in April 1998, authorized a stock buyback program, providing for the repurchase of up to five percent, or 8.9 million shares, of the Company's common stock. In 1998, 3.3 million shares of common stock were purchased under this program. In addition, 4.7 million shares were purchased in 1998 for completed and announced acquisitions. Treasury stock amounted to $169.9 million at December 31, 1998, representing 3.9 million shares of common stock.

     The following chart illustrates the growth in total average equity for the past five years.

                                   [GRAPHIC]

In the printed version of the document, a bar graph appears which depicts the following plot points:

TOTAL AVERAGE EQUITY (IN BILLIONS)

YEAR
----
1994       1.768
1995       1.966
1996       2.212
1997       2.487
1998       2.661

     Continued earnings growth prompted the board of directors to increase the regular quarterly dividend on common stock. In the second quarter of 1998, the dividend rate was raised from $0.27 per share to $0.30 per share. Dividends declared on common stock totaled $1.17 per share for 1998, compared to $1.02 for 1997, an increase of 14.7%. The dividend payout ratio was 44.0% in 1998 and 42.0% in 1997.

     The common stock of Summit Bancorp is traded on the New York Stock Exchange under the symbol SUB. The quarterly market price ranges and dividends declared per common share for the last two years are shown below.

                                                               Cash
                                     Trade Price          Dividends
                               ----------------------
                               High      Low     Close     Declared
-------------------------------------------------------------------

1998 Quarter Ended

  December 31                 $45.00    $30.75   $43.69     $0.30
  September 30                 49.44     32.75    37.50      0.30
  June 30                      53.50     44.75    47.50      0.30
  March 31                     53.88     45.88    50.13      0.27
-------------------------------------------------------------------

1997 Quarter Ended

  December 31                 $53.38    $38.38   $52.88     $0.27
  September 30                 45.31     33.58    44.00      0.27
  June 30                      35.08     28.58    33.42      0.24
  March 31                     33.33     28.50    29.17      0.24
-------------------------------------------------------------------

     The Company and its bank subsidiaries are subject to various regulatory capital requirements administered by the Federal Reserve Board and Federal Deposit Insurance Corporation. For additional information on regulatory capital, see Note 20 of the Notes to Consolidated Financial Statements.

22

Average Balance Sheets with Resultant Interest and Rates

--------------------------------------------------------------------------------------------------------------------------------
(Tax-equivalent basis, dollars in millions,                                      1998                            1997
not covered by independent auditors' report)                         Average             Average      Average            Average
                                                                     Balance   Interest     Rate      Balance  Interest     Rate
--------------------------------------------------------------------------------------------------------------------------------

Assets

Interest-earning assets:

  Federal funds sold and securities purchased under
     agreements to resell                                           $    14.4   $   0.9     6.07%    $   73.2   $   4.1    5.58%
  Interest-bearing deposits with banks                                   22.9       1.4     6.19         13.5       0.7    5.45
  Trading account securities                                             21.2       1.3     6.21         34.0       2.5    7.39
  Securities available for sale:
     U.S. Government and Federal agencies                             3,865.8     244.0     6.31      3,219.5     208.9    6.49
     States and political subdivisions                                    6.9       0.4     6.41         18.1       0.8    4.28
     Other securities                                                   779.9      50.8     6.51        558.1      35.4    6.34
--------------------------------------------------------------------------------------------------------------------------------
       Total securities available for sale                            4,652.6     295.2     6.35      3,795.7     245.1    6.46
--------------------------------------------------------------------------------------------------------------------------------
  Securities held to maturity:
     U.S. Government and Federal agencies                             3,286.0     208.2     6.34      3,514.8     228.3    6.49
     States and political subdivisions                                  165.5      14.9     9.01        206.9      18.9    9.15
     Other securities                                                 1,309.8      79.8     6.09      1,131.7      68.2    6.02
--------------------------------------------------------------------------------------------------------------------------------
       Total securities held to maturity                              4,761.3     302.9     6.36      4,853.4     315.4    6.50
--------------------------------------------------------------------------------------------------------------------------------
  Loans:
     Commercial                                                       6,652.3     548.0     8.24      5,685.1     484.3    8.52
     Commercial mortgage                                              2,828.7     238.5     8.43      2,788.7     244.3    8.76
     Residential mortgage                                             5,641.2     410.7     7.28      5,925.0     439.9    7.42
     Consumer                                                         4,648.8     388.3     8.35      4,053.1     342.8    8.46
--------------------------------------------------------------------------------------------------------------------------------
       Total loans                                                   19,771.0   1,585.5     8.02     18,451.9   1,511.3    8.19
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets                                 29,243.4   2,187.2     7.48     27,221.7   2,079.1    7.64
--------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                               1,021.8                         1,035.8
Allowance for loan losses                                              (311.1)                         (299.2)
Other assets                                                            980.9                           924.3
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                        $30,935.0                       $28,882.6
--------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
  Savings deposits                                                  $ 9,458.3     243.7     2.58    $ 9,633.0     253.0    2.63
  Time deposits                                                       7,087.3     375.2     5.29      7,323.0     380.8    5.20
  Commercial certificates of deposit $100,000 and over                1,012.6     54.0      5.33        891.9      48.2    5.41
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                               17,558.2     672.9     3.83     17,847.9     682.0    3.82
--------------------------------------------------------------------------------------------------------------------------------
  Other borrowed funds                                                3,721.2     200.2     5.38      3,186.0     175.2    5.50
  Long-term debt                                                      2,100.8     128.3     6.11        887.2      62.4    7.03
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                            23,380.2   1,001.4     4.28     21,921.1     919.6    4.20
--------------------------------------------------------------------------------------------------------------------------------
Demand deposits                                                       4,504.8                         4,131.4
Other liabilities                                                       388.7                           343.2
Shareholders' equity                                                  2,661.3                         2,486.9
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                          $30,935.0                       $28,882.6
--------------------------------------------------------------------------------------------------------------------------------
Net interest income (tax-equivalent basis)                                      1,185.8     3.20%               1,159.5    3.44%
Tax-equivalent basis adjustment                                                   (12.0)                          (14.4)
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                            $1,173.8                        $1,145.1
--------------------------------------------------------------------------------------------------------------------------------
Net interest income as a percent of interest-earning assets
  (tax-equivalent basis)                                                                    4.05%                          4.26%
--------------------------------------------------------------------------------------------------------------------------------

Note: Average loan balances and rates include non-accruing loans.

                                            Summit Bancorp and Subsidiaries   23

------------------------------------------------------------------------------------------------------------------------------------
              1996                             1995                             1994                                1993
  Average               Average    Average              Average      Average             Average       Average               Average
  Balance   Interest       Rate    Balance   Interest      Rate      Balance  Interest      Rate       Balance    Interest      Rate
------------------------------------------------------------------------------------------------------------------------------------

$    78.2  $    5.4       6.95% $   191.9   $   11.5       5.97%  $   206.9  $    8.0       3.88%  $   316.2     $   10.2      3.23%
     14.4       0.8       5.72       11.1        0.6       5.81        16.9       0.6       3.72        22.8          0.7      3.06
     27.4       1.5       5.44       34.8        2.1       5.89        28.9       0.9       2.94        32.7          1.5      4.44

  2,050.8     130.4       6.36      868.3       52.8       6.08       533.9      31.6       5.92       440.2         19.4      4.41
      6.4       0.3       3.77        9.3        0.6       6.89       536.2      30.6       5.70       272.0         14.6      5.39
    567.7      35.7       6.29      282.3       16.2       5.74       532.3      27.6       5.19       464.2         21.5      4.62
------------------------------------------------------------------------------------------------------------------------------------
  2,624.9     166.4       6.34    1,159.9       69.6       6.00     1,602.4      89.8       5.60     1,176.4         55.5      4.72
------------------------------------------------------------------------------------------------------------------------------------

  3,850.8     248.7       6.46    4,712.1      314.1       6.67     4,192.9     262.2       6.25     4,030.6        277.7      6.89
    266.3      24.0       9.01      333.8       31.8       9.55       392.9      38.9       9.91       416.7         43.8     10.51
  1,448.1      86.7       5.98    1,955.7      117.2       5.99     1,896.4     106.1       5.60       971.8         55.6      5.72
------------------------------------------------------------------------------------------------------------------------------------
  5,565.2     359.4       6.46    7,001.6      463.1       6.61     6,482.2     407.2       6.28     5,419.1        377.1      6.96
------------------------------------------------------------------------------------------------------------------------------------

  5,298.9     442.8       8.36    5,490.4      474.8       8.65     5,318.6     405.5       7.62     5,135.6        362.1      7.05
  2,652.2     230.9       8.71    2,232.3      200.2       8.97     2,299.3     189.8       8.25     2,338.4        189.7      8.11
  5,651.0     421.6       7.46    4,805.2      363.4       7.56     3,773.8     269.2       7.13     3,226.4        261.8      8.12
  3,463.7     293.2       8.47    3,040.6      263.9       8.68     2,728.7     220.7       8.09     2,604.0        215.2      8.26
------------------------------------------------------------------------------------------------------------------------------------
 17,065.8   1,388.5       8.14   15,568.5    1,302.3       8.36    14,120.4   1,085.2       7.69    13,304.4      1,028.8      7.73
------------------------------------------------------------------------------------------------------------------------------------
 25,375.9   1,922.0       7.57   23,967.8    1,849.2       7.72    22,457.7   1,591.7       7.09    20,271.6      1,473.8      7.27
------------------------------------------------------------------------------------------------------------------------------------
  1,284.4                         1,146.1                           1,190.1                          1,111.0
   (298.3)                         (316.0)                           (362.6)                          (368.1)
    867.5                           964.8                             989.2                            914.1
------------------------------------------------------------------------------------------------------------------------------------
$27,229.5                       $25,762.7                         $24,274.4                        $21,928.6
------------------------------------------------------------------------------------------------------------------------------------

$ 9,245.6     236.6       2.56  $ 9,092.4      240.8       2.65   $ 9,578.1     213.9       2.23   $ 8,917.2        211.9      2.38
  7,294.3     374.5       5.13    6,967.6      350.9       5.04     5,736.6     231.2       4.03     6,119.2        266.4      4.35
    892.0      47.9       5.37      635.0       38.6       6.08       460.1      18.9       4.10       324.5          9.4      2.89
------------------------------------------------------------------------------------------------------------------------------------
 17,431.9     659.0       3.78   16,695.0      630.3       3.78    15,774.8     464.0       2.94    15,360.9        487.7      3.17
------------------------------------------------------------------------------------------------------------------------------------
  2,947.0     155.5       5.28    2,730.9      153.7       5.63     2,436.7      99.9       4.10     1,184.1         41.7      3.52
    430.3      39.2       9.10      507.0       38.2       7.53       501.8      35.8       7.14       395.0         29.5      7.47
------------------------------------------------------------------------------------------------------------------------------------
 20,809.2     853.7       4.10   19,932.9      822.2       4.12    18,713.3     599.7       3.20    16,940.0        558.9      3.30
------------------------------------------------------------------------------------------------------------------------------------
  3,856.7                         3,482.2                           3,374.7                          3,071.1
    351.4                           381.9                             418.8                            292.1
  2,212.2                         1,965.7                           1,767.6                          1,625.4
------------------------------------------------------------------------------------------------------------------------------------
$27,229.5                       $25,762.7                         $24,274.4                        $21,928.6
------------------------------------------------------------------------------------------------------------------------------------
            1,068.3       3.47%              1,027.0       3.60%                992.0       3.89%                   914.9      3.97%
              (15.0)                           (17.3)                           (19.4)                              (21.2)
------------------------------------------------------------------------------------------------------------------------------------
           $1,053.3                         $1,009.7                         $  972.6                            $  893.7
------------------------------------------------------------------------------------------------------------------------------------

                          4.21%                            4.28%                            4.42%                              4.51%
------------------------------------------------------------------------------------------------------------------------------------

24

Results of Operations

Net Interest Income:

Interest income on a tax-equivalent basis was $2.2 billion in 1998, an increase of $108.1 million, or 5.2%, compared to 1997. This increase was due to the growth in interest-earning assets, partially offset by a reduction in yield earned on these portfolios. On average, interest-earning assets increased $2.0 billion, or 7.4%, to $29.2 billion. Growth in the loan and investment portfolios contributed $161.2 million to net interest income offset by a $49.4 million reduction in rates. The average yield on interest-earning assets was 7.48% for 1998, compared to 7.64% for 1997, a decrease of 16 basis points. The decrease was generally the result of maturing and floating-rate assets with higher rates reinvested at lower yields.

     Interest expense was $1.0 billion for 1998, an increase of $81.8 million, or 8.9%, from a year ago. On average, interest-bearing liabilities increased $1.5 billion, or 6.7%, resulting from increases in long-term debt and other borrowed funds, partially offset by a modest decline in interest-bearing deposits. The increase in other borrowed funds and long term debt accounted for a $98.9 million increase in interest expense, offset by a $8.0 million benefit of lower rates. The average cost of interest-bearing liabilities was 4.28% in 1998, an increase of 8 basis points from 4.20% in 1997. The increased rate resulted from a shift into higher-yielding deposit instruments, as well as a greater reliance on borrowed funds and long-term debt as sources of funding.


     Net interest income on a tax-equivalent basis amounted to $1.2 billion in 1998, up $26.3 million, or 2.3%, compared to 1997. Net interest spread on a tax-equivalent basis declined 24 basis points to 3.20% for the year, compared to 3.44% earned in 1997. Net interest margin decreased to 4.05% for 1998, compared to 4.26% in 1997. The stock repurchase program, although accretive to earnings per share, had a slight negative impact to net interest margin.

     New deposit products are being promoted which have been designed to reduce the need for more costly funding sources. Based on a flat to down interest-rate environment, the trend of narrowing interest spread and margin is likely to continue into 1999, but at a slower pace.

     The accompanying Rate/Volume Table presents an analysis of the impact on interest income and interest expense resulting from changes in average volumes and rates over the past two years. Changes that are not due to volume or rate have been allocated proportionally to both, based on their relative absolute values.


Non-Interest Income:

Non-interest income, including securities gains, amounted to $350.2 million in 1998, compared to $301.9 million the prior year, an increase of $48.3 million, or 16.0%. Increases were realized in all categories, with acquisitions of insurance businesses contributing approximately $15.0 million to the growth.

     Service charges on deposit accounts amounted to $125.1 million in 1998, an increase of $10.6 million, or 9.2%, primarily as a result of new pricing initiatives on fees for non-sufficient and unavailable funds.


------------------------------------------------------------------------------------------------------------------------------------
Rate/Volume Table                                                               Amount of Increase (Decrease)
                                                         ---------------------------------------------------------------------------
                                                                 1998 versus 1997                         1997 versus 1996
                                                         ----------------------------------       ----------------------------------
                                                           Due to Change in:                        Due to Change in:
                                                         --------------------                     ---------------------
(Tax-equivalent basis, in millions)                         Volume         Rate        Total      Volume         Rate       Total
------------------------------------------------------------------------------------------------------------------------------------
Interest Income:
  Loans:
     Commercial                                            $ 80.1       $(16.4)       $ 63.7       $ 32.9        $ 8.6       $ 41.5
     Commercial mortgage                                      3.5         (9.3)         (5.8)        12.1          1.3         13.4
     Residential mortgage                                   (20.9)        (8.3)        (29.2)        20.6         (2.3)        18.3
     Consumer                                                49.9         (4.4)         45.5         49.9         (0.3)        49.6
------------------------------------------------------------------------------------------------------------------------------------
       Total loans                                          112.6        (38.4)         74.2        115.5          7.3        122.8
  Securities held to maturity                                (5.8)        (6.7)        (12.5)       (46.2)         2.2        (44.0)
  Securities available for sale                              54.4         (4.3)         50.1         75.5          3.2         78.7
  Other interest-earning assets                              (3.8)         0.1          (3.7)         --          (0.4)        (0.4)
------------------------------------------------------------------------------------------------------------------------------------
       Total interest income                                157.4        (49.3)        108.1        144.8         12.3        157.1
------------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
  Deposits:
     Savings deposits                                        (4.5)        (4.8)         (9.3)         9.9          6.5         16.4
     Time deposits                                          (12.3)         6.7          (5.6)         1.4          4.9          6.3
     Commercial certificates of deposit $100,000 and over     6.5         (0.7)          5.8          --           0.3          0.3
------------------------------------------------------------------------------------------------------------------------------------
       Total deposits                                       (10.3)         1.2          (9.1)        11.3         11.7         23.0
  Other borrowed funds and long-term debt                    98.9         (8.0)         90.9         40.5          2.4         42.9
------------------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                88.6         (6.8)         81.8         51.8         14.1         65.9
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                        $ 68.8       $(42.5)       $ 26.3       $ 93.0        $(1.8)      $ 91.2
------------------------------------------------------------------------------------------------------------------------------------

     Service and loan fee income increased $5.4 million, or 10.3%, to $57.6 million in 1998. Loan fees increased $5.8 million as a result of loan originations and gains on sales of mortgage loans into the secondary market. Partially offsetting the growth in loan fees was a decrease of $3.1 million in mortgage servicing income, caused by loan prepayments in the serviced portfolio. Credit card revenues increased $3.1 million.

     Non-interest income categories compared to the prior year are presented in the following table.



--------------------------------------------------------------------------------
                                                           Increase (Decrease)
--------------------------------------------------------------------------------
(In thousands)                           1998      1997     Amount   Percent
--------------------------------------------------------------------------------
Service charges on deposit
  accounts                           $125,145  $114,569    $10,576      9.2%
Service and loan fee income            57,586    52,205      5,381     10.3
Investment and insurance fees          52,659    29,208     23,451     80.3
Trust income                           42,854    40,155      2,699      6.7
Other                                  65,337    60,111      5,226      8.7
--------------------------------------------------------------------------------
                                      343,581   296,248     47,333     16.0
Securities gains                        6,646     5,637      1,009     17.9
--------------------------------------------------------------------------------
                                     $350,227  $301,885    $48,342     16.0%
--------------------------------------------------------------------------------

     Investment and insurance fees were $52.7 million for the year ended December 31, 1998, an increase of $23.5 million, or 80.3%, from 1997 levels, most of which was related to increases in insurance fee revenue. The increase in insurance fees was primarily attributable to the revenues generated by Corporate Dynamics and Philadelphia Benefits Corp., acquired in December 1997. Investment fees increased $8.0 million primarily related to the growth in sales of mutual funds. Fees from the sales of mutual funds reached $15.1 million in 1998, an increase of $6.8 million, or 81.6%, from 1997. The large increase was the result of expanding third party sales of mutual funds, in addition to the Company's proprietary Pillar Funds(R).

     Trust income totaled $42.9 million in 1998, an increase of $2.7 million, or 6.7%, over the prior year. The increase was primarily the result of increased investment advisory fees, including advisory fees from the Pillar Funds(R). Assets under trust administration, including corporate debt issue trusteeships, totaled $29.7 billion at December 31, 1998, compared to $26.3 billion at the end of the prior year. At December 31, 1998, and 1997, assets under discretionary management were $9.5 billion and $8.2 billion, respectively. Included in trust assets are the Pillar Funds(R), which totaled $3.0 billion at December 31, 1998, an increase of $711.0 million, or 30.7%, from the prior year end.

     Other income in 1998 amounted to $65.3 million, an increase of $5.2 million, or 8.7%, compared to the prior year. Included in other income for 1998, were realized gains of $8.1 million from limited partnership investments. These gains were largely offset by the $6.8 million decrease in gains from sales of full service branches and deposits compared to the prior year. The remainder of the increase was primarily due to the $2.0 million rise in ATM access fees.

     For the year ended December 31, 1998, securities gains were $6.6 million, an increase of $1.0 million, or 17.9%, from 1997. These gains were principally generated by sales of equity securities.

Non-Interest Expense:

Non-interest expense totaled $782.8 million in 1998, an increase of $49.1 million, or 6.7%, compared to $733.7 million, excluding $83.0 million of restructuring charges in 1997. The restructuring charges in 1997 were recorded in conjunction with the acquisitions of Collective and BMJ. Approximately $19.0 million of the 1998 increase was attributable to operating expenses of acquired companies not included in 1997 results. Excluding these items, the growth in expense in 1998 was 4.1%.

     Non-interest expense categories compared to the prior year are presented in the following table.




--------------------------------------------------------------------------------
                                                           Increase (Decrease)
--------------------------------------------------------------------------------
(In thousands)                           1998      1997     Amount   Percent
--------------------------------------------------------------------------------
Salaries                             $308,974  $290,515    $18,459      6.4%
Pension and other employee
  benefits                            107,659    93,711     13,948     14.9
Furniture and equipment                84,479    78,259      6,220      7.9
Occupancy, net                         74,754    72,074      2,680      3.7
Communications                         36,799    35,214      1,585      4.5
Amortization of goodwill and
  other intangibles                    19,630    19,273        357      1.9
Other                                 150,512   144,645      5,867      4.1
--------------------------------------------------------------------------------
                                      782,807   733,691     49,116      6.7
Restructuring charges                     --     83,000    (83,000)  (100.0)
--------------------------------------------------------------------------------
                                     $782,807  $816,691   $(33,884)    (4.1)%
--------------------------------------------------------------------------------

     Salaries expense totaled $309.0 million in 1998, an increase of $18.5 million, or 6.4%, compared to 1997. In addition to annual merit increases, salaries rose approximately $5.2 million from acquisitions. There were 8,665 full-time equivalent employees at December 31, 1998, compared to 8,566 in 1997, representing an increase of 1.2%. The Company is focused on linking compensation with revenue production. As a result of increased revenue growth, commissions paid increased $9.8 million in 1998. Partially offsetting the increase in salaries, was the impact of adopting Statement of Position No. 98-1, providing for the capitalization of $2.7 million of certain salary and benefit costs associated with internally developed software.

     Pension and other employee benefits expense totaled $107.7 million for the year ended December 31, 1998, an increase of $13.9 million, or 14.9%, from 1997. In addition to increases related to higher salary expenses, $7.6 million of the increase was associated with incentive programs and long-term stock performance awards.

     Furniture and equipment expense in 1998 totaled $84.5 million, an increase of $6.2 million, or 7.9%, from 1997. The increase was primarily due to increases in leasing expenses associated with computer equipment installed at branches to support teller and on-line operations, and expanded ATM locations. During 1998, net occupancy expense increased $2.7 million, or 3.7%, from the prior year. The increase was mainly attributable to additional rent expense related to expanding the network of supermarket branches.

26

     Communications expense totaled $36.8 million in 1998, an increase of $1.6 million or 4.5%, compared to 1997. The increase was generally related to expanded voice and data transmission systems and increased usage to support on-line operations.

     Other expenses, which consist primarily of legal and professional fees, and advertising and public relations expenses were $150.5 million in 1998, an increase of $5.9 million, or 4.1%, compared to 1997. Companies acquired since December 1997, generated $8.2 million of these increased expenses. Partially offsetting these increases was a decrease in OREO expenses of $5.2 million. Included in other expenses are $6.0 million and $4.0 million of external costs related to the Year 2000 remediation, for 1998 and 1997, respectively.



Income Taxes:

Federal and state income tax expense for 1998 were $209.4 million, an increase of $9.2 million, compared to $200.2 million in 1997. The combined Federal and state effective income tax rate was 31.0% for 1998 compared to 35.1% for 1997. The decrease in the effective income tax rate was the result of the implementation of business strategies, including the reorganization of corporate entities. In 1998, there were one-time non-taxable distributions from corporate reorganizations and as a result, it is expected that the effective income tax rate will increase in 1999.


Lines of Business

The Company, for management purposes, is segmented into the following lines of business: Retail Banking, Commercial Banking, and Investment Services and Private Banking. Activities not included in these lines are reflected in Corporate and Other. Summary financial information for the lines of business for the years 1998 and 1997, are presented in Note 17 of the Notes to the Consolidated Financial Statements.

     Line of business information is based on accounting practices that conform to and support the current management structure, and is not necessarily comparable with similar information for any other financial institution. Net income includes revenues and expenses directly associated with each line, in addition to allocations of certain indirect revenues and expenses.

     A matched maturity funds transfer pricing methodology is employed to assign a cost of funds to the earning assets of each business line, as well as to assign a value of funds to the liabilities of each business line. The provision for loan losses is based on the historical net charge off ratio for each line of business. The consolidated effective income tax rate is applied to each line of business, after consideration of certain permanent differences that can be allocated to a specific line of business.


Retail Banking:

Retail Banking meets the banking needs of individuals and small businesses. Mortgage loans, home equity loans and lines of credit, direct and indirect consumer loans and small business commercial loans are offered through the Company's broad network of branches. Demand and interest-bearing deposit accounts and services are provided through branches and automatic teller machines.

     The average balance of loans increased $332.4 million, or 3.1%, from $10.8 billion in 1997, to $11.1 billion in 1998. The increased loan balance was generated in the consumer lending area. The average balance of residential mortgages decreased in 1998, as borrowers refinanced their floating-rate loans into lower cost fixed-rate mortgages, which are generally sold into the secondary market.

     Net interest income decreased $32.3 million, or 3.9%, to $786.4 million in 1998 from $818.7 million in 1997. Interest income increased $14.6 million, or 1.7%, resulting from increases in the loan portfolios. Interest expense decreased $17.5 million, resulting from the lower cost of deposits. In 1998, there was a decrease of $64.4 million in the funds transfer price credit. The reduced credit was the result of the lower benefit received for providing funding for the other lines of business in the lower interest-rate environment.

     The provision for loan losses increased $12.4 million, from $19.2 million in 1997, to $31.6 million in 1998, as a result of the growth in the loan portfolios and the increase in charge offs.

     Non-interest income, which is comprised primarily of deposit and loan fees, increased $7.4 million, or 3.9%, in 1998. The increase was basically related to the new pricing initiatives on fees for non-sufficient and unavailable funds, and was also due to increased gains from the sales of originated mortgage loans into the secondary markets. Non-interest expense decreased $5.7 million, or 1.1%, from $536.8 million in 1997 to $531.1 million in 1998.

     As a result of the decline in net interest income and the increase in the loan loss provision, Retail Banking net income of $286.1 million in 1998 was down slightly from 1997 results of $286.3 million.


Commercial Banking:

Commercial Banking is focused on meeting the banking requirements of large and middle-market businesses. Commercial loans and mortgages, asset-based lending, direct and indirect leasing, and corporate finance are actively solicited through a network of relationship managers. Demand and interest-bearing deposit accounts and services are provided through the branch network.

     Net interest income increased $33.0 million, from $223.2 million in 1997 to $256.2 million in 1998. The increase was primarily related to loan growth. Average loans increased $829.8 million or 12.3% from 1997, as all major areas of commercial lending showed significant growth. Partially offsetting the increased loan balance was a decrease in the yield earned on loans due to the declining rate environment.

     The provision for loan losses in 1998 decreased $5.5 million from 1997, resulting from the improvement in asset quality and the trend in charge offs.

     Non-interest income increased $7.8 million, from $39.2 million in 1997, to $47.0 million in 1998. The increase was primarily related to gains of approximately $8.1 million realized from investments in limited partnerships. Non-interest expense increased $3.4 million, or 3.2%, from $105.6 million in 1997, to $109.0 million in 1998.

     As a result of the increase in revenues and the decline in the loan loss provision, net income increased $34.4 million, or 44.2%, from $77.9 million in 1997, to $112.3 million in 1998.


Investment Services and Private Banking:

Investment Services revenues are mostly in the form of fees for services provided. The major sources of fee income are generated from trust services, sales of mutual funds, insurance and brokerage services, and discount brokerage transactions. This segment also includes Private Banking which provides personal credit services, professional services for lawyers, accountants and their firms, and business loans and lines of credit.

     Net interest income increased to $57.1 million in 1998, from $53.4 million in 1997. The increase was the result of the $156.9 million increase in average loans, representing a 16.8% increase from 1997. Loan growth was generated in Private Banking. Partially offsetting the impact of the loan growth was a decrease in the yield on the loan portfolios, resulting from the lower interest rate environment.

     Non-interest income is primarily comprised of fees from trust services and investment and insurance fees. Trust services were the largest component, with total revenues of $42.9 million in 1998, an increase of $2.7 million, or 6.7%, from 1997. Insurance revenue totaled $17.0 million in 1998, compared to $1.6 million the prior year. Insurance fees were greatly affected by four acquisitions: Corporate Dynamics and Philadelphia Benefits Corp. in December 1997, W.M. Ross and Company, Inc. in August 1998, and Madison Consulting Group in October 1998. Mutual fund fees reached $15.1 million in 1998, an increase of $6.8 million, or 81.6%, from 1997.

     Non-interest expense increased $36.2 million, or 51.3%, from 1997. Expenses of the newly acquired insurance companies amounted to $15.9 million, or 43.9%, of the increase. Salaries and commissions, excluding the new insurance entities, increased $6.1 million between 1998 and 1997. The remaining increase was generally the result of additional expenses allocated to this line based on expansion of the business.

     Net income for 1998 was $31.3 million, compared with $31.0 million for the prior year.


Corporate and Other:

Corporate and Other is primarily comprised of the treasury function which is responsible for managing interest-rate risk and the investment portfolios. In addition, certain revenues and expenses not considered allocable to a line of business are reflected in this area.

     Net interest income increased $24.3 million, from $49.8 million in 1997, to $74.1 million in 1998. The increase was generally related to the lower benefit provided to the other lines of business on core deposits and assigned equity, as well as to the growth of $761.4 million in the securities portfolios.

     Non-interest income increased $5.4 million in 1998, primarily related to increased gains from securities transactions. Non-interest expense increased $15.2 million in 1998, to $35.9 million. The increase was generally attributable to costs associated with the Year 2000 initiative, consulting fees, and severance costs.

     Net income for 1998, amounted to $36.1 million, compared to $28.5 million in 1997, excluding $53.7 million ($83.0 million before taxes) of restructuring charges related to the 1997 acquisitions of Collective and BMJ.


Asset Quality

At December 31, 1998, non-performing assets, which include non-performing loans and OREO, amounted to $89.6 million, a decrease of $9.8 million, or 9.8% from the prior year. The ratio of non-performing assets to total loans and OREO declined 11 basis points, from 0.53% at the end of 1997, to 0.42% at the end of 1998. The decrease was primarily attributable to the reduction in OREO, partially offset by a slight increase in non-performing loans.

     At December 31, 1998, non-performing loans totaled $86.7 million, representing 0.41% of total loans, compared to $85.1 million, or 0.45%, at the end of the prior year. The acquisition of NSS in November 1998, added $2.3 million of non-performing loans.


     As the table on the following page demonstrates, loan quality continued to improve. This was accomplished through loan underwriting quality control, a proactive approach to loan monitoring, and aggressive workout strategies. Part of the workout strategy has been the ongoing sales of substandard and non-performing loans. During 1998, over 150 non-performing loans were sold which reduced non-performing loans by $21.2 million, at an average realization of 79.1% of book value.

     OREO is carried at the lower of cost or fair value, less estimated costs to sell, with any deficiency charged against the valuation allowance. OREO, net of valuation allowance, amounted to $2.8 million at December 31, 1998, a decline of $11.4 million, or 80.1%, compared to $14.2 million at the end of the prior year. The 1998 disposition of the OREO properties generated a gain of $6.1 million.

     Loans 90 days or more past due and not included in the non-performing loan category totaled $45.3 million at December 31, 1998, compared to $48.6 million at the end of the prior year. These loans consist of residential mortgage and consumer loans that are well secured and in the process of collection.

     Potential problem loans are those which management believes demonstrate signs that collection of principal and interest, in accordance with the original contract terms, may be doubtful. These loans are not included with non-performing loans, because they continue to perform. Potential problem loans, primarily commercial and industrial loans, were $8.0 million and $12.5 million, at December 31, 1998, and 1997, respectively.

28


------------------------------------------------------------------------------------------------------------------------------------
Non-Performing Assets
(In thousands)                                                                1998       1997        1996         1995        1994
------------------------------------------------------------------------------------------------------------------------------------
Non-performing loans:
  Commercial and industrial                                                $55,245    $42,644    $ 54,308     $ 52,086     $ 52,082
  Construction and development                                               5,046      4,453      31,901       52,975       52,620
  Commercial mortgage                                                       26,446     37,993      52,922       88,500      102,241
------------------------------------------------------------------------------------------------------------------------------------
     Non-performing loans                                                   86,737     85,090     139,131      193,561      206,943
Other real estate owned, net                                                 2,829     14,249      26,406       30,771       55,800
------------------------------------------------------------------------------------------------------------------------------------
  Non-performing assets                                                    $89,566    $99,339    $165,537     $224,332     $262,743
------------------------------------------------------------------------------------------------------------------------------------
Loans, not included above, past due 90 days or more (1)                    $45,322    $48,609    $ 79,013    $  60,463     $ 59,780
------------------------------------------------------------------------------------------------------------------------------------
Impact on interest income:
  Interest income that would have been recorded on non-performing loans
     in accordance with their original terms                               $ 5,681    $ 5,340    $ 14,154    $  20,192     $ 20,408
  Interest income received and recorded on non-performing loans              1,532      1,040       1,817        2,833        2,642
------------------------------------------------------------------------------------------------------------------------------------
  Lost income on non-performing loans                                      $ 4,149    $ 4,300    $ 12,337    $  17,359     $ 17,766
Non-performing assets as a percentage of:
  Total assets                                                                0.27%      0.33%       0.60%        0.84%        1.03%
  Total loans and other real estate owned                                     0.42       0.53        0.95         1.36         1.74
------------------------------------------------------------------------------------------------------------------------------------

(1) Primarily residential mortgage and consumer loans, well secured and in the process of collection.

Allowance for Loan Losses and Related Provision:

At December 31, 1998, the allowance for loan losses was $322.8 million, compared to $296.5 million at the end of the prior year, an increase of $26.3 million, or 8.9%. The ratio of the allowance for loan losses to total loans, at December 31, 1998, and 1997, was 1.53% and 1.57%, respectively. The allowance for loan losses as a percentage of non-performing loans was 372.18% at December 31, 1998, compared to 348.45% at the end of 1997.

     A standardized system has been established to assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. This process begins with historical loss factors and includes credit reviews and gives consideration to areas of exposure such as concentrations of credit, economic and industry conditions, trends in delinquencies and recoveries, collateral coverage, and the composition of the overall loan portfolio.

     All performing and non-performing loans, excluding residential and consumer loans, are graded as part of the process. Specific reserves, when required, are identified by individual loan, while general reserve percentages are determined by loan category or grade, and allocated accordingly. When evidence indicates that a loan or group of loans has been impaired, the general allowance will be replaced by a specific reserve or the assets will be written off. The methodologies, policies, and procedures used to determine the adequacy of the allowance for loan losses have been consistently applied from period to period. The allowance is maintained at a level considered sufficient to absorb estimated losses in the loan portfolio.

     At December 31, 1998, $158.3 million of the allowance for loan losses was allocated to general and specific reserves, while $164.5 million was considered unallocated. The amount of the allocated allowance was determined by the Company's reserve assessment methodology. However, it does not necessarily represent the total amount of reserves necessary to cover potential losses inherent in the portfolios. The general and specific reserves allocated to the commercial loan portfolios are limited to identified deterioration of credit quality on a loan-by-loan basis and estimating the impairment of loan types based on management's judgment of the impact of recent events and changes in economic conditions. The reserves allocated to residential mortgage and consumer loans are generally sufficient to absorb one year of expected losses. The unallocated allowance is for latent losses that existed at the balance sheet date that are not incorporated in the reserve assessment process. The unal-

-----------------------------------------------------------------------------------------------------------
Allocation of the allowance for loan losses
                                             1998                   1997                   1996
-----------------------------------------------------------------------------------------------------------
                                                Percentage              Percentage             Percentage
                                                of loans to             of loans to            of loans to
(In thousands)                        Amount    total loans   Amount    total loans    Amount  total loans
-----------------------------------------------------------------------------------------------------------

Commercial and industrial          $  71,726        28.2%   $ 52,459       26.5%    $  45,922     24.9%
Construction and development           6,728         1.8       7,718        2.0        36,617      1.8
Commercial mortgage                   21,569        13.7      26,480       14.3        20,690     15.1
Residential mortgage                  19,600        27.1      12,846       30.1        13,650     34.0
Consumer                              36,500        25.4      28,423       22.5        22,746     20.9
Loan commitments and other loans       2,187         3.8       1,742        4.6         7,762      3.3
Unallocated                          164,504         N/A     166,826        N/A       133,224      N/A
-----------------------------------------------------------------------------------------------------------
Total                               $322,814       100.0%   $296,494      100.0%     $280,611    100.0%
-----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------
Allocation of the allowance for loan losses
                                                       1995                     1994
----------------------------------------------------------------------------------------------
                                                           Percentage              Percentage
                                                           of loans to             of loans to
(In thousands)                                   Amount    total loans    Amount   total loans
----------------------------------------------------------------------------------------------
Commercial and industrial                      $ 59,357       28.4%     $ 68,801      29.6%
Construction and development                     44,390        2.7        61,777       4.6
Commercial mortgage                              31,754       14.8        31,943      19.0
Residential mortgage                             23,229       32.5        26,230      25.5
Consumer                                         21,677       19.7        25,504      19.2
Loan commitments and other loans                 26,895        1.9         3,221       2.1
Unallocated                                      85,858        N/A       105,860       N/A
----------------------------------------------------------------------------------------------
Total                                          $293,160      100.0%     $323,336     100.0%
----------------------------------------------------------------------------------------------

located portion of the loan loss allowance is therefore necessary to maintain the overall allowance at a level that is adequate to absorb estimated credit losses inherent in the total loan portfolio.

     The provision for loan losses was $66.0 million for the year ended December 31, 1998, an increase of $6.9 million, or 11.7%, from $59.1 million recorded in 1997. While the quality of the loan portfolio remains satisfactory, the additional provision reflected the strong loan growth experienced in 1998. Net charge offs in 1998 amounted to $45.1 million, a decrease of $8.1 million, or 15.3%, compared to $53.2 million recorded in 1997. Net charge offs represented 0.23% of average loans in 1998, compared to 0.29% in 1997. While the provision for loan losses exceeded net charge offs in 1998 and 1997, gross charge offs continued to exceed the provision, as much of the recoveries related to prior year's charge offs and are not necessarily reflective of future trends.

-----------------------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses
(In thousands)                                                    1998           1997            1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                               $   296,494    $   280,611     $   293,160    $   323,336    $   361,319
Acquisition adjustments, net                                     5,416          9,994           8,492          6,131          1,910
Provision charged to operating expenses                         66,000         59,100          64,034         72,090         94,347
Loans charged off:
  Commercial and industrial                                     25,228         22,355          37,047         46,819         38,043
  Construction and development                                   2,912          3,319          17,036         35,451         39,542
  Commercial mortgage                                            2,755         12,993          25,695         25,741         21,731
  Residential mortgage                                           8,327         19,117           7,558          8,608          9,726
  Consumer                                                      34,820         28,891          20,970         13,873         10,504
-----------------------------------------------------------------------------------------------------------------------------------
     Total loans charged off                                    74,042         86,675         108,306        130,492        119,546
-----------------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial and industrial                                     11,100         16,167          12,602         14,684         13,921
  Construction and development                                   3,661          3,686           2,427          2,072          1,320
  Commercial mortgage                                            4,546          5,089           2,466          1,920          2,838
  Residential mortgage                                           1,525            957             838            667            594
  Consumer                                                       8,114          7,565           4,898          2,752          3,585
-----------------------------------------------------------------------------------------------------------------------------------
     Total recoveries                                           28,946         33,464          23,231         22,095         22,258
-----------------------------------------------------------------------------------------------------------------------------------
Net charge offs                                                 45,096         53,211          85,075        108,397         97,288
Write downs on transfer to assets held
  for accelerated disposition                                       --             --              --             --         36,952
-----------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                     $   322,814    $   296,494     $   280,611    $   293,160    $   323,336
-----------------------------------------------------------------------------------------------------------------------------------
Loans:
  At year end                                              $21,126,577    $18,888,366     $17,386,059    $16,413,222    $15,048,579
  Average during year                                       19,770,964     18,451,893      17,065,753     15,568,502     14,120,398
  Net charge offs to average loans outstanding                    0.23%          0.29%          0.50%           0.70%          0.69%
Allowance for loan losses to:
  Total loans at year end                                         1.53           1.57            1.61           1.79           2.15
  Non-performing loans                                          372.18         348.45          201.69         151.46         156.24
  Non-performing assets                                         360.42         298.47          169.52         130.68         123.06
-----------------------------------------------------------------------------------------------------------------------------------

30


Asset/Liability Management

Market Risk:

Market risk, based on the Company's business, is primarily limited to interest rate risk, which is the impact that changes in interest rates would have on future earnings. Interest rate risk, including interest rate sensitivity and the repricing characteristics of assets and liabilities, are managed by the Asset/Liability Management Committee (ALCO). The principal objective of ALCO is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings. Net interest income, the primary source of earnings, is affected by interest rate movements. To mitigate the impact of changes in interest rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest-sensitivity gaps, which is the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

     As illustrated by the interest rate sensitivity analysis in the accompanying table, sensitivity to interest rate fluctuations is measured in a number of time frames. The gap position is presented on an adjusted basis allowing for the impact of off-balance-sheet transactions.

     An asset-sensitive gap means an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap means an excess of interest-sensitive liabilities over interest-sensitive assets. At December 31, 1998, there was a 30-day liability-sensitive gap of $1.9 billion and a one-year cumulative asset-sensitive gap of $0.9 billion. In a changing rate environment, a mismatched gap position generally indicates that changes in the income from interest-earning assets will not be completely proportionate to changes in the cost of interest-bearing liabilities, resulting in net interest income volatility. This risk can be reduced by various strategies, including the administration of liability costs, the reinvestment of asset maturities, and the use of off-balance-sheet financial instruments to insulate net interest income from the effects of changes in interest rates.

     Interest rate sensitivities are also monitored through the use of simulation modeling techniques which apply alternative interest rate scenarios to periodic forecasts of future business activity and estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in varying interest environments.

     Key assumptions in the model include anticipated prepayments on mortgage-related instruments, contractual cash flow, and maturities of all financial instruments, including derivatives, anticipated future business activity, deposit sensitivity, and changes in market conditions. Selected core deposit rates have not been changed based on the results of analyses of historical rate movements.

     These assumptions are inherently uncertain, and as a result, these models cannot precisely estimate the impact that higher or lower rate environments will have on net interest income. Actual results will differ from simulated results due to the timing, magnitude, and frequency of interest rate changes, changes in cash flow patterns, and market conditions as well as changes in management's strategies.

-------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Table at December 31, 1998
(In thousands)                                    Interest Sensitivity Period                               Total
                                                  ----------------------------                             Within
                                            30 Day         90 Day          180 Day        365 Day        One Year
-------------------------------------------------------------------------------------------------------------------
Earning Assets:
  Total securities                     $  1,386,329    $    756,347    $  1,006,231    $  1,522,244   $  4,671,151
  Loans, net                              6,052,572       2,073,756       1,239,858       1,933,085     11,299,271
  Other interest-earning assets              55,189            --              --              --           55,189
-------------------------------------------------------------------------------------------------------------------
                                          7,494,090       2,830,103       2,246,089       3,455,329     16,025,611
-------------------------------------------------------------------------------------------------------------------
Sources of Funds:
  Savings and time deposits(1)            6,009,862       1,157,190       1,564,948       2,081,162     10,813,162
  Commercial CDs                            715,441         184,067          26,124          10,433        936,065
  Other interest-bearing liabilities      2,702,910         546,987         170,662         144,568      3,565,127
  Non-interest-bearing sources                 --              --              --              --             --
-------------------------------------------------------------------------------------------------------------------
                                          9,428,213       1,888,244       1,761,734       2,236,163     15,314,354
-------------------------------------------------------------------------------------------------------------------
Asset (Liability) Interval Gap           (1,934,123)        941,859         484,355       1,219,166        711,257
Net effect of off-balance sheet
  instruments                                  --           200,000            --              --          200,000
-------------------------------------------------------------------------------------------------------------------
Asset (Liability) Sensitivity Gap:
  Period gap                             (1,934,123)      1,141,859         484,355       1,219,166        911,257
  Cumulative gap                       $ (1,934,123)   $   (792,264)   $   (307,909)   $    911,257   $    911,257
-------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Table at December 31, 1998
(In thousands)                                                 One Year      Non-Interest
                                                                     to     Sensitive and
                                                              Two Years    Over Two Years        Total
----------------------------------------------------------------------------------------------------------
Earning Assets:
  Total securities                                          $  1,908,372    $  3,419,781    $  9,999,304
  Loans, net                                                   1,871,377       7,633,115      20,803,763
  Other interest-earning assets                                     --              --            55,189
----------------------------------------------------------------------------------------------------------
                                                               3,779,749      11,052,896      30,858,256
----------------------------------------------------------------------------------------------------------
Sources of Funds:
  Savings and time deposits(1)                                 1,203,164       5,233,969      17,250,295
  Commercial CDs                                                    --            24,981         961,046
  Other interest-bearing liabilities                           2,166,173       1,031,398       6,762,698
  Non-interest-bearing sources                                      --         5,884,217       5,884,217
----------------------------------------------------------------------------------------------------------
                                                               3,369,337      12,174,565    $ 30,858,256
----------------------------------------------------------------------------------------------------------
Asset (Liability) Interval Gap                                   410,412      (1,121,669)
Net effect of off-balance sheet
  instruments                                                   (200,000)           --
----------------------------------------------------------------------------------------------------------
Asset (Liability) Sensitivity Gap:
  Period gap                                                     210,412      (1,121,669)
  Cumulative gap                                            $  1,121,669    $       --
----------------------------------------------------------------------------------------------------------


(1) Included in these balances are $841.9 million of retail certificates of deposit $100,000 and over maturing as follows: $181.1 million - less than three months; $157.4 million - three to six months; $285.0 million - six to twelve months; and $218.4 million - more than twelve months.

     Based on the results of the interest simulation model as of December 31, 1998, the Company would expect a decrease of approximately $17.0 million in net interest income and an increase of $1.4 million in net interest income if interest rates decrease or increase by 100 basis points, respectively, from current rates in an immediate and parallel shock over a twelve-month period.

     Asset and liability management efforts also involved the use of derivatives, primarily interest rate swaps, to modify the interest rate characteristics of designated assets and liabilities. These derivatives were accounted for as hedges and were not recorded on the balance sheet. Income or expense related to these instruments were accrued monthly and recognized as an adjustment to interest income or interest expense for those balance sheet instruments being hedged. These derivative financial instruments reduced net interest income by $1.9 million in 1998, compared to a $1.3 million reduction in 1997.

     The following table illustrates the aggregate notional amounts and expected maturities of interest rate swaps, interest rate caps, interest rate floors, and foreign currency contracts at December 31, 1998.


--------------------------------------------------------------------------------
Derivative Financial Instruments
                                                                Weighted
                                                   Notional     Avg. Est.
(In millions)                                        Amount     Maturity
--------------------------------------------------------------------------------
Interest rate swaps:
  Receive fixed/pay floating                         $ 66.2      2/99
  Receive floating/pay fixed                          250.0      4/00
Interest rate caps                                    102.7      3/00
Interest rate floors                                   30.0      2/99
Foreign currency contracts                             41.7      3/99
--------------------------------------------------------------------------------
                                                     $490.6      1/00
--------------------------------------------------------------------------------

     The notional values of these instruments represent the contractual balances on which calculations of the amount of interest to be exchanged are based. The caps were purchased to accommodate customers who desire rate protection on variable rate loans.

     The following table illustrates the interest rate swap activity for the past two years.

--------------------------------------------------------------------------------
Interest Rate Swap Activity
(In millions)                                        1998       1997
--------------------------------------------------------------------------------
Balance, beginning of year                         $  433.2    $ 386.3
  Additions                                           250.0      350.0
  Maturities/amortization                            (367.0)    (303.1)
--------------------------------------------------------------------------------
Balance, end of year                                $ 316.2    $ 433.2
--------------------------------------------------------------------------------

     The Company has limited or no market risks associated with foreign currencies, commodities, or other marketable instruments.

Liquidity:

Liquidity management includes monitoring current and projected cash flows, as well as economic forecasts for the industry. A liquidity contingency plan is in place, which is designed to manage potential liquidity concerns due to changes in interest rates, credit markets, or other external risks.

     Bank liquidity is the ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. Traditional sources of liquidity include asset maturities, asset repayments, and deposit growth. In addition, borrowed funds represent another major source of funding. The bank subsidiaries have established borrowing relationships with the FHLB and other correspondent banks which further support and enhance liquidity. Summit Bank, NJ and Summit Bank, PA executed a distribution agreement, in November 1998, providing for the possible issuance of senior and subordinated notes to a maximum of $3.75 billion on an underwritten or agency basis.

     Liquidity is also important at the Parent Corporation in order to provide funds for operations and to pay dividends to shareholders. Parent Corporation cash requirements are met primarily through management fees and dividends from its subsidiaries and the issuance of short and long-term debt.

     The Consolidated Statements of Cash Flows on page 38 present the changes in cash from operating, investing, and financing activities. At December 31, 1998, the balance of cash was $1.1 billion, a decrease of $43.3 million, from the end of the prior year.

     Net cash provided by operating activities totaled $498.0 million in 1998 and $486.0 million in 1997. The primary source of funds is net income from operations which increased $41.1 million in 1998, after eliminating the effect of the restructuring charges in 1997. In 1998, the net increase in originations of mortgages held for sale was generally offset by the increase in accrued expenses and other liabilities and the increase in other assets.

     Net cash used in investing activities totaled $2.4 billion in 1998, compared to $1.4 billion in 1997. The additional usage resulted from increased purchases of securities held to maturity and increases in the loan portfolios. Partially offsetting the additional usage were increases in maturities of investment securities.

     Net cash provided by financing activities amounted to $1.8 billion in 1998 and $0.7 billion in 1997. The increase in 1998 resulted primarily from additional long-term debt, partially offset by a reduction in short-term borrowings and purchases of treasury stock.

     The securities portfolios are also a source of liquidity, providing cash flows from maturities and periodic repayments of principal. During 1998, maturities of investment securities totaled $4.8 billion. Contractual and anticipated principal payments from the securities portfolios are expected to be approximately $4.8 billion in 1999. In addition, all or part of the $4.0 billion securities available for sale portfolio could be sold. Cash flows are also derived from loan maturities, which in 1999 are projected to approximate $6.1 billion, adjusted for anticipated prepayments.

32

Results of Operations --
1997 Compared with 1996


For the year ended December 31, 1997, the Company reported net income of $371.0 million, or $2.09 per diluted share, compared to net income of $283.7 million, or $1.67 per diluted share, in 1996. Results for 1997 included merger-related restructuring charges of $83.0 million ($53.7 million, after tax) associated with the acquisitions of Collective and BMJ. Net income for 1996 included restructuring charges of $110.7 million ($70.0 million, after tax) and a one-time special assessment to recapitalize the Savings Association Insurance Fund, amounting to $11.1 million ($6.7 million, after tax). Excluding the effects of these non-recurring charges, net income for 1997 was $424.7 million, or $2.39 per diluted share, compared to $360.4 million, or $2.12 per diluted share, for the year ended December 31, 1996.

     The Company's performance for 1997 was highlighted by loan growth, continued success in controlling expenses while integrating recent mergers, and improved asset quality. These factors all contributed to enhanced performance measures. Excluding the effect of non-recurring items, return on average assets improved to 1.47% in 1997, compared to 1.32% in the prior year, and return on average common equity rose to 17.08% in 1997, versus 16.48% in 1996. The efficiency ratio also improved from 52.11% in 1996, to 50.28% in 1997.

     Interest income on a tax-equivalent basis was $2.1 billion in 1997, an increase of $157.1 million, or 8.2%, compared to 1996. This increase was primarily due to the growth in the average balance of interest-earning assets, which increased $1.8 billion, or 7.3%, to $27.2 billion. Growth in the loan and investment portfolios contributed $1.4 billion and $459.0 million, respectively, to this increase. The average yield on interest-earning assets was 7.64% for 1997 compared to 7.57% for 1996, an increase of 7 basis points.

     Interest expense for 1997 was $919.6 million, an increase of $65.9 million, or 7.7%, from 1996. The increase in average interest-bearing liabilities of $1.1 billion, or 5.3%, in 1997 generated $51.8 million of the increase in interest expense. The average cost of interest-bearing liabilities rose from 4.10% in 1996 to 4.20% in 1997.

     Net interest income on a tax-equivalent basis amounted to $1.2 billion in 1997, an increase of $91.2 million, or 8.5%, from $1.1 billion earned in 1996. Net interest spread on a tax-equivalent basis declined 3 basis points to 3.44% in 1997, compared to 3.47% in 1996. Net interest margin increased to 4.26% in 1997, from 4.21% in 1996, benefiting from a $373.4 million increase in non-interest bearing demand deposits.

     Non-interest income, including securities gains, amounted to $301.9 million in 1997, compared to $260.0 million the prior year, an increase of $41.8 million, or 16.1%. Generally, all of the major categories of non-interest income increased in 1997. Service charges on deposit accounts increased $8.6 million, or 8.1%, service and loan fee income increased $7.6 million, or 17.1%, investment and insurance fees increased $8.4 million, or 40.3%, and trust income increased $3.5 million, or 9.7%. Included in the $11.9 million increase in other non-interest income was an increase of $8.3 million in gains from the sales of branches from 1996. Securities gains in 1997 amounted to $5.6 million, an increase of $1.8 million over 1996.

     Non-interest expense for 1997 were $816.7 million, an increase of $1.1 million compared to 1996. Included in non-interest expenses in 1997 and 1996 were non-recurring charges of $83.0 million and $121.8 million, respectively, related to restructuring charges and a special assessment, previously noted. Excluding the effect of these non-recurring items, non-interest expenses increased $39.9 million or 5.7% in 1997, compared to 1996.

     Salaries expense was $290.5 million in 1997, an increase of $22.7 million, or 8.5%, compared to 1996. The increase was generally due to higher staff levels and annual merit increases. Pension and other employee benefits expense totaled $93.7 million for 1997, up $6.0 million, or 6.8%, from 1996.

     Net occupancy expense decreased to $72.1 million in 1997, down from $77.2 million for 1996. Contributing to the 6.7% decrease was a reduction in rental and maintenance expenses from closing 28 traditional full service branches. Furniture and equipment expense amounted to $78.3 million in 1997, an increase of $8.5 million, or 12.2%, from 1996. The increased expense was primarily related to equipment upgrades to enhance customer service through new client-server network applications and branch automation. Communications expense was $35.2 million in 1997, an increase of $1.9 million, or 5.8%, compared to 1996. The increase was attributable to costs incurred in connection with branch rewiring and technology upgrades. Amortization of goodwill and intangibles increased $3.5 million, or 22.6% in 1997, resulting from acquisitions made late in 1996.

     Other expenses were $144.6 million in 1997, up $2.4 million, or 1.7%, from 1996. Increases of $6.4 million in advertising and public relations expenses and $4.0 million of expenses associated with the Year 2000 issues, contributed to the rise in other expenses. Partially offsetting these increases was a $4.2 million decrease in deposit premium expense and a $1.9 million decrease in OREO expense.

     Federal and state income tax expenses increased from $150.0 million in 1996 to $200.2 million in 1997, primarily due to the increase in pre-tax income. The combined Federal and state effective income tax rate was 35.1% for 1997 and 34.6% for 1996.

Year 2000 Readiness Disclosure


State of Readiness:

The Company has been working since 1995 to remediate its information technology ("IT") and non-IT systems for the Year 2000. Programming changes and testing for internal mission-critical computer systems have been substantially completed in 1998, and the Company remains on schedule to have all of the 330 software systems being tracked by the Company remediated, tested, and Year 2000 ready by March 31, 1999. The Year 2000 project includes seven phases. The first three phases, which include: Developing a Strategic Approach; Creating Organizational Awareness; and Assessing Actions and Developing Detailed Plans, have been completed. The remaining four phases and their approximate percentage of completion are as follows: Renovating (remediating) - 99%; Validating (testing)
- 97%; Implementing (remediated code into production) - 96%; and Implementing (totally future-date certified) - 95%. All of the mission-critical software systems have been remediated and are being tested, with approximately 92% of the testing completed. Testing of automated interfaces with customers and other third parties is scheduled for completion by June 30, 1999. Principal settlement methods associated with major payment systems involving systems of other financial institutions and governmental agencies will be tested by June 30, 1999.

     Non-IT systems have been evaluated and are currently being tested. Systems with embedded chip technology for all building, environmental, and security systems are scheduled to be remediated, tested, and confirmed as Year 2000 ready by March 31, 1999. Telecommunications, both voice and data, are expected to be remediated, tested, and confirmed as Year 2000 ready by July 1999.

     Communication with third parties that may have a material relationship with the Company has been initiated to determine whether they have appropriate plans to be Year 2000 ready. An initial inventory and risk assessment of vendors and a preliminary evaluation of vendor responses was completed in 1998. Because the quality of responses from vendors has been inconsistent, the Company is seeking additional information from those third party providers found to pose a significant risk. The Company's plans to minimize third party risk include contingency planning for important vendors.

     To minimize the impact from those customers who may experience a disruption in their operations because they have not adequately considered Year 2000 issues, a program has been implemented for monitoring and measuring customer Year 2000 readiness. Customers with borrowing commitments of $1 million or more, and customers monitored by the internal risk rating system with outstanding loan balances of $500 thousand or more, have been reviewed for Year 2000 readiness, and will continue to be reviewed on a quarterly basis during 1999. Certain customers have been identified as having additional credit risk as a direct result of the Year 2000. Those risks have been considered and incorporated in the analysis of the adequacy of the loan loss allowance. All new loan customers and renewals of existing loans are assessed as part of the underwriting process.


Risks of Year 2000 Issues:

Management believes that the Year 2000 project is on schedule and that its efforts are adequate to address Year 2000 issues. However, failure to successfully resolve critical issues could have a material impact on the Company's operations. The primary risks associated with the Year 2000 are as follows:

     The first is the risk that the Company's systems are not ready for operation by January 1, 2000. These systems must be remediated, tested, and made ready for the Year 2000 in a timely manner.

     The second is the risk of operational disruption due to operational failures of third parties. Failure of one or more third parties to modify their systems in a timely manner may have a material and adverse effect on the Company's operations. This risk is viewed as the one that is most reasonably likely to occur, therefore appropriate contingency plans are being prepared.

     The third is the risk of business interruption among customers such that funding and repayment do not take place in a timely manner. As a result, there may be increases in problem loans and credit losses in future years.


Costs to Address Year 2000 Issues:

The estimated cost of the Year 2000 project is $23 million. The project is staffed with both external contract and internal personnel. This estimate includes the cost of retention programs for key systems personnel, a portion of which will be paid beyond January 1, 2000. To date, incremental internal costs totaling $3.9 million have been incurred. These costs include compensation and benefits for internal personnel assigned full-time to the project, the retention program, and other ancillary costs. In addition, $10.0 million of external costs, including external contract personnel and payments to third parties, have been incurred to date. The total cost incurred to date is $13.9 million.



Contingency Plans:

The Company is developing remediation and business resumption contingency plans specific to the Year 2000 project. Remediation contingency plans address the actions to be taken if the current approach to remediating a mission-critical system is falling behind schedule. Remediation contingency plans with trigger dates for review and implementation have been developed for those mission-critical IT systems that have not completed testing.

     Business resumption contingency plans address the actions that will be taken if critical business functions cannot be carried out in the normal manner due to system or third-party failures. These plans supplement existing disaster recovery plans and are being updated to include potential Year 2000 related failures.

34

Recent Accounting Pronouncements


In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, on a prospective basis. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This Statement is an amendment of SFAS No. 65, "Accounting for Certain Mortgage Banking Activities" and requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities should classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement is effective for the first fiscal quarter beginning after December 15, 1998. The adoption of SFAS No. 134 is not expected to have a material impact on the financial position or results of operations of the Company.


Reaching Higher -- Looking Ahead

This report contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These forward-looking statements involve certain risks, uncertainties, estimates, and assumptions made by management.

     One of the Company's primary objectives is to achieve balanced asset and revenue growth, and at the same time expand market presence and diversify the line of financial products. However, it is recognized that objectives, no matter how focused, are subject to factors beyond the control of the Company which can impede our ability to achieve these goals.

     Factors that may cause actual results to differ from those results expressed or implied, include, but are not limited to, the overall economy and the interest rate environment; the ability of customers to repay their obligations; the adequacy of the allowance for loan losses; the planned date of completion for the Year 2000 project, the adequacy of contingency planning preparations, unexpected project costs for the Year 2000 project, any unidentified significant hardware or software requiring remediation and third party Year 2000 readiness status; the progress of integrating acquisitions; competition; significant changes in accounting, tax, or regulatory practices and requirements; litigation and other claims against the Company; and technological changes. Although management has taken certain steps to mitigate any negative effect of the aforementioned items, significant unfavorable changes could severely impact the assumptions used and have an adverse effect on profitability.

 Management's Report

Summit Bancorp and its subsidiaries are responsible for the preparation, integrity, and fair presentation of the audited consolidated financial statements and notes contained on pages 36 through 55 in this report. The statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's estimates and judgments. Other financial information presented throughout the annual report is prepared on a basis consistent with these financial statements.

     The consolidated financial statements of Summit Bancorp have been audited by KPMG LLP, independent auditors, whose selection has been ratified by the shareholders. Their audit was made in accordance with generally accepted auditing standards and considered the internal control structure to the extent deemed necessary to support their independent auditors' report appearing herein.

     Summit Bancorp is responsible for establishing and maintaining an effective internal control structure to provide reasonable assurance that the financial statements are presented in conformity with generally accepted accounting principles. There are inherent limitations in the effectiveness of any internal control structure, no matter how well designed, including the possibility of human error, the circumvention or overriding of controls, and the consideration of cost in relation to the benefit of the control. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Furthermore, because of changes in conditions, the effectiveness of an internal control structure may vary over time. To monitor compliance, Summit Bancorp maintains an internal audit program. This program includes a review for compliance with written policies and procedures and a review of the adequacy and effectiveness of internal controls.

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


Independent Auditors' Report


The Shareholders and Board of Directors Summit Bancorp:


     We have audited the accompanying consolidated balance sheets of Summit Bancorp and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Bancorp and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


KPMG LLP

Short Hills, New Jersey
January 19, 1999


36     Consolidated Balance Sheets                                               Summit Bancorp and Subsidiaries


----------------------------------------------------------------------------------------------------------------
(In thousands)
At December 31,                                                                             1998            1997
----------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                             $  1,129,859    $  1,173,118
Federal funds sold and securities purchased under agreements to resell                    28,829           4,460
Interest-bearing deposits with banks                                                      26,360          14,072
Securities:
  Trading account securities                                                              12,553          35,216
  Securities available for sale                                                        3,970,941       5,074,896
  Securities held to maturity (fair value approximates $6,030,840 and $4,151,582)      6,015,810       4,157,543
----------------------------------------------------------------------------------------------------------------
     Total securities                                                                  9,999,304       9,267,655
----------------------------------------------------------------------------------------------------------------
Loans                                                                                 21,126,577      18,888,366
  Less:  Allowance for loan losses                                                       322,814         296,494
----------------------------------------------------------------------------------------------------------------
     Net loans                                                                        20,803,763      18,591,872
----------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                   270,843         244,913
Goodwill and other intangibles                                                           295,461         188,620
Accrued interest receivable                                                              195,708         175,170
Due from customers on acceptances                                                         18,089          15,814
Other assets                                                                             333,098         288,478
----------------------------------------------------------------------------------------------------------------
Total Assets                                                                        $ 33,101,314    $ 29,964,172
----------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Deposits:
  Non-interest bearing demand deposits                                              $  4,933,787    $  4,530,690
  Interest-bearing deposits:
   Savings and time deposits                                                          17,250,295      16,914,485
   Commercial certificates of deposit $100,000 and over                                  961,046         884,261
----------------------------------------------------------------------------------------------------------------
     Total deposits                                                                   23,145,128      22,329,436
----------------------------------------------------------------------------------------------------------------
Other borrowed funds                                                                   3,189,988       3,397,953
Accrued expenses and other liabilities                                                   358,542         290,197
Accrued interest payable                                                                  94,430          71,602
Bank acceptances outstanding                                                              18,089          15,814
Long-term debt                                                                         3,572,710       1,246,750
----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                30,378,887      27,351,752
----------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Shareholders' equity:
  Common stock par value $.80:
   Authorized 390,000 shares; issued 177,632 and 176,590                                 142,106         141,272
  Surplus                                                                              1,013,393         987,281
  Retained earnings                                                                    1,728,135       1,467,193
  Employee stock ownership plan obligation                                                (3,394)         (4,201)
  Accumulated other comprehensive income, net of tax                                      12,087          20,875
  Treasury stock (3,873 shares at cost)                                                 (169,900)           --
----------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                        2,722,427       2,612,420
----------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                          $ 33,101,314    $ 29,964,172
----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


Consolidated Statements of Income                                             Summit Bancorp and Subsidiaries     37

-------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
Years ended December 31,                                                       1998         1997         1996
-------------------------------------------------------------------------------------------------------------
Interest Income
Loans                                                                    $1,580,658   $1,505,840   $1,383,150
Securities:
  Trading account securities                                                  1,224        2,438        1,481
  Securities available for sale                                             292,953      243,103      164,953
  Securities held to maturity                                               298,085      308,508      351,150
-------------------------------------------------------------------------------------------------------------
     Total securities                                                       592,262      554,049      517,584
Federal funds sold and securities purchased under agreements to resell          876        4,084        5,441
Deposits with banks                                                           1,416          733          821
-------------------------------------------------------------------------------------------------------------
     Total interest income                                                2,175,212    2,064,706    1,906,996
-------------------------------------------------------------------------------------------------------------
Interest Expense
Savings and time deposits                                                   618,873      633,774      611,142
Commercial certificates of deposit $100,000 and over                         54,020       48,245       47,892
Other borrowed funds and long-term debt                                     328,513      237,598      194,673
-------------------------------------------------------------------------------------------------------------
     Total interest expense                                               1,001,406      919,617      853,707
-------------------------------------------------------------------------------------------------------------
     Net interest income                                                  1,173,806    1,145,089    1,053,289
Provision for loan losses                                                    66,000       59,100       64,034
-------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses                  1,107,806    1,085,989      989,255
-------------------------------------------------------------------------------------------------------------
Non-Interest Income
Service charges on deposit accounts                                         125,145      114,569      105,967
Service and loan fee income                                                  57,586       52,205       44,577
Investment and insurance fees                                                52,659       29,208       20,820
Trust income                                                                 42,854       40,155       36,607
Securities gains                                                              6,646        5,637        3,862
Other                                                                        65,337       60,111       48,209
-------------------------------------------------------------------------------------------------------------
     Total non-interest income                                              350,227      301,885      260,042
-------------------------------------------------------------------------------------------------------------
Non-Interest Expense
Salaries                                                                    308,974      290,515      267,854
Pension and other employee benefits                                         107,659       93,711       87,718
Furniture and equipment                                                      84,479       78,259       69,732
Occupancy, net                                                               74,754       72,074       77,242
Communications                                                               36,799       35,214       33,292
Amortization of goodwill and other intangibles                               19,630       19,273       15,724
Restructuring charges                                                          --         83,000      110,700
Savings Association Insurance Fund assessment                                  --           --         11,059
Other                                                                       150,512      144,645      142,270
-------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                             782,807      816,691      815,591
-------------------------------------------------------------------------------------------------------------
     Income before taxes                                                    675,226      571,183      433,706
Federal and state income taxes                                              209,407      200,218      150,031
-------------------------------------------------------------------------------------------------------------
     Net Income                                                          $  465,819   $  370,965   $  283,675
-------------------------------------------------------------------------------------------------------------
Net Income per Common Share:
  Basic                                                                  $     2.66   $     2.12   $     1.69
  Diluted                                                                      2.63         2.09         1.67
-------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


38     Consolidated Statements of Cash Flows                                               Summit Bancorp and Subsidiaries


--------------------------------------------------------------------------------------------------------------------------
(In thousands)
Years ended December 31,                                                                1998           1997           1996
--------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net Income                                                                       $   465,819    $   370,965    $   283,675
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses and other real estate owned                               66,120         60,738         66,516
  Depreciation, amortization, and accretion, net                                      50,883         76,353         36,212
  Restructuring charges                                                                   --         83,000        110,700
  Deferred income tax                                                                 11,682        (23,318)        14,383
  Gains on sales of securities                                                        (6,646)        (5,637)        (3,862)
  Gains on sales of mortgages held for sale                                          (17,086)        (7,516)        (2,995)
  Gains on the sales of other real estate owned                                       (6,068)        (4,663)        (4,242)
  Proceeds from sales of other real estate owned                                      21,576         34,258         36,177
  Proceeds from sales of mortgages held for sale                                     876,397        451,656        484,591
  Originations of mortgages held for sale                                         (1,035,090)      (485,452)      (479,467)
  Net decrease (increase) in trading account securities                               21,248        (10,423)        16,066
  Net (increase) decrease in accrued interest receivable and other assets            (11,207)        53,880        (18,222)
  Net increase (decrease) in accrued interest payable, accrued expenses,
   and other liabilities                                                              60,343       (107,854)      (117,587)
--------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                         497,971        485,987        421,945
--------------------------------------------------------------------------------------------------------------------------
Investing Activities
Purchases of securities held to maturity                                          (4,192,516)      (714,874)      (849,873)
Purchases of securities available for sale                                        (2,467,055)    (3,070,103)      (978,013)
Proceeds from maturities of securities held to maturity                            2,318,432      1,197,368      1,174,445
Proceeds from maturities of securities available for sale                          2,519,623      1,005,560        505,112
Proceeds from sales of securities available for sale                               1,257,363        825,870        198,645
Net (increase) decrease in Federal funds sold, securities purchased under
  agreements to resell, and interest-bearing deposits with banks                     (31,705)       169,630         57,407
Net increase in loans                                                             (1,702,668)      (775,555)      (405,951)
Purchases of premises and equipment, net                                             (61,466)       (39,566)       (12,374)
--------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                          (2,359,992)    (1,401,670)      (310,602)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net increase (decrease) in deposits                                                  367,858       (150,175)      (519,648)
Net (decrease) increase in short-term borrowings                                    (344,491)       666,336        300,069
Principal payments on long-term debt, net                                           (268,505)      (101,436)       (34,009)
Proceeds from issuance of long-term debt, net of related expenses                  2,594,231        441,300        300,200
Dividends paid                                                                      (199,759)      (167,663)      (149,489)
Proceeds from issuance of common stock under stock option plans                       16,939         38,495         20,158
Purchase of common stock                                                            (362,289)       (21,859)       (92,268)
Redemptions of preferred stock                                                          --             --          (42,620)
--------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities                             1,803,984        704,998       (217,607)
--------------------------------------------------------------------------------------------------------------------------
Decrease in cash and due from banks                                                  (58,037)      (210,685)      (106,264)
Beginning cash balance of acquired entities                                           14,778         56,296         29,797
Cash and due from banks, beginning of year                                         1,173,118      1,327,507      1,403,974
--------------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of year                                             $ 1,129,859    $ 1,173,118    $ 1,327,507
--------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure
Cash paid:
Interest payments                                                                $   978,844    $   905,933    $   850,313
Income tax payments                                                                  150,581        211,163        146,657
Noncash investing activities:
  Net transfer of securities held to maturity to securities available for sale          --          805,854           --
  Net transfer of loans to other real estate owned                                     5,486         20,485         25,725
--------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


 Consolidated Statements of Shareholders' Equity                                              Summit Bancorp and Subsidiaries     39


--------------------------------------------------------------------------------------------------------------------------
(In thousands)

                                                                                                Retained         ESOP
                                                                   Stock          Surplus       Earnings      Obligation
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                   $   170,648(1)    $   864,428    $ 1,094,624    $    (6,892)
--------------------------------------------------------------------------------------------------------------------------
  Beginning balance of immaterial pooled
   acquisitions (6,530 shares)                                     5,224            29,612         14,054             --
  Comprehensive income:
   Net income                                                         --                --        283,675             --
   Unrealized holding gains on securities
     arising during the period (net of tax of $803)                   --                --             --             --
   Less: Reclassification adjustment for gains
     included in net income (net of tax of $1,352)                    --                --             --             --
   Net unrealized holding loss on securities
     arising during the period (net of tax of $549)                   --                --             --             --
  Total comprehensive income
  Cash dividend declared                                              --                --       (154,461)            --
  Exercise of stock options and other, net (1,791 shares)          1,433            29,268             --             --
  Purchase of common stock at cost (3,555 shares)                 (2,844)          (89,424)            --             --
  Shares issued for acquisitions (3,495 shares)                    2,796            84,527             --             --
  Redemption of preferred stock                                  (42,620)               --             --             --
  ESOP debt repayment                                                 --                --             --          1,076
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                       134,637           918,411      1,237,892         (5,816)
--------------------------------------------------------------------------------------------------------------------------
  Beginning balance of immaterial pooled
   acquisitions (6,047 shares)                                     4,837            34,705         25,562             --
  Adjustment for the pooling of a company with
   different fiscal year end (197 shares)                           (158)           (4,771)         9,288            539
  Comprehensive income:
   Net income                                                         --                --        370,965             --
   Unrealized holding gains on securities arising
     during the period (net of tax of $9,300)                         --                --             --             --
   Less: Reclassification adjustment for gains
     included in net income (net of tax of $1,973)                    --                --             --             --
   Net unrealized holding gains on securities
     arising during the period (net of tax of $7,327)                 --                --             --             --
  Total comprehensive income
  Cash dividend declared on common stock                              --                --       (176,514)            --
  Exercise of stock options and other, net (2,444 shares)          1,956            42,084             --             --
  Shares acquired and issued for acquisitions (495 shares)            --            (3,148)            --             --
  ESOP debt repayment                                                 --                --             --          1,076
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                       141,272           987,281      1,467,193         (4,201)
--------------------------------------------------------------------------------------------------------------------------
  Comprehensive income:
   Net income                                                         --                --        465,819             --
   Unrealized holding losses on securities arising
     during the period (net of tax of $2,406)                         --                --             --             --
   Less: Reclassification adjustment for gains
     included in net income (net of tax of $2,326)                    --                --             --             --
   Net unrealized holding losses on securities
     arising during the period (net of tax of $4,732)                 --                --             --             --
  Total comprehensive income
  Cash dividend declared on common stock                              --                --       (204,877)            --
  Exercise of stock options and other, net (1,552 shares)            834            22,557             --             --
  Treasury shares issued for acquisitions (3,637 shares)              --             3,555             --             --
  Purchase of common stock (8,020 shares)                             --                --             --             --
  ESOP debt repayment                                                 --                --             --            807
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                   $   142,106       $ 1,013,393    $ 1,728,135    $    (3,394)
--------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------------------------------------------------------------
(In thousands)                                               Accumulated
                                                                Other                        Total
                                                            Comprehensive      Treasury   Shareholders'
                                                                Income           Stock       Equity
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                   $     7,300  $        --      $ 2,130,108
-------------------------------------------------------------------------------------------------------
  Beginning balance of immaterial pooled
   acquisitions (6,530 shares)                                      (567)          --           48,323
  Comprehensive income:
   Net income                                                         --           --          283,675
   Unrealized holding gains on securities
     arising during the period (net of tax of $803)                1,491
   Less: Reclassification adjustment for gains
     included in net income (net of tax of $1,352)                 2,510
                                                                  ------
   Net unrealized holding loss on securities
     arising during the period (net of tax of $549)               (1,019)          --           (1,019)
                                                                                              --------
  Total comprehensive income                                                                   282,656
  Cash dividend declared                                              --           --         (154,461)
Exercise of stock options and other, net (1,791 shares)               --           --           30,701
  Purchase of common stock at cost (3,555 shares)                     --           --          (92,268)
  Shares issued for acquisitions (3,495 shares)                       --           --           87,323
  Redemption of preferred stock                                       --           --          (42,620)
  ESOP debt repayment                                                 --           --            1,076
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                         5,714           --        2,290,838
-------------------------------------------------------------------------------------------------------
  Beginning balance of immaterial pooled
   acquisitions (6,047 shares)                                      (278)          --           64,826
  Adjustment for the pooling of a company with
   different fiscal year end (197 shares)                          1,832           --            6,730
  Comprehensive income:
   Net income                                                         --           --          370,965
   Unrealized holding gains on securities arising
     during the period (net of tax of $9,300)                     17,271
   Less: Reclassification adjustment for gains
     included in net income (net of tax of $1,973)                 3,664
                                                                  ------
   Net unrealized holding gains on securities
     arising during the period (net of tax of $7,327)             13,607           --           13,607
                                                                                              --------
  Total comprehensive income                                                                   384,572
  Cash dividend declared on common stock                              --           --         (176,514)
Exercise of stock options and other, net (2,444 shares)               --           --           44,040
  Shares acquired and issued for acquisitions (495 shares)            --                        (3,148)
  ESOP debt repayment                                                 --           --            1,076
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                        20,875           --        2,612,420
-------------------------------------------------------------------------------------------------------
  Comprehensive income:
   Net income                                                         --           --          465,819
   Unrealized holding losses on securities arising
     during the period (net of tax of $2,406)                     (4,468)
   Less: Reclassification adjustment for gains
     included in net income (net of tax of $2,326)                 4,320
                                                                  ------
   Net unrealized holding losses on securities
     arising during the period (net of tax of $4,732)             (8,788)          --           (8,788)
                                                                                              --------
  Total comprehensive income                                                                   457,031
  Cash dividend declared on common stock                              --           --         (204,877)
  Exercise of stock options and other, net (1,552 shares)             --       24,298           47,689
  Treasury shares issued for acquisitions (3,637 shares)              --      168,091          171,646
  Purchase of common stock (8,020 shares)                             --     (362,289)        (362,289)
  ESOP debt repayment                                                 --           --              807
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                   $    12,087  $  (169,900)     $ 2,722,427
-------------------------------------------------------------------------------------------------------

(1) Includes $42,620 of preferred stock at December 31, 1995.

See accompanying Notes to Consolidated Financial Statements.

40     Notes to Consolidated Financial Statements


Note 1 Summary of Significant
Accounting Policies

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and prevailing industry standards. The following is a description of the significant accounting policies used in the preparation of the Consolidated Financial Statements.

Business

Summit Bancorp (the "Company") is a bank holding company registered under the Bank Holding Company Act of 1956. Through its bank and non-bank subsidiaries, a full range of financial services are provided to its customers in a competitive environment. Summit Bancorp is regulated by various Federal and state agencies and is subject to periodic examinations by those regulatory authorities.

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company after elimination of all significant intercompany accounts and transactions. Certain prior period amounts have been reclassified to conform to the financial statement presentation of 1998. The reclassifications have no effect on shareholders' equity or net income as previously reported.

   Prior period financial statements have been restated to include the accounts and results of operations for all material acquisitions accounted for as a pooling-of-interests combination. For acquisitions using the purchase method of accounting, results of operations are included from the date of acquisition. The assets and liabilities of companies acquired under the purchase method of accounting have been adjusted to estimated fair values at the date of acquisition; the resulting net premium is being amortized into income over the estimated remaining lives of the related assets and liabilities.

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

   Debt securities purchased with the intent and ability to hold until maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method.

   All other securities, including equity securities, are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates, prepayment risk, asset/liability management, or other factors. These securities are carried at fair value with unrealized gains and losses, including the effect of hedges, if any, reported net of tax, as a separate component of shareholders' equity. Realized gains and losses, which are generally computed using the specific identification method, are reported in non-interest income.

Loans

Loans are generally carried at the principal amount outstanding, net of unearned discounts and deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized over the estimated life of the loan in interest income as an adjustment to the yield using the level yield method. Other loan fees are recognized as earned and are included in non-interest income.

   Residential mortgage loans that are serviced for others are not included in the Consolidated Balance Sheet. Fees earned for servicing loans are reported as non-interest income primarily when the related loan payments are collected. Loan servicing costs are charged to non-interest expense as incurred.

   Loans held for sale consist of residential mortgages and are carried at the lower of cost or market using the aggregate method. Gains and losses on loans sold are included in non-interest income.

   Non-performing loans consist of commercial and industrial, lease finance, construction and development, and commercial mortgage loans for which the accrual of interest has been discontinued. These loans are classified as non-performing and are considered impaired when they are 90 days or more past due as to principal or interest, or where reasonable doubt exists as to timely collectibility.

   At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest income on non-accrual loans may be credited to income on a cash basis; however, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions. A loan is transferred to accrual status when it is contractually current and its future collectibility is expected.

   Consumer loans and residential mortgages, which are collectively evaluated, are specifically excluded from the population of impaired loans. Interest accruals on consumer and residential mortgages cease at 90 days, at which time previously accrued interest is reversed. Generally, consumer loans which are not secured by real estate are charged off when they are 120 days past due. All other loans, or portions thereof, are charged off, when deemed uncollectible.

   The impairment of a non-performing loan is measured based on the present value of the expected future cash flows, discounted at the loan's effective interest rate, or on the underlying value of collateral for collateral dependent loans. The impaired loan's carrying value in excess of the expected cash flows or collateral value, is specifically reserved for or is charged to the allowance for loan losses.

                                          Summit Bancorp and Subsidiaries     41



Allowance for Loan Losses

The allowance for loan losses is a valuation reserve available for losses incurred or inherent in the loan portfolio and other extensions of credit. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources including commitments to extend credit, guarantees, and standby letters of credit. Additions are made to the allowance through periodic provisions which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

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

Premises and Equipment

Premises, furniture, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method. Premises, furniture, and equipment are depreciated over the estimated useful life of the assets, or terms of the leases, as applicable. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment. Leasehold improvements are generally amortized over the terms of the leases. Included in premises and equipment are capitalized software costs, including salaries and benefits for internally developed software. These costs are amortized over the estimated useful life of the software. Maintenance and repairs are charged to non-interest expenses as incurred, while renewals and major improvements are capitalized. Upon disposition, premises, furniture, and equipment are removed from the property accounts at their carrying amount with the resulting gain or loss credited or charged to non-interest income.

Other Real Estate Owned (OREO)

Included in "Other Assets," OREO is carried at the lower of cost or fair value, less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. An allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated cost to sell. Operating results, including rental income, operating expenses, and gains and losses realized from the sale of these properties, are included in non-interest expenses.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. The amortization of goodwill is on a straight-line basis over the estimated periods to be benefited, ranging from ten to twenty-five years, and is included in non-interest expense.

   Other intangible assets primarily consist of core deposit intangibles which represent the intangible value of depositor relationships assumed in purchase acquisitions. The amortization of these intangibles over their estimated periods of benefit, ranging from five to ten years, and is included in non-interest expense.

Mortgage Servicing Rights

Mortgage servicing rights are recorded when purchased or originated mortgage loans are sold, with servicing rights retained. The cost of each mortgage loan is allocated between the mortgage servicing right and the loan (without the servicing right) based on their relative fair values. Mortgage servicing rights, which are classified in "Other Assets," are amortized over the estimated net servicing life and, on a quarterly basis, are evaluated for impairment based on their fair value.

   The fair value is estimated using the present value of expected future cash flows along with numerous assumptions including servicing income, cost of servicing, discount rates, prepayment anticipations, and default rates. On a quarterly basis, the servicing rights are measured for impairment. The portfolio is stratified by loan type and interest rate, and impairment adjustments, if any, are recognized through the use of a valuation allowance.

Derivative Financial Instruments

Off-balance-sheet financial derivatives are used as part of the overall asset/liability management process. These instruments are used to manage risk related to changes in interest rates. At December 31, 1998, the portfolio of derivative financial instruments consisted primarily of interest rate swaps, caps, and floors.

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

   Interest rate caps and floors are agreements in which, for an upfront premium and on a predetermined future date, the counterparty agrees to pay an interest amount based on the movement of specified market interest rates either above or below a predetermined level. The payments, if applicable, are derived from the measured rate variance multiplied by the contractual notional volume. To qualify for accrual accounting, interest rate caps and floors must be designated to interest-bearing assets or liabilities and must modify their interest rate characteristics over the term of the agreement or the designated instrument, whichever is shorter.

42


Costs of interest rate caps and floors are deferred and amortized in interest income or interest expense as adjustments to the yield of the designated instrument. Unamortized costs are included in "Other Assets." Payments received on these caps and floors are recognized using the accrual method as adjustments to interest income or interest expense of the designated instruments.

   Derivatives that are not used to manage interest rate risk are carried at market value, with the changes in market value recognized in earnings. Additionally, changes in the fair value of derivatives are also reported in the financial statements if they are hedging on-balance sheet financial instruments accounted for at fair value, with the changes in market value recorded, net of tax, in shareholders' equity.

   If derivatives are terminated, realized gains and losses on these instruments are deferred and amortized in interest income and interest expense as yield adjustments to the designated asset or liability over the shorter of the remaining life of the agreement or the designated asset or liability. If the designated asset or liability related to a derivative matures, is sold, extinguished, or terminated, the amount of the previously unrecognized gain or loss is recognized at that time in earnings.

Stock-Based Compensation

Stock-based compensation is accounted for using the intrinsic value based method as prescribed by Accounting Principles Board (APB) Opinion No.
25, "Accounting for Stock Issued to Employees." Included in the Notes to Consolidated Financial Statements are the proforma disclosures required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which assumes the fair value based method of accounting has been adopted.

Retirement Plans

Several formal non-contributory retirement plans exist which cover substantially all full-time employees. Annual contributions are made to the plans in amounts at least equal to the minimum regulatory requirements and no greater than the maximum amount that can be deducted for Federal income tax purposes. The costs associated with these benefits are accrued based on actuarial assumptions and included in non-interest expense.

Restructuring Charges

Restructuring charges are recorded in conjunction with acquisitions and the subsequent merger of the acquired entity's operations. These charges include only identified direct and incremental costs associated with these acquisitions.

   Charges for personnel expenses include severance pay and benefits for terminated employees including external placement costs. Terminated employees include employees of both acquired entities and the Company, whose jobs have been eliminated due to redundant operations. Charges for real estate result from the costs incurred when branches and other operation facilities are considered duplicate operations. These facilities are sold and consolidated, including lease-termination costs, write-downs of owned properties, leasehold improvements, and other facility-related costs. Charges for professional fees include costs for investment banking, accounting, and legal fees. Charges for data processing include costs associated with the termination of contracts and the disposal or write-off of duplicate or non-usable software or hardware systems. Additional charges include costs incurred for account conversions, regulatory communications, and other merger costs.

Income Taxes

The amount provided for Federal income taxes is based on income reported for Consolidated Financial Statement purposes, after elimination of Federal tax-exempt income. The amount provided for state income taxes is based on income reported by each subsidiary on a stand-alone basis.

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

Net Income per Common Share

Basic net income per common share is calculated by dividing net income, less the dividends on preferred stocks, if any, by the average common shares outstanding during the period.

   Diluted net income per share is computed in a manner similar to that of basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares were issued during the reporting period.

Note 2 Business Combinations

Acquisitions

On March 1, 1997, the acquisition of B.M.J. Financial Corp. (BMJ) was completed. This transaction was accounted for as a pooling of interests, and was recorded as an adjustment to shareholders' equity on January 1, 1997, as it was not considered material to the Consolidated Financial Statements.

   The acquisition of Collective Bancorp, Inc. (Collective) was completed on August 1, 1997, in a pooling-of-interests transaction, and all financial information has been restated.

   On December 12, 1997, the Company acquired Corporate Dynamics, an employee benefits consulting firm, and Philadelphia Benefits Corp., a group health insurance agency, with the issuance of 495 thousand shares of treasury stock. These acquisitions were accounted for as purchases, and Corporate Dynamics' and Philadelphia Benefits Corp.'s results of operations have been included from acquisition date. The cost in excess of the fair value of net assets acquired resulted in goodwill of $18.9 million.

    W.M. Ross and Company, Inc., a property and casualty insurance brokerage firm, was acquired on August 31, 1998, with the issuance of 280 thousand shares of treasury stock. The acquisition was accounted for as a purchase, and W.M. Ross and Company's results of operations have been included since acquisition date. The cost in excess of the fair value of net assets acquired resulted in goodwill of $12.4 million.

    On October 30, 1998, Spectrum Financial Group, Inc., an employee benefits brokerage operation, was acquired by issuing 383 thousand shares of treasury stock. Its operations are conducted through its wholly owned subsidiary known by its registered alternative name, Madison Consulting Group. The acquisition was accounted for as a purchase, and Madison Consulting Group's results of operations have been included since acquisition date. The cost in excess of the fair value of net assets acquired resulted in goodwill of $14.1 million.

   The acquisition of NSS Bancorp, Inc., (NSS), which operates eight branches in Connecticut, was completed on November 21, 1998. This transaction was accounted for as a purchase and NSS's results of operations have been included since acquisition date.

   On August 25, 1998, a definitive merger agreement was announced to acquire New Canaan Bank and Trust Company (New Canaan) which operates four branches in Connecticut. At December 31, 1998, New Canaan had total assets of $181.6 million, loans of $104.9 million, and deposits of $161.6 million. The transaction is expected to be consummated in the first quarter of 1999 and will be accounted for as a purchase.

   A summary of completed bank acquisitions for the past three years is provided below.

Restructuring Charges

Restructuring charges of $110.7 million were recorded in 1996 related to the acquisitions of The Summit Bancorporation, The Flemington National Bank and Trust Company, Garden State Bancshares, and a major in-store branch initiative. The charges for these transactions have been fully paid and utilized to integrate these acquisitions into the Company's operations as of December 31, 1998.

   During 1997, the Company recorded restructuring charges of $83.0 million for merger-related expenses associated with the Collective and BMJ acquisitions.

   The Collective acquistion accounted for $56.5 million of the 1997 restructuring charges while the remaining $26.5 million was attributed to BMJ. Charges recorded for personnel, real estate, and professional fee expenses amounted to $26.2 million, $18.5 million, and $13.6 million, respectively. Charges for data processing were $16.0 million and the remaining $8.7 million was for account conversions, regulatory communications, and other merger costs.

   Charges resulting from the BMJ acquisition have been fully utilized. Collective's operations were merged into Summit Bank NJ in the first quarter of 1998. At December 31, 1998, the remaining liability balance associated with the restructuring charges amounted to $15.6 million, and are for continuing payment of severance arrangements to terminated employees, and for real estate that is currently not in operation. It is expected that the remaining liability will be used in 1999.


-----------------------------------------------------------------------------------------------------------------------------------
Summary of Completed Bank Acquisitions                                                    Goodwill &
                                                                                         Intangibles     Cash   Shares    Method of
(In millions)                                       Date      Assets     Loans    Deposits  Recorded     Paid   Issued   Accounting
-----------------------------------------------------------------------------------------------------------------------------------
1998
NSS Bancorp, Inc.                                Nov. 21   $   654.9  $  410.0    $  448.0    $100.1    $  --      3.0     Purchase
1997
Collective Bancorp, Inc.                          Aug. 1     5,478.6   2,910.6     3,472.5        --       --     27.3     Pooling
B.M.J. Financial Corp.                            Mar. 1       676.0     449.0       552.0        --       --      6.0     Pooling
1996
Central Jersey Financial Corporation              Dec. 7       446.6     200.5       376.8      42.4       --      3.5     Purchase
Continental Bancorporation*                       Oct. 1       161.3      61.4       129.5      16.9     25.7       --     Purchase
The Summit Bancorporation                         Mar. 1     5,654.1   3,562.2     4,693.7        --       --     51.1     Pooling
The Flemington National Bank and Trust Company   Feb. 23       285.9     190.6       257.5        --       --      2.0     Pooling
Garden State Bancshares, Inc.**                  Jan. 16       311.8     208.8       281.8        --       --      4.5     Pooling
-----------------------------------------------------------------------------------------------------------------------------------

 * Amounts included in the August 1, 1997, Collective Bancorp, Inc. acquisition. ** Amounts included in the March 1, 1996, The Summit Bancorporation acquisition.

44


Note 3 Securities

The following table provides the major components of securities available for sale and held to maturity at amortized cost and fair value.


------------------------------------------------------------------------------------------------------
                                                                           1998
                                                   ------------------------------------------------
                                                                    Gross        Gross
                                                   Amortized   Unrealized   Unrealized         Fair
(In thousands)                                          Cost        Gains       Losses        Value
------------------------------------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies              $2,900,023   $   18,928   $   14,659   $2,904,292
States and political subdivisions                     15,209            1           --       15,210
Other securities:
  Mortgage-backed                                    621,538          796        2,187      620,147
  Other debt                                          67,912          778           68       68,622
  Equities, net                                      346,250       17,068          648      362,670
------------------------------------------------------------------------------------------------------
    Total other                                    1,035,700       18,642        2,903    1,051,439
------------------------------------------------------------------------------------------------------
                                                  $3,950,932   $   37,571   $   17,562   $3,970,941
------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
U.S. Government and Federal agencies              $3,830,785   $   18,248   $    6,672   $3,842,361
States and political subdivisions                    144,563        7,156            4      151,715
Other securities:
  Mortgage-backed                                  1,980,713        7,581       10,360    1,977,934
  Other debt                                          59,749          433        1,352       58,830
------------------------------------------------------------------------------------------------------
    Total other                                    2,040,462        8,014       11,712    2,036,764
------------------------------------------------------------------------------------------------------
                                                  $6,015,810   $   33,418   $   18,388   $6,030,840
------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
                                                                           1997                            1996
                                                    ------------------------------------------------     --------
                                                                     Gross        Gross
                                                    Amortized   Unrealized   Unrealized         Fair     Carrying
(In thousands)                                           Cost        Gains       Losses        Value        Value
-----------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies               $4,419,632   $   24,330   $   12,893   $4,431,069   $2,277,428
States and political subdivisions                      11,087           34         --         11,121       12,906
Other securities:
  Mortgage-backed                                     295,067        1,536          783      295,820      317,669
  Other debt                                           41,706          721        2,524       39,903       31,116
  Equities, net                                       272,068       24,928           13      296,983      232,932
-----------------------------------------------------------------------------------------------------------------
    Total other                                       608,841       27,185        3,320      632,706      581,717
-----------------------------------------------------------------------------------------------------------------
                                                   $5,039,560   $   51,549   $   16,213   $5,074,896   $2,872,051
-----------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
U.S. Government and Federal agencies               $3,022,413   $   15,523   $   23,174   $3,014,762   $2,345,444
States and political subdivisions                     180,715        8,597           72      189,240      227,526
Other securities:
  Mortgage-backed                                     895,177          930        8,260      887,847    2,717,237
  Other debt                                           59,238          529           34       59,733      131,886
-----------------------------------------------------------------------------------------------------------------
    Total other                                       954,415        1,459        8,294      947,580    2,849,123
-----------------------------------------------------------------------------------------------------------------
                                                   $4,157,543   $   25,579   $   31,540   $4,151,582   $5,422,093
-----------------------------------------------------------------------------------------------------------------

   Included in interest on securities held to maturity and securities available for sale is tax-exempt income on certain state and municipal securities which amounted to $10.4 million, $13.3 million, and $16.6 million for 1998, 1997, and 1996, respectively.

   Gross realized gains on securities available for sale amounted to $12.3 million, $8.3 million, and $9.3 million, while gross realized losses amounted to $5.7 million, $2.4 million, and $3.9 million for the years 1998, 1997, and 1996, respectively. These amounts are included in non-interest income as securities gains in the Consolidated Statements of Income. Also included in securities gains are gains and losses realized from the early redemption of securities.

   The carrying value of investment securities pledged to secure public funds and securities sold under agreements to repurchase, as well as for other purposes required by law, was $3.8 billion at December 31, 1998.

   The table below provides the remaining contractual yields of debt securities within the investment portfolios. The carrying value of securities at December 31, 1998, is distributed by contractual maturity. Mortgage-backed securities and other securities which may have principal prepayment provisions are distributed based on contractual maturity, adjusted for historical prepayments. Expected maturities will differ materially from contractual maturities as a result of early prepayments and calls.


----------------------------------------------------------------------------------------------------------------------
                                                Within                 After one year            After five years
                                               one year              through five years          through ten years
----------------------------------------------------------------------------------------------------------------------
(In thousands)                             Amount      Yield          Amount      Yield          Amount      Yield
----------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies   $  167,772       5.82%     $  230,176       6.03%     $  169,634       6.46%
States and political subdivisions           3,595       4.27              --         --              --         --
Other securities:
  Mortgage-backed                          25,358       6.21          58,867       6.32          75,678       6.17
  Other debt                                   --         --              --         --             970       7.84
  Equities, net                           362,670         --              --         --              --         --
----------------------------------------------------------------------------------------------------------------------
    Total other                           388,028       6.21          58,867       6.32          76,648       6.19
----------------------------------------------------------------------------------------------------------------------
                                       $  559,395       5.84%     $  289,043       6.09%     $  246,282       6.38%
----------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
U.S. Government and Federal agencies   $    8,991       6.24%     $  100,451       6.09%     $  277,546       6.18%
States and political subdivisions          24,508       6.15          85,249       5.99          19,541       6.03
Other securities:
  Mortgage-backed                          83,550       6.74         386,896       6.16          96,957       6.53
  Other debt                                  393       7.81          28,335       7.78          21,326       5.99
----------------------------------------------------------------------------------------------------------------------
    Total other                            83,943       6.75         415,231       6.27         118,283       6.43
----------------------------------------------------------------------------------------------------------------------
                                       $  117,442       6.59%     $  600,931       6.20%     $  415,370       6.24%
----------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------
                                                     After
                                                   ten years                Total
---------------------------------------------------------------------    Carrying
(In thousands)                                 Amount       Yield           Value
---------------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies       $2,336,710        6.27%     $2,904,292
States and political subdivisions              11,615        5.71          15,210
Other securities:
  Mortgage-backed                             460,244        6.276         20,147
  Other debt                                   67,652         6.87         68,622
  Equities, net                                    --           --        362,670
---------------------------------------------------------------------------------
    Total other                               527,896        6.35       1,051,439
---------------------------------------------------------------------------------
                                           $2,876,221        6.28%     $3,970,941
---------------------------------------------------------------------------------
Securities Held to Maturity:
U.S. Government and Federal agencies       $3,443,797        6.39%     $3,830,785
States and political subdivisions              15,265        6.24         144,563
Other securities:
  Mortgage-backed                           1,413,310        6.44       1,980,713
  Other debt                                    9,695        6.43          59,749
---------------------------------------------------------------------------------
    Total other                             1,423,005        6.44       2,040,462
---------------------------------------------------------------------------------
                                           $4,882,067        6.40%     $6,015,810
---------------------------------------------------------------------------------

Note 4 Loans


The composition of the loan portfolio, net of unearned discount and deferred loan origination fees and costs, at December 31 was as follows:

--------------------------------------------------------------------------------
(In thousands)                                           1998               1997
--------------------------------------------------------------------------------
Commercial and industrial                         $ 5,964,667        $ 5,009,707
Lease finance                                         809,935            874,533
Construction and development                          381,972            369,500
--------------------------------------------------------------------------------
  Total commercial loans                            7,156,574          6,253,740
Commercial mortgage                                 2,888,597          2,703,793
Residential mortgage                                5,719,305          5,671,200
--------------------------------------------------------------------------------
  Total mortgage loans                              8,607,902          8,374,993
Home equity                                         3,783,985          2,734,582
Automobile                                          1,110,919          1,075,487
Other consumer                                        467,197            449,564
--------------------------------------------------------------------------------
  Total consumer loans                              5,362,101          4,259,633
                                                  $21,126,577        $18,888,366
--------------------------------------------------------------------------------

   The Company's credit policy emphasizes diversification of risk among industries and borrowers. Concentrations of credit risk, whether on or off the balance sheet, exist in relation to certain groups of customers or counterparties. A group concentration arises when a number of customers or counterparties have similar economic characteristics that would compromise their ability to meet contractual obligations or be similarly affected by changes in economic or other conditions. The Company does not have a significant exposure to any individual customer, counterparty, or group concentration.

   The Company's business is concentrated in New Jersey, eastern Pennsylvania, and southern Connecticut. A significant portion of the total loan portfolio is secured by real estate or other collateral located in these states. This concentration is mitigated by the diversification of the loan portfolio among commercial, commercial mortgage, residential mortgage and consumer loans. The commercial and industrial loan portfolio represents approximately 28% of the entire loan portfolio and has no concentration greater than 10% in any specific industry.

   At December 31, 1998, the ten largest commercial and commercial mortgage loans had outstanding balances of $423.9 million and unexercised commitments of $333.4 million.

   Included in the commercial and commercial mortgage loan portfolios are impaired loans for which the accrual of interest has been discontinued. Non-performing loans were $86.7 million and $85.1 million at December 31, 1998 and 1997, respectively. These loans will return to accrual status only if they become contractually current and future collectibility of amounts due is reasonably assured.

   The average balance of non-performing loans for 1998 and 1997 was $76.9 million and $104.1 million, respectively. The amount of cash basis interest income that was received on these loans was $2.6 million in 1998 and $2.5 million in 1997.

   Transactions in the allowance for loan losses were as follows:



--------------------------------------------------------------------------------
(In thousands)                                  1998          1997          1996
--------------------------------------------------------------------------------
Balance, January 1                          $296,494      $280,611      $293,160
  Acquisition adjustment                       5,416         9,994         8,492
  Provision charged to expense                66,000        59,100        64,034
--------------------------------------------------------------------------------
                                             367,910       349,705       365,686
--------------------------------------------------------------------------------
  Charge offs                                 74,042        86,675       108,306
  Recoveries                                  28,946        33,464        23,231
--------------------------------------------------------------------------------
Net charge offs                               45,096        53,211        85,075
--------------------------------------------------------------------------------
Balance, December 31                        $322,814      $296,494      $280,611
--------------------------------------------------------------------------------

   The allocation of the allowance for loan losses at December 31, was as follows:



--------------------------------------------------------------------------------
(In thousands)                                                1998          1997
--------------------------------------------------------------------------------
Allowance allocated to non-performing loans               $ 16,377      $ 20,021
Allowance allocated to performing loans                    141,933       109,647
Unallocated allowance                                      164,504       166,826
--------------------------------------------------------------------------------
                                                          $322,814      $296,494
--------------------------------------------------------------------------------

   Included in residential mortgage loans are mortgage loans held for sale, which approximated $183.3 million at December 31, 1998, and $75.7 million at December 31, 1997. These loans are accounted for at the lower of aggregate cost or market value.

   Unearned discount on loans and leases at December 31, 1998 and 1997, were $90.5 million and $108.9 million, respectively.


Note 5 Premises and Equipment


The major components of premises and equipment at December 31 were as follows:

-----------------------------------------------------------------------------
(In thousands)                                                1998       1997
-----------------------------------------------------------------------------
Land                                                      $ 30,353   $ 32,680
Premises and leasehold improvements                        342,322    302,982
Furniture and equipment                                    240,764    248,578
-----------------------------------------------------------------------------
                                                           613,439    584,240
Less accumulated depreciation and amortization             342,596    339,327
-----------------------------------------------------------------------------
                                                          $270,843   $244,913
-----------------------------------------------------------------------------

   Amounts charged to non-interest expense for depreciation and amortization amounted to $34.8 million in 1998, $36.2 million in 1997, and $33.3 million in 1996.

46


Note 6 Other Assets


The major components of other assets at December 31 were as follows:

--------------------------------------------------------------------------------
(In thousands)                                             1998             1997
--------------------------------------------------------------------------------
Deferred tax assets, net                               $117,343         $124,420
Prepaid expenses                                         61,508           50,789
Mortgage servicing rights, net                           18,205            7,908
Limited partnership investments                          11,617            6,264
Other real estate owned, net                              2,829           14,249
Other                                                   121,596           84,848
--------------------------------------------------------------------------------
                                                       $333,098         $288,478
--------------------------------------------------------------------------------


Note 7 Deposits


The following is an expected maturity distribution of savings and time deposits at December 31:

--------------------------------------------------------------------------------
(In thousands)                                            1998              1997
--------------------------------------------------------------------------------
Due in one year or less                            $15,722,588       $14,885,258
Due between one and two years                        1,157,263         1,435,677
Due between two and three years                        185,595           334,794
Due between three and four years                       104,738            89,925
Due between four and five years                         66,042           145,541
Due over five years                                     14,069            23,290
--------------------------------------------------------------------------------
                                                   $17,250,295       $16,914,485
--------------------------------------------------------------------------------

   As of December 31, 1998 and 1997, there were $1.8 billion and $1.5 billion of time deposits greater than $100,000, of which $961.0 million and $884.3 million were classified as commercial certificates of deposit. At year-end 1998 and 1997, there were $20.5 million and $20.7 million, respectively, of overdraft deposit relationships classified as loans.

   The total amount of public funds held on deposit as of December 31, 1998 and 1997, was $1.3 billion and $1.2 billion, on which $180.5 million and $196.7 million of securities were pledged as collateral, respectively.


Note 8 Other Borrowed Funds


Other borrowed funds at December 31 consisted of the following:

--------------------------------------------------------------------------------
(In thousands)                                                1998          1997
--------------------------------------------------------------------------------
Securities sold under agreements to repurchase          $1,062,591    $2,490,309
Federal funds purchased                                  1,003,100       655,425
Federal Home Loan Bank advances                            910,000          --
Treasury tax and loan                                       87,792       137,819
Commercial paper                                            41,899        39,799
Other                                                       84,606        74,601
--------------------------------------------------------------------------------
                                                        $3,189,988    $3,397,953
--------------------------------------------------------------------------------

   Lines of credit, at the Parent Corporation, are available to support commercial paper borrowings and for general corporate purposes. Interest on these lines of credit approximates the prime lending rate at the time of borrowing. Unused lines amounted to $36.0 million at December 31, 1998.


Note 9 Lease Commitments


Non-interest expense include rentals for premises and equipment of $72.0 million in 1998, $62.6 million in 1997, and $55.2 million in 1996, after a reduction for sublease rentals of $3.7 million, $3.6 million, and $3.7 million in each of the respective years. At December 31, 1998, the Company was obligated under a number of non-cancelable leases for premises and equipment, many of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for the years 1999 through 2003 are $60.4 million, $50.1 million, $40.9 million, $29.8 million, and $20.6 million, respectively. Minimum rentals due after 2004 are $118.0 million.



Note 10 Long-Term Debt


Long-term debt at December 31 consisted of the following:

--------------------------------------------------------------------------------
(In thousands)                                               1998           1997
--------------------------------------------------------------------------------
Long-term repurchase agreements, 5.06% to
  5.63%, due 1999 through 2003                         $1,725,125     $  399,125
FHLB borrowings, 4.00% to 8.45%,
  due 1999 through 2016                                 1,443,790        440,710
8.625% Subordinated notes due
  December 10, 2002*                                      175,000        175,000
8.40% Capital Trust Pass-through
  Securities due March 15, 2027*                          150,000        150,000
6.75% Subordinated notes due June 15, 2003                 49,643         49,564
7.95% Senior notes due August 25, 2003*                    20,000         20,000
Collateralized mortgage obligations                         5,758          8,150
ESOP Debt due June 30, 2005*                                3,394          4,201
--------------------------------------------------------------------------------
                                                       $3,572,710     $1,246,750
--------------------------------------------------------------------------------
* Indicates Parent Corporation obligation.

   The long-term repurchase agreements are secured by U.S. Government and Federal Agency securities having a book value of $2.6 billion dollars. These agreements generally have callable features, which would likely be exercised in a rising rate environment.

   The banking subsidiaries are members of the Federal Home Loan Bank (FHLB) and have access to term financing from the FHLB having a maturity of up to 30 years. The FHLB borrowings had original maturities greater than one year and are secured by securities and residential mortgages under a blanket collateral agreement.

   The 8.625% subordinated notes were issued in 1992 and are unsecured. Interest is payable semi-annually on June 10 and December 10 of each year. The subordinated notes are not subject to redemption prior to maturity. As of December 31, 1998, $105.0 million of this debt qualified as Tier II capital.

   On March 20, 1997, Summit Capital Trust I (Trust), a statutory business trust, and a wholly-owned subsidiary of the Company, issued $150.0 million of 8.40% Capital Trust Pass-through Securities to investors (Capital Securities) and $4.6 million of Common Securities to the Parent Corporation (Common Securities), both due March 15, 2027 (collectively, Trust Securities). The Capital Securities have a preference over the Common Securities with respect to liquidation and other distributions and qualify as Tier I capital. Proceeds from the issuance of the Trust Securities were immediately used by the Trust to purchase $154.6 million of 8.40% Junior Subordinated Deferrable Interest Debentures, due March 15, 2027, of the Parent Corporation (Subordinated Debentures), said Subordinated Debentures constituting the primary assets of the Trust. The Subordinated Debentures are redeemable in whole or in part prior to maturity after March 15, 2007, at premiums which decline annually through the date of maturity. The Trust is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of Trust Securities. The Company's obligations with respect to the Capital Securities and the Subordinated Debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by the Company of the Trust's obligations to pay amounts when due on the Capital Securities.

   Summit Bank NJ issued $50 million of 6.75% subordinated notes in 1993. Interest is payable semi-annually on June 15 and December 15 of each year. The 6.75% subordinated notes are not subject to redemption prior to maturity. As of December 31, 1998, $39.7 million of this debt qualified as Tier II capital.

   The 7.95% ten-year maturity private placement senior notes were issued in 1993 with interest payable quarterly. The Company has the option to prepay the notes, subject to certain prepayment provisions.

   The collateralized mortgage obligations are secured by investments in mortgage-backed securities. These mortgage-backed securities have interest rates ranging from 7.25% to 9.50%.

   Principal amounts due on long-term debt for the years 1999 through 2003 are $205.0 million, $495.6 million, $483.2 million, $172.5 million, and $2.2 billion, respectively.


Note 11 Shareholders' Equity


On April 18, 1997, the shareholders voted in favor of increasing the authorized number of common shares from 130 million to 260 million. The authorized number of shares has been adjusted to 390 million as a result of the September 24, 1997, three-for-two common stock split and the par value of the stock was reduced to $.80 per share from $1.20 per share.

   In April 1998, the board of directors authorized a stock repurchase program providing for the buyback of up to five percent, or 8.9 million shares, of the Company's outstanding common stock. During 1998, 3.3 million shares of common stock were acquired under the program and an additional 4.7 million shares were purchased in connection with corporate acquisitions. The total cost of the repurchases was $362.3 million. The treasury stock is used for employee benefit plans, general corporate purposes, and planned acquisitions.

   The following table summarizes common stock reserved, available, treasury, issued and outstanding, and the total shares authorized as of December 31:

--------------------------------------------------------------------------------
Number of shares (In thousands)                            1998             1997
--------------------------------------------------------------------------------
Unissued and reserved                                     5,250            7,115
Unissued and available                                  207,118          206,295
Treasury                                                  3,873               --
Issued and outstanding                                  173,759          176,590
--------------------------------------------------------------------------------
  Total shares authorized                               390,000          390,000
--------------------------------------------------------------------------------

   The total shares unissued and reserved represents the amount of shares registered with the Securities and Exchange Commission under current registration statements.

   There were 6.0 million shares of preferred stock authorized as of December 31, 1998 and 1997, with no shares issued. All previously outstanding Series B and C preferred stock was redeemed and retired, in whole, at their stated value on December 15, 1996.

   A Shareholder Rights Plan exists which is designed to ensure fair and equal treatment for all shareholders in the event of any proposal to acquire the Company. The terms of the Plan provide that each share of common stock also represents one "right." Each right will entitle the holder to buy 1/150 of a share of a new series of preferred stock, Series R, upon the occurrence of certain events. In addition, upon the occurrence of certain other events, holders of the rights will be entitled to purchase either shares of this new preferred stock or shares in an "acquiring person" at half their fair market value as determined under the plan.

48


Note 12 Benefit Plans


The Company has a trusteed non-contributory defined benefit retirement plan covering substantially all of its employees. The benefits are based on years of service and the employees' final average compensation. The funding policy is to contribute annually an amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed for service to date, but also for those expected to be earned in the future. In addition to pension benefits, certain health care and life insurance benefits are made available to retired employees. The cost of such benefits are accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive benefits.

   Increasing or decreasing the assumed health care cost trend by one percent in each year would not have a significant impact on the accumulated postretirement benefit obligation as of January 1, 1998, and the aggregate of the service and interest components of net benefit expense for the year ended December 31, 1998.

   The Company also maintains non-qualified supplemental retirement plans for certain officers of the company. The plans, which are unfunded, provide benefits in excess of that permitted to be paid by the pension plan under provisions of the tax law. The plans' cost was $4.3 million for 1998, $3.2 million for 1997, and $2.8 million in 1996. At December 31, 1998, the projected benefit obligation amounted to $28.6 million and the accrued liability amounted to $10.0 million.

   Various incentive plans have been established with the intention of providing added incentive to middle and senior management to increase the profits of the Company. The amount of the awards are subject to limits as set forth in the plans. Accruals for the plans amounted to $13.8 million, $11.7 million, and $9.8 million in 1998, 1997, and 1996, respectively.

   There is a Savings Incentive Plan which covers employees with one or more years of service. The plan permits eligible employees to make contributions to the plan of up to 15% of their base compensation. Under the current plan, the employer matches 100% of the first 3%, and 50% of the next 3% of employee contributions. Matching contributions to the plan amounted to $5.4 million, $7.0 million, and $5.6 million in 1998, 1997, and 1996, respectively.


------------------------------------------------------------------------------------------------------------------------------------
                                                                   Pension Benefits                   Post-Retirement Benefits
                                                           ---------------------------------    ------------------------------------
(In thousands)                                                  1998        1997        1996         1998         1997         1996
------------------------------------------------------------------------------------------------------------------------------------
Benefit obligation for services rendered to date Jan. 1    $ 268,689   $ 239,892   $ 230,626    $  27,104    $  29,921    $  36,159
  Service cost                                                13,869      10,876      11,226          376          303          422
  Interest cost                                               20,662      19,293      17,862        1,745        1,997        2,191
  Actuarial (gain) loss                                       28,679       6,518      (9,072)        (219)      (2,259)      (1,401)
  Plan amendments                                                 --          --          --           --           --       (4,571)
  Acquisition                                                     --       8,242      (4,305)          --           --           --
  Benefits paid                                              (19,161)    (16,132)     (6,445)      (3,168)      (2,858)      (2,879)

------------------------------------------------------------------------------------------------------------------------------------
Benefit obligation for services rendered to date Dec. 31   $ 312,738   $ 268,689   $ 239,892    $  25,838    $  27,104    $  29,921
------------------------------------------------------------------------------------------------------------------------------------
Plan assets fair value Jan. 1                              $ 299,703   $ 250,289   $ 219,119           --           --           --
  Actual return on plan assets                                35,208      43,699      22,548           --           --           --
  Employer contribution                                       11,606      14,220      15,067           --           --           --
  Acquisition                                                     --       7,627          --           --           --           --
  Benefits paid                                              (19,161)    (16,132)     (6,445)          --           --           --
------------------------------------------------------------------------------------------------------------------------------------
Plan assets fair value Dec. 31                             $ 327,356   $ 299,703   $ 250,289           --           --           --
------------------------------------------------------------------------------------------------------------------------------------
Plan assets over (under) benefit obligation                $  14,618   $  31,014   $  10,397    $ (25,838)   $ (27,104)   $ (29,921)
Unrecognized transition asset                                   (147)     (2,713)     (5,292)      14,076       15,082       16,087
Unrecognized prior service cost                               (2,528)     (2,840)        327         (207)        (755)        (619)
Unrecognized net actuarial gain (loss)                        10,487      (6,556)      5,096       (5,766)      (5,267)      (3,347)
------------------------------------------------------------------------------------------------------------------------------------
Prepaid (Accrued) Cost                                     $  22,430   $  18,905   $  10,528    $ (17,735)   $ (18,044)   $ (17,800)
------------------------------------------------------------------------------------------------------------------------------------
Net benefit expense components
  Service cost                                             $  13,869   $  10,876   $  11,226    $     376    $     303    $     422
  Interest cost                                               20,662      19,293      17,862        1,745        1,997        2,191
  Actuarial loss recognized                                      935          84         587           --           --           --
  Actual return on plan assets                               (24,506)    (21,822)    (19,211)          --           --           --
  Net deferral and amortization                               (2,878)     (2,887)     (2,449)         739          802          829
------------------------------------------------------------------------------------------------------------------------------------
Net benefit expense                                        $   8,082   $   5,544   $   8,015    $   2,860    $   3,102    $   3,442
------------------------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of Dec. 31
Discount rate                                                   6.75%       7.50%       7.50%        6.75%        7.50%        7.50%
Rate of compensation increase                                   4.75        5.00        5.00         4.75         5.00         5.00
Expected return on plan assets                                  9.50        9.00        9.00          N/A          N/A          N/A
Medical benefits cost rate of increase                           N/A         N/A         N/A        10.00        11.00        12.00
------------------------------------------------------------------------------------------------------------------------------------

Note 13 Stock-Based Compensation


At December 31, 1998, the Company had two types of stock award programs, The Long-Term Performance Stock Program and Stock Option Programs.

   Restricted stock awards and performance stock awards are issued under The Long-Term Performance Stock Program to reward executives and to retain them by distributing stock over a period of time. The stock awards granted were 552 thousand shares in 1998, 258 thousand shares in 1997, and 201 thousand shares in 1996. Included in the stock awards granted in 1998 were 80 thousand shares granted for the retention of key employees in conjunction with the Year 2000 initiative. The fair market value per share of these grants was $46.15 in 1998, $29.91 in 1997, and $24.64 in 1996. These shares vest over several years and are recognized as compensation to the employee. The compensation cost charged to non-interest expense for vested stock awards was $8.7 million, $3.4 million, and $2.1 million for 1998, 1997, and 1996, respectively.

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

   The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants in 1998, 1997, and 1996, respectively: dividend yield of 2.04%, 3.29%, and 3.60%; expected volatility rate of 22%, 23%, and 25%; risk-free interest rates of 4.63%, 6.42%, and 5.40%; and expected lives of 5 years.

   The weighted-average fair value at grant-date for the options awarded during 1998, 1997, and 1996 were $6.99, $3.79, and $5.10, respectively.

   The following table summarizes information about stock options at December 31, 1998:




(Shares in thousands)
---------------------------------------------------------------------------------------------------------------------------------
                                             Options Outstanding                                       Options Exercisable
                       -------------------------------------------------------                  ---------------------------------
                                           Weighted-Avg.
Range of                   Options            Remaining          Weighted-Avg.                      Options         Weighted-Avg.
Exercise Prices        Outstanding     Contractual Life         Exercise Price                  Exercisable        Exercise Price
---------------------------------------------------------------------------------------------------------------------------------
$ 2.37 to $11.99             1,023                  2.3 years           $ 8.66                        1,023                $ 8.66
 12.00 to  23.99             2,267                  5.5                  17.60                        2,267                 17.60
 24.00 to  35.99             1,517                  7.9                  29.07                        1,517                 29.07
 36.00 to  52.00             2,050                  9.1                  48.61                            2                 38.46

---------------------------------------------------------------------------------------------------------------------------------
$ 2.37 to $52.00             6,857                  6.6 years           $28.08                        4,809                $19.33
---------------------------------------------------------------------------------------------------------------------------------


   The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation. Under APB Opinion No. 25, compensation cost for the stock options is not recognized because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. Had compensation expense been recorded for stock options granted as determined under SFAS No. 123, net income would have been reduced by $8.9 million in 1998, $3.7 million in 1997, and $3.6 million in 1996, impacting per share net income by $.05, $.02, and $.02 in 1998, 1997, and 1996, respectively.

   The following is a summary of the status of the Stock Options Programs and changes during the past three years:


----------------------------------------------------------------------------
                                                               Weighted-Avg.
(Shares in thousands)                                 Shares  Exercise Price
----------------------------------------------------------------------------
Outstanding, December 31, 1995                         7,043       $   12.31
Granted                                                1,208           23.68
Acquired                                                  --              --
Exercised                                              1,537           11.58
Forfeited and expired                                     41           20.38
----------------------------------------------------------------------------
Outstanding, December 31, 1996
  (5,121 exercisable shares at a
  weighted-avg. exercise price of $12.92)              6,673           14.49
----------------------------------------------------------------------------
Granted                                                1,680           29.75
Acquired                                                 303           14.76
Exercised                                              2,621           13.58
Forfeited and expired                                    112           25.96
----------------------------------------------------------------------------
Outstanding, December 31, 1997
  (4,311 exercisable shares at a
  weighted-avg. exercise price of $15.00)              5,923           18.97
----------------------------------------------------------------------------
Granted                                                2,150           48.71
Acquired                                                 137           17.79
Exercised                                              1,205           17.07
Forfeited and expired                                    148           43.26
----------------------------------------------------------------------------
Outstanding, December 31, 1998
  (4,809 exercisable shares at a
  weighted-avg. exercise price of $19.33)              6,857       $   28.08
----------------------------------------------------------------------------

50



Note 14 Other Income and Other Expenses


Other income consisted of the following:

--------------------------------------------------------------------------------
(In thousands)                                   1998          1997         1996
--------------------------------------------------------------------------------
Automated teller access fees                 $ 16,867      $ 14,877     $ 12,129
International fees                             12,747        11,963       10,912
Gain on sale of assets/deposits                 4,310        11,157        2,825
Limited partnership investments                 8,141            --           --
Trading account gains (losses)                     95        (1,583)         477
Other                                          23,177        23,697       21,866
--------------------------------------------------------------------------------
                                             $ 65,337      $ 60,111     $ 48,209
--------------------------------------------------------------------------------

Other expenses consisted of the following:

--------------------------------------------------------------------------------
(In thousands)                                   1998          1997         1996
--------------------------------------------------------------------------------
Legal and professional fees                 $  36,797     $  34,620    $  30,488
Advertising and public relations               25,402        22,718       16,274
Printing, stationery, and supplies              7,692         8,758        9,583
Deposit insurance premiums                      5,314         5,678        9,865
Other real estate owned                        (3,458)        1,764        3,623
Other                                          78,765        71,107       72,437
--------------------------------------------------------------------------------
                                            $ 150,512     $ 144,645    $ 142,270
--------------------------------------------------------------------------------


Note 15 Income Taxes


The following table details the components of the provision for income taxes:


--------------------------------------------------------------------------------
(In thousands)                             1998                1997         1996
--------------------------------------------------------------------------------
Current provision:
  Federal                             $ 180,691           $ 208,080    $ 116,850
  State                                  17,034              15,456       18,798
--------------------------------------------------------------------------------
                                        197,725             223,536      135,648
Deferred provision (benefit):
  Federal                                 9,521             (19,121)      13,129
  State                                   2,161              (4,197)       1,254
--------------------------------------------------------------------------------
                                         11,682             (23,318)      14,383
--------------------------------------------------------------------------------
                                      $ 209,407           $ 200,218    $ 150,031
--------------------------------------------------------------------------------

   A summary of the differences between the actual income tax provision and the amounts computed by applying the statutory Federal income tax rate to income is as follows:



-----------------------------------------------------------------------------------
(In thousands)                                      1998         1997         1996
-----------------------------------------------------------------------------------
Federal tax at statutory rate                  $ 236,329    $ 199,914    $ 151,797
Increase (decrease) in taxes resulting from:
  Tax-exempt interest income                      (6,285)      (7,865)      (8,571)
  State taxes, net of Federal tax effect          12,477        7,318       13,034
  Non-taxable distributions from
   corporate reorganizations                     (39,900)          --           --
  Other, net                                       6,786          851       (6,229)
-----------------------------------------------------------------------------------
                                               $ 209,407    $ 200,218    $ 150,031
-----------------------------------------------------------------------------------


   The significant Federal and state temporary differences, which comprise the deferred tax assets and liabilities presented at December 31 are as follows:

-------------------------------------------------------------------------------
(In thousands)                                             1998            1997
-------------------------------------------------------------------------------
Deferred tax assets:
  Provision for loan losses                           $ 129,987       $ 114,433
  Provision for other real estate owned                   1,757           1,020
  Restructuring charges                                   6,175          22,550
  Other                                                  34,035          39,387
-------------------------------------------------------------------------------
                                                        171,954         177,390
Deferred tax liabilities:
  Leasing operations                                    (39,879)        (32,982)
  Net unrealized gain on securities                      (7,024)        (11,629)
  Other                                                  (7,708)         (8,359)
-------------------------------------------------------------------------------
                                                        (54,611)        (52,970)
 -------------------------------------------------------------------------------
 Net deferred tax asset                               $ 117,343       $ 124,420
 -------------------------------------------------------------------------------

   Included in deferred tax assets, "Other," is a valuation allowance which has been established against certain Federal and state temporary differences. The valuation allowance was $6.6 million at December 31, 1998, and $7.0 million at December 31, 1997. At December 31, 1998, there was a deferred state tax asset of $5.7 million resulting from operating loss carryforwards, which is partially reserved by the valuation allowance.

   Management believes, based upon current facts, that more likely than not, there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.

   Included in shareholders' equity are income tax benefits attributable to vested stock awards and the exercise of non-qualified stock options of $11.3 million, $14.4 million, and $4.6 million for the years ended December 31, 1998, 1997, and 1996, respectively.


Note 16 Net Income per Common Share



Net income per common share was computed as follows:

--------------------------------------------------------------------------------
(In thousands, except per share data)           1998          1997          1996
--------------------------------------------------------------------------------
Net income                                  $465,819      $370,965      $283,675
Less: Preferred dividends                         --            --         2,544
--------------------------------------------------------------------------------
Net income available to common
  shareholders                              $465,819      $370,965      $281,131
--------------------------------------------------------------------------------
Weighted-average common shares
  outstanding                                175,076       175,128       166,673
Plus: Common stock equivalents                 1,967         2,331         2,115
--------------------------------------------------------------------------------
Diluted weighted-average common
  shares outstanding                         177,043       177,459       168,788
--------------------------------------------------------------------------------
Net income per common share:
  Basic                                     $   2.66      $   2.12      $   1.69
  Diluted                                       2.63          2.09          1.67
--------------------------------------------------------------------------------

   At December 31, 1998 and 1996, there were 2.0 million and 236.9 thousand stock options not included as common stock equivalents because the exercise prices exceeded the average market value.

Note 17 Lines of Business


   The Company, for management purposes, is segmented into the following lines of business: Retail Banking, Commercial Banking, and Investment Services and Private Banking. Activities not included in these lines are reflected in Corporate and Other. The lines have been structured according to the customer groups served.

   Financial performance of the business lines is monitored with an internal profitability measurement system. Line of business information is based on management accounting practices that conform to and support the current management structure and is not necessarily comparable with similar information for any other financial institution. The profitability measurement system uses internal management accounting policies that ensure business lines results reasonably refiect the underlying economics of each business compiled on a consistent basis.

   Retail Banking sells and delivers retail banking products and services to individuals and small businesses through approximately 380 traditional and 60 supermarket branches in New Jersey, eastern Pennsylvania, and southern Connecticut. In addition to traditional retail banking services, retail offers its customers an expanding array of 24-hour banking services through more than 600 ATMs, telephone banking centers, and its PC Banking network. It also includes a broad selection of small business and consumer loan and deposit products and a complete range of full-service mortgage banking activities.

   Commercial Banking provides a full array of commercial financial services, including asset-based lending, international trade services, equipment leasing, real estate financing, private placement, mezzanine financing, aircraft lending, correspondent banking, treasury services, and structured finance. The Company is New Jersey's largest based commercial and industrial lender servicing over 30 thousand clients within 15 major industry groups.

   Investment Services provides a full range of trust, administrative, and custodial services to individuals and institutions, in addition to investment products and discount brokerage. The line also markets a wide variety of insurance products for the personal and corporate marketplace. Private Banking provides personal credit services, professional services for lawyers, accountants and their firms, and business loans and lines of credit.

   Corporate and Other includes the treasury function which is responsible for managing interest-rate risk and the investment portfolios. In addition, certain revenues and expenses not considered allocable to a line of business are reflected in this area.

   A matched maturity funds transfer pricing methodology is employed to assign a cost of funds to the earning assets, as well as value of funds to the liabilities of each business line. Provision for loan losses is allocated based on management's assessment of the historical net charge off ratio for each business segment. Income tax is allocated based upon the consolidated effective tax rate after consideration of certain permanent differences that can be allocated to a specific line of business.

   The table below summarizes results by line of business as if operated on a stand-alone basis for 1998 and 1997. It is impractical to disclose 1996 results due to system limitations resulting from acquisitions.


-----------------------------------------------------------------------------------------------------
Results of Operations                                                            Investment Services/
Years ended December 31,                 Retail Banking       Commercial Banking    Private Banking
                                        ----------------      ------------------    ---------------
(In millions)                           1998        1997       1998       1997       1998     1997
-----------------------------------------------------------------------------------------------------
Net interest income                $   786.4   $   818.7   $  256.2   $  223.2   $   57.1   $ 53.4
Provision for loan losses               31.6        19.2       32.4       37.9        2.0      2.0
-----------------------------------------------------------------------------------------------------
  Net interest income after
       provision for loan losses       754.8       799.5      223.8      185.3       55.1     51.4
Non-interest income                    195.1       187.7       47.0       39.2       97.8     70.1
Non-interest expense                   531.1       536.8      109.0      105.6      106.8     70.6
Restructuring charges                     --          --         --         --         --       --
-----------------------------------------------------------------------------------------------------
   Income (loss) before taxes          418.8       450.4      161.8      118.9       46.1     50.9
Federal and state income taxes         132.7       164.1       49.5       41.0       14.8     18.9
-----------------------------------------------------------------------------------------------------
Net income (loss)                  $   286.1   $   286.3   $  112.3   $   77.9   $   31.3   $ 32.0
-----------------------------------------------------------------------------------------------------
Selected Average Balances:
-----------------------------------------------------------------------------------------------------
Securities                         $    42.5   $    40.3   $     --   $     --   $   21.1   $ 32.7
Loans                               11,114.1    10,781.7    7,567.7    6,737.9    1,089.2    932.3
Assets                              11,558.1    11,298.5    7,644.4    6,813.6    1,165.1    993.3
Deposits                            19,131.3    19,290.1      959.2      849.5      721.6    675.2
-----------------------------------------------------------------------------------------------------





----------------------------------------------

    Corporate and Other         Consolidated
    -------------------       ----------------
      1998       1997         1998        1997
----------------------------------------------
 $    74.1   $   49.8    $ 1,173.8   $ 1,145.1
        --         --         66.0        59.1
----------------------------------------------

      74.1       49.8      1,107.8     1,086.0
      10.3        4.9        350.2       301.9
      35.9       20.7        782.8       733.7
        --       83.0           --        83.0
----------------------------------------------
      48.5      (49.0)       675.2       571.2
      12.4      (23.8)       209.4       200.2
----------------------------------------------
 $    36.1   $  (25.2)   $   465.8   $   371.0
----------------------------------------------

----------------------------------------------
 $ 9,371.5   $8,610.1    $ 9,435.1   $ 8,683.1
        --         --     19,771.0    18,451.9
  10,567.4    9,777.2     30,935.0    28,882.6
   1,250.9    1,164.5     22,063.0    21,979.3
----------------------------------------------

52


Note 18 Off-Balance-Sheet
Financial Instruments


In the ordinary course of business, the Company and its subsidiaries enter into a variety of financial instruments that are recorded off the balance sheet. This reporting is considered appropriate when either the exchange of the underlying asset or liability has not yet occurred or the notional amounts are used solely as a means to determine the cash flows to be exchanged.

   These off-balance-sheet financial instruments are primarily divided into two categories: credit-related financial instruments and derivative financial instruments. Credit-related financial instruments are principally customer related, while derivative financial instruments are acquired primarily for asset/liability management purposes.

   The following table summarizes the notional amount of off-balance-sheet financial instruments at December 31:

--------------------------------------------------------------------------------
(In thousands)                                            1998              1997
--------------------------------------------------------------------------------
Credit-related instruments:
  Commitments to extend credit                      $7,872,805        $7,490,740
  Standby letters of credit                            353,300           339,158
  Commercial letters of credit                          99,956           250,945
Derivative instruments:
  Interest rate swaps                                  316,187           433,167
  Interest rate caps                                   102,674           717,869
  Interest rate floors                                  30,000           430,000
  Foreign exchange contracts                            41,711            52,241
--------------------------------------------------------------------------------

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

   The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers and is incorporated in the assessment of the adequacy of the allowance for loan losses. Credit risk is managed through the total amount of arrangements outstanding and by applying normal credit policies. Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the amounts do not necessarily represent future cash flow requirements.

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

   Under the terms of the interest rate swaps at December 31, 1998, there were $66.2 million of swap contracts to receive fixed payments of 5.60% with an expected maturity at February 1999 and an average payout based on the three-month LIBOR. Additionally, there were $250.0 million of interest rate swaps to receive payments at the effective Federal funds rate and to make fixed payments averaging 5.46% with an weighted average maturity of 16 months.

   Interest rate caps and floors are agreements which for an up front premium, and on predetermined future dates, the counterparty agrees to pay an interest amount based on the movement of specified market interest rates either above or below a strike rate. The payments, if applicable, are derived from the measured rate differential multiplied by the contractual notional volume.

   These derivative transactions have resulted in decreases of $1.9 million, $1.3 million, and $2.0 million in net interest income during 1998, 1997, and 1996 respectively.

   Credit-related losses can occur in the event of non-performance by the counterparties to the derivative financial instruments. The credit risk that results from interest rate swaps, interest rate floors, and interest rate caps is represented by the fair value of contracts that have a positive value at the reporting date. At December 31, 1998, the total amount of credit risk was $1.1 million; however, this amount can increase or decrease if interest rates change. To minimize the risk of credit losses, the Company monitors the credit standing of the counterparties and establishes exposure limits for individual counterparties.

   The Company enters into contracts to purchase or sell foreign currency to be delivered at a future date to facilitate customer transactions. The notional amount represents the outstanding contracts at year end.

Note 19 Fair Value of Financial Instruments

The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.

   Because no quoted market price exists for a significant portion of these financial instruments, the fair values of such financial instruments are derived based on the amount and timing of future cash flows and estimated discount rates, as well as management's best judgment with respect to current economic conditions. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision.

   The fair value information provided is indicative of the estimated fair values of those financial instruments and should not be interpreted as an estimate of the value of the Company taken as a whole. The disclosures do not address the value of recognized and unrecognized non-financial assets and liabilities or the value of future anticipated business.

   The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1998, and 1997.

Financial Assets

Cash, short-term investments, and customer acceptances have relatively short maturities, or no defined maturities, but are payable on demand, with little or no credit risk. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value.

   Trading account securities and securities available for sale are reported at their respective fair values in the Consolidated Balance Sheets. These values were based on quoted market prices. The fair values of securities held to maturity were also based upon quoted market prices.

   The loan portfolios are segmented based upon loan type and repricing characteristics. The fair value of most fixed-rate loans is estimated using discounted cash flow models taking into consideration current offering rates for loans of similar remaining maturities. The fair value of variable-rate loans is estimated by adjusting their carrying value to include the value of historical pricing differentials. Non-performing loans are primarily valued based upon the net realizable value of the loan's underlying collateral. To maintain comparability with 1998 reported fair values, the 1997 fair value of loans has been restated using the same methodologies as noted above.

Financial Liabilities

The fair value of core deposit intangibles, which represents the value of a core deposit base with an expected duration, is estimated in the overall fair value of demand and savings deposits. This is computed by assigning term assumptions to non-maturing categories and discounting the estimated future cash flows using market rates of deposits with similar remaining maturities. To maintain comparability with 1998 reported fair values, the 1997 fair value of deposits has been restated using this same methodology.

   The fair values for medium- to long-term deposit liabilities are calculated by discounting estimated future cash flows using market rates of deposits with similar remaining maturities.

   The fair values for borrowed funds are calculated by discounting estimated future cash flows using market rates of borrowed funds with similar remaining maturities. Due to the short maturities of bank acceptances, their carrying value approximates fair value.

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

   The following table presents the carrying amounts and estimated fair values of financial instruments at December 31:




----------------------------------------------------------------------------------------------
(In millions)                                  1998                          1997
----------------------------------------------------------------------------------------------
                                     Carrying            Fair         Carrying            Fair
                                        Value           Value            Value           Value
                                     --------           -----         --------           -----
Financial assets:
  Cash and short term
   investments                    $   1,185.0     $   1,185.0      $   1,191.7     $   1,191.7
  Trading account securities             12.6            12.6             35.2            35.2
  Securities available for sale       3,970.9         3,970.9          5,074.9         5,074.9
  Securities held to maturity         6,015.8         6,030.8          4,157.5         4,151.6
  Loans, net                         20,803.8        20,998.1         18,591.9        19,182.5
  Accrued interest receivable           195.7           195.7            175.2           175.2
  Due from customers on
   acceptances                           18.1            18.1             15.8            15.8
Financial liabilities:
  Deposits                        $  23,145.1     $  21,832.1      $  22,329.4     $  20,923.8
  Other borrowed funds                3,190.0         3,192.3          3,398.0         3,409.5
  Long-term debt                      3,572.7         3,662.5          1,246.8         1,277.8
  Accrued interest payable               94.4            94.4             71.6            71.6
  Bank acceptances outstanding           18.1            18.1             15.8            15.8
Off-balance-sheet instruments:
  Interest rate swaps                      NA     $      (2.4)              NA     $      (0.7)
  Interest rate floors and caps            NA             0.1               NA             7.0
  Loan commitments                         NA           (42.0)              NA           (35.9)
  Standby letters of credit                NA            (2.5)              NA            (2.4)
  Commercial letters of credit             NA            (0.1)              NA            (0.3)
  Foreign currency contracts               NA            (1.0)              NA             0.0
----------------------------------------------------------------------------------------------

54


Note 20 Regulatory Matters



Cash and Due From Banks

The subsidiary banks are required to maintain reserve balances based principally upon transaction-type deposits. These reserves are in the form of vault cash and non-interest bearing balances with a Federal Reserve Bank. The average amount of required reserves amounted to $407.4 million and $508.5 million in 1998 and 1997, respectively.

Loans to Affiliates

The Company's subsidiary banks are restricted, with certain limited exceptions, by the Federal Reserve Act from extending credit to affiliated companies, including the Parent Corporation. Each subsidiary bank is also subject to collateral security requirements for any loans or extensions of credit permitted by exception. Further, a subsidiary bank may only engage in most transactions with other subsidiaries if terms and conditions are at least as favorable to the bank as those prevailing for transactions with unaffiliated companies. Such secured loans and other regulated transactions are limited in amount to each of its affiliates, including the Parent Corporation. The limitation is 10% of the bank's capital stock and defined surplus per affiliate, and 20% in aggregate to all of its affiliates. At December 31, 1998, the Parent Corporation had available credit from its subsidiary banks of approximately $135.0 million.

Subsidiary Dividends

Certain regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to the Parent Corporation without prior approval of bank regulatory authorities.

   These restrictions limit the banks' payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. In addition to these statutory restrictions, the subsidiary banks are required to maintain adequate levels of capital. At December 31, 1998, the total undistributed net assets of the subsidiary banks was $2.5 billion, of which $94.2 million was available, under the most restrictive limitations, for the payment of dividends to the Parent Corporation.

Capital Requirements

The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have an adverse material impact on the Company. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain amounts and ratios (set forth in the table below) of Tier I leverage to average assets and Tier I and total risk-based capital to risk-weighted assets.

   At December 31, 1998, the Company and its banking subsidiaries were well capitalized under the regulatory framework for prompt and corrective action. To be well capitalized, Tier I leverage, Tier I risk-based capital and Total risk-based capital must equal or exceed the well capitalized ratios set forth in the table below. There are no conditions or events that management believes have changed the Company's or its subsidiary banks' well capitalized ratings.



-----------------------------------------------------------------------------------------------------------------------------
Capital Ratios for Summit Bancorp and Subsidiary Banks
(In thousands)                                                 Minimum                                              Statutory
                                 At December 31,              Required            Well            Capital at          Minimum
                                1998         1997              Capital     Capitalized     December 31, 1998          Capital
-----------------------------------------------------------------------------------------------------------------------------
Tier I Leverage
  Summit Bancorp                8.00%        8.76%     |                                          $2,567,190       $1,282,860
  Summit Bank NJ                6.81         7.29      |          4.00%           5.00%            1,952,740        1,146,305
  Summit Bank PA                8.30         8.03      |                                             232,790          112,193
  NSS Bank                      8.28           --                                                     48,480           23,421
Tier I Risk-Based Capital
  Summit Bancorp               10.86%       12.64%     |                                          $2,567,190       $  945,891
  Summit Bank NJ                9.36        10.65      |          4.00%           6.00%            1,952,740          834,862
  Summit Bank PA               10.01        10.10      |                                             232,790           93,028
  NSS Bank                     13.50           --                                                     48,480           14,369
Total Risk-Based Capital
  Summit Bancorp               12.72%       14.83%     |                                          $3,007,831       $1,891,781
  Summit Bank NJ               11.06        12.50      |          8.00%          10.00%            2,308,255        1,669,725
  Summit Bank PA               11.62        11.87      |                                             270,301          186,057
  NSS Bank                     14.75           --                                                     52,982           28,739
-----------------------------------------------------------------------------------------------------------------------------

55


Note 21 Parent Corporation Information

(In thousands)
--------------------------------------------------------------------------------
Condensed Balance Sheets
December 31,                                                 1998           1997
--------------------------------------------------------------------------------
Assets
Cash and due from banks                                $    2,207     $    2,958
Securities purchased under agreements
  to resell                                               257,798        419,148
Interest-bearing deposits with banks                           --          5,000
Securities available for sale                              27,444         41,627
Investment in subsidiaries                              2,560,630      2,351,698
Due from subsidiaries                                     299,197        246,186
Premises and equipment, net                                   819            943
Other assets                                               58,862         36,829
--------------------------------------------------------------------------------
Total Assets                                           $3,206,957     $3,104,389
--------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Accrued expenses and other liabilities                 $   89,597     $   98,329
Commercial paper                                           41,899         39,799
Long-term debt                                            353,034        353,841
--------------------------------------------------------------------------------
  Total liabilities                                       484,530        491,969
Total shareholders' equity                              2,722,427      2,612,420
--------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity             $3,206,957     $3,104,389
--------------------------------------------------------------------------------

(In thousands)
-------------------------------------------------------------------------------
Condensed Statements of Income
Years ended December 31,                         1998         1997         1996
-------------------------------------------------------------------------------
Operating Income
Dividends from subsidiaries                 $ 408,600    $ 333,597    $ 237,003
Management fees from subsidiaries              45,703       34,689       34,090
Interest from subsidiaries                     33,969       30,964       22,063
Securities gains                                6,193        5,458        5,831
Other interest                                    788        1,009        1,119
Other                                           1,198           --          616
-------------------------------------------------------------------------------
  Total operating income                      496,451      405,717      300,722
-------------------------------------------------------------------------------
Operating Expense
Service charges by subsidiaries                44,006       39,269       37,055
Interest                                       32,473       30,073       19,726
Salaries and employee benefits                 13,827        8,783        5,265
Other                                           2,133        2,837        1,718
-------------------------------------------------------------------------------
  Total operating expense                      92,439       80,962       63,764
-------------------------------------------------------------------------------
  Income before taxes and equity in
   undistributed net income of
   subsidiaries                               404,012      324,755      236,958
Federal and state income tax benefits         (33,627)      (4,695)      (7,061)
-------------------------------------------------------------------------------
                                              437,639      329,450      244,019
Equity in undistributed net income
  of subsidiaries                              28,180       41,515       39,656
-------------------------------------------------------------------------------
  Net Income                                $ 465,819    $ 370,965    $ 283,675
-------------------------------------------------------------------------------


(In thousands)
-------------------------------------------------------------------------------
Condensed Statements of Cash Flows
Years ended December 31,                         1998         1997         1996
-------------------------------------------------------------------------------
Operating Activities
Net income                                  $ 465,819    $ 370,965    $ 283,675
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation and amortization                  798        1,018        1,098
   (Increase) decrease in other assets         (1,000)     (14,562)       5,667
   (Decrease) increase  in accrued
     expenses and other liabilities           (12,652)      (2,427)      19,299
   Equity in undistributed net
     income of subsidiaries                   (28,180)     (41,515)     (39,656)
   Securities gains                            (6,193)      (5,458)      (5,831)
-------------------------------------------------------------------------------
     Net cash provided by operating
           activities                         418,592      308,021      264,252
-------------------------------------------------------------------------------
Investing Activities
Proceeds from sales of securities
  available for sale                           14,419       13,911       27,434
Net decrease (increase) in securities
  purchased under agreements to resell        166,350     (282,563)      54,665
Purchase of securities available for sale      (3,244)      (8,186)     (17,826)
Payments received on advances to
  subsidiaries                                215,059      205,510      451,776
Advances to subsidiaries                     (268,070)    (214,446)    (507,884)
Purchases of premises and equipment,
  net                                             (26)          --         (744)
Capital contributions to subsidiaries             (15)     (35,455)      (1,500)
-------------------------------------------------------------------------------
     Net cash  provided by (used in)
           investing activities               124,473     (321,229)       5,921
-------------------------------------------------------------------------------
Financing Activities
Net increase (decrease) in commercial
  paper                                         2,100         (677)       1,973
Proceeds from issuance of long-term
  debt                                             --      154,640           --
Principal payments on long-term debt             (807)      (8,659)        (690)
Dividends paid                               (199,759)    (167,663)    (149,489)
Purchase of common stock                     (362,289)     (21,859)     (92,268)
Proceeds from issuance of common
  stock                                        16,939       38,495       20,158
Redemption of preferred stock                      --           --      (42,620)
-------------------------------------------------------------------------------
     Net cash used in financing
           activities                        (543,816)      (5,723)    (262,936)
-------------------------------------------------------------------------------
(Decrease) increase  in cash and due
  from banks                                     (751)     (18,931)       7,237
Cash and due from banks at
  beginning of year                             2,958       19,612       12,302
Beginning cash balance of acquired
  entities                                         --        2,277           73
-------------------------------------------------------------------------------
Cash and due from banks at end
  of year                                   $   2,207    $   2,958    $  19,612
-------------------------------------------------------------------------------

56     Summary of Selected Consolidated Financial Data




(Not covered by independent auditors' report)                                            1998           1997           1996
---------------------------------------------------------------------------------------------------------------------------
Summary of Operations (in thousands, except per share data)
Interest income                                                                $    2,175,212    $ 2,064,706    $ 1,906,996
Interest expense                                                                    1,001,406        919,617        853,707
---------------------------------------------------------------------------------------------------------------------------
  Net interest income                                                               1,173,806      1,145,089      1,053,289
Provision for loan losses                                                              66,000         59,100         64,034
---------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                               1,107,806      1,085,989        989,255
Non-interest income                                                                   350,227        301,885        260,042
Non-interest expense                                                                  782,807        733,691        693,832
Non-recurring charges                                                                      --         83,000        121,759
---------------------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes                                                   675,226        571,183        433,706
Federal and state income taxes                                                        209,407        200,218        150,031
 ---------------------------------------------------------------------------------------------------------------------------
  Income (loss) before cumulative effect of a change in accounting principle          465,819        370,965        283,675
Cumulative effect of a change in accounting principle                                      --             --             --
---------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                            $      465,819    $   370,965    $   283,675
---------------------------------------------------------------------------------------------------------------------------
Net Income (loss) per Common Share:
Before non-recurring items:
  Basic                                                                        $         2.66    $      2.43    $      2.15
  Diluted                                                                                2.63           2.39           2.12
After non-recurring items:
  Basic                                                                                  2.66           2.12           1.69
  Diluted                                                                                2.63           2.09           1.67
---------------------------------------------------------------------------------------------------------------------------
Common Share Data
Cash dividends declared                                                        $         1.17    $      1.02    $      0.90
Book value at year end                                                                  15.67          14.79          13.61
Market value at year end                                                                43.69          52.88          29.17
Common stock dividend payout ratio                                                      43.98%         48.11%         53.25%
Average common shares outstanding (in thousands):
  Basic                                                                               175,076        175,128        166,673
  Diluted                                                                             177,043        177,459        168,788
---------------------------------------------------------------------------------------------------------------------------
Operating Ratios
Before non-recurring items:
  Return on average assets                                                               1.51%          1.47%          1.32%
  Return on average common equity                                                       17.50          17.08          16.48
After non-recurring items:
  Return on average assets                                                               1.51           1.28           1.04
  Return on average common equity                                                       17.50          14.92          12.95
Net interest margin                                                                      4.05           4.26           4.21
Efficiency ratio                                                                        51.41          50.28          52.11
---------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data (at year end, in thousands)
Assets                                                                         $   33,101,314    $29,964,172    $27,767,271
Deposits                                                                           23,145,128     22,329,436     21,629,531
Loans                                                                              21,126,577     18,888,366     17,386,059
Shareholders' equity                                                                2,722,427      2,612,420      2,290,838
Long-term debt                                                                      3,572,710      1,246,750        695,793
Allowance for loan losses                                                             322,814        296,494        280,611
---------------------------------------------------------------------------------------------------------------------------
Loan Quality Ratios & Capital Ratios
Allowance for loan losses to year-end loans                                              1.53%          1.57%          1.61%
Net charge offs to average loans                                                         0.23           0.29           0.50
Non-performing loans to year-end loans                                                   0.41           0.45           0.80
Total equity to assets                                                                   8.22           8.72           8.25
Tier I capital to average assets (leverage)                                              8.00           8.76           7.73
Tier I capital to risk-adjusted assets                                                  10.86          12.64          11.68
Total capital to risk-adjusted assets                                                   12.72          14.83          14.17
---------------------------------------------------------------------------------------------------------------------------
Other Data
Number of banking offices                                                                 447            426            423
Number of full-time equivalent employees                                                8,665          8,566          8,402
---------------------------------------------------------------------------------------------------------------------------

Included in non-interest income are securities gains of $6.6 million, $5.6 million, $3.9 million, $8.6 million, and $5.0 million, for 1998 through 1994, respectively.



                                                                                              Summit Bancorp and Subsidiaries     57



          1995            1994             1993            1992            1991           1990             1989             1988
-----------------------------------------------------------------------------------------------------------------------------------

$    1,831,934    $  1,572,370     $  1,452,643    $  1,557,627    $  1,795,491    $ 1,918,257     $  1,856,435     $  1,563,822
       822,232         599,732          558,889         725,422       1,051,193      1,204,203        1,151,157          915,814
-----------------------------------------------------------------------------------------------------------------------------------
     1,009,702         972,638          893,754         832,205         744,298        714,054          705,278          648,008
        72,090          94,347          115,902         167,006         193,825        337,011           98,446           50,349
-----------------------------------------------------------------------------------------------------------------------------------
       937,612         878,291          777,852         665,199         550,473        377,043          606,832          597,659
       235,252         217,726          224,187         222,826         184,930        210,922          203,921          165,336
       705,459         709,400          734,756         709,352         647,456        618,572          575,478          519,259
          --            48,955           21,500            --              --             --               --               --
-----------------------------------------------------------------------------------------------------------------------------------
       467,405         337,662          245,783         178,673          87,947        (30,607)         235,275          243,736
       166,993         122,014           74,861          56,002          23,613        (16,101)          70,527           67,290
-----------------------------------------------------------------------------------------------------------------------------------
       300,412         215,648          170,922         122,671          64,334        (14,506)         164,748          176,446
          --            (1,731)          11,761            --              --             --            (10,730)            --
-----------------------------------------------------------------------------------------------------------------------------------
$      300,412    $    213,917     $    182,683    $    122,671    $     64,334    $   (14,506)    $    154,018     $    176,446
-----------------------------------------------------------------------------------------------------------------------------------


$         1.89    $       1.60     $       1.21    $       0.84    $       0.46    $     (0.14)    $       1.28     $       1.38
          1.87            1.59             1.19            0.83            0.46          (0.14)            1.27             1.37

          1.89            1.37             1.19            0.84            0.46          (0.14)            1.19             1.38
          1.87            1.36             1.17            0.83            0.46          (0.14)            1.19             1.37
-----------------------------------------------------------------------------------------------------------------------------------

$         0.79    $       0.63     $       0.46    $       0.40    $       0.40    $      0.68     $       0.74     $       0.67
         13.04           11.40            10.80            9.99            9.52           9.38            10.09             9.43
         23.75           16.09            16.00           16.17            9.75           4.75            12.59            13.83
         41.80%          45.99%           38.66%          47.62%          86.96%            NA            62.18%           48.55%

       157,244         153,698          151,080         141,859         132,059        130,103          124,667          123,014
       159,249         155,520          154,167         143,676         132,407        130,103          125,465          123,913
-----------------------------------------------------------------------------------------------------------------------------------


          1.17%           1.03%            0.85%           0.58%           0.31%         (0.07)%           0.86%            1.01%
         15.49           14.35            11.63            8.68            4.90          (1.35)           12.56            15.07

          1.17            0.88             0.83            0.58            0.31          (0.07)            0.81             1.01
         15.49           12.28            11.41            8.68            4.90          (1.35)           11.72            15.07
          4.28            4.42             4.51            4.36            3.96           3.90             4.19             4.26
         55.72           57.07            60.91           62.91           65.29          61.79            61.68            60.86
-----------------------------------------------------------------------------------------------------------------------------------

$   26,647,452    $ 25,484,073     $ 22,605,545    $ 21,703,789    $ 21,141,670    $20,484,690     $ 20,186,099     $ 18,555,497
    21,232,926      19,981,071       18,956,204      18,576,238      17,766,920     16,599,532       15,441,669       14,710,661
    16,413,222      15,048,579       13,552,381      13,325,622      13,620,423     13,787,122       13,956,994       12,637,375
     2,130,108       1,813,445        1,691,108       1,548,832       1,317,495      1,277,819        1,359,933        1,267,943
       431,754         552,736          492,052         389,267         271,062        395,432          450,541          503,250
       293,160         323,336          361,319         378,793         393,246        361,423          185,441          144,359
-----------------------------------------------------------------------------------------------------------------------------------

          1.79%           2.15%            2.67%           2.84%           2.89%          2.62%            1.33%            1.14%
          0.70            0.69             1.12            1.35            1.19           1.14             0.47             0.29
          1.18            1.38             2.44            3.45            4.30           4.33             1.93             1.09
          7.99            7.12             7.48            7.14            6.23           6.24             6.74             6.83
          7.63            7.13             7.50            6.98            6.03           5.89             6.68             6.80
         11.32           10.51            10.90           10.13            8.82           8.44               NA               NA
         13.87           13.10            13.73           12.70           10.31          10.07               NA               NA
-----------------------------------------------------------------------------------------------------------------------------------

           433             439              435             419             417            413              402              393
         8,593           8,800            9,049           8,986           9,216          9,173            9,173            9,154
-----------------------------------------------------------------------------------------------------------------------------------




58     Unaudited Quarterly Financial Data                                        Summit Bancorp and Subsidiaries





                                           ---------------------------------------------------------------------
(In thousands, except per share data)                                   1998
                                           ---------------------------------------------------------------------
                                                   Dec. 31          Sept. 30           June 30           Mar. 31
-----------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest income                            $       555,450    $      552,045    $      538,388    $      529,329
Interest expense                                   257,675           260,065           243,495           240,171
-----------------------------------------------------------------------------------------------------------------
  Net interest income                              297,775           291,980           294,893           289,158
Provision for loan losses                           15,000            18,000            18,000            15,000
-----------------------------------------------------------------------------------------------------------------
  Net interest income after
   provision for loan losses                       282,775           273,980           276,893           274,158
Non-interest income                                 90,115            90,449            90,143            79,520
Non-interest expense                               205,069           194,166           191,919           191,653
Non-recurring charges                                   --                --                --                --
-----------------------------------------------------------------------------------------------------------------
  Income before income taxes                       167,821           170,263           175,117           162,025
Federal and state income taxes                      50,757            52,402            56,640            49,608
-----------------------------------------------------------------------------------------------------------------
  Net income                               $       117,064    $      117,861    $      118,477    $      112,417
-----------------------------------------------------------------------------------------------------------------
Net Income per Common Share:
  Before non-recurring items:
   Basic                                   $          0.67    $         0.68    $         0.67    $         0.64
   Diluted                                            0.67              0.67              0.66              0.63
  After non-recurring items:
   Basic                                              0.67              0.68              0.67              0.64
   Diluted                                            0.67              0.67              0.66              0.63
-----------------------------------------------------------------------------------------------------------------
Common Share Data
Cash dividends declared                    $          0.30    $         0.30    $         0.30    $         0.27
Book value at quarter end                            15.67             15.19             14.85             15.22
Market value at quarter end                          43.69             37.50             47.50             50.13
Common stock dividend payout ratio                   44.78%            44.12%            44.78%            42.19%
Average common shares outstanding:
  Basic                                            173,920           173,379           176,127           176,933
  Diluted                                          175,674           175,080           178,232           179,251
-----------------------------------------------------------------------------------------------------------------
Operating Ratios
Before non-recurring items:
  Return on average assets                            1.45%             1.50%             1.56%             1.52%
  Return on average common equity                    17.16             17.95             17.86             17.05
Efficiency ratio                                     53.23             50.71             49.81             51.90
After non-recurring items:
  Return on average assets                            1.45              1.50              1.56              1.52
  Return on average common equity                    17.16             17.95             17.86             17.05
-----------------------------------------------------------------------------------------------------------------
Balance Sheet Data (at period end)
Assets                                     $    33,101,314    $   31,852,214    $   31,142,043    $   30,554,690
Deposits                                        23,145,128        22,146,853        22,106,450        22,215,625
Loans                                           21,126,577        20,300,663        19,704,103        19,271,927
Shareholders' equity                             2,722,427         2,627,974         2,582,582         2,701,367
Long-term debt                                   3,572,710         2,401,826         1,881,289         1,588,592
Allowance for loan losses                          322,814           314,271           308,753           301,264
-----------------------------------------------------------------------------------------------------------------
Tax-Equivalent Yields and Rates
Interest-earning assets                               7.31%             7.45%             7.56%             7.61%
Interest-bearing liabilities                          4.22              4.35              4.28              4.29
Net interest spread                                   3.09              3.10              3.28              3.32
Net interest margin                                   3.94              3.96              4.16              4.18
-----------------------------------------------------------------------------------------------------------------
Loan Quality & Capital Ratios
Allowance for loan losses
  to quarter-end loans                                1.53%             1.55%             1.57%             1.56%
Net charge offs to average loans                      0.23              0.25              0.22              0.22
Non-performing assets to
  quarter-end loans and OREO                          0.42              0.41              0.41              0.45
Total equity to assets                                8.22              8.25              8.29              8.84
Tier I capital to avg. assets (leverage)              8.00              8.25              8.39              8.88
Tier I capital to risk-adjusted assets               10.86             11.29             11.68             12.63
Total capital to risk-adjusted assets                12.72             13.33             13.76             14.78
-----------------------------------------------------------------------------------------------------------------




(In thousands, except per share data)                                   1997
                                            ----------------------------------------------------------------------
                                                   Dec. 31          Sept. 30           June 30           Mar. 31
------------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest income                             $      529,060    $      517,501    $      516,831    $      501,314
Interest expense                                   238,583           229,719           230,016           221,299
------------------------------------------------------------------------------------------------------------------
  Net interest income                              290,477           287,782           286,815           280,015
Provision for loan losses                           14,000            14,500            15,090            15,510
------------------------------------------------------------------------------------------------------------------
  Net interest income after
   provision for loan losses                       276,477           273,282           271,725           264,505
Non-interest income                                 86,785            74,172            71,528            69,400
Non-interest expense                               191,130           180,786           181,333           180,442
Non-recurring charges                                   --            56,500                --            26,500
------------------------------------------------------------------------------------------------------------------
  Income before income taxes                       172,132           110,168           161,920           126,963
Federal and state income taxes                      59,919            38,956            56,862            44,481
------------------------------------------------------------------------------------------------------------------
  Net income                                $      112,213    $       71,212    $      105,058    $       82,482
------------------------------------------------------------------------------------------------------------------
Net Income per Common Share:
  Before non-recurring items:
   Basic                                    $         0.64    $         0.62    $         0.60    $         0.57
   Diluted                                            0.63              0.61              0.59              0.56
  After non-recurring items:
   Basic                                              0.64              0.41              0.60              0.47
   Diluted                                            0.63              0.40              0.59              0.47
------------------------------------------------------------------------------------------------------------------
Common Share Data
Cash dividends declared                     $         0.27    $         0.27    $         0.24    $         0.24
Book value at quarter end                            14.79             14.33             14.17             13.71
Market value at quarter end                          52.88             44.00             33.42             29.17
Common stock dividend payout ratio                   42.19%            43.55%            40.00%            42.11%
Average common shares outstanding:
  Basic                                            175,816           175,396           174,905           174,377
  Diluted                                          178,126           177,864           177,123           176,706
------------------------------------------------------------------------------------------------------------------
Operating Ratios
Before non-recurring items:
  Return on average assets                            1.51%             1.50%             1.46%             1.41%
  Return on average common equity                    17.34             17.02             17.16             16.77
Efficiency ratio                                     50.74             49.64             50.03             50.70
After non-recurring items:
  Return on average assets                            1.51              0.98              1.46              1.17
  Return on average common equity                    17.34             11.19             17.16             13.95
------------------------------------------------------------------------------------------------------------------
Balance Sheet Data (at period end)
Assets                                      $   29,964,172    $   29,091,106    $   29,224,687    $   28,907,850
Deposits                                        22,329,436        21,938,028        22,167,140        22,330,582
Loans                                           18,888,366        18,630,663        18,597,663        18,376,154
Shareholders' equity                             2,612,420         2,517,439         2,484,062         2,398,015
Long-term debt                                   1,246,750         1,001,617           910,766           835,744
Allowance for loan losses                          296,494           294,114           294,066           290,471
------------------------------------------------------------------------------------------------------------------
Tax-Equivalent Yields and Rates
Interest-earning assets                               7.62%             7.63%             7.66%             7.64%
Interest-bearing liabilities                          4.27              4.20              4.19              4.12
Net interest spread                                   3.35              3.43              3.47              3.52
Net interest margin                                   4.21              4.26              4.28              4.29
------------------------------------------------------------------------------------------------------------------
Loan Quality & Capital Ratios
Allowance for loan losses
  to quarter-end loans                                1.57%             1.58%             1.58%             1.58%
Net charge offs to average loans                      0.25              0.31              0.25              0.35
Non-performing assets to
  quarter-end loans and OREO                          0.53              0.58              0.71              0.83
Total equity to assets                                8.72              8.65              8.50              8.30
Tier I capital to avg. assets (leverage)              8.76              8.72              8.54              8.41
Tier I capital to risk-adjusted assets               12.64             12.73             12.63             12.41
Total capital to risk-adjusted assets                14.83             15.13             15.04             14.84
------------------------------------------------------------------------------------------------------------------