Form 10-K, Exhibit 13
period 1999-12-31
SUMMIT BANCORP/NJ/
filed 2000-03-28
CIK 101320

Financial Highlights


---------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)                                                        Percent Change
For the years ended December 31                1999            1998              1997        '99 vs. '98     '98 vs. '97
---------------------------------------------------------------------------------------------------------------------------
Highlights
   Before non-recurring items(1):
      Net income                           $   459.8        $   465.8        $   424.7           (1.3)%           9.7%
      Per share - diluted                       2.64             2.63             2.39            0.4            10.0
      Return on average assets                  1.33%            1.51%            1.47%         (11.9)            2.7
      Return on average equity                 16.80            17.50            17.08           (4.0)            2.5
   After non-recurring items:
      Net income                           $   442.6        $   465.8        $   371.0           (5.0)%          25.6%
      Per share - basic                         2.56             2.66             2.12           (3.8)           25.5
      Per share - diluted                       2.54             2.63             2.09           (3.4)           25.8
      Return on average assets                  1.28%            1.51%            1.28%         (15.2)           18.0
      Return on average equity                 16.17            17.50            14.92           (7.6)           17.3
      Efficiency ratio                         51.12            51.41            50.28           (0.6)            2.2
---------------------------------------------------------------------------------------------------------------------------

Cash-Based Financial Data(2)
Net income                                 $   471.1        $   483.6        $   371.0           (2.6)%          30.4%
Per share - diluted                             2.70             2.73             2.19           (1.1)           24.7
Return on average tangible assets               1.38%            1.57%            1.35%         (12.1)           16.3
Return on average tangible equity              19.96            19.55            16.82            2.1            16.2
Efficiency ratio                               49.34            50.13            48.96           (1.6)            2.4
---------------------------------------------------------------------------------------------------------------------------

Income Statement Data
Net interest income                        $ 1,266.2        $ 1,173.8        $ 1,145.1            7.9%            2.5%
Provision for loan losses                      128.0             66.0             59.1           93.9            11.7
Non-interest income                            397.3            350.2            301.9           13.4            16.0
Non-interest expenses,
   excluding non-recurring items               850.2            782.8            733.7            8.6             6.7
Non-recurring items, net of taxes               17.1               --             53.7            N/A             N/A
---------------------------------------------------------------------------------------------------------------------------

Balance Sheet Data at December 31
Total assets                               $36,379.0        $33,101.3        $29,964.2            9.9%           10.5%
Total deposits                              24,638.6         23,145.1         22,329.4            6.5             3.7
Total loans                                 23,227.0         21,126.6         18,888.4            9.9            11.8
Shareholders' equity                         2,802.2          2,722.4          2,612.4            2.9             4.2
Goodwill and intangibles                       519.4            295.5            188.6           75.8            56.7
Allowance for loan losses                      328.8            322.8            296.5            1.9             8.9
---------------------------------------------------------------------------------------------------------------------------

Share Information
Closing price per share                    $   30.63       $    43.69        $   52.88
Cash dividends declared                         1.29             1.17             1.02
Book value per share                           16.23            15.67            14.79
Average diluted shares outstanding
   (in thousands)                            174,471          177,043          177,459
--------------------------------------------------------------------------------------

Capital Ratios
Average equity to average assets                7.92%            8.60%            8.61%
Tier I capital to
   average assets (leverage)                    7.06             8.00             8.76
Tier I capital to risk-adjusted assets          9.46            10.86            12.64
Total capital to risk-adjusted assets          11.06            12.72            14.83
--------------------------------------------------------------------------------------

(1) Non-recurring items generally include the cumulative effect of a change in accounting principle, restructuring charges and gains or losses on the sale of acquired assets.

(2) Cash-based data excludes the after-tax impact of amortization of goodwill and other intangibles.


Net Income per
Common Share

(before non-recurring items)


                                   [GRAPHIC]


In the printed version of the document, a line graph appears which depicts the following plot points:


1995     1.87
1996     2.12
1997     2.39
1998     2.63
1999     2.64

Annual Indicated Dividend
(per share)

                                   [GRAPHIC]


In the printed version of the document, a line graph appears which depicts the following plot points:


1995     0.85
1996     0.96
1997     1.08
1998     1.20
1999     1.32

                                                 Summit Bancorp and Subsidiaries

Financial Review

The Financial Review should be read in conjunction with the Consolidated Comparative Average Balance Sheets on pages 22 and 23, the Consolidated Financial Statements and Notes beginning on page 34, and the Summary of Selected Consolidated Financial Data on pages 56 and 57.

Overview

Summit Bancorp (the "Company"), with assets of $36.4 billion at December 31, 1999, was the 25th largest banking company in the United States. Summit Bancorp's performance for 1999 was highlighted by loan growth supported by core deposit growth, increased fee income and continued success in controlling expenses while integrating recent mergers.

Several acquisitions were announced or completed during 1999 which expanded the banking franchise in Connecticut and eastern Pennsylvania. On March 31, 1999, the Company acquired New Canaan Bank and Trust Company ("New Canaan") with assets of $182.0 million, loans of $106.4 million, deposits of $153.9 million and four banking offices in Fairfield County, Connecticut. On August 1, 1999, the Company acquired Prime Bancorp with assets of $1.1 billion, loans of $690.8 million, deposits of $846.8 million and 27 branches located in the greater Philadelphia region. On October 4, 1999, a definitive merger agreement was announced to acquire NMBT Corp. ("NMBT"). NMBT had assets of $403.1 million at December 31, 1999, and operates 10 branches in western Connecticut. This purchase acquisition is expected to close in March 2000.

On January 3, 2000, in keeping with Summit's strategy to enhance fee-based revenues, a definitive agreement was announced to acquire Meeker Sharkey Financial Group, creating the 16th largest insurance brokerage in the United States, and the largest New Jersey-based insurance broker. Meeker Sharkey Financial Group offers an array of property and casualty products, group health insurance benefits and retirement plan services. The transaction, which will be accounted for as a purchase, is expected to be consummated in the first quarter of 2000.

Summary of Performance

Net income for the year ended December 31, 1999, was $442.6 million compared to $465.8 million in 1998. Net income per diluted share for 1999 was $2.54 compared to $2.63 in 1998. These results yielded a return on average assets of 1.28%, a return on average equity of 16.17% and an efficiency ratio of 51.12%.

Net income for 1999 included non-recurring charges of $27.9 million ($17.1 million, or $.10 per diluted share, after tax) recorded in conjunction with the realignment of key lines of business and support. Net income, excluding non-recurring items, for the year ended December 31, 1999, was $459.8 million compared to $465.8 million in 1998. Net income per diluted share, before non-recurring items, for 1999 was $2.64 compared to $2.63 in 1998. Net income for 1999 also included an additional provision for loan losses of $60.0 million ($35.5 million, or $.20 per diluted share, after tax). The increase in the provision for loan losses for the year ended December 31, 1999, was due to an increase in the level of charge offs, loan growth and the inherent risk in the loan portfolio.

The chart below illustrates net income before non-recurring items for the past five years.

                                   [GRAPHIC]


in the printed document there appears a bar chart with the following plot points depicted.

Net Income before non-recurring items
(in millions)

1995     300.412
1996     360.419
1997     424.745
1998     465.819
1999     459.8


Average total loans amounted to $21.9 billion for 1999, an increase of $2.1 billion, or 10.6%, from 1998. The consumer, commercial and commercial mortgage loan portfolios accounted for $1.0 billion, $936.3 million and $170.7 million, respectively, of the overall loan growth. These increases were partially offset by a slight reduction in residential mortgage loans.

Average total deposits amounted to $23.7 billion for 1999, an increase of $1.7 billion, or 7.5%, from 1998. Interest-bearing savings deposits and non-interest bearing demand deposits accounted for $1.5 billion and $391.4 million, respectively, of the overall increase. The increase in savings deposits came from the introduction in late 1998 of the Summit Navigator Account, Summit's cash management solution. This increase was partially offset by reductions in higher costing time deposits and commercial certificates of deposit.

Net interest income on a tax-equivalent basis rose $90.8 million, or 7.7%, over the prior year to $1.3 billion, primarily attributable to the increases in the loan portfolio, funded by growth in savings and demand deposits. Non-interest income rose $47.1 million, or 13.4%, in 1999 to $397.3 million. All categories of fee income except service charges on deposits increased in 1999. The most significant growth was in insurance fees, which increased $15.3 million, or 90.4%, from 1998. The increase was the result of the acquisitions of W. M. Ross and Company (August 1998), and Madison Consulting Group (October 1998). Non-interest expenses, before non-recurring items, increased $67.4 million, or 8.6%, to $850.2 million. Approximately $44.0 million of the increase was related to recent acquisitions.

Financial Condition

Interest-Earning Assets and Interest-Bearing Liabilities:

Average interest-earning assets totaled $32.6 billion in 1999, an increase of $3.4 billion, or 11.5%, compared to 1998, reflecting growth in the loan and securities portfolios. Loans increased $2.1 billion, or 10.6%, to average $21.9 billion, while investment securities increased $1.2 billion, or 13.2%, to average $10.7 billion. The growth in interest-earning assets was funded by increases in savings deposits, long-term debt, demand deposits and shareholders' equity.

While interest rates began rising in the latter part of 1999, the annual average rate earned on interest-earning assets decreased 22 basis points from 7.48% in 1998 to 7.26% in 1999. The decrease was the result of reinvestment of cash flows from maturities and the repricing of floating-rate assets in a lower interest-rate environment. Three key rates affect the yield on earning assets and the cost of borrowed funds: the prime rate and the one-month and three-month London Interbank Offered Rate ("LIBOR") rates. The average prime rate decreased from 8.35% in 1998 to 8.00% in 1999 and the average one-month and three-month LIBOR rates decreased from 5.57% and 5.56% in 1998 to 5.25% and 5.42% in 1999, respectively.

Average interest-bearing liabilities totaled $26.4 billion in 1999, an increase of $3.1 billion, or 13.1%, compared to 1998. The increase resulted from growth in savings deposits and long-term debt. The average balance of savings deposits increased $1.5 billion to $10.9 billion, principally due to growth in the Summit Navigator Account. The average balance of long-term debt increased $1.8 billion, or 86.0%, to $3.9 billion in 1999 primarily due to increases in long-term repurchase agreements and Federal Home Loan Bank ("FHLB") borrowings. The average interest rate paid on interest-bearing liabilities decreased 16 basis points to 4.12% in 1999, as a result of a lower interest-rate environment.

Securities:

Securities available for sale are investments that may be sold in response to changing market and interest rate conditions or for other business purposes. Securities available for sale consist primarily of U.S. Government and Federal agency securities and municipals, as well as collateralized mortgage obligations ("CMOs") and equity securities. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create economically more attractive returns. At December 31, 1999, available-for-sale securities amounted to $5.2 billion, an increase of $1.2 billion, or 30.9%, from year-end 1998. The largest component of the portfolio, U.S. Government and Federal agency securities, amounted to $3.8 billion at December 31, 1999, compared to $2.9 billion at year-end 1998.

While securities available for sale increased from year to year, the average balance decreased $165.8 million or 3.6% to $4.5 billion in 1999. During the latter part of 1999, proceeds from maturities of securities held to maturity were reinvested in securities available for sale in order to take advantage of market conditions.

As a result of the lower interest-rate environment, the average yield earned on the available-for-sale portfolio decreased 14 basis points, from 6.35% in 1998 to 6.21% in 1999. Sales of securities available for sale aggregated $697.1 million in 1999, generating a gain of $9.8 million, compared to sales of $1.3 billion and a gain of $6.6 million in 1998. Maturities of securitites available for sale amounted to $1.6 billion in 1999 and $2.5 billion in 1998. The average estimated life of securities available for sale, adjusted for historical prepayment patterns on mortgage-backed securities, was 5 years and 6 months at December 31, 1999. At December 31, 1999, the portfolio had net unrealized losses of $136.0 million, as a result of increased interest rates in the latter part of 1999, compared to net unrealized gains of $20.0 million at the end of the prior year. These unrealized gains or losses are reflected net of tax in shareholders' equity as other comprehensive income or loss.

Securities held to maturity, which are carried at amortized historical cost, are investments for which there is the positive intent and ability to hold to maturity. The held-to-maturity portfolio consists primarily of U.S. Government and Federal agency securities and corporate CMOs. At December 31, 1999, securities held to maturity totaled $5.6 billion, a decrease of $418.4 million, or 7.0%, from $6.0 billion the prior year. During the latter part of 1999, proceeds from maturities of securities held to maturity were reinvested in securities available for sale in order to take advantage of market conditions. The average balance of held-to-maturity investments increased $1.4 billion, or 29.8%, to $6.2 billion in 1999, as a result of purchases made in the latter part of 1998. U.S. Government and Federal agency securities, the largest segment of the portfolio, averaged $4.0 billion in 1999 compared to $3.3 billion in 1998, while corporate CMOs and other debt securities averaged $2.0 billion in 1999 compared to $1.3 billion the prior year. The average yield earned on this portfolio was 6.27% in 1999, a decrease of 9 basis points from 6.36% earned in 1998, as a result of the lower interest-rate environment.

The market value of the held-to-maturity portfolio at year-end 1999 was $5.4 billion, resulting in a net unrealized loss of $209.3 million. The average estimated life of securities held to maturity, adjusted for historical prepayment patterns on mortgage-backed securities, was 5 years and 7 months at December 31, 1999.

Loans:

The loan portfolio, which represents the Company's largest asset, is a significant source of both interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth and portfolio diversification by product, geography and industry. Total loans averaged $21.9 billion during 1999, an increase of $2.1 billion, or 10.6%, compared to an average of $19.8 billion in 1998. Growth in the average loan balance was generated by increases of $1.0 billion in consumer loans, $936.3 million in commercial loans and $170.7 million in commercial mortgage loans, partially offset by a decrease of $42.4 million in residential mortgage loans. At December 31, 1999, total loans amounted to $23.2 billion compared to $21.1 billion the prior year, an increase of $2.1 billion, or


------------------------------------------------------------------------------------------------
Year-End Loans
(In millions)                              1999       1998        1997        1996        1995
------------------------------------------------------------------------------------------------
Commercial and industrial                $ 6,671    $ 5,965     $ 5,009     $ 4,326     $ 4,659
Lease finance                                862        810         875         579         319
Construction and development                 601        382         370         316         437
------------------------------------------------------------------------------------------------
   Commercial                              8,134      7,157       6,254       5,221       5,415
Commercial mortgage                        3,175      2,889       2,704       2,624       2,427
Residential mortgage                       5,748      5,719       5,671       5,905       5,331
Consumer                                   6,170      5,362       4,259       3,636       3,240
------------------------------------------------------------------------------------------------
   Total loans                           $23,227    $21,127     $18,888     $17,386     $16,413
------------------------------------------------------------------------------------------------


9.9%. The average yield earned on the loan portfolio was 7.76% in 1999 compared to 8.02% in 1998, a decrease of 26 basis points.


                                   [GRAPHIC]


In the printed version there appears a bar chart with the following plot points depicted.


Average Total Loans
(in billions)

1995     15.569
1996     17.066
1997     18.452
1998     19.771
1999     21.864

The commercial loan portfolio, which consists primarily of commercial and industrial ("C&I") loans, was $8.1 billion at December 31, 1999, and averaged $7.6 billion, an increase of $936.3 million, or 14.1%, compared to 1998. All major areas of commercial lending demonstrated substantial growth in 1999. The most significant growth was in asset-based lending, aircraft lending, commercial media and commercial real estate. The C&I portfolio continues to mirror the business diversification of the expanded region with no industry concentrations greater than 10% of total C&I loans.

The average yield on the commercial loan portfolio decreased 37 basis points to 7.87% in 1999 from 8.24% the prior year. The lower interest-rate environment, especially the lower average prime and LIBOR rates, and competitive pricing resulted in the reduced yield on the commercial loan portfolio.

Commercial mortgage loans averaged $3.0 billion for 1999, an increase of $170.7 million, or 6.0% from 1998. Generally, these loans represent owner-occupied or investment properties and complement a broader commercial lending relationship with the borrower. At December 31, 1999, commercial mortgage loans amounted to $3.2 billion, an increase of $285.8 million, or 9.9%, from 1998. The average yield on commercial mortgage loans was 8.05% for 1999 compared to 8.43% for 1998, a decrease of 38 basis points.

Residential mortgage loans were $5.7 billion at year end and averaged $5.6 billion for 1999, the same as 1998. Mortgage loans originated in 1999 totaled $1.4 billion, compared to $1.7 billion in 1998. Almost one half of the 1999 originations were to refinance existing mortgage loans. The sale of certain residential mortgages, primarily fixed-rate loans, into the secondary market and the retention of floating adjustable-rate mortgages is an integral part of the Company's asset/liability management. In 1999, there were $648.8 million of residential mortgages sold, compared to $859.3 million in 1998. Residential mortgage loans held for sale totaled $65.5 million at December 31, 1999, compared to $183.3 million at year-end 1998. The average yield on residential mortgage loans was 7.12% for 1999 compared to 7.28% for 1998, a decrease of 16 basis points.

Consumer loans averaged $5.7 billion in 1999, an increase of $1.0 billion, or 22.1%, from 1998. Most of the growth was generated in the home equity portfolio, which rose $1.1 billion, or 34.1%, to average $4.1 billion at December 31, 1999. The growth in home equity loans primarily resulted from loan purchases of $913.5 million in 1999. Due to the lower interest-rate environment and competitive market for these products, the average yield earned on the consumer loan portfolio declined 26 basis points to 8.09% in 1999 compared to 8.35% earned in 1998.

The following table shows the expected life of total loans at December 31, 1999, and segregates loans with fixed interest rates from those with floating or adjustable interest rates.


------------------------------------------------------------------------
Loan Maturities
                                Within     1 to 5    After
(In millions)                   1 Year     Years    5 Years     Total
------------------------------------------------------------------------
Commercial                      $2,746    $ 4,646    $  742    $ 8,134
Commercial mortgages               581      1,963       631      3,175
Residential mortgages            1,362      2,862     1,524      5,748
Consumer loans                   1,436      3,321     1,413      6,170
------------------------------------------------------------------------
    Total                       $6,125    $12,792    $4,310    $23,227
------------------------------------------------------------------------
Amount of loans based upon:
  Fixed interest rates          $2,773    $ 7,462    $2,655    $12,890
  Floating or adjustable
    interest rates               3,352      5,330     1,655     10,337
------------------------------------------------------------------------
    Total                       $6,125    $12,792    $4,310    $23,227
------------------------------------------------------------------------

Deposits:

Deposits, which include non-interest bearing demand deposits and interest-bearing savings and time deposits, are a fundamental and cost-effective source of funding. Summit offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. Deposits in 1999 averaged $23.7 billion, an increase of $1.7 billion, or 7.5%, compared to the 1998 average. At December 31, 1999, total deposits were $24.6 billion, an increase of $1.5 billion, or 6.5%, from year-end 1998.

Savings and time deposits totaled $18.5 billion at December 31, 1999, an increase of $1.3 billion, or 7.5%, from year-end 1998. The growth came from the Summit Navigator Account, a relationship sweep account that combines banking, investment and brokerage services into one account. The Summit Navigator Account (FDIC insured portion) grew $2.6 billion to $3.0 billion at December 31, 1999.

Also contributing to deposit growth were demand deposits, which increased $136.8 million, or 2.8%, from year-end 1998 to $5.1 billion at December 31, 1999. Average non-interest bearing demand deposits were $4.9 billion for 1999, an increase of $391.4 million, or 8.7%, from the prior year. Growth in personal checking accounts generated most of the increase, primarily due to lower minimum balance requirements.

Savings deposits, which include the Summit Navigator Accounts, as well as interest-bearing checking, money market and savings accounts, increased $1.5 billion, or 15.5%, to an average of $10.9 billion in 1999. The average cost of savings deposits increased 10 basis points to 2.68% in 1999 compared to 2.58% in 1998, primarily as a result of the change in deposit mix and the higher interest rate paid on the Summit Navigator Account. Time deposits, which consist primarily of retail certificates of deposit, decreased $75.0 million, or 1.1%, in 1999 to average $7.0 billion. The average cost of time deposits decreased 30 basis points to 4.99% in 1999 from 5.29% in 1998.

The following chart illustrates the growth in average total deposits for the past five years.

                                   [GRAPHIC]

In the printed version there appears a bar chart with the following plot points depicted.

Average Total Deposits
(in billions)

1995     20.2
1996     21.3
1997     21.9
1998     22.1
1999     23.7

Commercial certificates of deposit $100,000 and over are primarily used as an additional funding source to support balance sheet growth and as an alternative to other sources of borrowed funds. These deposits averaged $879.2 million during 1999, a decrease of $133.4 million, or 13.2%, from 1998. The average cost of these deposits decreased 35 basis points during the year to 4.98% compared with 5.33% in 1998.

Other Borrowed Funds:

Other borrowed funds are mainly comprised of repurchase agreements, Federal funds purchased, FHLB borrowings and other short-term borrowings, including commercial paper. These borrowings are primarily used to fund asset growth not supported by deposit generation. During 1999, the average balance of other borrowed funds was $3.7 billion, the same as the prior year average. The balance of other borrowed funds was $4.6 billion at December 31, 1999, an increase of $1.4 billion, or 44.0%, from the prior year. The average cost of other borrowed funds decreased 35 basis points


----------------------------------------------------------------------------------------------------------------------------------
Selected Other Borrowed Funds
                                                                   1999                      1998                      1997
                                                            ------------------       -------------------       -------------------
(In millions)                                               Amount        Rate       Amount         Rate       Amount         Rate
----------------------------------------------------------------------------------------------------------------------------------
   Securities sold under agreements to repurchase:
     At December 31                                         $1,301        4.15%      $1,063         4.78%      $2,490         5.42%
     Average during year                                     1,187        4.54        1,599         5.16        2,427         5.44
     Maximum month-end balance during year                   1,363          --        1,825           --        2,780           --

   Federal funds purchased:
     At December 31                                         $1,326        5.52%      $1,003         4.94%      $  655         5.84%
     Average during year                                     1,126        5.35        1,068         5.65          473         6.02
     Maximum month-end balance during year                   1,471          --        1,352           --          699           --

   FHLB Borrowings:
     At December 31                                         $1,805        5.84%     $   910         5.53%      $   --           --%
     Average during year                                     1,127        5.28          701         6.34           --           --
     Maximum month-end balance during year                   1,805          --        1,335           --           --           --
----------------------------------------------------------------------------------------------------------------------------------

during the year to 5.03% compared with 5.38% in 1998. Commercial paper, a funding source for the Parent Company, averaged $47.0 million during 1999, a decrease of $1.1 million, or 2.3%, from 1998. The average cost of commercial paper decreased 37 basis points to 4.95% in 1999 from 5.32% in 1998.

Long-Term Debt:

During 1999, long-term debt was a primary source of funding for asset growth. The average balance of long-term debt was $3.9 billion in 1999, an increase of $1.8 billion, over 1998. The average cost of long-term debt decreased to 5.53% in 1999, from 6.11% in 1998, a decline of 58 basis points due to the lower interest-rate environment.

At December 31, 1999, long-term debt totaled $3.9 billion, an increase of $292.1 million, or 8.2%, compared to the prior year. FHLB borrowings increased $216.8 million with the remaining increase of $79.0 million from long-term repurchase agreements. Principal amounts due on long-term debt for the years 2000 through 2004 and thereafter are $888.9 million, $454.6 million, $409.1 million, $1.4 billion and $687.6 million, respectively.

Certain long-term debt agreements contain limitations on the amount of additional funded debt that can be assumed. At December 31, 1999, under the most restrictive covenants, the amount of additional funded debt that could have been created was $673.1 million. At December 31, 1999, long-term debt totaling $99.8 million qualified as Tier II capital for risk-based capital purposes.

On July 2, 1999, a shelf registration statement providing for the possible issuance, from time to time, of senior and subordinated debt securities and preferred stock to a maximum of $1.0 billion was declared effective by the Securities and Exchange Commission ("SEC"). Terms of the securities will be set at the time of issuance. As of December 31, 1999, none of this debt or preferred stock had been issued.

In November 1998, Summit Bank, NJ, and Summit Bank, PA, executed a distribution agreement providing for the possible issuance, from time to time, of senior and subordinated bank notes to a maximum of $3.75 billion on an underwritten or agency basis. Terms of the notes will be set at the time of issue, and may range in maturity from seven days to thirty years from date of issue. As of December 31, 1999, none of this debt had been issued.

Shareholders' Equity and Dividends:

Shareholders' equity at December 31, 1999, was $2.8 billion, an increase of $79.8 million, or 2.9%, compared to the prior year. Book value per common share rose to $16.23 compared to $15.67 at December 31, 1998. The increase in shareholders' equity and book value per share resulted from net income of $442.6 million, less $221.8 million of common stock dividends. Also impacting shareholders' equity and related ratios was the effect of the stock buyback and net unrealized holding losses on securities.

In April 1998, the Board of Directors authorized a stock buyback program, providing for the repurchase of up to five percent or 8.9 million shares of the Company's common stock. During 1999, 3.2 million shares of common stock were purchased under this program. In addition, 7.4 million shares were repurchased in 1999 for completed or announced acquisitions. In 1999, treasury stock averaged $178.6 million for the year and amounted to $161.6 million at December 31, 1999, representing 4.8 million shares of common stock.

The following chart illustrates the growth in average total equity for the past five years.

                                   [GRAPHIC]

In the printed version there appears a bar chart with the following plot points depicted.

Average Total Equity
(in billions)


1995     1.966
1996     2.212
1997     2.487
1998     2.661
1999     2.737

In the second quarter of 1999, the Board of Directors increased the regular quarterly dividend on common stock. The dividend rate was increased from $0.30 per share to $0.33 per share. Dividends declared on common stock totaled $1.29 per share for 1999 compared to $1.17 for 1998, an increase of 10.3%. The dividend payout ratio was 50.8% in 1999 and 44.5% in 1998. The dividend yield was 4.3% at December 31, 1999, compared to 2.8% at year-end 1998. As of December 31, 1999, there were 27,994 shareholders of record.

The common stock of Summit Bancorp is traded on the New York Stock Exchange under the symbol SUB. The quarterly market price ranges and dividends declared per common share for the last two years are shown below.


----------------------------------------------------------------------------
                                             Trade Price            Cash
                                      -------------------------   Dividends
                                       High      Low     Close    Declared
----------------------------------------------------------------------------
   1999 Quarter Ended
     December 31                      $35.50   $28.50    $30.63    $0.33
     September 30                      42.56    30.63     32.44     0.33
     June 30                           44.00    37.38     41.81     0.33
     March 31                          44.50    37.06     39.00     0.30
----------------------------------------------------------------------------
   1998 Quarter Ended
     December 31                      $45.00   $30.75    $43.69    $0.30
     September 30                      49.44    32.75     37.50     0.30
     June 30                           53.50    44.75     47.50     0.30
     March 31                          53.88    45.88     50.13     0.27
----------------------------------------------------------------------------

Summit Bancorp and its bank subsidiaries are subject to various regulatory capital requirements administered by the Federal Reserve Board and Federal Deposit Insurance Corporation. For information on regulatory capital, see Note 20 of the Notes to Consolidated Financial Statements.

  Average Balance Sheets with Resultant Interest and Rates

------------------------------------------------------------------------------------------------------------------------------------
   (Tax-equivalent basis, dollars in millions)                                  1999                             1998
                                                                  ------------------------------     ----------------------------
                                                                  Average                Average     Average              Average
                                                                  Balance     Interest      Rate     Balance   Interest      Rate
------------------------------------------------------------------------------------------------------------------------------------
   Assets
   Interest-earning assets:
      Federal funds sold and securities purchased
         under agreements to resell                               $   22.1     $  1.3       5.61%   $   14.4   $    0.9      6.07%
      Interest-bearing deposits with banks                            32.4        1.7       5.30        22.9        1.4      6.19
      Trading account securities                                      13.5        0.8       5.27        21.2        1.3      6.21
      Securities available for sale:
         U.S. Government and Federal agencies                      3,239.4      199.7       6.17     3,865.8      244.0      6.31
         States and political subdivisions                            14.4        0.9       6.02         6.9        0.4      6.41
         Other securities                                          1,233.0       78.2       6.34       779.9       50.8      6.51
------------------------------------------------------------------------------------------------------------------------------------
            Total securities available for sale                    4,486.8      278.8       6.21     4,652.6      295.2      6.35
------------------------------------------------------------------------------------------------------------------------------------
      Securities held to maturity:
         U.S. Government and Federal agencies                      4,037.1      250.7       6.21     3,286.0      208.2      6.34
         States and political subdivisions                           131.7       12.0       9.14       165.5       14.9      9.01
         Other securities                                          2,011.0      124.7       6.20     1,309.8       79.8      6.09
------------------------------------------------------------------------------------------------------------------------------------
            Total securities held to maturity                      6,179.8      387.4       6.27     4,761.3      302.9      6.36
------------------------------------------------------------------------------------------------------------------------------------
      Loans:
         Commercial                                                7,588.6      597.2       7.87     6,652.3      548.0      8.24
         Commercial mortgage                                       2,999.4      241.5       8.05     2,828.7      238.5      8.43
         Residential mortgage                                      5,598.8      398.7       7.12     5,641.2      410.7      7.28
         Consumer                                                  5,677.0      459.0       8.09     4,648.8      388.3      8.35
------------------------------------------------------------------------------------------------------------------------------------
            Total loans                                           21,863.8    1,696.4       7.76    19,771.0    1,585.5      8.02
------------------------------------------------------------------------------------------------------------------------------------
            Total interest-earning assets                         32,598.4    2,366.4       7.26    29,243.4    2,187.2      7.48
------------------------------------------------------------------------------------------------------------------------------------
   Cash and due from banks                                           996.8                           1,021.8
   Allowance for loan losses                                        (330.0)                           (311.1)
   Other assets                                                    1,296.0                             980.9
------------------------------------------------------------------------------------------------------------------------------------
   Total Assets                                                  $34,561.2                         $30,935.0
------------------------------------------------------------------------------------------------------------------------------------
   Liabilities and Shareholders' Equity
   Interest-bearing liabilities:
      Savings deposits                                           $10,928.5      293.3       2.68   $ 9,458.3      243.7      2.58
      Time deposits                                                7,012.3      350.1       4.99     7,087.3      375.2      5.29
      Commercial certificates of deposit $100,000 and over           879.2       43.8       4.98     1,012.6       54.0      5.33
------------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits                       18,820.0      687.2       3.65    17,558.2      672.9      3.83
------------------------------------------------------------------------------------------------------------------------------------
      Other borrowed funds                                         3,706.5      186.6       5.03     3,721.2      200.2      5.38
      Long-term debt                                               3,908.1      216.0       5.53     2,100.8      128.3      6.11
------------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing liabilities                    26,434.6    1,089.8       4.12    23,380.2    1,001.4      4.28
------------------------------------------------------------------------------------------------------------------------------------
   Demand deposits                                                 4,896.2                           4,504.8
   Other liabilities                                                 493.7                             388.7
   Shareholders' equity                                            2,736.7                           2,661.3
------------------------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders' Equity                    $34,561.2                         $30,935.0
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income (tax-equivalent basis)                                 1,276.6       3.14%               1,185.8      3.20%
   Tax-equivalent basis adjustment                                              (10.4)                            (12.0)
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                       $1,266.2                          $1,173.8
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income as a percent of interest-earning assets
      (tax-equivalent basis)                                                                3.92%                            4.05%
------------------------------------------------------------------------------------------------------------------------------------

Note: Average loan balances and rates include non-accruing loans.

                                                                                                     Summit Bancorp and Subsidiaries

----------------------------------------------------------------------------------------------------------------------------------
                  1997                           1996                            1995                           1994
      ---------------------------    ---------------------------     ---------------------------      ----------------------------
      Average             Average    Average             Average     Average             Average      Average              Average
      Balance    Interest    Rate    Balance    Interest    Rate     Balance    Interest    Rate      Balance  Interest       Rate
-----------------------------------------------------------------------------------------------------------------------------------
      $  73.2     $  4.1     5.58%  $   78.2   $    5.4     6.95%   $  191.9    $   11.5     5.97%   $  206.9   $   8.0      3.88%
         13.5        0.7     5.45       14.4        0.8     5.72        11.1         0.6     5.81        16.9       0.6      3.72
         34.0        2.5     7.39       27.4        1.5     5.44        34.8         2.1     5.89        28.9       0.9      2.94

      3,219.5      208.9     6.49    2,050.8      130.4     6.36       868.3        52.8     6.08       533.9      31.6      5.92
         18.1        0.8     4.28        6.4        0.3     3.77         9.3         0.6     6.89       536.2      30.6      5.70
        558.1       35.4     6.34      567.7       35.7     6.29       282.3        16.2     5.74       532.3      27.6      5.19
-----------------------------------------------------------------------------------------------------------------------------------
      3,795.7      245.1     6.46    2,624.9      166.4     6.34     1,159.9        69.6     6.00     1,602.4      89.8      5.60
-----------------------------------------------------------------------------------------------------------------------------------
      3,514.8      228.3     6.49    3,850.8      248.7     6.46     4,712.1       314.1     6.67     4,192.9     262.2      6.25
        206.9       18.9     9.15      266.3       24.0     9.01       333.8        31.8     9.55       392.9      38.9      9.91
      1,131.7       68.2     6.02    1,448.1       86.7     5.98     1,955.7       117.2     5.99     1,896.4     106.1      5.60
-----------------------------------------------------------------------------------------------------------------------------------
      4,853.4      315.4     6.50    5,565.2      359.4     6.46     7,001.6       463.1     6.61     6,482.2     407.2      6.28
-----------------------------------------------------------------------------------------------------------------------------------

      5,685.1      484.3     8.52    5,298.9      442.8     8.36     5,490.4       474.8     8.65     5,318.6     405.5      7.62
      2,788.7      244.3     8.76    2,652.2      230.9     8.71     2,232.3       200.2     8.97     2,299.3     189.8      8.25
      5,925.0      439.9     7.42    5,651.0      421.6     7.46     4,805.2       363.4     7.56     3,773.8     269.2      7.13
      4,053.1      342.8     8.46    3,463.7      293.2     8.47     3,040.6       263.9     8.68     2,728.7     220.7      8.09
-----------------------------------------------------------------------------------------------------------------------------------
     18,451.9    1,511.3     8.19   17,065.8    1,388.5     8.14    15,568.5     1,302.3     8.36    14,120.4   1,085.2      7.69
-----------------------------------------------------------------------------------------------------------------------------------
     27,221.7    2,079.1     7.64   25,375.9    1,922.0     7.57    23,967.8     1,849.2     7.72    22,457.7   1,591.7      7.09
-----------------------------------------------------------------------------------------------------------------------------------
      1,035.8                        1,284.4                         1,146.1                          1,190.1
       (299.2)                        (298.3)                         (316.0)                          (362.6)
        924.3                          867.5                           964.8                            989.2
-----------------------------------------------------------------------------------------------------------------------------------
    $28,882.6                      $27,229.5                      $ 25,762.7                        $24,274.4
-----------------------------------------------------------------------------------------------------------------------------------

    $ 9,633.0      253.0     2.63  $ 9,245.6      236.6     2.56  $  9,092.4       240.8     2.65   $ 9,578.1     213.9      2.23
      7,323.0      380.8     5.20    7,294.3      374.5     5.13     6,967.6       350.9     5.04     5,736.6     231.2      4.03
        891.9       48.2     5.41      892.0       47.9     5.37       635.0        38.6     6.08       460.1      18.9      4.10
-----------------------------------------------------------------------------------------------------------------------------------
     17,847.9      682.0     3.82   17,431.9      659.0     3.78    16,695.0       630.3     3.78    15,774.8     464.0      2.94
-----------------------------------------------------------------------------------------------------------------------------------
      3,186.0      175.2     5.50    2,947.0      155.5     5.28     2,730.9       153.7     5.63     2,436.7      99.9      4.10
        887.2       62.4     7.03      430.3       39.2     9.10       507.0        38.2     7.53       501.8      35.8      7.14
-----------------------------------------------------------------------------------------------------------------------------------
     21,921.1      919.6     4.20   20,809.2      853.7     4.10    19,932.9       822.2     4.12    18,713.3     599.7      3.20
-----------------------------------------------------------------------------------------------------------------------------------
      4,131.4                        3,856.7                         3,482.2                          3,374.7
        343.2                          351.4                           381.9                            418.8
      2,486.9                        2,212.2                         1,965.7                          1,767.6
-----------------------------------------------------------------------------------------------------------------------------------
    $28,882.6                      $27,229.5                      $ 25,762.7                        $24,274.4
-----------------------------------------------------------------------------------------------------------------------------------

                 1,159.5     3.44%              1,068.3     3.47%                1,027.0     3.60%                992.0      3.89%
                   (14.4)                         (15.0)                           (17.3)                         (19.4)
-----------------------------------------------------------------------------------------------------------------------------------
                $1,145.1                       $1,053.3                         $1,009.7                       $  972.6
-----------------------------------------------------------------------------------------------------------------------------------
                             4.26%                          4.21%                            4.28%                           4.42%
-----------------------------------------------------------------------------------------------------------------------------------

Results of Operations

Net Interest Income:

Interest income on a tax-equivalent basis was $2.4 billion in 1999, an increase of $179.2 million, or 8.2%, compared to 1998. This increase was due to the growth in interest-earning assets, partially offset by a reduction in the yield earned on these portfolios. On average, interest-earning assets increased $3.4 billion, or 11.5%, to $32.6 billion. Growth in the loan and investment portfolios contributed $247.5 million in net interest income, offset by a $68.5 million reduction in rates. The average yield on interest-earning assets was 7.26% for 1999, compared to 7.48% for 1998, a decrease of 22 basis points. The decrease was generally the result of the repricing of floating-rate instruments and the reinvestment of cash flows from maturities of loans and investment securities in a lower interest-rate environment.

Interest expense was $1.1 billion for 1999, an increase of $88.4 million, or 8.8%, from a year ago. On average, interest- bearing liabilities increased $3.1 billion, or 13.1%, resulting from increases in interest-bearing deposits and long-term debt. The increase in long-term debt and other borrowed funds accounted for a $197.8 million increase in interest expense, offset by a $123.7 million benefit of lower rates. In addition, savings deposits accounted for an increase of $49.6 million due to higher balances and rates. The average cost of interest-bearing liabilities was 4.12% in 1999, a decrease of 16 basis points from 4.28% in 1998. The decreased cost resulted from the lower interest-rate environment.

Net interest income on a tax-equivalent basis amounted to $1.3 billion in 1999, up $90.8 million, or 7.7%, compared to 1998. Net interest spread on a tax-equivalent basis declined 6 basis points to 3.14% for the year compared to 3.20% in 1998. Net interest margin decreased to 3.92% for 1999 compared to 4.05% in 1998. Also impacting net interest spread for the year was the stock repurchase program. This program, although accretive to earnings per share, resulted in approximately a 3 basis point decline in net interest margin.

The accompanying Rate/Volume Table presents an analysis of the impact on interest income and interest expense resulting from changes in average volumes and rates over the past two years. Changes that are not due to volume or rate have been allocated proportionally to both, based on their relative absolute values.

Non-Interest Income:

Non-interest income, including securities gains, amounted to $397.3 million in 1999 compared to $350.2 million in the prior year, an increase of $47.1 million, or 13.4%. Increases were realized in all categories except service charges on deposits, with insurance fee income contributing approximately $15.3 million of the growth.

---------------------------------------------------------------------------------------------------------------------------------
Rate/Volume Table                                                                   Amount of Increase (Decrease)
                                                                 ----------------------------------------------------------------
                                                                       1999 versus 1998                   1998 versus 1997
                                                                 ----------------------------      ------------------------------
                                                                  Due to Change in:                 Due to Change in:
                                                                 -------------------               -------------------
   (Tax-equivalent basis, in millions)                           Volume        Rate     Total      Volume        Rate       Total
----------------------------------------------------------------------------------------------------------------------------------
   Interest Income:
      Loans:
         Commercial                                              $ 74.7     $ (25.5)   $ 49.2      $ 80.1      $(16.4)     $ 63.7
         Commercial mortgage                                       14.0       (11.0)      3.0         3.5        (9.3)       (5.8)
         Residential mortgage                                      (3.1)       (8.9)    (12.0)      (20.9)       (8.3)      (29.2)
         Consumer                                                  83.2       (12.5)     70.7        49.9        (4.4)       45.5
----------------------------------------------------------------------------------------------------------------------------------
            Total loans                                           168.8       (57.9)    110.9       112.6       (38.4)       74.2
      Securities held to maturity                                  88.8        (4.3)     84.5        (5.8)       (6.7)      (12.5)
      Securities available for sale                               (10.1)       (6.3)    (16.4)       54.4        (4.3)       50.1
      Other interest-earning assets                                 0.6        (0.4)      0.2        (3.8)        0.1        (3.7)
----------------------------------------------------------------------------------------------------------------------------------
            Total interest income                                 248.1       (68.9)    179.2       157.4       (49.3)      108.1
----------------------------------------------------------------------------------------------------------------------------------
   Interest Expense:
      Deposits:
         Savings deposits                                          39.7         9.9      49.6        (4.5)       (4.8)       (9.3)
         Time deposits                                             (3.9)      (21.2)    (25.1)      (12.3)        6.7        (5.6)
         Commercial certificates of deposit $100,000 and over      (6.9)       (3.3)    (10.2)        6.5        (0.7)        5.8
----------------------------------------------------------------------------------------------------------------------------------

            Total deposits                                         28.9       (14.6)     14.3       (10.3)        1.2        (9.1)
      Other borrowed funds and long-term debt                     197.8      (123.7)     74.1        98.9        (8.0)       90.9
----------------------------------------------------------------------------------------------------------------------------------
            Total interest expense                                226.7      (138.3)     88.4        88.6        (6.8)       81.8
----------------------------------------------------------------------------------------------------------------------------------
   Net interest income                                           $ 21.4     $  69.4    $ 90.8      $ 68.8      $(42.5)     $ 26.3
----------------------------------------------------------------------------------------------------------------------------------

Non-interest income categories compared to the prior year are presented in the following table.


-----------------------------------------------------------------------------
                                                          Increase (Decrease)
-----------------------------------------------------------------------------
(In thousands)                    1999       1998      Amount    Percent
-----------------------------------------------------------------------------

Service charges on deposit
  accounts                    $123,545   $125,145    $ (1,600)      (1.3)%
Service and loan fee income     60,864     57,586       3,278        5.7
Trust income                    51,247     42,854       8,393       19.6
Investment fees                 41,793     35,686       6,107       17.1
Insurance fees                  32,316     16,973      15,343       90.4
Other                           77,748     65,337      12,411       19.0
-----------------------------------------------------------------------------
                               387,513    343,581      43,932       12.8
Securities gains                 9,805      6,646       3,159       47.5
-----------------------------------------------------------------------------
                              $397,318   $350,227    $ 47,091       13.4%
-----------------------------------------------------------------------------

Service charges on deposit accounts amounted to $123.5 million in 1999, a decrease of $1.6 million, or 1.3%. In order to more aggressively attract retail deposits, Summit changed its strategy and lowered its minimum balance requirements on regular checking accounts, savings accounts and certificates of deposit. Due to this change, fewer monthly maintenance fees were earned, resulting in the decrease in service charges on deposits.

Service and loan fee income increased $3.3 million, or 5.7%, to $60.9 million in 1999. Credit card revenues increased $3.7 million as a result of credit card merchant fees and increased usage of debit cards. Also contributing to the growth was mortgage servicing income which increased $1.1 million. Partially offsetting the growth in service and loan fees was a decline of $4.5 million in origination and application fees on residential mortgages.

Trust income totaled $51.2 million in 1999, an increase of $8.4 million, or 19.6%, over the prior year. The increase was primarily the result of increased investment advisory fees, including advisory fees from the Pillar Funds(R). Assets under trust administration, including corporate debt issue trusteeships, totaled $32.6 billion at December 31, 1999, compared to $29.7 billion at the end of 1998. At December 31, 1999, and 1998, assets under discretionary management were $10.8 billion and $9.5 billion, respectively. Trust assets include the Pillar Funds(R), which totaled $3.8 billion at December 31, 1999, an increase of $745.0 million, or 24.6%, from the prior year end.

Investment fees were $41.8 million for the year ended December 31, 1999, an increase of $6.1 million or 17.1%, from 1998. Fees from annuities reached $15.7 million in 1999, an increase of $5.7 million, or 57.1%, from 1998. The large increase was primarily the result of expanding sales of annuities in 1999. Brokerage fee income reached $11.6 million, an increase of $1.0 million, or 9.8%, from 1998, primarily related to higher volume from new business. Fees from the sales of mutual funds were $14.5 million in 1999, a slight decrease from the $15.1 million in 1998.


Insurance fees were $32.3 million for the year ended December 31, 1999, an increase of $15.3 million, or 90.4%, from 1998. Insurance fees benefited from a full year of revenues from W. M. Ross and Company, acquired in August 1998, and Madison Consulting Group, acquired in October 1998.

Other income in 1999 amounted to $77.7 million, an increase of $12.4 million, or 19.0%, compared to the prior year. Included in other income for 1999 were realized gains of: $5.9 million from the sale of the credit card portfolios, $4.1 million on the sale of mortgage servicing rights and $2.1 million on the sale of residential mortgages. These gains compare to the $8.1 million gain from limited partnership investments in 1998.

For the year ended December 31, 1999, securities gains were $9.8 million, an increase of $3.2 million, or 47.5%, from 1998. These gains were principally generated by sales of equity securities.

Non-Interest Expenses:

Non-interest expenses, excluding restructuring charges, totaled $850.2 million in 1999, an increase of $67.4 million, or 8.6%, compared to $782.8 million in 1998. The restructuring charges in 1999 were recorded in conjunction with the realignment of key lines of business and support. Approximately $44.0 million of the 1999 increase was attributable to operating expenses of acquired companies not included in 1998 results. Excluding these items, the growth in non-interest expense in 1999 would have been approximately 3.0%.

Non-interest expense categories compared to the prior year are presented in the following table.


----------------------------------------------------------------------------

                                                        Increase (Decrease)
----------------------------------------------------------------------------

(In thousands)                    1999         1998      Amount     Percent
----------------------------------------------------------------------------
Salaries                      $338,678     $308,974     $29,704       9.6%
Pension and other employee
  benefits                     117,389      107,659       9,730       9.0
Furniture and equipment         94,833       84,479      10,354      12.3
Occupancy, net                  80,406       74,754       5,652       7.6
Communications                  37,697       36,799         898       2.4
Amortization of goodwill and
  other intangibles             29,628       19,630       9,998      50.9
Other                          151,607      150,512       1,095       0.7
----------------------------------------------------------------------------
                               850,238      782,807      67,431       8.6
Restructuring charges           27,900           --      27,900       N/A
----------------------------------------------------------------------------
                              $878,138     $782,807     $95,331      12.2%
----------------------------------------------------------------------------

Salaries expense totaled $338.7 million in 1999, an increase of $29.7 million, or 9.6%, compared to 1998. In addition to annual merit increases, salaries rose approximately $14.5 million from acquisitions.

Pension and other employee benefits expense totaled $117.4 million for the year ended December 31, 1999, an increase of $9.7 million, or 9.0%, from 1998. In addition to increases related to higher salary expenses, $9.3 million of the increase was associated with incentive compensation programs, including programs linked to sales efforts.

Furniture and equipment expense in 1999 totaled $94.8 million, an increase of $10.4 million, or 12.3%, from 1998. The increase was primarily due to increases in equipment maintenance, mainframe application software and leasing expenses associated with personal computers, as well as costs associated with recent acquisitions.

During 1999, net occupancy expense totaled $80.4 million, an increase of $5.7 million, or 7.6%, from the prior year. The increase was mainly attributable to additional rent and depreciation expense resulting from recent acquisitions.

Communications expense totaled $37.7 million in 1999, an increase of 2.4% compared to 1998. The increase was generally related to higher postage expense.

Amortization of goodwill and intangibles increased $10.0 million, or 50.9%, for the year ended 1999. The increase was due to the impact of the purchase acquisitions of Prime Bancorp and New Canaan Bank and Trust Company in 1999, and the full-year impact of the 1998 acquisitions of NSS Bancorp, Inc., W. M. Ross and Company, and Madison Consulting Group.

Other expenses were $151.6 million in 1999, a slight increase from 1998. Other expenses consist primarily of legal and professional fees and advertising and public relations expenses.

Income Taxes:

Federal and state income tax expenses for 1999 were $214.7 million, an increase of $5.3 million compared to $209.4 million in 1998. The combined Federal and state effective income tax rate was 32.7% for 1999 compared to 31.0% for 1998. The lower effective tax rate for 1998 was the result of benefits received from the implementation of business strategies, including one-time non-taxable distributions from corporate reorganizations, that were not realized in 1999.

Lines of Business

Summit Bancorp, for management purposes, is segmented into the following lines of business: Retail Banking, Corporate Banking and The Private Bank. Summary financial information for each of the lines of business for the years 1999, 1998 and 1997 are presented in Note 17 of the Notes to the Consolidated Financial Statements.

Line of business information is based on accounting practices that conform to and support the current management structure, and is not necessarily comparable with similar information for any other financial institution.

Net income includes revenues and expenses directly associated with each line, plus allocations of certain indirect revenues and expenses. Centrally provided corporate services and general overhead are allocated on a per-unit cost basis in proportion to the balances of assets, liabilities and operating expenses associated with the particular business line. A matched maturity funds transfer method is employed to assign a cost of funds to the earning assets of each business line, as well as to assign a value of funds to the liabilities of each business line. The provision for loan losses is allocated based on the historical net charge off ratio for each line of business. The consolidated effective income tax rate is applied to each line of business, after consideration of certain permanent differences that can be allocated to a specific line of business.

Equity is allocated based on management's evaluation of the level of risk, including credit, operational and business risks, associated with each line of business. Equity reflected in corporate and other is generally unallocated and available to fund future growth of the lines of business.

Retail Banking:

The Retail Banking line of business addresses the banking needs of individuals and small businesses. Mortgage loans, including home equity credit lines, direct and indirect consumer loans and small commercial loans are offered through the Company's broad network of branches. Demand and interest-bearing deposit accounts and related services are provided through branches and automatic teller machines.

The average balance of loans increased $708.5 million, or 6.4%, from $11.1 billion in 1998, to $11.8 billion in 1999. Home equity loan purchases of $913.5 million and residential mortgage loan purchases of $459.8 million were primarily responsible for the increase. These increases were partially offset by borrowers electing to refinance and choosing fixed-rate mortgage products, which are generally sold into the secondary market and not retained in the loan portfolio.

Net interest income increased $64.6 million, or 8.5%, to $819.9 million in 1999 from $755.3 million in 1998. The growth in net interest income resulted primarily from a 9.3% increase in average deposits and a 22.0% rise in average consumer loans.

The provision for loan losses increased $2.6 million, from $31.6 million in 1998, to $34.2 million in 1999, as a result of growth in the loan portfolios.

Non-interest income increased $14.1 million, or 7.2%, in 1999 compared with 1998. The increase was primarily related to gains from the sales of the credit card portfolios, mortgage servicing rights and loans aggregating $12.1 million. Non-interest expenses excluding restructuring charges increased $19.6 million, or 3.7%, from $531.1 million in 1998 to $550.7 million in 1999. The increase was mainly attributable to acquisitions.

The increased revenues more than offset the impact of rising costs, resulting in higher net income for Retail Banking of $292.0 million in 1999 compared with $264.9 million in 1998.

Corporate Banking:

The Corporate Banking line of business is focused on meeting the banking requirements of large and middle-market businesses. Commercial loans and mortgages, asset-based lending, direct and indirect leasing and leveraged financing are actively solicited through a network of relationship managers. Demand and interest-bearing deposit accounts and related services are provided through the branch network.

Net interest income increased $17.7 million, from $265.7 million in 1998 to $283.4 million in 1999, driven by the increase in average loans. Average loans increased $1.2 billion, or 15.3%, from 1998 primarily due to growth in asset-based lending, aircraft lending, media lending and commercial real estate. Partially offsetting the favorable effect that average loan growth had on net interest income was a 14 basis point narrowing in overall loan spreads.

The provision for loan losses increased $59.4 million, from $32.4 million in 1998 to $91.8 million in 1999, as a result of an additional provision of $60.0 million prompted by the adverse outlook for a borrower following a bankruptcy filing.

Non-interest income increased $1.1 million, from $47.0 million in 1998 to $48.1 million in 1999. Non-interest expense increased $22.1 million, or 20.3%, from $109.0 million in 1998 to $131.1 million in 1999, primarily due to staff additions related to business expansion efforts and the Prime Bancorp acquisition.

As a result of the additional provision of $60.0 million, net income decreased $44.9 million, or 37.7%, from $118.9 million in 1998 to $74.0 million in 1999.

The Private Bank:

The Private Bank delivers products and services to high net worth individuals. This reporting segment also includes investment services which provide a full range of trust, administrative and custodial services to individuals and institutions, in addition to investment products and discount brokerage. The line also markets a wide variety of insurance products for the personal and corporate marketplace. Revenues are mostly in the form of fees for services provided. The major sources of fee income are generated from trust services, sales of mutual funds and annuities, insurance and brokerage services and discount brokerage transactions.

Net interest income increased to $57.4 million in 1999 from $53.9 million in 1998. The increase was the result of the $222.1 million, or 20.4%, increase in average loans and $53.3 million increase in average deposits, or 7.4%, from 1998. Partially offsetting the impact of the loan and deposit growth was a decrease in loan and deposit spreads in 1999 from a year earlier.

Non-interest income is primarily comprised of fees from trust services and investment and insurance fees. Non-interest income increased $29.8 million, or 30.5%, in 1999 from 1998. Trust services is the largest component with total revenues of $51.2 million in 1999, an increase of $8.4 million, or 19.6%. This was primarily the result of increased revenue on personal trust products and investment advisory fees, including advisory fees from the Pillar Funds(R). Insurance revenue totaled $32.3 million in 1999 compared to $17.0 million the prior year. Insurance fees were enhanced with a full year of revenues from the acquisitions of W.M. Ross and Company and Madison Consulting Group, two insurance subsidiaries acquired in the second half of 1998. Investment fees totaled $41.8 million, an increase of $6.1 million, or 17.1%, from 1998. This was primarily the result of expanding sales of annuities in 1999.

Non-interest expenses increased $26.1 million, or 24.5%, from 1998. Expenses of the acquired insurance companies amounted to $15.4 million, or 59.1%, of the increase. Salaries and commissions, excluding the new insurance entities, increased $8.7 million from 1998 to 1999. The remaining increase was generally the result of additional corporate overhead expenses allocated to The Private Bank based on the expansion of the business.

Net income for 1999 was $33.2 million, an increase of $4.1 million from 1998 net income of $29.1 million.

Other:

Other is primarily comprised of the treasury function which is responsible for managing interest-rate risk and the investment portfolios. In addition, certain revenues and expenses not considered allocable to a line of business are reflected in this area.

Net interest income increased $6.6 million, from $98.9 million in 1998 to $105.4 million in 1999. The increase was generally related to growth of $1.2 billion in the securities portfolios.

Non-interest income increased $2.1 million in 1999, primarily related to increased gains from securities transactions. Non-interest expenses excluding restructuring charges decreased slightly to $35.4 million in 1999 from $35.9 million in 1998. Net income for 1999 amounted to $43.4 million compared to $52.9 million in 1998.


------------------------------------------------------------------------------------------------------------------------------------
Non-performing Assets
(In thousands)                                                                  1999       1998        1997        1996        1995
------------------------------------------------------------------------------------------------------------------------------------
Non-performing loans:
   Commercial and industrial                                                $ 78,303    $55,245     $42,644    $ 54,308    $ 52,086
   Construction and development                                                3,538      5,046       4,453      31,901      52,975
   Commercial mortgage                                                        18,480     26,446      37,993      52,922      88,500
------------------------------------------------------------------------------------------------------------------------------------
      Non-performing loans                                                   100,321     86,737      85,090     139,131     193,561
Other real estate owned, net                                                   6,881      2,829      14,249      26,406      30,771
------------------------------------------------------------------------------------------------------------------------------------
   Non-performing assets                                                    $107,202    $89,566     $99,339    $165,537    $224,332
------------------------------------------------------------------------------------------------------------------------------------
Loans, not included above, past due 90 days or more (1)                     $ 41,378    $45,322     $48,609    $ 79,013    $ 60,463
------------------------------------------------------------------------------------------------------------------------------------
Impact on interest income:
   Interest income that would have been recorded on non-performing loans
      in accordance with their original terms                               $  7,460    $ 5,681     $ 5,340    $ 14,154    $ 20,192
   Interest income received and recorded on non-performing loans               1,328      1,532       1,040       1,817       2,833
------------------------------------------------------------------------------------------------------------------------------------
   Lost income on non-performing loans                                      $  6,132    $ 4,149     $ 4,300    $ 12,337    $ 17,359
------------------------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percentage of:
   Total assets                                                                 0.29%      0.27%       0.33%       0.60%       0.84%
   Total loans and other real estate owned                                      0.46       0.42        0.53        0.95        1.36
------------------------------------------------------------------------------------------------------------------------------------

(1) Primarily residential mortgage and consumer loans, well secured and in the process of collection.


Asset Quality

At December 31, 1999, non-performing assets, which include non-performing loans and other real estate owned ("OREO"), net, amounted to $107.2 million, an increase of $17.6 million, or 19.7%, from the prior year. The ratio of non-performing assets to total loans and OREO increased 4 basis points from 0.42% at the end of 1998 to 0.46% at the end of 1999.

As the table above demonstrates, loan quality and ratios remain strong. This was accomplished through quality loan underwriting, a proactive approach to loan monitoring and aggressive workout strategies.

Charge offs of non-performing loans increased $82.4 million to $156.5 million compared to $74.0 million in 1998. This increase was primarily attributable to a $60.0 million charge off of a large media credit. OREO is carried at the lower of cost or fair value, less estimated costs to sell, with any deficiency charged against the valuation allowance. OREO, net of the valuation allowance, amounted to $6.9 million at December 31, 1999, an increase of $4.1 million, or 143.2%, compared to $2.8 million at the end of the prior year.

Loans 90 days or more past due and not included in the non-performing loan category totaled $41.4 million at December 31, 1999, compared to $45.3 million at the end of the prior year. These loans consist of residential mortgage and consumer loans that are well secured and in the process of collection.

Potential problem loans are those where information about possible credit problems of borrowers causes management to have doubts as to the ability of such borrowers to comply with loan repayment terms. These loans are not included with non-performing loans as


----------------------------------------------------------------------------------------------------
Allocation of the Allowance for Loan Losses

                                         1999                1998                    1997
----------------------------------------------------------------------------------------------------
                                           Percentage            Percentage             Percentage
                                           of loans to           of loans to            of loans to
(In thousands)                     Amount  total loans  Amount   total loans   Amount   total loans
----------------------------------------------------------------------------------------------------
Commercial and industrial        $142,754     28.7%    $ 71,726     28.2%     $ 52,459     26.5%
Construction and development        6,291      2.6        6,728      1.8         7,718      2.0
Commercial mortgage                17,279     13.7       21,569     13.7        26,480     14.3
Residential mortgage                6,754     24.7       19,600     27.1        12,846     30.1
Consumer                           30,696     26.6       36,500     25.4        28,423     22.5
Loan commitments and other loans    5,240      3.7        2,187      3.8         1,742      4.6
Unallocated                       119,814      N/A      164,504      N/A       166,826      N/A
----------------------------------------------------------------------------------------------------
                                 $328,828    100.0%    $322,814    100.0%     $296,494    100.0%
----------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------
Allocation of the Allowance for Loan Losses

                                        1996                   1995
-----------------------------------------------------------------------------
                                          Percentage            Percentage
                                          of loans to           of loans to
(In thousands)                    Amount  total loans  Amount   total loans
-----------------------------------------------------------------------------
Commercial and industrial        $ 45,922   24.9%     $ 59,357     28.4%
Construction and development       36,617    1.8        44,390      2.7
Commercial mortgage                20,690   15.1        31,754     14.8
Residential mortgage               13,650   34.0        23,229     32.5
Consumer                           22,746   20.9        21,677     19.7
Loan commitments and other loans    7,762    3.3        26,895      1.9
Unallocated                       133,224    N/A        85,858      N/A
-----------------------------------------------------------------------------
                                 $280,611  100.0%     $293,160    100.0%
-----------------------------------------------------------------------------
they continue to perform. Potential problem loans, primarily commercial and industrial loans, were $11.9 million and $8.0 million, at December 31, 1999, and 1998, respectively.

Allowance for Loan Losses and Related Provision:

The allowance for loan losses is maintained at a level sufficient to absorb estimated credit losses in the loan portfolio as of the date of the financial statements. The allowance for loan losses is a valuation reserve available for losses incurred or inherent in the loan portfolio and other extensions of credit. The appropriateness of the allowance for loan losses is determined through a standardized quarterly review process. Refer to Note 1 of the Notes to Consolidated Financial Statements for a detailed description of this process.

At December 31, 1999, the allowance for loan losses was $328.8 million compared to $322.8 million at the end of the prior year, an increase of $6.0 million, or 1.9%. The ratio of the allowance for loan losses to total loans at December 31, 1999, and 1998 was 1.42% and 1.53%, respectively. The allowance for loan losses as a percentage of non-performing loans was 327.78% at December 31, 1999, compared to 372.18% at the end of 1998.

At December 31, 1999, $209.0 million of the allowance for loan losses was allocated to general and specific reserves compared to $158.3 million at year-end 1998. Unallocated reserves amounted to $119.8 million at December 31, 1999 compared to $164.5 million in 1998. The increase in the general reserve is a result of the charge off of a large media credit that was factored into our six quarter migration analysis, resulting in a lower unallocated reserve.

The provision for loan losses was $128.0 million for the year ended December 31, 1999, an increase of $62.0 million, or 93.9%, from $66.0 million recorded in 1998. While the quality of the loan portfolio remains sound, the increase in the provision for loan losses was due to an increase in the level of charge offs, loan growth and the inherent risk in the loan portfolio. Net charge offs in 1999 amounted to $133.7 million, an increase of $88.6 million, or 196.5%, compared to $45.1 million recorded in 1998. Net charge offs represented 0.61% of average loans in 1999 compared to 0.23% in 1998. Net charge offs to average loans excluding the charge off of the $60.0 million media credit would have been 0.34%.


---------------------------------------------------------------------------------------------------------------------------------
   Allowance for Loan Losses

   (In thousands)                                                1999           1998          1997           1996         1995
---------------------------------------------------------------------------------------------------------------------------------
   Balance, beginning of period                           $   322,814    $   296,494    $  280,611     $  293,160     $323,336
   Acquired allowance                                          11,724          5,416         9,994          8,492        6,131
   Provision charged to operating expenses                    128,000         66,000        59,100         64,034       72,090
   Loans charged off:
     Commercial and industrial                                120,721         25,228        22,355         37,047       46,819
     Construction and development                                 283          2,912         3,319         17,036       35,451
     Commercial mortgage                                        2,273          2,755        12,993         25,695       25,741
     Residential mortgage                                       5,310          8,327        19,117          7,558        8,608
     Consumer                                                  27,878         34,820        28,891         20,970       13,873
---------------------------------------------------------------------------------------------------------------------------------
       Total loans charged off                                156,465         74,042        86,675        108,306      130,492
---------------------------------------------------------------------------------------------------------------------------------
   Recoveries:
     Commercial and industrial                                 10,736         11,100        16,167         12,602       14,684
     Construction and development                               1,160          3,661         3,686          2,427        2,072
     Commercial mortgage                                        1,313          4,546         5,089          2,466        1,920
     Residential mortgage                                         525          1,525           957            838          667
     Consumer                                                   9,021          8,114         7,565          4,898        2,752
---------------------------------------------------------------------------------------------------------------------------------
       Total recoveries                                        22,755         28,946        33,464         23,231       22,095
---------------------------------------------------------------------------------------------------------------------------------
   Net charge offs                                            133,710         45,096        53,211         85,075      108,397
---------------------------------------------------------------------------------------------------------------------------------
   Balance, end of period                                 $   328,828      $ 322,814    $  296,494     $  280,611     $293,160
---------------------------------------------------------------------------------------------------------------------------------
   Loans:
     At year end                                          $23,226,956    $21,126,577   $18,888,366    $17,386,059  $16,413,222
     Average during year                                   21,863,830     19,770,964    18,451,893     17,065,753   15,568,502
     Net charge offs to average loans outstanding                0.61%          0.23%         0.29%          0.50%        0.70%
   Allowance for loan losses to:
     Total loans at year end                                     1.42%          1.53%         1.57%          1.61%        1.79%
     Non-performing loans                                      327.78         372.18        348.45         201.69       151.46
     Non-performing assets                                     306.74         360.42        298.47         169.52       130.68
---------------------------------------------------------------------------------------------------------------------------------

Asset/Liability Management

Market Risk:

Based on the Company's business, market risk is primarily limited to interest rate risk which is the impact that changes in interest rates would have on future earnings. Interest rate risk, including interest rate sensitivity and the repricing characteristics of assets and liabilities, is managed by the Asset/Liability Management Committee ("ALCO"). The principal objective of ALCO is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings. Net interest income, the primary source of earnings, is affected by interest rate movements. To mitigate the impact of changes in interest rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest-sensitivity gaps, which is the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

As illustrated by the interest rate sensitivity analysis in the accompanying table, sensitivity to interest rate fluctuations is measured in a number of time frames. The gap position is presented on an adjusted basis, allowing for the impact of off-balance-sheet transactions.

An asset-sensitive gap means an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap means an excess of interest-sensitive liabilities over interest-sensitive assets. At December 31, 1999, there was a thirty-day liability-sensitive gap of $3.0 billion and a one-year cumulative liability-sensitive gap of $3.1 billion. This is primarily attributable to the growth in the Summit Navigator Account during 1999. In a changing rate environment, a mismatched gap position generally indicates that changes in the income from interest-earning assets will not be completely proportionate to changes in the cost of interest-bearing liabilities, resulting in net interest income volatility. This risk can be reduced by various strategies, including the administration of liability costs, the reinvestment of asset maturities and the use of off-balance-sheet financial instruments to insulate net interest income from the effects of changes in interest rates.

Interest rate sensitivities are also monitored through the use of simulation modeling techniques which apply alternative interest rate scenarios to periodic forecasts of future business activity and estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in varying interest environments.

Key assumptions in the model include anticipated prepayments on mortgage-related instruments, contractual cash flow and maturities of all financial instruments, including derivatives, anticipated future business activity, deposit sensitivity and changes in market conditions. Selected core deposit rates have not been changed based on the results of analyses of historical rate movements.

These assumptions are inherently uncertain and, as a result, these models cannot precisely estimate the impact that higher or lower rate environments will have on net interest income. Actual results will differ from simulated results due to the timing, magnitude and


------------------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Table at December 31, 1999

                                                             Interest Sensitivity Period                     Total       One Year
                                              ------------------------------------------------------        Within             to
(In thousands)                                     30 Day        90 Day       180 Day        365 Day      One Year      Two Years
------------------------------------------------------------------------------------------------------------------------------------
Earning Assets:
  Total securities                            $   968,754  $    489,329   $   643,028    $ 1,093,619   $ 3,194,730    $ 1,702,133
  Loans                                         5,797,718     2,270,511     1,435,387      2,228,869    11,732,485      2,977,821
  Other interest-earning assets                    37,870            --            --             --        37,870             --
------------------------------------------------------------------------------------------------------------------------------------
                                                6,804,342     2,759,840     2,078,415      3,322,488    14,965,085      4,679,954
------------------------------------------------------------------------------------------------------------------------------------
Sources of Funds:
  Savings and time deposits (1)                 5,940,254     1,121,464      1,347,258     1,416,526     9,825,502      1,892,905
  Commercial CDs                                  711,172       227,194         39,131        41,351     1,018,848             --
  Other interest-bearing liabilities            3,117,179     1,647,396      1,154,060     1,271,329     7,189,964        550,409
  Non-interest-bearing sources                         --            --             --            --            --             --
------------------------------------------------------------------------------------------------------------------------------------
                                                9,768,605     2,996,054      2,540,449     2,729,206    18,034,314      2,443,314
------------------------------------------------------------------------------------------------------------------------------------
Asset (Liability) Interval Gap                 (2,964,263)     (236,214)      (462,034)      593,282    (3,069,229)     2,236,640
Net effect of off-balance-sheet instruments       (10,000)      200,000          5,000      (195,000)           --             --
------------------------------------------------------------------------------------------------------------------------------------
Asset (Liability) Sensitivity Gap:
  Period gap                                   (2,974,263)      (36,214)      (457,034)      398,282    (3,069,229)     2,236,640
  Cumulative gap                              $(2,974,263) $ (3,010,477)   $(3,467,511)  $(3,069,229)  $(3,069,229)   $  (832,589)
------------------------------------------------------------------------------------------------------------------------------------



                                                Non-Interest
                                               Sensitive and
(In thousands)                                Over Two Years         Total
-----------------------------------------------------------------------------
Earning Assets:
  Total securities                               $ 5,919,759   $10,816,622
  Loans                                            8,516,650    23,226,956
  Other interest-earning assets                           --        37,870
-----------------------------------------------------------------------------
                                                  14,436,409    34,081,448
-----------------------------------------------------------------------------
Sources of Funds:
  Savings and time deposits (1)                    6,830,792    18,549,199
  Commercial CDs                                          --     1,018,848
  Other interest-bearing liabilities                 717,468     8,457,841
  Non-interest-bearing sources                     6,055,560     6,055,560
-----------------------------------------------------------------------------
                                                  13,603,820   $34,081,448
-----------------------------------------------------------------------------
Asset (Liability) Interval Gap                       832,589
Net effect of off-balance-sheet instruments               --
-----------------------------------------------------------------------------
Asset (Liability) Sensitivity Gap:
  Period gap                                         832,589
  Cumulative gap                                 $        --
-----------------------------------------------------------------------------

(1) Included in these balances are $956.3 million of ret ail certificates of deposit $100,000 and over maturing as follows: $242.8 million - less than three months; $165.6 million - three to six months; $219.5 million - six to twelve months; and $328.4 million - more than twelve months.

frequency of interest rate changes, changes in cash flow patterns and market conditions, as well as changes in management's strategies.

Based on the results of the interest simulation model as of December 31, 1999, the Company would expect an increase of approximately $66.5 million in net interest income and a decrease of approximately $74.2 million in net interest income if interest rates decrease or increase by 100 basis points, respectively, from current rates in an immediate and parallel shock over a twelve-month period.

Asset and liability management efforts also involve the use of derivatives, primarily interest rate swaps, to modify the interest rate characteristics of designated assets and liabilities. These derivatives are accounted for as hedges and are not recorded on the balance sheet. Income or expense related to these instruments is accrued monthly and recognized as an adjustment to interest income or interest expense for those balance sheet instruments being hedged. For the year ended December 31, 1999, derivative financial instruments reduced net interest income by $1.3 million compared to a $1.9 million reduction during 1998.

The following table illustrates the aggregate notional amounts and expected maturities of interest rate swaps, interest rate caps, foreign currency and foward contracts at December 31, 1999.


-----------------------------------------------------------------------------
Derivative Financial Instruments

                                                                 Weighted
                                                    Notional     Avg. Est.
(In millions)                                        Amount      Maturity
-----------------------------------------------------------------------------
Interest rate swaps:
  Receive fixed/pay floating                        $  10.0       12/03
  Receive floating/pay fixed                          200.0        8/00
Interest rate caps                                     63.7        9/00
Foreign currency contracts                            115.8        3/00
Forward contracts                                      17.0        2/00
-----------------------------------------------------------------------------
                                                     $406.5        8/00
-----------------------------------------------------------------------------

The notional values of these instruments represent the contractual balances on which calculations of the amount of interest to be exchanged are based. The caps were purchased to accommodate customers who desire rate protection on variable rate loans.

The following table illustrates the interest rate swap activity for the past two years.

----------------------------------------------------------------------
Interest Rate Swap Activity

(In millions)                               1999               1998
----------------------------------------------------------------------
Balance, beginning of year                $ 316.2            $ 433.2
  Additions                                  10.0              250.0
  Maturities/amortization                  (116.2)            (367.0)
----------------------------------------------------------------------
Balance, end of year                      $ 210.0            $ 316.2
----------------------------------------------------------------------

The Company has limited or no market risk associated with foreign currencies, commodities or other marketable instruments.

Liquidity:

Liquidity management includes monitoring current and projected cash flows, as well as economic forecasts for the industry. A liquidity contingency plan is in place, which is designed to effectively manage potential liquidity concerns due to changes in interest rates, credit markets or other external risks.

Bank liquidity is the ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. Traditional sources of liquidity include asset maturities, asset repayments and deposit growth. In addition, borrowed funds represent another major source of funding. The bank subsidiaries have established borrowing relationships with the FHLB and other correspondent banks which further support and enhance liquidity. Summit Bank, NJ and Summit Bank, PA executed a distribution agreement, in November 1998, providing for the possible issuance of senior and subordinated notes to a maximum of $3.75 billion on an underwritten or agency basis. Through December 31, 1999, no funds have been drawn from this source.

Liquidity is also important at the Parent Corporation in order to provide funds for operations and to pay dividends to shareholders. Parent Corporation cash requirements are met primarily through management fees and dividends from its subsidiaries and the issuance of short and long-term debt. The amount of dividends from bank subsidiaries is subject to certain regulatory restrictions which are discussed more fully in Note 20 of the Notes to Consolidated Financial Statements. On July 2, 1999, a shelf registration statement providing for the possible issuance, from time to time, of senior and subordinated debt securities and preferred stock to a maximum of $1.0 billion was declared effective by the SEC. Terms of the securities will be set at the time of issuance. As of December 31, 1999, none of this debt or preferred stock had been issued.

The Consolidated Statements of Cash Flows on page 37 present the changes in cash from operating, investing and financing activities. At December 31, 1999, the balance of cash was $1.2 billion, an increase of $30.7 million from the end of the prior year.

Net cash provided by operating activities totaled $625.0 million in 1999 compared to $498.0 million in 1998. The primary source of funds is net income from operations adjusted for: provision for loan losses, depreciation expenses, amortization of intangibles and restructuring charges.

Net cash used in investing activities totaled $2.1 billion in 1999 compared to $2.4 billion in 1998. The decline in usage resulted from a lower net increase in loans.

Net cash provided by financing activities amounted to $1.5 billion in 1999 compared to $1.8 billion in 1998. The decrease in 1999 resulted primarily from a decline in proceeds from long-term debt issuance, increases in dividend payments and purchases of common stock, partially offset by an increase in other borrowed funds and deposits.

The securities portfolios are also a source of liquidity, providing cash flows from maturities and periodic repayments of principal. During 1999, maturities of investment securities totaled $3.7 billion. Contractual and anticipated principal payments from the securities portfolios are expected to be approximately $1.7 billion in 2000. In addition, all or part of the $5.2 billion securities available for sale portfolio could be sold. Cash flows are also derived from loan maturities, which in 2000 are projected to approximate $6.1 billion, adjusted for anticipated prepayments.

1998 Compared with 1997

For the year ended December 31, 1998, the Company reported net income of $465.8 million, or $2.63 per diluted share, compared to $371.0 million, or $2.09 per diluted share, in 1997. Results for 1997 included merger-related restructuring charges of $83.0 million ($53.7 million after tax) associated with the acquisitions of Collective Bancorp, Inc. and BMJ Financial Corp. Excluding the effects of these non-recurring charges, net income for 1997 was $424.7 million, or $2.39 per diluted share. Excluding the effect of non-recurring items, return on average assets improved to 1.51% in 1998 compared to 1.47% in the prior year, and return on average common equity rose to 17.50% versus 17.08% in 1997. The efficiency ratio increased to 51.41% from 50.28% in 1997.

The Company's performance for 1998 was highlighted by loan growth, improvement in non-interest income as a result of the insurance acquisitions, the inclusion of the Company in the S&P 500 Index and the expansion of the franchise into Connecticut.

Interest income on a tax-equivalent basis was $2.2 billion in 1998, an increase of $108.1 million, or 5.2%, compared to 1997. This increase was primarily a result of the growth in average interest-earning assets, which increased $2.0 billion, or 7.4%, to $29.2 billion. Growth in the average loan and investment portfolios of $1.3 billion and $752.0 million, respectively, contributed $161.2 million to interest income. Partially offsetting the contribution from earning asset growth was a decline in the average yield. The average yield on interest-earning assets was 7.48% for 1998 compared to 7.64% for 1997, a decrease of 16 basis points, which reduced interest income by $49.4 million. This decrease was a result of reinvestment of cash flows from maturities and repricing of floating-rate assets in a lower interest-rate environment.

Interest expense for 1998 was $1.0 billion, an increase of $81.8 million, or 8.9%, from 1997. The increase in average interest-bearing liabilities of $1.5 billion, or 6.7%, in 1998, generated $88.6 million of the increase in interest expense. The average cost of interest-bearing liabilities increased from 4.20% in 1997 to 4.28% in 1998. The increased rate resulted from a shift into higher-yielding deposit instruments, as well as greater reliance on borrowed funds and long-term debt as sources of funding.

Net interest income on a tax-equivalent basis amounted to $1.2 billion in 1998, an increase of $26.3 million, or 2.3%, from 1997. Net interest spread on a tax-equivalent basis declined 24 basis points to 3.20% in 1998 compared to 3.44% in 1997. Net interest margin decreased to 4.05% in 1998 from 4.26% in 1997. The stock repurchase program, although accretive to earnings per share, had a slight negative impact to interest margin.

Non-interest income, including securities gains, amounted to $350.2 million in 1998 compared to $301.9 million the prior year, an increase of $48.3 million, or 16.0%. Increases were realized in all categories; service charges on deposit accounts increased $10.6 million, or 9.2%, service and loan fee income increased $5.4 million, or 10.3%, and investment and insurance fees increased $23.5 million, or 80.3%. The acquisitions of insurance businesses contributed approximately $15.0 million of the total growth in insurance fees and the growth in sales of mutual funds contributed $8.0 million to investment fees. Trust income increased $2.7 million, or 6.7% due to increased investment advisory fees including advisory fees from the Pillar Funds(R). Included in other income for 1998 were realized gains of $8.1 million from limited partnership investments. These gains were largely offset by a $6.8 million decrease in gains from the sale of branches and deposits compared to 1997. Securities gains amounted to $6.6 million, an increase of $1.0 million, or 17.9%, over 1997.

Non-interest expenses for 1998 totaled $782.8, an increase of $49.1 million, or 6.7%, compared to $733.7 million, excluding $83.0 million of restructuring charges in 1997. The restructuring charges in 1997 were recorded in conjunction with acquisitions. Approximately $19.0 million of the 1998 increase was attributable to operating expenses of the acquired companies not included in 1997 results. Excluding these items, the growth in expense in 1998 was 4.1%.

Salaries expense totaled $309.0 million in 1998, an increase of $18.5 million, or 6.4%, compared to 1997. The increase resulted from annual merit increases and increased staff due to acquisitions. Additionally, as a result of increased revenue growth and the linking of compensation with revenue production, commissions paid increased $9.8 million in 1998. Pension and other employee benefits totaled $107.7 million for 1998, up $13.9 million, or 14.9%, from 1997. In addition to increases related to higher salary expenses, $7.6 million of the increase was associated with incentive programs and long-term stock performance awards.

Furniture and equipment expense totaled $84.5 million, an increase of $6.2 million, or 7.9%, from 1997. The increase was primarily due to additional leasing expenses associated with computer equipment installed at branches to support teller and on-line operations and expanded ATM locations. Net occupancy expense increased $2.7 million, or 3.7%, from the prior year due primarily to additional rent expense related to expanding the network of supermarket branches. Communications expense totaled $36.8 million, an increase of $1.6 million, or 4.5%, compared to the prior year. The increase was generally related to expanded voice and data transmission systems and increased usage to support on-line operations.

Other expenses which consist primarily of legal and professional fees, and advertising and public relations expenses were $150.5 million in 1998, an increase of $5.9 million, or 4.1%, compared to 1997. Companies acquired since December 1997 generated $8.2 million of these increased expenses. Partially offsetting these expenses was a decrease in OREO expenses of $5.2 million. Included in other expenses are $6.0 million and $4.0 million of external costs related to the Year 2000 remediation for 1998 and 1997, respectively.

Federal and state tax expenses for 1998 were $209.4 million, an increase of $9.2 million from 1997. The combined effective Federal and state tax rate was 31.0% in 1998 versus 35.1% in 1997. The decrease in effective tax rate was the result of the implementation of business strategies, including the reorganization of corporate entities.

Year 2000 Readiness Disclosure

Issues surrounding the Year 2000 arose out of the fact that many computer programs use only two digits to identify a year in the date field. Computer hardware and software that had not been made Year 2000 ready would likely interpret "00" as year 1900 rather than year 2000.

Summit began work in 1995 to remediate its information technology ("IT") and non-IT systems for the Year 2000. Programming changes and testing for internal mission-critical computer systems were substantially completed in 1998, and the 330 software systems being tracked by the Company were remediated, tested and confirmed as Year 2000 ready as of March 31, 1999. Summit's testing covered mission-critical, as well as non-mission-critical computer systems.

Summit's operations continued to function through and after the date change, from December 31, 1999, to January 1, 2000, and through the "event" period ending January 4, 2000. The Company has experienced no significant Year 2000-related customer service disruptions during that period or since that date. Through the date change, Summit customers were able to continue to access their accounts and conduct business with Summit Bank, and Summit's ATM network continued to be operational. There was no negative impact due to problems with telecommunications, or electric or water utilities. Although extensive contingency plans had been prepared for dealing with a broad range of potential internal and external issues, such as loss of electrical power or other problems presented by external vendors or service providers, none were required to be executed.

Throughout 1999, Summit communicated its Year 2000 readiness progress to customers. To further reassure its customers, more than 400 Summit branches were open for business on New Year's Day, and supermarket branches were open as usual on Sunday, January 2, 2000.

The estimated cost of the Year 2000 project is $23.4 million. The project was staffed with both external contract and internal personnel. This estimate includes the cost of retention programs for key systems personnel, a portion of which will be paid in 2000. To date, internal costs totaling $8.6 million have been incurred. These costs include compensation and benefits for internal personnel assigned full-time to the project, the retention program and other ancillary costs. In addition, $12.7 million of external costs, including external contract personnel and payments to third parties, have been incurred to date. Total costs incurred to date are $21.3 million.

Recent Accounting Pronouncements

In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." This statement amends FASB Statement No. 133 by delaying the effective date one year. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. This statement is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000, on a prospective basis. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.

Reaching Higher -- Looking Ahead

This report contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These forward-looking statements involve certain risks, uncertainties, estimates and assumptions made by management.

One of Summit Bancorp's primary objectives is to achieve balanced asset and revenue growth, and at the same time expand market presence and diversify the line of financial products. However, it is recognized that objectives, no matter how focused, are subject to factors beyond the control of Summit Bancorp which can impede our ability to achieve these goals.

Factors that may cause actual results to differ from those results expressed or implied, include, but are not limited to, the overall economy and the interest rate environment; the ability of customers to repay their obligations; the adequacy of the allowance for loan losses; the progress of integrating acquired financial institutions; competition; significant changes in accounting, tax or regulatory practices and requirements; and technological changes. Although management has taken certain steps to mitigate any negative effect of the aforementioned items, significant unfavorable changes could severely impact the assumptions used and have an adverse effect on profitability.

                                                 Summit Bancorp and Subsidiaries

Consolidated Balance Sheets

------------------------------------------------------------------------------------------------------------------------------
(In thousands)
At December 31,                                                                                          1999             1998
------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                           $ 1,160,577      $ 1,129,859
Federal funds sold and securities purchased under agreements to resell                                  5,000           28,829
Interest-bearing deposits with banks                                                                   32,870           26,360
Securities:
   Trading account securities                                                                          20,118           12,553
   Securities available for sale                                                                    5,199,121        3,970,941
   Securities held to maturity (fair value approximates $5,388,071 and $6,030,840)                  5,597,383        6,015,810
------------------------------------------------------------------------------------------------------------------------------
         Total securities                                                                          10,816,622        9,999,304
------------------------------------------------------------------------------------------------------------------------------
Loans                                                                                              23,226,956       21,126,577
   Less:  Allowance for loan losses                                                                   328,828          322,814
------------------------------------------------------------------------------------------------------------------------------
         Net loans                                                                                 22,898,128       20,803,763
------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                                315,632          286,050
Goodwill and other intangibles                                                                        519,362          295,461
Accrued interest receivable                                                                           214,797          195,708
Due from customers on acceptances                                                                      22,311           18,089
Other assets                                                                                          393,676          317,891
------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                      $36,378,975      $33,101,314
------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Deposits:
   Non-interest bearing demand deposits                                                           $ 5,070,599     $  4,933,787
   Interest-bearing deposits:
      Savings and time deposits                                                                    18,549,199       17,250,295
      Commercial certificates of deposit $100,000 and over                                          1,018,848          961,046
------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                            24,638,646       23,145,128
------------------------------------------------------------------------------------------------------------------------------
Other borrowed funds                                                                                4,593,064        3,189,988
Accrued expenses and other liabilities                                                                357,152          358,542
Accrued interest payable                                                                              100,845           94,430
Bank acceptances outstanding                                                                           22,311           18,089
Long-term debt                                                                                      3,864,777        3,572,710
------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                         33,576,795       30,378,887
------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                              --               --
Shareholders' equity:
   Common stock par value $.80:
      Authorized 390,000 shares; issued 177,471 and 177,632                                           141,977          142,106
   Surplus                                                                                            959,934        1,013,393
   Retained earnings                                                                                1,948,985        1,728,135
   Employee stock ownership plan obligation                                                            (1,250)          (3,394)
   Accumulated other comprehensive (loss) income, net of tax                                          (85,841)          12,087
   Treasury stock (4,825 and 3,873 shares at cost)                                                   (161,625)        (169,900)
------------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                                 2,802,180        2,722,427
------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                        $36,378,975      $33,101,314
------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                                                 Summit Bancorp and Subsidiaries

Consolidated Statements of Income

--------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
Years ended December 31,                                                                   1999            1998             1997
--------------------------------------------------------------------------------------------------------------------------------
Interest Income
Loans                                                                                $1,691,359      $1,580,658       $1,505,840
Securities:
   Trading account securities                                                               606           1,224            2,438
   Securities available for sale                                                        277,651         292,953          243,103
   Securities held to maturity                                                          383,361         298,085          308,508
--------------------------------------------------------------------------------------------------------------------------------
         Total securities                                                               661,618         592,262          554,049
Federal funds sold and securities purchased under agreements to resell                    1,243             876            4,084
Deposits with banks                                                                       1,716           1,416              733
--------------------------------------------------------------------------------------------------------------------------------
         Total interest income                                                        2,355,936       2,175,212        2,064,706
--------------------------------------------------------------------------------------------------------------------------------

Interest Expense
Savings and time deposits                                                               643,418         618,873          633,774
Commercial certificates of deposit $100,000 and over                                     43,758          54,020           48,245
Other borrowed funds and long-term debt                                                 402,606         328,513          237,598
--------------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                                       1,089,782       1,001,406          919,617
--------------------------------------------------------------------------------------------------------------------------------
         Net interest income                                                          1,266,154       1,173,806        1,145,089
Provision for loan losses                                                               128,000          66,000           59,100
--------------------------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses                          1,138,154       1,107,806        1,085,989
--------------------------------------------------------------------------------------------------------------------------------
Non-Interest Income
Service charges on deposit accounts                                                     123,545         125,145          114,569
Service and loan fee income                                                              60,864          57,586           52,205
Trust income                                                                             51,247          42,854           40,155
Investment fees                                                                          41,793          35,686           27,650
Insurance fees                                                                           32,316          16,973            1,558
Securities gains                                                                          9,805           6,646            5,637
Other                                                                                    77,748          65,337           60,111
--------------------------------------------------------------------------------------------------------------------------------
         Total non-interest income                                                      397,318         350,227          301,885
--------------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense
Salaries                                                                                338,678         308,974          290,515
Pension and other employee benefits                                                     117,389         107,659           93,711
Furniture and equipment                                                                  94,833          84,479           78,259
Occupancy, net                                                                           80,406          74,754           72,074
Communications                                                                           37,697          36,799           35,214
Amortization of goodwill and other intangibles                                           29,628          19,630           19,273
Restructuring charges                                                                    27,900              --           83,000
Other                                                                                   151,607         150,512          144,645
--------------------------------------------------------------------------------------------------------------------------------
         Total non-interest expense                                                     878,138         782,807          816,691
--------------------------------------------------------------------------------------------------------------------------------
         Income before taxes                                                            657,334         675,226          571,183
Federal and state income taxes                                                          214,711         209,407          200,218
--------------------------------------------------------------------------------------------------------------------------------
         Net Income                                                                  $  442,623     $   465,819       $  370,965
--------------------------------------------------------------------------------------------------------------------------------
Net Income per Common Share:
   Basic                                                                             $     2.56     $      2.66       $     2.12
   Diluted                                                                                 2.54            2.63             2.09
--------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                                                 Summit Bancorp and Subsidiaries

Consolidated Statements of Shareholders' Equity

--------------------------------------------------------------------------------------------------------------------------
                                                                                                             Accumulated
                                                                                                                   Other
                                                        Common                  Retained           ESOP    Comprehensive
(In thousands)                                           Stock      Surplus     Earnings     Obligation    (Loss) Income
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                            $134,637    $ 918,411   $1,237,892       $ (5,816)         $ 5,714
--------------------------------------------------------------------------------------------------------------------------
  Beginning balance of immaterial pooled
    acquisitions (6,047 shares)                          4,837       34,705       25,562             --             (278)
  Adjustment for the pooling of a company with
    different fiscal year end (197 shares)                (158)      (4,771)       9,288            539            1,832
  Comprehensive income:
    Net income                                              --           --      370,965             --               --
    Unrealized holding gains on securities arising
      during the period (net of tax of $9,300)              --           --           --             --           17,271
    Less: Reclassification adjustment for gains
      included in net income (net of tax of $1,973)         --           --           --             --            3,664
--------------------------------------------------------------------------------------------------------------------------
    Net unrealized holding gains on securities
      arising during the period (net of tax
      of $7,327)                                            --           --           --             --           13,607
--------------------------------------------------------------------------------------------------------------------------
  Total comprehensive income
  Cash dividends declared on common stock                   --           --     (176,514)            --               --
Employee stock plans (2,444 shares)                      1,956       42,084           --             --               --
  Shares acquired and issued for acquisitions
    (495 shares)                                            --       (3,148)          --             --               --
  ESOP debt repayment                                       --           --           --          1,076               --
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                             141,272      987,281    1,467,193         (4,201)          20,875
--------------------------------------------------------------------------------------------------------------------------
  Comprehensive income:
    Net income                                              --           --      465,819             --               --
    Unrealized holding losses on securities arising
      during the period (net of tax of $2,406)              --           --           --             --           (4,468)
    Less: Reclassification adjustment for gains
      included in net income (net of tax of $2,326)         --           --           --             --            4,320
    Net unrealized holding losses on securities
      arising during the period (net of tax
      of $4,732)                                            --           --           --             --           (8,788)
--------------------------------------------------------------------------------------------------------------------------
  Total comprehensive income
  Cash dividends declared on common stock                   --           --     (204,877)            --               --
  Employee stock plans (1,552 shares)                      834       22,557           --             --               --
  Treasury shares issued for acquisitions
    (3,637 shares)                                          --        3,555           --             --               --
  Purchase of common stock (8,020 shares)                   --           --           --             --               --
  ESOP debt repayment                                       --           --           --            807               --
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                             142,106     1,013,393   1,728,135         (3,394)          12,087
--------------------------------------------------------------------------------------------------------------------------
  Comprehensive income:
    Net income                                              --           --      442,623             --               --
    Unrealized holding losses on securities arising
      during the period (net of tax of $54,499)             --           --           --             --          (91,555)
    Less: Reclassification adjustment for gains
      included in net income (net of tax of $3,432)         --           --           --             --            6,373
--------------------------------------------------------------------------------------------------------------------------
    Net unrealized holding losses on securities
      arising during the period (net of tax
      of $57,931)                                           --           --           --             --          (97,928)
--------------------------------------------------------------------------------------------------------------------------
  Total comprehensive income
  Cash dividends declared on common stock                   --           --     (221,773)            --               --
  Employee stock plans (973 shares)                       (129)     (43,451)          --             --               --
  Treasury shares issued for acquisitions
    (8,541 shares)                                          --      (10,008)          --             --               --
  Purchase of common stock (10,627 shares)                  --           --           --             --               --
  ESOP debt repayment                                       --           --           --          2,144               --
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                            $141,977    $ 959,934   $1,948,985        $(1,250)        $(85,841)
--------------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------

                                                                            Total
                                                        Treasury    Shareholders'
(In thousands)                                             Stock           Equity
---------------------------------------------------------------------------------
Balance, December 31, 1996                                 $  --       $2,290,838
---------------------------------------------------------------------------------
  Beginning balance of immaterial pooled
    acquisitions (6,047 shares)                               --           64,826
  Adjustment for the pooling of a company with
    different fiscal year end (197 shares)                    --            6,730
  Comprehensive income:
    Net income                                                --          370,965
    Unrealized holding gains on securities arising
      during the period (net of tax of $9,300)
    Less: Reclassification adjustment for gains
      included in net income (net of tax of $1,973)
---------------------------------------------------------------------------------
    Net unrealized holding gains on securities
      arising during the period (net of tax
      of $7,327)                                              --           13,607
---------------------------------------------------------------------------------
  Total comprehensive income                                              384,572
  Cash dividends declared on common stock                     --         (176,514)
Employee stock plans (2,444 shares)                           --           44,040
  Shares acquired and issued for acquisitions
    (495 shares)                                              --           (3,148)
  ESOP debt repayment                                         --            1,076
---------------------------------------------------------------------------------
Balance, December 31, 1997                                    --        2,612,420
---------------------------------------------------------------------------------
  Comprehensive income:
    Net income                                                --          465,819
    Unrealized holding losses on securities arising
      during the period (net of tax of $2,406)
    Less: Reclassification adjustment for gains
      included in net income (net of tax of $2,326)
    Net unrealized holding losses on securities
      arising during the period (net of tax
      of $4,732)                                              --           (8,788)
---------------------------------------------------------------------------------
  Total comprehensive income                                              457,031
  Cash dividends declared on common stock                     --         (204,877)
  Employee stock plans (1,552 shares)                     24,298           47,689
  Treasury shares issued for acquisitions
    (3,637 shares)                                       168,091          171,646
  Purchase of common stock (8,020 shares)               (362,289)        (362,289)
  ESOP debt repayment                                         --              807
---------------------------------------------------------------------------------
Balance, December 31, 1998                              (169,900)       2,722,427
---------------------------------------------------------------------------------
  Comprehensive income:
    Net income                                                --          442,623
    Unrealized holding losses on securities arising
      during the period (net of tax of $54,499)
    Less: Reclassification adjustment for gains
      included in net income (net of tax of $3,432)
---------------------------------------------------------------------------------
    Net unrealized holding losses on securities
      arising during the period (net of tax
      of $57,931)                                             --          (97,928)
---------------------------------------------------------------------------------
  Total comprehensive income                                              344,695
  Cash dividends declared on common stock                     --         (221,773)
  Employee stock plans (973 shares)                       46,742            3,162
  Treasury shares issued for acquisitions
    (8,541 shares)                                       352,677          342,669
  Purchase of common stock (10,627 shares)              (391,144)        (391,144)
  ESOP debt repayment                                         --            2,144
---------------------------------------------------------------------------------
Balance, December 31, 1999                             $(161,625)      $2,802,180
---------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                                                 Summit Bancorp and Subsidiaries

Consolidated Statements of Cash Flows

-----------------------------------------------------------------------------------------------------------------------------------
   (In thousands)
   Years ended December 31,                                                                   1999            1998             1997
-----------------------------------------------------------------------------------------------------------------------------------
   Operating Activities
   Net income                                                                            $ 442,623    $    465,819      $   370,965
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                            128,000          66,000           59,100
      Depreciation, amortization, and accretion, net                                        76,937          50,883           60,433
      Restructuring charges                                                                 27,900              --           83,000
      Deferred income tax                                                                   15,717          11,682          (23,318)
      Gains on sales of securities                                                          (9,805)         (6,646)          (5,637)
      Gains on sales of mortgages held for sale                                            (14,561)        (17,086)          (7,516)
      Gains on the sales of other real estate owned                                         (2,105)         (6,068)          (4,663)
      Proceeds from sales of other real estate owned                                        11,163          21,576           34,258
      Proceeds from sales of mortgages held for sale                                       663,397         876,397          451,656
      Originations of mortgages held for sale                                             (707,598)     (1,035,090)        (485,452)
      Net (increase) decrease in trading account securities                                 (7,565)         21,248          (10,423)
      Net change in other accrued and deferred income and expense                              924          49,256          (36,416)
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                         625,027         497,971          485,987
-----------------------------------------------------------------------------------------------------------------------------------
   Investing Activities
   Purchases of securities held to maturity                                             (1,657,884)     (4,192,516)        (714,874)
   Purchases of securities available for sale                                           (3,400,702)     (2,467,055)      (3,070,103)
   Proceeds from maturities of securities held to maturity                               2,102,701       2,318,432        1,197,368
   Proceeds from maturities of securities available for sale                             1,608,597       2,519,623        1,005,560
   Proceeds from sales of securities available for sale                                    706,862       1,257,363          825,870
   Net decrease (increase) in Federal funds sold, securities purchased under
      agreements to resell, and interest-bearing deposits with banks                        36,065         (31,705)         169,630
   Net increase in loans                                                                (1,403,093)     (1,702,668)        (775,555)
   Purchases of premises and equipment, net                                                (71,466)        (61,466)         (39,566)
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                          (2,078,920)     (2,359,992)      (1,401,670)
-----------------------------------------------------------------------------------------------------------------------------------
   Financing Activities
   Net increase (decrease) in deposits                                                     492,781         367,858         (150,175)
   Net increase (decrease) in short-term borrowings                                      1,395,128        (344,491)         666,336
   Principal payments on long-term debt, net                                              (385,309)       (268,505)        (101,436)
   Proceeds from issuance of long-term debt, net of related expenses                       560,185       2,594,231          441,300
   Dividends paid                                                                         (217,687)       (199,759)        (167,663)
   Proceeds from issuance of common stock under stock option plans                           9,730          16,939           38,495
   Purchase of common stock                                                               (391,144)       (362,289)         (21,859)
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                                       1,463,684       1,803,984          704,998
-----------------------------------------------------------------------------------------------------------------------------------
   Increase (decrease) in cash and due from banks                                            9,791         (58,037)        (210,685)
   Beginning cash balance of acquired entities                                              20,927          14,778           56,296
   Cash and due from banks, beginning of year                                            1,129,859       1,173,118        1,327,507
-----------------------------------------------------------------------------------------------------------------------------------
   Cash and due from banks, end of year                                                $ 1,160,577     $ 1,129,859      $ 1,173,118
-----------------------------------------------------------------------------------------------------------------------------------
   Supplemental Disclosure
   Cash paid:
      Interest payments                                                                $ 1,084,827     $   978,844      $   905,933
      Income tax payments                                                                  169,460         150,581          211,163
   Noncash investing activities:
      Net transfer of securities held to maturity to securities available for sale              --              --          805,854
      Net transfer of loans to other real estate owned                                       7,741           5,486           20,485
-----------------------------------------------------------------------------------------------------------------------------------

   See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1 Summary of Significant
       Accounting Policies

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and prevailing industry standards. The following is a description of the signiifcant accounting policies used in the preparation of the Consolidated Financial Statements.

Business:

Summit Bancorp (the "Company") is a bank holding company registered under the Bank Holding Company Act of 1956. Through its bank and non-bank subsidiaries, a full range of financial services are provided to its customers in a competitive environment. Summit Bancorp is regulated by various Federal and state agencies and is subject to periodic examinations by those regulatory authorities.

Principles of Consolidation:

The accompanying Consolidated Financial Statements include the accounts of the Company after elimination of all significant intercompany accounts and transactions. Certain prior period amounts have been reclassified to conform to the financial statement presentation of 1999. The reclassifications have no effect on shareholders' equity or net income as previously reported.

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

Securities:

Securities are classified into one of three categories: trading account, held to maturity and available for sale.

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

All other securities, including equity securities, are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates, prepayment risk, asset/liability management or other factors. These securities are carried at fair value with unrealized gains and losses reported, net of tax, in other comprehensive income
(loss), a separate component of shareholders' equity. Realized gains and losses, which are generally computed using the specific identification method, are reported in non-interest income.

Loans:

Loans are generally carried at the principal amount outstanding, net of unearned discounts and deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized over the estimated life of the loan. This amortization is recorded in interest income as an adjustment to the yield using the level yield method. Other loan fees are recognized as earned and are included in non-interest income.

Residential mortgage loans that are serviced for others are not included in the Consolidated Balance Sheets. Fees earned for servicing loans are reported as non-interest income primarily when the related loan payments are collected. Loan servicing costs are charged to non-interest expense as incurred.

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

At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest income on non-accrual loans may be credited to income on a cash basis; however, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions. A loan is transferred to accrual status when it is contractually current or when its future collectibility is expected.

                                                 Summit Bancorp and Subsidiaries


Consumer loans and residential mortgages, which are collectively evaluated, are excluded from the population of impaired loans. Interest accruals on consumer and residential mortgages cease at 90 days, at which time previously accrued interest is reversed. Generally, consumer loans which are not secured by real estate are charged off when they are 120 days past due. All other loans, or portions thereof, are charged off when deemed uncollectible.

The impairment of non-performing loans is measured based on the present value of the expected future cash fiows, discounted at the loan's effective interest rate, a readily determinable market value or the underlying value of collateral for collateral dependent loans. The impaired loan's carrying value in excess of the expected cash fiows or collateral value is specifically reserved or is charged to the allowance for loan losses.

Allowance for Loan Losses:

The allowance for loan losses is a valuation reserve available for losses incurred or inherent in the loan portfolio and other extensions of credit. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources including commitments and other extensions of credit, guarantees and standby letters of credit. Additions are made to the allowance through periodic provisions which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

A process has been established to assess the appropriateness of the allowance for loan losses and to identify the risks inherent in the loan portfolio. This process consists of the identification of specific reserves for identified problem loans, the calculation of general reserves, which includes a combination of formula-driven allocations and minimum reserve levels by loan type and grade, and the determination of the unallocated reserves.

Specific reserves are determined through assessment of the borrower's ability to repay and the fair value of the underlying collateral, for collateral dependent loans, for each non-performing loan. If the carrying value of a loan exceeds the discounted expected cash flows or the value of the underlying collateral, the excess is specifically reserved or charged off. The level of specific reserves is generally the smallest component of the allowance for loan losses.

The calculation of the general reserve involves several steps. An historical loss factor is applied to each loan and unused commitment by business segment and loan grade. The historical loss factors are calculated using a trailing six quarter loss migration analysis. Adjustments are then made to the historical loss factors based on six quantitative objective elements (delinquency, non-performing assets, watch lists, charge offs, concentrations of credit and recoveries) and three subjective elements (economic conditions, the rating assigned by the internal credit audit department and other factors). This methodology is applied to both the commercial and retail portfolios. For the commercial loan portfolios, the historical loss factor, inclusive of the adjustment, is then compared to minimum reserve levels for each loan grade. The larger of the two factors is used in the determination of the reserves. The reserves calculated for the residential and consumer loans employ an historical six quarter migration analysis.

The last component of the loan loss reserve is the unallocated reserve. The unallocated reserve is based upon management's evaluation of the underlying inherent risk in the loan portfolio. The analysis of the appropriate level of reserves, in the aggregate, is based on the level of specific and general reserves previously discussed and is also inclusive of: industry concentrations, delinquency trends, economic trends, loan growth relative to the overall allowance, the level of substandard assets and the amount of allocated and unallocated reserves relative to the total loan portfolio.

The provision for loan losses is charged to expense to bring the allowance for loan losses to a level deemed appropriate by management to cover the credit risk inherent in the loan portfolio. The provision for loan losses may vary from quarter to quarter due to loan growth or if there is a change in the inherent risk in the loan portfolios.

Premises and Equipment:

Premises, furniture, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method. Premises, furniture and equipment are depreciated over the estimated useful life of the assets, or terms of the leases, as applicable. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment. Leasehold improvements are generally amortized over the terms of the leases. Included in premises and equipment are capitalized software costs, including salaries and benefits for internally developed software. These costs are amortized over the estimated useful life of the software. Estimated useful lives of software are three to five years. Maintenance and repairs are charged to non-interest expenses as incurred, while renewals and major improvements are capitalized. Upon disposition, premises, furniture and equipment are removed from the property accounts at their carrying amount with the resulting gain or loss credited or charged to non-interest income.

Other Real Estate Owned ("OREO"):

Included in "Other Assets," OREO is carried at the lower of cost or fair value, less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. An allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated cost to sell. Operating results, including rental income, operating expenses and gains and losses realized from the sale of these properties, are included in non-interest expenses.

Goodwill and Other Intangible Assets:
Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. The amortization of goodwill is on a straight-line basis over the estimated periods to be benefited, ranging from ten to twenty-five years, and is included in non-interest expense.

Other intangible assets primarily consist of core deposit intangibles which represent the intangible value of depositor relationships assumed in purchase acquisitions. The amortization of these intangibles over their estimated periods of benefit, ranging from five to ten years, is included in non-interest expense.

Mortgage Servicing Rights:
When mortgage loans (originated or purchased) are sold with servicing rights retained, mortgage servicing rights are recorded. The cost of each mortgage loan is allocated between the mortgage servicing right and the loan (without the servicing right) based on their relative fair values. Mortgage servicing rights, which are classified in "Other Assets," are amortized over the estimated net servicing life and, on a quarterly basis, are evaluated for impairment based on their fair value. The fair value is estimated using the present value of expected future cash fiows along with numerous assumptions including servicing income, cost of servicing, discount rates, prepayment anticipations and default rates. The portfolio is stratified by loan type and interest rate, and impairment adjustments, if any, are recognized through the use of a valuation allowance.

Derivative Financial Instruments:
Off-balance-sheet financial derivatives are used as part of the overall asset/liability management process. These instruments are used to manage risk related to changes in interest rates. The portfolio of derivative financial instruments generally consist of interest rate swaps, caps and floors.

Interest rate swaps are agreements with counterparties to exchange periodic interest payments calculated on a notional principal amount and are accounted for under the accrual method. To qualify for accounting under the accrual method, the swaps must be designated to interest-bearing assets or liabilities and must modify the interest rate characteristics of the designated asset or liability over the term of the agreement or the designated instrument, whichever is shorter. The net periodic interest payments or receipts arising from these instruments are recognized in interest income or interest expense as yield adjustments to the designated asset or liability.

Interest rate caps and floors are agreements in which, for an upfront premium and on a predetermined future date, the counterparty agrees to pay an interest amount based on the movement of specified market interest rates either above or below a predetermined level. The payments, if applicable, are derived from the measured rate variance multiplied by the contractual notional volume. To qualify for accrual accounting, interest rate caps and floors must be designated to interest-bearing assets or liabilities and must modify the interest rate characteristics of the designated asset or liability over the term of the agreement or the designated instrument, whichever is shorter. Costs of interest rate caps and floors are deferred and amortized in interest income or interest expense as adjustments to the yield of the designated instrument. Unamortized costs are included in "Other Assets." Payments received on these caps and floors are recognized, using the accrual method, as adjustments to interest income or interest expense of the designated instruments.

Derivatives that are not used to manage interest rate risk are carried at market value, with the changes in market value recognized in earnings. Additionally, changes in the fair value of derivatives are also reported in the financial statements, if they are hedging on-balancesheet financial instruments accounted for at fair value, with the changes in market value recorded net of tax, in shareholders' equity.

If derivatives are terminated, realized gains and losses on these instruments are deferred and amortized in interest income or interest expense as yield adjustments to the designated asset or liability over the shorter of the remaining life of the agreement or the designated instrument. If the designated asset or liability related to a derivative matures, is sold, extinguished or terminated, the amount of the previously unrecognized gain or loss is recognized at that time in earnings.

Stock-Based Compensation:
Stock-based compensation is accounted for using the intrinsic value based method as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Included in Note 13 of the Notes to Consolidated Financial Statements are the proforma disclosures required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which assumes the fair value based method of accounting has been adopted.

Retirement Plans:

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

Restructuring Charges:

Restructuring charges are recorded in conjunction with acquisitions that are accounted for as poolings of interests and the subsequent merger of the acquired entity's operations. These charges include only identified direct and incremental costs associated with said acquisitions such as personnel expenses, real estate costs, professional fees, data processing and other merger-related costs. Personnel expenses include severance pay and benefits for terminated employees, including external placement costs. Terminated employees include employees of both acquired entities and the Company whose jobs have been eliminated due to redundant operations. Real estate costs result from the disposal of branches and other operational facilities that are considered duplicate operations. These include lease termination costs, leasehold improvements and other facility-related costs. Professional fees include costs for investment banking, accounting and legal fees. Data processing costs include the termination of contracts and the disposal or write-off of duplicate or non-usable software or hardware systems. Additional charges include costs incurred for account conversions, regulatory communications and other merger costs.

Restructuring charges are also recorded in conjunction with certain business realignments. Only those costs where the nature, timing and amount can be reasonably estimated; that are not associated with or do not benefit activities that will continue; and that are direct and incremental costs associated with the realignment are included. Personnel expenses include severance pay and benefits for terminated employees including external placement costs. Real estate costs are incurred when facilities are consolidated or relocated and include lease termination costs in the immediate future, leasehold improvements and other facility-related costs.

Restructuring charges are re-evaluated for events or changes in circumstances that may indicate an accrued cost is no longer needed for its originally intended purpose.

Income Taxes:

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

Net Income per Common Share:

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

Note 2 Business Combinations and Restructuring Charges

Acquisitions:

On January 3, 2000, a definitive merger agreement was announced to acquire Meeker Sharkey Financial Group. Meeker Sharkey is an insurance broker offering an array of property and casualty products, group health insurance benefits and retirement plan services. This transaction is expected to be consummated in the first quarter of 2000 with the issuance of 1.3 million treasury shares and will be accounted for as a purchase, generating approximately $22.0 million in goodwill.

On October 4, 1999, a definitive merger agreement was announced to acquire NMBT Corp., which operates 10 branches in Connecticut. At December 31, 1999, NMBT Corp. had total assets of $403.1 million, loans of $261.1 million and deposits of $305.3 million. The transaction is expected to be consummated in the first quarter of 2000 and will be accounted for as a purchase with the issuance of approximately 2.5 million treasury shares. The cost in excess of net assets acquired will result in goodwill of approximately $50.0 million.

The acquisition of Prime Bancorp, which operated 27 branches in Pennsylvania, was completed on August 1, 1999. This acquisition was accounted for as a purchase transaction and Prime Bancorp's results of operations have been included since the acquisition date.

The acquisition of New Canaan Bank and Trust Company, which operated four branches in Connecticut, was completed on March 31, 1999. This acquisition was accounted for as a purchase transaction and New Canaan Bank and Trust Company's results of operations have been included since the acquisition date.

The acquisition of NSS Bancorp, Inc., which operated eight branches in Connecticut, was completed on November 21, 1998. This acquisition was accounted for as a purchase transaction and NSS Bancorp's results of operations have been included since the acquisition date. On April 23, 1999, NSS Bancorp, Inc. and New Canaan Bank and Trust Company were combined and now operate as Summit Bank, CT.

W.M. Ross and Company, Inc., a property and casualty insurance brokerage firm, was acquired on August 31, 1998, with the issuance of 280 thousand shares of treasury stock. The acquisition was accounted for as a purchase transaction and W.M. Ross and Company's results of operations have been included since the acquisition date. The cost in excess of the fair value of net assets acquired resulted in goodwill of $12.4 million which is being amortized over a 15-year period.

Spectrum Financial Group, Inc., an employee benefits brokerage operation, was acquired on October 30, 1998, using 383 thousand shares of treasury stock. Its operations are conducted through its wholly-owned subsidiary known by its registered alternative name, Madison Consulting Group. The acquisition was accounted for as a purchase transaction and Madison Consulting Group's results of operations have been included since the acquisition date. The cost in excess of the fair value of net assets acquired resulted in goodwill of $14.1 million which is being amortized over a 15-year period.

Restructuring Charges:

During the fourth quarter of 1999, a restructuring charge of $27.9 million pretax ($17.1 million, or $0.10 per diluted share after tax) was recorded in conjunction with the realignment of key lines of business and lines of support. The realignment eliminated approximately 260 positions. Substantially all employees affected by the realignment have been notified. The realignment is expected to be completed in 2000. Liquidity is not anticipated to be significantly impacted by this charge. The table below displays a rollforward of the liabilities for business restructuring charges for the year ended December 31, 1999.


----------------------------------------------------------------------
   Restructuring Charges
   (In millions)
                                  Estimated                    Accrual
   Type of cost                   Liability    Deductions     Reserves
----------------------------------------------------------------------

   Severance and benefits             $26.1          $1.1        $25.0
   Real estate and other                1.8            --          1.8
----------------------------------------------------------------------

      Total                           $27.9          $1.1        $26.8
----------------------------------------------------------------------


During 1997, the Company recorded restructuring charges of $83.0 million for merger-related expenses associated with the Collective Bancorp, Inc. and BMJ Financial Corp. acquisitions. The charges for these transactions have been fully paid and utilized to integrate these acquisitions into the Company's operations as of December 31, 1999.

A summary of completed bank acquisitions for the past three years is provided below.

------------------------------------------------------------------------------------------------------------------------------------
Summary of Completed Bank Acquisitions
                                                                                  Goodwill &
                                                                                 Intangibles    Amortization     Shares    Method of
(In millions)                             Date     Assets      Loans   Deposits     Recorded          Period     Issued   Accounting
------------------------------------------------------------------------------------------------------------------------------------
1999
Prime Bancorp                           Aug. 1   $1,065.0   $  690.8   $  846.8       $220.5        20 years        7.4     Purchase
New Canaan Bank and Trust Company      Mar. 31      182.0      106.4      153.9         35.1        20 years        1.1     Purchase
1998
NSSBancorp, Inc.                       Nov. 21      654.9      410.0      448.0        100.1        20 years        3.0     Purchase
1997
Collective Bancorp, Inc.                Aug. 1    5,478.6    2,910.6    3,472.5           --             N/A       27.3      Pooling
BMJ Financial Corp.                     Mar. 1      676.0      449.0      552.0           --             N/A        6.0      Pooling
------------------------------------------------------------------------------------------------------------------------------------

Note 3 Securities

This table provides the major components of securities available for sale and held to maturity at amortized cost and fair value at December 31,


----------------------------------------------------------------------------------------
                                                              1999
                                       -------------------------------------------------
                                                         Gross        Gross
                                        Amortized   Unrealized   Unrealized         Fair
(In thousands)                               Cost        Gains       Losses        Value
----------------------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies   $3,878,712   $    2,368   $  111,508   $3,769,572
States and political subdivisions          12,283         --          1,493       10,790

Other securities:
  Mortgage-backed                         949,005          165       25,957      923,213
  Other debt                              121,110            9        2,358      118,761
  Equities, net                           374,021        3,034          270      376,785
----------------------------------------------------------------------------------------
  Total other                           1,444,136        3,208       28,585    1,418,759
----------------------------------------------------------------------------------------
                                       $5,335,131   $    5,576   $  141,586   $5,199,121
----------------------------------------------------------------------------------------
Securities Held to Maturity:
U.S. Government and Federal agencies   $3,640,042   $    2,335   $  150,014   $3,492,363
States and political subdivisions         117,904        2,734          122      120,516
Other securities:
  Mortgage-backed                       1,792,416          435       63,135    1,729,716
  Other debt                               47,021         --          1,545       45,476
----------------------------------------------------------------------------------------
  Total other                           1,839,437          435       64,680    1,775,192
----------------------------------------------------------------------------------------
                                       $5,597,383   $    5,504   $  214,816   $5,388,071
----------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------
                                                             1998                             1997
                                       -------------------------------------------------   ----------
                                                         Gross        Gross
                                        Amortized   Unrealized   Unrealized         Fair     Carrying
(In thousands)                               Cost        Gains       Losses        Value        Value
-----------------------------------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies   $2,900,023   $   18,928   $   14,659   $2,904,292   $4,431,069
States and political subdivisions          15,209            1         --         15,210
                                                                                               11,121
Other securities:
  Mortgage-backed                         621,538          796        2,187      620,147      295,820
  Other debt                               67,912          778           68       68,622       39,903
  Equities, net                           346,250       17,068          648      362,670      296,983
-----------------------------------------------------------------------------------------------------
  Total other                           1,035,700       18,642        2,903    1,051,439      632,706
-----------------------------------------------------------------------------------------------------
                                       $3,950,932   $   37,571   $   17,562   $3,970,941   $5,074,896
-----------------------------------------------------------------------------------------------------
Securities Held to Maturity:
U.S. Government and Federal agencies   $3,830,785   $   18,248   $    6,672   $3,842,361   $3,022,413
States and political subdivisions         144,563        7,156            4      151,715      180,715
Other securities:
  Mortgage-backed                       1,980,713        7,581       10,360    1,977,934      895,177
  Other debt                               59,749          433        1,352       58,830       59,238
-----------------------------------------------------------------------------------------------------
  Total other                           2,040,462        8,014       11,712    2,036,764      954,415
-----------------------------------------------------------------------------------------------------
                                       $6,015,810   $   33,418   $   18,388   $6,030,840   $4,157,543
-----------------------------------------------------------------------------------------------------

Included in interest on securities held to maturity and securities available for sale is tax-exempt income on certain state and municipal securities which amounted to $8.8 million, $10.4 million and $13.3 million for 1999, 1998 and 1997, respectively.

Gross realized gains on securities available for sale amounted to $11.0 million, $12.3 million and $8.3 million, while gross realized losses amounted to $1.2 million, $5.7 million and $2.4 million for the years 1999, 1998 and 1997, respectively. These net amounts are included in non-interest income as securities gains in the Consolidated Statements of Income. Also included in net securities gains are gains and losses realized from the early redemption of securities.

The carrying value of investment securities pledged to secure public funds and securities sold under agreements to repurchase, as well as for other purposes required by law, was $6.9 billion at December 31, 1999.

The table below provides the remaining contractual maturities and yields of securities within the investment portfolios. The carrying value of securities at December 31, 1999, is primarily distributed by contractual maturity. Mortgage-backed securities and other securities, which may have principal prepayment provisions, are distributed based on contractual maturity adjusted for historical prepayments. Expected maturities will differ materially from contractual maturities as a result of early prepayments and calls.

----------------------------------------------------------------------------------------------------------------------
                                                     Within             After one year            After five years
                                                    one year          through five years          through ten years
                                               -----------------      -------------------        -------------------
(In thousands)                                  Amount    Yield        Amount       Yield         Amount      Yield
----------------------------------------------------------------------------------------------------------------------
Securities Available for Sale at Fair Value:
U.S. Government and Federal agencies           $ 46,781    4.90%     $650,679        5.68%       $211,272       6.82%
States and political subdivisions                   305    4.08            --          --              --         --
Other securities:
  Mortgage-backed                                    --      --        33,230        6.89          51,357       6.15
  Other debt                                                            1,924        6.98          20,760       5.91
  Equities, net                                 376,785      --            --          --              --         --
----------------------------------------------------------------------------------------------------------------------
  Total other                                   376,785      --        35,154        6.89          72,117       6.08
----------------------------------------------------------------------------------------------------------------------
                                               $423,871    4.89%     $685,833        5.75%       $283,389       6.63%
----------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity at Cost:
U.S. Government and Federal agencies           $  2,603    5.16%     $ 33,667        6.51%       $235,810       6.24%
States and political subdivisions                29,673    5.90        61,532        5.94          15,284       5.65
Other securities:
  Mortgage-backed                               129,995    6.34       147,292        6.17         174,821       6.52
  Other debt                                      1,245    7.33        14,447        7.64          22,130       5.96
----------------------------------------------------------------------------------------------------------------------
  Total other                                   131,240    6.35       161,739        6.30         196,951       6.46
----------------------------------------------------------------------------------------------------------------------
                                               $163,516    6.25%     $256,938        6.24%       $448,045       6.32%
----------------------------------------------------------------------------------------------------------------------






-------------------------------------------------------------------------------------
                                                       After
                                                     ten years                  Total
                                               ---------------------         Carrying
(In thousands)                                     Amount      Yield            Value
-------------------------------------------------------------------------------------
Securities Available for Sale at Fair Value:
U.S. Government and Federal agencies           $2,860,840       6.45%      $3,769,572
States and political subdivisions                  10,485       6.58           10,790
Other securities:
  Mortgage-backed                                 838,626       6.26          923,213
  Other debt                                       96,077       6.91          118,761
  Equities, net                                        --         --          376,785
-------------------------------------------------------------------------------------
  Total other                                     934,703       6.33        1,418,759
-------------------------------------------------------------------------------------
                                               $3,806,028       6.42%      $5,199,121
-------------------------------------------------------------------------------------
Securities Held to Maturity at Cost:
U.S. Government and Federal agencies           $3,367,962       6.26%      $3,640,042
States and political subdivisions                  11,415       6.03          117,904
Other securities:
  Mortgage-backed                               1,340,308       6.41        1,792,416
  Other debt                                        9,199       6.45           47,021
-------------------------------------------------------------------------------------
  Total other                                   1,349,507       6.41        1,839,437
-------------------------------------------------------------------------------------
                                               $4,728,884       6.30%      $5,597,383
-------------------------------------------------------------------------------------

Note 4 Loans

The composition of the loan portfolio, net of unearned discount and deferred loan origination fees and costs, at December 31 was as follows:


----------------------------------------------------------------------
(In thousands)                                    1999            1998
----------------------------------------------------------------------
Commercial and industrial                  $ 6,671,165     $ 5,964,667
Lease finance                                  862,490         809,935
Construction and development                   600,842         381,972
----------------------------------------------------------------------
   Total commercial loans                    8,134,497       7,156,574
Commercial mortgage                          3,174,370       2,888,597
Residential mortgage                         5,747,927       5,719,305
----------------------------------------------------------------------
   Total mortgage loans                      8,922,297       8,607,902
Home equity                                  4,687,454       3,783,985
Automobile                                   1,040,286       1,110,919
Other consumer                                 442,422         467,197
----------------------------------------------------------------------
   Total consumer loans                      6,170,162       5,362,101
----------------------------------------------------------------------
                                           $23,226,956     $21,126,577
----------------------------------------------------------------------

The Company's credit policy emphasizes diversification of risk among industries and borrowers. Concentrations of credit risk, whether on or off the balance sheet, exist in relation to certain groups of customers or counterparties. A group concentration arises when a number of customers or counterparties have similar economic characteristics that would compromise their ability to meet contractual obligations or be similarly affected by changes in economic or other conditions. Summit Bancorp does not have a significant exposure to any individual customer, counterparty or group concentration.

The Company's business is concentrated in New Jersey, eastern Pennsylvania and Connecticut. A significant portion of the total loan portfolio is secured by real estate or other collateral located in these states. This concentration is mitigated by the diversification of the loan portfolio among commercial, construction, mortgage and consumer loans. The commercial and industrial loan portfolio represents approximately 29% of the entire loan portfolio and has no concentration greater than 10% to any specific industry.

At December 31, 1999, the ten largest commercial and commercial mortgage loans have outstanding balances of $321.2 million and unexercised commitments of $517.3 million.

Included in the commercial and commercial mortgage loan portfolios are loans where the accrual of interest has been discontinued. These non-performing loans were $100.3 million and $86.7 million at December 31, 1999, and 1998, respectively. These loans will return to accrual status only if they become contractually current and future collectibility of amounts due is reasonably assured.

The average balance of non-performing loans for 1999 and 1998 was $91.2 million and $76.9 million, respectively. The amount of cash basis interest income that was received on these loans was $2.7 million in 1999 and $2.6 million in 1998.

Transactions in the allowance for loan losses were as follows:

------------------------------------------------------------------
(In thousands)                         1999       1998        1997
------------------------------------------------------------------

Balance, January 1                 $322,814   $296,494    $280,611
   Acquired allowance                11,724      5,416       9,994
   Provision charged to expense     128,000     66,000      59,100
------------------------------------------------------------------

                                    462,538    367,910     349,705
------------------------------------------------------------------
   Charge offs                      156,465     74,042      86,675
   Recoveries                        22,755     28,946      33,464
------------------------------------------------------------------

Net charge offs                     133,710     45,096      53,211

Balance, December 31               $328,828   $322,814    $296,494
------------------------------------------------------------------


The allocation of the allowance for loan losses at December 31, was as follows:


-------------------------------------------------------------------
(In thousands)                                      1999       1998
-------------------------------------------------------------------
Allowance allocated to non-performing loans     $ 15,558   $ 16,377
Allowance allocated to performing loans          193,456    141,933
Unallocated allowance                            119,814    164,504
-------------------------------------------------------------------
                                                $328,828   $322,814
-------------------------------------------------------------------

Included in residential mortgage loans are mortgage loans held for sale, which approximated $65.5 million at December 31, 1999, and $183.3 million at December 31, 1998. These loans are accounted for at the lower of aggregate cost or market value.

Unearned discounts on loans and leases at December 31, 1999, and 1998 were $76.1 million and $90.5 million, respectively.

Note 5 Premises and Equipment

The major components of premises and equipment at December 31 were as follows:

----------------------------------------------------------------------
(In thousands)                                        1999        1998
----------------------------------------------------------------------
Land                                              $ 29,683    $ 30,353
Premises and leasehold improvements                358,202     342,322
Furniture, equipment and software                  315,874     255,971
----------------------------------------------------------------------
                                                   703,759     628,646
Less accumulated depreciation and amortization     388,127     342,596
----------------------------------------------------------------------
                                                  $315,632    $286,050
----------------------------------------------------------------------

Amounts charged to non-interest expense for depreciation and amortization amounted to $40.8 million in 1999, $34.8 million in 1998 and $36.2 million in 1997.

Note 6 Other Assets

The major components of other assets at December 31 were as follows:


------------------------------------------------------------------
(In thousands)                                    1999        1998
------------------------------------------------------------------
Deferred tax assets, net                      $159,557    $117,343
Prepaid expenses                                50,723      46,301
Limited partnership investments                 22,486      11,617
Mortgage servicing rights, net                  22,101      18,205
Other real estate owned, net                     6,881       2,829
Other                                          131,928     121,596
------------------------------------------------------------------
                                              $393,676    $317,891
------------------------------------------------------------------

Note 7 Deposits

The following is an expected maturity distribution of savings and time deposits at December 31:


------------------------------------------------------------------
(In thousands)                               1999             1998
------------------------------------------------------------------
Due in one year or less               $16,321,798      $15,722,588
Due between one and two years           1,905,722        1,157,263
Due between two and three years           201,661          185,595
Due between three and four years           71,865          104,738
Due between four and five years            39,426           66,042
Due over five years                         8,727           14,069
------------------------------------------------------------------
                                      $18,549,199      $17,250,295
------------------------------------------------------------------

As of December 31, 1999, and 1998, there were $2.0 billion and $1.8 billion of time deposits greater than $100,000 of which $1.0 billion and $961.0 million, respectively, were classified as commercial certificates of deposit. The amount of overdraft deposit relationships classified as loans was $26.9 million at December 31, 1999, and $20.5 million at December 31, 1998.

The total amount of public funds held on deposit as of December 31, 1999, and 1998 was $1.5 billion and $1.3 billion, for which $152.4 million and $180.5 million of securities were pledged as collateral, respectively.

Note 8 Other Borrowed Funds

Other borrowed funds at December 31 consisted of the following:

---------------------------------------------------------------------------
   (In thousands)                                          1999        1998
---------------------------------------------------------------------------
   Federal Home Loan Bank advances                   $1,805,000  $  910,000
   Federal funds purchased                            1,325,850   1,003,100
   Securities sold under agreements to repurchase     1,300,554   1,062,591
   Commercial paper                                      48,859      41,899
   Treasury tax and loan                                 25,000      87,792
   Other                                                 87,801      84,606
---------------------------------------------------------------------------
                                                     $4,593,064  $3,189,988
---------------------------------------------------------------------------

Lines of credit at the Parent Corporation are available to support commercial paper borrowings and for general corporate purposes. Interest on these lines of credit approximates the prime lending rate at the time of borrowing. Unused lines amounted to $33.0 million at December 31, 1999.

Note 9 Lease Commitments

Non-interest expenses include rentals for premises and equipment of $73.8 million in 1999, $72.0 million in 1998 and $62.6 million in 1997, after a reduction for sublease rentals of $5.2 million, $3.7 million and $3.6 million in each of the respective years. The Company was obligated under a number of non-cancelable leases for premises and equipment, many of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for the years 2000 through 2004 are $67.9 million, $60.8 million, $51.2 million, $40.3 million and $29.7 million, respectively. Minimum rentals due after 2004 are $142.0 million.

Note 10 Long-Term Debt

Long-term debt at December 31 consisted of the following:

-----------------------------------------------------------------------------
(In thousands)                                              1999         1998
-----------------------------------------------------------------------------
Long-term repurchase agreements,
   4.31% to 5.88%, due 2000 through 2003              $1,804,125   $1,725,125
FHLB borrowings, 4.00% to 8.45%, due 2000
   through 2016                                        1,660,577    1,443,790
8.625% Subordinated notes due December 10, 2002*         175,000      175,000
8.40% Capital Trust Pass-through Securities
   due March 15, 2027                                    150,000      150,000
6.75% Subordinated notes due June 15, 2003                49,722       49,643
7.95% Senior notes due August 25, 2003*                   20,000       20,000
Collateralized mortgage obligations                        4,103        5,758
ESOP debt*                                                 1,250        3,394
-----------------------------------------------------------------------------
                                                      $3,864,777   $3,572,710
-----------------------------------------------------------------------------

*Indicates Parent Corporation obligation.

The long-term repurchase agreements, which had original maturities of one year, are secured by U.S. Government and Federal agency securities having a book value of $3.9 billion. These agreements generally have callable features, which would likely be exercised in a rising-rate environment.

The banking subsidiaries of Summit Bancorp are members of the Federal Home Loan Bank ("FHLB") and have access to term financing from the FHLB having a maturity of up to 30 years. The FHLB borrowings had original maturities greater than one year and are secured by securities and residential mortgages under a blanket collateral agreement.

The 8.625% subordinated notes were issued in 1992 and are unsecured. Interest is payable semi-annually on June 10 and December 10 of each year. The subordinated notes are not subject to redemption prior to maturity. As of December 31, 1999, $70.0 million of this debt qualified as Tier II capital.

On March 20, 1997, Summit Capital Trust I ("Trust"), a statutory business trust and a wholly-owned subsidiary of Summit Bancorp, issued $150.0 million of 8.40% Capital Trust Pass-through Securities ("Capital Securities") to investors and $4.6 million of 8.40% Common Securities ("Common Securities") to Summit Bancorp, both due March 15, 2027, (collectively, "Trust Securities"). The Capital Securities have a preference over the Common Securities with respect to liquidation and other distributions and qualify as Tier I capital. Proceeds from the issuance of the Trust Securities were immediately used by the Trust to purchase $154.6 million of 8.40% Junior Subordinated Deferrable Interest Debentures of Summit Bancorp ("Subordinated Debentures"), due March 15, 2027, with said debentures constituting the sole assets of the Trust. The Subordinated Debentures are redeemable in whole or in part, prior to maturity but after March 15, 2007, at premiums which decline annually through the date of maturity. The Trust is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of the Trust Securities. The Company's obligations with respect to the Capital Securities and the Subordinated Debentures, when taken together, provide a full and unconditional guarantee, on a subordinated basis, by Summit Bancorp of the Trust's obligations to pay amounts when due on the Capital Securities.

Summit Bank, NJ issued $50.0 million in 6.75% subordinated notes in 1993. Unamortized discount on the subordinated notes was $278 thousand and $357 thousand at December 31, 1999, and 1998, respectively, resulting in an effective interest rate of approximately 6.79%. Interest is payable semi-annually on June 15 and December 15 of each year. The 6.75% subordinated notes are not subject to redemption prior to maturity. As of December 31, 1999, $29.8 million of this debt qualified as Tier II Capital.

The 7.95% ten-year maturity private placement senior notes were issued in 1993 with interest payable quarterly. Summit Bancorp has the option to prepay the notes, subject to certain prepayment provisions.

The collateralized mortgage obligations are secured by investments in mortgage-backed securities. These mortgage-backed securities have interest rates ranging from 7.25% to 9.50%.

Principal amounts due on the long-term debt for the years 2000 through 2004 and thereafter are $888.9 million, $454.6 million, $409.1 million, $1.4 billion and $687.6 million, respectively. On January 4, 2000, the ESOP debt was paid in full.

Note 11 Shareholders' Equity

In April 1998, the Board of Directors authorized a stock repurchase of up to five percent, or 8.9 million shares, of the Company's outstanding common stock. During 1999, 3.2 million shares were acquired under the program and an additional 7.4 million shares were purchased in connection with acquisitions. The total cost of the purchases was $391.1 million. During 1998, 3.3 million shares were acquired under the program and an additional 4.7 million shares were purchased in connection with corporate acquisitions. The total cost of the repurchases in 1998 was $362.3 million.

The following table summarizes shares of common stock reserved, available, in treasury, issued and outstanding, and authorized as of December 31:

------------------------------------------------------------------
Number of shares (In thousands)                   1999        1998
------------------------------------------------------------------
Unissued and reserved                           11,279       5,250
Unissued and available                         201,250     207,118
Treasury                                         4,825       3,873
Issued and outstanding                         172,646     173,759
------------------------------------------------------------------
   Total shares authorized                     390,000     390,000
------------------------------------------------------------------

The total shares unissued and reserved represent the amount of shares registered with the Securities and Exchange Commission under current registration statements.

There were 6.0 million shares of preferred stock authorized as of December 31, 1999, and 1998, with no shares issued.

A Shareholder Rights plan exists which is designed to ensure fair and equal treatment for all shareholders in the event of any proposal to acquire Summit Bancorp. The terms of the plan provide that each share of common stock also represents one "right." Each right will entitle the holder to buy 1/100 of a share of a new series of preferred stock, Series S, upon the occurrence of certain events. In addition, upon the occurrence of certain other events, holders of the rights will be entitled to purchase either shares of this new preferred stock or shares in an "acquiring person" at one-half of their fair market value as determined under the plan.

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

Increasing or decreasing the assumed health care cost trend by one percent in each year would not have a significant impact on the accumulated postretirement benefit obligation as of January 1, 1999, and the aggregate of the service and interest components of net benefit expense for the year ended December 31, 1999.

The Company also maintains non-qualified supplemental retirement plans for certain officers of the company. The plans, which are unfunded, provide benefits in excess of that permitted to be paid by the pension plan under provisions of the tax law. The plans' cost was $5.3 million for 1999, $4.3 million for 1998 and $3.2 million in 1997. At December 31, 1999, the projected benefit obligation amounted to $28.1 million and the accrued liability amounted to $14.1 million.

Various incentive plans have been established with the intention of providing added incentive to middle and senior management to increase the profits of the Company. The amounts of the awards are subject to limits as set forth in the plans. Accruals for the plans amounted to $15.9 million, $13.8 million and $11.7 million in 1999, 1998 and 1997, respectively.

There is a Savings Incentive Plan which covers employees with one or more years of service. The plan permits eligible employees to make contributions to the plan of up to 15% of their base compensation. Under the current plan, the employer matches 100% of the first 3%, and 50% of the next 3% of employee contributions. Matching contributions to the plan amounted to $8.8 million, $5.4 million, and $7.0 million in 1999, 1998 and 1997, respectively.

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Pension Benefits                 Postretirement Benefits
                                                               --------------------------------     --------------------------------
   (In thousands)                                                  1999        1998        1997          1999        1998      1997
------------------------------------------------------------------------------------------------------------------------------------
   Benefit obligation for services rendered to date Jan. 1     $312,738    $268,689    $239,892     $  25,838   $  27,104  $ 29,921
     Service cost                                                16,574      13,869      10,876           606         376       303
     Interest cost                                               22,002      20,662      19,293         1,942       1,745     1,997
     Actuarial (gain) loss                                      (23,496)     28,679       6,518         2,082        (219)   (2,259)
     Acquisition                                                     --          --       8,242            --          --        --
     Benefits paid                                              (19,562)    (19,161)    (16,132)       (2,926)     (3,168)   (2,858)
------------------------------------------------------------------------------------------------------------------------------------
   Benefit obligation for services rendered to date Dec. 31    $308,256    $312,738    $268,689     $  27,542    $ 25,838  $ 27,104
------------------------------------------------------------------------------------------------------------------------------------
   Plan assets fair value Jan. 1                               $327,356    $299,703    $250,289     $      --    $     --  $     --
     Actual return on plan assets                                60,332      35,208      43,699            --          --        --
     Employer contribution                                       20,663      11,606      14,220            --          --        --
     Acquisition                                                     --          --       7,627            --          --        --
     Benefits paid                                              (19,562)    (19,161)    (16,132)           --          --        --
------------------------------------------------------------------------------------------------------------------------------------
   Plan assets fair value Dec. 31                              $388,789   $ 327,356   $  299,703    $      --    $     --  $     --
------------------------------------------------------------------------------------------------------------------------------------
   Plan assets over (under) benefit obligation                 $ 80,533   $  14,618   $  31,014     $ (27,542)   $(25,838) $(27,104)
   Unrecognized transition asset                                     --        (147)     (2,713)       13,071      14,076    15,082
   Unrecognized prior service cost                               (2,216)     (2,528)     (2,840)         (201)       (207)     (755)
   Unrecognized net actuarial (loss) gain                       (45,953)     10,487      (6,556)       (3,652)     (5,766)   (5,267)
------------------------------------------------------------------------------------------------------------------------------------
   Prepaid (Accrued) Cost                                      $ 32,364   $  22,430   $  18,905     $ (18,324)   $(17,735) $(18,044)
------------------------------------------------------------------------------------------------------------------------------------
   Net benefit expense components
     Service cost                                              $ 16,574   $  13,869   $  10,876     $     606    $    376  $    303
     Interest cost                                               22,002      20,662      19,293         1,942       1,745     1,997
     Actuarial loss recognized                                    1,170         935          84            --          --        --
     Actual return on plan assets                               (28,558)    (24,506)    (21,822)           --          --        --
     Net deferral and amortization                                 (459)     (2,878)     (2,887)          967         739       802
------------------------------------------------------------------------------------------------------------------------------------
   Net benefit expense                                         $ 10,729   $   8,082   $   5,544     $   3,515    $  2,860  $  3,102
------------------------------------------------------------------------------------------------------------------------------------
   Weighted-average assumptions as of Dec. 31
   Discount rate                                                   7.50%       6.75%       7.50%         7.50%       6.75%     7.50%
   Rate of compensation increase                                   5.25        4.75        5.00          5.25        4.75      5.00
   Expected return on plan assets                                  9.50        9.50        9.00           N/A         N/A       N/A
   Medical benefits cost rate of increase                           N/A         N/A         N/A         10.00       10.00     11.00
------------------------------------------------------------------------------------------------------------------------------------

Note 13 Stock-Based Compensation

At December 31, 1999, the Company had two types of stock award programs, The Long-Term Performance Stock Program and Stock Option Programs.

Restricted stock awards and performance stock awards are issued under The Long-Term Performance Stock Program to reward and retain executives by distributing stock over a period of time. The stock awards granted were 405 thousand shares in 1999, 552 thousand shares in 1998 and 258 thousand shares in 1997. The fair market value per share of these grants was $39.67 in 1999, $46.15 in 1998 and $29.91 in 1997. These shares vest over several years and are recognized as compensation to the employee. The compensation cost charged to non-interest expense for vested stock awards was $16.6 million, $8.7 million and $3.4 million for 1999, 1998 and 1997, respectively. Included in the stock awards granted in 1998 were 80 thousand shares granted for the retention of key employees in conjunction with the Year 2000 initiative.

The Stock Option Programs are designed to align the interests of a large number of employees with shareholder interests. These options are intended to be either incentive stock options or non-qualified options. Options have been granted to purchase common stock principally at the fair market value of the stock at the date of grant. Options are exercisable starting one year after the date of grant and generally expire ten years from the date of grant. Upon exercise of these options, proceeds received in excess of par value of the shares are credited to surplus.

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants in 1999, 1998 and 1997, respectively: dividend yield of 2.75%, 2.04% and 3.29%; expected volatility rate of 24%, 22% and 23%; risk-free interest rates of 6.34%, 4.63% and 6.42%; and expected lives of 5 years.

The weighted-average fair value at grant-date for the options awarded during 1999, 1998 and 1997 were $5.91, $6.99 and $3.79, respectively.

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Under APB Opinion No. 25, compensation cost for the stock options is not recognized because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. Had compensation expense been recorded for stock options granted as determined under SFAS No. 123, net income would have been reduced by $11.4 million in 1999, $8.9 million in 1998 and $3.7 million in 1997, impacting per share net income by $.07, $.05 and $.02 in 1999, 1998 and 1997, respectively.

The following is a summary of Stock Option Programs and changes during the past three years:

---------------------------------------------------------------------
                                                     Weighted-Average
(Shares in thousands)                    Shares        Exercise Price
---------------------------------------------------------------------
Outstanding, December 31, 1996            6,673                $14.49
---------------------------------------------------------------------
Granted                                   1,680                 29.75
Acquired                                    303                 14.76
Exercised                                 2,621                 13.58
Forfeited and expired                       112                 25.96
---------------------------------------------------------------------
Outstanding, December 31, 1997
  (4,311 exercisable shares at a
  weighted-average exercise price
  of $15.00)                              5,923                 18.97
---------------------------------------------------------------------
Granted                                   2,150                 48.71
Acquired                                    137                 17.79
Exercised                                 1,205                 17.07
Forfeited and expired                       148                 43.26
---------------------------------------------------------------------
Outstanding, December 31, 1998
  (4,809 exercisable shares at a
  weighted-average exercise price
  of $19.33)                              6,857                 28.08
---------------------------------------------------------------------
Granted                                   3,273                 40.39
Acquired                                    498                 14.62
Exercised                                   789                 15.03
Forfeited and expired                       364                 41.93
---------------------------------------------------------------------
Outstanding, December 31, 1999
  (6,256 exercisable shares at a
  weighted-average exercise price
  of $27.95)                              9,475                $32.19
---------------------------------------------------------------------

The following table summarizes information about stock options at December 31, 1999:

---------------------------------------------------------------------------------------------------------------------
(Shares in thousands)                      Options Outstanding                                Options Exercisable
                                 ----------------------------------------                  --------------------------
                                                Weighted-
                                                  Average       Weighted-                                   Weighted-
                                                Remaining         Average                                     Average
Range of                             Options  Contractual        Exercise                      Options       Exercise
Exercise Prices                  Outstanding         Life           Price                  Exercisable          Price
---------------------------------------------------------------------------------------------------------------------
$ 5.25 to  $11.99                        829          1.9 years    $ 8.37                          829         $ 8.37
 12.00 to   23.99                      2,169          4.9           17.40                        2,139          17.46
 24.00 to   35.99                      1,507          7.3           28.98                        1,486          28.93
 36.00 to   54.00                      4,970          8.8           43.59                        1,802          48.58
---------------------------------------------------------------------------------------------------------------------
$ 5.25 to $54.00                       9,475          7.1 years    $32.19                        6,256         $27.95
---------------------------------------------------------------------------------------------------------------------

Note 14 Other Income and Other Expenses

Other income consisted of the following:

------------------------------------------------------------------------
(In thousands)                             1999         1998        1997
------------------------------------------------------------------------
Automated teller access fees            $17,015      $16,867     $14,877
Gain on sale of assets/deposits          15,798        4,310      11,157
International fees                       13,752       12,747      11,963
Safe deposit box rental                   6,575        6,323       6,839
Trading account gains (losses)              581           95      (1,583)
Limited partnership investments             212        8,141          --
Other                                    23,815       16,854      16,858
------------------------------------------------------------------------
                                        $77,748      $65,337     $60,111
------------------------------------------------------------------------

Other expenses consisted of the following:

------------------------------------------------------------------------
(In thousands)                              1999        1998        1997
------------------------------------------------------------------------
Legal and professional fees             $ 30,472    $ 36,797    $ 34,620
Advertising and public relations          24,091      25,402      22,718
Printing, stationery and supplies         10,988       7,692       8,758
Insurance commissions                      9,269       6,944          42
Deposit insurance premiums                 5,313       5,314       5,678
Other real estate owned                     (407)     (3,458)      1,764
Other                                     71,881      71,821      71,065
------------------------------------------------------------------------
                                        $151,607    $150,512    $144,645
------------------------------------------------------------------------

Note 15 Income Taxes

The following table details the components of the provision for income taxes:

----------------------------------------------------------------------
(In thousands)                             1999        1998       1997
----------------------------------------------------------------------
Current provision:
  Federal                              $196,511    $180,691   $208,080
  State                                   2,483      17,034     15,456
----------------------------------------------------------------------
                                        198,994     197,725    223,536
----------------------------------------------------------------------
Deferred provision (benefit):
  Federal                                14,885       9,521    (19,121)
  State                                     832       2,161     (4,197)
----------------------------------------------------------------------
                                         15,717      11,682    (23,318)
----------------------------------------------------------------------
                                       $214,711    $209,407   $200,218
----------------------------------------------------------------------

A summary of the differences between the actual income tax provision and the amounts computed by applying the statutory Federal income tax rate to income is as follows:


-------------------------------------------------------------------------------
(In thousands)                                    1999         1998        1997
-------------------------------------------------------------------------------

Federal tax at statutory rate                 $230,067     $236,329    $199,914
Increase (decrease) in taxes resulting from:
  Tax-exempt interest income                    (6,055)      (6,285)     (7,865)
  State taxes, net of Federal tax effect         2,155       12,477       7,318
  Non-taxable distributions from
    corporate reorganizations                       --      (39,900)         --
  Other, net                                   (11,456)       6,786         851
-------------------------------------------------------------------------------

                                              $214,711     $209,407    $200,218
-------------------------------------------------------------------------------

The following table details the components of Federal and state temporary differences at December 31,

------------------------------------------------------------------
(In thousands)                                    1999        1998
------------------------------------------------------------------
Deferred tax assets:
  Provision for loan losses                   $131,715    $129,987
  Provision for other real estate owned            579       1,757
  Restructuring charges                         10,966       6,175
  Net unrealized loss on securities             50,907          --
  Other                                         26,070      34,035
------------------------------------------------------------------
                                               220,237     171,954
------------------------------------------------------------------
Deferred tax liabilities:
  Leasing operations                           (51,193)    (39,879)
  Net unrealized gain on securities                 --      (7,024)
  Other                                         (9,487)     (7,708)
------------------------------------------------------------------
                                               (60,680)    (54,611)
------------------------------------------------------------------
     Net deferred tax asset                   $159,557    $117,343
------------------------------------------------------------------

Included in deferred tax assets, "Other," is a valuation allowance which has been established against certain Federal and state temporary differences. The valuation allowance was $2.3 million at December 31, 1999, and $6.6 million at December 31, 1998. At December 31, 1999, there was a deferred state tax asset of $3.2 million resulting from operating loss carryforwards, which was partially reserved by the valuation allowance.

Management believes that, based upon current facts, more likely than not, there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.

Included in shareholders' equity are income tax benefits attributable to vested stock awards and the exercise of non-qualified stock options of $2.8 million, $11.3 million and $14.4 million for the years ended December 31, 1999, 1998 and 1997, respectively.

Note 16 Net Income per Common Share

Net income per common share was computed as follows:

-------------------------------------------------------------------------------
(In thousands, except per share data)            1999         1998         1997
-------------------------------------------------------------------------------
Net income                                   $442,623     $465,819     $370,965
-------------------------------------------------------------------------------
Weighted-average common shares outstanding    172,934      175,076      175,128
Plus: Common stock equivalents                  1,537        1,967        2,331
-------------------------------------------------------------------------------
Diluted weighted-average common
  shares outstanding                          174,471      177,043      177,459
-------------------------------------------------------------------------------
Net income per common share:
  Basic                                      $   2.56     $   2.66     $   2.12
  Diluted                                        2.54         2.63         2.09
-------------------------------------------------------------------------------

At December 31, 1999, and 1998, there were 5.0 million and 2.0 million stock options, respectively, not included as common stock equivalents because the exercise prices exceeded the average market value.

Note 17 Lines of Business

The Company, for management purposes, is segmented into the following lines of business: Retail Banking, Corporate Banking, and The Private Bank. Activities not included in these lines are reflected in Other. The lines have been structured according to the customer groups served.

Financial performance of the business lines is monitored with an internal profitability measurement system. Line of business information is based on management accounting practices that conform to and support the current management structure and is not necessarily comparable with similar information for any other financial institution. The profitability measurement system uses internal management accounting policies to ensure that the results for each business line reasonably refiect the underlying economics of that business line and are compiled on a consistent basis.

Retail Banking sells and delivers retail banking products and services to individuals and small businesses through approximately 400 traditional and 80 supermarket branches in New Jersey, eastern Pennsylvania and Connecticut. In addition to traditional retail banking services, Retail Banking offers its customers an expanding array of 24-hour banking services through approximately 600 ATMs, telephone banking centers and the Internet. It also includes a broad selection of small business and consumer loans, deposit products and a complete range of full-service mortgage banking activities.

Corporate Banking provides a full array of commercial financial services, including asset-based lending, international trade services, equipment leasing, real estate financing, private placement, mezzanine financing, aircraft lending, correspondent banking, treasury services and structured finance. The Company is the largest New Jersey-based commercial and industrial lender servicing over 30 thousand clients within 15 major industry groups.

The Private Bank provides personal credit services; professional services for lawyers, accountants and their firms; and business loans and lines of credit. This segment also includes investment services which provide a full range of trust, administrative and custodial services to individuals and institutions, in addition to investment products and discount brokerage. The line also markets a wide variety of insurance products for the personal and corporate marketplace.

Other includes the treasury function which is responsible for managing interest rate risk and the investment portfolios. In addition, certain revenues and expenses not considered allocable to a line of business are reflected in this area.

A matched maturity funds transfer pricing methodology is employed to assign a cost of funds to the earning assets, as well as a value of funds to the liabilities of each business line. The provision for loan losses is allocated based on management's assessment of the historical net charge off ratio for each business segment. Income taxes are allocated based upon the consolidated effective tax rates, after consideration of certain permanent differences that may be allocated to a specific line of business.

The table below summarizes results by line of business as if operated on a stand-alone basis for 1999, 1998 and 1997. Certain prior period information has been restated in order to conform with the current period presentation.


------------------------------------------------------------------------------------------------------------------------------------
Results of Operations
Years ended December 31,
(In millions)                               Retail Banking                 Corporate Banking                 The Private Bank
                                      --------------------------       --------------------------       --------------------------
                                      1999       1998       1997       1999       1998       1997       1999       1998       1997
------------------------------------------------------------------------------------------------------------------------------------
Net interest income               $    820   $    755   $    812   $    283   $    266   $    226   $     57   $     54   $     53
Provision for loan losses               34         32         19         92         32         38          2          2          2
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income after
   provision for loan losses           786        723        793        191        234        188         55         52         51
Non-interest income                    209        195        188         48         47         39        128         98         70
Non-interest expense                   551        531        537        131        109        106        133        107         71
Restructuring charges                   --         --         --         --         --         --         --         --         --
------------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before taxes           444        387        444        108        172        121         50         43         50
Federal and state income taxes         152        122        162         34         53         41         17         14         19
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                 $    292   $    265   $    282   $     74   $    119   $     80   $     33   $     29   $     31
------------------------------------------------------------------------------------------------------------------------------------
Selected Average Balances:
------------------------------------------------------------------------------------------------------------------------------------
Securities                        $     55   $     42   $     40   $     --   $     --   $     --   $     13   $     21   $     33
Loans                               11,823     11,114     10,782      8,729      7,568      6,738      1,312      1,089        932
Assets                              12,217     11,558     11,299      8,698      7,644      6,814      1,403      1,165        993
Deposits                            20,916     19,131     19,290      1,050        959        850        775        722        675
------------------------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------
Results of Operations
Years ended December 31,
(In millions)                                    Other                          Consolidated
                                      ---------------------------        --------------------------
                                      1999       1998        1997        1999       1998       1997
---------------------------------------------------------------------------------------------------
Net interest income               $    106   $     99    $     54    $  1,266   $  1,174   $  1,145
Provision for loan losses               --         --          --         128         66         59
---------------------------------------------------------------------------------------------------
  Net interest income after
   provision for loan losses           106         99          54       1,138      1,108      1,086
Non-interest income                     12         10           5         397        350        302
Non-interest expense                    35         36          20         850        783        734
Restructuring charges                   28         --          83          28         --         83
---------------------------------------------------------------------------------------------------
  Income (loss) before taxes            55         73         (44)        657        675        571
Federal and state income taxes          11         20         (22)        214        209        200
---------------------------------------------------------------------------------------------------
Net income (loss)                 $     44   $     53    $    (22)   $    443   $    466   $    371
---------------------------------------------------------------------------------------------------
Selected Average Balances:
---------------------------------------------------------------------------------------------------
Securities                        $ 10,612   $  9,372    $  8,610    $ 10,680   $  9,435   $  8,683
Loans                                   --         --          --      21,864     19,771     18,452
Assets                              12,243     10,568       9,777      34,561     30,935     28,883
Deposits                               975      1,251       1,165      23,716     22,063     21,980
---------------------------------------------------------------------------------------------------

Note 18 Off-Balance-Sheet Financial Instruments

In the ordinary course of business, Summit Bancorp and its subsidiaries enter into a variety of financial instruments that are recorded off the balance sheet. This reporting is considered appropriate where either the exchange of the underlying asset or liability has not yet occurred or the notional amounts are used solely as a means to determine the cash fiows to be exchanged.

These off-balance-sheet financial instruments are primarily divided into two categories: credit-related financial instruments and derivative financial instruments. Credit-related financial instruments are principally customer related, while derivative financial instruments are acquired primarily for asset/liability management purposes.

The following table summarizes the notional amount of off-balance-sheet financial instruments at December 31:

------------------------------------------------------------------
(In thousands)                               1999             1998
------------------------------------------------------------------
Credit-related instruments:
  Commitments to extend credit         $8,589,347       $7,872,805
  Standby letters of credit               403,534          353,300
  Commercial letters of credit            107,377           99,956
Derivative instruments:
  Interest rate swaps                     210,000          316,187
  Interest rate caps                       63,665          102,674
  Interest rate floors                         --           30,000
  Foreign exchange contracts              115,844           41,711
  Forward contracts                        17,000           99,000
------------------------------------------------------------------

Credit-Related Financial Instruments:

Commitments to extend credit are legally binding agreements to lend to a customer, provided all established contractual conditions are met. These commitments generally have fixed expiration dates and usually require the payment of a fee.

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

The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers and is incorporated in the assessment of the adequacy of the allowance for loan losses. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies when evaluating potential agreements. Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the amounts do not necessarily represent future cash fiow requirements.

Derivative Financial Instruments:

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

Under the terms of the interest rate swaps at December 31, 1999, there were $10.0 million of contracts to receive fixed payments of 7.11% with an expected maturity in December 2003 and an average payout based on the one-month London Interbank Offering Rate ("LIBOR"). Additionally, there were $200.0 million of interest rate swaps to receive payments at the effective Federal funds rate and make fixed payments averaging 5.46% with a weighted-average maturity of 8 months.

Interest rate caps and floors are agreements which, for an up front premium and on predetermined future dates, the counterparty agrees to pay an interest amount based on the movement of specified market interest rates either above or below a strike rate. The caps were purchased to accommodate customers who desire rate protection on variable rate loans. The payments, if applicable, are derived from the measured rate differential multiplied by the contractual notional volume.

Derivative transactions involving swaps, caps and floors have resulted in decreases of $1.3 million, $1.9 million and $1.3 million in net interest income during 1999, 1998 and 1997, respectively.

Credit-related losses can occur in the event of non-performance by the counterparties to the derivative financial instruments. The credit risk that results from interest rate swaps, interest rate floors and interest rate caps is represented by the fair value of contracts that have a positive value at the reporting date. At December 31, 1999, the total amount of credit risk was $1.2 million; however, this amount can increase or decrease if interest rates change. To minimize the risk of credit losses, the Company monitors the credit standing of the counterparties and only transacts with those parties that have credit ratings of AA or better.

Summit Bancorp enters into contracts to purchase or sell foreign currency to be delivered at a future date to facilitate customer transactions. The notional amount represents the outstanding contracts at year end. In addition, the Company engages in secondary marketing activities through which it enters into forward contracts to sell certain fixed rate residential mortgage loans.

Note 19 Fair Value of Financial Instruments

The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.

Because no quoted market price exists for a significant portion of these financial instruments, the fair values of such financial instruments are derived based on the amount and timing of future cash fiows and estimated discount rates, as well as management's best judgment with respect to current economic conditions. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision.

The fair value information provided is indicative of the estimated fair values of those financial instruments and should not be interpreted as an estimate of the value of the Company taken as a whole. The disclosures do not address the value of recognized and unrecognized non-financial assets and liabilities or the value of future anticipated business.

The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1999, and 1998.

Financial Assets:

Cash, short-term investments and customer acceptances have relatively short maturities or no defined maturities, but are payable on demand, with little or no credit risk. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value.

Trading account securities and securities available for sale are reported at their respective fair values in the Consolidated Balance Sheets. These values are based on quoted market prices. The fair value of securities held to maturity are also based upon quoted market prices.

The loan portfolio is segmented based upon loan type and repricing characteristics. The fair value of most fixed-rate loans is estimated using discounted cash fiow models taking into consideration current offering rates for loans of similar remaining maturities. The fair value of variable-rate loans is estimated by adjusting their carrying value to include the value of historical pricing differentials. Non- performing loans are primarily valued based upon the net realizable value of the loan's underlying collateral.

Financial Liabilities:

The fair value of core deposit intangibles, which represents the value of a core deposit base with an expected duration, is estimated in the overall fair value of demand and savings deposits. This is computed by assigning term assumptions to non-maturing categories and discounting the estimated future cash fiows using market rates of deposits with similar remaining maturities.

The fair values for medium- to long-term deposit liabilities are calculated by discounting estimated future cash fiows using market rates of deposits with similar remaining maturities.

The fair values for borrowed funds are calculated by discounting estimated future cash fiows using market rates of borrowed funds with similar remaining maturities. Due to the short maturities of bank acceptances, their carrying value approximates fair value.

The fair value of long-term debt is based upon quoted market prices. For long-term debt issuances where quoted market prices are not available, the fair values are determined using discounted cash fiow analyses.

The estimated fair values of accrued interest receivable and accrued interest payable are considered to be equal to the amounts recognized in the Consolidated Balance Sheets.

Off-Balance-Sheet Instruments:

The estimated fair values of derivative financial instruments are based upon quoted market prices, without consideration of the market values related to the hedged on-balance-sheet financial instruments. For commitments to extend credit and letters of credit, the fair values approximate fees currently charged to enter into similar agreements.

The following table presents the carrying amounts and estimated fair values of financial instruments at December 31:

---------------------------------------------------------------------------------------------------------------
(In millions)                                          1999                                    1998
---------------------------------------------------------------------------------------------------------------
                                          Carrying                Fair             Carrying                Fair
                                             Value               Value                Value               Value
                                       -----------         -----------          -----------         -----------
Financial assets:
  Cash and short-term
    investments                        $   1,198.4         $   1,198.4          $   1,185.0         $   1,185.0
  Trading account securities                  20.1                20.1                 12.6                12.6
  Securities available for sale            5,199.1             5,199.1              3,970.9             3,970.9
  Securities held to maturity              5,597.4             5,388.1              6,015.8             6,030.8
  Loans, net                              22,898.1            22,620.7             20,803.8            20,998.1
  Accrued interest receivable                214.8               214.8                195.7               195.7
  Due from customers on
    acceptances                               22.3                22.3                 18.1                18.1

Financial liabilities:
  Deposits                             $  24,638.6         $  22,511.2          $  23,145.1         $  21,832.1
  Other borrowed funds                     4,593.1             4,589.3              3,190.0             3,192.3
  Long-term debt                           3,864.8             3,852.5              3,572.7             3,662.5
  Accrued interest payable                   100.8               100.8                 94.4                94.4
  Bank acceptances outstanding                22.3                22.3                 18.1                18.1

Off-balance-sheet instruments:
  Interest rate swaps                  $        --          $      0.9          $        --         $      (2.4)
  Interest rate floors and caps                 --                  --                   --                 0.1
  Commitment to extend credit                   --               (47.4)                  --               (42.0)
  Standby letters of credit                     --                (5.4)                  --                (2.5)
  Commercial letters of credit                  --                (0.2)                  --                (0.1)
  Foreign currency contracts                    --                (0.1)                  --                (1.0)
  Forward contracts                             --                 0.2                   --                (0.2)
---------------------------------------------------------------------------------------------------------------

Note 20 Regulatory Matters

Cash and Due From Banks:

The subsidiary banks are required to maintain reserve balances based principally upon transaction-type deposits. These reserves are in the form of vault cash and non-interest bearing balances with a Federal Reserve Bank. The average amount of required reserves amounted to $328.4 million and $407.4 million in 1999 and 1998, respectively.

Loans to Affiliates:

The Company's subsidiary banks are restricted by the Federal Reserve Act from extending credit to affiliated companies, including the Parent Corporation, with certain limited exceptions. Each subsidiary bank is also subject to collateral security requirements for any loans or extensions of credit permitted by exception. Further, a subsidiary bank may only engage in most transactions with other subsidiaries if terms and conditions are at least as favorable to the bank as those prevailing for transactions with unaffiliated companies. Such secured loans and other regulated transactions between a subsidiary bank and any other company affiliate, including the Parent Corporation, are limited in amount. The limitation is 10% of each bank's capital stock and defined surplus per affiliate, and 20% in aggregate to all of the Company's affiliates. At December 31, 1999, Summit Bancorp including the Parent Corporation had available credit from its subsidiary banks of approximately $191.0 million.

Subsidiary Dividends:

There are certain regulatory limitations on the availability of subsidiary banks undistributed net assets for the payment of dividends to the Parent Corporation without prior approval of bank regulatory authorities.

These restrictions limit the banks' payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. In addition to these statutory restrictions, the subsidiary banks are required to maintain adequate levels of capital. At December 31, 1999, the total undistributed net assets of the subsidiary banks was $2.9 billion, of which $144.1 million was available, under the most restrictive limitations, for the payment of dividends to the Parent Corporation.

Capital Requirements:

The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse impact on the Company. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

Quantitative measures, established by regulation to ensure capital adequacy, require that the Company and its subsidiary banks maintain amounts and ratios of Tier I capital to average assets (leverage), Tier I capital to risk-weighted assets and total risk-based capital to risk-weighted assets, as set forth in the table below.

At December 31, 1999, the Company and its banking subsidiaries were well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, Tier I leverage, Tier I risk-based capital and total risk-based capital must equal or exceed the well capitalized ratios. There are no conditions or events that management believes have changed the Company's or its subsidiary banks' well capitalized ratings.

Capital Ratios for Summit Bancorp and Subsidiary Banks


----------------------------------------------------------------------------------------------------------------------------------
   (In thousands)                                                           Minimum                     Capital at       Statutory
                                       At December 31,                     Required          Well      December 31,        Minimum
                                    1999            1998                    Capital   Capitalized              1999        Capital
----------------------------------------------------------------------------------------------------------------------------------
   Tier I Leverage
      Summit Bancorp                7.06%           8.00%    )                                           $2,519,739     $1,426,825
      Summit Bank NJ                6.68            6.81     )                4.00%          5.00%        2,062,126      1,234,265
      Summit Bank PA                7.86            8.30     )                                              316,285        160,952
      Summit BankCT                 9.23            8.28     )                                               71,428         30,962
   Tier I Risk-Based Capital
      Summit Bancorp                9.46%          10.86%    )                                           $2,519,739     $1,065,939
      Summit Bank NJ                9.13            9.36     )                4.00%          6.00%        2,062,126        903,233
      Summit Bank PA                8.98           10.01     )                                              316,285        140,900
      Summit BankCT                16.26           13.50     )                                               71,428         17,567
   Total Risk-Based Capital
      Summit Bancorp               11.06%          12.72%    )                                           $2,948,401     $2,131,877
      Summit Bank NJ               10.66           11.06     )                8.00%         10.00%        2,406,935      1,806,466
      Summit Bank PA               10.21           11.62     )                                              359,595        281,799
      Summit Bank CT               17.51           14.75     )                                               76,922         35,134
----------------------------------------------------------------------------------------------------------------------------------

Note 21 Parent Corporation Information

Condensed Balance Sheets

--------------------------------------------------------------------------------
December 31, (In thousands)                                  1999           1998
--------------------------------------------------------------------------------
Assets
Cash and due from banks                                $    2,067     $    2,207
Securities purchased under agreements
  to resell                                               114,129        257,798
Securities available for sale                               5,250         27,444
Investment in subsidiaries                              2,917,254      2,560,630
Due from subsidiaries                                     231,371        299,197
Premises and equipment, net                                   738            819
Other assets                                               68,874         58,862
--------------------------------------------------------------------------------
Total Assets                                           $3,339,683     $3,206,957
--------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Accrued expenses and other liabilities                 $  137,754     $   89,597
Commercial paper                                           48,859         41,899
Long-term debt                                            350,890        353,034
--------------------------------------------------------------------------------
  Total liabilities                                       537,503        484,530
Total shareholders' equity                              2,802,180      2,722,427
--------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity             $3,339,683     $3,206,957
--------------------------------------------------------------------------------

Condensed Statements of Income

-----------------------------------------------------------------------------------
Years ended December 31, (In thousands)               1999        1998         1997
-----------------------------------------------------------------------------------
Operating Income
Dividends from subsidiaries                      $ 387,669   $ 408,600    $ 333,597
Management fees from subsidiaries                   47,198      45,703       34,689
Interest from subsidiaries                          22,585      33,969       30,964
Securities gains                                     9,392       6,193        5,458
Other interest income                                  635         788        1,009
Other                                                   98       1,198           --
-----------------------------------------------------------------------------------
  Total operating income                           467,577     496,451      405,717
-----------------------------------------------------------------------------------
Operating Expense
Service charges by subsidiaries                     43,315      44,006       39,269
Interest expense                                    32,264      32,473       30,073
Salaries and employee benefits                      21,212      13,827        8,783
Other                                                1,480       2,133        2,837
-----------------------------------------------------------------------------------
  Total operating expense                           98,271      92,439       80,962
-----------------------------------------------------------------------------------
  Income before taxes and equity in
    undistributed net income of
    subsidiaries                                   369,306     404,012      324,755
Federal and state income tax expense (benefit)      19,022     (33,627)      (4,695)
-----------------------------------------------------------------------------------
                                                   350,284     437,639      329,450
Equity in undistributed net income
  of subsidiaries                                   92,339      28,180       41,515
-----------------------------------------------------------------------------------
  Net Income                                     $ 442,623    $465,819     $370,965
-----------------------------------------------------------------------------------


Condensed Statements of Cash Flows

----------------------------------------------------------------------------------
Years ended December 31, (In thousands)             1999         1998         1997
----------------------------------------------------------------------------------
Operating Activities
Net income                                     $ 442,623    $ 465,819    $ 370,965
Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization                     682          798        1,018
   Net change in other assets
     and liabilities                              20,151      (13,652)     (16,989)
   Equity in undistributed net income
     of subsidiaries                             (92,339)     (28,180)     (41,515)
   Securities gains                               (9,392)      (6,193)      (5,458)
----------------------------------------------------------------------------------
     Net cash provided by operating
      activities                                 361,725      418,592      308,021
----------------------------------------------------------------------------------
Investing Activities
Proceeds from sales of securities
  available for sale                              20,948       14,419       13,911
Net decrease (increase) in securities
  purchased under agreements to resell           143,669      166,350     (282,563)
Purchase of securities available for sale             --       (3,244)      (8,186)
Payments received on advances to
  subsidiaries                                   383,326      215,059      205,510
Advances to subsidiaries                        (315,500)    (268,070)    (214,446)
Purchases of premises and
  equipment, net                                     (23)         (26)          --
Capital contributions to subsidiaries                 --          (15)     (35,455)
----------------------------------------------------------------------------------
     Net cash  provided by (used in)
      investing activities                       232,420      124,473     (321,229)
----------------------------------------------------------------------------------
Financing Activities
Net increase (decrease) in
  commercial paper                                 6,960        2,100         (677)
Proceeds from issuance of
  long-term debt                                      --           --      154,640
Principal payments on long-term debt              (2,144)        (807)      (8,659)
Dividends paid                                  (217,687)    (199,759)    (167,663)
Purchase of common stock                        (391,144)    (362,289)     (21,859)
Proceeds from issuance of common
  stock under stock option plans                   9,730       16,939       38,495
----------------------------------------------------------------------------------
     Net cash used in financing activities      (594,285)    (543,816)      (5,723)
----------------------------------------------------------------------------------
Decrease in cash and due from banks                 (140)        (751)     (18,931)
Cash and due from banks at beginning
  of year                                          2,207        2,958       19,612
Beginning cash balance of
  acquired entities                                   --           --        2,277
----------------------------------------------------------------------------------
Cash and due from banks at end of year         $   2,067    $   2,207    $   2,958
----------------------------------------------------------------------------------

Management's Report

Summit Bancorp and its subsidiaries are responsible for the preparation, integrity and fair presentation of the audited Consolidated Financial Statements and Notes contained on pages 34 through 54 in this report. The statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's estimates and judgments. Other financial information presented throughout the annual report is prepared on a basis consistent with these financial statements.

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

The Audit Committee of the Board of Directors of Summit Bancorp, composed entirely of outside directors, meets periodically with the independent auditors, management and internal auditors to review the work of each and ensure that each is properly discharging its responsibilities. The independent auditors and internal auditors have full and free access to the Committee to discuss the results of their audit work, their evaluation of internal controls and the quality of financial reporting.


Independent Auditors' Report

The Shareholders and Board of Directors of Summit Bancorp:


We have audited the accompanying consolidated balance sheets of Summit Bancorp and Subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of income, shareholders' equity and cash fiows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Bancorp and Subsidiaries as of December 31, 1999, and 1998, and the results of their operations and their cash fiows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                     [LOGO]

   Short Hills, New Jersey
   January 18, 2000

Summary of Selected Consolidated Financial Data

-----------------------------------------------------------------------------------------------------------------------------------
(Not covered by independent auditor's report)                                                1999             1998             1997
-----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations (In thousands, except per share data)
Interest income                                                                      $  2,355,936      $ 2,175,212      $ 2,064,706
Interest expense                                                                        1,089,782        1,001,406          919,617
-----------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                                 1,266,154        1,173,806        1,145,089
Provision for loan losses                                                                 128,000           66,000           59,100
-----------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                                 1,138,154        1,107,806        1,085,989
Non-interest income                                                                       397,318          350,227          301,885
Non-interest expense                                                                      850,238          782,807          733,691
Non-recurring charges                                                                      27,900               --           83,000
-----------------------------------------------------------------------------------------------------------------------------------
    Income (loss) before income taxes                                                     657,334          675,226          571,183
Federal and state income taxes                                                            214,711          209,407          200,218
-----------------------------------------------------------------------------------------------------------------------------------
    Income (loss) before cumulative effect of a change in accounting principle            442,623          465,819          370,965
Cumulative effect of a change in accounting principle                                          --               --               --
-----------------------------------------------------------------------------------------------------------------------------------
    Net income (loss)                                                                 $   442,623       $  465,819      $   370,965
-----------------------------------------------------------------------------------------------------------------------------------
Net Income (loss) per Common Share:
Before non-recurring items:
    Diluted                                                                           $      2.64       $     2.63      $      2.39
After non-recurring items:
    Basic                                                                                    2.56             2.66             2.12
    Diluted                                                                                  2.54             2.63             2.09
    Diluted, cash-basis*                                                                     2.70             2.73             2.19
-----------------------------------------------------------------------------------------------------------------------------------
Common Share Data
Cash dividends declared                                                               $      1.29       $     1.17      $      1.02
Book value at year end                                                                      16.23            15.67            14.79
Market value at year end                                                                    30.63            43.69            52.88
Common stock dividend payout ratio (diluted)                                                50.79%           44.49%           48.80%
Average common shares outstanding (in thousands):
    Basic                                                                                 172,934          175,076          175,128
    Diluted                                                                               174,471          177,043          177,459
-----------------------------------------------------------------------------------------------------------------------------------
Operating Ratios
Before non-recurring items:
    Return on average assets                                                                 1.33%            1.51%            1.47%
    Return on average common equity                                                         16.80            17.50            17.08
After non-recurring items:
    Return on average assets                                                                 1.28             1.51             1.28
    Return on average common equity                                                         16.17            17.50            14.92
Net interest margin                                                                          3.92             4.05             4.26
Efficiency ratio                                                                            51.12            51.41            50.28
-----------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data (at year end, in thousands)
Assets                                                                                $36,378,975      $33,101,314      $29,964,172
Deposits                                                                               24,638,646       23,145,128       22,329,436
Loans                                                                                  23,226,956       21,126,577       18,888,366
Long-term debt                                                                          3,864,777        3,572,710        1,246,750
Shareholders' equity                                                                    2,802,180        2,722,427        2,612,420
Allowance for loan losses                                                                 328,828          322,814          296,494
-----------------------------------------------------------------------------------------------------------------------------------
Loan Quality & Capital Ratios
Allowance for loan losses to year-end loans                                                  1.42%            1.53%            1.57%
Net charge offs to average loans                                                             0.61             0.23             0.29
Non-performing loans to year-end loans                                                       0.43             0.41             0.45
Total equity to assets                                                                       7.70             8.22             8.72
Tier I capital to average assets (leverage)                                                  7.06             8.00             8.76
Tier I capital to risk-adjusted assets                                                       9.46            10.86            12.64
Total capital to risk-adjusted assets                                                       11.06            12.72            14.83
-----------------------------------------------------------------------------------------------------------------------------------
Other Data
Number of banking offices                                                                     490              447              426
Number of full-time equivalent employees                                                    8,673            8,665            8,566
-----------------------------------------------------------------------------------------------------------------------------------

Included in non-interest income are securities gains of $9.8 million, $6.6 million, $5.6 million, $3.9 million and $8.6 million, for 1999 through 1995, respectively.

*Cash basis net income excludes the after-tax impact of the amortization of goodwill and intangibles.

                                                 Summit Bancorp and Subsidiaries


-----------------------------------------------------------------------------------------------------------------------------------
           1996            1995             1994             1993             1992             1991             1990           1989
-----------------------------------------------------------------------------------------------------------------------------------
    $ 1,906,996     $ 1,831,934      $ 1,572,370      $ 1,452,643      $ 1,557,627      $ 1,795,491      $ 1,918,257    $ 1,856,435
        853,707         822,232          599,732          558,889          725,422        1,051,193        1,204,203      1,151,157
-----------------------------------------------------------------------------------------------------------------------------------
      1,053,289       1,009,702          972,638          893,754          832,205          744,298          714,054        705,278
         64,034          72,090           94,347          115,902          167,006          193,825          337,011         98,446
-----------------------------------------------------------------------------------------------------------------------------------
        989,255         937,612          878,291          777,852          665,199          550,473          377,043        606,832
        260,042         235,252          217,726          224,187          222,826          184,930          210,922        203,921
        693,832         705,459          709,400          734,756          709,352          647,456          618,572        575,478
        121,759              --           48,955           21,500               --               --               --             --
-----------------------------------------------------------------------------------------------------------------------------------
        433,706         467,405          337,662          245,783          178,673           87,947          (30,607)       235,275
        150,031         166,993          122,014           74,861           56,002           23,613          (16,101)        70,527
-----------------------------------------------------------------------------------------------------------------------------------
        283,675         300,412          215,648          170,922          122,671           64,334          (14,506)       164,748
             --              --           (1,731)          11,761               --               --               --        (10,730)
-----------------------------------------------------------------------------------------------------------------------------------
    $   283,675     $   300,412      $   213,917      $   182,683      $   122,671       $   64,334      $   (14,506)   $   154,018
-----------------------------------------------------------------------------------------------------------------------------------

    $      2.12     $      1.87      $      1.59      $      1.19      $      0.83       $     0.46      $     (0.14)   $      1.27

           1.69            1.89             1.37             1.19             0.84             0.46            (0.14)          1.19
           1.67            1.87             1.36             1.17             0.83             0.46            (0.14)          1.19
           1.77            1.96              N/A              N/A              N/A              N/A              N/A            N/A
-----------------------------------------------------------------------------------------------------------------------------------

    $      0.90     $      0.79          $  0.63          $  0.46      $      0.40       $     0.40      $      0.68     $     0.74
         1 3.61           13.04            11.40            10.80             9.99             9.52             9.38          10.09
         2 9.17           23.75            16.09            16.00            16.17             9.75             4.75          12.59
         5 3.89%          42.25%           46.32%           39.32%           48.19%           86.96%          N/A             62.18%

        166,673         157,244          153,698          151,080          141,859          132,059          130,103        124,667
        168,788         159,249          155,520          154,167          143,676          132,407          130,103        125,465
-----------------------------------------------------------------------------------------------------------------------------------

           1.32%           1.17%            1.03%            0.85%            0.58%            0.31%           (0.07)%         0.86%
          16.48           15.49            14.35            11.63             8.68             4.90            (1.35)         12.56

           1.04            1.17             0.88             0.83             0.58             0.31            (0.07)          0.81
          12.95           15.49            12.28            11.41             8.68             4.90            (1.35)         11.72
           4.21            4.28             4.42             4.51             4.36             3.96             3.90           4.19
          52.11           55.72            57.07            60.91            62.91            65.29            61.79          61.68
-----------------------------------------------------------------------------------------------------------------------------------

    $27,767,271     $26,647,452      $25,484,073      $22,605,545      $21,703,789      $21,141,670      $20,484,690    $20,186,099
     21,629,531      21,232,926       19,981,071       18,956,204       18,576,238       17,766,920       16,599,532     15,441,669
     17,386,059      16,413,222       15,048,579       13,552,381       13,325,622       13,620,423       13,787,122     13,956,994
        695,793         431,754          552,736          492,052          389,267          271,062          395,432        450,541
      2,290,838       2,130,108        1,813,445        1,691,108        1,548,832        1,317,495        1,277,819      1,359,933
        280,611         293,160          323,336          361,319          378,793          393,246          361,423        185,441
-----------------------------------------------------------------------------------------------------------------------------------

           1.61%           1.79%            2.15%            2.67%            2.84%            2.89%            2.62%          1.33%
           0.50            0.70             0.69             1.12             1.35             1.19             1.14           0.47
           0.80            1.18             1.38             2.44             3.45             4.30             4.33           1.93
           8.25            7.99             7.12             7.48             7.14             6.23             6.24           6.74
           7.73            7.63             7.13             7.50             6.98             6.03             5.89           6.68
          11.68           11.32            10.51            10.90            10.13             8.82             8.44            N/A
          14.17           13.87            13.10            13.73            12.70            10.31            10.07            N/A
-----------------------------------------------------------------------------------------------------------------------------------

            423             433              439              435              419              417              413            402
          8,402           8,593            8,800            9,049            8,986            9,216            9,173          9,173
-----------------------------------------------------------------------------------------------------------------------------------

Unaudited Quarterly Financial Data               Summit Bancorp and Subsidiaries

-------------------------------------------------------------------------------------
(In thousands,                                         1999
except per share data)          Dec. 31      Sept. 30       June 30       Mar. 31
-------------------------------------------------------------------------------------
Summary of Operations
Interest income              $  625,462    $  601,318    $  568,711    $  560,445
Interest expense                294,551       280,010       260,120       255,101
-------------------------------------------------------------------------------------
   Net interest income          330,911       321,308       308,591       305,344
Provision for loan losses        18,500        76,500        16,500        16,500
-------------------------------------------------------------------------------------
   Net interest income after
      provision for loan
        losses                  312,411       244,808       292,091       288,844
Non-interest income              98,535       104,699        95,927        98,157
Non-interest expense            225,628       211,957       207,216       205,437
Non-recurring charges            27,900            --            --            --
-------------------------------------------------------------------------------------
   Income before income
     taxes                      157,418       137,550       180,802       181,564
Federal and state
     income taxes                47,492        43,931        60,465        62,823
-------------------------------------------------------------------------------------
   Net income                  $109,926       $93,619      $120,337      $118,741
-------------------------------------------------------------------------------------
Net Income per Common Share:
   Before non-recurring items:
      Diluted                  $   0.73       $  0.53      $   0.70      $   0.68
   After non-recurring items:
      Basic                        0.63          0.54          0.71          0.68
      Diluted                      0.63          0.53          0.70          0.68
      Diluted, cash-basis*         0.68          0.58          0.73          0.71
-------------------------------------------------------------------------------------
Common Share Data
Cash dividends declared        $   0.33       $  0.33      $   0.33      $   0.30
Book value at quarter end         16.23         16.31         15.34         15.70
Market value at quarter end       30.63         32.44         41.81         39.00
Common stock dividend payout
  ratio                           52.38%        62.26%        47.14%        44.12%
Average common shares
  outstanding:
   Basic                        173,303       173,979       170,656       173,794
   Diluted                      174,613       175,527       172,282       175,458
-------------------------------------------------------------------------------------
Operating Ratios
Before non-recurring items:
   Return on average assets        1.40%         1.05%         1.43%         1.45%
   Return on average common
     equity                       17.97         13.39         18.32         17.63
After non-recurring items:
   Return on average assets        1.21          1.05          1.43          1.45
   Return on average common
     equity                       15.55         13.39         18.32         17.63
Efficiency ratio                  52.72         49.96         51.20         50.55
-------------------------------------------------------------------------------------
Balance Sheet Data
  (at period end)
Assets                      $36,378,975   $36,163,388   $34,225,760   $33,477,377
Deposits                     24,638,646    24,351,165    23,442,900    23,220,148
Loans                        23,226,956    22,736,054    21,538,820    21,153,707
Long-term debt                3,864,777     3,970,698     4,001,925     3,734,392
Shareholders' equity          2,802,180     2,851,148     2,601,466     2,712,041
Allowance for loan losses       328,828       328,815       321,700       328,302
-------------------------------------------------------------------------------------
Tax-Equivalent Yields and Rates
Interest-earning assets            7.37%         7.20%         7.19%         7.27%
Interest-bearing liabilities       4.22          4.11          4.05          4.10
Net interest spread                3.15          3.09          3.14          3.17
Net interest margin                3.91          3.86          3.92          3.98
-------------------------------------------------------------------------------------
Loan Quality & Capital Ratios
Allowance for loan losses
   to quarter-end loans            1.42%         1.45%         1.49%         1.55%
Net charge offs to average loans   0.32          1.41          0.44          0.25
Non-performing assets to
   quarter-end loans and OREO      0.46          0.41          0.47          0.46
Total equity to assets             7.70          7.88          7.60          8.10
Tier I capital to avg.
   assets (leverage)               7.06          7.24          7.47          7.67
Tier I capital to
   risk-adjusted  assets           9.46          9.59          9.97         10.47
Total capital to
   risk-adjusted assets           11.06         11.35         11.76         12.33
-------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
(In thousands,                                                  1998
except per share data)                   Dec. 31      Sept. 30       June 30        Mar. 31
--------------------------------------------------------------------------------------------
Summary of Operations
Interest income                    $     555,450    $  552,045      $538,388        $529,329
Interest expense                         257,675       260,065       243,495         240,171
--------------------------------------------------------------------------------------------
   Net interest income                   297,775       291,980       294,893         289,158
Provision for loan losses                 15,000        18,000        18,000          15,000
--------------------------------------------------------------------------------------------
   Net interest income after
      provision for loan
        losses                           282,775       273,980       276,893         274,158
Non-interest income                       90,115        90,449        90,143          79,520
Non-interest expense                     205,069       194,166       191,919         191,653
Non-recurring charges                         --            --            --              --
--------------------------------------------------------------------------------------------
   Income before income
     taxes                               167,821       170,263       175,117         162,025
Federal and state
     income taxes                         50,757        52,402        56,640          49,608
--------------------------------------------------------------------------------------------
   Net income                      $     117,064      $117,861      $118,477        $112,417
--------------------------------------------------------------------------------------------
Net Income per Common Share:
   Before non-recurring items
      Diluted                      $        0.67      $   0.67      $   0.66        $   0.63
   After non-recurring items:
      Basic                                 0.67          0.68          0.67            0.64
      Diluted                               0.67          0.67          0.66            0.63
      Diluted, cash-basis*                  0.69          0.70          0.69            0.65
--------------------------------------------------------------------------------------------
Common Share Data
Cash dividends declared            $        0.30      $   0.30      $   0.30        $   0.27
Book value at quarter end                  15.67         15.19         14.85           15.22
Market value at quarter end                43.69         37.50         47.50           50.13
Common stock dividend payout
  ratio                                    44.78%        44.78%        45.45%          42.86%
Average common shares
  outstanding:
   Basic                                 173,920       173,379       176,127         176,933
   Diluted                               175,674       175,080       178,232         179,251
--------------------------------------------------------------------------------------------
Operating Ratios
Before non-recurring items:
   Return on average assets                 1.45%         1.50%         1.56%           1.52%
   Return on average common
     equity                                17.16         17.95         17.86           17.05
After non-recurring items:
   Return on average assets                 1.45          1.50          1.56            1.52
   Return on average common
     equity                                17.16         17.95         17.86           17.05
Efficiency ratio                           53.23         50.71         49.81           51.90
--------------------------------------------------------------------------------------------
Balance Sheet Data
  (at period end)
Assets                               $33,101,314   $31,852,214   $31,142,043     $30,554,690
Deposits                              23,145,128    22,146,853    22,106,450      22,215,625
Loans                                 21,126,577    20,300,663    19,704,103      19,271,927
Long-term debt                         3,572,710     2,401,826     1,881,289       1,588,592
Shareholders' equity                   2,722,427     2,627,974     2,582,582       2,701,367
Allowance for loan losses                322,814       314,271       308,753         301,264
---------------------------------------------------------------------------------------------
Tax-Equivalent Yields and Rates
Interest-earning assets                     7.31%         7.45%         7.56%           7.61%
Interest-bearing liabilities                4.22          4.35          4.28            4.29
Net interest spread                         3.09          3.10          3.28            3.32
Net interest margin                         3.94          3.96          4.16            4.18
--------------------------------------------------------------------------------------------
Loan Quality & Capital Ratios
Allowance for loan losses
   to quarter-end loans                     1.53%         1.55%         1.57%           1.56%
Net charge offs to average loans            0.23          0.25          0.22            0.22
Non-performing assets to
   quarter- end loans and OREO              0.42          0.41          0.41            0.45
Total equity to assets                      8.22          8.25          8.29            8.84
Tier I capital to avg.
   assets (leverage)                        8.00          8.25          8.39            8.88
Tier I capital to
   risk-adjusted  assets                   10.86         11.29         11.68           12.63
Total capital to
   risk-adjusted assets                    12.72         13.33         13.76           14.78
--------------------------------------------------------------------------------------------

*Cash-basis net income per share excludes the after-tax impact of amortization of goodwill and intangibles.

58